As filed with the Securities and Exchange Commission on March 25, 2021

No. 333-251866

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTIMAR ACQUISITION CORPORATION*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1554235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

40 West 57th Street

33rd Floor

New York, NY 10019

(212) 287-6767

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tom Wasserman

40 West 57th Street

33rd Floor

New York, NY 10019

(212) 287-6767

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ellen Ching Ariel J. Deckelbaum Udi Grofman Raphael M. Russo Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 +1 (212) 373-3000	Richard J. Campbell, P.C. Thomas K. Laughlin, P.C. Robert Blaustein, P.C. Aaron J. Schlaphoff, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 +1 (312) 862-2000	Paul T. Schnell Joseph A. Coco Peter D. Serating Laura A. Kaufmann Belkhayat Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001-8602 +1 (212) 735-3000	Neena A. Reddy Owl Rock Capital Group LLC 399 Park Avenue 38th Floor New York, NY 10022 +1 (212) 419-3000	Jamie Lurie Dyal Capital Partners 1290 Avenue of the Americas New York, NY 10104 +1 (212) 672-7499

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock(1)	34,375,000	$11.37 (5)	$390,843,750.00	$42,641.05 (8)
Class A common stock issuable upon exercise of warrants(2)	14,166,667	$1.50 (6)	$21,250,000.50	$2,318.38 (8)
Warrants to purchase Class A common stock(3)	14,166,667	$2.92 (7)	$41,366,667.60	$4,513.10 (8)
Total	62,708,334	$15.79	$453,460,418.10	$49,473.00 (9)

(1)

The number of shares of Class A common stock of Blue Owl Capital Inc. (“Blue Owl”) being registered includes (i) 27,500,000 Altimar Class A ordinary shares that were sold pursuant to Altimar’s Registration Statement on Form S-1 (File No. 333-249368), each of which will automatically convert into shares of Blue Owl Class A common stock in the Domestication and remain outstanding following the business combination and (ii) 6,875,000 shares of Blue Owl Class A common stock representing 6,875,000 shares of Altimar Class B ordinary shares that will automatically convert into 6,875,000 shares of Blue Owl Class F Common Stock in connection with the Domestication, which shares will then automatically convert into 4,585,625 shares of Blue Owl Class A common stock (accounting for the forfeiture of 2,289,375 of such shares as described herein) in connection with the Business Combination.

(2)

Represents shares of Class A common stock of the Company to be issued upon the exercise of (i) 9,166,667 redeemable warrants (the “Public Warrants”) to purchase Class A ordinary shares of Altimar that were registered pursuant to the IPO registration statement and offered by Altimar in its initial public offering and (ii) 5,000,000 warrants to purchase Class A ordinary shares of Altimar that were issued in a private placement concurrently with the initial public offering (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”). The Warrants will automatically be converted by operation of law into warrants to acquire shares of Class A common stock of the Company as a result of the Domestication.

(3)	The number of warrants to acquire shares of Class A common stock being registered represents (i) 9,166,667 public warrants and (ii) 5,000,000 private placement warrants.
(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Altimar Class A ordinary shares on the New York Stock Exchange (“NYSE”) on December 29, 2020 ($11.37 per share), in accordance with Rule 457(f)(1).

(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the public warrants on the NYSE on December 29, 2020 ($2.92 per warrant), in accordance with Rule 457(f)(1).

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(9)	Registration Fee has previously been paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*

Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus, Altimar Acquisition Corporation intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Altimar Acquisition Corporation’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Blue Owl Capital Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in this proxy statement/prospectus, the term “registrant” refers to Altimar Acquisition Corporation (a Cayman Islands exempted company), prior to the Domestication, and to the Company (a Delaware corporation), following the Domestication. As used herein, “Company” refers to Altimar Acquisition Corporation as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, will change its corporate name to “Blue Owl Capital Inc.”

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED March 25, 2021

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

ALTIMAR ACQUISITION CORPORATION

PROSPECTUS FOR

34,375,000 SHARES OF CLASS A COMMON STOCK,

14,166,667 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND

14,166,667 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF

ALTIMAR ACQUISITION CORPORATION (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND RENAMING

AS BLUE OWL CAPITAL INC. IN CONNECTION WITH THE DOMESTICATION)

The board of directors (the “Board”) of Altimar Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (the “Company,” “Altimar,” “we,” “us” or “our”), has unanimously approved (i) the Domestication of Altimar as a Delaware corporation (the “Domestication”) and (ii) the Business Combination Agreement, dated as of December 23, 2020 (as may be amended from time to time, the “BCA” or the “Business Combination Agreement”), by and among Altimar, Owl Rock Capital Group LLC (“Owl Rock Group”), Owl Rock Capital Feeder LLC (“Owl Rock Feeder”), Owl Rock Capital Partners LP (“Owl Rock Capital Partners”) and Neuberger Berman Group LLC (“Neuberger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C. In connection with the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the Company will be renamed “Blue Owl Capital Inc.” and is referred to herein as “Blue Owl”.

Upon consummation of the Business Combination, the combined company will be organized in an “Up-C” structure. Blue Owl will form a wholly owned subsidiary, Blue Owl Capital GP LLC (“Blue Owl GP”), which will serve as the sole general partner of two operating partnerships, Blue Owl Capital Holdings LP (“Blue Owl Holdings”) and Blue Owl Capital Carry LP (“Blue Owl Carry” and, together with Blue Owl Holdings, the “Blue Owl Operating Group”). The Blue Owl Operating Group will directly or indirectly hold substantially all of the consolidated assets and business of Blue Owl.

As described in this proxy statement/prospectus, Altimar’s shareholders are being asked to consider and vote upon (among other things) the Business Combination, the Domestication and the other proposals set forth herein.

The accompanying prospectus covers 34,375,000 shares of Class A common stock (including shares issuable upon conversion of the Class F common stock), 14,166,667 shares of Class A common stock issuable upon exercise of warrants and 14,166,667 warrants to acquire shares of Class A common stock.

Altimar’s units, public shares and public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “ATAC.U”, “ATAC” and “ATAC.W”, respectively. Altimar intends to apply for listing, to be effective at the time of the Business Combination, of Blue Owl’s Class A common stock and warrants to purchase Class A common stock on the NYSE under the proposed symbols “OWL” and “OWL.WS,” respectively.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the BCA or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated    , 2021, and is first being mailed to Altimar’s shareholders on or about                     , 2021.

ALTIMAR ACQUISITION CORPORATION

A Cayman Islands Exempted Company

40 West 57th Street, 33rd Floor

New York, New York 10019

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                  , 2021

TO THE SHAREHOLDERS OF ALTIMAR ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of Altimar Acquisition Corporation, a Cayman Islands exempted company (“Altimar,” “we,” “us” or “our”), will be held at                 a.m., Eastern Time, on,                 2021. For the purposes of Altimar’s Amended and Restated Memorandum and Articles of Association, the physical place of the meeting will be “Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands”. In light of the novel coronavirus pandemic and to support the well-being of Altimar’s shareholders, directors and officers, Altimar encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/altimarspac/sm2021. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1-877-770-3647. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law and adopt the Business Combination Agreement, dated as of December 23, 2020, as amended from time to time, by and among Altimar, Owl Rock Capital Group LLC (“Owl Rock Group”), Owl Rock Capital Feeder LLC (“Owl Rock Feeder”), Owl Rock Capital Partners LP (“Owl Rock Capital Partners”) and Neuberger Berman Group LLC (“Neuberger”) and the transactions contemplated thereby. Upon consummation of the transactions contemplated by the Business Combination Agreement, including the Domestication (as defined below), the businesses of Owl Rock and Dyal described in the following sentence will be held by two newly organized Delaware limited partnerships, Blue Owl Capital Holdings LP (“Blue Owl Holdings”) and Blue Owl Capital Carry LP (“Blue Owl Carry”), of which a newly formed wholly owned subsidiary of Blue Owl, Blue Owl Capital GP LLC (“Blue Owl GP”), will be the sole general partner. Pursuant to the Business Combination Agreement, among other things, (a) Blue Owl Holdings will acquire (i) Owl Rock’s business and operations (the “Owl Rock Business”) of sponsoring, offering and managing all existing and future Owl Rock funds and (ii) the Dyal Capital Partners division of Neuberger (“Dyal”), including the business and operations related to sponsoring, offering and managing the existing and future Dyal funds and any successor fund thereof and Dyal’s business services platform (collectively, the “Dyal Business”) (subject to, in each case, interests representing Specified Interests), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein; and (b) Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts to be acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl will not acquire any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary-transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund (we refer to this proposal as the “Business Combination Proposal”);

Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Business Combination Proposal is approved and adopted, the change of Altimar’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware

i

by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and such proposal, the “Domestication Proposal”);

Proposal No. 3 — The Organizational Documents Proposal — to approve and adopt by special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Blue Owl, the post-Domestication company, which, if approved, would take effect at the time of the Domestication (we refer to this proposal as the “Organizational Documents Proposal”);

Proposal No. 4 — The Advisory Charter Proposals — to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as eight sub-proposals (which proposals we refer to, collectively, as the “Advisory Charter Proposals”):

Advisory Charter Proposal 4A — to increase the authorized share capital from 555,000,000 shares divided into 500,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (“preferred shares”), to authorized capital stock of 4,906,875,000 shares, consisting of (i) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) 350,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), (iii) 1,500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock”), (iv) 350,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D common stock”), (v) 100,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E common stock”), which shall consist of two series: (A) 50,000,000 shares of “Series E-1 common stock” and (B) 50,000,000 shares of “Series E-2 common stock”, (vi) 6,875,000 shares of Class F common stock, par value $0.0001 per share (“Class F common stock” and, together with the Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, the “common stock”) and (vii) 100,000,000 shares of preferred stock;

Advisory Charter Proposal 4B — to provide that the Proposed Charter may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, except that:

•

amendment to the limitation on additional issuances of Class B common stock requires the affirmative vote of the holders of shares of issued and outstanding Class A common stock and Class C common stock, voting together as a single class, and

•

amendment to the limitation on additional issuances of Class E common stock or Class F common stock requires the affirmative vote of the holders of shares of issued and outstanding Class A common stock and Class C common stock, voting together as a single class.

Advisory Charter Proposal 4C — to provide for (i) the election of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, (ii) the filling of newly-created directorships or any vacancy on the board of directors by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and (iii) the removal of directors only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;

Advisory Charter Proposal 4D — to elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”);

Advisory Charter Proposal 4E — to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

Advisory Charter Proposal 4F — to provide that (i) each holder of record of Class A common stock and Class C common stock and Class F common stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, and (ii) (a) solely with respect to any matter on which holders of Class B common stock are voting separately as a class or series, holders of record of Class B common stock shall be entitled to one vote for each share of Class B common stock issued and outstanding, (b) solely with respect to each matter on which holders of Class D common stock are voting separately as a class or series, each holder of record of Class D common stock shall be entitled to one vote for each share of Class D common stock issued and outstanding and (c) until such time as Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum (collectively, the “Owl Rock Principals”), and Michael Rees, Sean Ward and Andrew Laurino (collectively, the “Dyal Principals”), and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with respect to each matter on which stockholders are voting generally, each holder of record of Class B common stock and Class D common stock shall be entitled to a number of votes per share equal to the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A common stock and Class C common stock issued and outstanding and (y) the total voting power of all shares of preferred stock issued and outstanding by (2) 10% multiplied by (B) 90%. To the extent that any matter is submitted to a vote of each of Class B common stock or Class D common stock, voting separately as a series or class, and stockholders generally, each share of Class B common stock or Class D common stock shall be entitled to the voting power in clause (ii)(a) or (ii)(b), as applicable, with respect to the separate class or series vote and the voting power in clause (ii)(c) with respect to the vote of stockholders generally;

Advisory Charter Proposal 4G — to provide that (i) except to the extent described below with respect to the Class E common stock, each holder of record of Class A common stock, Class B common stock, Class E common stock and Class F common stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the board of directors, (ii) each holder of record of Class C common stock and Class D common stock shall not be entitled to receive dividends and other distributions except for par value distributions in connection with a liquidation, and (iii) each holder of record of Class E common stock shall not be entitled to receive dividends and other distributions, except if, at the time the board of directors declares a dividend or other distribution on the outstanding shares of Class A common stock, any shares of Class E common stock remain issued and outstanding, then, the board of directors shall at such time declare a dividend on the outstanding shares of Class E common stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the board of directors in respect of Class A common stock (the “Class E Dividend Amount”). If, as of the applicable Specified Payment Date (as defined in the Proposed Charter), shares of Class E common stock that were outstanding as of the applicable Specified Record Date (as defined in the Proposed Charter) have been converted into shares of Class A common stock in accordance with the terms of the Proposed Charter, then Altimar shall pay the Class E Dividend Amount on the Specified Payment Date to the holders of such shares of Class E common stock as of the Specified Record Date. With respect to any shares of Class E common stock that remain outstanding as of the applicable Specified Payment Date, Altimar shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E common stock, set aside or reserve for payment an amount equal to such Class E Dividend Amount in respect of each such outstanding share of Class E common stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event (as defined in the Proposed Charter) with respect to such shares; provided, however, that if a Triggering Event does not occur with respect to any shares of Class E common stock prior to the Earnout Termination Date (as defined in the Proposed Charter), any amounts in the Reserve Amount with respect to such shares shall automatically be released to Altimar, the right to receive the Class E Dividend Amount in respect of any share of Class E common stock for which a Triggering Event has not occurred as of the such time shall be deemed to have expired, and the holders of Class E common stock for which a Triggering Event has not occurred as of the such time shall have no entitlement to receive the Class E Dividend Amount;

Advisory Charter Proposal 4H — to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that Altimar have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.

Proposal No. 5 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”) (including any rules applicable to a “change of control”), the issuance of shares of Class A common stock to the PIPE Investors pursuant to Subscription Agreements (as defined below) (we refer to this proposal as the “Stock Issuance Proposal”);

Proposal No. 6 — The Business Combination Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE (including any rules applicable to a “change of control”), the issuance of shares of Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Blue Owl Operating Units (as defined below) pursuant to the Exchange Agreement and (iii) upon the conversion, in accordance with our Proposed Charter, of any such common stock issued pursuant to (i) or (ii) (we refer to this proposal as the “Business Combination Issuance Proposal”);

Proposal No. 7 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Stock Issuance Proposal and the Business Combination Issuance Proposal are approved and adopted, the 2021 Omnibus Plan, a copy of which is attached to this proxy statement/prospectus as Annex I (we refer to this proposal as the “Equity Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Business Combination Issuance Proposal, the “Condition Precedent Proposals”); and

Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of Altimar’s Class A ordinary shares and Class B ordinary shares (collectively, “ordinary shares”) at the close of business on March 11, 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled “Proposal No. 1 — The Business Combination Proposal”, “Proposal No. 2 — The Domestication Proposal”, “Proposal No. 3 — The Organizational Documents Proposal”, “Proposal No. 4 — The Advisory Charter Proposals”, “Proposal No. 5 — The Stock Issuance Proposal”, “Proposal No. 6 — The Business Combination Issuance Proposal”, “Proposal No. 7 — The Equity Incentive Plan Proposal” and “Proposal No. 8 — The Adjournment Proposal”, respectively.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read when available the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the Board has determined that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Business Combination Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are in the best interests of Altimar and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Altimar’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Altimar and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Altimar Directors and Officers in the Business Combination” in the proxy statement/prospectus when it becomes available for a further discussion.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

In connection with our initial public offering, on October 22, 2020 (the “IPO Letter Agreement”) our sponsor, Altimar Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and our officers and directors at the time of our initial public offering entered into a letter agreement pursuant to which they agreed, among other things, to vote their Class B ordinary shares purchased prior to our initial public offering (“founder shares”), as well as any Class A ordinary shares sold by us in our initial public offering (“public shares”) purchased by them during or after our initial public offering, in favor of Altimar’s initial business combination (including the proposal recommended by the Board in connection with such business combination). Accordingly, we expect them to vote their shares in favor of all proposals being presented at the Special Meeting. In addition, pursuant to the Forfeiture and Support Agreement, dated December 23, 2020 (as amended from time to time, the “Forfeiture and Support Agreement”), the Sponsor agreed with Altimar, Neuberger, Owl Rock Capital, Owl Rock Feeder and Owl Rock Capital Partners to vote all of its Class A ordinary shares and Class B ordinary shares (i) in favor of the foregoing Proposals 1-7 (including the Advisory Charter Proposals); (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement; and (iii) against (A) any proposal or offer from any person concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, or (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to impede the fulfillment of the Company’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s governing documents, other than in connection with the Domestication or as otherwise contemplated by the Business Combination Agreement). As of the date hereof, our initial shareholders own approximately 20.0% of our total outstanding ordinary shares.

Pursuant to Altimar’s Existing Organizational Documents, a holder of public shares (“Public Shareholder”) may request that Altimar redeem all or a portion of its public shares (which would become shares of Company Class A common stock in the Domestication) for cash if the Business Combination is consummated. For the purposes of Article 49.3 of the Existing Organizational Documents and the Cayman Islands Companies Law (2020 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in the proxy statement/prospectus relating to the Business Combination shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i) (a) hold public shares or (b) hold units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

v

(ii) prior to                 p.m., Eastern Time, on                 , 2021, (a) submit a written request to Continental Transfer & Trust Company, Altimar’s transfer agent (the “transfer agent”), that Altimar redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of March 11, 2021, there was approximately $275,097,733 on deposit in the Trust Account, which would have amounted to approximately $10.00 per Class A ordinary share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See “The Extraordinary General Meeting — Redemption Rights” in the proxy statement/prospectus when it becomes available for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Business Combination Agreement, the aggregate value of the consideration (prior to giving effect to the Earnout Securities) to be paid to the current equityholders of Owl Rock Group (the “Owl Rock Equityholders”) and Dyal (the “Dyal Equityholders”) in the Business Combination is approximately $12.15 billion, of which:

(a)

approximately $5,467,500,000 will be paid to the existing Owl Rock Equityholders consisting of: certain cash consideration in the approximate amount of $350,000,000 (subject to adjustment as described below, the “Owl Rock Cash Consideration”), which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in shares of Class A common stock at a price of $10.00 per share (or, in lieu of such shares of Class A Common Stock for Owl Rock Equityholders making a valid and timely election, in Blue Owl Operating Group Units and vote-only shares of Blue Owl); and

(b)

approximately $6,682,500,000 will be paid to the Dyal Equityholders consisting of: certain cash consideration in the approximate amount of $1,100,000,000 (subject to adjustment as described below, the “Dyal Cash Consideration”), which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in Blue Owl Operating Group Units and vote-only shares of Blue Owl.

The Owl Rock Cash Consideration and the Dyal Cash Consideration are each subject to adjustment as further described below under “The Business Combination Agreement — Consideration to be Received in the Business Combination,” with corresponding increases to be made to the Owl Rock Equityholders’ and the Dyal Equityholders’ respective equity consideration (except in the case of a deficit in respect of working capital-like items or the principal amount of indebtedness, in each case as further described below under “The Business

Combination Agreement — Consideration to be Received in the Business Combination”). The portion of the Owl Rock Cash Consideration that would otherwise be payable to certain holders of Class A Units in Owl Rock Group is subject to offset to account for earnout contributions that are payable by such holders to Owl Rock Group for the benefit of Owl Rock Capital Partners as a result of the transactions contemplated by the Business Combination Agreement, as further described below under “Sources and Uses of Funds for the Business Combination.” The Owl Rock Cash Consideration is also subject to an escrow holdback as further described below under “The Business Combination Agreement — Consideration to be Received in the Business Combination.” Owl Rock Feeder, which owns 50.1% of the common interests of Owl Rock Group (but not the FIC Interests) and which is controlled by Owl Rock Capital Partners (the investment vehicle for the Owl Rock Principals), has agreed not to be allocated any portion of the Owl Rock Cash Consideration and instead will receive equity consideration in respect of such portion of the Owl Rock Cash Consideration foregone, in each case without otherwise changing the aggregate cash and equity consideration payable to Owl Rock Equityholders described above. Similarly, one of the Dyal Equityholders that at Closing will be controlled by one or more of the Dyal Principals has agreed to not to be allocated any Dyal Cash Consideration and instead accept additional Blue Owl Operating Group Units and vote-only shares (with the Dyal Cash Consideration then being reallocated solely to the other Dyal Equityholders and without otherwise changing the total aggregate cash and equity consideration payable to Dyal Equityholders described above).

The Dyal Equityholders will take their continuing equity interests in Blue Owl in the form of Blue Owl Operating Group Units and vote-only shares of Blue Owl. The Owl Rock Equityholders will take their continuing equity interests in Blue Owl in the form of Class A common stock (including, in the case of certain Owl Rock Equityholders who own their interests in Owl Rock Group through single purpose blockers, via the merger of such blocker with a subsidiary of Blue Owl GP in exchange for Class A common stock and cash) unless they make a valid and timely election to receive their equity interests in the form of Blue Owl Operating Group Units and corresponding vote-only shares of Blue Owl. Owl Rock Feeder has agreed to timely make such an election, and the vote-only shares of Blue Owl common stock issued to Owl Rock Feeder will be, subject to the following sentence, 40% Class C common stock and 60% Class D common stock (i.e., proportionate to Owl Rock Capital Partners’ ownership of Owl Rock Feeder). Notwithstanding the foregoing, the number of shares of Class D common stock issued to Owl Rock Feeder will be subject to increase (with a share-for-share decrease in the number of shares of Class C common stock issued to Owl Rock Feeder) to the extent necessary to ensure that Owl Rock Capital Partners indirectly controls a majority of the voting interest of all Blue Owl common stock immediately after closing of the Business Combination. Except with respect to Owl Rock Feeder, the vote-only Blue Owl common stock issued to any Electing Owl Rock Equityholder will be Class C common stock.

Pursuant to the Business Combination Agreement, certain FIC Assets in the form of cash and cash equivalents may be retained within Owl Rock Group (including through its wholly owned subsidiaries, as applicable) for use to pay transaction expenses and for general corporate purposes. To the extent so retained, cash of Blue Owl GP will be used to pay cash consideration to the holders of “FIC Units” in Owl Rock Group (predominantly Owl Rock Capital Partners, which is held by the Owl Rock Principals).

In addition to the consideration described above, each Owl Rock Equityholder and each Dyal Equityholder will have the right to receive certain payments from Blue Owl GP under the Tax Receivable Agreement (as defined below). In addition, 45,000,000 additional shares of Class E common stock and/or Seller Earnout Units (as defined below) in each of Blue Owl Holdings and Blue Owl Carry are being issued to the Owl Rock Equityholders and 55,000,000 Seller Earnout Units in each of Blue Owl Holdings and Blue Owl Carry are being issued to the Dyal Equityholders. The Class E common stock and “Seller Earnout Units” consist of two equal tranches, with one tranche (50% of the total) vesting if the volume-weighted average share price on Blue Owl’s Class A common stock is $12.50 or above for 20 consecutive days within 5 years after the Closing and the second tranche (the remaining 50%) vesting if the volume-weighted average share price on Blue Owl’s Class A common stock is $15.00 or above for 20 consecutive days within 5 years after the Closing. The vesting metrics also are achieved if there is a merger, consolidation, tender offer, exchange offer, business combination or sale at or above the relevant vesting metric. The Class E common stock converts automatically into Class A common stock upon vesting and, in connection with the vesting of Seller Earnout Units, shares of Class D common stock (in the case of the Owl Rock Principals and the Dyal Principals or one of the Dyal Equityholders that at Closing will be controlled by one or more of the Dyal Principals) and shares of Class C common stock (in all other cases) are issued to the holder thereof. The shares of Class E common stock and Seller Earnout Units that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of Blue Owl or any holder of Class E common stock, be transferred to Blue Owl and cancelled for no consideration, and thereafter Blue Owl shall take all necessary action to retire such shares of Class E common stock that are reacquired by Blue Owl and shall not be disposed of out of treasury or otherwise reissued.

The cash consideration for the Business Combination will be funded through a combination of cash from Altimar and proceeds from the proposed PIPE Investments (as defined below) to occur immediately prior to the closing of the Business Combination.

The Closing is subject to certain conditions, including, among other things: (i) the approval of the Business Combination and other matters by Altimar’s shareholders; (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which waiting period expired on February 18, 2021), and receipt of certain additional regulatory approvals; (iii) the approval of the stockholders of each of Owl Rock Capital Corporation, Owl Rock Capital Corporation II, Owl Rock Capital Corporation III, Owl Rock Technology Finance Corp. and Owl Rock Core Income Corp. (the “Owl Rock BDCs”) of such Owl Rock BDC’s entry into a new investment advisory agreement containing substantially the same economic terms as the existing investment advisory agreement with its Owl Rock investment adviser; (iv) the approval of matters related to the Business Combination by the limited partners and/or advisory committees for each of Dyal Funds I-V and Dyal Financing Fund and each of the other Owl Rock Funds (excluding certain managed accounts and co-investment vehicles where consent will be sought but not required); (v) the completion of the Domestication by Altimar in accordance with Section 388 of the Delaware General Corporation Law and the Companies Law (2020 Revision) of the Cayman Islands; (vi) the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of Altimar’s initial public offering, net of any amounts paid to Altimar’s shareholders that exercise their redemption rights in connection with the Business Combination, plus the aggregate proceeds of the PIPE Investments (as defined below) equaling no less than $1,300,000,000 at the Closing (the “Minimum Proceeds Condition”) (provided that in the case of Altimar, the Minimum Proceeds Condition is that the PIPE Investment has been funded in an amount not less than $750,000,000); (vii) covenant and representation and warranty bring down conditions; (viii) the absence of a material adverse effect on the respective parties; (ix) continued employment of the key principals; and (x) the listing of Blue Owl Class A common stock to be issued in the Business Combination on the New York Stock Exchange. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.

In connection with entering into the Business Combination Agreement, Altimar, Owl Rock Group and Neuberger entered into subscription agreements (as amended from time to time, the “Subscription Agreements”), each dated as of December 23, 2020, with certain institutional and other accredited investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors party thereto agreed to purchase an aggregate of 150,000,000 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share (the “PIPE Investment”). The Subscription Agreements contain customary representations, warranties, covenants and agreements of Altimar and the PIPE Investors and are subject to customary closing conditions (including, without limitation, that there is no amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE Investor) and termination rights (including a termination right if the transaction contemplated by the Subscription Agreement has not been consummated by October 23, 2021, other than as a result of breach by the terminating party).

All Altimar shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding ordinary shares, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your ordinary shares, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 456-3463, or banks and brokers can call collect at (212) 750-5833.

Thank you for your participation. We look forward to your continued support.

, 2021	By Order of the Board of Directors,
Tom Wasserman Chief Executive Officer and Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (III) DELIVER YOUR CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE FOR MORE SPECIFIC INSTRUCTIONS.

This notice was mailed by Altimar on                     , 2021.

x

ADDITIONAL INFORMATION

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact Altimar’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (877) 456-3463

Banks and Brokers may call collect:     (212) 750-5833

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on              , 2021, you must request the information no later than              business days prior to the date of the Special Meeting, by            , 2021.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 377 of the enclosed proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

When used in this proxy statement/prospectus, unless the context otherwise requires:

•

“Adjournment Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

•

“Adjusted EBITDA”, a non-GAAP measure, is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

•

“Adjusted Revenues” a non-GAAP measure, is used to assess the net revenue expected to be received by the Company. Adjusted Revenues are derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP as it excludes reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

•

“Adjusted Compensation”, a non-GAAP measure, is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

•	“Advisers Act” refers to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•

“Advisory Charter Proposals” means the eight sub-proposals to take effect upon the Closing Date if the Organizational Documents Proposal is approved, consisting of Advisory Charter Proposal A, Advisory Charter Proposal B, Advisory Charter Proposal C, Advisory Charter Proposal D, Advisory Charter Proposal E, Advisory Charter Proposal F, Advisory Charter Proposal G, and Advisory Charter Proposal H.

•	“Altimar” refers to Altimar Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company.

•	“Altimar Founders” refers to the Sponsor and certain equityholders of Altimar.

•

“Amended and Restated Memorandum and Articles of Association” refers to Altimar’s Amended and Restated Memorandum and Articles of Association, effective as of October 22, 2020, as may hereafter be amended (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

•

“assets under management” or “AUM” refers to the assets that we manage. For Owl Rock’s products, Owl Rock’s AUM represents the sum of total assets (including assets acquired with leverage) of our products; undrawn debt (at the product-level including certain amounts subject to restrictions); and uncalled committed capital (including commitments to products that have yet to commence their investment periods). For Dyal’s funds, AUM represents the sum of capital commitments.

•	“AUM not yet paying fees” refers to AUM that is not currently paying fees and is eligible to earn management fees and/or performance income upon deployment.

•

“available capital” (also referred to as “dry powder”) is comprised of uncalled committed capital (including commitments to products that have yet to commence their investment periods); cash and cash equivalents; and, for certain funds and accounts permitting leverage, undrawn debt (at the product-level including certain amounts subject to restrictions).

•

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 23, 2020 (as amended on January 4, 2021, by Amendment No. 1 to Business Combination Agreement, and as may be further amended, modified, supplemented or waived from time to time in accordance with its terms), by and among Altimar, Owl Rock Capital Group LLC, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger Berman Group LLC (“Neuberger”), substantially in the form attached hereto at Annex C.

•	“BDC” refers to a business development company, as regulated under the Investment Company Act.

•

“BDC Part I Fees” refers to quarterly performance income on the net investment income of the Owl Rock BDCs, currently ORCC, ORCC II, ORCC III, ORTF and ORCIC, subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

•

“BDC Part II Fees” refers to fees for the Owl Rock BDCs that are paid in arrears as of the end of each calendar year when the cumulative aggregate realized capital gains exceed the cumulative aggregate realized capital losses and aggregate unrealized capital depreciation, less the aggregate amount of BDC Part II Fees paid in all prior years since inception.

•	“Blue Owl” refers to Blue Owl Capital Inc., a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.

•	“Blue Owl Carry” refers to Blue Owl Capital Carry LP, a Delaware limited partnership.

•	“Blue Owl Carry Units” refers to the limited partnership interests in Blue Owl Carry.

•	“Blue Owl GP” refers to Blue Owl Capital GP, LLC, a Delaware limited liability company, direct subsidiary of Blue Owl, and general partner of each of Blue Owl Holdings and Blue Owl Carry.

•	“Blue Owl Holdings” refers to Blue Owl Capital Holdings LP, a Delaware limited partnership.

•	“Blue Owl Holdings Units” refers to the limited partnership interests in Blue Owl Holdings.

•	“Blue Owl Operating Group” refers to Blue Owl Carry and Blue Owl Holdings, collectively.

•

“Blue Owl Limited Partnership Agreements” refer to the amended and restated limited partnership agreements of Blue Owl Carry and Blue Owl Holdings to be entered into in connection with the Closing, as the same may be amended, modified, supplemented or waived from time to time in accordance with their terms.

•	“Blue Owl Operating Group Unit” refers to a combination of one Blue Owl Carry Unit and one Blue Owl Holdings Unit.

•	“Board” refers to Altimar’s board of directors or Blue Owl’s board of directors, as the context suggests.

•	“Business Combination” refers to the transactions contemplated by the BCA.

•	“Business Services Platform” refers to the Dyal team that provides strategic services to partner managers.

•	“Capital Commitments” refers to the commitments to our funds, including BDCs, as applicable, and the commitments of Dyal, Owl Rock and our respective affiliates.

•

“carried interest” or “carried interest allocations” refers to, in carry fund structures, the allocation of gain or profit to the general partner or another affiliated entity or entities of amounts otherwise allocable to the limited partners, commonly referred to as carried interest, as defined in the fund’s investment management or partnership agreements (excluding, for the sake of clarity, incentive fees).

Carried interest is typically calculated for a given fund based on cumulative fund performance. Carried interest entitles the general partner (or an affiliate) to a special allocation of income and gains from a fund, and is typically structured as a net profits interest in the applicable fund. Carried interest is generally calculated on a “realized” basis and the recipient is generally entitled to a carried interest based upon the net realized income and gains often taking into account certain unrealized losses generated by such fund. Net realized income/gains or loss is not netted between or among funds.

•	“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (2020 Revision) of the Cayman Islands as the same may be amended from time to time.

•

“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of the Company, including any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock.

•

“Class B common stock” refers to the Class B common stock, par value $0.0001 per share, of the Company, including any shares of such Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B common stock.

•

“Class C common stock” refers to the Class C common stock, par value $0.0001 per share, of the Company, including any shares of such Class C common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class C common stock.

•

“Class D common stock” refers to the Class D common stock, par value $0.0001 per share, of the Company, including any shares of such Class D common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class D common stock.

•	“Class E common stock” refers to the Class E common stock, par value $0.0001 per share, of the Company.

•	“Class E-1 common stock” refers to the Class E-1 common stock of the Company.

•	“Class E-2 common stock” refers to the Class E-2 common stock of the Company.

•	“Class F common stock” refers to the Class F common stock, par value $0.0001 per share, of the Company.

•	“Closing” refers to the closing of the Business Combination.

•

“common stock” refers to shares of the Class A common stock, the Class B common stock, the Class C common stock, the Class D common stock, the Class E-1 common stock, the Class E-2 common stock and the Class F common stock, collectively.

•	“Company,” “our,” “we” or “us” refers, prior to the Business Combination, to Altimar, Owl Rock or Dyal, as the context suggests, and, following the Business Combination, to Blue Owl.

•

“DE” refers to Distributable earnings, a non-GAAP measure, which is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and includes (other than with respect to Owl Rock) net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

•	“DGCL” refers to the Delaware General Corporation Law, as amended.

•	“dollars” or “$” refers to U.S. dollars.

•	“Domestication” refers to the continuation of Altimar by way of domestication of Altimar into a Delaware corporation, with the ordinary shares of Altimar becoming shares of common stock of the

Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (substantially in the form attached hereto at Annex A) consistent with the DGCL and changing the name and registered office of Altimar.

•	“Domestication Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to approve the Domestication.

•

“Dyal” refers, prior to the Business Combination but after giving effect to a pre-Closing reorganization, to Dyal Capital Partners and the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC, and, following the Business Combination, to Dyal Capital Partners, the GP Capital Solutions operating segment of Blue Owl.

•

“Dyal Equity Funds” refers to existing funds within the GP Minority Equity Investments strategy: Dyal Capital Partners (A) LP, Dyal Capital Partners (B) LP and Dyal Investment Partners LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund I”); Dyal Capital Partners II (A) LP, Dyal Capital Partners II (B) LP and Dyal II Investment Partners LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund II”), Dyal Capital Partners III (A) LP and Dyal Capital Partners III (B) LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund III”), Dyal Capital Partners IV (A) LP, Dyal Capital Partners IV (B) LP and Dyal Capital Partners IV (C) LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund IV”) and Dyal Capital Partners V (A) LP and Dyal Capital Partners V (B) LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund V”), collectively.

•	“Dyal Equityholders” refers to Neuberger, the Dyal Principals and any other holders of Dyal equity interests.

•	“Dyal Financing Fund” refers to the existing fund and its related feeder, parallel, alternative investment and holding entities within the GP Debt Financing Investments strategy.

•	“Dyal Principals” refers to Michael Rees, Sean Ward and Andrew Laurino.

•

“Electing Owl Rock Equityholders” refers to the Owl Rock Equityholders who elect to receive Blue Owl Operating Group Units in connection with the Business Combination in lieu of common stock of Blue Owl.

•

“fee paying AUM” or “FPAUM” refers to the AUM from which management fees and/or performance income are earned. For Owl Rock funds, FPAUM is generally comprised of the portfolio value, invested capital, net asset value (“NAV”), or total assets (including assets acquired with leverage, but excluding cash) of the products, as applicable; and the uncalled committed capital (including commitments to products that have yet to commence their investment periods) for products where Owl Rock earns management fees on uncalled committed capital. For Dyal’s products, FPAUM is equal to the sum of the investor capital base from which Dyal earns management and/or performance income, which varies among the Dyal funds. For Dyal’s GP Minority Equity Investments strategy, FPAUM is generally equal to capital commitments during the investment period and the cost of unrealized investments after the investment period. For Dyal’s other strategies, FPAUM is generally equal to investment cost. The investor capital base upon which fees are charged is defined within the respective agreements.

•

“fee related earnings” or “FRE”, a non-GAAP measure, is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non-controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assist in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

•	“our funds” refers to the funds, investment vehicles, BDCs, managed accounts and other entities, accounts and investment products that are managed or co-managed by Blue Owl, Owl Rock or Dyal.

•	“FIC Assets” refers to the “FIC Assets” described in Note 1 of the Notes to Consolidated and Combined Financial Statements of Owl Rock Group and subsidiaries and Owl Rock Securities.

•	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.

•	“GAAP” refers to United States generally accepted accounting principles, consistently applied.

•

“GP Debt Financing strategy” refers to the investment strategy of certain Dyal funds that primarily relates to originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers.

•

“GP Minority Equity Investments strategy” refers to the investment strategy of certain Dyal funds that primarily relates to acquiring minority equity interests in investment management businesses or fund sponsors.

•

“incentive fees” refers to contractual fees or other payments based on a percentage of a fund’s net gains, profits and/or income, which formulation may take into account a preferred return threshold, in each case as described in the fund’s constituent documents (excluding, for the sake of clarity, carried interest allocations). Incentive fees may be calculated based on a combination of realized and unrealized amounts and/or current income.

•	“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•

“Investor Rights Agreement” refers to the Investor Rights Agreement, to be entered into between Blue Owl, the Sponsor, the Altimar Founders and certain of the Owl Rock Equityholders and Dyal Equityholders, substantially in the form attached hereto at Annex E, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“IPO” refers to Altimar’s initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on October 27, 2020.

•	“long dated” refers to the contractual life of any finite private fund or managed account of 5 years or more as of the date hereof.

•

“management fees” for Owl Rock refers to fees that it earns for advisory services provided to its funds, which are generally based on a defined percentage of average fair value of gross assets (excluding cash), or average fair value of gross assets (excluding cash) plus undrawn commitments, in the case of the Owl Rock BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of Owl Rock’s private debt funds and managed accounts, and also include BDC Part I Fees. For Dyal, management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other Dyal strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements.

•	“Neuberger” refers to Neuberger Berman Group LLC, a Delaware limited liability company.

•	“NYSE” refers to the New York Stock Exchange.

•	“our BDCs” refers to the BDCs managed or co-managed by Blue Owl or Owl Rock BDCs currently managed by Owl Rock and to be managed or co-managed by Blue Owl.

•	“Organizational Documents Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Proposed Charter and the Proposed Bylaws.

•

“Owl Rock” refers, prior to the Business Combination, to Owl Rock Capital and Owl Rock Securities, and, following the Business Combination, Owl Rock Capital together with Owl Rock Securities, the Direct Lending operating segment of Blue Owl.

•

“Owl Rock BDCs” refers to Owl Rock Capital Corporation (NYSE: ORCC) (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”), Owl Rock Technology Finance Corp. (“ORTF”) and Owl Rock Core Income Corp. (“ORCIC”).

•

“Owl Rock Capital” refers to a carve-out of Owl Rock Group and its consolidated operating subsidiaries (which carve-out excludes such operating subsidiaries constituting FIC assets) after giving effect to a pre-Closing reorganization.

•	“Owl Rock Capital Partners” refers to Owl Rock Capital Partners LP, a Delaware limited partnership and indirect equityholder in, and managing member of, Owl Rock.

•	“Owl Rock Equityholders” refers to the Owl Rock Principals, Owl Rock Feeder and certain other direct and indirect third party holders of equity interests in Owl Rock Capital.

•	“Owl Rock Feeder” refers to Owl Rock Capital Feeder LLC, a Delaware limited liability company.

•	“Owl Rock Group” refers to Owl Rock Capital Group LLC, a Delaware limited liability company.

•	“Owl Rock Principals” refers to Douglas I. Ostrover, Marc S. Lipschultz, Craig W. Packer and Alan J. Kirshenbaum.

•

“Owl Rock Securities” refers to Owl Rock Capital Securities LLC, a Delaware limited liability company. Owl Rock Securities is a broker-dealer registered with the SEC, a member of FINRA and the SIPC. Owl Rock Securities is wholly owned by Owl Rock Capital Partners and provides distribution services to Owl Rock.

•	“partner manager” refers to an investment management business or fund sponsor in which the GP Minority Equity Investments strategy funds invests.

•

“performance income” refers to income earned or allocated based on the performance of a fund as defined in the product’s investment management or partnership agreements and may be either incentive fees or carried interest allocations. Notwithstanding the foregoing, BDC Part I Fees are generally treated as management fees due to their recurring nature.

•

“permanent capital” refers to capital of our products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time and to return to investors the proceeds representing the capital invested in such investments, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods. Such products may be required, or elect, to return all or a portion of capital gains and investment income. Permanent capital may be subject to management fee step downs or roll-offs over time.

•

“PIPE Investment” means the private placement pursuant to which PIPE Investors have committed to make a private investment in the aggregate amount of $1,500,000,000 in public equity in the form of Class A common stock on the terms and conditions set forth in the Subscription Agreements.

•	“PIPE Investors” refers to the investors that have signed Subscription Agreements.

•	“PIPE Securities” refers to the shares of Class A common stock sold to the PIPE Investors pursuant to the Subscription Agreements.

•

“portfolio companies” and “portfolio investments” refer to partner managers with which Dyal invests, borrowers of Owl Rock loans, and investments of both platforms and, in certain cases, investment thereby, in each case unless the context indicates otherwise.

•

“Private Placement Warrants” refers to the warrants acquired by our Sponsor for an aggregate purchase price of $7,000,000 in a private placement simultaneously with the closing of the IPO (including ordinary shares issuable upon conversion thereof).

•	“Public Shareholders” refers to the holders of the Public Shares or Public Warrants that were sold in the IPO.

•	“Public Shares” refers to the Class A ordinary shares of Altimar, par value $0.0001 per share, issued in the IPO.

•	“Public Warrants” refers to the warrants issued in the IPO, entitling the holder thereof to purchase one of Altimar’s Class A ordinary shares at an exercise price of $11.50, subject to adjustment.

•	“record date” refers to March 11, 2021, the date for determining the Altimar shareholders entitled to receive notice of and to vote at the Special Meeting.

•

“Redemption Rights” refer to the rights of the Altimar Public Shareholders to demand redemption of their Public Shares for cash in accordance with the procedures set forth in the Amended and Restated Memorandum and Articles of Association and this proxy statement/prospectus.

•

“Reimbursed expenses” refer to expenses reimbursed by Dyal’s private funds, such as travel, and also expenses incurred by Dyal’s Business Services Platform in connection with the provision of strategic support services to partner managers.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•

“Seller Earnout Securities” refers to the Seller Earnout Shares and the Seller Earnout Units, collectively and as applicable. For the avoidance of doubt, a “Seller Earnout Security” shall refer to either (i) one Seller Earnout Share, in the case of Owl Rock Equityholders who are not Electing Owl Rock Equityholders, or (ii) one Seller Earnout Unit, in the case of Dyal Equityholders and Electing Owl Rock Equityholders, as applicable.

•

“Seller Earnout Shares” refers to the Series E-1 common stock and Series E-2 common stock that will be issued to the Owl Rock Equityholders that are not Electing Owl Rock Equityholders in connection with the Business Combination. For the avoidance of doubt, a “Seller Earnout Share” shall refer to either (i) one share of Series E-1 common stock or (ii) one share of Series E-2 common stock, as applicable.

•

“Seller Earnout Units” refers to the Series E-1 Units and Series E-2 Units of each of Blue Owl Holdings and Blue Owl Carry that will be issued to the Dyal Equityholders and the Electing Owl Rock Equityholders in connection with the Business Combination in lieu of Seller Earnout Shares.

•

“Shareholder Proposals” refer, collectively, (i) the Business Combination Proposal, (ii) the Domestication Proposal, (iii) the Organizational Documents Proposal, (iv) the Advisory Charter Proposals, (v) the Stock Issuance Proposal, (vi) the Business Combination Issuance Proposal, (vii) the Equity Incentive Plan Proposal and (viii) the Adjournment Proposal.

•	“SIPC” refers to the Securities Investor Protection Corporation.

•

“Special Meeting” refers to the extraordinary general meeting of Altimar to be held on                       at          a.m., New York City Time, to vote on matters relating to the Business Combination. The Special Meeting will take place via live webcast at https://www.cstproxy.com/ altimarspac/sm2021 and telephonically by dialing 1-877-770-3647. For the purposes of Altimar’s Amended and Restated Articles of Association, the physical place of meeting will be Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands.

•

“Specified Interests”, with respect to management fees and similar fees, refers to the rights to share in amounts that were granted (a) as a rebate or incentive to a third party investor making a capital commitment in one or more funds, including a seed or foundation investor, (b) to certain new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by

Blue Owl or its subsidiaries, or (c) to a third party in connection with a bona fide arms’ length joint venture or bona fide arms’ length arrangement with a third party service provider.

•	“Sponsor” refers to Altimar Sponsor LLC, a Delaware limited liability company.

•

“Subscription Agreements” refers to the subscription agreements, dated as of December 23, 2020, by and among Altimar, Neuberger, Owl Rock and the PIPE Investors, pursuant to which Altimar has agreed to issue an aggregate of 150,000,000 shares of Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•

“Tax Receivable Agreement” or “TRA” refers to the Tax Receivable Agreement to be entered into between Blue Owl, Blue Owl GP, the Blue Owl Operating Group entities, the Dyal Equityholders, (including certain Owl Rock Equityholders that sell certain blocker corporations to Blue Owl GP in the Business Combination) at the Closing substantially in the form attached to this proxy statement/prospectus as Annex D, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•

“Trust Account” refers to the trust account of Altimar which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

•	“transfer agent” refers to Continental Stock Transfer & Trust Company.

•	“UBT” refers to Unincorporated Business Tax.

•	“Warrant Agent” refers to Continental Stock Transfer & Trust Company.

•	“Warrants” refers to the Public Warrants and the Private Placement Warrants of Altimar.

•

“Working Capital” of Owl Rock Capital or the Dyal Business refers to the sum of (a) the cash and current receivables held or accrued as of the time of determination minus (b) the sum of the (i) operating expenses reasonably expected to arise immediately after the time of determination, consistent with past practice, and (ii) anticipated bonuses and other expenses in respect of the periods ending on or prior to the Closing, consistent with past practice.

Many of the terms used in this proxy statement/prospectus, including Adjusted EBITDA, Adjusted Revenues, AUM, DE, FPAUM and FRE, may not be comparable to similarly titled measures used by other companies. In addition, our definitions of AUM and FPAUM are not based on any definition of AUM or FPAUM that is set forth in the agreements governing the investment products that Owl Rock and Dyal manage and may differ from definitions of AUM or FPAUM set forth in other agreements to which Owl Rock or Dyal is a party or definitions used by the SEC or other regulatory bodies. Further, Adjusted EBITDA, Adjusted Revenues, DE and FRE are not measures of performance calculated in accordance with GAAP. We use Adjusted EBITDA, Adjusted Revenues, DE and FRE as measures of operating performance, not as measures of liquidity. They should not be considered in isolation or as substitutes for operating income, net income, operating cash flows, or other income or cash flow statement data prepared in accordance with GAAP. The use of these measures without consideration of related GAAP measures is not adequate due to the adjustments described above. Our management compensates for these limitations by using FRE as supplemental measures to our GAAP results. We present this measure to provide a more complete understanding of our performance as our management measures it. Amounts and percentages throughout this proxy statement/prospectus may reflect rounding adjustments and consequently totals may not appear to sum. For reconciliations of non-GAAP measures used by Owl Rock to Owl Rock’s GAAP results, see “Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures” and for reconciliations of non-GAAP measures used by Dyal to Dyal’s GAAP results, see “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures” in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement/prospectus and in any document incorporated by reference herein are “forward looking statements.” Statements regarding the potential combination and expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•	our ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•

the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to satisfy any conditions to closing, including the failure to obtain certain approval of Altimar’s shareholders or Dyal’s limited partners, or the approval by the stockholders of the Owl Rock BDCs of such BDCs’ entry into new investment advisory agreements with their respective investment adviser on substantially similar economic terms;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the BCA, including the failure to satisfy any of the conditions to closing in the Business Combination Agreement;

•	the projected financial information, anticipated growth rate and market opportunity of Blue Owl;

•	various conflicts of interest that could arise among us, our funds, affiliates, investors and partner managers;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•	our directors and officers potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would receive compensation;

•	intense competition and competitive pressures from other companies in the industry in which the combined company will operate;

•	factors relating to the business, operations and financial performance of Owl Rock and Dyal, including market conditions and global and economic factors beyond Owl Rock’s and Dyal’s control;

•	the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our industry and the global economy;

•	costs related to the Business Combination;

•	the effect of legal, tax and regulatory changes; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus and in our registration statement on Form S-1 filed in connection with our initial public offering. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the Shareholder Proposals to be put to the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Altimar, Owl Rock, Neuberger, or, following the consummation of the Business Combination, Blue Owl.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE EXTRAORDINARY GENERAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement//prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger have entered into the Business Combination Agreement, dated as of December 23, 2020, pursuant to which, among other things:

(a)	Immediately prior to the Closing, Altimar will change its name to “Blue Owl Capital Inc.” (“Blue Owl”).

(b)

Upon consummation of the transactions contemplated by the Business Combination, the combined company will be organized in an “Up-C” structure. Blue Owl will form a wholly owned subsidiary, Blue Owl GP, which will serve as the sole general partner of two operating partnerships, Blue Owl Holdings and Blue Owl Carry. The Blue Owl Operating Group will directly or indirectly hold substantially all of the consolidated assets and business of Blue Owl as described in clauses (c) and (d) below.

(c)

Blue Owl Holdings will acquire (i) the Owl Rock Business and (ii) the Dyal Capital Partners division of Neuberger (i.e., the Dyal Business) (subject to, in each case, interests representing Specified Interests), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein; and

(d)

Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts to be acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl will not acquire any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund.

Altimar will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 112. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex C. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

Altimar is sending this proxy statement /prospectus to its shareholders to help them decide how to vote their shares of Altimar ordinary shares with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless Altimar’s shareholders approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Business Combination Issuance Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of Altimar and a prospectus of Altimar. It is a proxy statement because the board of directors of Altimar is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because Altimar, in connection with the Business Combination, is offering shares of Class A common stock in exchange for its outstanding Class A ordinary shares. See “The Business Combination Agreement — Consideration to be Received in the Business Combination”.

Q:	WHAT WILL ALTIMAR EQUITYHOLDERS OWN AS A RESULT OF THE BUSINESS COMBINATION?

A:

Following completion of the Business Combination, Altimar’s Public Shareholders will own approximately 2.0% of the fully-diluted common equity of Blue Owl (assuming that no shares of Altimar’s Class A ordinary shares are elected to be redeemed by Altimar Public Shareholders). Following the Business Combination, the Owl Rock and Dyal Principals will hold all of the issued and outstanding shares of Blue Owl Class B and Class D common stock and will accordingly hold, until the Sunset Date, 90% of the voting power of Blue Owl’s capital stock on a fully-diluted basis. As such, the Owl Rock and Dyal Principals will be able to effectively control matters submitted to Blue Owl’s stockholders for approval, including the election of directors, amendments of Blue Owl’s organizational documents and any merger, consolidation, sale of all or substantially all of Blue Owl’s assets. Therefore, Blue Owl will qualify as, and intends to elect to be treated as, a “controlled company” upon the consummation of the Business Combination.

Q:	WHAT WILL OWL ROCK EQUITYHOLDERS AND DYAL EQUITYHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:

The aggregate value of the consideration (prior to giving effect to the Seller Earnout Securities to be paid to the current equityholders of Owl Rock Group (the “Owl Rock Equityholders”) and Dyal (the “Dyal Equityholders”) in the Business Combination is approximately $12.15 billion, of which:

(a)

approximately $5,467,500,000 will be paid to the existing Owl Rock Equityholders consisting of: certain cash consideration in the approximate amount of $350,000,000 (subject to adjustment as described below, the “Owl Rock Cash Consideration”), which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in shares of Class A common stock at a price of $10.00 per share (or, in lieu of such shares of Class A Common Stock for Owl Rock Equityholders making a valid and timely election, in Blue Owl Operating Group Units and vote-only shares of Blue Owl); and

(b)

approximately $6,682,500,000 will be paid to the Dyal Equityholders consisting of: certain cash consideration in the approximate amount of $1,100,000,000 (subject to adjustment as described below, the “Dyal Cash Consideration”), which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in Blue Owl Operating Group Units and vote-only shares of Blue Owl.

The Owl Rock Cash Consideration and the Dyal Cash Consideration are each subject to adjustment as further described below under “The Business Combination Agreement — Consideration to be Received in the Business Combination,” with corresponding increases to be made to the Owl Rock Equityholders’ and the Dyal Equityholders’ respective equity consideration (except in the case of a deficit in respect of working capital-like items or the principal amount of indebtedness, in each case as further described below under

“The Business Combination Agreement — Consideration to be Received in the Business Combination”). The portion of the Owl Rock Cash Consideration that would otherwise be payable to certain holders of Class A Units in Owl Rock Group is subject to offset to account for earnout contributions that are payable by such holders to Owl Rock Group for the benefit of Owl Rock Capital Partners as a result of the transactions contemplated by the Business Combination Agreement, as further described below under “Sources and Uses of Funds for the Business Combination.” The Owl Rock Cash Consideration is also subject to an escrow holdback as further described below under “The Business Combination Agreement — Consideration to be Received in the Business Combination.” Owl Rock Feeder, which owns 50.1% of the common interests of Owl Rock Group (but not the FIC Interests) and which is controlled by Owl Rock Capital Partners (the investment vehicle for the Owl Rock Principals), has agreed not to be allocated any portion of the Owl Rock Cash Consideration and instead will receive equity consideration in respect of such portion of the Owl Rock Cash Consideration foregone, in each case without otherwise changing the aggregate cash and equity consideration payable to Owl Rock Equityholders described above. Similarly, one of the Dyal Equityholders that at Closing will be controlled by one or more of the Dyal Principals has agreed to not to be allocated any Dyal Cash Consideration and instead accept additional Blue Owl Operating Group Units and vote-only shares (with the Dyal Cash Consideration then being reallocated solely to the other Dyal Equityholders and without otherwise changing the total aggregate cash and equity consideration payable to Dyal Equityholders described above).

The Dyal Equityholders will take their continuing equity interests in Blue Owl in the form of Blue Owl Operating Group Units and vote-only shares of Blue Owl. The Owl Rock Equityholders will take their continuing equity interests in Blue Owl in the form of Class A common stock (including, in the case of certain Owl Rock Equityholders who own their interests in Owl Rock Capital through single purpose blockers, via the merger of such blocker with a subsidiary of Blue Owl GP in exchange for Class A common stock and cash) unless they make a valid and timely election to receive their equity interests in the form of Blue Owl Operating Group Units and corresponding vote-only shares of Blue Owl. Owl Rock Feeder has agreed to timely make such an election, and the vote-only shares of Blue Owl common stock issued to Owl Rock Feeder will be, subject to the following sentence, 40% Class C common stock and 60% Class D common stock (i.e., proportionate to Owl Rock Capital Partners’ ownership of Owl Rock Feeder). Notwithstanding the foregoing, the number of shares of Class D common stock issued to Owl Rock Feeder will be subject to increase (with a share-for-share decrease in the number of shares of Class C common stock issued to Owl Rock Feeder) to the extent necessary to ensure that Owl Rock Capital Partners indirectly controls a majority of the voting interest of all Blue Owl common stock immediately after closing of the Business Combination. Except with respect to Owl Rock Feeder, the vote-only Blue Owl common stock issued to any Electing Owl Rock Equityholder will be Class C common stock.

Pursuant to the Business Combination Agreement, certain FIC Assets in the form of cash and cash equivalents may be retained within Owl Rock Group (including through its wholly owned subsidiaries, as applicable) to pay transaction expenses and for general corporate purposes. To the extent so retained, cash of Blue Owl GP will be used to pay cash consideration to the holders of “FIC Units” in Owl Rock Group (predominantly Owl Rock Capital Partners, which is held by the Owl Rock Principals).

In addition to the consideration described above, each Owl Rock Equityholder and each Dyal Equityholder will have the right to receive certain payments from Blue Owl GP under the Tax Receivable Agreement. In addition, 45,000,000 additional shares of Class E common stock and/or Seller Earnout Units (as defined below) in each of Blue Owl Holdings and Blue Owl Carry are being issued to the Owl Rock Equityholders and 55,000,000 Seller Earnout Units in each of Blue Owl Holdings and Blue Owl Carry are being issued to the Dyal Equityholders. The Class E common stock and “Seller Earnout Units” consist of two equal tranches, with one tranche (50% of the total) vesting if the volume-weighted average share price on Blue Owl’s Class A common stock is $12.50 or above for 20 consecutive days within 5 years after the Closing and the second tranche (the remaining 50%) vesting if the volume-weighted average share price on Blue Owl’s Class A common stock is $15.00 or above for 20 consecutive days within 5 years after the Closing.

The vesting metrics also are achieved if there is a merger, consolidation, tender offer, exchange offer, business combination or sale at or above the relevant vesting metric. The Class E common stock converts automatically into Class A common stock upon vesting and, in connection with the vesting of Seller Earnout Units, shares of Class D common stock (in the case of Owl Rock Principals and Dyal Principals) and shares of Class C common stock (in all other cases) are issued to the holder thereof. The shares of Class E common stock and Seller Earnout Units that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of Blue Owl or any holder of Class E common stock, be transferred to Blue Owl and cancelled for no consideration, and thereafter Blue Owl shall take all necessary action to retire such shares of Class E common stock that are reacquired by Blue Owl and shall not be disposed of out of treasury or otherwise reissued.

The cash consideration for the Business Combination will be funded through a combination of cash from Altimar and proceeds from the proposed PIPE Investments to occur immediately prior to the closing of the Business Combination.

Q:	WHAT EQUITY STAKE WILL CURRENT ALTIMAR EQUITYHOLDERS, OWL ROCK EQUITYHOLDERS AND DYAL EQUITYHOLDERS HOLD IN BLUE OWL IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

The following table summarizes the pro forma economic ownership of Class A common stock of the Company (assuming conversion of Class E common stock) and the total economic ownership of the Blue Owl Operating Group (i.e., assuming the exchange of 100% of the Blue Owl Operating Group Units that will be outstanding at Closing for shares of Blue Owl common stock) following the Business Combination under two scenarios based upon the Pro Forma Election Assumptions. For additional information, see “Unaudited Pro Forma Combined Financial Information.”

	Economic Interests in Blue Owl		Economic Interests in Blue Owl Operating Group(3)
	Assuming No Redemptions	Assuming Maximum Redemptions(1)	Assuming No Redemptions(1)	Assuming Maximum Redemptions(1)
Altimar Public Shareholders	11.4%	0.0%	2.0%	0.0%
Sponsor and Independent Directors	1.9%	2.1%	0.3%	0.3%
PIPE Investors	61.9%	69.9%	11.1%	11.1%
Owl Rock and Dyal Equityholders and other Owl Rock Professionals(2)	24.8%	28.0%	86.6%	88.6%

Total	100.0%	100.0%	100.0%	100.0%

(1)	Assumes that all 27.5 million Public Shares are redeemed in connection with the Business Combination.
(2)

Represents the exercise of vested restricted stock units at December 31, 2020 in which the cash settled award converts into 9.05 million shares of Class A common stock upon exercise of the units. Please refer to “Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC Notes to Consolidated and Combined Financial Statements” within this proxy statement/prospectus for more information.

(3)

Assumes the exchange of 100% of the Blue Owl Operating Group Units that will be outstanding at Closing for shares of Blue Owl common stock. Please refer to “The Business Combination Agreement—Related Agreements—Exchange Agreement” for more information.

Blue Owl’s common stock will consist of six classes: (i) economic, “low-vote” shares of Class A common stock, (ii) economic, “high-vote” shares of Class B common stock, (iii) non-economic (other than the right to receive par value in the event of a liquidation, dissolution or winding up of Blue Owl), “low-vote” shares of Class C common stock, (iv) non-economic (other than the right to receive par value in the event of a liquidation, dissolution or winding up of Blue Owl), “high-vote” shares of Class D common stock, (v) economic (upon conversion to Class A common stock), “no-vote” (other than as required by law) shares of Class E common stock, which shall consist of two series: Series E-1 common stock and Series E-2 common stock, and (vi) Class F common stock, which shall automatically convert into shares of Class A common stock in connection with the Closing (other than certain shares subject to forfeiture pursuant to the terms of the Forfeiture and Support Agreement). Each share of Class A common stock and Class C common stock is entitled to one vote per share, with the Class C common stock being held by holders of Blue Owl Operating Group Units, other than the Owl Rock Principals and the Dyal Principals (each of whom will hold Class D common stock immediately following the Closing). Together, the Class B common stock and Class D common stock will represent 90% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) until such time as the Owl Rock Principals, Dyal Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with the foregoing determination taking into account certain considerations more fully described in the Proposed Charter. On the Sunset Date, all Class B common stock and Class D common stock will automatically convert into Class A common stock or Class C common stock, respectively.

Until the Sunset Date, as holders of our Class B common stock and Class D common stock (as applicable), the Owl Rock Principals and Dyal Principals will be the beneficial owners of 90% of the voting control of our outstanding capital stock, as a result of which the Owl Rock Principals and Dyal Principals will have the power to elect a majority of Blue Owl’s directors. Pursuant to the New York Stock Exchange listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” See “Risk Factors — Risks Related to our Structure and Governance — Blue Owl will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.”

Q:	WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:

The parties currently expect that the Business Combination will be completed during the first half of 2021. However, none of Altimar, Owl Rock and Neuberger can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. See “Risk Factors - Risks Related to the Business Combination and Altimar - If the conditions to the Business Combination Agreement are not met, or suits to enjoin the transaction are successful, the Business Combination may not occur.” The outside date for consummation of the Business Combination is September 23, 2021 (subject to certain extensions up to a total of three months). Altimar must first obtain the approval of Altimar shareholders for each of the Condition Precedent Proposals), Owl Rock must obtain the approval of the stockholders of each of the Owl Rock BDCs of such BDC’s entry into a new investment advisory agreement with its respective investment adviser on substantially similar economic terms; Dyal and Owl Rock must obtain the approval of certain matters related to the Business Combination by the limited partners and/or advisory committees for each of Owl Rock’s and Dyal’s private investment funds (excluding certain managed accounts and co-investment vehicles where consent will be sought but not required as a condition to closing) and Altimar, Owl Rock and Neuberger must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement” beginning on page 135.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:

If Altimar does not complete the Business Combination with Owl Rock and Dyal for any reason, Altimar would search for another target business with which to complete a business combination. If Altimar does not complete the Business Combination with Owl Rock and Dyal or a business combination with another target business by October 27, 2022, Altimar must redeem 100% of the outstanding Class A ordinary shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (less income taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Class A ordinary shares. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Altimar’s outstanding warrants. Accordingly, such warrants will expire worthless.

QUESTIONS AND ANSWERS ABOUT ALTIMAR’S EXTRAORDINARY GENERAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Altimar shareholders are being asked to vote on the following Shareholder Proposals:

1.	the Business Combination Proposal;
2.	the Domestication Proposal;
3.	the Organizational Documents Proposal;
4.	the Advisory Charter Proposals;
5.	the Stock Issuance Proposal;
6.	the Business Combination Issuance Proposal;
7.	the Equity Incentive Plan Proposal; and
8.	the Adjournment Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, and the Business Combination Issuance Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Q:	WHY IS ALTIMAR PROPOSING THE BUSINESS COMBINATION?

A:

Altimar was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (each, a “business combination”).

On October 27, 2020, Altimar completed its IPO, generating gross proceeds of $250,000,000. Subsequently, on November 5, 2020, the underwriter partially exercised its over-allotment option, resulting in an additional $25,000,000 in gross proceeds. Since Altimar’s initial public offering, Altimar’s activity has been limited to the evaluation of business combination candidates.

Owl Rock is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies with approximately $27.1 billion in assets under management as of December 31, 2020.

Dyal is a leading capital solutions provider to large, multi-product private capital managers. Dyal manages funds that seek to acquire minority equity stakes in, or provide debt financing to, established alternative asset managers worldwide. As of December 31, 2020, Dyal managed approximately $23.8 billion in AUM.

The board of directors for each of Altimar and Neuberger Berman, as well as the executive committee of Owl Rock, have unanimously approved the proposed transaction. The proposed Business Combination will bring together two industry leading investment platforms to position the Company to be a differentiated provider of holistic solutions to the alternative asset management community.

Based on its due diligence investigations of Owl Rock and Dyal and the industry in which they operate, including the financial and other information provided by Owl Rock and Dyal in the course of their negotiations in connection with the Business Combination Agreement, Altimar believes that Blue Owl will have a uniquely attractive financial profile due to its combination of strong growth and margins with a focus on permanent capital and FRE. Specifically, the combined company will have over $45.0 billion in combined assets under management, 92% of which would be permanent capital, and initially will derive most of its distributable earnings from FRE, which allows for enhanced predictability of earnings. As a result, Altimar believes that Blue Owl will be well positioned to grow its asset base and distributable earnings due to the complementary client relationships and skill sets of Dyal and Owl Rock, which we believe will further enable new product expansion, and that the Business Combination with Owl Rock and Dyal will provide Altimar shareholders with an opportunity to participate in the ownership of a company with significant growth potential.

Q:	DID THE ALTIMAR BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:	The Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination.

Altimar’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Altimar’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Altimar’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Altimar’s officers, board of directors and advisors in valuing Owl Rock’s and Dyal’s businesses.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Class A ordinary shares, you have the right to demand that Altimar redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of Altimar’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Altimar to pay its taxes) upon the closing of the transactions contemplated by the Business Combination Agreement (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Class A ordinary shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Class A ordinary shares. Accordingly, all Class A ordinary shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed.

If passed, the Organizational Documents Proposal would remove the requirement that Altimar have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your Class A ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Class A ordinary shares and no longer remain shareholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders. Also, with fewer Class A ordinary shares and Public Shareholders, the trading market for Altimar Class A ordinary shares may be less liquid than the market for Altimar Class A ordinary shares prior to the Business Combination and Altimar may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Owl Rock’s and/or Dyal’s businesses will be reduced.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Class A ordinary shares and wish to exercise your redemption rights, you must demand that Altimar redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your share certificates (if any) and other redemption forms to Altimar’s transfer agent physically or electronically using Depository Trust Company’s DWAC

(Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Holders of units must elect to separate the underlying Class A ordinary shares and public warrants prior to exercising redemption rights with respect to the Class A ordinary shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into underlying Class A ordinary shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental Transfer & Trust Company Trust, LLC, Altimar’s transfer agent, directly and instruct them to do so. Any holder of Class A ordinary shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $275,097,733, or approximately $10.00 per Class A ordinary share, as of March 11, 2021, the record date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Altimar to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of Altimar’s creditors, if any, which could have priority over the claims of Altimar’s Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Shareholder Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption made by a holder of Class A ordinary shares may not be withdrawn once submitted to Altimar unless the board of directors of Altimar determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

Any corrected or changed proxy card or written demand of redemption rights must be received by Altimar’s transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.

If a holder of Class A ordinary shares properly makes a request for redemption and the certificates for the Class A ordinary shares (if any) along with the redemption forms are delivered as described to Altimar’s transfer agent as described herein, then, if the Business Combination is consummated, Altimar will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Class A ordinary shares for cash.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

We expect that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) that exercises its redemption rights to receive cash from the Trust Account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Blue Owl common stock that a U.S. holder owns or is deemed to own (including through the ownership of Blue Owl warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations”.

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the potential tax consequences of the rules applicable to a company treated as a “passive foreign investment company” (“PFIC”), as a result of the Domestication. The tax consequences of exercising redemption rights are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effect to U.S. Holders of Altimar Ordinary Shares Exercising Redemption Rights” beginning on page 201.

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AND THE PROPOSED DOMESTICATION?

A:	No. Neither Altimar shareholders nor Altimar warrantholders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	WHY IS ALTIMAR PROPOSING THE DOMESTICATION?

A:

The Board believes that there are significant advantages to Blue Owl that will arise as a result of a change of domicile to Delaware, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section entitled “Proposal No. 2 — The Domestication Proposal — Reasons for the Domestication.” The Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, Neuberger and Owl Rock have required the Domestication as a condition to consummating the Business Combination.

To effect the Domestication, Altimar will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Altimar will be domesticated and continue as a Delaware corporation, at which time Altimar will change its name to “Blue Owl Capital Inc.”

The approval of the Domestication Proposal is a condition to the closing of the transactions contemplated by the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Q:	HOW WILL THE DOMESTICATION AFFECT MY PUBLIC SHARES, PUBLIC WARRANTS AND UNITS?

A:

On the effective date of the Domestication, (a) each outstanding Class A ordinary share will automatically convert into one share of Blue Owl Class A common stock, (b) each outstanding Class B ordinary share will automatically convert into one share of Blue Owl Class F common stock and (c) the outstanding warrants to purchase Class A ordinary shares will automatically become exercisable for shares of Blue Owl Class A common stock. The terms of the Class F common stock will be substantially identical to the terms of the Class B ordinary shares. At a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit of Altimar (each of which consists of one share of Altimar Class A ordinary shares and one-third of one warrant to purchase one share of Altimar Class A ordinary shares) will be separated into its component common stock and warrant. Such warrants will become exercisable into shares of Class A common stock any time after the later of the one year following the completion of Altimar’s IPO and 30 days following the completion of the Business Combination.

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

The net proceeds of Altimar’s initial public offering, together with funds raised from the private sale of warrants simultaneously with the consummation of Altimar’s initial public offering, was placed in the Trust Account immediately following Altimar’s initial public offering. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Class A ordinary shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $9,625,000 as deferred underwriting commissions related to Altimar’s initial public offering) and, together with the proceeds of the PIPE Investment, to pay the Cash Consideration and for Blue Owl’s working capital and general corporate purposes.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations” below, it is intended that the Domestication qualify as a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Altimar, this result is not entirely clear. Assuming that the Domestication so qualifies, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) of Altimar ordinary shares will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. holder of Altimar ordinary shares whose Altimar ordinary shares have a fair market value of less than $50,000 at the time of the Domestication should not recognize any gain or loss and generally should not be required to include any part of Altimar’s earnings in income;

•

A U.S. holder of Altimar ordinary shares whose Altimar ordinary shares have a fair market value of $50,000 or more on the date of the Domestication, but who at the time of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Altimar ordinary shares entitled to vote and less than 10% of the total value of all classes of Altimar ordinary shares will generally recognize gain (but not loss) as a result of the Domestication. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend earnings and profits (as defined in the U.S. Treasury regulations (“Treasury Regulations”) under Section 367 of the Code) attributable to its Altimar ordinary shares provided certain other requirements are satisfied. Altimar does not expect that Altimar’s cumulative earnings and profits will be material at the time of the Domestication.

•

A U.S. holder of Altimar ordinary shares who at the time of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Altimar ordinary shares or 10% of the total value of all classes of Altimar Shares entitled to vote will generally be required to include in income as a dividend earnings and profits (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Altimar ordinary shares. Altimar does not expect that Altimar’s cumulative earnings and profits will be material at the time of domestication.

As discussed further under “Material U.S. Federal Income Tax Considerations” below, Altimar believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In the event that Altimar is considered a PFIC then, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. holder to recognize gain as a result of the Domestication. Any such gain would be taxed as ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” with respect to their Altimar ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”.

Additionally, the Domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. holder’s Blue Owl common stock (or warrants) subsequent to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations”.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE SHAREHOLDER PROPOSALS?

A:

The Sponsor owns of record and is entitled to vote an aggregate of approximately 19.36% of the outstanding shares of Altimar ordinary shares. The Sponsor has agreed to vote any founder shares and any Class A ordinary shares held by it as of the record date in favor of the Shareholder Proposals. See “The Business Combination Agreement — Related Agreements — Forfeiture and Support Agreement”. In addition, pursuant to the Forfeiture and Support Agreement executed by the Sponsor on December 23, 2020 in connection with the execution of the Business Combination Agreement, the Sponsor has agreed to vote all of its Class A ordinary shares and Class B ordinary shares (i) in favor of Shareholder Proposals 1-7 (including the Advisory Charter Proposals) (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement; and (iii) against (A) any proposal or offer from any Person concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, or (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to impede the fulfillment of the Company’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s governing documents, other than in connection with the Domestication or as otherwise contemplated by the Business Combination Agreement). See “Certain Relationships and Related Party Transactions — Forfeiture and Support Agreement.”

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

The holders of a majority of the voting power of the issued and outstanding Altimar ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares, who currently own approximately 20% of the issued and outstanding shares of Altimar ordinary shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 17,187,501 shares of Altimar ordinary shares would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Altimar shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Altimar shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Forfeiture and Support Agreement,” the Sponsor and Altimar’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the Altimar ordinary shares in favor of the Business Combination Proposal.

The Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Altimar’s Public Shareholders. Pursuant to the IPO Letter Agreement, the Sponsor and Altimar’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the Altimar ordinary shares in favor of the Domestication Proposal.

The Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by Altimar’s Public Shareholders. Pursuant to the Forfeiture and Support Agreement, the Sponsor and Altimar’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the Altimar ordinary shares in favor of the Organizational Documents Proposal.

The Advisory Charter Proposals: The approval of any of the Advisory Charter Proposals is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Altimar is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Altimar or the Altimar Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).

The Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Stock Issuance Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Domestication Proposal and the Business Combination Proposal. Therefore, if any of the Business Combination Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by Altimar’s Public Shareholders. Pursuant to the IPO Letter Agreement, the Sponsor and Altimar’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the Altimar ordinary shares in favor of the Stock Issuance Proposal.

The Business Combination Issuance Proposal: The approval of the Business Combination Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Business Combination Issuance Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Equity Incentive Plan Proposal. Therefore, if any of those Shareholder Proposals is not approved, the Business Combination Issuance Proposal will have no effect, even if approved by Altimar’s Public Shareholders. Pursuant to the IPO Letter Agreement, the Sponsor and Altimar’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the Altimar ordinary shares in favor of the Business Combination Issuance Proposal.

The Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Equity Incentive Plan

Proposal is conditioned on the approval of the Business Combination Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and Stock Issuance Proposal. Therefore, if any of those proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by Altimar’s Public Shareholders. Pursuant to the Forfeiture and Support Agreement, the Sponsor and Altimar’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the Altimar ordinary shares in favor of the Equity Incentive Plan Proposal.

The Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal.

Q:	DO ANY OF ALTIMAR’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF ALTIMAR SHAREHOLDERS?

A:

Altimar’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Altimar’s shareholders generally. The Altimar board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of Altimar. See “The Business Combination Proposal — Interests of Altimar Directors and Officers in the Business Combination” beginning on page 163 of this proxy statement/prospectus.

For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors — Risks Related to the Business Combination and Altimar — Pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates could give rise to actual or perceived conflicts of interest in connection with the Business Combination.”

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of Altimar as of March 11, 2021 (the “record date”) you may submit your proxy before the Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of Altimar as of the record date, you may also cast your vote at the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a legal proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held on                 , 2021, at                local time. For the purposes of Altimar’s Amended and Restated Memorandum and Articles of Association, the physical place of the meeting will be Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands. In light of the novel coronavirus pandemic and to support the well-being of Altimar’s shareholders, directors and officers, Altimar encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/altimarspac/sm2021. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1-877-770-3647. All Altimar shareholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Altimar or by voting at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a shareholder of record because you hold your shares in “street name”, please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Shareholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Shareholder Proposal for which the broker does not have discretionary voting power.

If you are an Altimar shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Business Combination Issuance Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the Special Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are an Altimar shareholder that attends the Special Meeting and fails to vote on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Business Combination Issuance Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the Altimar shares represented by your proxy will be voted as recommended by the Altimar board of directors with respect to that Shareholder Proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•	filing a notice with the Secretary of Altimar;

•	mailing a new, subsequently dated proxy card; or

•	by attending the Special Meeting and electing to vote your shares.

If you are a shareholder of record of Altimar and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Altimar, 40 West 57th Street, New York, NY, 10019 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. New York City time on                 , 2021, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of Altimar ordinary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will continue to be a shareholder of Altimar. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a shareholder of Altimar while Altimar searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS, VOTING OR THE BUSINESS COMBINATION?

A:

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for Altimar, at the following address and telephone number:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (877) 456-3463

Banks and Brokers may call collect: (212) 750-5833

If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Altimar’s transfer agent, at the address below prior to          p.m., New York City Time, on                 , 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which Altimar, Owl Rock and Dyal refer before you decide how to vote with respect to the Shareholder Proposals. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Parties to the Business Combination (page 111)

Altimar Acquisition Corporation

40 West 57th Street

33rd Floor

New York, NY 10019

+1 212-287-6767

Altimar Acquisition Corporation is a blank check company incorporated as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Owl Rock

399 Park Avenue

38th Floor

New York, NY 10022

+1 212-419-3000

Owl Rock is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies with approximately $27.1 billion in AUM as of December 31, 2020. Owl Rock provides investors access to private credit strategies through direct lending products.

Dyal

1290 Avenue of the Americas

New York, NY 10104

+1 212-672-7499

Dyal, a business of Neuberger Berman, is a leading capital solutions provider to large, multi-product private capital managers. Dyal manages funds that seek to acquire minority equity stakes in, or provides debt financing to, established alternative asset managers worldwide. As of December 31, 2020, Dyal managed approximately $23.8 billion in AUM.

The Business Combination Agreement (page 112)

The terms and conditions of the Business Combination are contained in the BCA, substantially in the form attached to this document as Annex C, which is incorporated by reference herein in its entirety. Altimar encourages you to read the BCA carefully, as it is the legal document that governs the Business Combination. For more information on the BCA, see the section entitled “The Business Combination Agreement.”

Structure of the Business Combination (page 126)

In connection with the Closing:

(a)	immediately prior to the Closing, Altimar will change its name to “Blue Owl Capital Inc.” (“Blue Owl”);

(b)	Blue Owl’s wholly-owned subsidiary, Blue Owl GP, will serve as the general partner of two Delaware limited partnerships: Blue Owl Holdings and Blue Owl Carry;

(c)

Blue Owl Holdings will acquire (i) the Owl Rock Business and (ii) the Dyal Capital Partners division of Neuberger (i.e., the Dyal Business) (subject to, in each case, interests representing Specified Interests), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein; and

(d)

Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts to be acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl will not acquire any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund.

Simplified Pre-Combination Structure of Owl Rock

The following diagram illustrates in simplified terms the current structure of Owl Rock and its operating subsidiaries prior to the Closing.

*	Excludes third party holders, including Dyal Fund IV

Simplified Pre-Combination Structure of Dyal

The following diagram illustrates in simplified terms the current structure and ownership of the Dyal division of Neuberger prior to the Closing, which consists primarily of management contracts and other operations owned or conducted directly or indirectly by NBAA as well as the Dyal GP entities depicted below.

Simplified Post-Combination Blue Owl Structure

The following diagrams illustrate in simplified terms the expected structure of Blue Owl and its operating subsidiaries upon the Closing.

(1)	Assumes no Altimar shareholders exercise Redemption Rights.

(2)	Owl Rock Principals and Dyal Principals collectively represent 90% of the voting interests in Blue Owl.

(3)	Ownership percentages based on ownership of common units of Owl Rock Capital Feeder LLC.

(4)

Shares of Class C and Class D common stock represent non-economic interests in Blue Owl (other than the right to receive the par value of such shares in connection with the liquidation, dissolution or winding up of Blue Owl) and are exchangeable for shares of Class A or Class B common stock, respectively, together with an equal number of Blue Owl Operating Group Units.

(5)	Based upon Pro Forma Election Assumptions.

Blue Owl’s common stock will consist of six classes: (i) economic, “low-vote” shares of Class A common stock, (ii) economic, “high-vote” shares of Class B common stock, (iii) non-economic (other than the right to receive par value in the event of a liquidation, dissolution or winding up of Blue Owl), “low-vote” shares of Class C common stock, (iv) non-economic (other than the right to receive par value in the event of a liquidation, dissolution or winding up of Blue Owl), “high-vote” shares of Class D common stock, (v) economic (upon conversion to Class A common stock), “no-vote” (other than as required by law) shares of Class E common stock, which shall consist of two series: Series E-1 common stock and Series E-2 common stock, and (vi) Class F common stock, which shall automatically convert into shares of Class A common stock in connection with the Closing (other than certain shares subject to forfeiture pursuant to the terms of the Forfeiture and Support Agreement). Each share of Class A common stock and Class C common stock is entitled to one vote per share, with the Class C common stock being held by holders of Blue Owl Operating Group Units, other than the Owl Rock Principals and the Dyal Principals (each of whom will hold Class D common stock immediately following the Closing). Together, the Class B common stock and Class D common stock will represent 90% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) until the Sunset Date. On the Sunset Date, all Class B common stock and Class D common stock will automatically convert into Class A common stock or Class C common stock, respectively.

Until the Sunset Date, as holders of our Class B common stock and Class D common stock (as applicable), the Owl Rock Principals and Dyal Principals will be the beneficial owners of 90% of the voting control of our outstanding capital stock, as a result of which the Owl Rock Principals and Dyal Principals will have the power to elect a majority of Blue Owl’s directors.

The Private Placement (page 149)

In connection with entering into the Business Combination Agreement, Altimar, Owl Rock and Neuberger entered into the Subscription Agreements with the “PIPE Investors”, pursuant to which, among other things, the PIPE Investors party thereto agreed to purchase an aggregate of 150,000,000 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $1.5 billion in the PIPE Investment. The Subscription Agreements contain customary representations, warranties, covenants and agreements of Altimar and the PIPE Investors and are subject to customary closing conditions (including, without limitation, that there is no amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE Investors) and termination rights (including a termination right if the transactions contemplated by the Subscription Agreements have not been consummated by October 23, 2021, other than as a result of breach by the terminating party). The PIPE Investments are expected to close immediately prior to the Closing.

For more information regarding the Private Placement and the Subscription Agreements, see the section entitled “The Business Combination Agreement—Related Agreements—Subscription Agreements.”

Consideration to be Received in the Business Combination (page 129)

The aggregate value of the consideration (prior to giving effect to the Seller Earnout Securities) to be paid to the Owl Rock Equityholders and the Dyal Equityholders in the Business Combination is approximately $12.15 billion, of which:

(a)

approximately $5,467,500,000 will be paid to the existing Owl Rock Equityholders consisting of the Owl Rock Cash Consideration, which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in shares of Class A common stock at a price of $10.00 per share (or, in lieu of such shares of Class A Common Stock for Owl Rock Equityholders making a valid and timely election, in Blue Owl Operating Group Units and vote-only shares of Blue Owl); and

(b)

approximately $6,682,500,000 will be paid to the Dyal Equityholders consisting of the Dyal Cash Consideration, which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in Blue Owl Operating Group Units and vote-only shares of Blue Owl.

The Owl Rock Cash Consideration and the Dyal Cash Consideration are each subject to adjustment as further described below under “The Business Combination Agreement—Consideration to be Received in the

Business Combination,” with corresponding increases to be made to the Owl Rock Equityholders’ and the Dyal Equityholders’ respective equity consideration (except in the case of a deficit in respect of working capital-like items or the principal amount of indebtedness, in each case as further described below under “The Business Combination Agreement—Consideration to be Received in the Business Combination”).

In addition to the consideration described above, each Owl Rock Equityholder and each Dyal Equityholder will have the right to receive certain payments under the Tax Receivable Agreement.

For more information, see the section entitled “The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Earnout (page 131)

45,000,000 additional shares of Class E common stock and/or Seller Earnout Units in each of Blue Owl Holdings and Blue Owl Carry are being issued to the Owl Rock Equityholders and 55,000,000 Seller Earnout Units in each of Blue Owl Holdings and Blue Owl Carry are being issued to the Dyal Equityholders. The Class E common stock and “Seller Earnout Units” consist of two equal tranches, with one tranche (50% of the total) vesting if the volume-weighted average share price on Blue Owl’s Class A common stock is $12.50 or above for 20 consecutive days within 5 years after the Closing and the second tranche (the remaining 50%) vesting if the volume-weighted average share price on Blue Owl’s Class A common stock is $15.00 or above for 20 consecutive days within 5 years after the Closing. The vesting metrics also are achieved if there is a merger, consolidation, tender offer, exchange offer, business combination or sale at or above the relevant vesting metric. The Class E common stock converts automatically into Class A common stock upon vesting and, in connection with the vesting of Seller Earnout Units, shares of Class D common stock (in the case of Owl Rock Principals and Dyal Principals) and shares of Class C common stock (in all other cases) are issued to the holder thereof. The shares of Class E common stock and Seller Earnout Units that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of Blue Owl or any holder of Class E common stock, be transferred to Blue Owl and cancelled for no consideration, and thereafter Blue Owl shall take all necessary action to retire such shares of Class E common stock that are reacquired by Blue Owl and shall not be disposed of out of treasury or otherwise reissued.

For more information, see the section entitled “The Business Combination Agreement — Earnout.”

Altimar Extraordinary Meeting and the Proposals (page 154)

The Special Meeting will be held at                 a.m., Eastern Time, on,                 2021. For the purposes of Altimar’s Amended and Restated Memorandum and Articles of Association, the physical place of the meeting will be Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands. In light of the novel coronavirus pandemic and to support the well-being of Altimar’s shareholders, directors and officers, Altimar encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/altimacspac/sm2021. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1-877-770-3647. At the Special Meeting, Altimar’s shareholders will be asked to approve the Business Combination Proposal, the Domestication Proposal, Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Business Combination Issuance Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal (if necessary).

The Altimar board of directors has fixed the close of business on March 11, 2021 (the “record date”) as the record date for determining the holders of Altimar ordinary shares entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were 27,500,000 shares of Altimar Class A ordinary shares and 6,875,000 shares of Altimar Class B ordinary shares outstanding and entitled to vote at the Special Meeting. Each share of Altimar ordinary shares entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and Altimar’s directors and officers and their affiliates owned and were entitled to vote 6,875,000 shares of Altimar ordinary shares, representing approximately 20% of the shares of Altimar ordinary shares outstanding on that date. Altimar currently expects that the Sponsor and its directors and officers will vote their shares in favor of the Shareholder Proposals and, pursuant to the Forfeiture and Support Agreement, the Sponsor and directors and officers have agreed to do so. As of the record date, Owl Rock and Dyal did not beneficially hold any shares of Altimar ordinary shares.

A majority of the voting power of the issued and outstanding Altimar ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The approval of each of the Advisory Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Stock Issuance Proposal, the Business Combination Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal (if necessary) each requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Business Combination Issuance Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Recommendation of Altimar’s Board of Directors (page 157)

The Board has unanimously determined that the Business Combination Proposal is in the best interests of Altimar and its shareholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Business Combination Issuance Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Altimar’s Board of Directors’ Reasons for Approval of the Business Combination (page 119)

On December 22, 2020, the Board unanimously (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement, related transaction documentation and other Shareholder Proposals be submitted to Altimar’s shareholders for approval and adoption, and recommended that Altimar’s shareholders approve and adopt the Business Combination Agreement, related transaction documentation and such other Shareholder Proposals. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Altimar board of directors did not seek to obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The Altimar board of directors viewed its decision as being based on all of the information available and the factors presented and considered by it. In addition, individual directors may have given different weight to different factors. For more information, see the section entitled “ The Business Combination Agreement—Altimar Board of Directors’ Reasons for the Approval of the Business Combination.” This explanation of Altimar’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11 of this proxy statement/prospectus.

Consistent with its investment philosophy and strategy, Altimar planned to identify a high-quality business run by exceptional teams pursuing growth and large market opportunities. These criteria were not intended to be exhaustive, and the evaluation relating to the merits of Altimar’s initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Altimar’s management team deemed relevant. In considering the Business Combination with Blue Owl, the Board concluded that it met all of the above criteria.

The Board also gave consideration to certain risks related to the Business Combination, which are described in this proxy statement/prospectus under the caption “Risk Factors”.

Satisfaction of 80% Test (page 124)

It is a requirement under Altimar’s Memorandum and Articles of Association that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of the New York Stock Exchange require that Altimar’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). As of December 23, 2020, the date of the execution of the definitive agreement for the proposed Business Combination, the balance of the Trust Account was approximately $265,405,000 (excluding the $9,621,893 deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $212,324,000. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $12.15 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the definitive agreement for the proposed Business Combination. The enterprise value consists of an implied equity value for Dyal (prior to the proposed Business Combination) of approximately $6,682,500,000 and an implied equity value for Owl Rock (prior to the proposed Business Combination) of approximately $5,467,500,000 and an assumed $350 million of net debt. In determining whether the enterprise value described above represents the fair market value of the Dyal and Owl Rock Businesses, the Altimar Board considered all of the factors described in the section of the proxy statement/prospectus captioned “Altimar’s Board of Directors’ Reasons for Approval of the Business Combination” and the fact that the purchase price for these businesses was the result of an arm’s length negotiation. As a result, the Altimar Board concluded that the fair market value of Blue Owl was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Certain Regulatory Approvals (page 143)

The parties will use their commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Business Combination, and to submit promptly any additional information requested by any such governmental authority. The parties will use their commercially reasonable efforts to promptly obtain all authorizations, approvals, clearances, consents, actions or non-actions of any governmental authority in connection with the applicable filings, applications or notifications. Each party will promptly inform the other parties of any material communication between itself or its representatives and any governmental authority regarding the Business Combination. If a party or any of its affiliates receives any request for supplemental information or documentary material from any governmental authority with respect to the Business Combination, then the party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

The consummation of the Business Combination will specifically require the approval from certain governmental authorities (including the Financial Control Authority of the United Kingdom, the Central Bank of Ireland, the French Autorité des Marchés Financiers, the Monetary Authority of Singapore, the Jersey Financial Services Commission, the Swedish Financial Supervisory Authority, the Commission de Surveillance du Secteur Financier of Luxembourg, and the Foreign Investment Review Board of Australia regarding the change in ownership or control of certain regulated entities. The approvals contemplated by the preceding sentence are conditions to the Closing of the Business Combination. Additionally, each party’s obligation to complete the Business Combination is subject to the waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 having expired or been terminated (which waiting period expired on February 18, 2021).

Owl Rock Capital Partners shall, in consultation with Altimar and Neuberger, prepare and, not later than 30 days after the date of the Business Combination Agreement, file with FINRA and request FINRA “Fast Track” treatment for, the continuing membership agreement covering the change in ownership of Owl Rock Securities in connection with Business Combination (together, the “CMAs”) together with all documents and information required in connection with obtaining FINRA approval on a “Fast Track” basis. Each of the parties will assist Owl Rock Capital Partners and provide all necessary information to counsel for Owl Rock Capital Partners to enable Owl Rock Securities to make and submit such filing, as promptly as practical after the execution of the Business Combination Agreement, in form and substance reasonably satisfactory to Owl Rock Capital Partners, and to obtain FINRA approval of the change in ownership of the Owl Rock Securities. Each of the parties to the Business Combination Agreement will use commercially reasonable efforts to have the CMAs approved by FINRA on a “Fast Track” basis or, if such “Fast Track” basis is not granted, as promptly as practicable. For the avoidance of doubt, the foregoing consent and approval contemplated by this paragraph are not conditions to the Closing.

Conditions to Closing (page 135)

The Closing is subject to certain conditions, including, among other things, (i) the approval of the Business Combination and other matters by Altimar’s shareholders; (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which waiting period expired on February 18, 2021), and receipt of certain additional regulatory approvals; (iii) the approval of the stockholders of each of the Owl Rock BDCs of such BDC’s entry into a new investment advisory agreement with its respective investment adviser on substantially similar economic terms (which approvals were received on March 17, 2021); (iv) the approval of matters related to the Business Combination by the limited partners and/or advisory committees for each of Dyal Funds I-V and Dyal Financing Fund and each of the Owl Rock Funds (excluding certain managed accounts and co-investment vehicles where consent will be sought but not required); (v) the completion of the Domestication by Altimar in accordance with Section 388 of the

Delaware General Corporation Law and the Companies Law (2020 Revision) of the Cayman Islands; (vi) the cash proceeds from the trust account established for the purpose of holding the net proceeds of Altimar’s initial public offering, net of any amounts paid to Altimar’s shareholders that exercise their redemption rights in connection with the Business Combination, plus the aggregate proceeds of the PIPE Investments equaling no less than $1,300,000,000 at the Closing (the “Minimum Proceeds Condition”) (provided that in the case of Altimar, the Minimum Proceeds Condition is that the PIPE Investment has been funded in an amount not less than $750,000,000); (vii) covenant and representation and warranty bring down conditions; (viii) the absence of a material adverse effect on the respective parties; (ix) continued employment of the key principals; and (x) the listing of Blue Owl Class A common stock to be issued in the Business Combination on the New York Stock Exchange. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.

Termination (page 146)

The Business Combination Agreement may be terminated by Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Neuberger under certain circumstances, including, among others, (i) by mutual written consent of Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Altimar, (ii) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar by written notice to such other party if any applicable law is in effect making the consummation of the transactions contemplated by the Business Combination Agreement illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar by written notice to such other parties if the Closing has not occurred on or before September 23, 2021 (the “Outside Date”); provided that, if (A) a proceeding by Neuberger or Owl Rock Group, Owl Rock Feeder or Owl Rock Capital Partners against Altimar for a material uncured breach of the Business Combination Agreement is commenced or pending on or prior to such date, the Outside Date for consummating the Business Combination will automatically be extended until the earlier of (x) 30 days following the date on which a final non-appealable order has been issued in such proceeding, and (y) December 23, 2021; or (B) the Altimar stockholder meeting is adjourned or postponed to a date on or after September 23, 2021, then the Outside Date for consummating the Business Combination will automatically be extended until three business days following the date on which the Altimar stockholder meeting is held; provided, further, that the right to terminate the Business Combination Agreement under this clause (iii) is not available to any party that has materially breached any of its representations, warranties, covenants or agreements and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before the Outside Date; (iv) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar for material uncured breach by other parties to the Business Combination Agreement (subject to notice and an opportunity to cure, if curable); and (v) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar if Altimar has not obtained the required approval of its shareholders.

Redemption Rights (page 160)

Public Shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any Public Shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Altimar’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to                a.m., Eastern Time, on                , 2021, (a) submit a written request to the transfer agent that Altimar redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the transfer agent, physically or electronically through DTC.

An Altimar shareholder may not withdraw a redemption request once submitted to Altimar unless the board of directors of Altimar determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Altimar to permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Altimar’s Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Altimar will promptly return any shares previously delivered by public holders.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination, Public Shareholders must properly exercise their right to redeem the public shares that you will hold upon the Domestication no later than the close of the vote on the Business Combination Proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to                a.m., Eastern Time on                , 2021. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of Article 49.3 of the Amended and Restated Memorandum and Articles of Association of Altimar and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Blue Owl shall pay Public Shareholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights (page 372)

Altimar’s shareholders will not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Shareholder Proposals.

Proxy Solicitation (page 162)

Proxies may be solicited by mail, telephone or in person. Altimar has engaged Innisfree to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting — Revoking Your Proxy.”

Interests of Altimar Directors and Officers in the Business Combination (page 163)

In considering the recommendation of the board of directors of Altimar to vote in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that the Sponsor and certain members of the board of directors and officers of Altimar and the Sponsor, including its directors and officers, have interests in such Shareholder Proposals that are different from, or in addition to, those of Altimar’s shareholders generally. In particular:

•

If Altimar does not consummate a business combination by October 27, 2022 (unless such date is extended in accordance with the Amended and Restated Memorandum and Articles of Association), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Class A ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,875,000 Class B ordinary shares would be worthless because following the redemption of the Class A ordinary shares, Altimar would likely have few, if any, net assets and because the holders of our Class B ordinary shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.001 per share. The 4,585,625 shares of Class A common stock that the Class B ordinary shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $             based upon the closing price of $            per share of public share on the NYSE on                 , the most recent closing price. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

•

Sponsor purchased 5,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, and such private placement warrants will expire and be worthless if a business combination is not consummated within 24 months of the consummation of the IPO (unless such date is extended in accordance with the Existing Organizational Documents).

•

Altimar’s existing directors and officers will be eligible for continued indemnification and continued coverage under Altimar’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to Altimar if and to the extent any claims by a vendor for services rendered or products sold to Altimar, or a prospective target business with which Altimar has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of Altimar’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Altimar from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Altimar fails to consummate a business combination within the required period, Sponsor and Altimar’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•

Pursuant to the Investor Rights Agreement, the holders of Class A and Class B common stock and the holders of ordinary shares of Altimar who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Blue Owl Class A common stock and warrants held by such parties.

•

For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors — Risks Related to the Business Combination and Altimar — Pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates could give rise to actual or perceived conflicts of interest in connection with the Business Combination.”

Stock Exchange Listing

We expect to list the shares of Blue Owl Class A common stock and warrants to purchase shares of Class A common stock on the NYSE under the proposed symbols “OWL” and “OWL.WS,” respectively.

Sources and Uses of Funds (page 214)

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of Altimar’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that 27.5 million outstanding Class A ordinary shares are redeemed in connection with the Business Combination (representing all the outstanding Public Shares (“Maximum Redemptions”)). The number of Class A ordinary shares redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.00; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$275	Cash to Balance Sheet	$175
PIPE Investment	1,500	Cash to Sellers	1,583
FIC Cash	143	Escrow Amount	10
		Transaction Costs	150

Total Sources	$1,918	Total Uses	$1,918

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$—	Cash to Balance Sheet	$175
PIPE Investment	1,500	Cash to Sellers	1,308
FIC Cash	143	Escrow Amount	10
		Transaction Costs	150

Total Sources	$1,643	Total Uses	$1,643

Pursuant to the Business Combination Agreement, certain FIC Assets in the form of cash and cash equivalents attributable to “FIC Units” in Owl Rock Group (held predominantly by Owl Rock Capital Partners, which is held by the Owl Rock Principals) may be retained within Owl Rock Group (including through its wholly owned subsidiaries, as applicable) for use to pay transaction expenses and for general corporate purposes. It is anticipated that approximately $143 million of such FIC Assets will be so retained, and accordingly, as contemplated by the Business Combination Agreement, $143 million of cash of Blue Owl GP will be used to pay cash consideration to such holders of “FIC Units”.

As a result of the transactions contemplated by the Business Combination Agreement, an earnout of $150.0 million is payable by certain holders of Class A Units in Owl Rock Group related to a 2018 recapitalization transaction involving Owl Rock Group. This earnout may be funded by offset against the Owl Rock Cash Consideration payable to holders of Class A Units in Owl Rock Group under the Business Combination. These earnout contributions are for the benefit of Owl Rock Capital Partners in accordance with Owl Rock Group’s existing Limited Liability Company Agreement.

Accounting Treatment of the Business Combination (page 212)

The combined financial information presents the pro forma effects of the following transactions:

•	the reverse recapitalization of Owl Rock;

•	the acquisition of Dyal; and

•	the issuance of Altimar common stock in the PIPE Investment.

Effective December 23, 2020, Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger (the “Companies”), entered into the Business Combination Agreement pursuant to which Altimar intends to use cash and issue shares in exchange for the equity and/or assets of the two aforementioned entities (the “Business Combination”).

The Business Combination will be accounted for as a reverse asset acquisition of Owl Rock and a forward acquisition of Dyal. Owl Rock is deemed to be the accounting acquirer because the same party that controlled Owl Rock prior to the Business Combination (Owl Rock Capital Partners) is expected to obtain a controlling financial interest in Altimar as a result of the transaction. The merger between Owl Rock and Altimar will be accounted for as a reverse asset acquisition, which is accounted for in a similar manner to a reverse recapitalization in accordance with U.S. GAAP, with no goodwill or other intangible assets recorded. Under this method of accounting, Altimar will be treated as the “acquired” company. Accordingly, for accounting purposes, the reverse asset acquisition will be treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization. The acquisition of Dyal will be treated as a business combination for which Owl Rock is the accounting acquirer under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) because Dyal meets the definition of a business and Owl Rock Capital Partners indirectly obtain control of Dyal through its acquisition of Altimar and through Blue Owl’s consolidation of Blue Owl Holdings (including wholly owned subsidiaries representing the Dyal business) under ASC 810. As a result, the acquisition of Dyal will be accounted for using the acquisition method whereby Blue Owl will record the fair value of assets and liabilities acquired from Dyal.

The Company has determined Owl Rock to be the predecessor entity to the Business Combination based on a number of considerations, including i) Owl Rock former management making up the majority of the management team of Blue Owl, ii) Owl Rock former management nominating or representing the majority of Blue Owl’s board of directors and iii) Owl Rock representing the majority of the continuing operations of Blue Owl. Therefore, operations presented prior to the Business Combination will be those of Owl Rock.

Comparison of Corporate Governance and Shareholder Rights (page 168)

Following the consummation of the Business Combination, the rights of Altimar shareholders who become Blue Owl stockholders in the Business Combination will no longer be governed by Altimar’s Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”) and instead will be governed by the Proposed Charter and the Proposed Bylaws of Blue Owl. See “The Domestication Proposal — Comparison of Corporate Governance and Shareholders” beginning on page 168.

Summary of Risk Factors (page 56)

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this proxy statement/prospectus. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

•	We are subject to risks related to COVID-19;

•	Difficult market and political conditions may reduce the value or hamper the performance of the investments made by our funds or impair the ability of our funds to raise or deploy capital;

•

The management fees of our BDCs and management fees and performance income of our private funds comprise substantially all of our revenues and a reduction in fees and performance income could have an adverse effect on our results of operations and the level of cash available for distributions to our stockholders;

•

If we are unable to raise new and successor funds, the growth of our FPAUM and management fees, and ability to deploy capital into investments, the potential for increasing performance income, would slow or decrease, all of which would materially reduce our revenues and cash flows and adversely affect our financial condition;

•	We face intense competition in the investment management business;

•	We face potential conflicts of interest related to our allocation of capital and co-investment opportunities;

•	We face potential conflicts of interest related to our allocation of costs and expenses, and are subject to increased regulatory scrutiny and uncertainty with regard to those determinations;

•	Existing and future relationships between or among our partner managers, our funds and their limited partners could give rise to actual or perceived conflicts of interest;

•

Our entitlement and that of certain of our stockholders, principals and employees to receive performance income from certain of our Dyal funds may create an incentive for us to make more speculative investments and determinations on behalf of our funds than would be the case in the absence of carried interest;

•	We are subject to risks related to diversified investment strategies;

•	We are subject to risks related to entering new lines of business and expansion into new investment strategies, geographic markets and businesses;

•	We are subject to risks related to our dependency on our key personnel and employees as well as attracting, retaining and developing human capital in a highly competitive talent market;

•	We may be subject to cybersecurity risks and changes to data protection regulation;

•	We are currently subject to and may be subject in the future to litigation risks, and consequently, we may face liabilities and damage to our professional reputation as a result;

•	Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;

•

Changes to the method of determining the London Interbank Offered Rate (“LIBOR”) or the selection of a replacement for LIBOR may affect the value of investments held by our funds and could affect our results of operations and financial results;

•	Economic sanction laws in the U.S. and other jurisdictions may prohibit us and our affiliates from transacting with certain countries, individuals and companies;

•	We are subject to laws and regulations in the EEA, including the Alternative Investment Fund Managers Directive, which may increase our regulatory costs and burdens;

•

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in shares of our Class A common stock;

•	Valuation methodologies for certain assets of our funds can be subject to significant subjectivity;

•	We are subject to risks related to Blue Owl’s categorization as a “controlled company” within the meaning of the NYSE listing standards;

•	Potential conflicts of interest may arise among the holders of Class B and Class D common stock and the holders of our Class A, Class C and Class E common stock;

•	We are subject to risks related to effectuating the Domestication including potentially adverse tax consequences and less favorable shareholder rights under the DGCL than under Cayman Islands Law;

•	The Proposed Charter will not limit the ability of the Sponsor to compete with us;

•	We are subject to risks related to our dependency on the Blue Owl Operating Group entities to pay dividends, taxes, make payments under the Tax Receivable Agreement and pay other expenses;

•	We are subject to risks related to the Tax Receivable Agreement;

•	We may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;

•

We are subject to risks that may prevent the consummation and completion of the Business Combination, including the approval of each Condition Precedent Proposal, the failure to meet closing conditions and the failure of the PIPE Securities to close, as well as the resolution of legal actions seeking to enjoin the completion of the transaction;

•

Some of Altimar’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Blue Owl is appropriate for Altimar’s initial business combination;

•

Pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates could give rise to actual or perceived conflicts of interest in connection with the Business Combination;

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share;

•

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash;

•

The grant of registration rights to our shareholders, holders of our Private Placement Warrants and PIPE Investors and the future exercise of such rights may adversely affect the market price of our Class A common stock;

•	We may have been a PFIC, which could result in adverse United States federal income tax consequences to U.S. investors;

•

We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected; and

•

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Altimar’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Altimar’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

SELECTED HISTORICAL CONDENSED

FINANCIAL INFORMATION OF ALTIMAR

Altimar is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Altimar’s statement of operations data and cash flow data for the period from August 20, 2020 through December 31, 2020 and balance sheet data as of December 31, 2020 are derived from Altimar’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Altimar’s condensed financial statements and related notes and “Altimar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Altimar.

For the period from August 20, 2020 (inception) through December 31, 2020
Statement of Operations Data:
Formation and operating costs	299,659

Net income (loss)	$(261,631)

Balance Sheet Data (at period end):
Total assets	$276,316,182
Total liabilities	9,767,101
Shareholder’s Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,345,092 shares issued and outstanding (excluding 26,154,908 shares subject to possible redemption)	135
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,875,000 shares issued and outstanding	688
Additional paid-in capital	5,260,809
Accumulated deficit	(261,631)
Total shareholder’s equity	5,000,001
Selected Cash Flow Data:
Net loss:	(261,631)
Adjustments to reconcile net loss to net cash used in operating activities	—
Payment of formation costs in exchange for issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(38,028)
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	48,965
Offering costs paid through promissory note — related party	94,890
Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	20,000
Initial classification of Class A ordinary shares subject to possible redemption	261,805,710
Change in value of Class A ordinary shares subject to possible redemption	(256,630)
Deferred underwriting fee payable	9,625,000
Weighted average number of Class B ordinary shares outstanding (basic and diluted).	6,518,595

SELECTED HISTORICAL CONSOLIDATED AND COMBINED

FINANCIAL INFORMATION OF OWL ROCK

The following table shows selected historical consolidated and combined financial information of Owl Rock for the periods and as of the dates indicated.

The selected historical consolidated and combined financial information of Owl Rock as of and for the years ended December 31, 2020, 2019 and 2018 was derived from the historical consolidated and combined financial statements of Owl Rock included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Owl Rock’s consolidated financial statements and the related notes. Owl Rock’s historical results are not necessarily indicative of Owl Rock’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Owl Rock, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Blue Owl going forward. See the sections entitled “Summary — Information About the Parties to the Business Combination — Owl Rock” and “Unaudited Pro Forma Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Selected Financial Information

($ amounts in thousands)	December 31, 2020	December 31, 2019	December 31, 2018
Consolidated statements of financial condition data
Total assets	$121,597	$56,718	$44,449
Debt obligations, net	356,386	287,104	29,676
Total liabilities	622,758	407,215	117,054
Non-controlling interests	6,526	2,259	(2,689)
Member’s capital (deficit) attributed to members of Owl Rock Capital and sole member of Owl Rock Capital Securities LLC	(507,687)	(352,756)	(69,916)
Total members’ capital (deficit)	(501,161)	(350,497)	(72,605)

	For the Years Ended December 31,
($ amounts in thousands)	2020	2019	2018
Consolidated statements of operations data
Total revenues, net	$249,815	$190,850	$121,249
Total expenses	308,542	163,483	122,888
Interest expense	23,816	6,662	1,128

Net income (loss) before income taxes	(82,543)	20,705	(2,767)
Income tax (benefit) expense	(102)	240	(180)

Net income (loss) including non-controlling interests	(82,441)	20,465	(2,587)

Add: Net (income) loss attributed to non-controlling interests	4,610	2,493	4,635

Net income (loss) attributable to members of Owl Rock Capital and sole member of Owl Rock Capital Securities LLC	$(77,831)	$22,958	$2,048

Selected Operating Metrics

	For the Years Ended December 31,
($ amounts in thousands)	2020	2019	2018
FRE(1)	$12,592	$23,198	$1,868
DE(2)	12,219	23,117	1,868
Adjusted EBITDA(3)	37,081	30,689	3,300
Adjusted Revenues(4)	233,310	170,308	105,710
Adjusted Compensation(5)	137,197	99,735	52,649
AUM	27,101,000	18,636,000	13,057,000

(1)

FRE is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non-controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assist in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

(2)

DE is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and includes (other than with respect to Owl Rock) net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

(3)

Adjusted EBITDA is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

(4)

Adjusted Revenues are used to assess the net revenue expected to be received by the Company. Adjusted Revenues are derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP as it excludes reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

(5)

Adjusted Compensation is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. The following table presents the reconciliation of GAAP to non-GAAP metrics:

	For the Years Ended December 31,
($ amounts in thousands)	2020	2019	2018
Net income (loss) before taxes	$(82,543)	$20,705	$(2,767)
Adjustments:
Equity compensation expense(1)	90,525	—	—
Net (gain) loss attributable to non-controlling interests	4,610	2,493	4,635

Fee Related Earnings	$12,592	$23,198	$1,868

Fee Related Earnings	$12,592	$23,198	$1,868
Adjustments:
Current income tax (expense) benefit	(373)	(81)	-

Distributable Earnings	$12,219	$23,117	$1,868

Distributable Earnings	$12,219	$23,117	$1,868
Adjustments:
Interest expense	23,816	6,662	1,128
Current income tax expense (benefit)	373	81	—
Depreciation and amortization expense	673	829	304

Adjusted EBITDA	$37,081	$30,689	$3,300

Total revenues, net	$249,815	$190,850	$121,249
Adjustments:
Administrative fees	(13,009)	(12,038)	(6,844)
Dealer manager fees	(3,496)	(8,504)	(8,695)

Adjusted Revenues	$233,310	$170,308	$105,710

Compensation and benefits	$240,731	$111,773	$59,493
Adjustments:
Equity compensation expense(1)	(90,525)	—	—
Administrative fees	(13,009)	(12,038)	(6,844)

Adjusted Compensation	$137,197	$99,735	$52,649

(1)

Represents a special incentive award that is classified as a liability-based award as of December 31, 2020. On December 28, 2020, the special incentive award was modified to convert the cash settled award into restricted stock units of Blue Owl upon closing of the transaction. For further detail, refer to “Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations – Expenses.”

SELECTED HISTORICAL COMBINED

FINANCIAL INFORMATION OF DYAL

The following table shows selected historical financial information of Dyal for the periods and as of the dates indicated.

The selected historical financial information of Dyal as of and for the years ended December 31, 2020, 2019 and 2018 was derived from the historical combined financial statements of Dyal included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with the combined financial statements and accompanying notes and “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Dyal’s combined financial statements and the related notes. Dyal’s historical results are not necessarily indicative of Dyal’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Dyal, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Blue Owl going forward. See the sections entitled “Summary — Information About the Parties to the Business Combination — Dyal” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Selected Financial Information

Balance Sheet Data	December 31, 2020	December 31, 2019	December 31, 2018
(in thousands)
Total assets	$107,715	$34,572	$37,395
Total liabilities	149,473	$177,479	$107,548
Total equity	(41,758)	$(142,907)	$(70,153)

Statement of Operations Data	For the Years Ended December 31,
(in thousands)	2020	2019	2018
Total revenues	$309,721	$332,330	$197,767
Total operating expenses	213,744	227,260	145,392

Operating income	95,977	105,070	52,375
Net gains (losses) from investment activities	1,542	(1,564)	627

Income before income tax expense	97,519	103,506	53,002
Income expense (benefit)	8,435	9,094	5,127

Net income	89,084	94,412	47,875
Net loss attributable to non-controlling interests	(548)	(792)	(480)

Net income attributable to Dyal	$89,632	$95,204	$48,355

Selected Operating Metrics

The following table presents certain operating metrics as of and for the periods indicated:

	For the Years Ended December 31,
($ amounts in thousands)	2020	2019	2018
FRE(1)	$98,172	$104,820	$52,375
DE(2)	91,335	96,921	47,735
Adjusted EBITDA(3)	99,669	105,903	52,932
Adjusted Revenues(4)	287,045	313,980	184,878
Adjusted Compensation(5)	162,523	177,745	103,072
AUM	23,824,471	21,694,966	17,628,125

(1)

FRE is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non-controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assist in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

(2)

DE is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and includes (other than with respect to Owl Rock) net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

(3)

Adjusted EBITDA is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

(4)

Adjusted Revenues are used to assess the net revenue expected to be received by the Company. Adjusted Revenues are derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP as it excludes reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

(5)

Adjusted Compensation is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. The following table presents the reconciliation GAAP to non-GAAP metrics:

	Twelve Months Ended December 31,
	2020	2019	2018
Income before income tax expense	$97,519	$103,506	$53,002
Adjustments:
Equity based compensation	3,000	—	—
Net (gains) losses from investment activities	(1,542)	1,564	(627)
Incentive fees	(2,354)	(626)	—
Incentive fee related compensation	1,549	376	—

Fee Related Earnings	$98,172	$104,820	$52,375

Fee Related Earnings	$98,172	$104,820	$52,375
Adjustments:
Incentive fees	2,354	626	—
Incentive fee related compensation	(1,549)	(376)	—
Net realized gains	692	833	557
Current income tax (expense) benefit	(8,334)	(8,982)	(5,197)

Distributable Earnings	$91,335	$96,921	$47,735

Distributable Earnings	$91,335	$96,921	$47,735
Current income tax expense (benefit)	8,334	8,982	5,197

Adjusted EBITDA	$99,669	$105,903	$52,932

Total revenues	$309,721	$332,330	$197,767
Adjustments:
Administrative, transaction and other fees	(22,676)	(18,350)	(12,889)

Adjusted Revenues	$287,045	$313,980	$184,878

Compensation and benefits	$187,527	$194,970	$114,680
Adjustments:
Equity based compensation	(3,000)	—	—
Business Services Platform reimbursed compensation and benefits	(22,004)	(17,225)	(11,608)

Adjusted Compensation	$162,523	$177,745	$103,072

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for Altimar, Owl Rock and Dyal and unaudited pro forma condensed consolidated combined per share ownership information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no Altimar shareholders exercise Redemption Rights with respect to their public shares for a pro rata portion of the Trust Account.

•

Assuming Maximum Redemption: This scenario assumes that all 27,500,000 million Class A ordinary shares of Altimar are redeemed for an aggregate redemption payment of approximately $275,000,000 million, plus interest from the Trust Account.

The pro forma book value per share reflects the Business Combination as if it had occurred on December 31, 2020. The net income (loss) per share information reflects the Business Combination as if it had occurred at the beginning of the period, or in the case of Altimar, on August 20, 2020. The pro forma estimated aggregate number of issued and outstanding shares of common stock (and shares of each class of common stock) for purposes of this proxy statement/prospectus have been determined (x) based upon Owl Rock management’s good faith estimation of the anticipated elections or lack thereof (i.e. electing to receive Blue Owl Operating Group Units and Class C and/or Class D common stock as consideration in lieu of Class A and/or Class B common stock or electing to consummate a merger of a single purpose blocker that is an Owl Rock Equityholder in connection with the Business Combination) by each of the Owl Rock Equityholders with respect to their respective portion of the consideration issuable to the Owl Rock Equityholders in the Business Combination and (y) assuming there are no downward adjustments to the Owl Rock Cash Consideration or the Dyal Cash Consideration (other than to the extent related to any exercise of redemption rights by public stockholders) and, accordingly, that there are no increases to the equity consideration payable to the Owl Rock Equityholders or the Dyal Equityholders (other than to the extent related to any exercise of redemption rights by public stockholders) (the foregoing clauses (x) and (y), the “Pro Forma Election Assumptions”). The actual elections made by applicable Owl Rock Equityholders may materially differ from those used for purposes of clause (x) of the Pro Forma Election Assumptions, and the upward and/or downward adjustments to the Owl Rock Cash Consideration and Dyal Cash Consideration, respectively, may result in differences in the number of issued and outstanding shares of common stock as of the Closing.

The historical information should be read in conjunction with the sections entitled “Selected Historical Condensed Financial Information of Altimar,” “Selected Historical Consolidated and Combined Financial Information of Owl Rock” and “Selected Historical Combined Financial Information of Dyal” and the historical consolidated and combined financial statements of Altimar, Owl Rock and Dyal and the related notes thereto included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the date indicated or will be realized upon the completion of the Business Combination. The historical information contained in the following table as of and for the year ended December 31, 2020 should be read in conjunction with Owl Rock and Dyal’s consolidated and combined financial statements as of and for the year ended December 31, 2020, with Altimar’s condensed consolidated financial statements as of and for the period from August 20, 2020 through December 31, 2020, and the related notes included elsewhere herein.

The unaudited pro forma condensed combined (loss) per share has been prepared assuming two alternative levels of redemption by the Company’s public stockholders of shares of Class A Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the year ended December 31, 2020:

	Year Ended December 31, 2020
($ in thousands, except per share amounts)	No Redemption	Maximum Redemption
Basic and Diluted Net (Loss) Per Class A Share
Numerator
Net (loss)	$(1,529,887)	$(1,530,199)
Less: Net (loss) attributable to non-controlling interest	(1,258,770)	(1,289,962)

Net (loss) attributable to Class A common stockholders-basic	$(271,117)	$(240,237)

Denominator
Weighted-average shares of Class A common stock outstanding-basic	237,850	210,350
Weighted-average shares of Class A common stock outstanding-diluted	1,252,150	1,252,150

Basic net (loss) per share	$(1.14)	$(1.14)

Diluted net (loss) per share	$(1.22)	$(1.22)

The following tables sets forth:

•	Historical per share information of Altimar as of December 31, 2020;

•

Unaudited pro forma combined per share information of the Company as of December 31, 2020, after giving effect to the Business Combination and utilizing the Pro Forma Election Assumptions, assuming two redemption scenarios as follows:

•

Scenario 1 — Assuming No Redemption: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the funds held in the Trust Account.

•

Scenario 2 — Assuming Maximum Redemption scenario: This presentation reflects the percentage of redeemable shares that can be redeemed using only cash available on the pro forma condensed combined balance sheets as of the date of this filing. It does not take into account cash flow available from operations between this filing and the Closing.

The pro forma book value per share information reflect the Business Combination as if it had occurred on December 31, 2020.

	Historical(2)	Pro Forma Combined
	Altimar Acquisition Corporation for Year Ended December 31, 2020	Assuming No Redemptions	Assuming Maximum Redemptions
Book value per share (1)	$0.73	$3.02	$3.14

(1)

Book value per share = total equity/shares outstanding. Shares outstanding includes Class E shares issued and outstanding. For the pro forma combined book value per share, total equity is derived using 242.3 million shares in the no redemption scenario and 214.8 million shares in the maximum redemption scenario.

(2)	Prior to the Business Combination, Owl Rock and Dyal’s historical equity structure was not unitized, and therefore the calculation of book value per share is not a useful metric.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Altimar

Altimar’s units, Class A ordinary shares and public warrants are currently listed on the NYSE under the symbols “ATAC.U”, “ATAC” and “ATAC.W,” respectively.

The closing price of the units, Class A ordinary shares and public warrants on December 22, 2020, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.25, and $1.68, respectively. As of March 11, 2021 the record date for the Special Meeting, the most recent closing price of the units, Class A ordinary shares and public warrants was $10.45, $9.98 and $1.65, respectively.

Holders of the units, Class A ordinary shares and public warrants should obtain current market quotations for their securities. The market price of Altimar’s securities could vary at any time before the Business Combination.

Holders

As of December 31, 2020, there was one holder of record of Altimar’s units, one holder of record of Altimar’s Class A ordinary shares and two holders of record of Altimar’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Altimar has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Blue Owl’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Blue Owl’s board of directors at such time. Blue Owl’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

Owl Rock

Historical market price information for Owl Rock’s membership interests is not provided because there is no public market for any membership interest of Owl Rock.

Dyal

Historical market price information for Dyal’s equity interests is not provided because there is no public market for any security of Dyal.

RISK FACTORS

In addition to the other information contained in this proxy statement, the following risks have the potential to impact the business and operations of Blue Owl, Owl Rock and Dyal. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of each of Blue Owl, Owl Rock and Dyal and the Business Combination. Unless otherwise indicated or the context otherwise requires, references in this “Risk Factors” section to “Blue Owl,” “we,” “our,” “us” and other similar terms refer to Blue Owl Capital Inc. and its consolidated subsidiaries, including Owl Rock and Dyal and each of their respective subsidiaries, after giving effect to the Business Combination.

Risks Related to Our Businesses Following the Business Combination

The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy, has disrupted, and may continue to disrupt, industries in which we, our funds and our funds’ portfolio companies operate and could potentially negatively impact us, our funds or our funds’ portfolio companies.

The COVID-19 pandemic has adversely impacted global commercial and economic activity and contributed to significant volatility in certain equity and debt markets. The impact of the outbreak continues to develop and many countries, including the United States, and states and municipalities in which we and our funds’ portfolio companies operate, have instituted quarantines, prohibitions on travel and the closure of offices, businesses, schools, retail stores and other public venues. Individual businesses and industries are also implementing similar precautionary measures. Those measures, as well as the general uncertainty surrounding the dangers and effects of COVID-19, have created significant disruption in supply chains and economic activity and are having a particularly adverse impact on transportation, hospitality, tourism, entertainment and other industries, including industries in which certain of our funds, borrowers, partner managers and their respective portfolio companies operate and invest. The effects of COVID-19 have led to significant volatility and it is uncertain how long this volatility will continue. As COVID-19 continues to spread, the potential effects, including a global, regional or other economic recession, are increasingly uncertain and difficult to assess. The continued spread of the virus globally could lead to a protracted world-wide economic downturn, the effects of which could last for some period after the pandemic is controlled and/or abated.

The extent of the impact of the COVID-19 pandemic on us and our funds’ operational and financial performance will depend on many factors, including the duration and scope of the public health emergency, the actions taken by governmental authorities to contain its financial and economic impact, the continued or renewed implementation of travel advisories and restrictions, the widespread availability of a vaccine, the impact of the public health emergency on overall supply and demand, goods and services, consumer confidence and levels of economic activity and the extent of its disruption to global, regional and local supply chains and economic markets, all of which are uncertain and difficult to assess. Significant volatility and declines in valuations in the global markets as well as liquidity concerns may impair our ability to raise funds or deter fund investors from investing in new or successor funds that we are marketing. Actions taken in response to the COVID-19 pandemic (whether imposed by governments or adopted by businesses or individuals) may give rise to difficulty marketing and raising new or successor funds due to shelter-in-place orders, travel restrictions and social distancing requirements implemented or undertaken in response to the COVID-19 pandemic, which may lower or delay anticipated fee revenues. For existing funds, those actions may slow the pace of investment activity, by, for example, hindering the diligence process. This, in turn, could adversely affect the timing of raising capital for new or successor funds, the terms that might be offered and the management fees we earn on our funds that generate fees based on invested (and not committed) capital. In addition, cash flows from management fees may be impacted by, among other things, a failure of our clients to meet capital calls. Borrowers of loans and other credit instruments made by our funds may be unable to make their loan payments on a timely basis and meet their loan covenants, resulting in a decrease in value of our funds’ credit investments and lower than expected returns.

We are continuing to monitor the impact of COVID-19 and related risks, including risks related to the ongoing spread of COVID-19 and efforts to mitigate the spread and deployment of vaccines. However, the rapid development and fluidity of the situation precludes any prediction as to its ultimate impact on us. If the spread and related mitigation efforts continue, our business, financial condition, results of operations and cash flows could be materially adversely affected. The impact of COVID-19 could have the effect of heightening many of the other risk factors described herein.

Difficult market and political conditions may reduce the value or hamper the performance of the investments made by our funds or impair the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, earnings and cash flow and adversely affect our financial prospects and condition.

Our businesses are affected by conditions and trends in the global financial markets and the global economic and political climate relating to, among other things, interest rates, the availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to our taxation, taxation of our clients and the possibility of changes to regulations applicable to alternative asset managers), trade policies, commodity prices, tariffs, currency exchange rates and controls, political elections and administration transitions, and national and international political events (including wars and other forms of conflict, terrorist acts, and security operations) and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and pandemics. Those factors are outside of our control and may affect the level and volatility of credit and securities prices and the liquidity and value of fund investments, and we and our funds may not be able to or may choose not to manage our exposure to these conditions.

During periods of difficult market conditions or slowdowns, which may be across one or more industries, sectors or geographies, companies in which our funds invest may experience decreased revenues, financial losses, credit rating downgrades, difficulty in obtaining access to financing and increased funding costs. During such periods, those companies may also have difficulty in pursuing growth strategies, expanding their businesses and operations (including to the extent that they are partner managers, raising additional capital) and be unable to meet their debt service obligations or other expenses as they become due, including obligations and expenses payable to our funds. Negative financial results in our funds’ portfolio companies may reduce the net asset value of our funds, result in the impairment of assets and reduce the investment returns for our funds, which could have a material adverse effect on our operating results and cash flow or ability to raise additional capital through new or successor funds. In addition, those conditions would increase the risk of default with respect to credit-oriented or debt investments by our funds.

The management fees of our BDCs and management fees and performance income of our private funds comprise substantially all of our revenues and a reduction in fees and performance income could have an adverse effect on our results of operations and the level of cash available for distributions to our stockholders.

The management fees we received from our BDCs and Owl Rock private funds and managed accounts comprised approximately 35% of our pro forma revenue and the management fees from the legacy Dyal funds comprised approximately 51% of our pro forma revenue in the year ended December 31, 2020. All management fees received are net of any amounts payable to third parties pursuant to any revenue share or other Exempted Performance Income.

Owl Rock Funds

The investment advisory agreements we have with each of our BDCs categorize the fees we receive as: (a) base management fees, which are paid quarterly and generally increase or decrease based on the average fair value of our BDC’s gross assets excluding cash and cash equivalents) or average fair value of gross assets (excluding cash) plus undrawn commitments, (b) fees based on our BDC’s net investment income (before Part I Fees and Part II Fees), which are paid quarterly (“BDC Part I Fees”) and (c) fees based on our BDC’s net capital gains, which are paid annually (“BDC Part II Fees”). We classify the BDC Part I Fees as management fees because they are predictable and recurring in nature, not subject to contingent repayment and generally cash-settled each quarter. If any of our BDCs’ gross assets or net investment income (before BDC Part I Fees and BDC Part II Fees) were to decline significantly for any reason, including, without limitation, due to fair value accounting requirements, the poor performance of its investments or the inability to obtain or maintain borrowings for each of our BDCs, the amount of the fees we receive from our BDCs, including the base management fee and the Part I Fees, would also decline significantly, which could have an adverse effect on our revenues and results of operations. In addition, because the BDC Part II Fees are not paid unless each of our BDCs achieves cumulative aggregate realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation), each of our BDCs’ Part II Fees payable to us are variable and not predictable. Our advisory agreements typically provide that the rates at which we earn advisory fees from our BDCs increase after our BDCs are publicly listed (where before the listing the advisory fees typically are a reduced management fee with a reduced or no BDC Part I or II fees). If our BDCs do not become publicly listed for any reason, including the poor share performance of our BDCs, Blue Owl will not benefit from this increase, and those BDCs may need to return their capital to investors, further reducing our management fee income. We may also, from time to time, (a) waive or voluntarily defer any fees payable to us by our BDCs or any BDCs that we may manage after the date hereof and (b) restructure any existing fee waivers granted by us to our BDCs so that such of our BDCs will be obligated to pay fee amounts that are less than the full fee amounts owed to us pursuant to the terms of the applicable advisory agreement between us and such BDC, and the duration and extent of such waivers and deferrals in each of (a) and (b) may need to be significant to support continued fundraising. In addition to those arrangements, we have entered into and in the future may enter into expense supporting arrangements with certain of our BDCs where we pay or reimburse certain expenses of our BDCs in order to support their target dividend payments.

Our investment advisory and management agreements with our BDCs renew for successive annual periods subject to the approval of the applicable BDC’s board of directors or by the affirmative vote of the holders of a majority of such BDC’s outstanding voting securities. In addition, as required by the Investment Company Act, the investment advisory agreements with our BDCs generally may be terminated without penalty upon 60 days’ written notice to the other party. Termination or non-renewal of any of these agreements would reduce our revenues significantly and could have a material adverse effect on our financial condition.

Each of the existing Owl Rock funds that is not a BDC has entered into an investment advisory agreement whereby we generally receive base management fees from the inception of such fund through the liquidation of such fund. For each Owl Rock fund that is not a BDC, the base management fee is typically based on a percentage of gross asset value (which includes the portion of such investments purchased with leverage).

Because each of the Owl Rock funds that is not a BDC has an end date for paying management fees, our revenues will decline in respect of such funds if we are unable to successfully raise successor funds that replace the management fee payments that terminate on the funds or such successor funds do not generate fees at the same rate. Additionally, given that such management fees are based on gross asset value, the management fee received in respect of such fund will be reduced when a fund realizes investments or if the value of an investment is impaired. During the investment period of such Owl Rock fund, such fund expects to actively recycle capital into new investments, which would have the impact of replacing investments that have been realized during the investment period, but there are many factors that may limit our ability to effectively recycle capital and realize the full fee potential of any particular fund. For many Owl Rock funds, the gross asset value used as the base for the management fee includes investments purchased with leverage. If we are unable to obtain leverage at the expected level, or at all, this will have a negative impact on our ability to realize the full fee potential of any particular fund.

Further, our right to receive management fees can be impaired by certain actions of investors in an Owl Rock fund that is not a BDC. Owl Rock funds that are not BDCs generally provide investors with the right to terminate such fund on both a cause basis and a no fault basis, each with a super-majority vote. If the investors would exercise their right to vote for an early termination, we will continue to receive management fee through the liquidation of such fund, but we may face pressure to liquidate investments earlier than we otherwise believe is appropriate to maximize the value of such investment. Owl Rock funds in the Opportunistic Lending strategy also provide investors with the right to remove the general partner of such fund on a cause basis with a super-majority vote. Upon the removal of the general partner of a fund becoming effective, the investment advisory contract in respect of such fund will cease to exist and our rights to payment of management fee will terminate.

The general partner or an affiliate of certain of our Owl Rock funds that are not BDCs may be entitled to receive carried interest from a fund based on cumulative fund performance to date. Carried interest entitles the general partner (or an affiliate) to a special allocation of income and gains from a fund, and is typically structured as a net profits interest in the applicable fund. Carried interest is generally calculated on a “realized” basis, and the recipient is generally entitled to a carried interest based upon the net realized income and gains often taking into account certain unrealized losses generated by such fund. Net realized income/gains or loss is not netted between or among funds.

If the investments we make on behalf of our funds or separate accounts perform poorly, we may suffer a decline in our incentive fees, which may limit our ability to pay dividends. For most funds, the carried interest is subject to a preferred return of approximately 8%, subject in most cases to a catch-up allocation to the general partner. Generally, if at the termination of a fund, the fund has not achieved investment returns that exceed the preferred return threshold or the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the general partner will be obligated to repay an amount equal to the extent the previously distributed carried interest exceeds the amounts to which the general partner is entitled. These repayment obligations may be related to amounts previously distributed to us and our senior professionals. Additionally, similar to management fees as described above, if the fund is terminated early by the investors or the general partner is removed by the investors of a fund, this may have a negative impact on the value of investments, which will then reduce the carried interest allocations to the general partner, and, in the instance where the general partner is removed for cause, a penalty reduction may be assessed against any remaining carried interest. Amounts that could otherwise go to satisfy dividend payments may be deferred or reserved to satisfy potential repayment obligations. In addition, although Blue Owl is only entitled to 15% of this performance income, Blue Owl professionals will be entitled to the balance of this revenue stream outside of the company. To the extent that such amounts diminish, it may be more difficult or more costly to retain such professionals.

Our cash flow may fluctuate significantly due to the fact that the timing and amount of carried interest allocations or incentive fees generated by Owl Rock Funds is uncertain. Currently the Owl Rock funds with a carried interest allocation have distribution waterfalls that require that, in respect of an investor, such investor has received a return of its contributions plus its preferred return on such contributions prior to the general partner being entitled to a carried interest allocation. As such, carried interest is measured on a cumulative performance of a fund and is not expected, to accrue, if at all, to the general partner until the latter portion of the fund’s life cycle. We cannot predict when, or if, any realization of investments will occur, and thus, we cannot predict the timing or amounts of carried interest distributions to us. If we were to receive a distribution of carried interest in a particular quarter, it may have a significant impact on our results for that particular quarter, which may not be replicated in subsequent quarters. As a result, achieving steady growth in net income and cash flow on a quarterly basis may be difficult, which could in turn lead to large adverse movements or general increased volatility in the price of our common stock.

Dyal Funds

Each Dyal Equity Fund has entered into an investment advisory agreement whereby we receive management fees for a set period of time (10 years following the final closing for each of Dyal Fund I and Dyal Fund II, 15 years following the initial or final closing of Dyal Fund III and Dyal Fund IV, respectively, and approximately 17 years from the initial closing of Dyal Fund V). For each Dyal Equity Fund, the management fee is initially a set percentage of capital committed by investors, and then, following a step down event (generally either the end of the investment period or, for certain funds, when the fund’s commitments become substantially invested or drawn), is adjusted to a lower percentage of the fund’s cost of unrealized investments, subject to impairment losses for certain funds. We are also entitled to receive from the Dyal Equity Funds reimbursements of our costs for maintaining our Business Services Platform, which reimbursement payments do not offset our management fees.

Because each Dyal Equity Fund has an end date for paying management fees, our revenues will decline in respect of such strategy if we are unable to successfully raise successor funds that replace the management fee payments that terminate on the older Dyal Equity Funds, or successor funds do not generate fees at the same rate. Following the management fee step down event for a Dyal Equity Fund, the management fee we receive will be reduced when a fund realizes investments or in certain cases when there are permanent changes to the cost basis of unrealized investments. While those funds are not required to realize assets as of any date, there is an obligation to explore liquidity strategies with respect to a fund, and should a liquidity strategy event occur prior to the management fee end date, it could cause a reduction in the amount of management fees we are otherwise entitled to receive. Further, any realization of assets will be within the control of certain of our employees and those persons may be incentivized through the allocation of carried interest to effect a realization earlier than one otherwise would expect had carried interest not been applicable.

Further, our right to receive management fees can be impaired by certain actions of investors in an existing or future Dyal Equity Fund. In addition to the investors right to remove us as manager of a fund for cause, the investors (with a supermajority consent) generally have the right to create an early step down event with respect to a fund (thereby reducing the management fees payable), including upon the loss of key people with respect to the fund, or in the case of Dyal Fund II, with majority consent in conjunction with an early dissolution of the fund. In the case of Dyal Fund I and Dyal Fund II, the investors (with majority consent for Dyal Fund I and supermajority consent for Dyal Fund II) may terminate us as manager without cause. We cannot be removed without cause as manager of Dyal Fund III, Dyal Fund IV or Dyal Fund V.

Our revenues with respect to our Dyal Financing Fund include both a management fee (which is a set percentage of the acquisition cost of investments in the fund) and incentive fees that are a percentage of net income before realized and unrealized gains and losses above a preferred return and a percentage of any net realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation). Pursuant to the terms of the Business Combination, 85% of the incentive fees in respect of the GP Debt Financing Strategy will be paid to certain of our stockholders, principals and employees, and 15% will be retained by Subsidiaries of Blue Owl (net of certain investor and other third party arrangements). If any of the assets were to suffer impairment losses affecting their cost basis or income accruals for any reason, including, due to borrower defaults, the amount of the fees we receive from our Dyal Financing Fund would also decline significantly. Further, after an initial lock up period, investors may issue redemption notices with respect to their interests; as such interests are redeemed, the fees will decrease unless we are able to find new investors to replace those redeeming.

Notwithstanding the formulas for calculating management fees provided in the governing documents for our funds, Dyal has provided (and expects to provide in the future) discounts to investors on such fees based on the size of their commitments to the fund (or Dyal funds generally), the timing of their commitments to the fund or other factors that Dyal deems relevant. Certain investors are effectively given management fee discounts through Specified Interests and discounts with respect to carried interest or performance income through the grant of participation rights.

We also receive fee income for providing services to certain portfolio companies of Owl Rock funds and other products. Such services include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. Certain types of transaction-related fees are required to be distributed to the Owl Rock funds and other products under the terms of our Co-investment Exemptive Order, as discussed in “Conflicts of interest may arise in connection with co-investments between our private funds and our BDCs” below, or are required to be distributed to investors in Owl Rock funds and other products or offset against management fees that would otherwise be payable pursuant to the terms of the governing agreements of the relevant vehicles, while other types of related fees may be retained by us and contribute to our revenues and, ultimately, to our net income. We may decide not to seek those fees. Our ability to receive and retain those fees, and to continue to receive and retain those fees in the future, is dependent on the terms we negotiate with investors in Owl Rock funds and other products, our ability to successfully negotiate for those fees with underlying portfolio companies, the permissibility of receiving and retaining those fees under the relevant legal and regulatory frameworks, and our business determination to negotiate for those fees. As a result, any change to the willingness of portfolio companies to bear those fees, the terms of Owl Rock funds and other products that permit us to receive and retain those fees, the legal and regulatory framework in which we operate or our willingness to negotiate for those fees with portfolio companies of Owl Rock funds and other products, could result in a decrease to our revenues and net income, and ultimately decrease the value of our common stock and our dividends to our shareholders. In addition, the fees generated are typically dependent on transaction frequency and volume, and a slowdown in the pace or size of investments by our funds could adversely affect the amount of fees generated.

Our growth depends in large part on our ability to raise new and successor funds. If we were unable to raise such funds, the growth of our FPAUM and management fees, and ability to deploy capital into investments, earning the potential for performance income, would slow or decrease, all of which would materially reduce our revenues and cash flows and adversely affect our financial condition.

A significant portion of our revenue from our private funds in any given period is dependent on the size of our FPAUM in such period and fee rates charged on the FPAUM. We may not be successful in procuring investment returns and prioritizing services that will allow us to maintain our current fee structure, to maintain or grow our FPAUM, or to generate performance income. A decline in the size or pace of growth of FPAUM or applicable fee rates will reduce our revenues. A decline in the size or pace of growth of FPAUM or applicable fee rates may result from a range of factors, including:

•	Volatile economic and market conditions, which could cause fund investors to delay making new commitments to alternative investment funds or limit the ability of our existing funds to deploy capital;

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Intense competition among alternative asset managers may make fundraising and the deployment of capital more difficult, thereby limiting our ability to grow or maintain our FPAUM. Competition may be amplified by changes in fund investor allocations away from alternative asset managers;

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Continuation or amplification of general trends within the investment management industry towards lower fees including through direct reductions, deferrals, rebates or other means, which may also result in our competitors operating based on fee structures with which we are unable to successfully compete. In response to those trends, we may, in certain cases, lower the fees we charge or grant fee reductions or holidays for a period of time in order to remain competitive;

•	A change in terms for how we assess management fees for certain of our funds or strategies;

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Poor performance of one or more of our funds, either relative to market benchmarks or in absolute terms (e.g., based on market value or net asset value of our BDC’s shares), or compared to our competitors may cause fund investors to regard our funds less favorably than those of our competitors, thereby adversely affecting our ability to raise new or successor funds;

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Our funds may engage in strategic transactions or other dispositions that reduce the cost basis upon which we charge management fees with respect to one or more of our funds. For example, a fund may sell all or a portion of its interests in portfolio companies that causes such fund’s management fee base to be reduced; and

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Certain of our funds contain “key person” provisions or other provisions allowing investors to take actions following certain specified events. The occurrence of one or more of those events prior to the end of a fund’s investment period could result in the termination of a fund’s investment period and a material decrease in the management fees paid by such fund or, in certain cases, cessation of the funds.

Our funds may suffer losses if our partner managers are unable to raise new funds or grow their AUM.

As our investments in partner managers are intended to be held for an indefinite duration, we are dependent upon the ability of our partner managers to execute successfully their investment program and grow their assets under management. In the event that a partner manager is unable to grow their assets under management or such partner manager’s investment returns fail to meet expectations, the returns attributable to such investment may be reduced or we may suffer a loss on such investment. A partner manager’s failure to grow assets under management may result from a range of factors common to asset managers, including factors to which we are subject ourselves, or specific factors attributable to its business including the departure of key persons, the inability of such partner manager to diversify into new investment strategies, investment performance and regulatory enforcement actions.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, business relationships, quality of service provided to clients, fund investor liquidity, fund terms (including fees and economic sharing arrangements), brand recognition and business reputation. Maintaining our reputation is critical to attracting and retaining fund investors and for maintaining our relationships with our regulators, sponsors, partner managers, potential co-investors and joint venture partners, as applicable. Negative publicity regarding our company, our personnel or our partner managers could give rise to reputational risk that could significantly harm our existing business and business prospects. We are also currently subject to and may be subject in the future to litigation between ourselves and our partner managers, which may harm our reputation. For more information regarding litigation between us and our partner managers, see “Risk Factors — Risks Related to the Business Combination and Altimar — If the conditions to the Business Combination Agreement are not met, or suits to enjoin the transaction are successful, the Business Combination may not occur.”

Similarly, events could occur that damage the reputation of our industry generally, such as the insolvency or bankruptcy of large funds or a significant number of funds or highly publicized incidents of fraud or other scandals, any one of which could have a material adverse effect on our business, regardless of whether any of those events directly relate to our funds or the investments made by our funds.

Our Direct Lending and GP Capital Solutions business segments compete with a number of specialized funds, corporate buyers, traditional asset managers, real estate companies, commercial banks, investment banks, other investment managers and other financial institutions, including certain of our shareholders, as well as domestic and international pension funds and sovereign wealth funds, and we expect that competition will continue to increase. In addition, our BDCs and private credit funds compete with a number of other BDCs, private funds, commercial banks, and other financial institutions.

Numerous factors increase our competitive risks, including, but not limited to:

•	A number of our competitors may have or are perceived to have more expertise or financial, technical, marketing and other resources and more personnel than we do;

•	Some of our funds may not perform as well as competitors’ funds or other available investment products;

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Several of our competitors have raised significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities;

•	Some of our competitors may have lower fees or alternative fee arrangements that potential clients of ours may find more appealing;

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Some of our competitors may have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to our funds, including our funds that directly use leverage or rely on debt financing of their portfolio investments to generate superior investment returns;

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Some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds than us, which could allow them to consider a wider variety of investments and to bid more aggressively than us or to agree to less restrictive legal terms and protections for investments that we want to make;

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Some of our competitors may be subject to less regulation or conflicts of interest and, accordingly, may have more flexibility to undertake and execute certain businesses or investments than we do, bear less compliance expense than we do or be viewed differently in the marketplace;

•	Some of our competitors may have more flexibility than us in raising and deploying certain types of funds under the investment management contracts they have negotiated with their fund investors; and

•	Some of our competitors may offer a broader investment platform and more partnership opportunities to portfolio companies than we are able to offer.

Certain of our strategic relationship investors may be granted the right to participate in the net profits of our advisory business for certain strategies.

Owl Rock has granted certain strategic relationship investors the right to participate in the net profits or gross revenues of certain advisory businesses that are associated with a subset of Owl Rock strategies that engage primarily in middle-market direct lending to (x) a diversified (across-sector) portfolio of companies (including through certain of our funds) and (y) U.S. technology companies. Owl Rock has also provided certain strategic relationship investors with the right to participate in a percentage of the gross management fee revenue derived from its First Lien Lending strategy and its Opportunistic Lending strategy, which sharing arrangements apply to both current funds and accounts within these strategies as well as certain future funds and accounts in these strategies for a stated period of time, in some cases even if such strategic relationship investors themselves do not continue to invest in the relevant strategy.

Similarly, certain strategic investors in most Dyal funds have been granted certain participation rights. The strategic relationship investor in Dyal Fund I, for example, shares in net operating income that would otherwise be earned by us with respect to management fees paid by Dyal Fund I. Strategic relationship investors in Dyal Fund III, Dyal Fund IV, Dyal Fund V, and the Dyal Financing Fund are entitled to share in a percentage of adjusted management fees (including in the case of Dyal Financing Fund, incentive fees) otherwise received by us with respect to those funds. Those strategic relationship investors are also entitled to share in carried interest, which in the case of the current Dyal Equity Funds reduces amounts distributable to those persons otherwise entitled to such carried interest (i.e., our shareholders, principals and employees), but does not affect us.

To the extent gross revenue participations or similar arrangements are offered, they will reduce the revenue earned by the Blue Owl Business, but Blue Owl will continue to bear all applicable expenses, even if the product is not generating positive cash flow. We may also offer our employees the opportunity to participate in certain types of revenue sharing arrangements in certain circumstances as a way of compensating or incentivizing employees. There is generally no limitation on the size or the duration of future economic sharing arrangements. In addition, to the extent that strategic relationship investors may be asked from time to time to vote upon or consent to matters that arise in connection with their investments in the applicable Dyal or Owl Rock funds, or in connection with their participation in the economic streams described above, the interests of such strategic investors may differ from those of other investors in Dyal or Owl Rock funds.

In addition, in the ordinary course we may offer fee discounts to investors in existing and future Dyal and Owl Rock funds and we expect to continue to waive fees for co-investments related to GP Minority Equity

Investments funds’ investments in partner managers. We currently expect, at least in certain instances, to continue to offer these economic sharing arrangements to our strategic relationship investors (which may include certain of our PIPE Investors and other shareholders) in the future, which may reduce the management fee and performance income ultimately earned by Blue Owl in respect of these products, although it is hoped in many instances this will be balanced by the broader strategic benefits. Notwithstanding Blue Owl’s general right to 15% of performance income from the Blue Owl Funds and general ownership of the fee-earning businesses, it will bear dilution, generally pro rata with other employees and officers of Blue Owl, to third parties, including third party investors and joint venture partners and in the case of management fees to newly hired or reassigned personnel in connection with new business line launches. Although such amounts will typically be awarded in circumstances where Blue Owl management believes there will ultimately be long-term benefits to the Company, there can be no assurance that the ultimate benefit attained will be commensurate with the value awarded, or as to how long it may take to recoup such value.

Conflicts of interest may arise in our allocation of capital and co-investment opportunities.

As an asset manager with multiple clients, including our various funds and product lines, we confront conflicts of interests relating to our investment activities and operations. In particular, our allocation of capital and co-investment opportunities across our funds and products is subject to numerous actual or potential conflicts of interest. Although we have implemented policies and procedures to address those conflicts, our failure to effectively identify and address them could cause reputational harm and a loss of investor confidence in our business. It could also result in regulatory lapses that could lead to applicable penalties, as well as increased regulatory oversight of our business.

Potential conflicts of interest in allocation among funds

Certain of our funds may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. We may allocate an investment opportunity that is appropriate for two or more investment funds in a manner that excludes one or more funds or results in a disproportionate allocation based on factors or criteria that we determine, including but not limited to differences with respect to available capital, the current or anticipated size of a fund, minimum investment amounts, the remaining life of a fund, differences in investment objectives, guidelines or strategies, diversification, portfolio construction considerations and other considerations deemed relevant to us and in accordance with our policy. Although we will adopt one or more investment allocation policies and procedures that are designed to ensure fair and equitable treatment over time, and expect these policies and procedures to continue to evolve as a result of the Business Combination, those policies and procedures will not eliminate entirely conflicts. Certain investment opportunities may be allocated to certain funds that have lower fees or to our co-investment funds on a no-fee and no-carry basis. To the extent that those investments could otherwise have been allocated to funds generating FPAUM, our revenues will be less than what would otherwise have been generated were those investments made through fee paying structures.

Potential conflicts of interest in connection with co-investments between our private funds and our BDCs

Our BDCs are permitted to co-invest in portfolio companies with each other and with affiliated investment funds in negotiated transactions pursuant to an SEC order (the “Co-investment Exemptive Order”). Pursuant to that exemptive relief, our BDCs and other affiliated investment funds generally are permitted to make such co-investments if a “required majority” (as defined in Section 57(o) of the Investment Company Act) of such BDC’s directors (including the independent directors) makes certain conclusions in connection with the co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to such BDC and its shareholders and do not involve overreaching in respect of such BDC or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of such BDC’s shareholders and with its investment objective and strategies, and (3) the investment by one of our BDCs and other affiliated investment funds would not disadvantage any other of our BDCs, and such BDC’s participation would not be on a basis different from or less advantageous than that on which the other BDCs or other affiliated investment funds are investing. The different investment objectives or terms of the BDCs and affiliated investment funds may result in a potential conflict of interest, including in connection with the allocation of investments among our BDCs and/or our affiliated investment funds pursuant to the Co-investment Exemptive Order or otherwise.

As a result of the Business Combination, the Dyal funds will become affiliated investment funds of our BDCs and be prohibited from co-investing with our BDCs, except as permitted by the Investment Company Act and the Co-investment Exemptive Order. Those restrictions may limit the ability of the Dyal funds to make certain investments they otherwise would have made, and subject our funds to additional compliance and regulatory risk. While it is not currently anticipated that there will be substantial overlap in the investment opportunities pursued by our BDCs, on the one hand, and the Dyal funds, on the other hand, the Co-investment Exemptive Order will require that any opportunities that are appropriate for both our BDCs and the Dyal funds will need to be offered to our BDCs and any such investments, if made, will need to be conducted in compliance with the conditions of the Co-Investment Exemptive Order and other requirements under the Investment Company Act.

Conflicts related to investments by several of our funds at different levels of the capital structure of a single portfolio company.

Different funds that we advise may invest in a single portfolio company, including at different levels of the capital structure of the portfolio company. For example, in the normal course of business, one of our funds may acquire debt positions in, or lend to, companies in which another of our funds owns common equity securities or a subordinated debt position. This could occur at the time of, or subsequent to, the initial investment in the portfolio company. A direct conflict of interest could arise among the various debt holders and equity holders if the company were to experience financial distress. In addition, if one of our BDC’s is an investor in a portfolio company alongside other of our BDCs or affiliated investment funds we advise that have invested in a different part of the portfolio company’s capital structure, the Investment Company Act may prohibit us from negotiating on behalf of any such fund in connection with a reorganization or restructuring of the portfolio company. While we have developed general guidelines regarding when two or more funds can invest in different parts of the same company’s capital structure and created a process that we employ to handle those conflicts when they arise, our decision to permit the investments to occur in the first instance or our judgment on how to minimize the conflict could be challenged. If we fail to appropriately address those conflicts, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us or result in potential litigation against us.

Conflicts of interest may arise in our allocation of costs and expenses, and we are subject to increased regulatory scrutiny and uncertainty with regard to those determinations.

As an asset manager with multiple funds we regularly make determinations to allocate costs and expenses both among our funds and between our funds and their investment advisors. Certain of those determinations are inherently subjective and virtually all of them are subject to regulatory oversight. Any determination or allegation of, or investigation into, a potential violation could cause reputational harm and a loss of investor confidence in our business. It could also result in regulatory lapses and any applicable penalties, as well as increased regulatory oversight of our business. In addition, any determination to allocate fees to the applicable investment adviser or Blue Owl could negatively affect our net income, and ultimately decrease the value of our common stock and our dividends to our stockholders.

Allocation of costs and expenses among our funds

We have a conflict of interest in determining whether certain costs and expenses are incurred in the course of operating our funds, including the extent to which services provided by certain employees and associated costs are allocable to certain funds. Our funds generally pay or otherwise bear all legal, accounting, filing, and other expenses incurred in connection with organizing and establishing the funds and the offering of interests in the funds. Such determinations often require subjective judgment and may result in the management company, rather than our funds, being allocated certain fees and expenses. In addition, our funds generally pay all expenses related to the operation of the funds and their investment activities, in certain cases subject to caps. We also determine, in our sole discretion, the appropriate allocation of investment-related expenses, including broken deal expenses, incurred in respect of unconsummated investments and expenses more generally relating to a particular investment strategy, among our funds, vehicles and accounts participating or that would have participated in such investments or that otherwise participate in the relevant investment strategy, as applicable. That often requires judgment and could result in one or more of our funds bearing more or less of these expenses than other investors or potential investors in the relevant investments or a fund paying a disproportionate share, including some or all, of the broken deal expenses or other expenses incurred by potential investors. Any dispute regarding such allocations could lead to our having to bear some portion of these costs as well as reputational risk. In addition, for funds that do not pay or otherwise bear the costs and expenses described above because of the application of caps or otherwise, such amounts may be borne by the applicable management company, which will reduce the amount of net fee income we receive for providing advisory services to the fund.

Allocation of expenses relating to Dyal’s Business Services Platform

Dyal has developed a Business Services Platform that provides strategic services to entities that advise, manage or sponsor investment funds, including partner managers, in five key areas: client development and marketing support, business strategy, product development, talent management, and operational advisory. Expenses associated with the Business Services Platform (the “BSP Expenses”) are expected to be allocated among, and payable by, each of the Dyal Equity Funds. Those Dyal Equity Funds will generally be allocated an amount equal to their pro rata allocation of BSP Expenses based on the relative number of partner managers in which investments are held from time to time by each of those funds; provided that the amount of BSP Expenses borne by a particular Dyal Equity Fund is subject to certain caps specified in its respective governing documents. In addition, Dyal Fund V provides for a minimum payment for BSP Expenses, which to the extent such minimum exceeds Dyal Fund V’s otherwise allocable share of such expenses, will reduce the amounts of BSP Expenses borne by the other Dyal Equity Funds. It is expected that any successor fund to Dyal Fund V would similarly share in BSP Expenses.

Following the consummation of the Transaction, Blue Owl will not receive services from the Business Services Platform and therefore Dyal Fund IV will be treated as not holding an interest in Blue Owl for purposes of allocating Business Services Platform expenses.

In certain instances we may determine not to allocate or charge certain BSP Expenses to a particular fund in response to regulatory, fund investor relations, governance or other applicable considerations and determine instead for those BSP Expenses to be borne by us. Any such determination may have the effect of materially reducing the reimbursement payments received by us with respect to the Business Services Platform or result in losses attributable to certain activities thereof. Further, we will be required to bear any BSP Expenses allocated to a Dyal fund that exceeds that fund’s cap on those expenses. The allocation methodology for allocating BSP Expenses is complex and subject to interpretation. Accordingly, there can be no assurance that any conflict arising from the activities of the Business Services Platform and the allocation of expenses will be resolved in a manner responsive to the interests of all of our clients, which could damage our reputation.

The activities of the Business Services Platform have in the past been subject to an SEC order and may in the future be subject to regulatory scrutiny.

Existing and future relationships between or among our partner managers, our funds and their limited partners could give rise to actual or perceived conflicts of interest.

Certain of Dyal’s partner managers directly or through their investment funds, own securities in Blue Owl or its subsidiaries. Additionally, Dyal Fund IV has a passive minority equity interest in Owl Rock Feeder and will therefore become an indirect equityholder in Blue Owl upon consummation of the Business Combination. As a result, Dyal Fund IV will, to the extent it holds shares of Blue Owl, be entitled to vote on matters submitted to stockholders of Blue Owl generally, including with respect to the election of directors. In addition, a controlled affiliate of Blue Owl will serve as investment manager to Dyal Fund IV. Dyal Fund IV may have different interests, including different investment horizons, than Blue Owl generally or the Dyal Principals specifically. However, any decision made with respect to holding or disposing of Dyal Fund IV’s interest in Blue Owl will be determined by such Blue Owl affiliate, as investment manager to Dyal Fund IV, in a manner consistent with its statutory and contractual duties to Dyal Fund IV. Because those decisions will be made independent from consideration of Blue Owl’s interests, they may, due to a range of factors, conflict with Blue Owl’s own interests at such time.

The Dyal Equity Funds hold minority, non-controlling interests in a broad range of partner managers. Those partner managers may, from time to time, directly or through their funds, enter into transactions or other contractual arrangements with us or our funds outside of the GP Minority Equity Investments strategy, including Owl Rock Funds, or between or among one another in the ordinary course of business, which may result in additional conflicts of interest. None of those transactions or other contractual arrangements are believed to be currently material to our operations or performance but there may be material transactions entered into in the future.

The Dyal Financing Fund is a lender to Owl Rock under a ten-year loan facility, and following the transaction this will become debt of the combined company. In the event that Owl Rock were to seek a waiver or consent under the facility, we would be obligated to act in the best interests of the Dyal Financing Fund in determining whether to grant such waiver or consent. Moreover, in the event of a default by Blue Owl under the loan facility, the Dyal Financing Fund may declare a default under the loan and seek any and all remedies thereunder.

Even if those relationships do not create actual conflicts, the perception of conflicts in the press or the financial community generally could create negative publicity with respect to Blue Owl or the Business Combination, which could adversely affect the relationships of Owl Rock and Dyal with their fund clients before or after the completion of the Business Combination. See “Risk Factors — Risks Related to the Business Combination and Altimar — Pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates could give rise to actual or perceived conflicts of interest in connection with the Business Combination” and “Risk Factors — Risks Related to Our Businesses Following the Business Combination — The Business Combination and related transactions may affect our reputation and relationship with our partner managers.”

Debt investments in partner manager portfolio companies by the funds.

Portfolio companies of funds managed by our partner managers may also be borrowers under debt facilities or instruments owned, arranged or managed by our BDCs or funds. In its capacity as agent or lender under such facilities or instruments, a BDC or fund is required to act in the best interests of its shareholders or investors. In certain circumstances, a BDC or fund may be required to take actions that may be adverse to the portfolio companies owned by funds managed by partner managers, which could adversely affect our relationships with the partner managers, or potentially impact the value of a Dyal fund’s investment in such partner manager. As a result, although we believe that the Business Combination will potentially enhance our ability to source investment opportunities for our BDC and funds through, among other things, our enhanced relationships with partner managers, it also may result in additional conflicts of interest.

Additional and unpredictable conflicts of interest may arise in the future.

In addition to the conflicts outlined above, we may experience conflicts of interest in connection with the management of our business affairs relating to and arising from a number of matters, including the amounts paid to us by our investment funds; services that may be provided by us and our affiliates to portfolio companies in which our investment funds invest (including the determination of whether or not to charge fees to our portfolio companies for our provision of such services); investments by our investment funds and our other clients, subject to the limitations of the Investment Company Act; our formation of additional investment funds; differing recommendations given by us to different clients; and our use of information gained from an investment funds’ portfolio companies used to inform investments by other clients, subject to applicable law.

Our funds hold and make investments in partner managers and there may be provisions within our arrangements with partner managers that could affect our business including our ability to undertake follow-on investments.

The terms of our Dyal funds’ investments in partner managers generally include provisions relating to competitors of the partner managers, access to information about the partner managers and their business, and affirmative and negative confidentiality obligations regarding the partner managers. While we expect to implement a robust information control policy with restrictions regarding the sharing of a partner manager’s confidential information, such policy and related procedures may not reduce a partner manager’s concern over the sharing of confidential and competitively sensitive information. Certain partner managers that are engaged in managing funds focused on credit investments may consider Owl Rock to be a competitor with respect to their business and may seek to invoke remedies available to them under the investment agreements or pursue other remedies. See “Risk Factors — Risks Related to the Business Combination and Altimar — If the conditions to the Business Combination Agreement are not met, or suits to enjoin the transaction are successful, the Business Combination may not occur.” Potential remedies available to them under the investment agreements, as applicable, include limiting the rights of our funds to receive confidential information from the partner manager regarding its business, requiring us to sequester confidential information received from the partner manager, or requiring us to sell our interests in the partner manager for fair value as determined under the relevant investment agreement. A forced sale of a partner manager interest may reduce the amount of fees we receive with respect to the applicable Dyal fund, and any reduction in information may impede our ability to supervise our funds’ investments. Further, the Dyal funds becoming affiliated with Owl Rock may hinder the Dyal funds’ ability to make future investments in partner managers who are in the credit space and who may consider Owl Rock a competitor, including follow-on investments in existing partner managers and investments with new partner managers.

The Business Combination and related transactions may affect our reputation and relationship with our partner managers.

We are reliant upon our strong relationships with our partner managers for the continued growth and development of business. As a result of the transaction, we may compete with existing or prospective partner managers, which could negatively impact our ability to attract new partner managers to our funds who may seek relationships with non-competitors over concerns of sharing information with competitors or other potential conflicts, including the ability to exercise our fiduciary duties. Additionally, our investments in partner managers may affect our relationships with other sponsors that are key relationships for our lending businesses, because of similar concerns around information sharing or other reasons. While we intend to implement robust procedures to address any such conflict, such procedures may not reduce the perception that such conflicts exist and may make us a less attractive partner/investor.

Our entitlement and that of certain of our stockholders, principals and employees to receive performance income from certain of our Dyal funds may create an incentive for us to make more speculative investments and determinations on behalf of our funds than would be the case in the absence of such performance income.

Some of our Dyal funds are subject to carried interest or incentive fees. With respect to the Dyal Equity Funds and their related co-investment vehicles, none of the carried interest will be allocated to us. Further, we will be allocated only a limited portion of the incentive fees attributable to the GP Debt Financing strategy and of the carried interest attributable to future Dyal and Owl Rock funds. If a Dyal fund is formed to facilitate a secondary transaction with respect to a Dyal Equity Fund (which would include, without limitation, any continuation fund or other new fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of or interests in the existing Dyal Fund), any carried interest generated by such fund will not be allocated to us, notwithstanding that such secondary vehicle is formed in the future. Carried interest and incentive fees not allocated to us are allocated to certain of our stockholders, principals and employees. Carried interest and performance based fees or allocations may create an incentive for us or our investment professionals to make more speculative or riskier investments and determinations, directly or indirectly on behalf of our funds, or otherwise take or refrain from taking certain actions than it would otherwise make in the absence of such carried interest or performance-based fees or allocations. It may also create incentives to influence how we establish economic terms for future funds. In addition, we may have an incentive to make exit determinations based on factors that maximize economics in favor of certain of our stockholders, principals and employees (e.g., to maximize carried interest allocations or incentive fees) relative to us and our non-participating stockholders (i.e., to maximize management fees by retaining the investments). The conflict is particularly relevant with respect to our raising a fund to engage in a secondary transaction with an existing Dyal Equity Fund, since it is possible that the transaction may reduce the overall amount of management fees received by us but trigger or accelerate the payment of carried interest that does not accrue to our benefit. In connection therewith, any clawback obligation may create an incentive for us to defer disposition of one or more investments if the disposition would result in a realized loss or the finalization of dissolution and liquidation of a fund where a clawback obligation would be owed. Our failure to appropriately deal with any actual, potential or perceived conflicts of interest resulting from our entitlement to receive performance income from many of our funds could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds, attract new clients or retain existing clients.

Our business is currently focused on two separate investment strategies.

We currently pursue, through our funds, two separate investment strategies: direct lending and GP Capital Solutions. While we believe that there may be certain synergies with respect to these strategies, there can be no assurance that the benefits will manifest or that there will not be unanticipated consequences resulting therefrom. Although we are seeking additional investment strategies, including as described below with respect to “HomeCourt”, relative to more diversified asset managers, our funds’ limited and specialized focus also leaves us more exposed to risks affecting the dual sectors in which our funds invest. As our investment management program is not broadly diversified, we may be uniquely exposed to market, tax, regulatory and other risks affecting the sectors in which we invest. There can be no assurance that we will be able to take actions necessary to mitigate the effect of such risks or otherwise diversify our investment program to minimize such exposure.

The anticipated benefits of the Business Combination may not be realized or may take longer than expected to realize.

Historically, Dyal and Owl Rock have operated independently. The future success of the Business Combination, including anticipated benefits, depends, in part, on our ability to optimize our operations. The optimization of our operations following the Business Combination will be a complex, costly and time-consuming process and if we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

The integration of Dyal and Owl Rock may present material challenges, including, without limitation:

•	combining the leadership teams and corporate cultures of Dyal and Owl Rock;

•

the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the businesses as a result of the devotion of management’s attention to the Business Combination or integration of the businesses;

•	managing a larger combined business;

•	maintaining employee morale and retaining key management and other employees at the combined company, including by offering sufficiently attractive terms of employment;

•	retaining existing business and operational relationships, and attracting new business and operational relationships;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

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managing expense loads and maintaining currently anticipated operating margins given that our two businesses are different in nature and therefore may require additional personnel and compensation expenses, which expenses may be borne by us, rather than our funds;

•	difficulty replicating or replacing functions, systems and infrastructure provided by Neuberger or certain of its affiliates or the loss of benefits from Neuberger’s global contracts; and

•	unanticipated issues in integrating information technology, communications and other systems.

In addition, prior to the Business Combination, Owl Rock benefited from the services provided (at no cost to Owl Rock) of the Business Services Platform; those services will no longer be available to Blue Owl following the consummation of the Transactions. Some of those factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues or synergies, potential cost savings, and diversion of management’s time and energy, which could materially affect our financial position, results of operations, and cash flows.

We may enter into new lines of business and expand into new investment strategies, geographic markets and businesses, each of which may result in upfront costs and additional risks and uncertainties in our businesses.

We intend, if market conditions warrant, to grow our businesses by increasing FPAUM in existing businesses and expanding into new investment strategies, geographic markets (including in both U.S. and non-U.S. markets) and businesses. Subject to the consent rights of Neuberger as set forth in the Investor Rights Agreement (as described below), we may pursue growth through acquisitions of other investment management companies, expansion into new markets, acquisitions of critical business partners or other strategic initiatives, in each case, which may include entering into new lines of business.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;

•	the diversion of management’s attention from our core businesses;

•	the assumption of liabilities in any acquired business;

•	the disruption of our ongoing businesses;

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entry into markets or lines of business in which we may have limited or no experience, and which may subject us to new laws and regulations which we are not familiar, or from which we are currently exempt;

•	increasing demands on our operational and management systems and controls;

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compliance with or applicability to our businesses or our funds’ portfolio companies of regulations and laws, including, in particular, local regulations and laws (for example, consumer protection related laws) and the impact that noncompliance or even perceived noncompliance could have on us and our funds’ portfolio companies;

•	conflicts between business lines in deal flow or objectives;

•	we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control;

•	potential increase in fund investor concentration; and

•

the broadening of our geographic footprint, increasing the risks associated with conducting operations in foreign jurisdictions where we currently have little or no presence, such as different legal, tax and regulatory regimes and currency fluctuations, which require additional resources to address.

Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all of the specific risks we may face and the potential adverse consequences on us and their investment that may result from any attempted expansion.

Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

Our combined AUM has grown significantly in the past, and we intend to pursue further growth in the near future, possibly through acquisitions. Our rapid growth has placed, and future growth, if successful, will continue to place, significant demands on our legal, compliance, accounting and operational infrastructure and will result in increased expenses. In addition, we are, and will continue to be, required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory and tax developments.

Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and may require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we may face significant challenges in:

•	maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

•	providing current and future fund investors and shareholders with accurate and consistent reporting;

•	implementing new or updated information and financial systems and procedures; and

•	training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

We may not be able to manage our expanding operations effectively and may not be ready to continue to grow because of operational needs, and any failure to do so could adversely affect our ability to generate revenue and control our expenses. In addition, if we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

Our proposed partnership with the NBA is new, subject to significant risk and uncertainty and may be terminated for a range of reasons outside of our control.

We are actively establishing a new relationship with the National Basketball Association (the “NBA”) in furtherance of our Professional Sports Minority Investments strategy. Our HomeCourt fund is expected to make minority investments in NBA franchises. The NBA will provide certain services with respect to the fund and will receive a share of management fees and incentive allocations attributable to the fund. This is a new asset class and we have not yet closed on any capital for this strategy. There is no assurance that we will be able to raise sufficient funds to execute this strategy. Our arrangements with the NBA remain subject to ongoing negotiations, and any such arrangement with the NBA may be terminated or modified by the NBA. As advisor to the HomeCourt fund, we may be exposed to liability to the NBA in a range of circumstances including as a result of a violation of rules applicable to NBA franchise owners by us or investors in our HomeCourt funds or, in certain circumstances, by our co-owners of a team (regardless of whether such persons were acting under our direction or control), the departure of certain Dyal key persons or the occurrence of certain events constituting cause. Any failure of the Professional Sports Minority Investments strategy could result in a decrease in our FPAUM growth potential and have an adverse effect on our reputation.

We depend on our senior management team, senior investment professionals and other key personnel, and the loss of their services would have a material adverse effect on us and our funds.

Our success depends on the efforts, judgment and personal reputations of our senior management team, senior investment professionals and other key personnel. Their reputations, expertise in investing, relationships with fund investors and with other members of the business communities on whom we and our funds depend on for investment opportunities and financing are each critical elements in operating and expanding our business. The loss of the services of our senior management team, senior investment professionals or other key personnel could have a material adverse effect on us and our funds, and on the performance of our funds, including on our ability to retain and attract fund investors and raise capital.

The departure of some or all of those individuals could also trigger certain provisions tied to the departure of, or cessation of committed time, by those persons (known as “key person” provisions) in the documentation governing certain of our funds, which could permit the investors in those funds to suspend or terminate those funds’ investment periods. We do not carry any “key person” insurance that would provide us with proceeds in the event of the death or disability of any of our senior professionals, and we do not have a policy that prohibits our senior professionals from traveling together.

In addition, each of our Key Individuals is entitled to significant compensation payments and under certain circumstances (including the Key Individual’s death or disability), the Key Individual (or his estate) is entitled to retain those payments for up to five years following such person’s ceasing to be employed by us. While we continue to make such payments, we may need to find or promote new employees to replace the former Key Individual, which may require additional significant compensation to be paid by us, which could adversely affect our earnings.

Employee misconduct could harm us by impairing our ability to attract and retain fund investors and subjecting us to significant legal liability, regulatory scrutiny and reputational harm.

Our ability to attract and retain fund investors and to pursue investment opportunities for our clients depends heavily upon the reputation of our professionals, especially our senior professionals as well as third-party service providers. We are subject to a number of obligations and standards arising from our investment management business and our authority and statutory fiduciary status over the assets managed by our investment management business. Further, our employees are subject to various internal policies including a Code of Ethics and policies covering conflicts of interest, information systems, business continuity and information security. The violation of those obligations, standards and policies by any of our employees or misconduct by one of our third-party service providers could adversely affect investors in our funds and us. Our businesses often require that we deal with confidential matters of great significance to companies in which our funds may invest. If our employees, former employees or third-party service providers were to use or disclose confidential information improperly, we could suffer serious harm to our reputation, financial position and current and future business relationships. Employee or third-party service provider misconduct could also include, among other things, binding us to transactions that exceed authorized limits or present unacceptable risks and other unauthorized activities or concealing unsuccessful investments (which, in either case, may result in unknown and unmanaged risks or losses), or otherwise charging (or seeking to charge) inappropriate expenses or inappropriate or unlawful behavior or actions directed towards other employees.

It is not always possible to detect or deter misconduct by employees or third-party service providers, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one or more of our employees, former employees or third-party service providers were to engage in misconduct or were to be accused of such misconduct, our businesses and our reputation could be adversely affected and a loss of fund investor confidence could result, which would adversely impact our ability to raise future funds. Our current and former employees and those of our funds’ portfolio companies as well as our third-party service providers may also become subject to allegations of sexual harassment, racial and gender discrimination or other similar misconduct, which, regardless of the ultimate outcome, may result in adverse publicity that could harm our and such portfolio company’s brand and reputation.

Our future growth depends on our ability to attract, retain and develop human capital in a highly competitive talent market.

The success of our business will continue to depend upon us attracting, developing and retaining human capital. Competition for qualified, motivated, and highly-skilled executives, professionals and other key personnel in asset management firms is significant. Turnover and associated costs of rehiring, the loss of human capital through attrition, death, or disability and the reduced ability to attract talent could impair our ability to implement our growth strategy and maintain our standards of excellence. Our future success will depend upon our ability to find, attract, retain and motivate highly-skilled and highly-qualified individuals. We seek to provide our personnel with competitive benefits and compensation packages. However, our efforts may not be sufficient to enable us to attract, retain and motivate qualified individuals to support our growth. Moreover, if our personnel join competitors or form businesses that compete with ours, that could adversely affect our ability to raise new or successor funds.

We are subject to risks related to corporate social responsibility.

We and our funds face increasing public scrutiny related to environmental, social and governance (“ESG”) activities, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency. Before making an investment on behalf of our funds, we analyze a wide array of considerations, risks, and potential rewards related to the prospective investment. Among the pecuniary considerations we analyze are the present and future material ESG implications of investments. It is expected that investor demands and the prevailing legal environment will require us to spend additional resources and place increasing importance on ESG matters in our review of prospective investments and management of existing ones. Devoting additional resources to ESG matters could increase the amount of expenses we or our portfolio companies are required to bear. Further, emphasis on ESG criteria in evaluating an investment by us or our funds could lead to reduced profits.

ESG matters have been the subject of increased focus by certain regulators, including in the United States and the European Union. A lack of harmonization globally in relation to ESG legal and regulatory reform leads to a risk of fragmentation in group level priorities as a result of the different pace of sustainability transition across global jurisdictions. This may create conflicts across our global business and funds in which we invest which could risk inhibiting our future implementation of, and compliance with, rapidly developing ESG standards and requirements.

The European Commission has proposed legislative reforms, which include, without limitation: (a) Regulation 2019/2088 regarding the introduction of transparency and disclosure obligations for fund investors, funds and asset managers in relation to ESG factors, for which most rules are proposed to take effect beginning on March 10, 2021; (b) a proposed regulation regarding the introduction of an EU-wide taxonomy of environmentally sustainable activities, which is proposed to take effect in a staggered approach beginning on January 1, 2022; and (c) amendments to existing regulations including MiFID II and the European Union (“EU”) Alternative Investment Fund Managers Directive (the “AIFMD”) to embed ESG requirements. As a result of these legislative initiatives, we may be required to provide additional disclosure to investors in our funds with respect to ESG matters. This exposes us to increased disclosure risks, for example due to a lack of available or credible data, and the potential for conflicting disclosures may also expose us to an increased risk of misstatement litigation or miss-selling allegations. Failure to manage these risks could result in a material adverse effect on our business in a number of ways.

We are subject to risks in using custodians, counterparties, administrators and other agents.

Many of our funds depend on the services of custodians, counterparties, administrators and other agents to carry out certain transactions and other administrative services, including compliance with regulatory requirements in U.S. and non-U.S. jurisdictions. We are subject to risks of errors and mistakes made by these third parties, which may be attributed to us and subject us or our funds’ investors to reputational damage, penalties or losses. We depend on third parties to provide primary and back up communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, portfolio monitoring, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control.

The terms of the contracts with third-party service providers are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight. Accordingly, we may be unsuccessful in seeking reimbursement or indemnification from these third-party service providers.

Cybersecurity risks and cyber incidents could adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and confidential information in our possession and damage to our business relationships, any of which could negatively impact our business, financial condition and operating results.

There has been an increase in the frequency and sophistication of the cyber and security threats we face, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target us because, as an alternative asset management firm, we hold confidential and other price sensitive information about existing and potential investments. Cyber-attacks and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. As a result, we may face a heightened risk of a security breach or disruption with respect to sensitive information resulting from an attack by computer hackers, foreign governments or cyber terrorists.

The efficient operation of our business is dependent on computer hardware and software systems, as well as data processing systems and the secure processing, storage and transmission of information, which are vulnerable to security breaches and cyber incidents. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. In addition, we and our employees may be the target of fraudulent emails or other targeted attempts to gain unauthorized access to proprietary or sensitive information. The result of these incidents may include disrupted operations, misstated or unreliable financial data, fraudulent transfers or requests for transfers of money, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, causing our business and results of operations to suffer. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by third-party service providers. We have implemented processes, procedures and internal controls designed to mitigate cybersecurity risks and cyber intrusions and rely on industry accepted securities measures and technology to securely maintain confidential and proprietary information maintained on our information systems; however, these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident, especially because the cyber-incident techniques change frequently or are not recognized until launched and because cyber-incidents can originate from a wide variety of sources. SEI Global Services, Inc. (“SEI”) serves as the third-party administrator for certain of the Dyal funds. M.J. Brunner, a third-party vendor of SEI, was the victim of a ransomware attack on its corporate network on May 17, 2020. SEI has completed its investigation of the matter and indicated that the attack did not impact any of SEI’s networks and the compromised information was limited to the user profile data of Dyal fund investors with access to SEI’s investor dashboard. Dyal’s investors were notified of the matter on July 21, 2020 and September 9, 2020.

Those risks are exacerbated by the rapidly increasing volume of highly sensitive data, including our proprietary business information and intellectual property, and personally identifiable information of our employees, our clients and others, that we collect and store in our data centers and on our networks. Our funds may also invest in strategic assets having a national or regional profile or in infrastructure assets, the nature of which could expose them to a greater risk of being subject to a terrorist attack or security breach than other assets or businesses. The secure processing, maintenance and transmission of this information are critical to our operations. A significant actual or potential theft, loss, corruption, exposure, fraudulent use or misuse of fund investor, employee or other personally identifiable or proprietary business data, whether by third parties or as a result of employee malfeasance (or the negligence or malfeasance of third party service providers that have access to such confidential information) or otherwise, non-compliance with our contractual or other legal obligations regarding such data or intellectual property or a violation of our privacy and security policies with respect to such data could result in significant remediation and other costs, fines, litigation or regulatory actions against us and significant reputational harm.

Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our funds.

We operate in businesses that are highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Cybersecurity has become a priority for regulators in the U.S. and around the world. Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including, the California Consumer Privacy Act that went into effect on January 1, 2020, and the New York SHIELD Act, which went into effect on March 1, 2020. In addition, the SEC announced that one of the 2019 examination priorities for the Office of Compliance Inspections and Examinations was to continue to examine cybersecurity procedures and controls, including testing the implementation of these procedures and controls. Further, the new European General Data Protection Regulation (the “GDPR”) came into effect in May 2018. Data protection requirements under the GDPR are more stringent than those imposed under prior European legislation. There are substantial financial penalties for breach of the GDPR, including up to the higher of 20 million Euros or 4% of group annual worldwide turnover. Non-compliance with any of the aforementioned laws or other similar laws, therefore represents a serious risk to our business. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Breaches in security could potentially jeopardize our, our employees’ or our fund investors’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our employees’, our fund investors’, our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of our business, liability to our fund investors and other counterparties, regulatory intervention or reputational damage. Furthermore, if we fail to comply with the relevant laws and regulations, it could result in regulatory investigations and penalties, which could lead to negative publicity and may cause our fund investors and clients to lose confidence in the effectiveness of our security measures.

We are currently subject to and may be subject in the future to litigation risks, and consequently, we may face liabilities and damage to our professional reputation as a result.

Legal liability could have a material adverse effect on our businesses, financial condition or results of operations or cause reputational harm to us, which could harm our businesses. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain fund investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct asserted by private litigants or regulators, regardless of whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the investment industry in general, whether or not valid, may harm our reputation, which may be damaging to our businesses.

In addition, the laws and regulations governing the limited liability of such issuers and portfolio companies vary from jurisdiction to jurisdiction, and in certain contexts the laws of certain jurisdictions may provide not only for carve-outs from limited liability protection for the issuer or portfolio company that has incurred the liabilities, but also for recourse to assets of other entities under common control with, or that are part of the same economic group as, such issuer. For example, if any of our funds’ portfolio companies is subject to bankruptcy or insolvency proceedings in a jurisdiction and is found to have liabilities under the local consumer protection, labor, tax or bankruptcy laws, the laws of that jurisdiction may permit authorities or creditors to file a lien on, or to otherwise have recourse to, assets held by other portfolio companies (including assets held by our funds) in that jurisdiction. There can be no assurance that we will not be adversely affected as a result of the foregoing risks.

Further, we are currently subject, and may be subject in the future, to litigation seeking to enjoin the Business Combination, which, if successful, could adversely affect us. See “Risk Factors — Risks Related to the Business Combination and Altimar — If the conditions to the Business Combination Agreement are not met, or suits to enjoin the transaction are successful, the Business Combination may not occur.”

We may not be able to maintain sufficient insurance to cover us for potential litigation or other risks.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face in connection with potential claims, which could have a material adverse effect on our business. We may face a risk of loss from a variety of claims, including related to securities, antitrust, contracts, cybersecurity, fraud and various other potential claims, whether or not such claims are valid. Insurance and other safeguards might only partially reimburse us for our losses, if at all, and if a claim is successful and exceeds or is not covered by our insurance policies, we may be required to pay a substantial amount in respect of such successful claim. Certain losses of a catastrophic nature, such as losses arising as a result of wars, earthquakes, typhoons, terrorist attacks or other similar events, may be uninsurable or may only be insurable at rates that are so high that maintaining coverage would cause an adverse impact on our business, our investment funds and their portfolio companies. In general, losses related to terrorism are becoming harder and more expensive to insure against. Some insurers are excluding terrorism coverage from their all-risk policies. In some cases, insurers are offering significantly limited coverage against terrorist acts for additional premiums, which can greatly increase the total cost of casualty insurance for a property. As a result, we, our investment funds and their portfolio companies may not be insured against terrorism or certain other catastrophic losses.

Our use of leverage to finance our businesses exposes us to substantial risks. Any security interests or negative covenants required by a credit facility we enter into may limit our ability to create liens on assets to secure additional debt.

As of December 31, 2020, Owl Rock had $92.9 million of borrowings outstanding under the $105 million credit facility agreement (“Revolving Credit Facility #1”), $17.4 million of borrowings outstanding under the $22.0 million credit facility agreement (“Revolving Credit Facility #2”) and $250.0 million of borrowings outstanding under our term loan facility (“Term Loan,” and, together with Revolving Credit Facility #1 and Revolving Credit Facility #2, the “Credit Facilities”). As described earlier, the Term Loan is provided by the Dyal Financing Fund. We may choose to finance our businesses operations through further borrowings under our Credit Facilities or by issuing additional debt. Our existing and future indebtedness exposes us to the typical risks associated with the use of leverage. The occurrence or continuation of any of these events or trends could cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies, which would cause the interest rate applicable to borrowings under the Credit Facilities to increase and could result in other material adverse effects on our businesses. We depend on financial institutions extending credit to us on terms that are reasonable to us. There is no guarantee that such institutions will continue to extend credit to us or renew any existing credit agreements we may have with them, or that we will be able to refinance outstanding facilities when they mature. In addition, the incurrence of additional debt in the future could result in potential downgrades of our existing corporate credit ratings, which could limit the availability of future financing and/or increase our cost of borrowing. Furthermore, our Credit Facilities contain certain covenants with which we need to comply.

Non-compliance with any of the covenants without cure or waiver would constitute an event of default, and an event of default resulting from a breach of certain covenants could result, at the option of the lenders, in an acceleration of the principal and interest outstanding. In addition, if we incur additional debt, our credit rating could be adversely impacted.

Borrowings under Revolving Credit Facility #1, Revolving Credit Facility #2 and the Term Loan will mature in February 2022, August 2021 and October 2029, respectively. As these borrowings and other indebtedness mature (or are otherwise repaid prior to their scheduled maturities), we may be required to either refinance them by entering into new facilities or issuing additional debt, which could result in higher borrowing costs, or issuing equity, which would dilute existing stockholders. We could also repay these borrowings by using cash on hand, cash provided by our continuing operations or cash from the sale of our assets. We may be unable to enter into new facilities or issue debt or equity in the future on attractive terms, or at all. Borrowings under the Credit Facilities are LIBOR-based obligations. As a result, an increase in short-term interest rates will increase our interest costs if such borrowings have not been hedged into fixed rates.

The risks related to our use of leverage may be exacerbated by our funds’ use of leverage to finance investments.

Risks Related to Legal and Regulatory Environment

Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements, and our failure to comply with such regulations could have a material adverse effect on our business.

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the U.S. and foreign jurisdictions in which we operate relating to, among other things, securities, antitrust, anti-money laundering, anti-bribery, tax and privacy. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. We believe financial regulation and regulatory oversight of our business may increase when the new administration assumes office in January 2021. In particular, in recent periods members of the U.S. Congress have also proposed amendments to the Code and the rules and regulations thereunder that, if enacted, would raise the tax on carried interest and treat carried interest as ordinary income.

The SEC oversees the activities of certain of our subsidiaries that are registered investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”) and the activities of our BDCs that are regulated under the Investment Company Act.

Investment Advisers Act of 1940: The Advisers Act imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees and carried interest; solicitation arrangements; maintaining effective compliance programs; custody of client assets; client privacy; advertising; and proxy voting. Failure to comply with the obligations imposed by the Advisers Act could result in investigations, sanctions, fines, restrictions on the activities of us or our personnel and reputational damage.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted those duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; execution of transactions; and recommendations to clients.

Investment Company Act: Our subsidiaries are the advisers to our BDCs, which are subject to the rules and regulations under the Investment Company Act. Our BDCs are required to file periodic and annual reports with the SEC and may also be required to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Furthermore, advisers to our BDCs have a fiduciary duty under the Investment Company Act not to charge excessive compensation, and the Investment Company Act grants shareholders of mutual funds and BDCs a direct private right of action against investment advisers to seek redress for alleged violations of this fiduciary duty.

While we exercise broad discretion over the day-to-day management of our BDCs, each of our BDCs is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the Investment Company Act. The responsibilities of each of our BDC’s boards include, among other things, approving our advisory contract with the applicable BDC that we manage; approving certain service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates; and approving certain co-investment transactions. The advisory contracts with each of our BDCs may be terminated by the stockholders or directors of such BDC on not more than 60 days’ notice, and are subject to annual renewal by each respective BDC’s board of directors after an initial two-year term.

Generally, BDCs are prohibited under the Investment Company Act from knowingly participating in certain transactions with their affiliates without prior approval of the BDC’s disinterested directors and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser. Pursuant to the Co-investment Exemptive Order, however, our funds affiliated with our BDCs are generally permitted to co-invest with our BDCs if a “required majority” (as defined in Section 57(o) of the Investment Company Act) of such BDC’s independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to such BDC and its shareholders and do not involve overreaching in respect of such BDC or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the BDC’s shareholders and with its investment objective and strategies, and (3) the investment by our BDCs and other affiliates of investment funds would not disadvantage any other of our BDCs, and our BDC’s participation would not be on a basis different from or less advantageous than that on which other of our funds are investing.

The Dodd-Frank Act authorizes federal regulatory agencies to review and, in certain cases, prohibit compensation arrangements at financial institutions that give employees incentives to engage in conduct deemed to encourage inappropriate risk-taking by covered financial institutions. In 2016, federal bank regulatory authorities and the SEC revised and re-proposed a rule that generally (1) prohibits incentive-based payment arrangements that are determined to encourage inappropriate risks by certain financial institutions by providing excessive compensation or that could lead to material financial loss and (2) requires those financial institutions to disclose information concerning incentive-based compensation arrangements to the appropriate federal regulator. The Dodd-Frank Act also directs the SEC to adopt a rule that requires public companies to adopt and disclose policies requiring, in the event the company is required to issue an accounting restatement, the contingent repayment of obligations of related incentive compensation from current and former executive officers. The SEC has proposed but not yet adopted such rule. To the extent the aforementioned rules are adopted, our ability to recruit and retain investment professionals and senior management executives could be limited.

Other Securities Laws: In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, and the Commodity Exchange Act. Those exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. The revocation, challenge or unavailability of these exemptions could increase our cost of doing business or subject us to regulatory action or third-party claims, which could have a material adverse effect on our businesses. For example, Rule 506 of Regulation D under the Securities Act includes “bad actor” disqualification provisions that ban an issuer from offering or selling securities pursuant to the safe harbor in Rule 506 if the issuer, or any other “covered person,” is the subject of a criminal, regulatory or court order or other “disqualifying event” under the rule which has not been waived by the SEC. The definition of a “covered person” under the rule includes an issuer’s directors, general partners, managing members and executive officers and promoters and persons compensated for soliciting investors in the offering. Accordingly, our ability to rely on Rule 506 to offer or sell our funds and therefore a significant portion of our business would be impaired if we or any “covered person” is the subject of a disqualifying event under the rule and we are unable to obtain a waiver or, in certain circumstances, terminate our involvement with such “covered person”.

Compliance with existing and new regulations subjects us to significant costs. Any changes or other developments in the regulatory framework applicable to our businesses and changes to formerly accepted industry practices, may impose additional costs on us, require the attention of our senior management or limit the manner in which we conduct our businesses. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. Moreover, our failure to comply with applicable laws or regulations, including labor and employment laws, could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of our relevant subsidiaries as investment advisers or our broker-dealer affiliate as a registered broker-dealer.

Even if a sanction is imposed against us, one of our subsidiaries or our affiliates or our personnel by a regulator for a small monetary amount, the costs incurred in responding to such matters could be material. The adverse publicity related to the sanction could harm our reputation, which in turn could have a material adverse effect on our businesses, making it harder for us to raise new and successor funds and discouraging others from doing business with us or accepting investments from our funds.

Heightened scrutiny of the financial services industry by regulators may materially and adversely affect our business.

The financial services industry has been the subject of heightened scrutiny by regulators around the globe. In particular, the SEC and its staff have focused more narrowly on issues relevant to alternative asset management firms, including by forming specialized units devoted to examining such firms and, in certain cases, bringing enforcement actions against the firms, their principals and employees. In recent periods there have been a number of enforcement actions within the industry, and it is expected that the SEC will continue to pursue enforcement actions against asset managers. This increased enforcement activity may cause us to reevaluate certain practices and adjust our compliance control function as necessary and appropriate.

While the SEC’s recent lists of examination priorities include such items as cybersecurity compliance and controls and conducting risk-based examinations of investment advisory firms, it is generally expected that the SEC’s oversight of alternative asset managers will continue to focus substantially on concerns related to fiduciary duty transparency and investor disclosure practices (See “ — Conflicts may arise in our allocation of costs and expenses, and we are subject to increased regulatory scrutiny and uncertainly with regard to those determinations—Allocation of expenses relating to Dyal’s Business Services Platform”). Although the SEC has cited improvements in disclosures and industry practices in this area, it has also indicated that there is room for improvement in particular areas, including fees and expenses (and the allocation of such fees and expenses) and co-investment practices. To this end, many firms have received inquiries during examinations or directly from the SEC’s Division of Enforcement regarding various transparency-related topics, including the acceleration of monitoring fees, the allocation of broken-deal expenses, outside business activities of firm principals and employees, group purchasing arrangements and general conflicts of interest disclosures. While we believe we have made appropriate and timely disclosures regarding the foregoing, the SEC staff may disagree.

Further, the SEC has highlighted BDC board oversight and valuation practices as one of its areas of focus in investment adviser examinations and has instituted enforcement actions against advisers for misleading investors about valuation. If the SEC were to investigate and find errors in our methodologies or procedures, we and/or members of our board and management could be subject to penalties and fines, which could harm our reputation and our business, financial condition and results of operations could be materially and adversely affected.

Regulations governing the operations of our BDCs as business development companies affect their ability to raise, and the way in which they raise, additional capital.

Our BDCs have elected to be regulated as business development companies under the Investment Company Act. Many of the regulations governing business development companies restrict, among other things, leverage incurrence, co-investments and other transactions with other entities within Blue Owl. Certain of our funds may be restricted from engaging in transactions with our BDCs and their subsidiaries. As business development companies regulated under the Investment Company Act, our BDCs may issue debt securities or preferred stock and borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the Investment Company Act.

BDCs are not generally able to issue and sell their common stock at a price below net asset value per share. BDCs may, however, issue and sell their common stock, or warrants, options or rights to acquire such common stock, at a price below the then-current net asset value of such common stock if (1) the applicable BDC’s board of directors determines that such sale is in the BDC’s best interests and the best interests of the BDC’s shareholders, and (2) the applicable BDC’s shareholders have approved a policy and practice of making such sales within the preceding 12-months. In any such case, the price at which the securities of BDCs are to be issued and sold may not be less than a price which, in the determination of the applicable board of directors, closely approximates the market value of such securities.

In addition, as business development companies that are subject to regulations under the Investment Company Act, our BDCs are currently permitted to incur indebtedness or issue senior securities only in amounts such that their asset coverage ratio equals at least 150% after each such issuance, except in the instance of ORCC II, which is required to maintain an asset coverage ratio of at least 200%. Our BDCs’ ability to pay dividends will be restricted if such BDC’s asset coverage ratio falls below the required asset coverage ratio and any amounts that it uses to service its indebtedness are not available for dividends to its common stockholders. Any of the foregoing circumstances could have a material adverse effect on our BDCs, and as a result, on our financial condition, results of operations and cash flow.

For U.S. federal income tax purposes, our BDCs have elected to be treated as regulated investment companies (“RICs”) under Subchapter M of the Code. To maintain their status as RICs, our BDCs must meet, among other things, certain source of income, asset diversification and annual distribution requirements. Each of our BDCs is required to generally distribute to its stockholders at least 90% of such BDC’s investment company taxable income to maintain its RIC status.

Changes to the method of determining the London Interbank Offered Rate (“LIBOR”) or the selection of a replacement for LIBOR may affect the value of investments held by our funds and could affect our results of operations and financial results.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. Our funds, and in particular our BDCs, typically use LIBOR as a reference rate in term loans they extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a portfolio company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.

The United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will not compel panel banks to contribute to LIBOR after 2021. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates (“IBORs”). To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. In addition, on March 25, 2020, the FCA stated that although the central assumption that firms cannot rely on LIBOR being published after the end of 2021 has not changed, the outbreak of COVID-19 has impacted the timing of many firms’ transition planning, and the FCA will continue to assess the impact of the COVID-19 outbreak on transition timelines and update the marketplace as soon as possible. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, at this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere or, whether the COVID-19 outbreak will have further effect on LIBOR transition plans.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to our portfolio companies or on our overall financial condition or results of operations. In addition, if LIBOR ceases to exist, our funds, borrowers of our funds and our partner managers and their respective portfolio companies may need to renegotiate the credit agreements extending beyond 2021 that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest at a lower interest rate, which, to the extent our funds are lenders, could have an adverse impact on their performance, could have an adverse impact on our funds’ and their portfolio companies’ results of operations. Moreover, if LIBOR ceases to exist, our funds and their portfolio companies may need to renegotiate certain terms of their credit facilities. If our funds and their portfolio companies are unable to do so, amounts drawn under their credit facilities may bear interest at a higher rate, which would increase the cost of their borrowings and, in turn, affect their results of operations.

Failure to comply with “pay to play” regulations implemented by the SEC and certain states, and changes to the “pay to play” regulatory regimes, could adversely affect our businesses.

Since 2010, states and other regulatory authorities have begun to require investment managers to register as lobbyists. Owl Rock has registered as a lobbyist in California. These registration requirements impose significant compliance obligations on registered lobbyists and their employers, which may include annual registration fees, periodic disclosure reports and internal record keeping, and may also prohibit the payment of contingent fees.

Under applicable SEC rules, investment advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser’s employees and engagements of third parties that solicit government entities and to keep certain records to enable the SEC to determine compliance with the rule. In addition, there have been similar rules on a state level regarding “pay to play” practices by investment advisers. FINRA adopted its own set of “pay to play” regulations, which went into effect on August 20, 2017, that are similar to the SEC’s regulations.

As we have public pension plans that are investors in our funds, these rules could impose significant economic sanctions on our businesses if we or one of the other persons covered by the rules make any prohibited contribution or payment, whether or not material or with an intent to secure an investment from a public pension plan. We may also acquire other investment managers or hire additional personnel who are not subject to the same restrictions as us, but whose activity, and the activity of their principals, prior to our ownership or employment of such person, could affect our fundraising. Any failure on our part to comply with these rules could cause us to lose compensation for our advisory services or expose us to significant penalties and reputational damage.

Failure to comply with regulations regarding the prevention of money laundering or terrorism or national security could adversely affect our business.

As part of our responsibility for the prevention of money laundering under applicable laws, we may require detailed verification of a prospective investor’s identity and the source of such prospective investor’s funds. In the event of delay or failure by a prospective investor to produce any such information required for verification purposes, we may refuse to admit the investor to our funds. We may from time to time request (outside of the subscription process), and our funds’ limited partners will be obligated to provide to us as appropriate upon such request, additional information as from time to time may be required for us to satisfy our obligations under these and other laws that may be adopted in the future. Additionally, we may from time to time be obligated to file reports with regulatory authorities in various jurisdictions with regard to, among other things, the identity of our funds’ limited partners and suspicious activities involving the interests of our funds. In the event it is determined that any investor, or any direct or indirect owner of any investor, is a person identified in any of these laws as a prohibited person, or is otherwise engaged in activities of the type prohibited under these laws, we may be obligated, among other actions to be taken, to withhold distributions of any funds otherwise owing to such investor or to cause such investor’s interests to be cancelled or otherwise redeemed (without the payment of any consideration in respect of those interests).

The Bank Secrecy Act of 1970 and the USA PATRIOT Act require that financial institutions (a term that includes banks, broker-dealers and investment companies) establish and maintain compliance programs to guard against money laundering activities. Laws or regulations may presently or in the future require us, our funds or any of our affiliates or other service providers to establish additional anti-money laundering procedures, to collect information with respect to our funds’ limited partners, to share information with governmental authorities with respect to our funds’ limited partners or to implement additional restrictions on the transfer of the interests.

Economic sanction laws in the U.S. and other jurisdictions may prohibit us and our affiliates from transacting with certain countries, individuals and companies, which could negatively impact our business, financial condition and operating results.

Economic sanction laws in the U.S. and other jurisdictions may restrict or prohibit us or our affiliates from transacting with certain countries, territories, individuals and entities. In the U.S., the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) administers and enforces laws, executive orders and regulations establishing U.S. economic and trade sanctions, which restrict or prohibit, among other things, direct and indirect transactions with, and the provision of services to, certain non-U.S. countries, territories, individuals and entities. These types of sanctions may significantly restrict or completely prohibit lending activities in certain jurisdictions, and violation of any such laws or regulations, may result in significant legal and monetary penalties, as well as reputational damage. OFAC sanctions programs change frequently, which may make it more difficult for us or our affiliates to ensure compliance. Moreover, OFAC enforcement is increasing, which may increase the risk that we become subject of such actual or threatened enforcement.

Additionally, Section 2019 of the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “ITRA”) amended the Exchange Act to require companies subject to SEC reporting obligations under Section 13 of the Exchange Act to disclose in their periodic reports specified dealings or transactions involving Iran or other individuals and entities targeted by OFAC during the period covered by the relevant periodic report. In some cases, the ITRA requires companies to disclose these types of transactions even if they were permissible under U.S. law. Companies that currently may be or may have been at the time considered our affiliates, may have from time to time publicly filed and/or provided to us such disclosures. We do not independently verify or participate in the preparation of these disclosures. We and our publicly traded funds are required, either periodically or annually to separately file with the SEC a notice when such activities have been disclosed, and the SEC is required to post such notice of disclosure on its website and send the report to the President and certain U.S. Congressional committees. Disclosure of such activity, even if such activity is not subject to sanctions under applicable law, and any sanctions actually imposed on us or our affiliates as a result of these activities, could harm our reputation and have a negative impact on our business, financial condition and results of operations, and any failure to disclose any such activities as required could additionally result in fines or penalties.

We are subject to laws and regulations in the EEA, including the Alternative Investment Fund Managers Directive, which may increase our regulatory costs and burdens.

The AIFMD regulates the activities of certain private fund managers undertaking fund management activities or marketing fund interests to investors within the EEA.

To the extent any one of our funds is actively marketed to investors domiciled or having their registered office in the EEA: (i) we and such fund will be subject to certain reporting, disclosure and other compliance obligations under the AIFMD, which will result in such funds incurring additional costs and expenses; (ii) we and such fund may become subject to additional regulatory or compliance obligations arising under national law in certain EEA jurisdictions, which would result in such fund incurring additional costs and expenses or may otherwise affect the management and operation of such fund; (iii) we will be required to make detailed information relating to such fund and its investments available to regulators and third parties; and (iv) the AIFMD will also restrict certain activities of such fund in relation to EEA portfolio companies, including, in some circumstances, such fund’s ability to recapitalize, refinance or potentially restructure an EEA portfolio company within the first two years of ownership, which may in turn affect operations of such fund generally. In addition, it is possible that some EEA jurisdictions will elect to restrict or prohibit the marketing of non-EEA funds to investors based in those jurisdictions, which may make it more difficult for our funds to raise their targeted amount of commitments. We rely on a third party provider to ensure our compliance with these regulations, including required registrations, which may increase our compliance costs and risk of non-compliance.

In the future, it may be possible for non-EEA alternative investment fund managers (“AIFMs”) to market an alternative investment fund (“AIF”) within the EEA pursuant to a pan-European marketing “passport”, instead of under national private placement regimes. Access to this passport may be subject to the non-EEA AIFM complying with various additional requirements under the AIFMD, which may include one or more of the following: additional conduct of business and organizational requirements; rules relating to the remuneration of certain personnel; minimum regulatory capital requirements; restrictions on the use of leverage; additional disclosure and reporting requirements to both investors and EEA home state regulators; independent valuation of an AIF’s assets; and the appointment of an independent depositary. Certain EEA Member States have indicated that they will cease to operate national private placement regimes when, or shortly after, the passport becomes available, which would mean that non-EEA AIFMs to whom the passport is available would be required to comply with all relevant provisions of the AIFMD in order to market to professional investors in those jurisdictions. As a result, if in the future non-EEA AIFMs may only market in certain EEA jurisdictions pursuant to a passport, we may not seek to market interests in our funds in those jurisdictions, which may lead to a reduction in the overall amount of capital invested in our funds. Alternatively, if we sought to comply with the requirements to use the passport, this could have adverse effects including, amongst other things, increasing the regulatory burden and costs of operating and managing certain of our funds and their investments, and potentially requiring changes to compensation structures for key personnel, thereby affecting our ability to recruit and retain these personnel.

Certain of the funds or accounts we advise or manage are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code, and our businesses could be adversely affected if certain of our other funds or accounts fail to satisfy an exception under the “plan assets” regulation under ERISA.

A number of investors in our funds are subject to the fiduciary and prohibited transaction provisions of Title I of ERISA and the parallel provisions of the Internal Revenue Code; however the substantial majority of our funds rely on the “insignificant participation” exception under the “plan assets” regulation under ERISA. We are not, therefore subject to the requirements of ERISA (or the parallel provision of the Internal Revenue Code) with respect to the management of those funds. However, if those funds fail to satisfy that exception for any reason and if no other exception is available, that failure could materially interfere with our activities in relation to those funds or expose us to risks related to our failure to comply with the applicable requirements. For example, the governing documents of a fund generally impose certain obligations on the general partner or manager of the fund to cause the assets of the fund to not be treated as “plan assets” and a breach of that obligation could create liability for us. Further, if the assets of a fund become plan assets (whether because of our breach, a change in law or otherwise), the application of ERISA-related requirements on our fund may prevent us from operating the fund as intended and may cause the fund to breach its obligations with partner managers or other portfolio companies, which would create significant liabilities for our funds and could significantly impact the fund’s ability to make any further investments. Further, we have formed a small number of holding vehicles to facilitate co-investments alongside our funds by ERISA investors, the assets of which holding vehicles constitute “plan assets” and with respect to which we serve as a fiduciary. While we may be required to satisfy applicable fiduciary standards and avoid the prohibited transaction provisions of ERISA with respect to such holding vehicles and their assets, in each case, our authority with respect to the management and control of those vehicles is limited by contract with the relevant fund investor. Accordingly, we do not anticipate any liabilities with respect to our serving as a fiduciary with respect to such vehicles.

Risks Related to Our Funds

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in shares of our Class A common stock.

The historical performance of our funds is relevant to us primarily insofar as it is indicative of performance income we have earned in the past and may earn in the future and our reputation and ability to raise new funds. The historical and potential returns of the funds we advise are not, however, directly linked to returns on shares of our Class A common stock. Therefore, holders of our Class A common stock should not conclude that positive performance of the funds we advise will necessarily result in positive returns on a return on investment in shares of our Class A common stock. However, poor performance of our funds we advise would likely cause a decline in our revenues and would therefore likely have a negative effect on our operating results, returns on shares of our Class A common stock and a negative impact on our ability to raise new funds. Also, there is no assurance that projections in respect of our funds or unrealized valuations will be realized.

Moreover, the historical returns of our funds should not be considered indicative of the future returns of these or from any future funds we may raise, in part because:

•	market conditions during previous periods may have been significantly more favorable for generating positive performance than the market conditions we may experience in the future;

•	our funds’ rates of returns, which are calculated on the basis of net asset value of the funds’ investments, reflect unrealized gains, which may never be realized;

•

our funds’ returns have previously benefited from investment opportunities and general market conditions that may not recur, including the availability of debt capital on attractive terms and the availability of distressed debt opportunities, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly;

•

the historical returns that we present in this proxy statement derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed, which may have little or no realized investment track record;

•

our funds’ historical investments were made over a long period of time and over the course of various market and macroeconomic cycles, and the circumstances under which our current or future funds may make future investments may differ significantly from those conditions prevailing in the past;

•

the attractive returns of certain of our funds have been driven by the rapid return on invested capital, which has not occurred with respect to all of our funds and we believe is less likely to occur in the future;

•

in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in alternative funds and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future; and

•	our newly established funds may generate lower returns during the period that they take to deploy their capital.

The future internal rate of return for any current or future fund may vary considerably from the historical internal rate of return generated by any particular fund, or for our funds as a whole. Future returns will also be affected by the risks described elsewhere in this proxy statement, including risks of the industries and businesses in which a particular fund invests.

Valuation methodologies for certain assets of our funds can be subject to significant subjectivity.

Many of the investments in our funds are illiquid and thus have no readily ascertainable market prices. We value these investments based on our estimate, or an independent third party’s estimate, of their value as of the date of determination. The determination of fair value, and thus the amount of unrealized appreciation or depreciation our funds may recognize in any reporting period, is to a degree subjective. Our funds generally value their investments quarterly at fair value, as determined in good faith by our funds’ respective boards or a valuation committee, as applicable, based on, among other things, the input of third party valuation firms and taking into account the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company operates, comparison to publicly traded companies, discounted cash flow, current market interest rates and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, the valuations may fluctuate significantly over short periods of time due to changes in current market conditions. A fund’s net asset value could be adversely affected if the determinations regarding the fair value of the investments were materially higher than the values that are ultimately realized upon the disposal of such investments. These valuations could, in turn, affect the management fees or performance income that our business receives.

In addition, our private funds’ valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based on estimates, comparisons and qualitative evaluations of private information, which often involves significant subjectivity. These factors may also cause the valuation of our investments to differ materially from the values that our funds may ultimately realize.

The use of leverage by our funds may materially increase the returns of such funds but may also result in significant losses or a total loss of capital.

Our funds, particularly our BDCs and private funds in the Direct Lending business segment, may choose to use leverage as part of their respective investment programs and certain funds regularly borrow a substantial amount of their capital. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss in the value of the investment portfolio. A fund may borrow money from time to time to purchase or carry securities or may enter into derivative transactions with counterparties that have embedded leverage. The use of leverage by our funds increases the volatility of investments by magnifying the potential for gain or loss on invested equity capital. If the value of a fund’s assets were to decrease, leverage would cause net asset value to decline more sharply than it otherwise would if the fund had not employed leverage. Similarly, any decrease in the fund’s income would cause net income to decline more sharply than it would have if it had not borrowed and employed leverage. Such a decline could negatively affect the fund’s ability to service its debt, which could have a material adverse effect on our funds, and as a result, on our financial condition, results of operations and cash flow.

Our Dyal funds generally rely on obtaining credit facilities secured principally by the undrawn capital commitments of their investors. These credit lines are an important part of managing the cash flow of the funds, including facilitating a fund’s acquisition or funding of investments, enhancing the regularity of cash distributions to investors and facilitating the payment of management fees to us. The inability to secure or maintain these lines of credit would have an adverse impact on our funds and their returns and on us, including increasing administrative costs associated with managing a fund. In addition, Dyal Fund III entered into a securitization financing transaction pursuant to which the rights to the cash flows from the fund’s investments were securitized into fixed rate notes.

Risks Related to our Structure and Governance

Blue Owl will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of Blue Owl is held by an individual, a group or another company, Blue Owl will qualify as a “controlled company” under the NYSE listing requirements. Following the completion of the Business Combination, the Owl Rock Principals and the Dyal Principals will control a majority of the voting power of our outstanding capital stock. As a result, Blue Owl will qualify as, and intends to elect to be treated as, a “controlled company” under the NYSE listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

The Owl Rock Principals and the Dyal Principals may have their interest in Blue Owl diluted due to future equity issuances or their own actions in selling shares of Class A common stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. Blue Owl would then be required to comply with those provisions of the NYSE listing requirements.

The multi-class structure of Blue Owl common stock will have the effect of concentrating voting power with the Owl Rock Principals and Dyal Principals, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Upon the consummation of the Business Combination, the Owl Rock Principals and the Dyal Principals or one of the Dyal Equityholders that at Closing will be controlled by one or more of the Dyal Principals will directly or indirectly hold all of the issued and outstanding shares of Blue Owl Class B and Class D common stock. Accordingly, upon the consummation of the Business Combination until the Sunset Date, the Owl Rock Principals and the Dyal Principals will hold 90% of the voting power of Blue Owl’s capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The Owl Rock Principals and the Dyal Principals may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of Blue Owl, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Blue Owl, and might ultimately affect the market price of shares of Blue Owl Class A common stock. For information about our dual class structure, see the section titled “Description of Blue Owl’s Capital Stock.”

Potential conflicts of interest may arise among the holders of Class B and Class D common stock and the holders of our Class A, Class C and Class E common stock.

The Owl Rock Principals and Dyal Principals (and certain Dyal employees) will hold all of the Class B and Class D common stock. As a result, conflicts of interest may arise among the Owl Rock Principals and Dyal Principals, on the one hand, and us and our holders of our Class A, Class C and Class E common stock, on the other hand. The Owl Rock Principals and Dyal Principals have the ability to influence our business and affairs through their ownership of the high vote shares of our common stock, their general ability to appoint our board of directors, and provisions under the Investor Rights Agreement and our certificate of incorporation requiring their approval for certain corporate actions (in addition to approval by our board of directors). If the holders of our Class A, Class C and Class E common stock are dissatisfied with the performance of our board of directors, they have no ability to remove any of our directors, with or without cause.

Further, through their ability to elect our board of directors, the Owl Rock Principals and the Dyal Principals have the ability to indirectly influence the determination of the amount and timing of our investments and dispositions, cash expenditures, indebtedness, issuances of additional partnership interests, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of Blue Owl Operating Group Units.

In addition, conflicts may arise relating to the selection, structuring and disposition of investments and other transactions, declaring dividends and other distributions and other matters due to the fact that the Owl Rock Principals and the Dyal Principals hold their Owl Rock Operating Group Units directly or through pass-through entities that are not subject to corporate income taxation.

Upon completion of the Business Combination, the rights of holders of Blue Owl’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of Altimar’s ordinary shares arising under Cayman Islands law.

Upon completion of the Business Combination, the rights of holders of Blue Owl’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of Blue Owl’s common stock could differ from the rights that holders of Altimar ordinary shares currently possess. For instance, while class action lawsuits are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that Blue Owl becomes involved in costly litigation, which could have a material adverse effect on Blue Owl.

For a more detailed description of the rights of holders of Blue Owl’s common stock under the DGCL and how they may differ from the rights of holders of Altimar ordinary shares under Cayman Islands law, please see the section entitled “The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”

Delaware law, the Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and Proposed Bylaws that will be in effect upon completion of the Business Combination differ from the Amended and Restated Memorandum and Articles of Association. Among other differences, the Proposed Charter and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by Blue Owl Board and therefore depress the trading price of Blue Owl’s Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Blue Owl Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Charter and Proposed Bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of Blue Owl Board;

•

the ability of Blue Owl Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, Blue Owl’s directors and officers;

•

the right of Blue Owl Board to elect a director to fill a vacancy created by the expansion of Blue Owl Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on Blue Owl Board;

•	the requirement that directors may only be removed from the Blue Owl board for cause;

•	the inability of stockholders to act by written consent following the Sunset Date;

•

the requirement that a special meeting of stockholders may be called only by the Blue Owl board, the chairman of the Blue Owl board of directors or Blue Owl’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the Blue Owl board and stockholder meetings;

•

the ability of the Blue Owl board of directors to amend the Proposed Bylaws, which may allow the Blue Owl board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the Blue Owl board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the composition of the Blue Owl board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Blue Owl board or management.

In addition, as a Delaware corporation, Blue Owl will generally be subject to provisions of Delaware law, including the DGCL, although Blue Owl will elect not to be governed by Section 203 of the DGCL.

Any provision of the Proposed Charter, Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Blue Owl’s capital stock and could also affect the price that some investors are willing to pay for Blue Owl’s common stock.

The form of the Proposed Charter is attached as Annex A to this proxy statement/prospectus, and the form of the Proposed Bylaws is attached as Annex B to this proxy statement/prospectus, and we urge you to read each of them.

In addition, the provisions of the Investor Rights Agreement, as described below, provide the stockholders party thereto with certain board representation and other consent rights that could also have the effect of delaying or preventing a change in control.

The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Blue Owl’s stockholders, which could limit Blue Owl’s stockholders’ ability to obtain a favorable judicial forum for disputes with Blue Owl or its directors, officers or other employees.

The Proposed Charter will provide that, unless Blue Owl consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of Blue Owl, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Blue Owl to Blue Owl or Blue Owl’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against Blue Owl or any current or former director, officer, other employee, agent or stockholder of Blue Owl (i) arising pursuant to any provision of the DGCL, the Proposed Charter (as it may be amended or restated) or the Proposed Bylaws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against Blue Owl or any current or former director, officer, other employee, agent or stockholder of Blue Owl governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (a) through (b), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (1) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (2) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (3) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XIII of the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Blue Owl or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Blue Owl may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Blue Owl’s business, financial condition and results of operations and result in a diversion of the time and resources of Blue Owl’s management and board of directors.

The Proposed Charter will not limit the ability of the Sponsor to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with Blue Owl’s interests or those of its stockholders. The Proposed Charter will provide that none of the Sponsor, any of its affiliates or any director who is not employed by Blue Owl (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Blue Owl operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of Blue Owl, acquisition opportunities that may be complementary to Blue Owl’s business, and, as a result, those acquisition opportunities may not be available to Blue Owl. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Blue Owl will be a holding company and its only material asset after completion of the Business Combination will be its indirect interest (held through Blue Owl GP) in the Blue Owl Operating Group entities, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, cause Blue Owl GP to make payments under the Tax Receivable Agreement, and pay dividends.

Upon completion of the Business Combination, Blue Owl will be a holding company with no material assets other than its indirect ownership of the Blue Owl Operating Group Units through Blue Owl GP. As a result, Blue Owl will have no independent means of generating revenue or cash flow. Blue Owl’s ability to pay taxes, cause Blue Owl GP to make payments under the Tax Receivable Agreement, and pay dividends will depend on the financial results and cash flows of the Blue Owl Operating Group entities and the distributions it receives (directly or indirectly) from the Blue Owl Operating Group entities. Deterioration in the financial condition, earnings or cash flow of the Blue Owl Operating Group entities for any reason could limit or impair the Blue Owl Operating Group entities’ ability to pay such distributions. Additionally, to the extent that Blue Owl or Blue Owl GP needs funds and the Blue Owl Operating Group entities are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or the Blue Owl Operating Group entities are otherwise unable to provide such funds, it could materially adversely affect Blue Owl’s liquidity and financial condition.

Subject to the discussion herein, the Blue Owl Operating Group entities will continue to be treated as partnerships for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Blue Owl Operating Group Units. Accordingly, Blue Owl GP will be required to pay income taxes on its allocable share of any net taxable income of the Blue Owl Operating Group entities. Under the terms of the Blue Owl Limited Partnership Agreements, the Blue Owl Operating Group entities are obligated to make tax distributions to holders of the Blue Owl Operating Group Units (including Blue Owl GP) calculated at certain assumed tax rates. In addition to tax expenses, Blue Owl will also incur expenses related to its operations, including Blue Owl GP’s payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by the Blue Owl Operating Group entities (excluding payment obligations under the Tax Receivable Agreement). Blue Owl intends to cause Blue Owl GP to cause the Blue Owl Operating Group entities to make ordinary distributions and tax distributions to holders of the Blue Owl Operating Group Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments by Blue Owl GP under the Tax Receivable Agreement and dividends, if any, declared by Blue Owl. However, as discussed above, the Blue Owl Operating Group entities’ ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of the Blue Owl Operating Group entities and restrictions on distributions that would violate any applicable restrictions contained in the Blue Owl Operating Group entities’ debt agreements, or any applicable law, or that would have the effect of rendering the Blue Owl Operating Group entities insolvent. To the extent that Blue Owl GP is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although the Blue Owl Operating Group entities generally will not be subject to any entity-level U.S. federal income tax, they may be liable under recent U.S. federal tax legislation for adjustments to prior year tax returns, absent an election to the contrary. In the event the Blue Owl Operating Group entities’ calculations of taxable income are incorrect, the Blue Owl Operating Group entities and/or their partners, including Blue Owl or Blue Owl GP, in later years may be subject to material liabilities pursuant to this legislation and its related guidance.

If either of the Blue Owl Operating Group entities were treated as a corporation for U.S. federal income tax or state tax purposes, then the amount available for distribution by such Blue Owl Operating Group entities could be substantially reduced and the value of Blue Owl shares could be adversely affected.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes (such as either of the Blue Owl Operating Group entities) may nonetheless be treated as, and taxable as, a corporation if it is a “publicly traded partnership” unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If either of the Blue Owl Operating Group entities were determined to be treated as a “publicly traded partnership” (and taxable as a corporation) for U.S. federal income tax purposes, such Blue Owl Operating Group entity would be taxable on its income at the U.S. federal income tax rates applicable to corporations and distributions by such Blue Owl Operating Group entity to its partners (including Blue Owl) could be taxable as dividends to such partners to the extent of the earnings and profits of such Blue Owl Operating Group entity. In addition, we would no longer have the benefit of increases in the tax basis of the Blue Owl Operating Group entity’s assets as a result of exchanges of Blue Owl Operating Group Units. Pursuant to the Exchange Agreement, certain Owl Rock Equityholders and Dyal Equityholders may, from time to time, subject to the terms of the Exchange Agreement, exchange their interests in the Blue Owl Operating Group entities and have such interests redeemed by Blue Owl Operating Group entities for cash or Blue Owl stock. While such exchanges could be treated as trading in the interests of the Blue Owl Operating Group entities for purposes of testing “publicly traded partnership” status, the Exchange Agreement contains restrictions on redemptions and exchanges of interests in the Blue Owl Operating Group entities that are intended to prevent either of the Blue Owl Operating Group entities from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. Such restrictions are designed to comply with certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Group entities is treated as a “publicly traded partnership” for U.S. federal income tax purposes. Accordingly, while such position is not free from doubt, each of the Blue Owl Operating Group entities is expected to be operated such that it is not treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes and we intend to take the position that neither of the Blue Owl Operating Group entities is so treated as a result of exchanges of its interests pursuant to the Exchange Agreement.

Pursuant to the Tax Receivable Agreement, Blue Owl GP will be required to make payments to certain Owl Rock Equityholders and Dyal Equityholders for certain tax benefits Blue Owl and Blue Owl GP may claim and those payments may be substantial.

The Owl Rock Equityholders and the Dyal Equityholders will sell or exchange certain partnership interests pursuant to the transactions contemplated by the Business Combination Agreement and may in the future exchange their Blue Owl Operating Group Units, together with the cancellation of an equal number of shares of Class C common stock or Class D common stock, for shares of Class A common stock or Class B common stock of Blue Owl, respectively, or cash pursuant to the Blue Owl Operating Group Entity Agreements and the Exchange Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. Additionally, in connection with the closing of the Business Combination Agreement, Blue Owl GP may acquire from certain Owl Rock Equityholders corporations formed by such Owl Rock Equityholders to hold partnership interests in Owl Rock. Such transactions are expected to result in increases in Blue Owl’s (and Blue Owl GP’s) allocable share of the tax basis of the tangible and intangible assets of the Blue Owl Operating Group entities. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, Blue Owl GP will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax benefits, if any, that Blue Owl GP realizes

(or in certain cases is deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Blue Owl GP, the corporations acquired from certain Owl Rock Equityholders in the transaction, and tax benefits related to entering into the Tax Receivable Agreement. Those payments are the obligation of Blue Owl (including Blue Owl GP) and not of Blue Owl Operating Group entities. The actual increase in Blue Owl GP’s allocable share of the Blue Owl Operating Group entities’ tax basis in their assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of Blue Owl’s (and Blue Owl GP’s) income. While many of the factors that will determine the amount of payments that Blue Owl GP will make under the Tax Receivable Agreement are outside of its control, Blue Owl GP expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on Blue Owl’s financial condition. Any payments made by Blue Owl GP under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to Blue Owl and Blue Owl GP. To the extent that Blue Owl GP is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, Blue Owl GP’s future obligation to make payments under the Tax Receivable Agreement could make Blue Owl a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be realized or deemed realized under the Tax Receivable Agreement. See the section entitled “The Business Combination Agreement — Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits Blue Owl or Blue Owl GP realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that Blue Owl or Blue Owl GP determines, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that Blue Owl or Blue Owl GP takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Blue Owl or Blue Owl GP are disallowed, the Owl Rock Equityholders and Dyal Equityholders will not be required to reimburse Blue Owl or Blue Owl GP for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by Blue Owl GP under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by Blue Owl or Blue Owl GP may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that Blue Owl GP might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances Blue Owl GP could make payments under the Tax Receivable Agreement in excess of Blue Owl’s or Blue Owl GP’s actual income or franchise tax savings, which could materially impair Blue Owl’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control, breach of a material obligation under the Tax Receivable Agreement, or Blue Owl GP’s exercise of early termination rights, Blue Owl GP’s obligations under the Tax Receivable Agreement will accelerate and Blue Owl GP will be required to make a lump-sum cash payment to the Owl Rock Equityholders, Dyal Equityholders and other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to Blue Owl GP’s future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that Blue Owl or Blue Owl GP realizes subsequent to such payment because such payment would be calculated assuming, among other things, that Blue Owl and Blue Owl GP would have certain tax benefits available to it and that Blue Owl and Blue Owl GP would be able to use the potential tax benefits in future years.

There may be a material negative effect on Blue Owl’s liquidity if the payments required to be made by Blue Owl GP under the Tax Receivable Agreement exceed the actual income or franchise tax savings that Blue Owl (or Blue Owl GP) realizes. Furthermore, Blue Owl GP’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.

Securities research analysts may establish and publish their own periodic projections for Blue Owl following consummation of the Business Combination. Those projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. In addition, securities research analysts may compare Blue Owl to companies that are not appropriately comparable, which could lead to lower than expected valuations. If one or more analysts cease coverage of us or fail to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our Class A common stock could be adversely affected.

The Blue Owl Operating Group entities may directly or indirectly make distributions of cash to us substantially in excess of the amounts we use to make distributions to our stockholders and pay our expenses (including our taxes and payments by Blue Owl GP under the Tax Receivable Agreement). To the extent we do not distribute such excess cash as dividends to our shareholders, the direct or indirect holders of Blue Owl Operating Group Units would benefit from any value attributable to such cash as a result of their ownership of our stock upon an exchange of their Blue Owl Operating Group Units.

Following the Business Combination, we will directly or indirectly receive a pro rata portion of any distributions made by the Blue Owl Operating Group entities. Any cash received from such distributions will first be used to satisfy any tax liability and then to make any payments required to be made by Blue Owl GP under the Tax Receivable Agreement. Subject to having available cash and subject to limitations imposed by applicable law and contractual restrictions, the Blue Owl Operating Group Agreements require the Blue Owl Operating Group entities to make certain distributions to holders of Blue Owl Operating Group Units (including Blue Owl GP) pro rata to facilitate the payment of taxes with respect to the income of the Blue Owl Operating Group entities that is allocated to them. To the extent that the tax distributions we directly or indirectly receive exceed the amounts we actually require to pay taxes, Tax Receivable Agreement payments and other expenses (which is likely to be the case given that the assumed tax rate for such distributions will generally exceed our effective tax rate), we will not be required to distribute such excess cash. Our board of directors may, in its sole discretion, choose to use such excess cash for certain purposes, including to make distributions to the holders of our stock. Unless and until our board of directors chooses, in its sole discretion, to declare a distribution, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

No adjustments to the exchange ratio of Blue Owl Operating Group Units for shares of our common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent we do not distribute such cash as dividends and instead, for example, hold such cash balances or use such cash for certain other purposes, this may result in shares of our stock increasing in value relative to the Blue Owl Operating Group Units. The holders of Blue Owl Operating Group Units may benefit from any value attributable to such cash balances if they acquire shares of our stock in an exchange of Blue Owl Operating Group Units.

Risks Related to the Business Combination and Altimar

Our Sponsor has agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all its Class A ordinary shares and Class B ordinary shares in favor of all of the Shareholder Proposals, including the Business Combination Proposal. In addition, pursuant to the Forfeiture and Support Agreement, the Sponsor has agreed to vote all of its Class A ordinary shares and Class B ordinary shares (i) in favor of the Shareholder Proposals 1-8 (including the Advisory Charter Proposals) (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement; and (iii) against (A) any proposal or offer from any Person concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, or (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to impede the fulfillment of the Company’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s governing documents, other than in connection with the Domestication or as otherwise contemplated by the Business Combination Agreement). As of the date hereof, our initial shareholders own approximately 20.0% of our total outstanding ordinary shares. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 19.36% of the issued and outstanding ordinary shares.

If the conditions to the Business Combination Agreement are not met or suits to enjoin the transaction are successful, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of Altimar, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination, including, among other things, certain approvals of our funds, limited partners and our BDC stockholders. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.” Altimar and Blue Owl may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Altimar and Blue Owl to each lose some or all of the intended benefits of the Business Combination. If we do not obtain the required consents related to our funds and such condition is waived, this may result in a loss of future revenue for Blue Owl.

Further, Sixth Street Partners, a partner manager of Dyal Fund III, filed suit in the Court of Chancery of the State of Delaware on February 12, 2021 against Dyal Capital Partners III (A) LP, Dyal Capital Partners III (B) LP, NB Dyal Associates III LP, NB Dyal GP Holdings LLC, Dyal III SLP LP, NB Alternatives GP Holdings LLC, NB Alternatives Advisers LLC, Neuberger Berman AA LLC, and Neuberger Berman seeking to enjoin the completion of the Business Combination on the basis that the Business Combination violates the restrictions on transfer set forth in the investment agreement between Sixth Street Partners and Dyal Fund III and alleging, in the alternative, a claim of tortious interference with contract against certain defendants. The action is captioned Sixth Street Partners Management Company, L.P., et. al v. Dyal Capital Partners III (A) LP, et. al., C.A. No. 2021 – 0127 – MTZ (Del. Ch.). Additionally, affiliates of Golub Capital Partners (collectively “Golub”), a partner manager of Dyal Fund IV, filed suit in the Supreme Court of the State of New York, County of New York, on February 23, 2021 against Dyal Capital Partners Mirror Aggregator (A) LP, Dyal Capital Partners Mirror Aggregator (B-GIM) LP, Dyal Capital Partners Mirror Aggregator (B-GGP) LP, NB Dyal IV Advisers LLC, and NB Dyal GP Holdings LLC, Neuberger Berman, and NB Alternatives Advisers LLC likewise seeking to enjoin the completion of the Business Combination on the basis that the Business Combination violates the restrictions on transfer set forth in the investment agreement between Golub and Dyal Fund IV and asserting a claim of tortious interference with contract against certain defendants in the alternative. The action is captioned GCDM Holdings LP, et al. v. Dyal Capital Partners Mirror Aggregator (A) LP, et al., Index No. 651226/2021 (Sup. Ct. New York Cnty.). Golub has also since initiated an arbitration regarding similar claims. Neuberger Berman and Dyal are vigorously defending these suits and they believe that the suits and the requests for injunctive relief are meritless. Nevertheless, the presence of these suits or other similar suits that may be filed may, if successful, preclude the consummation of the Business Combination or result in money damages (which have not been sought to date) and, even if Neuberger Berman and Dyal ultimately prevail, may delay the transaction, with the consequences described above.

Some of Altimar’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Blue Owl is appropriate for Altimar’s initial business combination.

The personal and financial interests of Altimar’s Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of Blue Owl following the Business Combination.

Altimar’s Sponsor and independent directors own 6,675,000 and 200,000 Class B ordinary shares, respectively, which were initially acquired prior to Altimar’s IPO for an aggregate purchase price of $0.001 per share and Altimar’s directors and officers have pecuniary interests in such ordinary shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $             based on the last sale price of $             per share on the NYSE on            . In addition, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants, each exercisable for one ordinary share of Altimar at $11.50 per share, for a purchase price of $7,500,000, or $1.50 per warrant. Altimar’s Amended and Restated Memorandum and Articles of Association require Altimar to complete an initial business combination (which will be the Business Combination should it occur) within 24 months from the closing of the IPO, or October 27, 2022 (the “Combination Period”) (unless Altimar submits and its shareholders approve an extension of such date). If the Business Combination is not completed and Altimar is forced to wind up, dissolve and liquidate in accordance with the Amended and Restated Memorandum and Articles of Association, the 6,675,000 and 200,000 Class B ordinary shares currently held by Altimar’s Sponsor and independent directors, respectively, and the Private Placement Warrants held by the Sponsor and/or the independent directors will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).

Altimar’s Sponsor, directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing of the Business Combination, Altimar’s Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Altimar’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If an initial business combination is not completed prior to October 27, 2022, Altimar’s Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

Pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates could give rise to actual or perceived conflicts of interest in connection with the Business Combination.

Certain of the participants in the Business Combination and the PIPE financing or their affiliates have pre-existing relationships that could give rise to conflicts of interest in connection with the Business Combination and related transactions. For example:

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Dyal Fund IV has a passive minority equity interest in an affiliate of HPS, which is an affiliate of the Sponsor. Although Dyal Fund IV does not have a direct interest in Altimar, the interest in an affiliate of HPS could give rise to conflicts of interest in connection with the Sponsor’s approval of the Business Combination, for example, by influencing the Sponsor to accept less attractive terms than in a transaction with an unrelated third party.

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Certain of the PIPE Investors (including one of the lead PIPE Investors), have interests in or are affiliated with investors in Owl Rock, the Owl Rock funds and/or the Dyal funds, as well as certain other contractual relationships with Owl Rock, Dyal and/or their respective funds. In addition, each of Dyal Fund IV and Dyal Fund V has a passive minority equity interest in an affiliate of one of the PIPE Investors. Such PIPE investors have different considerations when choosing to make their investment, as a successful transaction may facilitate liquidity on their existing positions. Although no such arrangements exist, such investors may also hope that such investments will provide opportunities for influence or more favorable economic terms on their fund investments, which could impact the overall Owl Rock portion of the Blue Owl business. There is no guarantee such investors will continue to maintain their fund investments.

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Certain of Dyal’s partner managers, directly or through their investment funds, own securities in Owl Rock or its subsidiaries. Additionally, Dyal Fund IV has a passive minority equity interest in Owl Rock Feeder and will therefore become an indirect equityholder in Blue Owl upon consummation of the

Business Combination. See “ Risk Factors — Existing and future relationships between or among our partner managers, our funds and their limited partners could give rise to actual or perceived conflicts of interest.”

Even if such relationships do not create actual conflicts, the perception of conflicts in the press or the financial community generally could create negative publicity with respect to the Business Combination, which could adversely affect the business generated and the relationships of Owl Rock and Dyal with their fund clients.

The exercise of Altimar’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether changes to the terms of the Business Combination or waivers of conditions are appropriate and in Altimar’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, may require Altimar to agree to amend the Business Combination Agreement, to consent to certain actions taken by Owl Rock, Neuberger or Dyal or to waive rights that Altimar is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Owl Rock’s or Dyal’s respective businesses, a request by Owl Rock or Dyal to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Owl Rock’s or Dyal’s respective businesses and would entitle Altimar to terminate the Business Combination Agreement. In any of such circumstances, it would be at Altimar’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Altimar and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Altimar does not believe there will be any changes or waivers that Altimar’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Altimar will circulate a new or amended proxy statement/prospectus and resolicit Altimar’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if Blue Owl’s business is doing well.

Sales of a substantial number of shares of the Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A common stock. Upon completion of the Business Combination, based on the Pro Forma Election Assumptions, the PIPE Investors will own approximately 64.1% of the outstanding shares of the Class A common stock assuming no Public Shareholders redeem their Class A ordinary shares in connection with the Business Combination or approximately 72.6% of the outstanding Class A common stock assuming that 27.5 million Class A ordinary shares (being our estimate of the maximum number of Class A ordinary shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination. While the PIPE Investors will agree, and will continue to be subject, to certain restrictions regarding the transfer of the Class A common stock, these shares may be sold after the expiration of the applicable lock-up restrictions. We may file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If the sale of some or all of the PIPE Securities fails to close and sufficient shareholders exercise their Redemption Rights in connection with the Business Combination, Altimar may lack sufficient funds to consummate the Business Combination.

In connection with the signing of the Business Combination Agreement, Altimar entered into Subscription Agreements with the PIPE Investors which provide for the purchase of an aggregate of 150,000,000 shares of Class A common stock (the “PIPE Securities”) in a private placement to close concurrently with, and contingent upon, the closing of the Business Combination, for a purchase price of $10.00 per share, or an aggregate of $1,500,000,000. These purchases will be made regardless of whether any Class A ordinary shares are redeemed by Altimar’s Public Shareholders. The proceeds from the sale of PIPE Securities will be part of the Business Combination consideration. In addition, prior to giving effect to the exercise of any Redemption Rights, the Trust Account has $275,000,000, plus accrued interest since the completion of the Altimar IPO. However, if the sale of the PIPE Securities does not close by reason of the failure by some or all of the PIPE Investors to fund the purchase price for their PIPE Securities, for example, and a sufficient number of holders of Class A ordinary shares exercise their redemption tights in connection with the Business Combination, we may lack sufficient funds to consummate the Business Combination. Additionally, the PIPE Investors’ obligations to purchase the PIPE Securities are subject to termination prior to the closing of the sale of the PIPE Securities by mutual written consent of Altimar, Owl Rock Group, Neuberger and each of the PIPE Investors, or if the Business Combination is not consummated on or before October 23, 2021. The PIPE Investors’ obligations to purchase the PIPE Securities are subject to fulfillment of customary closing conditions, including that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of PIPE Securities. In the event of any such failure to fund, any obligation is so terminated or any such condition is not satisfied and not waived, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall would also reduce the amount of funds that we have available for working capital of the post-business combination Company. While the PIPE Investors represented to us that they have sufficient funds to satisfy their obligations under the respective Subscription Agreements, we have not obligated them to reserve funds for such obligations. The Business Combination Agreement includes a minimum condition to Owl Rock’s and Neuberger’s respective obligations to consummate the Business Combination that at least $1,300,000,000 in available cash is available to Altimar from the PIPE Investment including any cash remaining in the Trust Account after giving effect to any exercise of Redemption Rights by Altimar’s shareholders. In addition, the Business Combination Agreement includes a condition to Altimar’s obligation to consummate the Business Combination that Altimar consummates the sale of at least $750,000,000 in PIPE Securities.

For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/ prospectus entitled “Risk Factors — Risks Related to the Business Combination and Altimar.”

Subsequent to the completion of the Business Combination, Blue Owl may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Altimar cannot assure you that the due diligence Altimar has conducted on Blue Owl will reveal all material issues that may be present with regard to Blue Owl, or that factors outside of Altimar’s or Blue Owl’s control will not later arise, and the Business Combination Agreement does not generally provide for indemnification of Blue Owl in respect of historical liability or with respect to Owl Rock’s or Dyal’s respective businesses. As a result of unidentified issues or factors outside of Altimar’s or Blue Owl’s control, Blue Owl may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Altimar’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Altimar. Even though these charges may be non-cash items that would not have an immediate impact on Blue Owl’s liquidity, the fact that Blue Owl reports charges of this nature could contribute to negative market perceptions about Blue Owl or its securities. In addition, charges of this nature may cause Blue Owl to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

If the Business Combination is consummated, Altimar’s shareholders will experience dilution.

Following completion of the Business Combination, Altimar’s Public Shareholders will own approximately 2.0% of the fully diluted common equity of Blue Owl (assuming that no shares of Altimar’s Class A ordinary shares are elected to be redeemed by Altimar’s Public Shareholders). If any shares of Class A ordinary shares are redeemed in connection with the Business Combination, the percentage of Blue Owl’s fully diluted common equity held by the current Public Shareholders of Altimar will decrease relative to the percentage held if none of the Class A ordinary shares are redeemed. To the extent that any of the outstanding warrants are exercised for shares of Class A common stock, Altimar’s Public Shareholders may experience substantial dilution.

Altimar has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Altimar from a financial point of view.

The Altimar Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Altimar is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Altimar from a financial point of view. In analyzing the Business Combination, the Altimar board of directors and Altimar’s management conducted due diligence on Blue Owl and researched the industry in which Blue Owl operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, Altimar’s shareholders will be relying solely on the judgment of the Altimar board of directors in determining the value of the Business Combination, and the Altimar board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Agreement — Altimar’s Board of Director’s Reasons for the Approval of the Business Combination.”

Neither the Business Combination Agreement nor Altimar’s Amended and Restated Memorandum and Articles of Association include specified maximum redemption threshold. The absence of such a redemption threshold may make it possible to complete a Business Combination in which all of Altimar’s Class A ordinary shareholders do not intend to retain their investment in which case the Owl Rock and Dyal Equityholders may receive a greater number of Common Company Units as a result of redemptions.

Altimar’s Amended and Restated Memorandum and Articles of Association does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement does not provide a maximum redemption threshold, instead the Business Combination Agreement provides that to the extent the amount of cash available from the Trust Account, after giving effect to the exercise of Redemption Rights, plus the amount raised from the issuance of PIPE Securities, is insufficient to pay the cash consideration contemplated by the Business Combination Agreement, the Owl Rock and Dyal Equityholders may receive a greater number of equity interests in Blue Owl and Blue Owl Operating Group Units.

As a result of these conditions, Altimar will be able to complete the Business Combination even if a substantial majority or all of Altimar’s Public Shareholders have redeemed their shares, in which case the Owl Rock and Dyal Equityholders will own an increased percentage of the outstanding shares of Blue Owl than if no Class A ordinary shares are redeemed pursuant to redemption rights.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Altimar board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Altimar Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Altimar Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Combined Financial Information” may not be representative of Blue Owl’s results if the Business Combination is completed.

Altimar and Blue Owl currently operate as separate companies and have had no prior history as a combined entity, and Blue Owl’s and Blue Owl’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Blue Owl. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Combined Financial Information” has been derived from Altimar’s and Blue Owl’s historical financial statements and certain adjustments and assumptions have been made regarding Blue Owl after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Blue Owl.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Blue Owl’s financial condition or results of operations following the Closing. Any potential decline in Blue Owl’s financial condition or results of operations may cause significant variations in the stock price of Blue Owl.

During the pendency of the Business Combination, Altimar will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

During the pendency of the Business Combination, Altimar will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of the Altimar Board to change its recommendation in connection with the Business Combination. The Business Combination Agreement does not permit our Board of Directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Shareholder Proposals.

Certain covenants in the Business Combination Agreement impede the ability of Altimar to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, Altimar may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Because Altimar is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Altimar is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Altimar is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Altimar’s directors or officers, or enforce judgments obtained in the United States courts against Altimar’s directors or officers.

Until the Domestication is effected, Altimar’s corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Altimar under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Altimar’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Altimar judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Altimar predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Altimar Board or controlling shareholders than they would as public shareholders of a United States company.

The Domestication may result in adverse tax consequences for holders of Altimar ordinary shares and warrants, including Public Shareholders exercising Redemption Rights.

U.S. holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders” below) may be subject to U.S. federal income tax as a result of the Domestication. It is intended that the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Altimar, this result is not entirely clear.

Assuming the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, U.S. holders of Altimar ordinary shares will be subject to Section 367(b) of the Code, and as a result:

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a U.S. holder of Altimar ordinary shares whose Altimar ordinary shares have a fair market value of less than $50,000 on the date of the Domestication should not recognize any gain or loss and generally should not be required to include any part of Altimar’s earnings in income pursuant to the Domestication;

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a U.S. holder of Altimar ordinary shares whose Altimar ordinary shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Altimar ordinary shares entitled to vote and less than 10% of the total value of all classes of Altimar ordinary shares will generally recognize gain (but not loss) with respect to the Domestication, as if such U.S. holder exchanged its Altimar ordinary shares for Blue Owl common stock in a taxable transaction. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Altimar ordinary shares, provided certain other requirements are satisfied. Altimar does not expect that Altimar’s cumulative earnings and profits will be material at the time of Domestication; and

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a U.S. holder of Altimar ordinary shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Altimar ordinary shares entitled to vote or 10% or more of the total value of all classes of Altimar ordinary shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Altimar ordinary shares. Any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Altimar does not expect that Altimar’s cumulative earnings and profits will be material at the time of the Domestication.

Furthermore, if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. holder of Altimar ordinary shares or warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Altimar ordinary shares or warrants for Blue Owl common stock or warrants under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Altimar warrants for Blue Owl warrants) must recognize gain equal to the excess, if any, of the fair market value of the Blue Owl common stock or warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding Altimar ordinary shares or warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Altimar is a blank check company with no current active business, we believe that it is likely that Altimar is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of Altimar ordinary shares or warrants to recognize gain on the exchange of such shares or warrants for Blue Owl common stock or warrants, unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Altimar ordinary shares. A U.S. holder cannot currently make the aforementioned elections with respect to such U.S. holder’s Altimar warrants. Any such gain would be taxed as ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Altimar. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such non-U.S. holder’s Blue Owl common stock after the Domestication.

Furthermore, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations.”

Blue Owl’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause Blue Owl to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities Class Action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Blue Owl’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from Blue Owl’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Blue Owl’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Blue Owl may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

In connection with the Business Combination, the Sponsor, initial shareholders, directors, executive officers, advisors and their affiliates may elect to purchase shares or Public Warrants from Public Shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A ordinary shares.

In connection with the Business Combination, the Sponsor, initial shareholders, directors, executive officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions.

In the event that the Sponsor, initial shareholders, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the Minimum Proceeds Condition, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants would be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A ordinary shares or Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Class A common stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Blue Owl might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Class A common stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

If a shareholder fails to receive notice of our offer to redeem our Class A ordinary shares in connection with the Business Combination, such shares may not be redeemed.

We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy solicitation, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation that we furnish to holders of our Class A ordinary shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem or tender Class A ordinary shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

If you or a “group” of shareholders are deemed to hold in excess of 15% of our Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of our Class A ordinary shares.

The Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Since the consummation of the IPO, we have sought and will continue to seek to have vendors, service providers, prospective target businesses, including the Owl Rock and Dyal Equityholders in the Business Combination, and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders. However, in certain instances we have not been able to obtain such a waiver in agreements that we have executed. Further, under certain circumstances parties that have executed such a waiver may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. In determining whether to enter into an agreement with a third party that refuses to execute a waiver of such claims to the monies held in the Trust Account, our management has and will consider whether competitive alternatives are reasonably available to us, and have historically only entered into agreements with third parties without such a waiver in situations where management believes that such third party’s engagement is in the best interests of Blue Owl under the circumstances.

Upon redemption of our Class A ordinary shares, if we are unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the initial business combination, we may be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Although no such claims have been brought against us or threatened to date, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors to the extent they are brought in the future. Pursuant to a letter agreement, the Sponsor agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of  (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.

The grant of registration rights to our shareholders, holders of our Private Placement Warrants and PIPE Investors and the future exercise of such rights may adversely affect the market price of our Class A common stock.

Upon the completion of the Business Combination, the Investor Rights Agreement will be entered into between Blue Owl, the Sponsor, certain equityholders of Altimar named therein and certain other parties, replacing Altimar’s existing registration rights agreement. The Investor Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex G. Pursuant to the Investor Rights Agreement, the Owl Rock Equityholders, the Dyal Equityholders and the Sponsor, and, in each case, their permitted transferees will have customary registration rights (including demand (only in the case of the Owl Rock Equityholders and the Dyal Equityholders) and piggy-back rights, subject to cooperation and cut-back provisions) with respect to (i) the Class A common stock (including the Class A common stock issued pursuant to the Blue Owl Operating Group Agreements upon exchange of the Common Company Units along with a corresponding number of shares of the Class C common stock or Class D common stock for the Class A common stock or Class B common stock, respectively, (ii) Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants, and (iii) any common stock of Blue Owl or any subsidiary of Blue Owl issued or issuable with respect to the securities referred to in clause (i) and (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. Further, pursuant to the Subscription Agreements, we agreed that we will use our reasonable best efforts (i) to file within 30 days after the closing of the Business Combination a registration statement with the SEC for a secondary offering of the PIPE Securities, (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earlier of  (a) the date on which the Sponsor and all of the independent directors cease to hold the securities covered thereby, and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Subscription Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Class A common stock of Blue Owl.

We may have been a PFIC, which could result in adverse United States federal income tax consequences to U.S. investors.

Because Altimar is a blank check company with no current active operating business, we believe that it is likely that Altimar is classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Altimar ordinary shares or warrants that is a U.S. holder (as that term is defined in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders”), such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, Altimar will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to Altimar warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations.”

The provisions of the Amended and Restated Memorandum and Articles of Association that relate to the rights of holders of our Class A ordinary shares (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of Altimar, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend the Amended and Restated Memorandum and Articles of Association to facilitate the completion of the Business Combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Amended and Restated Memorandum and Articles of Association provide that any of its provisions related to the rights of holders of our Class A ordinary shares (including the requirement to deposit proceeds of the IPO and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide Redemption Rights to Public Shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of Altimar, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of 65% of our ordinary shares; provided that the provisions of our Amended and Restated Memorandum and Articles of Association governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our ordinary shares who attend and vote at our general meeting which shall include the affirmative vote of a simple majority of our Class B ordinary shares. Altimar’s Sponsor and its permitted transferees, if any, who collectively beneficially owned 20% of our issued and outstanding Class A ordinary shares, will participate in any vote to amend the Amended and Restated Memorandum and Articles of Association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Amended and Restated Memorandum and Articles of Association which govern our pre-Business Combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you may not agree. Our shareholders may pursue remedies against us for any breach of the Amended and Restated Memorandum and Articles of Association.

The Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our Class A ordinary shares in connection with the Business Combination or to redeem 100% of our Class A ordinary shares if we do not complete the Business Combination within 24 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then outstanding Class A ordinary shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares or Class A common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of warrants, thereby making such warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the last sale price of our Class A ordinary shares or Class A common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares or Class A common stock, as applicable, issuable upon exercise of the warrants is effective and a current proxy statement/prospectus relating to those Class ordinary shares or Class A common stock, as applicable, is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem warrants after they become exercisable for a number of Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had such warrants remained outstanding.

Our warrants may have an adverse effect on the market price of our Class A common stock.

We issued warrants to purchase 8,333,333 of our Class A ordinary shares as part of the units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 4,666,667 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share. Subsequently, we issued and sold an additional 2,500,000 units pursuant to the underwriter’s over-allotment option at a price of $10.00 per unit and sold an additional 333,333 private warrants. Upon the Domestication, the warrants will entitle the holders to purchase shares of Class A common stock of Blue Owl. Such warrants, when exercised, will increase the number of issued and outstanding Class A common stock and reduce the value of the Class A common stock.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Following the Business Combination, we will be required to assure that we are in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of our internal controls. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of Blue Owl following the Business Combination.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Altimar Acquisition Corporation

Altimar Acquisition Corporation is a blank check company incorporated as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Immediately prior to the consummation of the Business Combination, Altimar Acquisition Corporation intends to effect a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Altimar Acquisition Corporation’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information regarding Altimar, see the section entitled “Information About Altimar” beginning on page 227.

Owl Rock

Owl Rock is headquartered in New York, New York. Owl Rock is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies with approximately $27.1 billion in assets under management as of December 31, 2020.

Dyal

Dyal, a division of Neuberger, is headquartered in New York, New York. Dyal is a leading capital solutions provider to large, multi-product private capital managers. Dyal manages funds that seek to acquire minority equity stakes in, or provides debt financing to, established alternative asset managers worldwide. As of December 31, 2020, Dyal managed approximately $23.8 billion in AUM.

THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Shareholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.

Explanatory Note Regarding the Business Combination Agreement

The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by Altimar, Neuberger, Owl Rock Capital, Owl Rock Feeder and Owl Rock Capital Partners. The representations, warranties and covenants made in the Business Combination Agreement by Altimar, Neuberger, Owl Rock Capital, Owl Rock Feeder and Owl Rock Capital Partners were qualified and subject to important limitations agreed to by Altimar, Neuberger, Owl Rock Capital, Owl Rock Feeder and Owl Rock Capital Partners in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some representations, warranties and covenants were qualified by the matters contained in the confidential disclosure letters that Altimar, Neuberger, Owl Rock Capital, Owl Rock Feeder and Owl Rock Capital Partners each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus. However, for the avoidance of doubt, information in the Business Combination Agreement is part of the disclosure document and may be subject to federal securities law liability.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of Altimar, Neuberger, Owl Rock Capital, Owl Rock Feeder or Owl Rock Capital Partners, or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 377. Altimar will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.

The following chronology summarizes the key meetings and events that led to the signing of the BCA. This chronology does not purport to catalogue every conversation or correspondence among representatives of Altimar, Neuberger, Dyal and Owl Rock and other parties.

Altimar is a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Our sponsor, Altimar Sponsor LLC (the “Sponsor”), is affiliated with HPS Investment Partners, LLC (“HPS”), a global investment firm with approximately $68 billion of assets under management as of December 31, 2020. Altimar’s strategy is to pursue companies that it believes are poised to experience strong growth and possess business models that are or will be strong cash flow generators and to leverage HPS’ deal sourcing platform and the deep relationships of HPS’ experienced principals to identify such companies in four key industries: technology, media and telecommunications, healthcare, financial services / financial technology and consumer. Altimar’s focus on these industries was driven in part by the expertise, experience and extensive contacts of its Sponsor with participants each of those industries, including financial services.

On October 22, 2020, Altimar announced the pricing of its IPO.

On October 23, 2020, Altimar’s capital stock began trading on NYSE. Prior to the consummation of the IPO, neither Altimar, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction with Altimar.

After our IPO, Altimar commenced an active search for prospective businesses and assets to acquire. Representatives of Altimar and our Sponsor contacted and were contacted by a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of Altimar considered and evaluated over 20 potential acquisition targets in a wide variety of industry sectors and entered into customary non-disclosure agreements with five such potential acquisition targets (including, on November 16, 2020, separate non-disclosure agreements with each of Neuberger (with respect to Dyal) and Owl Rock, none of which included standstill or similar provisions).

As part of its regular evaluation of potential acquisition targets, Altimar’s Board and management would meet to discuss the status of management’s discussions with potential acquisition targets. These updates would generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets, and the updates continued throughout the period of time when the Company was evaluating various acquisition targets.

The Business Combination with Owl Rock and Dyal follows a search for a potential transaction utilizing the global network and investing and operating experience of Altimar’s executive officers, principals of the Sponsor and its affiliates, and the members of Altimar’s Board. The terms of the BCA and the Business Combination are the result of an arm’s length negotiation between representatives of Altimar, Owl Rock, the Dyal business and Neuberger following a competitive process to select a SPAC partner conducted by Owl Rock and Neuberger.

As part of this process, representatives of Altimar had extensive discussions with two distinct potential acquisition targets, one of which we refer to as Company A, and the other of which was the combined business of Dyal and Owl Rock. Representatives of Altimar and the Sponsor participated in management presentations and engaged in due diligence and discussions directly with the applicable senior executives, shareholders and bankers of Company A and of the respective businesses of Dyal and Owl Rock.

After representatives of Sponsor received a draft letter of intent relating to a potential business combination from representatives of Company A, Altimar decided not to pursue a business combination with Company A for a variety of reasons, including concerns regarding an acceptable valuation and Company A’s long term business plan. As a result, Altimar and Company A did not enter into a letter of intent with respect to a potential business combination.

On October 27, 2020, a representative of Dyal contacted a representative of Sponsor regarding the status of Altimar. Subsequently, the parties had several communications during which Altimar’s Sponsor was informed that Neuberger had retained Ardea Partners LP (“Ardea”) as a financial advisor and suggested that representatives of the Sponsor and Altimar contact representatives of Ardea if Altimar was interested in joining a competitive process in which Neuberger and Owl Rock would select a special purpose acquisition company with which to partner in connection with a potential combination of the businesses of Dyal and Owl Rock.

On November 12, 2020, a senior executive of the Sponsor contacted representatives of Ardea, and provided them with information about Altimar, including an overview of Altimar, considerations relating to capital sources and an indicative initial valuation for the combined business of Dyal and Owl Rock.

On November 13, 2020, representatives of Ardea provided drafts of separate non-disclosure agreements (the “NDAs”) to be executed by Altimar in order that it may be granted access to additional information and to facilitate its due diligence review and participation in a highly competitive process.

Also on November 13, 2020, Altimar’s Board held a telephonic meeting to review Altimar’s acquisition pipeline, including the potential business combination with Dyal and Owl Rock.

On November 16, 2020, Altimar entered into the NDAs with each of Neuberger (with respect to Dyal) and Owl Rock.

Also on November 16, 2020, representatives of Ardea provided representatives of the Sponsor with a written management presentation, a financial model relating to the potential business combination and access to a digital data room.

On November 17, 2020, representatives of Altimar and the Sponsor met by videoconference with the Dyal and Owl Rock principals and representatives of Neuberger, with representatives of Dyal’s and Owl Rock’s respective financial advisors, Ardea, Goldman, Sachs & Co. (“Goldman”) and Perella Weinberg Partners LP (“Perella”) in attendance, to discuss the potential business combination transaction. The meeting was also attended by a member of Altimar’s Board. During the meeting, representatives of Dyal and Owl Rock provided the Altimar attendees with an overview of the business as well as the proposed key terms of the potential transaction. The parties also discussed the competitive nature of the Dyal and Owl Rock process to identify a SPAC partner, which included several other SPACs, as well as Altimar’s ability to help raise financing in connection with the potential transaction.

Also on November 17, 2020, Ardea sent Altimar a draft of the non-binding letter of intent for a potential transaction regarding Dyal and Owl Rock (the “LOI”), which LOI included a binding exclusivity provision.

Also on November 17, 2020, representatives of Altimar and Sponsor contacted representatives of J.P. Morgan (“JP Morgan”), Altimar’s financial advisor, for assistance in evaluating the Dyal and Owl Rock opportunity and in preparing Altimar’s bid package, including the draft LOI that Altimar planned to submit as part of the SPAC selection process.

On November 18, 2020, representatives of Altimar and its Sponsor met telephonically with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), outside counsel to Altimar, and JP Morgan to review the terms of the LOI.

On November 19, 2020, representatives of Altimar commenced due diligence on each of Owl Rock and Dyal and representatives of Altimar and its Sponsor met by videoconference with the Dyal and Owl Rock principals and Neuberger, with representatives of JP Morgan, Perella, Goldman and Ardea in attendance, to discuss the financial model previously provided to Altimar and also to discuss proposed terms of the potential transaction. The Dyal and Owl Rock principals responded to questions posed by representatives of the Sponsor.

Also on November 19, 2020, representatives of the Sponsor provided members of the Board with the preliminary valuation and presentation materials prepared by representatives of the Sponsor and an update on process.

On November 22, 2020, representatives of the Sponsor sent representatives of Ardea a revised draft of the LOI as well as a supplementary presentation setting forth the proposed terms of a business combination among Altimar, Dyal and Owl Rock.

Also on November 22, 2020, representatives of the Sponsor met by videoconference with the Dyal and Owl Rock principals and a representative of Neuberger, with representatives of Ardea, Goldman, Perella and JP Morgan in attendance. Representatives of the Sponsor provided a presentation regarding the material terms of the draft LOI, including supplementary materials. The parties discussed Altimar’s ability to assist with raising the capital required in connection with the business combination, as well as the Sponsor’s experience in and knowledge of Dyal’s and Owl Rock’s industry.

On November 24 and 25, 2020, after Altimar was informed by representatives of Owl Rock and Dyal that, in the absence of PIPE financing, Altimar’s bid was not likely to be competitive, representatives of Altimar and JP Morgan were provided explicit permission from Owl Rock and Dyal to contact four potential sources of financing to gauge their interest in a potential PIPE investment to provide additional equity financing in connection with the transaction. The feedback from the limited outreach was positive.

On November 25, 2020, representatives of the Sponsor met telephonically with the Dyal and Owl Rock principals, with representatives of Ardea, Goldman Sachs, Perella and JP Morgan in attendance. The parties further discussed the key terms of the potential transaction as well as Altimar’s ability to raise the capital required in connection with the potential business combination. However, following such discussions, Altimar was informed that Neuberger, Dyal and Owl Rock were inclined to partner with another SPAC.

On the morning of November 27, 2020, Altimar was informed that its bid eventually prevailed over the submissions received from other SPACs because of a combination of the financial terms and the Sponsor’s ability to assist with raising capital from potential PIPE Investors and it was asked to finalize and execute the LOI expeditiously. Following negotiation among the parties and finalization of the key terms of the LOI and after consultation with and approval by the members of the Board, Altimar, Neuberger and Owl Rock executed the LOI.

On November 29, 2020, representatives of Altimar were provided with a draft subscription agreement relating to the PIPE Investment by Kirkland & Ellis LLP (“Kirkland”), counsel to Owl Rock. Over the next several days, representatives of each of Paul, Weiss, Kirkland and Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”), counsel to Neuberger, exchanged drafts and discussed open issues in order to finalize a draft of the Subscription Agreement to be shared with potential investors in the PIPE Investment.

On November 30, 2020, representatives of Paul, Weiss submitted initial due diligence request lists to representatives of Dyal and Owl Rock. In response to these requests and in order to enable Altimar to conduct its due diligence review, Altimar’s advisors were granted access to digital data rooms on December 2, 2020, which data rooms included confidential information regarding the respective businesses and operations of Dyal and Owl Rock.

Also on November 30, 2020, the Board met telephonically with representatives of Paul, Weiss and JP Morgan in attendance to discuss the Business Combination and other matters. At the meeting, representatives of Paul, Weiss reviewed the fiduciary duties of members of the Board under applicable laws, representatives of the Sponsor provided a presentation on the potential transaction and JP Morgan gave a presentation on the business and financial profile of Blue Owl. The Board also established a transaction committee of three independent directors to help oversee the negotiations and process, including receiving updates from Altimar’s financial and legal advisors and providing guidance on any issues that may arise in connection with the Business Combination. In parallel with the formation of the transaction committee, each member of the full Board was invited to participate in the transaction committee’s meetings at the election of each director.

Also on November 30, 2020, Goldman Sachs and JP Morgan began the process of contacting potential investors who have a track record of long-term investments and interest in investing in transactions similar to the transaction contemplated by the LOI on a “wall cross” basis to arrange for investor meetings with representatives of Altimar, Dyal, Neuberger and Owl Rock regarding their potential participation in the PIPE Investment. From December 7, 2020 through December 18, 2020, representatives of Altimar, Owl Rock, Neuberger and Dyal together with representatives of JP Morgan and Goldman Sachs held over thirty investor meetings with certain potential investors in the PIPE Investment. The meetings covered the terms of participation in the PIPE Investment and provided potential PIPE Investors with management’s expectation regarding growth and material risks, as well as the economic, governance and other terms of the proposed business combination, among other matters. Representatives of Dyal and Owl Rock provided certain potential PIPE Investors that executed non-disclosure agreements with no cleansing requirement with access to a digital data room containing financial and business information regarding Dyal and Owl Rock.

On December 2, 2020, the Board met again telephonically with representatives of Paul, Weiss in attendance. Representatives of the Sponsor provided the Board with an update on developments since the last meeting of the Board and informed the Board that representatives of Altimar had recently learned that a reporter for a prominent national newspaper was expected to publish a story indicating that discussions were underway for a merger of Dyal and Owl Rock in a transaction that was likely to involve a special purpose acquisition vehicle. It was noted that it was not clear whether the article would reference Altimar’s involvement in the potential transaction and that Altimar was considering issuing a Form 8-K in response to the news report, if any, when published. Members of the Board asked questions and concluded that, in the event that Altimar was named in such a news stories, it would be appropriate to issue such a press release and Form 8-K. Following publication of the story, Dyal and Owl Rock issued a press release and Altimar filed a Form 8-K indicating that it was in preliminary discussions with Dyal and Owl Rock.

On December 3, 2020, representatives of Skadden, Kirkland and Paul, Weiss met telephonically to discuss the process for preparing and negotiating definitive transaction documentation. Issues discussed included the structure of the proposed business combination transaction and coordination of various work streams, including the preparation of required securities filings, in connection with the proposed business combination transaction.

On December 6, 2020, Altimar and JP Morgan executed an engagement letter regarding JP Morgan’s engagement as exclusive financial advisor to Altimar with respect to the Business Combination with Dyal and Owl Rock.

On December 7, 2020, representatives of Kirkland provided representatives of Paul, Weiss and Skadden with a draft of the Investor Rights Agreement. Representatives of the Sponsor and representatives of Paul, Weiss discussed issues presented by the draft of the Investor Rights Agreement, including the composition of the surviving company’s board, restrictions on transfers, certain provisions relating to the rights of key personnel, issues relating to the proposed structure of the transaction and rights of the holders of capital stock of the surviving company.

On December 8, 2020, representatives of Paul, Weiss met by videoconference with representatives of Skadden and Kirkland to discuss open issues in the draft Investor Rights Agreement provided by Kirkland on the previous day.

On December 9, 2020, representatives of Skadden provided representatives of Paul, Weiss and Kirkland with a draft of the Tax Receivable Agreement.

On December 10, 2020, representatives of Kirkland provided representatives of Paul, Weiss and Skadden with a draft of the Exchange Agreement and the Limited Partnership Agreement of Blue Owl Holdings and representatives of Skadden provided a draft Business Combination Agreement to Kirkland and Paul, Weiss.

Also on December 10, 2020, representatives of Paul, Weiss met telephonically with representatives of Sponsor to discuss open issues presented by Skadden’s draft of the Business Combination Agreement.

On December 11, 2020, representatives of Paul, Weiss met telephonically with representatives of Dyal’s management, Neuberger and Skadden, with representatives of the Sponsor in attendance, as part of Altimar’s due diligence review of Dyal.

On December 13, 2020, representatives of Paul, Weiss met telephonically with representatives of Owl Rock management, with representatives of the Sponsor in attendance, in connection with Altimar’s due diligence review of Owl Rock. Representatives of Paul, Weiss discussed questions regarding Owl Rock’s legal structure, compliance functions and other legal diligence matters.

On December 14, 2020, representatives of Paul, Weiss sent a markup of the Business Combination Agreement to Skadden and Kirkland.

Also on December 14, 2020, Kirkland provided its markup of Skadden’s draft of the Business Combination Agreement to Skadden and Paul, Weiss.

On December 16, 2020, the Board met, with representatives Paul, Weiss and JP Morgan in attendance, to discuss the proposed business combination and other matters. At the meeting, representatives of the Sponsor provided the Board with an update regarding the negotiation of definitive documentation relating to the proposed business combination contemplated by the LOI and informed the Board of certain developments relating to Altimar’s ongoing financial, tax and legal due diligence review. Representatives of JP Morgan provided the Board with an update regarding outreach to potential subscribers to the PIPE Investment as well as an overview of material findings with respect to the business and financial due diligence review of the proposed combined business by the Sponsor.

Also on December 16, 2020, representatives of Paul, Weiss, Skadden and Kirkland met by videoconference to discuss open issues relating to the Business Combination Agreement and related ancillary documents.

On December 16, 2020, representatives of Paul, Weiss provided representatives of Kirkland and Skadden with a draft Forfeiture and Support Agreement. Also on December 16, 2020, representatives of Kirkland provided representatives of Skadden and Paul, Weiss with a draft form of Employment Agreement. Representatives of Paul, Weiss, Skadden and Kirkland exchanged drafts and comments relating to the Employment Agreements leading up to announcement of the transactions, and the execution and delivery of the agreed-upon Employment Agreements was a condition to the execution and delivery of the Business Combination Agreement.

On December 17, 2020, representatives of Paul, Weiss, Skadden and Kirkland met by videoconference to discuss open issues in the Business Combination Agreement, including the structure of the transaction. Later that day, Skadden provided an updated draft of the Business Combination Agreement to Kirkland and Paul, Weiss. The parties also exchanged drafts of the Investor Rights Agreement, Exchange Agreement, the surviving company certificate of incorporation and the Subscription Agreement.

From December 14, 2020 through December 18, 2020, the parties and the Placement Agents met telephonically to discuss updates on the PIPE Investment process. As the week progressed, the Placement Agents reported that interest in the PIPE Investment was very robust and significantly in excess of the originally targeted amounts at the valuation agreed by the parties. Accordingly, during December 18, 2020 and December 19, 2020, the parties agreed to upsize the PIPE Investment to $1.5 billion, increase the secondary proceeds to be paid to certain Dyal Equityholders and Owl Rock Equityholders, and increase the targeted amount of balance sheet cash for Blue Owl.

On December 18, 2020, representatives of Paul, Weiss, Skadden and Kirkland met by videoconference to discuss open issues in the Business Combination Agreement and the other documents being negotiated in connection with the proposed business combination transaction contemplated by the LOI. Also on December 18, 2020, representatives of Paul, Weiss discussed with representatives of the Sponsor drafts of the Limited Partnership Agreement for Blue Owl Holdings and drafts of the surviving company certificate of incorporation and bylaws shared by Kirkland. Issues discussed included the proposed voting rights allocated to the classes of the surviving company’s stock.

On December 19, 2020, representatives of Paul, Weiss, Skadden and Kirkland met by videoconference to discuss outstanding issues in the Business Combination Agreement and related ancillary documents.

On December 20, 2020, representatives of the Sponsor met by videoconference with the Dyal and Owl Rock principals and representatives of Neuberger, in each case together with legal counsel for each party, to discuss open business points and other issues relating to the proposed business combination transaction contemplated by the LOI. The parties discussed outstanding issues including, among others, the voting rights of the surviving company’s classes of capital stock, developments relating to the PIPE Investment, the scope of the exclusivity provision included in the draft Business Combination Agreement and issues relating to the employment arrangements for certain key personnel. Throughout the day on December 20, 2020, representatives of Paul,

Weiss, Skadden and Kirkland exchanged drafts and comments relating to the definitive documents being negotiated in respect of the proposed business combination contemplated by the LOI. Later that day, representatives of Altimar, Dyal and Owl Rock made an interim draft of the Business Combination Agreement available to potential subscribers in the PIPE Investment through a digital data room.

Also on December 20, 2020, representatives of Paul, Weiss, Maples Group (“Maples”) (Cayman Islands counsel to Altimar) and the Sponsor discussed with independent members of the Board developments regarding the potential business combination transaction. These discussions covered the material open terms of the Business Combination Agreement and the other definitive documents being negotiated in connection with the business combination transaction contemplated by the LOI, including the demand by representatives of Owl Rock and Dyal that the Board agree to forego the right to change its recommendation prior the stockholder meeting.

On December 21, 2020, representatives of Paul, Weiss, Skadden and Kirkland continued to exchange revised drafts of the key transaction documents and met by videoconference to discuss outstanding issues in the Business Combination Agreement and related ancillary documents.

From December 21, 2020 through the early morning of December 23, 2020, advisors to Altimar, the Sponsor, Neuberger and Owl Rock held follow-up phone calls with prospective investors in the PIPE Investment and negotiated the terms of the Subscription Agreements with prospective PIPE investors.

On December 22, 2020, representatives of Paul, Weiss, Skadden and Kirkland continued to exchange revised drafts of the key transaction documents and met by videoconference to discuss outstanding issues in the Business Combination Agreement and related ancillary documents. Key issues discussed included, among others, the post-closing governance of the surviving company.

Also on December 22, 2020, the Board met by videoconference with representatives of the Sponsor, Paul, Weiss, Maples and JP Morgan in attendance. At the meeting, representatives of JP Morgan reviewed the financial terms of the proposed transaction with members of the Board and discussed, among other things, the total transaction value, the pro forma ownership and governance of the post-closing company and the sources of funds for the transaction, including the PIPE Investment. At the meeting, representatives of Paul, Weiss and Maples reviewed with the Board the fiduciary duties of members of the Board under applicable law. Representatives of Paul, Weiss then reviewed the current status of transaction negotiations, the resolutions to be approved by the Board in connection with entering into the proposed transactions and provided a detailed review of the provisions of the proposed Business Combination Agreement and other agreements and documents to be approved by the Board in connection with the proposed business combination. During the meeting, the Board discussed and considered the proposed transaction. Following such discussion, the independent members of the Board (and, later all members of the Board) unanimously (i) determined, among other things, that the Business Combination Agreement, the Business Combination and related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of Altimar and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Business Combination Agreement, including the Business Combination, and the related transaction documentation and other transactions contemplated thereby, including the PIPE Investment and other matters required to be submitted to votes of the stockholders, (iii) authorized Altimar to enter into the Business Combination Agreement and the other transaction documents and perform each of its obligations thereunder, including the Business Combination and the PIPE Investment and (iv) resolved to recommend to the stockholders of Altimar that they vote to approve the proposals to be submitted to the stockholders of Altimar with respect to the transactions contemplated by the Business Combination Agreement and the PIPE Investment, among other things. In addition, to comply with the provisions of Altimar’s audit committee charter regarding related party transactions, the members of Altimar’s audit committee (all of which are independent directors (pursuant to the listing standards of the NYSE)) approved each of the following agreements (and the transactions contemplated thereby) between Altimar, on the one hand, and any of its affiliates on the other hand: the sponsor agreement, the registration rights agreement, the stockholders agreement and the subscription agreements with affiliates of the Sponsor. During the meeting, Altimar’s Board also ratified Altimar’s entry into the engagement letter between Altimar and JP Morgan as well as the engagement letter among Altimar, JP Morgan and Goldman Sachs pursuant to which JP Morgan and Goldman Sachs would act as co-placement agents in connection with the PIPE Investment.

On the morning of December 23, 2020, the parties and their advisors met by video conference to discuss outstanding issues on the Business Combination Agreement and related transaction documents. Following that meeting, the parties agreed to enter into the Business Combination Agreement, the Subscription Agreements, the Employment Agreements and related transaction documents and, prior to the commencement of trading of Altimar’s ordinary shares on the NYSE, the parties issued a press release announcing the transactions.

On January 4, 2021, Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger entered into an amendment to the Business Combination Agreement, which (i) corrected a computational error related to the total authorized share capital in the Proposed Charter, and (ii) clarified in the Investor Rights Agreement that contractual revenue shares would be treated in the same manner as other third party awards for dilution purposes.

Altimar’s Board of Directors’ Reasons for Approval of the Business Combination

The Board, in evaluating the business transaction, consulted with Altimar’s management and legal counsel and financial advisor. In reaching its resolution to recommend that Altimar’s shareholders approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, our Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the complexity of those factors, Altimar’s directors considered these factors as a whole, and did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Before reaching its decision, the Board reviewed the results of the due diligence review conducted by its management, employees of Sponsor and its affiliates and their respective advisors, which included:

•	numerous meetings and calls with the management team and advisors of Dyal, Neuberger, and Owl Rock regarding operations and forecasts;

•	review of material contracts, material liabilities and other material matters;

•	financial, legal, insurance, and accounting due diligence;

•	consultation with Altimar management and legal counsel and financial advisor;

•	review of historical financial performance of Dyal and Owl Rock (including audited and unaudited financials) and management projections for the combined business; and

•	financial and valuation analyses of the separate and the combined businesses of Dyal and Owl Rock and the Business Combination.

In the prospectus for the IPO, Altimar identified certain criteria that Altimar believed would be important in evaluating prospective target businesses, namely businesses with world class management teams and a compelling organic growth plan, coupled with a compelling business model that is materially cash generative at maturity. Altimar indicated that its goal was to deliver public shareholders an opportunity to own a long term, durable compounding equity investment that can produce strong returns.

Based on its review of the industry data and the operational, financial and other relevant information related to the Dyal and Owl Rock businesses, provided by Dyal and Owl Rock and presented to the Board, the factors considered by Altimar Board included, but were not limited to, the following:

•

The Combined Owl Rock and Dyal Business is an Attractive Business Opportunity. The Board considered the fact that the combined business (i) is of a sufficient size relevant to the public marketplace, (ii) has a strong existing management team, (iii) has a significant total addressable market and growth expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company, which the Board believed would improve the ability of the combined business to grow.

•

Strength / Stability of Management Fee Streams. Dyal and Owl Rock have benefited from, and Blue Owl is expected to continue to benefit from, stable and highly visible management and other fee earning revenues of the existing and future Dyal and Owl Rock businesses, including the BDC Part I and BDC Part II Fees (subject to, in each case interests that are Specified Interests). This stable revenue stream is coupled with the potential upside anticipated from Blue Owl’s participation in 15% (net of certain investor and other third party arrangements) of the carried interest, incentive fees and any other incentive-based fees and allocations (except for the BDC Part I Fees and BDC Part II Fees of the Owl Rock BDCs, 100% of which will be contributed to Blue Owl Holdings as described herein) arising in respect of all of the existing and future Owl Rock funds and Dyal funds (excluding the carried interest attributable to the Dyal Equity Funds and existing or future related co-investments or secondary-transaction vehicles, which will not be contributed).

•

Deep Relationships with a Broad, Diverse and Growing Global Customer Base. Dyal and Owl Rock have a broad, diversified and growing customer base, with clients located all over the world. Dyal and Opal’s clients consist of a diversified mix of institutional investors, including prominent domestic and international public and private pension funds, endowments, foundations, family offices, sovereign wealth funds, private banks, high net worth individuals, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. There is significant opportunity for enhanced fundraising across all products due to the limited overlap of current product investors in each business.

•

Potential Benefits of Business Integration. The Business Combination is expected to provide synergies by combining complementary resources and enabling greater operational efficiency thus creating revenue growth opportunities as noted in certain of the additional reasons below. Specifically, there is a potential for enhanced origination opportunities for the Direct Lending business through ownership relationships in the GP Capital Solutions business, subject to applicable fiduciary duties to relevant Dyal Capital Partners funds that own stakes in any competing partner managers, and for the GP Capital Solutions business through a larger origination network and in-depth firm insights from the Direct Lending business. In addition, the company will benefit from superior new product development through the combined skills, experience and knowledge of the combined businesses.

•

Permanence of Capital Base. Dyal and Owl Rock have a stable business model with recurring revenues derived from a largely permanent capital and a long-dated AUM base. Approximately 92% of Blue Owl’s AUM is considered permanent capital, providing strong visibility into future fee generation and earnings growth.

•

Potential Growth in Revenue and Earnings. Each of Dyal and Owl Rock is benefitting from embedded growth from current funds and momentum from its respective business. In addition, Owl Rock expects to realize significant growth from capital that is already raised and contracted by deploying committed capital that does not earn fees until invested, realizing fees on a higher amount of AUM eligible for incentive fees and realizing carry earnings over time from a larger carried interest pool, and Owl Rock believes these key attributes, in conjunction with the ability to raise successor products in existing strategies, will continue to play a key role in the growth profile. Additionally, Dyal and Owl Rock’s combined business plan includes raising new co-investment and secondary solutions strategies. As

Blue Owl executes on its business plan, Owl Rock and Dyal anticipate management fees to grow at a 32% compound annual growth rate between 2020 and 2022 and distributable earnings to grow at a 65% compound annual growth rate between 2020 and 2022, operating margins are expected to improve between 2020 and 2022 due to scale and then anticipated to be stable from 2023 and onwards.

•

Attractive Valuation. The Board’s view, after consulting with its financial advisor, and supported by financial analysis performed by the Sponsor and its affiliates that the Business Combination offers an attractive valuation for Altimar’s stockholders. In reaching this conclusion, the Board considered various financial ratios of Dyal and Owl Rock and its peer groups based on historical performance and projected financial performance.

•

Experienced and Proven Management Team. Following completion of the business combination, the combined business will be led by a senior management team composed of the same senior management teams that have operated Dyal and Owl Rock prior to the Business Combination and developed Dyal and Owl Rock, respectively, into the highly reputable and successful companies that they are today. Dyal and Owl Rock’s management teams have a proven track record of operational excellence, financial performance and growth.

•

Continued Ownership by the Key Holders. The Board considered that Blue Owl’s founders and management would own approximately 24% of the economic interests in Blue Owl following the Business Combination and be subject to a 2-year lock-up, reflecting their confidence in the combined business and the continued growth prospects of the combined business going forward. Additionally, the Owl Rock and Dyal Principals will receive all of their share of the consideration from the Business Combination in the form of equity and none are selling any equity interests in the contributed businesses in connection with the consummation of the Business Combination.

•

Due Diligence. Due diligence examinations of Dyal and Owl Rock conducted by Altimar and its advisors, and related discussions between Altimar and such advisors with Dyal and Owl Rock’s management in connection therewith.

•

Terms and Conditions of the Business Combination Agreement. The terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were, in the opinion of the Board, consistent with similar transactions and the product of arm’s-length negotiations between the parties.

•

Stockholder Liquidity. The obligation in the Business Combination Agreement to have Altimar Class A common stock issued as consideration listed on the NYSE, a major U.S. stock exchange, which the Board believes has the potential to offer stockholders enhanced liquidity.

•

Involvement of the PIPE Investors. The Board considered that the agreement of the PIPE Investors to invest $1.5 billion in the combined business at Closing at $10.00 per share was a validation of the valuation being ascribed to, and future prospects of, the combined business.

In the course of its deliberations, in addition to the various other risks associated with the combined business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues and financial performance.

•

Dyal and Owl Rock Integration Risks. The risk that costs of integrating the Dyal and Owl Rock businesses could be greater than anticipated and that the benefits and synergies anticipated from the combination of these businesses may not be achieved in the time frame and in the amount anticipated by management or at all.

•

Business Plan and Projections May Not Be Achieved. The risk that the combined business may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections, in each case, presented to management of Altimar and that the historical returns attributable to the BDCs and private funds of the combined business may not be indicative of the future results of such BDCs or private funds, which could materially affect the valuation of the combined business.

•

Revenue Concentration. The risk that management fees of Owl Rock’s BDCs and management and performance income of the Owl Rock and Dyal private funds comprise a significant portion of the revenues of the combined business and a reduction in such fees and income could have an adverse effect on the results of operations of the combined business. In addition, the risk that permanent capital does not necessarily equate to permanent fees given the fee end dates in Dyal Equity Funds and the need to become publicly listed for Owl Rock BDCs for the fee revenues to become permanent or reach their full levels.

•

Participation Rights of Certain Strategic Investors. The fact that certain of Owl Rock’s strategic relationship investors may be granted the right to participate in the net profits of Owl Rock’s advisory business for certain strategies and the risk that such participation could have an adverse effect on the results of operations of the combined business and/or the resultant benefits to the business might not outweigh the benefits from granting such participation.

•

Loss of Leverage Without Lender Consents. The fact that the consent of certain creditors of Dyal and Owl Rock will be required in connection with the Business Combination and, if such consents are not obtained, the combined business may not be able to access sources of leverage and financing consistent with its past business strategy, or may be forced to repay outstanding leverage or pay to obtain the consent of lenders, which could have an adverse impact on the returns of the combined business. Additionally, the consent of certain lenders to the Owl Rock and Dyal funds and Owl Rock’s BDCs may also be required, without which such funds and BDCs may be required to find alternate sources of capital.

•

Conditional Consents. The consent of the limited partners and/or advisory committees of certain funds, and the stockholders of the Owl Rock BDCs, is a condition for the closing of the Business Combination, and the failure to obtain such consents could result in the failure of the transaction to close or, if such condition is waived (in whole or in part), may alter the expected benefits of the transaction.

•

Potential Misalignment of Interests Between Owl Rock and Dyal Principals and the Public Stockholders. The interests of the Owl Rock and Dyal Equityholders may not be aligned with the interests of the Class A, Class C and Class E common stock holders relating to, among other things, the selection, structuring and disposition of investments and other transactions, declaring dividends and other distributions and other matters due to the fact that the Owl Rock and Dyal Principals hold their Owl Rock Operating Group Units directly or through pass-through entities that are not subject to corporate income taxation.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Growth Initiatives May Not be Achieved. The risk that the growth initiatives of the combined business may not be fully achieved or may not be achieved within the expected timeframe, given Blue Owl will operate in an intensely competitive industry in terms of deal origination and execution, talent recruitment and retainment, as well as fundraising, among other factors.

•	No Third-Party Valuation. The fact that Altimar did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•

Liquidation. The risks and costs to Altimar if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities,

which could result in Altimar being unable to effect a business combination within the completion window which would require Altimar to liquidate.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Altimar from soliciting other initial business combination proposals or from changing its recommendation in favor of the Business Combination, which restricts Blue Owl’s ability to consider other potential initial business combinations or from changing its recommendation in favor of the Business Combination prior to the Closing or termination of the Business Combination Agreement.

•

Stockholder Vote. The risk that Altimar’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including to vote down the proposals at the special meeting, not vote in favor of any extension of Altimar’s time frame to complete the Business Combination or redeem their shares.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Altimar’s control.

•

Altimar Stockholders Holding a Minority Position in the Post-Combination Company. Following completion of the Business Combination Altimar’s public stockholders will own approximately 2.0% of the common stock of Blue Owl (assuming that no shares of Altimar’s Class A ordinary shares are elected to be redeemed by Altimar stockholders). As a result, Blue Owl will qualify as, and intends to elect to be treated as, a “controlled company” upon the consummation of the Business Combination.

•

Dual Class Structure. The fact that following the Business Combination, the Owl Rock and Dyal Principals will hold all of the issued and outstanding shares of Blue Owl Class B and Class D common stock and will accordingly hold, until the Sunset Date, 90% of the voting power of Blue Owl’s capital stock on a fully-diluted basis and will be able to control matters submitted to Blue Owl’s stockholders for approval, including the election of directors, amendments of Blue Owl’s organizational documents and any merger, consolidation, sale of all or substantially all of Blue Owl’s assets and the risk that the Dyal and Blue Owl Principals will have interests that differ from the holders of Class A, Class C and Class E common stock, including stockholders of Altimar.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Redemptions. The risk that current Altimar public stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	NYSE Listing. The potential inability to maintain listing of Blue Owl’s securities on NYSE following the Business Combination.

•

Potential Conflicts. The potential conflicts of interest between the Sponsor and its affiliates and Altimar’s officers and directors in the Business Combination as well as between the Sponsor and its affiliates and Altimar given that Dyal holds a non-controlling minority stake in an affiliate of the Sponsor.

•

Distraction to Operations. The risk that the potential diversion of the management of the combined business and employee attention as a result of the Business Combination may adversely affect operations of the combined business.

In addition to considering the factors described above, the Altimar Board also considered that:

•	Interests of Certain Persons. Some officers and directors of Altimar may have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of

Altimar’s stockholders See the section entitled “Certain Relationships and Related Party Transactions—Investor Rights Agreement” beginning on page 340 for more information. Altimar’s directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Altimar Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

•

Other Risks Factors. Various other risk factors associated with the combined businesses of Dyal and Owl Rock and the combined business described in the section entitled “Risk Factors” beginning on page 56 of this proxy statement/prospectus.

After considering the foregoing, the Board concluded that the potential benefits to Altimar and its stockholders relating to the Business Combination outweighed the potentially negative factors relating to the business combination. Accordingly, the Altimar board of directors determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of Altimar and its stockholders.

Satisfaction of 80% Test

It is a requirement under Altimar’s Memorandum and Articles of Association that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of the New York Stock Exchange require that Altimar’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). As of December 23, 2020, the date of the execution of the definitive agreement for the proposed Business Combination, the balance of the Trust Account was approximately $265,405,000 (excluding the $9,621,893 deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $212,324,000. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $12.15 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the definitive agreement for the proposed Business Combination. The enterprise value consists of an implied equity value for Dyal (prior to the proposed Business Combination) of approximately $6,682,500,000 and an implied equity value for Owl Rock (prior to the proposed Business Combination) of approximately $5,467,500,000 and an assumed $350 million of net debt. In determining whether the enterprise value described above represents the fair market value of the Dyal and Owl Rock Businesses, the Altimar Board considered all of the factors described in the section of the proxy statement/prospectus captioned “Altimar’s Board of Directors’ Reasons for Approval of the Business Combination” and the fact that the purchase price for these businesses was the result of an arm’s length negotiation. As a result, the Altimar Board concluded that the fair market value of Blue Owl was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Certain Projected Financial Information

In connection with its consideration of the potential Business Combination, the Board was provided with prospective financial information prepared by management of Owl Rock and Dyal (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide Altimar’s stockholders access to information made available in connection with the Altimar Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the preparation of the Projections in November 2020.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. None of the independent registered public accounting firms of Owl Rock, Neuberger, Dyal or Altimar or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Owl Rock, Neuberger, Dyal and Altimar assume no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by Owl Rock and Dyal management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Owl Rock and Dyal, respectively, at the time the Projections were prepared and speak only as of that time.

The Projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the control of Owl Rock, Neuberger, Dyal and Altimar, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and other future events, as well as matters specific to the businesses of Owl Rock and Dyal, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

None of Owl Rock, Neuberger or Dyal has warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including Altimar. None of Owl Rock’s management, Neuberger’s management, Dyal’s management nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of Owl Rock or Dyal relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Owl Rock and Dyal may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any Altimar stockholders to vote in favor of any of the proposals at the Special Meeting.

We encourage you to review the financial statements of Owl Rock and Dyal included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of Owl Rock”, “Selected Historical Consolidated Financial Information of Dyal” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

None of Altimar, Owl Rock, Neuberger or Dyal or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

These projections include certain non-GAAP financial measures that are not prepared in accordance with GAAP and that may be different from non-GAAP financial measures used by other companies. Each of Dyal, Owl Rock and Altimar believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating its ongoing operating results and trends. These non-

GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

	Adjusted (1)	Projections for Year Ending December 31,
$ in millions	2020E	2021E	2022E	2023E	2024E	2025E
Revenues
Management Fee-Related Revenue(2)	$668	$956	$1,155	$1,309	$1,664	$1,785

Expenses
Compensation(3)	$152	$238	$295	$352	$418	$469
G&A	91	93	70	67	78	91

Adj. Total Expenses(4)	$243	$331	$365	$419	$495	$561

Earnings
EBITDA(5)	$425	$624	$790	$890	$1,169	$1,224
(-) Interest Expense	(20)	(20)	(20)	(20)	(20)	(20)

Pre-Tax Distributable Earnings	$405	$604	$770	$870	$1,148	$1,204
(-) Minority Interest	(1)	(11)	(22)	(35)	(54)	(67)

Pre-Tax Distributable Earnings to Common	$405	$593	$748	$835	$1,095	$1,137
(-) Income Taxes(6)	(101)	(148)	(187)	(209)	(274)	(284)
Distributable Earnings to Common	$304	$445	$561	$626	$821	$853

Key Metrics
FRE as a % of Total Earnings	100%	100%	100%	100%	100%	100%
EBITDA Margin	64%	65%	68%	68%	70%	69%

Memo: Accrued Carry(7)	$0	$4	$19	$36	$49	$73

Note:	Blue Owl projections assume the combination of standalone estimated management cash projections for Owl Rock and Dyal, with incremental middle / back-office costs as described below

For purposes of this presentation, metrics are represented on a cash basis

(1)	Excludes impact of fee waiver which represents $131m for revenue and EBITDA and $98m (post-tax) for distributable earnings to common; fee waiver expired in October 2020.
(2)	Includes BDC Part I Fees and other.
(3)	Includes additional compensation expense for middle / back-office build-out for Blue Owl as a result of the Business Combination; represents $3.0m - $6.7m expense from 2021E to 2025E.
(4)	Total expenses are adjusted for distribution costs at the time cash payment is expected and represent a non-GAAP measure.
(5)	Assumes de minimis depreciation and appreciation.
(6)	Assumes indicative 25% tax rate, based on projections with respect to general business, economic, market, regulatory and financial conditions.
(7)	Represents annual carried interest accrual; carried interest is not realized during projection period but is expected to materialize in future periods.

Transaction Structure

On December 23, 2020, Altimar announced that it had entered into the Business Combination Agreement, by and among Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners, and Neuberger, a copy of which is attached to this proxy statement/prospectus as Annex C and incorporated herein by reference.

In connection with the Closing:

(a)

Altimar will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Altimar will change its name to “Blue Owl Capital Inc.”;

(b)	A newly-formed, wholly owned subsidiary of Blue Owl, Blue Owl GP, will serve as the general partner of two newly-formed Delaware limited partnerships: Blue Owl Holdings and Blue Owl Carry;

(c)

Blue Owl Holdings will acquire (i) the Owl Rock Business and (ii) the Dyal Capital Partners division of Neuberger (i.e., the Dyal Business) (subject to, in each case, interests representing Specified Interests), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein; and

(d)

Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts to be acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl will not acquire any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund.

Upon consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of Blue Owl will be held by Blue Owl Holdings and Blue Owl Carry. The combined company’s business will continue to operate through the Blue Owl Operating Group. Blue Owl will in turn hold its interests in Blue Owl Holdings and Blue Owl Carry through Blue Owl GP, a wholly owned subsidiary that will hold the general partner units in the Blue Owl Operating Group entities.

Post-Business Combination Ownership Structure

The diagram below depicts a simplified version of Blue Owl’s organizational structure immediately following the completion of the Domestication and the Business Combination.

(1)	Assumes no Altimar shareholders exercise Redemption Rights.

(2)	Owl Rock Principals and Dyal Principals collectively represent 90% of the voting interests in Blue Owl.

(3)	Ownership percentages based on ownership of common units of Owl Rock Capital Feeder LLC.

(4)

Shares of Class C and Class D common stock represent non-economic interests in Blue Owl (other than the right to receive the par value of such shares in connection with the liquidation, dissolution or winding up of Blue Owl) and are exchangeable for shares of Class A or Class B common stock, respectively, together with an equal number of Blue Owl Operating Group Units.

(5)	Based upon Pro Forma Election Assumptions.

Closing Funding

At the Closing, Blue Owl will contribute all amounts then available in the Trust Account (net of amounts required to redeem any Altimar Public Shareholders exercising their respective Redemption Rights) plus the proceeds of any equity financing received in connection with the PIPE Investment that will occur in connection with the Business Combination, to Blue Owl GP, which will use such amounts to make the cash payments described below under “Consideration to be Received in the Business Combination,” (including delivery of the Escrow Amount (as defined below)) and contribute any remaining amounts to Blue Owl Holdings and Blue Owl Carry to pay the transaction expenses of Altimar, Neuberger, Owl Rock Group, Owl Rock Feeder and Owl Rock Capital Partners and otherwise for general corporate purposes.

Consideration to be Received in the Business Combination

Pursuant to the Business Combination Agreement, the aggregate value of the consideration (prior to giving effect to the Seller Earnout Securities) to be paid to the Owl Rock Equityholders and the Dyal Equityholders in the Business Combination is approximately $12.15 billion, of which:

(a)

approximately $5,467,500,000 will be paid to the existing Owl Rock Equityholders consisting of: certain cash consideration in the approximate amount of $350,000,000 (subject to adjustment as described below, the “Owl Rock Cash Consideration”), which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in shares of Class A common stock at a price of $10.00 per share (or, in lieu of such shares of Class A Common Stock for Owl Rock Equityholders making a valid and timely election, in Blue Owl Operating Group Units and vote-only shares of Blue Owl); and

(b)

approximately $6,682,500,000 will be paid to the Dyal Equityholders consisting of: certain cash consideration in the approximate amount of $1,100,000,000 (subject to adjustment as described below, the “Dyal Cash Consideration”), which will be financed with the funds available in the Trust Account and a portion of the proceeds of the PIPE Investment, and the remainder in Blue Owl Operating Group Units and vote-only shares of Blue Owl.

The Owl Rock Cash Consideration payable at Closing is subject to adjustment (x) to the extent that the Working Capital of Owl Rock Capital as of Closing is greater than or less than $0.00 (with any excess being an upward adjustment and any deficit being a downward adjustment) and (y) to the extent that the principal amount of assumed indebtedness as of the Closing is greater than or less than $355.9 million (with any excess being a downward adjustment and any deficit being an upward adjustment), with such adjustments estimated at Closing and then subject to a customary post-Closing true-up mechanism. Notwithstanding the foregoing, any net excess based on the Closing estimates does not increase the cash proceeds distributable at Closing, but will only be distributed (if applicable) as set forth in this paragraph following the post-Closing true-up. To the extent that there is a net excess following the post-Closing true up, the excess will not be distributed to the Owl Rock Equityholders entitled to cash consideration at the Closing but will instead be available to satisfy indemnification claims against the Owl Rock Equityholders entitled to receive cash consideration in the Business Combination for 12 months following Closing (at which point any remaining excess will be distributed to such Owl Rock Equityholders). To the extent that there is a net deficit following such post-Closing true up, the Owl Rock Equityholders are obligated to indemnify Blue Owl for such deficit as further described below under “Indemnification.” The portion of the Owl Rock Cash Consideration that would otherwise be payable to certain holders of Class A Units in Owl Rock Group is subject to offset to account for earnout contributions that are payable by such holders to Owl Rock Group for the benefit of Owl Rock Capital Partners as a result of the transactions contemplated by the Business Combination Agreement, as further described below under “Sources and Uses of Funds for the Business Combination.” In addition, the Owl Rock Cash Consideration is subject to a $10 million 12-month escrow holdback (the “Escrow Amount”). Owl Rock Feeder, which owns 50.1% of the common interests of Owl Rock Capital (but not the FIC Interests) and which is controlled by Owl Rock Group Partners (the investment vehicle for the Owl Rock Principals), has agreed not to be allocated any portion of the Owl Rock Cash Consideration and instead will receive equity consideration in respect of such portion of the Owl Rock Cash Consideration foregone. 100% of the Owl Rock Cash Consideration will be allocated solely among the other Owl Rock Equityholders owning 49.9% of Owl Rock Group (the “Other Owl Rock Capital Equityholders”) without otherwise changing the aggregate cash and equity consideration payable to Owl Rock Equityholders described above.

The Dyal Cash Consideration payable at Closing is subject to adjustment (x) to the extent that the Working Capital of the Dyal business as of Closing is greater than or less than $0.00 (with any excess being an upward adjustment and any deficit being a downward adjustment) and (y) to the extent that the principal amount of assumed indebtedness as of Closing is greater than or less than $0.00 (with any excess being a downward adjustment and any deficit being an upward adjustment), with such adjustments estimated at Closing and then subject to a customary post-Closing true-up mechanism. Notwithstanding the foregoing, any net excess based on the closing estimates does not increase the cash proceeds distributable at Closing, but will only be distributed (if applicable) as set forth in this paragraph following the post-Closing true-up. To the extent that there is a net excess following the post-Closing true up, the excess will be distributed to Neuberger or its designees following such determination. To the extent that there is a net deficit following such post-Closing true up, Neuberger is obligated to indemnify Blue Owl for such deficit as further described below under “Indemnification.” One of the Dyal Equityholders that at Closing will be controlled by one or more of the Dyal Principals has agreed to not to be allocated any Dyal Cash Consideration and instead accept additional Blue Owl Operating Group Units and vote-only shares (with the Dyal Cash Consideration then being reallocated solely to the other Dyal Equityholders and without otherwise changing the total aggregate cash and equity consideration payable to Dyal Equityholders described above).

In addition, the Dyal Cash Consideration is subject to reduction on a dollar-for-dollar basis in respect of any redemptions. In the event the net proceeds from the PIPE Investment are less than $1.5 billion and/or the aggregate transaction expenses exceed $150 million, the first $50 million of such shortfall and/or excess, as the case may be, will be borne by Blue Owl. In excess of $50 million, the Dyal Cash Consideration and Owl Rock Cash Consideration would be reduced on a shared 50% / 50% basis to the extent of such excess. Any such reduction to the Owl Rock Cash Consideration and/or the Dyal Cash Consideration described in this paragraph will result in an equivalent increase to the equity consideration payable to the applicable party. Said differently, the adjustments to Owl Rock Cash Consideration and/or the Dyal Cash Consideration described in this paragraph represent adjustments in the splits between equity and cash consideration paid to the Owl Rock Equityholders and Dyal Equityholders, respectively, but (unlike the adjustments for indebtedness and net working capital) do not represent adjustments to total consideration paid to such constituents.

The Dyal Equityholders will take their continuing equity interests in Blue Owl in the form of Blue Owl Operating Group Units and vote-only shares of Blue Owl. Unless a valid and timely election is made by an Owl Rock Equityholder (each, an “Electing Owl Rock Equityholder”), an Owl Rock Equityholder will receive their continuing equity interests in Blue Owl in the form of Class A common stock. Subject to satisfaction of certain terms and conditions, however, an Electing Owl Rock Equityholder may instead receive their equity interests in the form of Blue Owl Operating Group Units and corresponding vote-only shares of Blue Owl. Owl Rock Feeder has agreed to be an Electing Owl Rock Equityholder, and the vote-only shares of Blue Owl common stock issued to Owl Rock Feeder will be, subject to the following sentence, 40% Class C common stock and 60% Class D common stock (i.e., proportionate to Owl Rock Capital Partners’ ownership of Owl Rock Feeder). Notwithstanding the foregoing, the number of shares of Class D common stock issued to Owl Rock Feeder will be subject to increase (with a share-for-share decrease in the number of shares of Class C common stock issued to Owl Rock Feeder) to the extent necessary to ensure that Owl Rock Capital Partners indirectly controls a majority of the voting interest of all Blue Owl common stock immediately after closing of the Business Combination. Except with respect to Owl Rock Feeder, the vote-only Blue Owl common stock issued to any Electing Owl Rock Equityholder will be Class C common stock. In addition, certain of the Other Owl Rock Group Equityholders who own their interests in Owl Rock Capital through single purpose blockers may elect to utilize a customary blocker merger structure to receive their applicable portion of the cash and Class A common stock to be held directly (rather than through such blocker).

Pursuant to the Business Combination Agreement, certain FIC Assets in the form of cash and cash equivalents may be retained within Owl Rock Group (including through its wholly owned subsidiaries, as applicable) for use to pay transaction expenses and for general corporate purposes. To the extent so retained, cash of Blue Owl GP will be used to pay cash consideration to the holders of “FIC Units” in Owl Rock Group (predominantly Owl Rock Capital Partners, which is held by the Owl Rock Principals).

In addition to the consideration described above, each Owl Rock Equityholder and each Dyal Equityholder will have the right to receive certain payments under the Tax Receivable Agreement (as defined below). In addition, the 100,000,000 Seller Earnout Securities will be issued to the Owl Rock Equityholders and the Dyal Equityholders, as more fully described under the subheading “Earnout” below.

Earnout

In connection with the Closing, 55,000,000 “Seller Earnout Securities” will be issued to the Dyal Equityholders and 45,000,000 Seller Earnout Securities will be issued to the Owl Rock Equityholders. Each Seller Earnout Security will be in the form of either (i) one share of Class E common stock (a “Seller Earnout Share”), in the case of Owl Rock Equityholders who are not Electing Owl Rock Equityholders, or (ii) one Blue Owl Holdings Unit and one Blue Owl Carry Unit (collectively, a “Seller Earnout Unit”), in the case of Dyal Equityholders and Electing Owl Rock Equityholders. One-half of the Seller Earnout Shares will be Series E-1 common stock (“Series E-1 Shares”), and the other half of the Seller Earnout Shares will be Series E-2 common stock (“Series E-2 Shares”). Similarly, one-half of the Seller Earnout Units will be designated as “Series E-1 Units”, and the other half of the Seller Earnout Units issued to each will be designated as “Series E-2 Units”.

The Seller Earnout Securities will be subject to certain restrictions on transfer (including by Exchange, as defined in and pursuant to the Exchange Agreement) and potential forfeiture pending the achievement of the following earnout metrics pursuant to the terms of the Business Combination Agreement, the Proposed Charter and the Blue Owl Limited Partnership Agreements (the achievement of any such metric or the occurrence of any of the following with respect to a Seller Earnout Security, a “Triggering Event”):

A Triggering Event occurs with respect to any Series E-1 Share or Series E-1 Unit upon the first to occur (solely if within 5 years following the Closing) of:

(a)	the volume weighted average price of a share of Class A common stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing; and

(b)

the consideration payable per share of Class A common stock or per Blue Owl Operating Group Unit (as applicable) in connection with a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of the assets of Blue Owl or the Blue Owl Operating Group (as applicable) exceeds $12.50.

A Triggering Event occurs with respect to any Series E-2 Share or Series E-2 Unit upon the first to occur (solely if within 5 years following the Closing) of:

(a)	the volume weighted average price of a share of Class A common stock equals or exceeds $15.00 per share for any 20 consecutive trading days following the Closing; and

(b)

the consideration payable per share of Class A common stock or per Blue Owl Operating Group Unit (as applicable) in connection with a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of the assets of Blue Owl or the Blue Owl Operating Group (as applicable) exceeds $15.00.

If no Triggering Event for the Series E-1 Shares and Series E-1 Units prior to the occurrence of a Triggering Event for the Series E-2 Shares and Series E-2 Units, the Triggering Event for the Series E-2 Shares and Series E-2 Units will also be a Triggering Event for the Series E-1 Shares and Series E-1 Units.

Upon the occurrence of a Triggering Event with respect to a Seller Earnout Security, such Seller Earnout Security will be earned and no longer subject to forfeiture, and no longer subject to transfer restrictions (other than any still-applicable Lock-Up Period, as described below). Further, upon the occurrence of a Triggering Event with respect to a Seller Earnout Share, such share of Class E common stock converts automatically into Class A common stock, and upon the occurrence of a Triggering Event with respect to Seller Earnout Units, shares of Class D common stock (in the case of Owl Rock Principals and Dyal Principals) and shares of Class C common stock (in all other cases) will be issued to the holder thereof.

If a Triggering Event has not occurred with respect to any Seller Earnout Security by the fifth anniversary of the Closing, such Seller Earnout Security shall, automatically and without further action on the part of Blue Owl,

Blue Owl Holdings, Blue Owl Carry or any holder of such security, be transferred to Blue Owl, Blue Owl Holdings or Blue Owl Carry (as applicable) and cancelled for no consideration, and thereafter (i) Blue Owl shall take all necessary action to retire such Seller Earnout Shares that are reacquired by Blue Owl and shall not be disposed of out of treasury or otherwise reissued and (ii) Blue Owl Holdings and Blue Owl Carry shall do the same with respect to Seller Earnout Units.

Representations and Warranties

In General

The parties to the Business Combination Agreement have made customary representations and warranties, regarding aspects of the respective businesses, financial condition and structure of the parties, as well as other facts pertinent to the Business Combination. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

Under the Business Combination Agreement, Neuberger has made representations and warranties regarding the Dyal Business and its transferred companies, including with respect to: organization and authority, enforceability; capitalization; non-contravention; financial statements; absence of undisclosed liabilities; absence of a material adverse effect; absence of certain developments; title to assets; tax matters; material contracts; intellectual property; data security and data privacy; litigation; brokerage; labor matters; employee benefit plans; compliance with laws and permits; anti-bribery and anti-corruption compliance; anti-money laundering and sanctions; custom and trade compliance; real property; environmental matters; affiliate transactions; investment advisory services; insurance; regulatory compliance; the investment company act; information supplied; and sufficiency of assets.

Under the Business Combination Agreement, Neuberger has made representations and warranties regarding Neuberger, including with respect to: organization and authority, enforceability; capitalization; non-contravention; litigation; brokerage; investment intent; compliance with laws; absence of undisclosed agreements; and inspections.

Under the Business Combination Agreement, Neuberger has also made representations and warranties regarding the Dyal Funds including with respect to organization and authority.

Under the Business Combination Agreement, Owl Rock Feeder has made representations and warranties regarding the Owl Rock Business and its transferred companies, including with respect to: organization and authority, enforceability; capitalization; non-contravention; financial statements; absence of undisclosed liabilities; absence of a material adverse effect; absence of certain developments; title to assets; tax matters; material contracts; intellectual property; data security and data privacy; litigation; brokerage; labor matters; employee benefit plans; compliance with laws and permits; anti-bribery and anti-corruption compliance; anti-money laundering and sanctions; custom and trade compliance; real property; environmental matters; affiliate transactions; broker-dealer; investment advisory services; insurance; regulatory compliance; the investment company act; information supplied; and sufficiency of assets.

Under the Business Combination Agreement, Owl Rock Feeder has made representations and warranties regarding Owl Rock Feeder, including with respect to: organization and authority, enforceability; capitalization; non-contravention; litigation; brokerage; investment intent; compliance with laws; absence of undisclosed agreements; and inspections.

Under the Business Combination Agreement, Owl Rock Feeder has also made representations and warranties regarding the Owl Rock Funds, including with respect to organization and authority, and additional representations and warranties regarding the Owl Rock BDCs, including with respect to certain Investment Company Act matters.

Under the Business Combination Agreement, Altimar has made representations and warranties regarding Altimar, including with respect to: organization and authority; enforceability; capitalization; brokerage; the Trust Account; SEC documentation; information supplied; the registration statement; litigation; NYSE listing; investment company matters; non-contravention; business activities; acquisition intent; tax matters; compliance with laws; inspections; subscription agreements; employee matters; assets; title to assets; related person transactions; and absence of undisclosed agreements.

Under the Business Combination Agreement, Owl Rock Capital Partners has made representations and warranties regarding Owl Rock Capital Partners, including with respect to: organization and authority; enforceability; non-contravention; litigation; brokerage; and inspections.

Material Adverse Effect

Material Adverse Effect with respect to the Dyal Business

Under the Business Combination Agreement, in respect of the Dyal Business, a “Diamond Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (x) be materially adverse to the business, assets, properties, financial condition or results of operation of the Dyal Business, taken as a whole, or (y) prevent or materially delay the ability of Neuberger to consummate the transactions contemplated by the Business Combination Agreement; provided that none of the following shall constitute a “Diamond Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Dyal Business operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Dyal Business conducts business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and measures in response thereto), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable law or in interpretations thereof by courts or other governmental entities, in each case, after the date of the Business Combination Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by the Business Combination Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement); (h) actions taken or omitted at the written request of Owl Rock and Altimar, with the prior written consent of Owl Rock and Altimar or any action expressly required by the Business Combination Agreement or any action omitted as a result of requesting a consent required under the Business Combination Agreement from Owl Rock and Altimar if Owl Rock or Altimar denies such consent; or (i) any failure of the Dyal Business to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Dyal Business’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under the Business Combination Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Dyal Business, taken as a whole, relative to other businesses in the industries in which the Dyal Business operates or participates.

Material Adverse Effect with respect to the Owl Rock Business

Under the Business Combination Agreement, in respect of the Owl Rock Business, an “Opal Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (x) be materially adverse to the business, assets, properties, financial condition or results of operation of the Owl Rock Business, taken as a whole, or (y) prevent or materially delay the ability of Owl Rock Capital to consummate the transactions contemplated by the Business Combination Agreement; provided that none of the following shall constitute an “Opal Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Owl Rock Business operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Owl Rock Business conducts business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and measures in response thereto), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable law or in interpretations thereof by courts or other governmental entities, in each case, after the date of the Business Combination Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by the Business Combination Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement); (h) actions taken or omitted at the written request of Neuberger and Altimar, with the prior written consent of Neuberger and Altimar or any action expressly required by the Business Combination Agreement or any action omitted as a result of requesting a consent required under the Business Combination Agreement from Neuberger and Altimar if Neuberger or Altimar denies such consent; or (i) any failure of the Owl Rock Business to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Owl Rock Business’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under the Business Combination Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Owl Rock Business, taken as a whole, relative to other businesses in the industries in which the Owl Rock Business operates or participates.

Material Adverse Effect with respect to Altimar

Under the Business Combination Agreement, in respect of Altimar, a “Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that has had or would be reasonably expected to have a material and adverse effect upon the ability of Altimar to perform its obligations and to consummate the transactions contemplated by the Business Combination Agreement and the Related Agreements, in each case excluding the consummation of any Altimar Share Redemptions (defined as a “Buyer Share Redemption” in the Business Combination Agreement), which shall not be deemed to constitute a Buyer Material Adverse Effect; provided that none of the following shall constitute a “Buyer Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which Altimar operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which Altimar conducts business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and measures in response thereto), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable law or in interpretations thereof by courts or other governmental entities, in each case, after the date of the Business Combination Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by the Business Combination Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement); (h) actions taken or omitted at the written request of Neuberger and Owl Rock or with the prior written consent of Neuberger and Owl Rock or any action expressly required by the Business Combination Agreement; or (i) any failure of Altimar to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of Altimar’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under the Business Combination Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect Altimar, taken as a whole, relative to other businesses in the industries in which Altimar operates or participates.

Closing of the Business Combination

The Closing will take place at 9:00 a.m. eastern time on (a) the 3rd business day after the conditions described below under the subsection entitled “Conditions to the Closing of the Business Combination Agreement” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the parties mutually agree.

Conditions to Closing of the Business Combination Agreement

The consummation of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Business Combination is subject to the satisfaction or, to the extent permitted by law (as applicable), waiver of the following conditions:

(a)

the waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated (which waiting period expired on February 18, 2021);

(b)

required approvals from certain governmental authorities (including the Financial Control Authority of the United Kingdom, the Central Bank of Ireland, the French Autorité des Marchés Financiers, the Monetary Authority of Singapore, the Jersey Financial Services Commission, the Swedish Financial Supervisory Authority, the Commission de Surveillance du Secteur Financier of Luxembourg and the Foreign Investment Review Board of Australia) regarding the change in ownership or control of certain regulated entities shall have been obtained;

(c)	there shall not be any applicable law in effect that makes the consummation of the Business Combination illegal or any order in effect preventing the consummation of the Business Combination;

(d)

the vote of Altimar’s stockholders, to the extent required to approve the Condition Precedent Proposals as determined in accordance with applicable law and Altimar’s Amended and Restated Memorandum and Articles of Association, shall have been obtained;

(e)	reorganizations of certain Owl Rock and Dyal entities and assets being contributed (including by way of merger) to Altimar or its subsidiaries shall have been completed;

(f)

(i) each Key Individual shall not have repudiated his Employment Agreement, described below under the subsection entitled “Employee Matters,” and each such Employment Agreement shall remain in full force and effect and (ii) each Key Individual shall be a full-time employee in good standing of Altimar or one of its subsidiaries, and shall not have given notice of his intent to terminate his employment following the Closing;

(g)

the consent of each Owl Rock BDC, including the boards of directors and stockholders thereof, and certain “Owl Rock Private Funds” (defined as “Opal Private Funds” in the Business Combination Agreement) to the consummation of the Business Combination shall have been obtained;

(h)	the approval of matters related to the Business Combination by the limited partners and/or advisory committees for each of Dyal Funds I-V and the Dyal Financing Fund; and

(i)	the Class A common stock being issued in connection with the Business Combination and the PIPE Investment shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Additional Conditions to the Obligations of Altimar

The obligations of Altimar to complete the Business Combination are also subject to the satisfaction or written waiver of the following conditions:

(a)

the representations and warranties of Neuberger, Owl Rock Feeder and Owl Rock Capital Partners, in most instances disregarding qualifications relating to materiality or material adverse effect, must be true and correct as of the execution of the Business Combination Agreement and as of the Closing as though then made (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have either a Diamond Material Adverse Effect or an Opal Material Adverse Effect (as each is defined in the Business Combination Agreement), respectively, or (ii) in limited cases, in all material respects;

(b)

Neuberger, Owl Rock Group, Owl Rock Feeder and Owl Rock Capital Partners shall not be in material breach as of the Closing of any covenant or agreement contained in the Business Combination Agreement to be performed or complied with by each of them, as applicable, prior to the Closing;

(c)	there shall not have been a Diamond Material Adverse Effect or an Opal Material Adverse Effect since the date of the Business Combination Agreement;

(d)

(i) Neuberger shall have delivered a customary closing certificate certifying, among other things, that the conditions described in clauses (a) and (b) above have been satisfied with respect to Neuberger and the Dyal Business; and (ii) Owl Rock Capital shall have delivered a customary closing certificate certifying, among other things, that the conditions described in clauses (a) and (b) above have been satisfied with respect to Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and the Owl Rock Business; and

(e)

the PIPE Investment provides equity financing to Altimar in an amount not less than $750,000,000 solely for purposes of consummating the Business Combination, and shall have been or will be consummated concurrently with the Closing.

Additional Conditions to the Obligations of Neuberger

The obligation of Neuberger to complete the Business Combination is also subject to the satisfaction or written waiver of the following conditions:

(a)	the Domestication shall have been completed;

(b)

the representations and warranties of Altimar, Owl Rock Feeder and Owl Rock Capital Partners, in most instances disregarding qualifications relating to materiality or material adverse effect, must be true and correct as of the execution of the Business Combination Agreement and as of the Closing as though then made (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect (as defined in the Business Combination Agreement) or an Opal Material Adverse Effect, respectively, or (ii) in limited cases, in all material respects;

(c)

Altimar, Owl Rock Group, Owl Rock Feeder and Owl Rock Capital Partners shall not be in material breach as of the Closing of any covenant or agreement contained in the Business Combination Agreement to be performed or complied with by each of them, as applicable, prior to the Closing;

(d)	there shall not have been a Buyer Material Adverse Effect or an Opal Material Adverse Effect since the date of the Business Combination Agreement;

(e)

(i) Altimar shall have delivered a customary closing certificate certifying, among other things, that the conditions described in clauses (b), (c) and (d) above have been satisfied with respect to Altimar and (ii) Owl Rock Capital shall have delivered a customary closing certificate certifying, among other things, that the conditions described in clauses (b), (c) and (d) above have been satisfied with respect to Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners, the Owl Rock Business and Opal Material Adverse Effect;

(f)

the “Available Closing Date Cash” (defined as the sum of (without duplication) (i) the cash in the Trust Account (net of the aggregate amount required to redeem any Altimar Public Shareholders exercising their respective Redemption Rights) plus (ii) the aggregate net proceeds received from the proposed PIPE Investment) shall not be less than $1,300,000,000; and

(g)	the Proposed Charter shall have been filed with the Secretary of State of the State of Delaware and Altimar shall have adopted the Proposed Bylaws.

Additional Conditions to the Obligations of Owl Rock

The obligations of Owl Rock Group, Owl Rock Feeder and Owl Rock Capital Partners to complete the Business Combination are also subject to the satisfaction or waiver of the following conditions:

(a)	the Domestication shall have been completed;

(b)

the representations and warranties of Altimar and Neuberger, in most instances disregarding qualifications relating to materiality or material adverse effect, must be true and correct as of the execution of the Business Combination Agreement and as of the Closing as though then made (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect or an Opal Material Adverse Effect, respectively, or (ii) in limited cases, in all material respects;

(c)

Altimar and Neuberger shall not be in material breach as of the Closing of any covenant or agreement contained in the Business Combination Agreement to be performed or complied with by each of them, as applicable, prior to the Closing;

(d)	there shall not have been a Buyer Material Adverse Effect or a Diamond Material Adverse Effect since the date of the Business Combination Agreement;

(e)

(i) Altimar shall have delivered a customary closing certificate certifying, among other things, that the conditions described in clauses (b), (c) and (d) above have been satisfied with respect to Altimar and (ii) Neuberger shall have delivered a closing certificate certifying, among other things, that the conditions described in clauses (b), (c) and (d) above have been satisfied with respect to Neuberger, the Dyal Business and Diamond Material Adverse Effect;

(f)	the Available Closing Date Cash shall not be less than $1,300,000,000; and

(g)	the Proposed Charter shall have been filed with the Secretary of State of the State of Delaware and Altimar shall have adopted the Proposed Bylaws.

Covenants Relating to the Conduct of Business; Interim Operations Pending the Closing

Interim Operations of Altimar

Under the Business Combination Agreement, Altimar has made certain covenants with respect to the period from the date of the Business Combination Agreement until the earlier of the Closing or the date the Business Combination Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), including, among others, not to, in each case, without the prior written consent of Neuberger and Owl Rock Group and subject to specified or otherwise scheduled exceptions:

(a)

conduct any activities or enter into any contracts directed toward or in contemplation of an alternative business combination to the Business Combination contemplated by the Business Combination Agreement;

(b)

amend or otherwise modify the Trust Agreement (as defined in the Business Combination Agreement); the Underwriting Agreement, dated as of October 22, 2020, by and between Altimar and Goldman Sachs & Co. LLC, as representative of the underwriters; the Private Placement Warrants Purchase Agreement, dated as of October 22, 2020, by and between Altimar and Sponsor; the Warrant Agreement, dated as of October 22, 2020, by and between Altimar and Continental Stock Transfer & Trust Company, as warrant agent; the Registration and Shareholder Rights Agreement, dated as of October 22, 2020, by and among Altimar, Sponsor and certain equityholders of Altimar; the Letter Agreement, dated as of October 22, 2020, by and among Altimar, the Sponsor and each executive officer and director of Altimar; the Administrative Services Agreement, dated as of October 22, 2020, by and between Altimar and Sponsor; or the Altimar governing documents in any material respect;

(c)	withdraw any of the trust amount, other than as permitted by the Altimar governing documents or the trust agreement;

(d)	make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

(e)	except to the extent required by applicable law, take certain actions with respect to tax matters;

(f)

subject to certain exceptions, sell, issue, redeem, assign, transfer, convey or otherwise dispose of any of its equity securities, other rights or agreements, arrangements or commitments obligating Altimar or Sponsor to issue, deliver or sell any equity securities of Altimar;

(g)	other than the Altimar Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Altimar;

(h)

adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of existing Altimar Class B common stock into shares of existing Altimar Class A common stock pursuant to Altimar governing documents) any of its equity securities;

(i)	reduce the exercise price of any of its existing warrants;

(j)	incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations;

(k)	enter into any material contract, other than as contemplated by the Business Combination Agreement;

(l)	compromise, commence or settle any pending or threatened proceeding subject to certain thresholds and limitations; or

(m)	agree or commit to do any of the foregoing.

Interim Operations of Neuberger

Under the Business Combination Agreement, Neuberger has made certain covenants with respect to the Pre-Closing Period, including, among others, to cause the Dyal Business to be conducted and operated in all material respects in the ordinary course of business, to use commercially reasonable efforts to preserve the Dyal Business and its relationships in all material respects and not to and to cause the “Dyal Transferred Companies” (defined as “Diamond Transferred Companies” in the Business Combination Agreement), not to (in each case, solely to the extent related to the Dyal Business), in each case, without the prior written consent of Altimar and Owl Rock Capital and subject to specified or otherwise scheduled exceptions:

(a)

amend or otherwise modify any of the governing documents of any Dyal Transferred Company in any manner that would be adverse in any material respect to any other party to the Business Combination Agreement, except as otherwise required by law;

(b)	make any material changes to the accounting policies, methods or practices of the Dyal Business, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

(c)

sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of any equity securities of any Dyal Transferred Company or other rights or agreements, arrangements or commitments obligating any Dyal Transferred Company to issue, deliver or sell any equity securities of any Dyal Transferred Company;

(d)

declare, make or pay any non-cash dividend or other non-cash distribution by a Dyal Transferred Company to any equityholder of any Dyal Transferred Company, other than to another Dyal Transferred Company;

(e)	adjust, split, combine or reclassify any equity securities of a Dyal Transferred Company;

(f)

(i) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, (ii) make any advances or capital contributions to, or investments in, any person, other than a Dyal Transferred Company or a Dyal Fund (or any of its subsidiaries) or otherwise in the ordinary course of business, or (iii) amend or modify in any material respect any indebtedness;

(g)	with respect to the Dyal Business, commit to, authorize or enter into any agreement in respect of, any capital expenditure in excess of certain thresholds and subject to other exceptions;

(h)

enter into any contract that would be a “Diamond Material Contract” under the terms of the Business Combination Agreement or any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Diamond Material Contract;

(i)	other than assets acquired in the ordinary course of business, acquire the business, properties or assets, including equity securities, of another person;

(j)

adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization or voluntarily subject to any material lien any of the material rights or material assets owned by, or leased or licensed to, any Dyal Transferred Company or otherwise in respect of the Dyal Business;

(k)	compromise, commence or settle any pending or threatened proceeding subject to certain limitations and thresholds;

(l)	make, increase, accelerate or grant any compensation or benefits to employees above certain thresholds or establish or adopt or materially amend, or terminate any employee benefit plans;

(m)

sell, lease, assign, transfer, convey, license, or otherwise dispose of, create, grant or issue any liens (other than permitted liens), in or on, any material rights or assets owned by, or leased or licensed to, the Dyal Business;

(n)	disclose any trade secrets and any other material confidential information relating to the Dyal Business;

(o)	fail to take any action required to maintain (in all material respects) any material insurance policies of the Neuberger (solely as they relate to the Dyal Business);

(p)	enter into a new line of business within the Dyal Business;

(q)

amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Dyal Business in a manner that would loosen restrictions on monitoring such business, other than in the ordinary course of business to ease administrative burdens or as required by law;

(r)

accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, promote distributions or other amounts payable by a Dyal Fund to Neuberger or its affiliates;

(s)	enter into any agreement that materially limits, curtails or restricts the kinds of businesses which the Dyal Business may conduct or the persons with whom the Dyal Business can compete;

(t)	terminate any client contract of the Dyal Business;

(u)	enter into, renew or modify any Dyal prohibited affiliate transaction;

(v)	except to the extent required by applicable law, take certain actions with respect to tax matters; or

(w)	agree or commit to do any of the foregoing.

Interim Operations of Owl Rock

Under the Business Combination Agreement, Owl Rock Group has made certain covenants with respect to the Pre-Closing Period, including, among others, to cause the Owl Rock Business to be conducted and operated in all material respects in the ordinary course of business, to use commercially reasonable efforts to preserve the Owl Rock Business and its relationships and not to and to cause the “Owl Rock Transferred Companies” (defined as “Opal Transferred Companies” in the Business Combination Agreement), not to, in each case, without the prior written consent of Altimar and Neuberger and subject to specified or otherwise scheduled exceptions:

(a)

amend or otherwise modify any of the governing documents of any Owl Rock Transferred Company in any manner that would be adverse in any material respect to any other party to the Business Combination Agreement, except as otherwise required by law;

(b)

make any material changes to the accounting policies, methods or practices of the Owl Rock Business, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

(c)

sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of any equity securities of any Owl Rock Transferred Company or other rights or agreements, arrangements or commitments obligating any Owl Rock Transferred Company to issue, deliver or sell any equity securities of any Owl Rock Transferred Company;

(d)

declare, make or pay any non-cash dividend or other non-cash distribution by an Owl Rock Transferred Company to any equityholder of any Owl Rock Transferred Company, other than to another Owl Rock Transferred Company;

(e)	adjust, split, combine or reclassify any equity securities of an Owl Rock Transferred Company;

(f)

(i) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, (ii) make any advances or capital contributions to, or investments in, any person, other than an Owl Rock Transferred Company or an Owl Rock Fund (or any of its subsidiaries) or otherwise in the ordinary course of business, or (iii) amend or modify in any material respect any indebtedness;

(g)	with respect to the Owl Rock Business, commit to, authorize or enter into any agreement in respect of, any capital expenditure in excess of certain thresholds and subject to other exceptions;

(h)

enter into any material contract that would be on “Opal Material Contract” in accordance with the terms of the Business Combination Agreement or any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Opal Material Contract;

(i)	other than assets acquired in the ordinary course of business, acquire the business, properties or assets, including equity securities, of another person;

(j)

adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights or material assets owned by, or leased or licensed to, any Owl Rock Transferred Company or otherwise in respect of the Owl Rock Business;

(k)	compromise, commence or settle any pending or threatened proceeding, subject to certain limitations and thresholds;

(l)	make, increase, accelerate or grant any compensation or benefits to employees above certain thresholds or establish or adopt or materially amend, or terminate any employee benefit plans;

(m)

sell, lease, assign, transfer, convey, license or otherwise dispose of, create, grant or issue any liens (other than permitted liens), in or on, any material rights or assets owned by, or leased or licensed to, the Owl Rock Business;

(n)	disclose any trade secrets and any other material confidential information relating to the Owl Rock Business;

(o)	fail to take any action required to maintain any material insurance policies of the Opal Family (as defined in the Business Combination Agreement) (solely as they relate to the Owl Rock Business);

(p)	enter into a new line of business within the Owl Rock Business;

(q)

amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Owl Rock Business in a manner that would loosen restrictions on monitoring such business, other than in the ordinary course of business to ease administrative burdens or as required by law;

(r)

accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, promote distributions or other amounts payable by an Owl Rock Fund to Owl Rock or its affiliates;

(s)	enter into any agreement that materially limits, curtails or restricts the kinds of businesses which any Owl Rock Business may conduct or the persons with whom the Owl Rock Business can compete;

(t)	terminate any client contract of the Owl Rock Business;

(u)	enter into, renew or modify any Owl Rock prohibited affiliate transaction;

(v)	except to the extent required by applicable law, take certain actions with respect to tax matters; or

(w)	agree or commit to do any of the foregoing.

Additional Covenants

Dyal Consents

With respect to each Dyal Fund, Neuberger will use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of the Business Combination Agreement, the requisite consent of the limited partners of each applicable Dyal Fund to the “assignment” (as defined in the Advisers Act), actual legal assignment or continuation of its investment advisory agreement (each, a “Dyal Client Contract”) resulting from the Business Combination in the manner required by the terms of such certain investment advisory agreement and/or applicable law, as further described in the Business Combination Agreement. With respect to each Dyal Fund, receipt of the consent of the requisite percentage of the limited partners and/or advisory boards of such fund to such assignment are conditions to closing under the Business Combination Agreement.

Owl Rock Group and Altimar agree to reasonably cooperate with Neuberger and its affiliates in connection with the obtaining of the foregoing consents and approvals, as well as other consents and approvals, and Neuberger agrees to use commercially reasonable efforts to obtain other contractual consents and approvals required with respect to the Business Combination, but except with respect to the consents and approvals of the limited partners and/or advisory boards of the Dyal Funds, such other consents and approvals are not conditions to Closing.

In addition, the parties to the Business Combination Agreement will use commercially reasonable efforts to (i) cause the assignment of any Dyal Client Contracts to a registered investment adviser of Owl Rock Capital or, if agreed by Owl Rock Capital and Neuberger, to cause a Dyal Transferred Company to obtain registration with the SEC as a registered investment adviser under the Advisers Act and (ii) to register a Dyal Transferred Company with the Commodity Futures Trading Commission as a commodity pool operator or, if determined by the parties in good faith that such registration is no longer necessary, to deregister any Dyal Funds for which Neuberger or an affiliate serves as a registered commodity pool operator, in each case effective at or prior to the Closing.

Owl Rock Consents

With respect to each Owl Rock Private Fund, Owl Rock Group will use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of the Business Combination Agreement, the requisite consent of the limited partners of each such Owl Rock Private Fund to the “assignment” (as defined in the Advisers Act), actual legal assignment or continuation of its investment advisory agreement entered into with certain Owl Rock entities (each, an “Owl Rock Client Contract”) resulting from the consummation of the Business Combination in the manner required by the terms of such Owl Rock Client Contract and/or applicable law, as further described in the Business Combination Agreement.

Owl Rock Feeder and Owl Rock Group will, and will cause their subsidiaries to, use commercially reasonable efforts to obtain, as promptly as practicable following the date of the Business Combination Agreement, the approval of the board of directors of each Owl Rock BDC (each, a “BDC Board”) and the stockholders of each Owl Rock BDC, pursuant to the Investment Company Act applicable thereto, of a new Owl Rock Client Contract for each Owl Rock BDC to be effective as of the Closing, with such agreement containing substantially the same economic terms, and such other terms, taken as a whole, that are substantially similar to such other terms of the existing Owl Rock Client Contract with such Owl Rock BDC and the applicable investment adviser, with the exception of its effective and termination dates.

Receipt of the requisite consents of the limited partners of each Owl Rock Private Fund and the BDC Board and stockholders of each of the Owl Rock BDCs is a condition to Closing of the Business Combination.

With respect to any “Owl Rock SMA Client” (defined as “Opal SMA Client” in the Business Combination Agreement), Owl Rock Group and its affiliates will use their commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of the Business Combination Agreement, the consent of such Owl Rock SMA Client to the “assignment” (as defined in the Advisers Act), actual legal assignment or continuation of its Owl Rock Client Contract resulting from the consummation of the Business Combination in the manner required by the terms of such Owl Rock Client Contract and/or applicable law. Similarly, Owl Rock Capital agrees to use commercially reasonable efforts to obtain other contractual consents and approvals required by the Business Combination.

Neuberger and Altimar will reasonably cooperate with Owl Rock Group and its affiliates in connection with the obtaining of the foregoing consents. Other than the requisite consent of the limited partners of the Owl Rock Private Funds and the board of directors and stockholders of the Owl Rock BDCs, other consents (including those of the Owl Rock SMA Clients) are not conditions to Closing.

Section 15(f)

Prior to the Closing, Owl Rock Group will, and will cause each of its subsidiaries to, use commercially reasonable efforts to ensure that as of the Closing, at least 75% of the members of the BDC Board of each Owl Rock BDC are not “interested persons” (within the meaning of the Investment Company Act) of the respective Owl Rock BDC. From and after the Closing, Blue Owl will, and will cause each of its respective affiliates to (to the extent within its control) conduct their businesses so as to ensure that: (i) for a period of at least three years after the Closing, at least 75% of the members of the BDC Board of each Owl Rock BDC are not (x) “interested persons” (within the meaning of the Investment Company Act) of such Owl Rock BDC after the Closing or (y) “interested persons” (within the meaning of the Investment Company Act) of such Owl Rock BDC immediately prior to the Closing; and (ii) for a period of at least two years after the Closing, there will not be imposed on any Owl Rock BDC an “unfair burden” (as defined in the Investment Company Act) as a result of the Business Combination.

Trust Account

Subject to the satisfaction or waiver of certain conditions set forth in the Business Combination Agreement and provision of notice thereof to the trustee of Altimar’s Trust Account, at the Closing, Altimar will (i) cause the documents, opinions and notices required to be delivered to the trustee pursuant to the Trust Agreement to be so delivered, and (ii) cause the trustee to pay as and when due (x) all amounts payable to Altimar’s stockholders who shall have validly elected to redeem their Class A common shares pursuant to Altimar’s Amended and Restated Memorandum and Articles of Association and (y) all amounts payable pursuant to the Business Combination Agreement.

Certain Regulatory Approvals

The parties will use their commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Business Combination, and to submit promptly any additional information requested by any such governmental authority. The parties will use their commercially reasonable efforts to promptly obtain all authorizations, approvals, clearances, consents, actions or non-actions of any governmental authority in connection with the applicable filings, applications or notifications. Each party will promptly inform the other parties of any material communication between itself or its representatives and any governmental authority regarding the Business Combination. If a party or any of its affiliates receives any request for supplemental information or documentary material from any governmental authority with respect to the Business Combination, then the party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

The consummation of the Business Combination will specifically require the approval from certain governmental authorities (including the Financial Control Authority of the United Kingdom, the Central Bank of

Ireland, the French Autorité des Marchés Financiers, the Monetary Authority of Singapore, the Jersey Financial Services Commission, the Swedish Financial Supervisory Authority, the Commission de Surveillance du Secteur Financier of Luxembourg and the Foreign Investment Review Board of Australia) regarding the change in ownership or control of certain regulated entities. The approvals contemplated by the preceding sentence are conditions to the Closing of the Business Combination. Additionally, each party’s obligation to complete the Business Combination is subject to the waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 having expired or been terminated (which waiting period expired on February 18, 2021).

Owl Rock Capital Partners shall, in consultation with Altimar and Neuberger, prepare and, not later than 30 days after the date of the Business Combination Agreement, file with FINRA and request FINRA “Fast Track” treatment for, the continuing membership agreement covering the change in ownership of Owl Rock Securities in connection with Business Combination (together, the “CMAs”) together with all documents and information required in connection with obtaining FINRA approval on a “Fast Track” basis. Each of the parties will assist Owl Rock Capital Partners and provide all necessary information to counsel for Owl Rock Capital Partners to enable Owl Rock Securities to make and submit such filing, as promptly as practical after the execution of the Business Combination Agreement, in form and substance reasonably satisfactory to Owl Rock Capital Partners, and to obtain FINRA approval of the change in ownership of the Owl Rock Securities. Each of the parties to the Business Combination Agreement will use commercially reasonable efforts to have the CMAs approved by FINRA on a “Fast Track” basis or, if such “Fast Track” basis is not granted, as promptly as practicable. For the avoidance of doubt, the foregoing consent and approval contemplated by this paragraph are not conditions to the Closing.

Transition Services

During the Pre-Closing Period, (i) Neuberger, Owl Rock Group and Altimar will cooperate in good faith to prepare and mutually agree on a customary form of transition services agreement to be executed as of the Closing, covering transition services as mutually agreed to be provided by Neuberger to the Dyal Business and (ii) Neuberger will use commercially reasonable efforts to take such steps as are necessary to prepare to provide the services that would be provided pursuant to such transition services agreement in accordance with all applicable laws.

Revenue Sharing

During the Pre-Closing Period, the relevant parties shall enter into an agreement or arrangement with respect to the revenue associated with the incentive fee attributable to the Dyal Financing Fund.

Other Neuberger Covenants

Neuberger makes certain other covenants in the Business Combination Agreement, including:

(a)

providing Altimar and Owl Rock Group, during the Pre-Closing Period, and Blue Owl, following the Closing, with reasonable access to books and records and to furnish financial and operating information as may be reasonably requested, in each case, solely to the extent related to the Dyal Business;

(b)	complying with the provisions set forth in certain confidentiality agreements to which it is a party, as if such provisions were set forth in the Business Combination Agreement;

(c)	during the Pre-Closing Period, notifying Owl Rock Group and Altimar of any developments which would cause or would reasonably be expected to result in a failure of a Closing condition to be satisfied;

(d)	during the Pre-Closing Period, making public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings;

(e)	during the Pre-Closing Period, using reasonable efforts to cause certain employees to be employed by a Dyal Transferred Company effective no later than the Closing;

(f)	refraining from soliciting the employment of certain Blue Owl personnel from signing until five years post-Closing, subject to certain exceptions and limitations; and

(g)

ceasing all existing discussions or negotiations with any person with respect to any alternative acquisition and refraining from entering into new negotiation or discussions for alternative acquisitions.

Other Owl Rock Covenants

Owl Rock Group and Owl Rock Feeder make certain other covenants in the Business Combination Agreement, including:

(a)

providing Altimar and Neuberger, during the Pre-Closing Period, and the Company following the Closing with reasonable access to books and records of the Owl Rock Business and to furnish financial and operating information as may be reasonably requested, in each case, solely to the extent related to the Owl Rock Business;

(b)	complying with the provisions set forth in certain confidentiality agreements to which it is a party, as if such provisions were set forth in the Business Combination Agreement;

(c)	during the Pre-Closing Period, notifying Neuberger and Altimar of any developments which would cause or would reasonably be expected to result in a failure of a Closing condition to be satisfied;

(d)	during the Pre-Closing Period, making public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings;

(e)	during the Pre-Closing Period, causing all Owl Rock Capital employees as of such time to be employed by an Owl Rock Transferred Company effective no later than the Closing; and

(f)	ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refrain from entering into new negotiation or discussions for alternative acquisitions.

Other Altimar Covenants

Altimar makes certain other covenants in the Business Combination Agreement, including:

(a)

during the Pre-Closing Period, Altimar will use commercially reasonable efforts to remain listed as a public company on and to ensure that its existing units, Class B ordinary shares and warrants remain (and all Altimar Class A common stock being issued in connection with the PIPE Investment or otherwise under the Business Combination Agreement become) listed on and tradable over, the NYSE;

(b)	complying with the provisions set forth in certain confidentiality agreements to which it is a party, as if such provisions were set forth in the Business Combination Agreement;

(c)	during the Pre-Closing Period, notifying Neuberger and Owl Rock of any developments which would cause or would reasonably be expected to result in a failure of a closing condition to be satisfied;

(d)	during the Pre-Closing Period, making public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings;

(e)

maintaining indemnification post-Closing for current and former directors and officers of Owl Rock and Dyal, and obtaining a six-year run-off director and officer insurance policy for pre-Closing officers and directors of Owl Rock, Dyal and Altimar and their subsidiaries;

(f)	refraining from soliciting the employment of certain Neuberger personnel from signing until five years post-Closing, subject to certain exceptions and limitations; and

(g)

ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refraining from entering into new negotiation or discussions for alternative acquisitions.

Termination

The Business Combination Agreement may be terminated by Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Neuberger under certain circumstances, including, among others, (i) by mutual written consent of Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Altimar, (ii) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar by written notice to such other party if any applicable law is in effect making the consummation of the transactions contemplated by the Business Combination Agreement illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar by written notice to such other parties if the Closing has not occurred on or before September 23, 2021 (the “Outside Date”); provided that, if (A) a proceeding by Neuberger or Owl Rock Capital, Owl Rock Feeder or Owl Rock Capital Partners against Altimar for a material uncured breach of the Business Combination Agreement is commenced or pending on or prior to such date, the Outside Date for consummating the Business Combination will automatically be extended until the earlier of (x) 30 days following the date on which a final non-appealable order has been issued in such proceeding, and (y) December 23, 2021); or (B) the Altimar stockholder meeting is adjourned or postponed to a date on or after September 23, 2021, then the Outside Date for consummating the Business Combination will automatically be extended until three business days following the date on which the Altimar stockholder meeting is held; provided, further, that the right to terminate the Business Combination Agreement under this clause (iii) is not available to any party that has materially breached any of its representations, warranties, covenants or agreements and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before the Outside Date; (iv) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar for material uncured breach by other parties to the Business Combination Agreement (subject to notice and an opportunity to cure, if curable); and (v) by Neuberger, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners or Altimar if Altimar has not obtained the required approval of its shareholders.

Indemnification

The representations and warranties made by each of the parties to the Business Combination Agreement do not survive the Closing, and there is no associated indemnification from any party for a breach of any of its representations and warranties. The foregoing does not limit the remedies of the parties to the Business Combination Agreement for knowing and intentional fraud in the making of representations and warranties in the Business Combination Agreement.

The covenants and agreements made by each of the parties that are to be performed prior to or at the Closing do not survive the Closing, and there is no associated indemnification from any party for a breach of any of such covenants or agreements. The covenants and agreements made by each of the parties that are to be performed following the Closing survive the Closing in accordance with their terms, until fully performed. While there is no associated indemnification for breaches of such covenants, each party retains all rights and remedies available at law or in equity for any such breach, including specific performance.

The Business Combination Agreement provides that, subject to certain specifically identified exceptions, Blue Owl or its applicable subsidiary will assume or be responsible for all liabilities (whether arising before or after Closing) relating to the Dyal Business and the Owl Rock Business, and from and after the Closing, Blue Owl and its subsidiaries are obligated to indemnify (x) Neuberger and certain Neuberger-related persons, in their capacity as such, in respect of any liabilities (whether arising before or after the Closing) relating to the Dyal Business, and (y) Owl Rock Capital Partners, Owl Rock Feeder and certain Owl Rock-related persons, in their capacity as such, in respect of any liabilities (whether arising before or after the Closing) relating to the Owl Rock Business.

Following the Closing, Neuberger is obligated to indemnify Blue Owl and its controlled affiliates and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such, (the “Blue Owl Indemnified Persons”) in respect of (i) certain specifically agreed retained liabilities related to certain excluded assets, (ii) any deficit resulting from the purchase price adjustments to the Dyal Cash Consideration described above in “Consideration to be Received in the Business Combination,” or (iii) income taxes attributable to the Dyal Business for any period prior to the Closing and other taxes resulting from the Dyal reorganization or with respect to Neuberger’s businesses other than Dyal. The indemnities described in clause (i) of the prior sentence are not time limited or subject to any caps, baskets or deductibles; the indemnities described in clauses (ii) and (iii) of the prior sentence are not time limited or subject to any caps, deductibles or baskets; however, (A) for the first 12 months following Closing, to the extent Neuberger’s indemnification obligations in respect of the matters described in clauses (ii) or (iii) exceed $20.04 million, Neuberger’s obligations are limited to 50.1% of any applicable losses in excess of such amount, and (B) following the 12-month anniversary of the Closing, Neuberger’s obligations in respect of the matters described in clauses (ii) and (iii) are limited to 50.1% of any applicable losses.

Following the Closing, Owl Rock Capital Partners is obligated to indemnify the Blue Owl Indemnified Persons in respect of certain specifically agreed retained liabilities, including in respect of certain non-operational assets held by Owl Rock Group prior to the Closing for the benefit of Owl Rock Capital Partners (which assets are not included in the Owl Rock Business). Such indemnities are not time limited or subject to any caps, baskets or deductibles.

Following the Closing, Owl Rock Feeder is obligated to indemnify the Blue Owl Indemnified Persons for 50.1% of, and the Other Owl Rock Group Equityholders are severally obligated to indemnify the Blue Owl Indemnified Persons for their respective pro rata portion of 49.9% of, (i) any deficit resulting from the purchase price adjustments to the Owl Rock Cash Consideration described above in “Consideration to be Received in the Business Combination,” and (ii) taxes arising out of the Opal reorganization and income taxes attributable to the Owl Rock Business for any period prior to the Closing. Such indemnities are not time limited or subject to caps, baskets or deductibles; however, any such indemnity will first be satisfied by any excess resulting from the purchase price adjustments to the Owl Rock Cash Consideration described above in “Consideration to be Received in the Business Combination,” and second by cash payment from Owl Rock Feeder (in respect of its 50.1% portion of any applicable losses) and from a $10 million third party escrow account funded at the Closing on behalf of the Other Owl Rock Group Equityholders (in respect of their 49.9% portion). Any remaining excess or escrow amounts will be released upon the 12-month anniversary of the Closing (other than in respect of bona fide claims for indemnification properly asserted but not yet resolved as of such date), and the Other Owl Rock Capital Equityholders are not required to make any out-of-pocket cash payments in respect of such indemnities.

Fees and Expenses

If the Closing occurs, Blue Owl is responsible for all of the parties’ respective transaction expenses in connection with the consummation of the Business Combination, including brokers’ or finders’ fees, deferred financing fees, fees and expenses of legal counsel, financial advisors, accounts and other professional advisors, and all costs and expenses payable to third parties (other than any party to the Business Combination Agreement or their respective employees or consultants) that are triggered or become due or payable as a result of the Business Combination. There is no adjustment to any party’s aggregate consideration as a result of transaction expenses, including if such transaction expenses exceed any budgeted amount; however, the aggregate cash consideration is subject to reduction (with corresponding increases to the applicable equity considerations) in certain circumstances where transaction expenses exceed $150 million.

Amendment

The Business Combination Agreement may only be amended, modified or supplemented by the written agreement of all of the parties.

Governing Law; Jurisdiction

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Certain Engagements in Connection with the Business Combination and Related Transactions

Each of Goldman Sachs & Co. LLC (“Goldman”) and J.P. Morgan Securities LLC (“JP Morgan”) is acting as Altimar’s joint placement agent in connection with the PIPE Investment; each of Perella Weinberg Partners LP, Goldman, and Bank of America Securities, Inc. (in each case or its affiliate) is acting as financial advisor to Owl Rock in connection with the Business Combination; JP Morgan is acting as financial advisor to Altimar in connection with the Business Combination; Goldman or its affiliate has acted as underwriter to Altimar in connection with Altimar’s initial public offering; Ardea Partners LP (“Ardea”) is acting as financial advisor to Neuberger in connection with the Business Combination; Citigroup Global Markets Inc. (or its affiliates) (“Citigroup”), UBS Securities LLC (or its affiliates) (“UBS”), and Morgan Stanley & Co. LLC (or its affiliates) (“Morgan Stanley”) are acting as advisors to Neuberger; and Evercore Group LLC (“Evercore”) is acting as financial advisor to Dyal. In connection with such engagements, Goldman, JP Morgan, Perella Weinberg Partners LP, Bank of America Securities, Inc., Ardea, Citigroup, UBS, Morgan Stanley and Evercore, as applicable (or their respective affiliates), will receive fees and expense reimbursements customary for a PIPE transaction and business combination (in each case subject to the terms and conditions of their respective engagement letters). In addition, Goldman has served in various commercial roles for Owl Rock, its affiliates and certain funds and business development companies that Owl Rock and its affiliates advise, and has received customary compensation in connection therewith.

Employee Matters

Simultaneously with execution of the Business Combination Agreement, Blue Owl entered into an employment and restrictive covenant agreement with each of the Key Individuals, as defined below, to be effective as of the Closing and null and void if the Business Combination Agreement is terminated for any reason (each, an “Employment Agreement”). The term of each Employment Agreement is perpetual until terminated in accordance with its terms. Each Key Individual has the right to terminate his employment voluntarily at any time, subject to minimum notice requirements, but Blue Owl may only terminate such Key Individual’s employment for cause (i.e., as required by a final, non-appealable court order or the conviction of (or plea of no contest to) any felony) or by reason of the Key Individual’s death or disability.

Each Key Individual is entitled during his employment to a base salary of $500,000, additional compensation, paid quarterly, in an amount equal to 1.33% of the management fee and certain other revenues of Blue Owl (subject to downward adjustment and, in certain circumstances, approval rights in each case as set forth in the Investor Rights Agreement) less the Key Individual’s base salary (subject to a 10% holdback and an annual true-up following receipt of audited Blue Owl financials), and to participate in Blue Owl’s employee benefit plans, as in effect from time to time.

Each Employment Agreement requires the Key Individual to protect the confidential information of Blue Owl both during and after employment. In addition, during the Key Individual’s employment and (i) until two years after the Key Individual’s employment terminates (such Key Individual’s “Termination Date”), such Key

Individual is required to refrain from soliciting employees under the circumstances specified therein, (ii) until one year after the Key Individual’s Termination Date, such Key Individual is required to refrain from soliciting Blue Owl’s clients under the circumstances specified therein and (iii) until five years after the Key Individual’s Termination Date (the “Restricted Period”), such Key Individual is required to refrain from interfering with Blue Owl’s relationships with investors and from competing with (a) a business line of Blue Owl’s as of the Key Individual’s Termination Date or (b) a business line planned, as of the Key Individual’s Termination Date, to be implemented within the 12-month period following such Termination Date.

Under the Employment Agreements, Blue Owl may terminate each Key Individual’s employment solely for cause or by reason of his death or disability (as such terms are defined in his Employment Agreement). Furthermore, (i) if Blue Owl terminates such Key Individual’s employment for cause or such Key Individual’s employment is terminated by reason of death or disability, or if such Key Individual terminates employment voluntarily, such Key Individual will be paid accrued but unpaid salary through the date of termination and (ii) if the Key Individual’s employment is terminated for any reason, such Key Individual shall be entitled to an annual amount of 1.33% of annual management fee revenues of Blue Owl during the Restricted Period, but such entitlement does not apply in the case of a termination of such Key Individual’s employment (a) for cause or (b) as a result of voluntary departure by such Key Individual prior to the fifth anniversary of the Closing. The continued compensation described in clause (ii) in the preceding sentence is subject to the Key Individual’s execution and delivery to Blue Owl of a general release of claims and continued compliance with his covenants not to compete with Blue Owl and its affiliates during the Restricted Period.

Related Agreements

Subscription Agreements

In connection with entering into the Business Combination Agreement, Altimar, Owl Rock Group and Neuberger entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to consummate the PIPE Investment. The Subscription Agreements contain customary representations, warranties, covenants and agreements of Altimar and the PIPE Investors, and are subject to customary closing conditions (including, without limitation, that there is no amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE Investor) and termination rights (including a termination right if the transaction contemplated by the Subscription Agreement has not been consummated by October 23, 2021, other than as a result of breach by the terminating party).

Forfeiture and Support Agreement.

Pursuant to the Forfeiture and Support Agreement, Sponsor, agreed, among other things, (i) effective upon the Closing, (x) as holder of a majority of the Class B ordinary prior to the Domestication and a majority of the shares of Class F common stock which will be outstanding as a result of the Domestication, to waive the anti-dilution adjustments set forth in Altimar existing Memorandum and Articles of Association and which will be set forth in Altimar’s Certificate of Incorporation in connection with the Business Combination and (y) to forfeit and surrender for no additional consideration 2,289,375 of the 6,675,000 shares of Class A common stock which would be received by Sponsor upon the automatic conversion of its shares of Class F common stock upon the Closing, and (ii) prior to the consummation of the Business Combination or the termination of the Business Combination Agreement (x) to refrain from taking (and not cause Altimar to take) any action the effect of which would be to cause Altimar to breach its exclusivity obligations set forth in Section 10.21(b) of the Business Combination Agreement, (y) to vote or cause to be voted, all of the Altimar shares beneficially owned by Sponsor, at every meeting of the shareholders of Altimar at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by the Board in connection with the Business Combination), (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination, and (C) an amendment of Altimar’s governing documents to extend the Outside Date for consummating the Business Combination, if applicable; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Altimar under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Altimar, or (II) the issuance or acquisition of shares of capital stock or other Altimar equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to impede the fulfillment of Altimar’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of Altimar’s shares. In addition, Sponsor and each of Altimar’s independent directors, in their capacity as holders of Altimar Class B ordinary shares, have also agreed (i) prior to the consummation of the Business Combination or the termination of the Business Combination Agreement, not to transfer any of their Class B ordinary shares (or shares of Class F common stock received in the Domestication), and in the case of Sponsor, its warrants to acquire Class A ordinary shares, except to certain permitted transferees that agree to be bound by the terms of the Forfeiture and Support Agreement, and (ii) at the Closing, to execute and deliver the Investor Rights Agreement.

Tax Receivable Agreement

In addition, in connection with the Closing, Blue Owl, Blue Owl GP and the Blue Owl Operating Group Entities will enter into the Tax Receivable Agreement with the Dyal Equityholders, the Owl Rock Equityholders and certain other parties thereto. Pursuant to the Tax Receivable Agreement, Blue Owl GP will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis of the assets of the Blue Owl Operating Group entities related to the payment of the cash or stock consideration pursuant to the Business Combination Agreement and any exchange of Blue Owl Operating Group Units for shares of Class A common stock or Class B common stock or cash in the future, certain other tax attributes of the Blue Owl Operating Group entities, the Blue Owl GP, or the corporations acquired from certain Owl Rock Equityholders in the transaction, and certain tax benefits related to entering into the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the recipients’ continued ownership of Blue Owl GP or the Blue Owl Operating Group Entities.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless (i) Blue Owl GP exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of the agreed payments remaining to be made under the agreement, (ii) there is a change of control or (iii) Blue Owl GP breaches any of the material obligations of the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if Blue Owl GP had exercised its right to terminate the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon a change of control, Blue Owl GP’s obligations under the Tax Receivable Agreement will be accelerated based on certain assumptions, including that Blue Owl GP will have a sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Investor Rights Agreement

At the Closing, Blue Owl, Sponsor, the Altimar Founders, certain of the Owl Rock Equityholders and the Dyal Equityholders and certain other parties thereto will enter into the Investor Rights Agreement.

The Investor Rights Agreement provides for an initial nine-person board of directors, consisting of (i) three individuals to be designated by the Owl Rock Principals, which initially will include Doug Ostrover, Marc Lipschultz and one other individual to be designated by the Owl Rock Principals, (ii) two individuals designated by the Dyal Principals, which will initially include Michael Rees and Sean Ward, (iii) one individual designated by Neuberger and (iv) three independent directors selected by a majority of Doug Ostrover, Marc Lipschultz and Michael Rees (the “Key Individuals”). Neuberger has certain continued nomination rights for one director while they maintain in excess of certain ownership percentages, as determined in accordance with the Investor Rights Agreement, and the Owl Rock Principals and Dyal Principals have severally agreed on an individual basis with Blue Owl to take actions to approve such nominations. Blue Owl expects to qualify as, and intends to elect to be treated as, a controlled company within the meaning of the NYSE rules at the Closing, and has agreed to certain covenants in accordance therewith.

The Investor Rights Agreement also provides for the establishment of an “Executive Committee” consisting initially of the Owl Rock Principals and Dyal Principals that will be delegated day-to-day management of Blue Owl and its subsidiaries, subject to certain limitations (including as noted below). Certain actions of the Executive Committee require the unanimous consent of the Key Individuals.

The Investor Rights Agreement provides that certain material actions of Blue Owl and/or its subsidiaries require approval of its Board, the Executive Committee and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger.

The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by Blue Owl, Blue Owl Holdings, Blue Owl Carry and their subsidiaries, subject to certain exceptions, such as for equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.

The parties to the Investor Rights Agreement have agreed (subject to exceptions for permitted transfers) to a contractual lock-up on the sale of Blue Owl common stock and Blue Owl Operating Group Units as follows (as applicable, a “Lock-Up Period”): (i) in the case of Owl Rock Principals and Dyal Principals, 24 months from Closing; (ii) in the case of the Sponsor and the Altimar Founders, 12 months from Closing; and (iii) in the case of all other parties thereto, six months from the Closing. Notwithstanding the foregoing, 40% of the equity issued to Owl Rock Feeder, which is attributable to a person other than the Owl Rock Principals, will be released from the lock-up six months from Closing. The Seller Earnout Shares and the Seller Earnout Units received by the parties thereto are also subject to lock-up until the later of the date the holder thereof is otherwise subject to a lock-up with respect to its other equity securities and the date such shares or units have vested, as described above.

Under the terms of the Investor Rights Agreement, Blue Owl, Blue Owl Holdings and Blue Owl Carry grant the Owl Rock Equityholders and the Dyal Equityholders certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the Altimar Founders certain customary shelf and piggyback registration rights. Blue Owl is required to file within 45 days of the Closing a shelf registration statement registering the public resale of the shares of common stock of Blue Owl (“Shelf Registration Statement”), and to cause the Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the 10th business day after the date that Blue Owl is notified (orally or in writing, whichever is earlier) by the SEC that it will not review the Shelf Registration Statement.

Exchange Agreement

At the Closing, Blue Owl, Blue Owl Holdings, Blue Owl Carry and Blue Owl GP will enter into an exchange agreement (the “Exchange Agreement”) with the holders of Blue Owl Operating Group Units providing that such holders, subject to any applicable transfer restrictions (including restrictions on Seller Earnout Securities and applicable Lock-Up Periods), may (subject to the terms of the Exchange Agreement)

exchange an equal number of Blue Owl Operating Group Units and cancel an equal number of shares of Class C common stock or Class D common stock, as applicable, for an equal number of shares of Class A common stock or Class B common stock, as applicable, or cash (collectively, an “Exchange”). Under certain circumstances, an exchange committee to be established by Blue Owl GP may elect on behalf of Blue Owl Holdings and Blue Owl Carry to pay holders of Blue Owl Operating Group Units a cash payment in lieu of delivery of Class A common stock or Class B common stock described in the foregoing sentence, with such cash payment equal to the five-day volume weighted average price of shares of Class A common stock immediately prior to the applicable exchange date. A holder must exchange at least 10,000 Blue Owl Operating Group Units in each Exchange, unless such holder owns a lesser amount of such units and is exchanging all of the Blue Owl Operating Group Units held by them at such time.

The Exchange Agreement contains restrictions on the timing and amount of Exchanges of the Blue Owl Operating Group Units that are intended to prevent either of the Blue Owl Operating Group entities from being treated as a “publicly traded partnership” for U.S. federal income tax purposes; such restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Group entities is treated as a “publicly traded partnership” for U.S. federal income tax purposes.

Blue Owl Limited Partnership Agreements

In connection with the Closing, Blue Owl Holdings and Blue Owl Carry will each enter into their respective Blue Owl Limited Partnership Agreements, which will, among other things, permit the issuance and ownership of Blue Owl Holdings Units and Blue Owl Carry Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit Blue Owl GP as the general partner of Blue Owl Holdings and Blue Owl Carry, and otherwise amend and restate the rights and preferences of the Blue Owl Holdings Units and the Blue Owl Carry Units set forth therein. A portion of the Blue Owl Operating Group Units will be Seller Earnout Units, as further described under the subheading “Earnout” above.

Subject to certain limitations, Blue Owl GP, as the general partner of each of the Blue Owl Operating Group entities, will have the sole authority to manage the Blue Owl Operating Group entities in accordance with the Blue Owl Limited Partnership Agreements and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its stockholders pursuant to the Proposed Charter, the Investor Rights Agreement or any agreement binding on Blue Owl.

Each of the Blue Owl Operating Group entities is expected to have an identical number of Blue Owl Operating Group Units outstanding which are held, in each such entity and in the same proportion, by the same persons. Further, subject to certain exceptions and limitations, the Blue Owl Limited Partnership Agreements permit the applicable Blue Owl Operating Group entity, Blue Owl GP and Blue Owl to undertake all actions necessary to maintain the one-to-one ratios between (i) the number of units in each of the applicable Blue Owl Operating Group entities held by Blue Owl GP and the number of shares of Class A common stock and Class B common stock of Blue Owl issued and outstanding and (ii) the number of Blue Owl Holdings Units, the number of Blue Owl Carry Units and the number of shares of Class C common stock or Class D common stock of Blue Owl, as applicable, held by any person.

Pursuant to the Blue Owl Limited Partnership Agreements, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of the Blue Owl Operating Group entities (including to Blue Owl GP, with respect to its economic general partner interest in the Blue Owl Operating Group entities) and the amount of any such distributions, provided that (i) any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Blue Owl Operating Group Units and (ii) any distribution (other than a “tax distribution” described below) otherwise payable with respect to a Seller Earnout Unit for which a Triggering Event has not yet occurred will be held back and reserved by the applicable Blue Owl Operating Group entity.

If a Triggering Event occurs with respect to a Seller Earnout Unit with an amount reserved pursuant to the preceding sentence, such reserved amount will be paid to the holder of such Seller Earnout Unit. If a Triggering Event has not occurred with respect to a Seller Earnout Unit prior to the fifth anniversary of the Closing, then (i) the cumulative amount of distributions reserved for such Seller Earnout Unit (if any) will be released back to the applicable Blue Owl Operating Group entity and (ii) such Seller Earnout Unit will be forfeited and cancelled for no consideration.

The Blue Owl Limited Partnership Agreements provide for mandatory “tax distributions” to the partners of the Blue Owl Operating Group entities if the taxable income of the relevant Blue Owl Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.

Blue Owl Operating Group Units will be subject to a post-Closing “Lock-Up Period,” during which such units cannot be transferred (including by way of Exchange), other than to certain permitted transferees under certain conditions. The Lock-Up Period for Blue Owl Operating Group Units held by the Owl Rock Principals and the Dyal Principals will be the period ending on the 24 month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). The Lock-Up Period for Blue Owl Operating Group Units held by all other Sellers (as defined in the Business Combination Agreement) will be period ending on the six month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). Subject to the aforementioned restrictions during the applicable Lock-Up Period, the Blue Owl Operating Group Units may be Exchanged by the holder for shares of Class A common stock or Class B common stock, as described under the subsection entitled “Exchange Agreement” above.

The Blue Owl Limited Partnership Agreements also provide Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters and the right to receive information with respect to the Blue Owl Operating Group entities, as is more fully described under the subsection entitled “Investor Rights Agreement” above.

THE EXTRAORDINARY GENERAL MEETING

General

Altimar is furnishing this proxy statement/prospectus to Altimar’s shareholders as part of the solicitation of proxies by Altimar’s board of directors for use at the Special Meeting to be held on                , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Altimar’s shareholders on or about                , 2021 in connection with the vote on the Shareholder Proposals. This proxy statement/ prospectus provides Altimar’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on                , 2021, at                a.m., Eastern Time, at                     . In light of the novel coronavirus pandemic and to support the well-being of Altimar’s shareholders, directors and officers, Altimar encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/altimarspac/sm2021. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing 1-877-770-3647.

Purpose of the Special Meeting

At the Special Meeting, Altimar is asking holders of ordinary shares to:

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consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law and adopt the Business Combination Agreement, dated as of December 23, 2020, as amended from time to time, by and among Altimar, Owl Rock Capital Group LLC (“Owl Rock Group”), Owl Rock Capital Feeder LLC (“Owl Rock Feeder”), Owl Rock Capital Partners LP (“Owl Rock Capital Partners”) and Neuberger Berman Group LLC (“Neuberger”) and the transactions contemplated thereby. Upon consummation of the transactions contemplated by the Business Combination Agreement, including the Domestication, the businesses of Owl Rock and Dyal described in the following sentence will be held by two newly organized Delaware limited partnerships, Blue Owl Capital Holdings LP (“Blue Owl Holdings”) and Blue Owl Capital Carry LP (“Blue Owl Carry”), of which a newly formed wholly owned subsidiary of Blue Owl, Blue Owl Capital GP LLC (“Blue Owl GP”), will be the sole general partner. Pursuant to the Business Combination Agreement, among other things, (a) Blue Owl Holdings will acquire (i) Owl Rock’s business and operations (the “Owl Rock Business”) of sponsoring, offering and managing all existing and future Owl Rock funds and (ii) the Dyal Capital Partners division of Neuberger (“Dyal”), including the business and operations related to sponsoring, offering and managing the existing and future Dyal funds and any successor fund thereof and Dyal’s business services platform (collectively, the “Dyal Business”) (subject to, in each case, interests representing Specified Interests), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein; and (b) Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts to be acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl will not acquire any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary-transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund (we refer to this proposal as the “Business Combination Proposal”);

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consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Business Combination Proposal is approved and adopted, the change of Altimar’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and such proposal, the “Domestication Proposal”);

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approve and adopt by special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Blue Owl, the post-Domestication company, which, if approved, would take effect at the time of the Domestication (we refer to this proposal as the “Organizational Documents Proposal”);

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approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as eight sub-proposals (which proposals we refer to, collectively, as the “Advisory Charter Proposals”):

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to increase the authorized share capital from 555,000,000 shares divided into 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preferred shares, par value $0.0001 per share (“preferred shares”), to authorized capital stock of 4,906,875,000 shares, consisting of (i) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) 350,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), (iii) 1,500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock”), (iv) 350,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D common stock”), (v) 100,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E common stock”), which shall consist of two series: (A) 50,000,000 shares of “Series E-1 common stock” and (B) 50,000,000 shares of “Series E-2 common stock”, (vi) 6,875,000 shares of Class F common stock, par value $0.0001 per share (“Class F common stock” and, together with the Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, the “common stock”) and (vii) 100,000,000 shares of preferred stock;

•

to provide that the Proposed Charter may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, except that:

•

amendment to the limitation on additional issuances of Class B common stock requires the affirmative vote of the holders of shares of issued and outstanding Class A common stock and Class C common stock, voting together as a single class, and

•

amendment to the limitation on additional issuances of Class E common stock or Class F common stock requires the affirmative vote of the holders of shares of issued and outstanding Class A common stock and Class C common stock, voting together as a single class.

•

to provide for (i) the election of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, (ii) the filling of newly-created directorships or any vacancy on the board of directors by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and (iii) the removal of directors only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;

•	to elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware;

•

to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

•

to provide that (i) each holder of record of Class A common stock and Class C common stock and Class F common stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, and (ii) (a) solely with respect to any matter on which holders of Class B common stock are voting separately as a class or series, holders of record of Class B common stock shall be entitled to one vote for each share of Class B common stock issued and outstanding, (b) solely with respect to each matter on which holders of Class D common stock are voting separately as a class or series, each holder of record of Class D common stock shall be entitled to one vote for each share of Class D common stock issued and outstanding and (c) until such time as Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum (collectively, the “Owl Rock Principals”), and Michael Rees, Sean Ward and Andrew Laurino (collectively, the “Dyal Principals”), and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with respect to each matter on which stockholders are voting generally, each holder of record of Class B common stock and Class D common stock shall be entitled to a number of votes per share equal to the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A common stock and Class C common stock issued and outstanding and (y) the total voting power of all shares of preferred stock issued and outstanding by (2) 10% multiplied by (B) 90%. To the extent that any matter is submitted to a vote of each of Class B common stock or Class D common stock, voting separately as a series or class, and stockholders generally, each share of Class B common stock or Class D common stock shall be entitled to the voting power in clause (ii)(a) or (ii)(b), as applicable, with respect to the separate class or series vote and the voting power in clause (ii)(c) with respect to the vote of stockholders generally;

•

to provide that (i) except to the extent described below with respect to the Class E common stock, each holder of record of Class A common stock, Class B common stock, Class E common stock and Class F common stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the board of directors, (ii) each holder of record of Class C common stock and Class D common stock shall not be entitled to receive dividends and other distributions except for par value distributions in connection with a liquidation, and (iii) each holder of record of Class E common stock shall not be entitled to receive dividends and other distributions, except if, at the time the board of directors declares a dividend or other distribution on the outstanding shares of Class A common stock, any shares of Class E common stock remain issued and outstanding, then, the board of directors shall at such time declare a dividend on the outstanding shares of Class E common stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the board of directors in respect of Class A common stock (the “Class E Dividend Amount”). If, as of the applicable Specified Payment Date (as defined in the Proposed Charter), shares of Class E common stock that were outstanding as of the applicable Specified Record Date (as defined in the Proposed Charter) have been converted into shares of Class A common stock in accordance with the terms of the Proposed Charter, then Altimar shall pay the Class E Dividend Amount on the Specified Payment Date to the holders of such shares of Class E common stock as of the Specified Record Date. With respect to any shares of Class E common stock that remain outstanding as of the applicable Specified Payment Date, Altimar shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E common stock, set aside or reserve for payment an amount equal to such Class E Dividend Amount in respect of each such outstanding share of Class E common stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event (as defined in the Proposed Charter) with respect to such shares; provided, however, that if a Triggering Event does not occur with respect to any shares of Class E common stock prior to the Earnout Termination Date (as defined in the Proposed Charter), any amounts in the Reserve Amount with respect to such shares shall automatically be released to Altimar, the right to receive the Class E Dividend Amount in respect of any share of Class E common stock for which a Triggering Event has not occurred as of the such time shall be deemed to have expired, and the holders of Class E common stock for which a Triggering Event has not occurred as of the such time shall have no entitlement to receive the Class E Dividend Amount;

•

to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that Altimar have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.

•

consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”) (including any rules applicable to a “change of control”), the issuance of shares of Class A common stock to the PIPE Investors pursuant to Subscription Agreements (as defined below) (we refer to this proposal as the “Stock Issuance Proposal”);

•

consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE (including any rules applicable to a “change of control”), the issuance of shares of Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Blue Owl Operating Units pursuant to the Exchange Agreement and (iii) upon the conversion, in accordance with our Proposed Charter, of any such common stock issued pursuant to (i) or (ii) (we refer to this proposal as the “Business Combination Issuance Proposal”);

•

consider and vote upon a proposal to approve by ordinary resolution, assuming the Stock Issuance Proposal and the Business Combination Issuance Proposal are approved and adopted, the 2021 Omnibus Plan, a copy of which is attached to this proxy statement/prospectus as Annex I (we refer to this proposal as the “Equity Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Business Combination Issuance Proposal, the “Condition Precedent Proposals”); and

•

consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Recommendation of Altimar’s Board of Directors

The Board has unanimously determined that the Business Combination Proposal is in the best interests of Altimar and its shareholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals,

“FOR” the Stock Issuance Proposal, “FOR” the Business Combination Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of Altimar’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Altimar and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Altimar Directors and Officers in the Business Combination” for a further discussion.

Record Date; Who Is Entitled to Vote

Altimar has fixed the close of business on March 11, 2021, as the “record date” for determining Altimar shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on March 11, 2021, there were 34,375,000 ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the general meeting.

In connection with our initial public offering, our initial shareholders (consisting of our Sponsor) and our independent directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the Business Combination Proposal and we also expect them to vote their shares in favor of all other Shareholder Proposals. As of the date hereof, our Sponsor owns 20% of our total outstanding ordinary shares.

Quorum

The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the general meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Altimar but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Domestication Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by our public shareholders.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by Altimar’s Public Shareholders.

The approval of any of the Advisory Charter Proposals is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Altimar is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Altimar or the Altimar Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Stock Issuance Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Domestication Proposal and the Business Combination Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by our public shareholders.

The approval of the Business Combination Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Business Combination Issuance Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Equity Incentive Plan Proposal. Therefore, if any of those proposals are not approved, the Business Combination Issuance Proposal will have no effect, even if approved by our public shareholders.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other proposal.

In each case, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your ordinary shares at the Special Meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Business Combination Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Altimar can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an Altimar shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Altimar’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 456-3463, or banks and brokers can call collect at (212) 750-5833.

Redemption Rights

Public Shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any Public Shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Altimar’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to                a.m., Eastern Time, on                , 2021, (a) submit a written request to the transfer agent that Blue Owl redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the

DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

An Altimar shareholder may not withdraw a redemption request once submitted to Altimar unless the Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Altimar to permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Altimar’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Altimar will promptly return any shares previously delivered by public holders.

The closing price of ordinary shares on                             , 2021, was $            . Prior to exercising redemption rights, shareholders should verify the market price of ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Altimar cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares that you will hold upon the Domestication, no later than the close of the vote on the Business Combination Proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to      on                , 2021, and the Business Combination is consummated.

In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination, Public Shareholders must properly exercise their right to redeem the public shares that you will hold upon the Domestication no later than the close of the vote on the Business Combination Proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to                 a.m., Eastern Time on                , 2021. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of Article 49.3 of the Amended and Restated Memorandum and Articles of Association of Altimar and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the business combination, Blue Owl shall pay Public Shareholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither Altimar shareholders nor Altimar warrant holders have appraisal rights in connection with the business combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation Costs

Altimar is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Altimar and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Altimar will bear the cost of the solicitation.

Altimar has hired Innisfree to assist in the proxy solicitation process. Altimar will pay that firm a fee of up to $30,000 plus disbursements. Such fee will be paid with non-Trust Account funds.

Altimar will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Altimar will reimburse them for their reasonable expenses.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Altimar special meeting, please contact Innisfree, Altimar’s proxy solicitor for the Altimar special meeting, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (877) 456-3463

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Holders of Altimar ordinary shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Altimar shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, substantially in the form attached as Annex C to this proxy statement/prospectus. Please see the sections entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Altimar may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of December 23, 2020, as amended from time to time (in the form attached to the proxy statement/prospectus as Annex C), by and among the Company, Owl Rock Capital Group LLC (“Owl Rock Group”), Owl Rock Capital Feeder LLC (“Owl Rock Feeder”), Owl Rock Capital Partners LP (“Owl Rock Capital Partners”) and Neuberger Berman Group LLC (“Neuberger”), and the transactions contemplated thereby, including: (a) upon consummation of the transactions contemplated by the Business Combination Agreement, that the businesses of Owl Rock and Dyal described in the following sentence will be held by two newly organized Delaware limited partnerships, Blue Owl Capital Holdings LP (“Blue Owl Holdings”) and Blue Owl Capital Carry LP (“Blue Owl Carry”), of which a newly formed wholly owned subsidiary of Blue Owl (as defined in the proxy statement/ prospectus), Blue Owl Capital GP LLC and operations (“Blue Owl GP”), will be the sole general partner, (b) Blue Owl Holdings will acquire (i) Owl Rock’s business (the “Owl Rock Business”) of sponsoring, offering and managing all existing and future Owl Rock funds and (ii) the Dyal Capital Partners division of Neuberger (“Dyal”), including the business and operations related to sponsoring, offering and managing the Dyal funds and any successor fund thereof and Dyal’s business services platform (collectively, the “Dyal Business”) (subject to, in each case, interests representing Specified Interests (as defined in the proxy statement/prospectus)), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein; and (c) Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs (as defined in the proxy statement/prospectus) are being contributed to Blue Owl Holdings as described above be confirmed, ratified and approved in all respects.”

Interests of Altimar Directors and Officers in the Business Combination

In considering the recommendation of the Board of Altimar to vote in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that certain members of the Board and officers of Altimar and the Sponsor, including its directors and officers, have interests in such proposals that are different from, or in addition to, those of Altimar’s shareholders generally. In particular:

•	If Altimar does not consummate a business combination by October 27, 2022 (unless such date is extended in accordance with the Amended and Restated Memorandum and Articles of Association), it

would cease all operations except for the purpose of winding up, redeeming all of the outstanding Class A ordinary shares for cash and, subject to the approval of its remaining shareholders and the Board, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,875,500 Class B ordinary shares would be worthless because following the redemption of the Class A ordinary shares, Altimar would likely have few, if any, net assets and because the holders of our Class B ordinary shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.001 per share. The 4,585,625 shares of Class A common stock that the existing holders of Class B ordinary shares will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $     based upon the closing price of $     per share of public share on the NYSE on                     , the most recent closing price. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

•

Sponsor purchased 5,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, and such private placement warrants will expire and be worthless if a business combination is not consummated within 24 months of the consummation of the IPO (unless such date is extended in accordance with the Existing Organizational Documents).

•

Altimar’s existing directors and officers will be eligible for continued indemnification and continued coverage under Altimar’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to Altimar if and to the extent any claims by a vendor for services rendered or products sold to Altimar, or a prospective target business with which Altimar has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of Altimar’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Altimar from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Altimar fails to consummate a business combination within the required period, Sponsor and Altimar’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•

Under the terms of the Investor Rights Agreement, Blue Owl, Blue Owl Holdings and Blue Owl Carry grant the Owl Rock Equityholders and the Dyal Equityholders certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the Altimar Founders certain customary shelf and piggyback registration rights.

Vote Required for Approval

This Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The Sponsor and Altimar’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Business Combination Proposal. See “The Business Combination Agreement — Related Agreements — Forfeiture and Support Agreement” for more information.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Altimar is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the Board has unanimously approved a change of Altimar’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). To effect the Domestication, Altimar will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate Domestication with the Secretary of State of the State of Delaware, under which Altimar will be domesticated and continue as a Delaware corporation. On the effective date of the domestication, (a) each outstanding Class A ordinary share will automatically convert into one share of Blue Owl Class A common stock of Blue Owl, (b) each outstanding Class B ordinary share will automatically convert into one share of Blue Owl Class F common stock and (c) the outstanding warrants to purchase Class A ordinary shares will automatically become exercisable for shares of Blue Owl Class A common stock. The terms of the Class F common stock will be substantially identical to the terms of the Class B ordinary shares. In addition, our outstanding units will become units of Blue Owl and, at a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit (each of which will consist of one share of Blue Owl Class A common stock and one-third of one warrant to purchase one share of Blue Owl Class A common stock) will be separated into its component common stock and warrant.

The Domestication Proposal, if approved, will approve a change of Altimar’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Altimar is currently governed by the Cayman Islands Companies Act, upon Domestication, Altimar will be governed by the Delaware General Corporation Law (the “DGCL”). We urge shareholders to carefully consult the information set out below under “The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Altimar will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace our current Amended and Restated Memorandum and Articles of Association under the Cayman Islands law (the “Existing Organizational Documents”) with a new certificate of incorporation and bylaws of Blue Owl under the DGCL (the “Proposed Organizational Documents”). The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out below under “The Organizational Documents Proposal,” the Existing Organizational Documents of Altimar, attached hereto as Annex H and the Proposed Organizational Documents of Altimar, attached hereto as Annex A and Annex B.

Reasons for the Domestication

Our Board believes that there are significant advantages to Altimar that will arise as a result of a change of domicile to Delaware. Further, our Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Altimar and its shareholders, including:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and over 67% of all Fortune 500 companies are incorporated in Delaware.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to Altimar, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Altimar’s shareholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. Altimar’s incorporation in Delaware may make Altimar more attractive to future candidates for our Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable Blue Owl, following completion of the Business Combination, to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Anticipated Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Altimar as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of Altimar immediately following the Domestication will be the same as those of Altimar immediately prior to the Domestication.

Comparison of Corporate Governance and Shareholders

Altimar is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and Altimar’s Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Blue Owl, your rights will differ in some regards as compared to when you were a shareholder of Altimar.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Altimar and Blue Owl according to applicable law and/or the organizational documents of Altimar and Blue Owl. You also should review the Proposed Organizational Documents attached hereto as Annex A and Annex B to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Altimar and Blue Owl.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

	Delaware	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 3E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders,	Liability of directors may be eliminated, except with regard to their own fraud or willful default.

Delaware	Cayman Islands
except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of Altimar Acquisition Corporation and be registered by way of continuation as a corporation in the State of Delaware, and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Blue Owl Capital Inc.”

Vote Required for Approval

If the Business Combination Proposal is not approved, the Domestication Proposal will not be presented at the Special Meeting. The approval of Domestication Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

The Business Combination is conditioned upon the approval of the Domestication Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Domestication Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal and the Domestication Proposal are approved, then Altimar is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Business Combination Proposal or the Domestication Proposal is not approved, then neither the Business Combination nor the Domestication will be consummated.

If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex A and Annex B, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by Blue Owl. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by Altimar’s shareholders.

All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Organizational Documents Proposal

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the Section “The Advisory Charter Proposals.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Blue Owl (annexed to the proxy statement/prospectus as Annex A and Annex B), be approved as the certificate of incorporation and bylaws, respectively, of Blue Owl, effective upon the effectiveness of the Domestication.”

Vote Required for Approval

If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the Special Meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the special meeting.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY CHARTER PROPOSALS

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, Altimar is requesting that our stockholders vote upon, on a non-binding advisory basis, the Advisory Charter Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law or Cayman Islands law separate and apart from the Organizational Documents Proposal. However, the stockholder vote regarding each of the Advisory Charter Proposals is an advisory vote, and is not binding on the Company or our Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, Altimar intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B.

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Proposal 4A)	Our Existing Organizational Documents authorized 555,000,000 shares, consisting of (a) 500,000,000 Class A ordinary shares, (b) 50,000,000 Class B ordinary shares and (c) 5,000,000 preference shares.	The Proposed Organizational documents authorize 4,906,875,000 shares, consisting of (i) 100,000,000 shares of preferred stock, (ii) 2,500,000,000 shares of Class A common stock (iii) 350,000,000 shares of Class B common stock, (iv) 1,500,000,000 shares of Class C common stock, (v) 350,000,000 shares of Class D common stock, (vi) 100,000,000 shares of Class E common stock, which shall consist of (A) 50,000,000 shares of Series E-1 common stock and (B) 50,000,000 shares of Series E-2 common stock and (vii) 6,875,000 shares of Class F common stock.

Amendments (Proposal 4B)	Our Existing Organizational Documents provide that the provisions of the Existing Organizational Documents may be amended to change Altimar’s name, alter or add to the articles of association, alter or add to the memorandum with respect to any objects, power or other matters specified therein, and reduce Altimar’s share capital or any capital redemption reserve fund.	The Proposed Organizational Documents would provide that the Proposed Charter may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

	Existing Organizational Documents	Proposed Organizational Documents

Director Election, Vacancies and Removal (Proposal 4C)	Our Existing Organizational Documents provide that, prior to the closing of a business combination, holders of the Class B ordinary shares have the exclusive right to elect any director and holders of Class A ordinary shares have no right to vote on the election or removal of any director. Following the closing of a business combination, directors may be elected by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock. Our Existing Organizational Documents provide that newly-created directorships or any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Prior to the closing of a business combination, holders of the Class B ordinary shares have the exclusive right to remove any director and holders of Class A ordinary shares have no right to vote on the election or removal of any director. Following the closing of a business combination, directors may be removed by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock.	Our Proposed Organizational Documents provide that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, voting together as a single class. Our Proposed Charter provides that newly-created directorships or any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Our Proposed Organizational Documents provide that any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of Blue Owl common stock entitled to vote generally in the election of directors, voting together as a single class.

DGCL Section 203 and Business Combinations (Proposal 4D)		Our Proposed Organizational Documents provide that we are not subject to Section 203 of the DGCL

Forum Selection (Proposal 4E)	Our Existing Organizational Documents do not contain an exclusive forum provision.	The Proposed Charter provides that the Delaware Court of Chancery, or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the

	Existing Organizational Documents	Proposed Organizational Documents
exclusive forum for certain actions and claims.

Voting Rights (Proposal 4F)	Our Existing Organizational Documents provide that each holder of record of Class A ordinary shares and Class B ordinary shares shall be entitled to one vote per share on all matters which shareholders are entitled to vote.	The Proposed Charter provides that (i) each holder of record of Class A common stock, Class C common stock and Class F common stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, (ii) no holder of record of Class E common stock, as such, shall be entitled to any vote on which stockholders are entitled to vote, except as required by law, and (iii) (a) solely with respect to any matter on which holders of Class B common stock are voting separately as a class or series, holders of record of Class B common stock shall be entitled to one vote for each share of Class B common stock issued and outstanding, (b) solely with respect to each matter on which holders of Class D common stock are voting separately as a class or series, each holder of record of Class D common stock shall be entitled to one vote for each share of Class D common stock issued and outstanding and (c) with respect to each matter on which stockholders are voting generally, each holder of record of Class B common stock and Class D common stock shall be entitled to a number of votes per share equal to (i) (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A common stock and Class C common stock issued and outstanding and (y) the total voting power of all shares of preferred stock issued and outstanding by (2) 10%; multiplied by (B) 90%, divided by (ii) the total number of issued and outstanding shares of Class B common stock and Class D common stock. To the extent that

	Existing Organizational Documents	Proposed Organizational Documents
any matter is submitted to a vote of each of Class B common stock or Class D common stock, voting separately as a series or class, and stockholders generally, each share of Class B common stock or Class D common stock shall be entitled to the voting power in clause (iii)(a) or (iii)(b), as applicable, with respect to the separate class or series vote and the voting power in clause (iii)(c) with respect to the vote of stockholders generally. The Class E common stock is non-voting except as required by law.

Dividends and Distributions (Proposal 4G)	Our Existing Organizational Documents provide that all dividends and other distributions shall be paid according to the par value of the shares held be each shareholder.	The Proposed Organizational Documents provide that (i) each holder of record of Class A common stock, Class B common stock and Class F common stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the Board, (ii) each holder of record of Class C common stock and Class D common stock shall not be entitled to receive dividends and other distributions, other than their respective par values in connection with the dissolution, liquidation, winding up or sales of all or substantially all of the Company, and (iii) each holder of record of Class E common stock shall not be entitled to receive dividends and other distributions, except if, at the time the Board declares a dividend or other distribution on the outstanding shares of Class A common stock, any shares of Class E Common Stock remain issued and outstanding, then, the Board shall at such time declare a dividend on the outstanding shares of Class E common stock in the form of the right to receive an amount per share equal to the Class E

Existing Organizational Documents	Proposed Organizational Documents
Dividend Amount (as defined in the Proposed Charter). If, as of the applicable Specified Payment Date (as defined in the Proposed Charter), shares of Class E common stock that were outstanding as of the applicable Specified Record Date (as defined in the Proposed Charter) have been converted into shares of Class A common stock in accordance with the terms of the Proposed Charter, then the Company shall pay the Class E Dividend Amount on the applicable Specified Payment Date to the holders of such shares of Class E common stock as of the applicable Specified Record Date. With respect to any shares of Class E common stock that remain outstanding as of the applicable Specified Payment Date, the Company shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E common stock, set aside or reserve for payment the amount otherwise payable to such holder (as defined in the Proposed Charter), which shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event (as defined in the Proposed Charter) with respect to such shares; provided, however, that if a Triggering Event does not occur with respect to any shares of Class E common stock prior to the Earnout Termination Date (as defined in the Proposed Charter), any such amounts otherwise payable with respect to such shares shall automatically be released to the Company, the right to receive the Class E Dividend Amount in respect of any shares of Class E common stock for which a Triggering Event has not occurred as of the such time shall be deemed to have expired, and the holders of Class E common

	Existing Organizational Documents	Proposed Organizational Documents
stock for which a Triggering Event has not occurred as of the such time shall have no entitlement to receive the Class E Dividend Amount.

Removal of Blank Check Company Provisions (Proposal 4H)	Our Existing Organizational Documents contain various provisions applicable only to blank check companies.	The Proposed Organizational Documents will not include these provisions applicable only to blank check companies, including the provisions requiring that Altimar have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.

Reasons for the Advisory Charter Proposals

(i)	Authorized Shares (Proposal 4A)

Our Existing Organizational Documents authorized 555,000,000 shares, consisting of (a) 500,000,000 Class A ordinary shares, (b) 50,000,000 Class B ordinary shares and (c) 5,000,000 preference shares. Proposal 4A increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

(ii)	Amendments to the Organizational Documents (Proposal 4B)

The Existing Organizational Documents provide that certain amendments may only be made pursuant to a special resolution under Cayman Islands law, which would require the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote on the amendment, vote on such amendment, including amendments to (i) change Altimar’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, power or other matters specified therein, and (iv) reduce Altimar’s share capital or any capital redemption reserve fund. The Proposed Organizational Documents allow for amendments by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The Board believes that the majority vote contemplated by Proposal 4B is more appropriate for a public operating company with sponsor investors and, in making such determination has considered (among other things) the fact that the Principals will hold 90% of the voting power prior to the Sunset Date.

(iii)	Director Election, Director Vacancies and Removal (Proposal 4C)

At present, our Existing Organizational Documents provide that, prior to the closing of a business combination, holders of the Class B ordinary shares have the exclusive right to elect any director and holders of

Class A ordinary shares have no right to vote on the election of any director, and, following the closing of a business combination, directors may be elected by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock. Our Existing Organizational Documents also provide that newly-created directorships or any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Our Existing Organizational Documents further provide that, prior to the closing of a business combination, holders of the Class B ordinary shares have the exclusive right to remove any director and holders of Class A ordinary shares have no right to vote on the removal of any director, and, following the closing of a business combination, directors may be removed by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock. Proposal 4C provides that the Proposed Organizational Documents will permit for the election of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proposal 4C also provides that newly-created directorships or any vacancy on the Board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum or by the sole remaining director. With respect to removal of directors, Proposal 3C provides that any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of Blue Owl common stock entitled to vote generally in the election of directors, voting together as a single class.

(iv)	DGCL Section 203 and Business Combinations (Proposal 4D)

Under our Existing Organizational Documents, Altimar is not governed by Section 203 of the DGCL. Proposal 4D provides that Altimar shall not be governed by Section 203 of the DGCL. We believe that the election not to be governed by Section 203 of the DGCL provides Altimar with increased flexibility as to future, potentially value creating, transactions.

(v)	Forum Selection (Proposal 4E)

Our Existing Organizational Documents do not contain an exclusive forum provision. Proposal 4E provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. This amendment is intended to assist Altimar in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that Altimar intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and Altimar with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make Altimar’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, we believe that Altimar should retain the ability to consent to an alternative forum on a case-by-case basis where Altimar determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

(vi)	Voting Rights (Proposal 4F)

Our Existing Organizational Documents provide that each holder of record of Class A ordinary shares and Class B ordinary shares shall be entitled to one vote per share on all matters which shareholders are entitled to vote. Proposal 4F provides that (i) each holder of record of Class A common stock, Class C common stock and Class F common stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, (ii) no holder of record of Class E common stock, as such, shall be entitled to any vote on which stockholders are entitled to vote, except as required by law, and (iii) (a) solely with respect to any matter on which holders of Class B common stock are voting separately as a class or series, holders of record of Class B common stock shall be entitled to one vote for each share of Class B common stock issued and outstanding, (b) solely with respect to each matter on which holders of Class D common stock are voting separately as a class or series, each holder of record of Class D common stock shall be entitled to one vote for each share of Class D common stock issued and outstanding, and (c) with respect to each matter on which stockholders are voting generally, each holder of record of Class B common stock and Class D common stock shall be entitled to a number of votes per share equal to (i) the total number of issued and outstanding shares of Class B common stock and Class D common stock divided by (ii) (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A common stock and Class C common stock issued and outstanding and (y) the total voting power of all shares of preferred stock issued and outstanding by (2) 10%; multiplied by (B) 90%, divided by the total number of issued and outstanding shares of Class B and Class D common stock. To the extent that any matter is submitted to a vote of each of Class B common stock or Class D common stock, voting separately as a series or class, and stockholders generally, each share of Class B common stock or Class D common stock shall be entitled to the voting power in clause (iii)(a) or (iii)(b), as applicable, with respect to the separate class or series vote and the voting power in clause (iii)(c) with respect to the vote of stockholders generally. The Class E common Stock is non-voting except as required by law. We believe that Altimar’s success rests on the ability to undertake a long-term view and our leadership team’s controlling interest will enhance Altimar’s ability to focus on long-term value creation and help insulate Altimar from short-term outside influences. Our leadership team’s voting control also provides Altimar with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining its control.

(vii)	Dividends and Distributions (Proposal 4G)

Our Existing Organizational Documents provide that all dividends and other distributions shall be paid according to the par value of the shares held be each shareholder. Proposal 4G provides that (i) each holder of record of Class A common stock, Class B common stock and Class F common stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the Board, (ii) each holder of record of Class C common stock and Class D common stock shall not be entitled to receive dividends and other distributions, other than their respective par values in connection with the dissolution, liquidation, winding up or sales of all or substantially all of the Company, and (iii) each holder of record of Class E common stock shall not be entitled to receive dividends and other distributions, except if, at the time the Board declares a dividend or other distribution on the outstanding shares of Class A common stock, any shares of Class E Common Stock remain issued and outstanding, then, the Board shall at such time declare a dividend on the outstanding shares of Class E common stock in the form of the right to receive an amount per share equal to the Class E Dividend Amount (as defined in the Proposed Charter). If, as of the applicable Specified Payment Date (as defined in the Proposed Charter), shares of Class E common stock that were outstanding as of the applicable Specified Record Date (as defined in the Proposed Charter) have been converted into shares of Class A common stock in accordance with the terms of the Proposed Charter, then the Company shall pay the Class E Dividend Amount on the applicable Specified Payment Date to the holders of such shares of Class E common stock as of the applicable Specified Record Date. With respect to any shares of Class E common stock that remain outstanding as of the applicable Specified Payment Date, the Company shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E common stock, set aside or reserve for payment the Reserve Amount (as defined in the Proposed Charter), which shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event (as defined in the Proposed Charter) with respect to such shares; provided, however, that if a Triggering Event does not occur with respect to any shares of Class E common stock prior to the Earnout Termination Date (as defined in the Proposed Charter), any Reserve Amount with respect to such shares shall automatically be released to the Company, the right to receive the Class E Dividend Amount in respect of any share of Class E common stock for which a Triggering Event has not occurred as of the such time shall be deemed to have expired, and the holders of Class E common stock for which a Triggering Event has not occurred as of the such time shall have no entitlement to receive the Class E Dividend Amount. We believe that Altimar’s success rests on the ability to undertake a long-term view and our leadership team’s controlling interest will enhance Altimar’s ability to focus on long-term value creation and help insulate Altimar from short-term outside influences.

(viii)	Removal of Blank Check Company Provisions (Proposal 4H)

Our Existing Organizational Documents contain various provisions applicable only to blank check companies. Proposal 4H eliminates certain provisions related to our status as a blank check company, including the provisions requiring that Altimar have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Altimar and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for Altimar following the Business Combination. In addition, certain other provisions in our Existing Organizational Documents require that proceeds from Altimar’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Anti-Takeover Effects of the Proposed Organizational Documents and Certain Provisions of Delaware Law

The Proposed Organizational Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire Altimar. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Altimar by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders. See “Description of Blue Owl’s Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law and our Proposed Charter and Proposed Bylaws” for more information.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to increase the authorized share capital from 555,000,000 shares divided into 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preferred shares, par value $0.0001 per share, to authorized capital stock of 4,906,875,000 shares, consisting of (i) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) 350,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), (iii) 1,500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock”), (iv) 350,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D common stock”), (v) 100,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E common stock”), which shall consist of two series: (A) 50,000,000 shares of “Series E-1 common stock” and (B) 50,000,000 shares of “Series E-2 common stock”, (vi) 6,875,000 shares of Class F common stock, par value $0.0001 per share (“Class F common stock” and, together with the Class A common stock, Class B common stock, Class C common stock, Class D common stock and Class E common stock, the “common stock”) and (vii) 100,000,000 shares of preferred stock.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to provide that the Proposed Charter may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, except that:

(a) amendment to the limitation on additional issuances of Class B common stock requires the affirmative vote of the holders of shares of issued and outstanding Class A common stock and Class C common stock, voting together as a single class, and

(b) amendment to the limitation on additional issuances of Class E common stock or Class F common stock requires the affirmative vote of the holders of shares of issued and outstanding Class A common stock and Class C common stock, voting together as a single class.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to provide for (i) the election of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, (ii) the filling of newly-created directorships or any vacancy on the board of directors by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and (iii) the removal of directors only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to provide that (i) each holder of record of Class A common stock and Class C common stock and Class F common stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, and (ii) (a) solely with respect to any matter on which holders of Class B common stock are voting separately as a class or series, holders of record of Class B common stock shall be entitled to one vote for each share of Class B common stock issued and outstanding, (b) solely with respect to each matter on which holders of Class D common stock are voting separately as a class or series, each holder of record of Class D common stock shall be entitled to one vote for each share of Class D common stock issued and outstanding and (c) until such time as Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum (collectively, the “Owl Rock Principals”), and Michael Rees, Sean Ward and Andrew Laurino (collectively, the “Dyal Principals”), and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (as defined in the proxy statement/prospectus), with respect to each matter on which stockholders are voting generally, each holder of record of Class B common stock and Class D common stock shall be entitled to a number of votes per share equal to the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A common stock and Class C common stock issued and outstanding and (y) the total voting power of all shares of preferred stock issued and outstanding by (2) 10% multiplied by (B) 90%. To the extent that any matter is submitted to a vote of each of Class B common stock or Class D common stock, voting separately as a series or class, and stockholders generally, each share of Class B common stock or Class D common stock shall be entitled to the voting power in clause (ii)(a) or (ii)(b), as applicable, with respect to the separate class or series vote and the voting power in clause (ii)(c) with respect to the vote of stockholders generally.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to provide that (i) except to the extent described below with respect to the Class E common stock, each holder of record of Class A common stock, Class B common stock, Class E common stock and Class F common stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the board of directors, (ii) each holder of record of Class C common stock and Class D common stock shall not be entitled to receive dividends and other distributions except for par value distributions in connection with a liquidation, and (iii) each holder of record of Class E common stock shall not be entitled to receive dividends and other distributions, except if, at the time the board of directors declares a dividend or other distribution on the outstanding shares of Class A common stock, any shares of Class E common stock remain issued and outstanding, then, the board of directors shall at such time declare a dividend on the outstanding shares of Class E common stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the board of directors in respect of Class A common stock (the “Class E Dividend Amount”). If, as of the applicable Specified Payment Date (as defined in the Proposed Charter), shares of Class E common stock that were outstanding as of the applicable Specified Record Date (as defined in the Proposed Charter) have been converted into shares of Class A common stock in accordance with the terms of the Proposed Charter, then Altimar shall pay the Class E Dividend Amount on the Specified Payment Date to the holders of such shares of Class E common stock as of the Specified Record Date. With respect to any shares of Class E common stock that remain outstanding as of the applicable Specified Payment Date, Altimar shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E common stock, set aside or reserve for payment an amount equal to such Class E Dividend Amount in respect of each such outstanding share of Class E common stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event (as defined in the Proposed Charter) with respect to such shares; provided, however, that if a Triggering Event does not occur with respect to any shares of Class E common stock prior to the Earnout Termination Date (as defined in the Proposed Charter), any amounts in the Reserve Amount with respect to such shares shall automatically be released to Altimar, the right to receive the Class E Dividend Amount in respect of any share of Class E common stock for which a Triggering Event has not occurred as of the such time shall be deemed to have expired, and the holders of Class E common stock for which a Triggering Event has not occurred as of the such time shall have no entitlement to receive the Class E Dividend Amount.”

“RESOLVED, as a special resolution, that, on a non-binding advisory basis, to eliminate various provisions in the Existing Organizational Documents (as defined in the proxy statement/prospectus) applicable only to blank check companies, including the provisions requiring that Altimar have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.”

Vote Required for Approval

The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on Altimar or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, Altimar intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 5 — THE STOCK ISSUANCE PROPOSAL

In connection with entering into the Business Combination Agreement, Altimar, Owl Rock and Neuberger entered into the Subscription Agreements, each dated as of December 23, 2020, with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to the PIPE Investment. The Subscription Agreements contain customary representations, warranties, covenants and agreements of Altimar and the PIPE Investors and are subject to customary closing conditions (including, without limitation, that there is no amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE Investor) and termination rights (including a termination right if the transaction contemplated by the Subscription Agreement has not been consummated by October 23, 2021, other than as a result of breach by the terminating party).

Why Altimar Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (unless one or more exceptions in Rule 312.03 of NYSE Listed Company Manual apply), (a) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance or such shares have voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance, (b) if such issuance is to a Related Party (as defined in Rule 312.03 of the NYSE Listed Company Manual) and the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance, or (c) if such issuance will result in a change of control of the issuer. The maximum aggregate number of shares of Company Class A common stock issuable pursuant to the Subscription Agreements represents greater than 20% of the number of shares of Company Class A common stock outstanding before such issuance and will have voting power equal to or in excess of 20 percent of voting power outstanding before the issuance. In addition, given the aggregate number of shares issuable pursuant to the Subscription Agreements immediately prior to consummation of the Business Combination, such issuance may be deemed to constitute a change of control of Altimar. Moreover, to the extent that one or more of the PIPE Investors is a Related Party of Altimar, such issuance may require shareholder approval under Rule 312.03 of the NYSE Listed Company Manual. As a result, shareholder approval of the issuance of shares of Company Class A common stock issuable pursuant to the Subscription Agreements is being sought under the NYSE regulations.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable NYSE listing rules, the issuance of shares of Class A common stock of the Company to the PIPE Investors pursuant to the Subscription Agreements be confirmed, ratified and approved in all respects.”

Vote Required for Approval

If any of the Business Combination Proposal the Domestication Proposal or the Organizational Documents Proposal is not approved, the Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the votes cast by the Altimar shareholders present in person or represented by proxy at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Stock Issuance Proposal.

The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.

The Sponsor and Altimar’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Stock Issuance Proposal. See “The Business Combination Agreement — Related Agreements — Forfeiture and Support Agreement” for more information.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

PROPOSAL NO. 6 — THE BUSINESS COMBINATION ISSUANCE PROPOSAL

In connection with the Business Combination, we intend to effect (i) the issuance of shares of Class A common stock to Owl Rock Equityholders that either (A) do not make an election to receive Blue Owl Operating Group Units in lieu of Class A common stock or (B) elect to sell their blocker corporations to Blue Owl GP in the Business Combination, (ii) the issuance of shares of Class C common stock and Class D common stock to (A) the Owl Rock Equityholders that make elections to receive Blue Owl Operating Group Units in lieu of Class A common stock and (B) the Dyal Equityholders, and (iii) the issuance of shares of Class E common stock to Owl Rock Equityholders that either (A) do not make an election to receive Blue Owl Operating Group Units in lieu of Class A common stock or (B) elect to sell their blocker corporations to Blue Owl GP in the Business Combination, in each case in accordance with the Business Combination Agreement. Furthermore, in connection with the exchange of Blue Owl Operating Units and Class C common stock or Class D common stock, as applicable, issued pursuant to the Business Combination Agreement, we will issue shares of our Class A common stock or our Class B common stock, as provided in the Exchange Agreement. When Seller Earnout Units have a Triggering Event, shares of our Class C common stock or Class D common stock will be issued to the holder. In addition shares of our Class A common stock, Class B common stock and Class C common stock are issuable, upon circumstances described in our Proposed Charter, in respect of other classes of our common stock upon certain occurrences outlined in our Proposed Charter.

Why Altimar Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (unless one or more exceptions in Rule 312.03 of NYSE Listed Company Manual apply), (a) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance or such shares have voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance, (b) if such issuance is to a Related Party (as defined in Rule 312.03 of the NYSE Listed Company Manual) and the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance, or (c) if such issuance will result in a change of control of the issuer. Under the Business Combination Agreement, the Exchange Agreement and the Proposed Charter, (i) the maximum aggregate number of shares of Company Class A common stock and Company Class B common stock (including, as applicable, shares issuable upon exchange of Blue Owl Common Units and conversion of Company Class B common stock, Company Class C common stock, Class D common stock and Company Class E common stock) that may be issued and (ii) the maximum of number of shares of Company Class C common stock and Company Class D common stock that may be issued will equal or exceed 20% of the number of shares of Company common stock outstanding before the issuance and have voting power equal to or in excess of 20 percent of the voting power of the Company’s voting securities outstanding before the issuance and such issuances may be deemed to result in a change of control of Altimar. Furthermore, to the extent any person receiving Company common stock pursuant to the Business Combination Agreement is, at the time of issuance or in the future upon exchange of Blue Owl Common Units or conversion of any other class of Company common stock, a Related Party, such issuance may require shareholder approval under Rule 312.03 of the NYSE Listed Company Manual. As a result, shareholder approval of the issuance of shares Company common stock pursuant to the Business Combination Agreement, upon any exchange of Blue Owl Common Units, and upon conversion of other Company common stock issued pursuant to the Business Combination Agreement or upon any such exchange is being sought under the NYSE regulations.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, (a) the issuance in accordance with the Business Combination Agreement of shares of Class A, Class C, Class D and Class E common stock of the Company to the direct or indirect holders of equity securities in Owl Rock Capital Group LLC and to Dyal Equityholders, including Neuberger Berman Group LLC or its designated affiliates, (b) the issuance of shares of Class A and Class B common stock of the Company to persons validly exchanging Blue Owl Operating Units and shares of Class C or Class D common stock, as applicable, in accordance with the Exchange Agreement, and (c) the issuance of shares of Class C or Class D common stock of the Company to persons holding Seller Earnout Units upon the occurrence of an applicable Triggering Event, in each case, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

If any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal or the Stock Issuance Proposal is not approved, the Business Combination Issuance Proposal will not be presented at the Special Meeting. The approval of the Business Combination Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the votes cast by the Altimar shareholders present in person or represented by proxy at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Issuance Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Issuance Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Business Combination Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Issuance Proposal will not be effected.

The Sponsor and Altimar’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Business Combination Issuance Proposal.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION ISSUANCE PROPOSAL.

PROPOSAL NO. 7 — THE EQUITY INCENTIVE PLAN PROPOSAL

The Board expects to approve the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Omnibus Plan”) and adopt the 2021 Omnibus Plan, effective as of the effective time, subject to the approval of our shareholders. We are seeking shareholder approval of the 2021 Omnibus Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the NYSE listing rules.

The Board believes that the approval of the 2021 Omnibus Plan by the shareholders will benefit the compensation structure and strategy of Altimar. Blue Owl’s ability to attract, retain and motivate top quality management, employees, partners, consultants, advisors and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the 2021 Omnibus Plan. In addition, the Board believes that the interests of Altimar and shareholders will be advanced if Altimar can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in Altimar.

Set forth below is a summary of the material terms of the 2021 Omnibus Plan. This summary is qualified in its entirety by reference to the complete text of the 2021 Omnibus Plan, a copy of which is attached to this proxy statement/prospectus as Annex I. We urge our shareholders to read carefully the entire 2021 Omnibus Plan before voting on this proposal.

If approved by our shareholders, the 2021 Omnibus Plan will become effective upon the consummation of the Business Combination.

Summary of Material Terms of the 2021 Omnibus Plan

Purpose. The purpose of the 2021 Omnibus Plan is to provide an additional incentive to selected employees, directors and other service providers of Blue Owl and its subsidiaries or affiliates, whose contributions are integral to the growth and success of Blue Owl’s business, in order to strengthen their commitment to Blue Owl, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons and promote the long-term growth and profitability of Blue Owl.

Eligibility. Eligible participants include any (i) individual employed by Blue Owl or any of its subsidiaries or affiliates; (ii) director of Blue Owl or any of its subsidiaries or affiliates; or (iii) partner, consultant or advisor of Blue Owl or any of its subsidiaries or affiliates who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, the Committee or its designee have selected to participate in the 2021 Omnibus Plan. As of March 22, 2021, Blue Owl expected that there were approximately 275 persons who will be eligible to participate in the 2021 Omnibus Plan to be approved, including approximately 260 employees, less than five directors, and less than ten consultants or advisors.

Administration. The 2021 Omnibus Plan will initially be administered by the Board or such other committee of the Board to which it has properly delegated power (such administering body referred to herein, for purposes of this description of the 2021 Omnibus Plan, the “Committee”). Subject to the requirement of applicable law or any stock exchange on which the shares are listed, the Committee may delegate all or any portion of its authority to two or more individuals (who may or may not be members of the Board) in accordance with the terms of the 2021 Omnibus Plan. Subject to the terms of the Investor Rights Agreement, the Committee is authorized to: (i) designate participants; (ii) determine the types of awards to be granted to a participant; (iii) determine the number of shares of Class A common stock or Blue Owl Operating Group Units to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award, including, but not limited to, any restrictions, performance goals, exercise price, vesting schedule and terms upon which awards may be forfeited applicable to awards; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of Class A common stock, Blue Owl Operating Group Units, other securities, other awards or other property; (vi) determine the fair market value with respect to any awards; (vii) determine the duration and purpose of leaves of absence which may be granted to a participant without constituting a termination of service for purposes of stock options granted under the 2021 Omnibus Plan; (viii) adopt, alter and repeal such administrative rules, guidelines and practices governing the 2021 Omnibus Plan as it deems advisable; (ix) construe and interpret the terms and provisions of the 2021 Omnibus Plan and any award issued thereunder (and any award agreement relating thereto), and otherwise supervise the administration of the 2021 Omnibus Plan and exercise all powers and authorities either specifically granted under the 2021 Omnibus Plan or necessary and advisable in the administration of the 2021 Omnibus Plan; and (x) determine whether to require a participant, as a condition of receiving any award, to not sell or otherwise dispose of shares or units acquired pursuant to the exercise or vesting of an award for a period of time as determined in the sole discretion of the Committee following the date of the acquisition of such award, shares or units. All decisions made by the Committee pursuant to the provisions of the 2021 Omnibus Plan are final, conclusive and binding upon all persons, including us and any participant.

Grants. All awards granted under the 2021 Omnibus Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

Awards Subject to the 2021 Omnibus Plan. The 2021 Omnibus Plan provides that the total number of shares of Class A common stock and Blue Owl Operating Group Units (collectively) that may be issued under the 2021 Omnibus Plan is 92,180,522 (the “Share Limit”), subject to adjustment in accordance with the terms of the 2021 Omnibus Plan. Of this amount, the maximum number of shares of Class A common stock for which incentive stock options may be granted is equal to the Share Limit; and the maximum number of shares of Class A common stock and Blue Owl Operating Group Units subject to awards granted during a single fiscal year to a non-employee director (or with respect to each single year in the event awards are granted for more than one year), taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed $400,000 in total value with respect to each fiscal year. Blue Owl Operating Group Units granted under the Plan shall reduce the number of shares of Class A common stock that may be issued or used for reference purposes, or with respect to which awards may be granted, under the 2021 Omnibus Plan on a one-for-one basis. Any award settled in cash will not be counted against the Share Limit. To the extent that an award expires or is cancelled, forfeited, terminated, surrendered or exchanged, the unissued shares or units will again be available for grant under the 2021 Omnibus Plan. Additionally, shares of Class A common stock delivered or withheld to satisfy any tax withholding obligations or that are tendered in payment of any stock option, including for the exercise price, will again be available for grant under the 2021 Omnibus Plan; provided, that, such shares may not be issued pursuant to any incentive stock options. No award may be granted under the 2021 Omnibus Plan after the tenth anniversary of the effective date of the Omnibus Plan, but awards granted before then may extend beyond that date.

Options. Under the 2021 Omnibus Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee and set forth in the award agreement that are not inconsistent with the 2021 Omnibus Plan; provided, that all stock options granted under the 2021 Omnibus Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our shares of Class A common stock underlying such stock options on the date such stock options are granted, and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code, including without limitation, having a per share exercise price for any incentive stock option granted to a ten percent shareholder that is not less than 110% of the fair market value of our shares of Class A common stock underlying such incentive stock option on the date such incentive stock option is granted. The maximum term for stock options granted under the 2021 Omnibus Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. The purchase price for the shares of Class A common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (A) by means of consideration received under any cashless exercise procedure approved by the Committee (including the withholding of shares of Class A common stock otherwise issuable upon exercise); (B) in the form of unrestricted shares of Class A common stock already owned by the participant, which, (x) in the case of unrestricted shares of Class A common stock acquired upon exercise of a stock option, have been held by the participant for such period as may be established by the Committee in order to avoid adverse accounting treatment under applicable accounting principles, and (y) have a fair market on the date of surrender equal to the aggregate exercise price of the shares of Class A common stock as to which such stock option shall be exercised; (C) any other form of consideration approved by the Committee and permitted by applicable law; or (D) any combination of the foregoing.

Share Appreciation Rights. The Committee may grant share appreciation rights (“SARs”) under the 2021 Omnibus Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Omnibus Plan. The maximum term for SARs granted under the 2021 Omnibus Plan will be ten years from the initial date of grant. The Committee may award SARs either alone or in conjunction with all or part of any other award. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of Class A common stock or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of Class A common stock over (b) the strike price per share of Class A common stock covered by the SAR, times (ii) the number of shares of Class A common stock covered by the SAR, less any taxes required to be withheld. The strike price per share of Class A common stock covered by a SAR will be determined by the Committee at the time of grant, but in no event may such amount be less than 100% of the fair market value of a share of Class A common stock on the date the SAR is granted.

Restricted Shares, Performance Shares and Restricted Share Units. The Committee may grant under the 2021 Omnibus Plan, restricted shares of our shares of Class A common stock, performance shares of our shares of Class A common stock, or restricted share units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of Class A common stock for each restricted share unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof), in each case, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Omnibus Plan. Except as otherwise provided in the award agreement, a holder of a restricted share unit will generally not have the rights of a shareholder with respect to shares subject to such award until such shares are issued in accordance with the terms of the award agreement. Except as may be provided in the applicable award agreement, a holder of a restricted share or performance share will generally have the rights of a shareholder of the Company; provided, however, that unless otherwise provided in the award agreement, such holder will not have rights to any distributions declared on unvested restricted shares or performance shares.

Blue Owl Partnership Awards. The Committee may grant, subject to limitations under applicable law, other types of equity-based, equity-related or cash-based awards valued in whole or in part by reference to, or otherwise calculated by reference to or based on, Blue Owl Operating Group Units, in such amounts and subject to such terms and conditions as the Committee may determine. These awards may entail the transfer of shares of Class A common stock or Blue Owl Operating Group Units to recipients, and may be in the same form as awards that are permitted to be granted under the 2021 Omnibus Plan.

Other Share-Based or Unit-Based Awards. The Committee may grant other share-based or unit-based awards under the 2021 Omnibus Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Omnibus Plan, and the Committee may settle such awards for cash or other property. The Committee may provide as part of such share-based or unit-based award dividend equivalent rights, on such terms and conditions as may be determined by the Committee in its sole discretion.

Equitable Adjustments. In the event of any merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, distribution, share split or reverse share split, combination or exchange of shares, other change in structure or declaration of a distribution, which the Committee determines affects shares or Blue Owl Operating Group Units (each, a “Change in Capitalization”), an equitable substitution or proportionate adjustment will be made in a manner determined by the Committee in its sole discretion, in (i) the aggregate number of shares and units reserved for issuance under the 2021 Omnibus Plan and the maximum number of shares and units that may be subject to awards granted to any participant in any calendar or fiscal year, (ii) the kind, number and exercise price subject to outstanding stock options and share appreciation rights, (iii) the kind, number and purchase price of shares or units subject to outstanding awards of restricted shares, restricted share units, performance shares, unrestricted shares or other share-based or unit-based awards, and (iv) annual award limits or other value determinations or the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or vesting criteria with respect thereto) applicable to shares or units subject to outstanding awards; provided, however, that any fractional shares or units resulting from the adjustment will be eliminated. Equitable substitutions or adjustments will also be made if the Committee determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted under the 2021 Omnibus Plan.

Effect of Certain Events on the 2021 Omnibus Plan and Awards. In connection with a Change in Capitalization (other than a change in control), the Committee will take necessary action to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to: (i) the substitution or assumption of awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on or termination of awards, or a period of time (which will not be required to be more than ten days) for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event), and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation in an amount equal to the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share received or to be received by other shareholders of Blue Owl in such event), including, in the case of an outstanding stock option or share appreciation right, a cash payment in an amount equal to the excess, if any, of the fair market value of the shares subject to such stock option or share appreciation right over the aggregate exercise price of such stock option or share appreciation right (with the ability to cancel and terminate without any payment or consideration any stock option or share appreciation right having a per share exercise price equal to, or in excess of, the fair market value of a share subject thereto), or, in the case of restricted shares, restricted share units or other share-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation, or the underlying shares in respect thereof. Payments for awards that are cashed out pursuant to the foregoing prong will be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a participant to receive property, cash or securities (or combination thereof) as such participant would have been entitled to receive upon the occurrence of the transaction if the participant had been, immediately prior to such transaction, the holder of the number of shares covered by the award at such time (less any applicable exercise price). The Committee has discretion to take any of the foregoing actions connection with a change in control.

Non-transferability of Awards. Subject to the terms of the 2021 Omnibus Plan and except as otherwise provided in an award agreement, no participant will be permitted to sell, transfer, pledge or assign any restricted shares, restricted share units, performance shares or other share-based or unit-based awards. Except as otherwise determined by the Committee, no stock option or share appreciation right will be transferable by a participant other than by will or by the laws of descent and distribution. The Committee may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a participant’s lifetime of a stock option or share appreciation right to certain family members in accordance with the terms of the 2021 Omnibus Plan; provided, however, that, in addition to such other terms and conditions as the Committee may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred stock option or share appreciation right, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each permitted transferee will agree to be bound by the provisions of the 2021 Omnibus Plan and the applicable award agreement.

Amendment and Termination. Subject to any approval rights set forth in the Investor Rights Agreement, the Board may amend, alter or terminate the 2021 Omnibus Plan or any portion thereof at any time except that no such amendment, alteration or termination may be made without shareholder approval if such approval is necessary to satisfy the requirement of any rules of the stock exchange on which the Shares are listed or other law, as applicable. Additionally, unless otherwise permitted under the terms of the 2021 Omnibus Plan, a participant’s consent is required for any such amendment, alteration or termination would be made that would materially impair the rights of any such participant, unless the Committee determines that such amendment is required or advisable (i) in order for Blue Owl, the 2021 Omnibus Plan or the award to satisfy any law or regulation, to meet the requirements of any accounting standard or to correct an administrative error, or to reflect or give effect to a change in law, or (ii) to ensure compliance with the Exchange Act or another applicable law, or any rules or regulations promulgated thereunder.

Clawback. All awards and any shares or Blue Owl Operating Group Units issued or cash paid pursuant to an award, will be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, Blue Owl from time to time.

U.S. Federal Income Tax Consequences. The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the 2021 Omnibus Plan based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Non-Qualified Options. A participant generally recognizes no taxable income upon the grant of a stock option. Upon the exercise of a nonqualified stock option, the participant will normally recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of Class A common stock for which the option is exercised over the aggregate option exercise price. Income and payroll taxes are generally required to be withheld by the participant’s employer on the amount of ordinary income resulting to the participant from the exercise of a stock option. The amount recognized as income by the participant is generally deductible by the participant’s employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation by the applicable provisions of the Code. Upon a sale of the shares of Class A common stock received by the participant upon exercise of the stock option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock. The participant’s holding period for shares acquired upon the exercise of a stock option begins on the date of exercise of that stock option.

Incentive Stock Options. A participant generally recognizes no taxable income upon the grant or exercise of an incentive stock option; however, the exercise of an incentive stock option will generally give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. If shares of Class A common stock are issued to a participant after the exercise of an incentive stock option and if no disqualifying disposition of those shares is made by that participant within two years after the date of grant or within one year after the receipt of those shares by that participant, then generally:

•	upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that participant as a long-term capital gain, and

•	Blue Owl will not be allowed a deduction.

If shares of Class A common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, that disposition would be a “disqualifying disposition”, and generally:

•

the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price, and

•	Blue Owl will be entitled to deduct that amount.

Any other gain realized by the participant on that disposition will generally be taxed as short-term or long-term capital gain and will normally not result in any deduction to us. If this exercise is effected using shares of Class A common stock previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares may be a disqualifying disposition of that Class A common stock if the holding periods discussed above have not been met.

If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified option. Subject to some exceptions for disability or death, an incentive stock option generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment.

Share Appreciation Rights. Upon the exercise of a SAR, the participant will generally recognize compensation income in an amount equal to the cash received plus the fair market value of any Class A common stock received from the exercise. The participant’s holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are generally required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, the participant’s employer will generally be entitled to a deduction in the amount of the compensation income recognized by the participant, subject to any provisions of the Code that may limit such deductions, if applicable.

Restricted Shares, Restricted Share Units and Other Share-Based Awards. Restricted shares that are subject to a substantial risk of forfeiture generally result in income recognition by the participant in an amount equal to the excess of the fair market value of the shares of stock at the time the restrictions lapse over the purchase price, if any, paid to acquire the restricted shares. However, if permitted by Blue Owl, a recipient of restricted shares may make an election under Section 83(b) of the Code to instead be taxed on the excess of the fair market value of the shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such restricted shares. A participant who has been granted shares of Class A common stock that are not subject to a substantial risk of forfeiture for federal income tax purposes will generally realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. A recipient of restricted stock units, performance awards or other share-based awards (other than restricted shares) will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In each of these cases, Blue Owl will normally have a corresponding tax deduction at the same time the participant recognizes such income, subject to the limitations of the Code, if applicable.

New Plan Benefits

No awards have been made under the 2021 Omnibus Plan subject to shareholder approval of this proposal. The number and types of awards that will be granted under the 2021 Omnibus Plan in the future are not determinable, as the Committee will make these determinations in its sole discretion. On March 11, 2021, the closing price of the underlying shares of Altimar Class A ordinary shares traded on the NYSE was $9.98 per share.

Equity Compensation Plan Information

As of December 31, 2020, Altimar had no compensation plans (including individual compensation arrangements) under which equity securities of Altimar were authorized for issuance.

Registration with the SEC

If the 2021 Omnibus Plan is approved by our shareholders and becomes effective, Altimar intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Omnibus Plan as soon as reasonably practicable after Altimar becomes eligible to use such form.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Blue Owl Capital Inc. 2021 Omnibus Incentive Plan (annexed to the proxy statement/prospectus as Annex I) be approved and adopted in all respects.”

Vote Required for Approval

If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the votes cast by the Altimar shareholders present in person or represented by proxy at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Equity Incentive Plan Proposal.

The Business Combination is conditioned upon the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.

The Sponsor and Altimar’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Equity Incentive Plan Proposal. See “The Business Combination Agreement—Related Agreements—Forfeiture and Support Agreement” for more information.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Business Combination Issuance Proposal or the Equity Incentive Plan Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Existing Organizational Documents and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Altimar’s shareholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Business Combination Issuance Proposal or the Equity Incentive Plan Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by October 27, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the votes cast by the Altimar shareholders present in person or represented by proxy at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the Altimar Board of Directors

ALTIMAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a discussion of U.S. federal income tax considerations of the Domestication, an exercise of Redemption Rights and the Business Combination generally applicable to holders of Altimar ordinary shares or warrants and Blue Owl common stock or warrants, and with respect to non-U.S. holders (as defined below) the ownership and disposition of Blue Owl common stock and warrants after the Domestication and Business Combination. This section applies only to holders that hold their Altimar ordinary shares and warrants or Blue Owl common stock and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or their affiliates, representatives, employees or other stakeholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•	financial institutions;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Altimar ordinary shares or warrants or Blue Owl common stock or warrants;

•

persons holding Altimar ordinary shares or warrants or Blue Owl common stock or warrants as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell the Altimar ordinary shares or warrants or Blue Owl common stock or warrants under constructive sale provisions of the Code;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations or passive foreign investment companies;

•	regulated investment companies;

•	real estate investment trusts;

•

persons who acquired Altimar ordinary shares or warrants or Blue Owl common stock or warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•

U.S. holders (as defined below) owning (actually or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, Altimar or Blue Owl;

•	U.S. holders (as defined below) that hold their Altimar ordinary shares or warrants and Blue Owl common stock or warrants through a non-U.S. broker or other non-U.S. intermediary;

•	persons who are, or may become, subject to the expatriation provisions of the Code;

•	persons that are subject to “applicable financial statement rules” under Section 451(b); or

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of Redemption Rights, the Business Combination, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

Because Altimar units (each unit consisting of one Altimar Class A ordinary share and one Altimar warrant) can be separated into their component parts at the option of the holder, a beneficial owner of an Altimar public unit should be treated as the owner of the underlying Altimar securities for U.S. federal income tax purposes. The discussion below with respect to Altimar securities should also apply to holders of Altimar public units (as the deemed owner of the underlying Altimar securities). References in this discussion to “ordinary shares” refers to Altimar Class A ordinary shares and references in this discussion to “common stock” refers to Blue Owl common stock and references to “warrants” refer to Altimar warrants or Blue Owl warrants, as the context may require.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Altimar ordinary shares or warrants or Blue Owl common stock or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Altimar ordinary shares or warrants or Blue Owl common stock or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of Redemption Rights and the Business Combination to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Altimar ordinary shares or warrants or Blue Owl common stock or warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Consequences of the Domestication to U.S. Holders—F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, Altimar will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to Blue Owl Capital Inc.

It is intended that the Domestication qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Altimar, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this discussion assumes the Domestication so qualifies. Assuming the Domestication so qualifies, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 to U.S. Holders” and “— PFIC Considerations”, and the Domestication will be treated for U.S. federal income tax purposes as if Altimar (i) transferred all of its assets and liabilities to Blue Owl in exchange for all of the outstanding common stock and warrants of Blue Owl; and (ii) then distributed the common stock and warrants of Blue Owl to the shareholders and warrant holders of Altimar in liquidation of Altimar. The taxable year of Altimar will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Blue Owl common stock or a Blue Owl warrant received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the Blue Owl ordinary share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Blue Owl common stock or a Blue Owl warrant received by a U.S. holder will include such U.S. holder’s holding period for the Altimar ordinary share or warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its Altimar ordinary shares and warrants in an amount equal to the difference between the fair market value of Blue Owl common stock and warrants received in the Domestication and the U.S. holder’s adjusted tax basis in its Altimar ordinary shares and warrants surrendered in the Domestication. In such event, such U.S. holder’s basis in Blue Owl common stock and warrants would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for Blue Owl common stock and warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Altimar ordinary shares and warrants (generally, ordinary shares and warrants of Altimar purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. holders considering exercising Redemption Rights are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of Redemption Rights to them.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code generally will apply to U.S. holders that exchange Altimar ordinary shares for Blue Owl common stock as part of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own Less Than 10 Percent of Altimar

A U.S. holder who, at the time of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of Altimar warrants) Altimar ordinary shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Altimar ordinary shares entitled to vote and less than 10% of the total value of all classes of Altimar ordinary shares will generally recognize gain (but not loss) with respect to the Blue Owl common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to its Altimar ordinary shares exchanged for Blue Owl common stock pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such Blue Owl common stock received over the U.S. holder’s adjusted tax basis in the Altimar ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the Altimar ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the all earnings and profits amount attributable to its Altimar ordinary shares. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange;

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

•

a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from Altimar (or Blue Owl) establishing and substantiating the U.S. holder’s all earnings and profits amount with respect to the U.S. holder’s Altimar ordinary shares, and (B) a representation that the U.S. holder has notified Altimar (or Blue Owl) that the U.S. holder is making the election; and

•	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to Blue Owl no later than the date such tax return is filed. In connection with this election, Altimar intends to provide each U.S. holder eligible to make such an election with information regarding Altimar’s earnings and profits upon request. Altimar does not expect that Altimar’s cumulative earnings and profits will be material at the time of domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own Altimar Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. holder who, at the time of the Domestication, owns (or is considered to own) Altimar ordinary shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if Altimar is or ever was a PFIC under Section 1297 of the Code.

General. A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if:

•

at least 75% of its gross income in such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

•

at least 50% of its assets in such taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based upon the composition of its income and assets, Altimar believes that it is likely classified as a PFIC.

Consequences if a PFIC. If Altimar is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Altimar’s ordinary shares or warrants and, in the case of ordinary shares, the U.S. holder did not make a timely qualified electing fund (“QEF”) election for Altimar’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) such ordinary shares, a QEF election along with a “purging election,” or did not make a timely mark-to-market election as discussed below, then as described below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Altimar ordinary shares or warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Altimar ordinary shares).

Under these rules:

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Altimar ordinary shares or warrants;

•

the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which Altimar is a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

QEF Election. In general, if Altimar is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its Altimar ordinary shares by making a timely QEF election to include in income its pro rata share of Altimar’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in each taxable year of the U.S. holder in which or with which Altimar’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from Altimar. Upon written request, Altimar will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its Altimar warrants. As a result, if a U.S. holder of Altimar warrants sells or otherwise disposes of such warrants, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Altimar was a PFIC at any time during the period the U.S. holder held the Altimar warrants.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Altimar ordinary shares and for which Altimar is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its ordinary shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its Altimar ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Altimar ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the New York Stock Exchange (on which Altimar ordinary shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

Effect of PFIC Rules on the Domestication. Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f), or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of Altimar ordinary shares or warrants for Blue Owl common stock or warrants in the Domestication if Altimar were classified as a PFIC at any time during such U.S. holder’s holding period in Altimar ordinary shares or warrants. Therefore, U.S. holders of Altimar ordinary shares that have not made a timely QEF election or a mark-to-market election (as described above) may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFIC and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Altimar ordinary shares or warrants should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect to U.S. Holders of Altimar Ordinary Shares Exercising Redemption Rights

This section is addressed to U.S. holders of Altimar ordinary shares (which will be exchanged for Blue Owl common stock in the Domestication) that elect to exercise Redemption Rights to receive cash in exchange for Altimar ordinary shares and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of Altimar ordinary shares (which become Blue Owl common stock in the Domestication) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its common stock will depend on whether the redemption qualifies as a sale of the Blue Owl common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s Blue Owl common stock redeemed, the holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the Blue Owl common stock redeemed (which basis will depend on the treatment of the Domestication, including under Section 367 and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will depend largely on the total amount of Blue Owl common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all of Blue Owl common stock outstanding both before and after the redemption (which will include any Blue Owl common stock issued under the Stock Issuance Proposal). The redemption of Blue Owl common stock will generally be treated as a sale of the Blue Owl common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in Blue Owl or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Blue Owl common stock actually owned by the U.S. holder, but also Blue Owl common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include Blue Owl common stock which could be acquired pursuant to an exercise of any Blue Owl warrants by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the Blue Owl outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of Blue Owl common stock must, among other requirements, be less than 80% of the percentage of the Blue Owl outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the Business Combination, the Altimar ordinary shares and Blue Owl common stock may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the Blue Owl common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the Blue Owl common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any Blue Owl common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other Blue Owl common stock and otherwise complies with specific conditions. The redemption of common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Blue Owl. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Blue Owl will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”.

If the redemption does not qualify as a sale of the Blue Owl common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from Blue Owl. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Blue Owl’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other Blue Owl common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed Blue Owl common stock will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Blue Owl common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Blue Owl warrants or possibly in other Blue Owl common stock shares constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication discussed further above.

U.S. holders who actually or constructively own five percent or more of Blue Owl stock (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their Blue Owl common stock pursuant to an exercise of Redemption Rights.

Effect of the Business Combination on U.S. Holders of Blue Owl Common Stock and Warrants

U.S. holders that hold Blue Owl common stock and warrants after the Domestication should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Business Combination.

Non-U.S. Holders

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Blue Owl common stock and warrants by a non-U.S. holder after the Domestication. A “non-U.S. holder” is a beneficial owner of Blue Owl common stock or warrants that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Blue Owl common stock or warrants.

Dividends

Any distribution of cash or property (or a constructive distribution) Blue Owl makes to a non-U.S. holder of Blue Owl common stock or warrants, to the extent paid out of Blue Owl’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of Blue Owl common stock (or warrants) that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution Blue Owl projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such Blue Owl common stock or warrants (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such Blue Owl common stock or warrants, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Blue Owl Stock and Warrants” below.

Dividends (including constructive dividends) Blue Owl pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Blue Owl Stock and Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Blue Owl common stock or warrants unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other conditions are met; or

•

Blue Owl is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) Blue Owl’s common stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of Blue Owl’s Class A common stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of Blue Owl common stock or warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Blue Owl common stock or warrants from a non-U.S. holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if such stock or warrants are not treated as “regularly traded on an established securities market.” Blue Owl will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Blue Owl does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Blue Owl is or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to non-U.S. holders of Blue Owl common stock that elect to exercise Redemption Rights to receive cash in exchange for all or a portion of their Blue Owl common stock. For purposes of this discussion, a “redeeming non-U.S. holder” is a non-U.S. holder that elects to exercise Redemption Rights in respect of all or a portion of its Blue Owl common stock.

Because the Domestication will occur immediately prior to the redemption of non-U.S. holders that exercise Redemption Rights with respect to Blue Owl common stock, the U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the Blue Owl common stock redeemed, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of Blue Owl common stock, the U.S. federal income tax consequences to the redeeming non-U.S. holder generally will be as described above under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Blue Owl Stock and Warrants.” If such a redemption does not qualify as a sale of Blue Owl common stock, the redeeming non-U.S. holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Dividends.”

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.

Information Reporting and Backup Withholding

Dividend payments with respect to Blue Owl common stock and proceeds from the sale, exchange or redemption of Blue Owl common stock or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on Blue Owl common stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, Blue Owl common stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of Blue Owl common stock and warrants.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Business Combination as if it was completed on December 31, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it was completed on January 1, 2020. The unaudited pro forma combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on December 31, 2020, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma combined financial information has been prepared, in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The combined financial information presents the pro forma effects of the following transactions:

•	The reverse recapitalization of Owl Rock;

•	The acquisition of Dyal; and

•	The issuance of Altimar common stock in the PIPE Investment.

Altimar was formed on August 20, 2020. As a special purpose acquisition company (“SPAC”), the Company’s purpose entails efforts to acquire one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Effective December 23, 2020, Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger (the “Companies”), entered into an agreement pursuant to which Altimar intends to use cash and issue shares in exchange for the equity and/or assets of Owl Rock and Dyal.

The following describes the two operating entities:

•

Owl Rock is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies. Owl Rock’s breadth of lending product offerings enables us to offer a holistic platform to the middle market, which establishes Owl Rock as a partner of choice for private-equity sponsored companies as well as other businesses primarily in non-cyclical, recession-resistant businesses. Owl Rock provides these loans primarily by utilizing permanent capital vehicles funded by our high-quality, largely institutional investor base. By utilizing these permanent capital vehicles and long-duration capital funds, Owl Rock believes its business provides a high degree of earnings stability and predictability. Owl Rock investors include a diversified mix of institutional investors, including prominent domestic public and private pension funds, endowments, foundations, institutional-quality family offices, asset managers and insurance companies, as well as high net worth and retail clients, distributed through many well-known wealth management firms.

•

Dyal is a leading capital solutions provider to large, multi-product private markets managers. Dyal acquires minority equity stakes in, or provides debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). Dyal is expanding its existing GP Capital Solutions strategies to provide capital to its managers’ seasoned portfolio companies through co-investments or structured equity. Dyal is also in the process of leveraging its significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of its existing or emerging strategies make or will make, as the case may be, investments through long-term capital or permanent capital vehicles with a set of geographically diverse and high-quality investors.

In the Business Combination, Owl Rock has been determined to be the accounting acquirer in both the no redemption and maximum redemption scenarios. Owl Rock is deemed to be the accounting acquirer because the same party which controlled Owl Rock prior to the Business Combination (Owl Rock Capital Partners) is expected to obtain a controlling financial interest in Altimar as a result of the transaction.

The merger between Owl Rock and Altimar will be accounted for as a reverse asset acquisition, which is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Altimar will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse asset acquisition will be treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization.

The acquisition of Dyal will be treated as a business combination for which Owl Rock is the accounting acquirer under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) because Dyal meets the definition of a business and Owl Rock Capital Partners indirectly obtains control of Dyal via its acquisition of Altimar and Blue Owl’s consolidation of Blue Owl Holdings (including its wholly owned subsidiaries representing the Dyal business) under ASC 810. As a result, the acquisition of Dyal will be accounted for using the acquisition method whereby Blue Owl will record the fair value of assets and liabilities acquired from Dyal.

The Company has determined Owl Rock to be the predecessor entity to the Business Combination based on a number of considerations, including i) Owl Rock former management making up the majority of the management team of Blue Owl, ii) Owl Rock former management nominating or representing the majority of Blue Owl’s board of directors and iii) Owl Rock representing the majority of the continuing operations of Blue Owl. Therefore, operations presented prior to the Business Combination will be those of Owl Rock.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	the historical financial statements of Altimar as of, and for the fiscal year ended December 31, 2020, included elsewhere in this proxy statement/prospectus;

•	the historical financial statements of Owl Rock, as of, and for the fiscal year ended, December 31, 2020, included elsewhere in this proxy statement/prospectus;

•	the historical financial statements of Dyal, as of, and for the fiscal year ended, December 31, 2020, included elsewhere in this proxy statement/prospectus;

•

the sections entitled “Altimar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information is presented in two scenarios: (1) assuming no redemptions, and (2) assuming maximum redemptions. The no redemptions scenario assumes that no Altimar shareholders elect to redeem their Class A ordinary shares (or Class A common stock) for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination. The maximum redemptions scenario assumes that Altimar shareholders redeem the maximum number of their Class A ordinary shares (or Class A common stock) for a pro rata portion of cash in the Trust Account. In both scenarios, the amount of cash available is sufficient to (i) satisfy the minimum cash condition in the Business Combination Agreement, (ii) pay applicable cash consideration to certain Owl Rock Equityholders and certain Dyal Equityholders (including Neuberger) and (iii) pay transaction expenses, in each case, upon the Closing of the Business Combination. Both of the two scenarios are based upon the Pro Forma Election Assumptions.

The following summarizes the pro forma ownership of Class A common stock of the Company (assuming conversion of Class E common stock) and the total economic ownership of the Blue Owl Operating Group (i.e., assuming the exchange of 100% of the Blue Owl Operating Group Units that will be outstanding at Closing for shares of Blue Owl common stock) following the Business Combination under two scenarios based upon the pro forma Election Assumptions:

	Economic Interests in Blue Owl		Economic Interests in Blue Owl Operating Group(3)
	Assuming No Redemptions	Assuming Maximum Redemptions(1)	Assuming No Redemptions	Assuming Maximum Redemptions(1)
Altimar Public Shareholders	11.4%	0.0%	2.0%	0.0%
Sponsor and Independent Directors	1.9%	2.1%	0.3%	0.3%
PIPE Investors	61.9%	69.9%	11.1%	11.1%
Owl Rock and Dyal Equityholders and other Owl Rock Professionals(2)	24.8%	28.0%	86.6%	88.6%

Total	100.0%	100.0%	100%	100.0%

(1)	Assumes that all 27.5 million Public Shares are redeemed in connection with the Business Combination.
(2)

Represents the exercise of vested restricted stock units at December 31, 2020 in which the cash settled award converts into 9.05 million shares of Class A common stock upon exercise of the units. Please refer to “Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC Notes to Consolidated and Combined Financial Statements” within this proxy statement/prospectus for more information.

(3)

Assumes the exchange of 100% of the Blue Owl Operating Group Units that will be outstanding at Closing for shares of Blue Owl common stock. Please refer to “The Business Combination Agreement—Related Agreements—Exchange Agreement” for more information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Company will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The actual elections made by applicable Owl Rock Equityholders may materially differ from those used for purposes of clause (x) of the Pro Forma Election Assumptions, and the downward adjustments to the Owl Rock Cash Consideration and Dyal Cash Consideration, respectively, may result in differences in the number of issued and outstanding shares of common stock as of the Closing. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements. The Company will incur additional costs after the Business Combination is consummated in order to satisfy its obligations as a public company registrant. In addition, we anticipate the adoption of a new Equity Incentive Plan for employees, officers and directors. No adjustments to the unaudited pro forma condensed combined statement of operations have been made for these items as such amounts are not yet known.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2020

(in thousands, except share amounts)

	As of December 31, 2020		Assuming No Redemptions		As of December 31, 2020, Assuming No Redemptions	As of December 31, 2020	Assuming No Redemptions						As of December 31, 2020 Assuming No Redemptions	Assuming Maximum Redemptions		As of December 31, 2020 Assuming Maximum Redemptions
	Altimar Acquisition Corporation (Historical) (US GAAP)	Owl Rock (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Owl Rock	Dyal Capital Partners (Historical) (US GAAP)	Deal Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Current assets:
Cash and cash-equivalents	$929	$11,630	$1,500,000	(b)	$1,337,597	$—	$—		$(1,100,000	) (e)(i)	$—		$187,597	$(275,000	) (n)	$187,597
			(492,650	) (d)					(50,000	) (e)(ii)				275,000	(n)
			142,650	(d)
			275,038	(c)
			(9,674	) (i)
			(90,326	) (h)
Restricted cash	—	—	—		—	—	—		—		—		—	—		—
Investments	—	—	—		—	27,436	(19,960	) (a)	—		—		7,476	—		7,476
Accounts receivable, net	—	92,698	—		92,698	57,391	—		—		—		150,089	—		150,089
Prepaid expenses and other current assets	349	—	—		349	—	—		—		—		349	—		349

Total current assets	$1,278	$104,328	$1,325,038		$1,430,644	$84,827	$(19,960)		$(1,150,000)		$—		$345,511	$—		$345,511
Cash held in trust account	275,038	—	(275,038	) (c)	—	—	—		—		—		—	—		—
Goodwill	—	—	—		—	—	—		2,755,437	(e)	—		2,755,437	61,116	(n)	2,816,553
Intangible assets, net	—	—	—		—	—	—		2,740,500	(e)	—		2,740,500	—		2,740,500
Deferred tax asset	—	—	198,100	(g)	198,100	—	—		84,483	(e)(iii)	57,690	(g)	340,273	(64,829	) (n)(g)	275,444
Other assets	—	17,269	(8,255	) (h)	9,014	22,888	—		—		—		31,902	—		31,902

Total assets	$276,316	$121,597	$1,239,845		$1,637,758	$107,715	$(19,960)		$4,430,420		$57,690		$6,213,623	$(3,713)		$6,209,910
Liabilities and member’s equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	142	58,415	(50	) (i)	46,847	8,666	800	(a)	—		—		56,313	—		56,313
			(11,660	) (h)
Accrued compensation	—	207,957	(90,525	) (o)	117,432	140,807	(212	) (a)	—		—		258,027	—		258,027
Current portion of long-term debt	—	17,303	—		17,303	—	—		—		—		17,303	—		17,303

Total current liabilities	$142	$283,675	$(102,235)		$181,582	$149,473	$588		$—		$—		$331,643	$—		$331,643
Long-term debt, less current portion	—	339,083	—		339,083	—	—		—		—		339,083	—		339,083
Deferred tax liabilities	—	—	—		—	—	—		58,248	(e)(iii)	—		58,248	1,441	(n)	59,689
TRA liability	—	—	110,242	(f)	110,242	—	—		—		129,912	(f)(e)(iv)	240,154	(32,478	) (n)	207,617
														(59	) (n)
Deferred underwriting commissions	9,625	—	(9,625	) (i)	—	—	—		—		—		—	—		—
Earnout liability	—	—	265,091	(q)	265,091	—	—		259,200	(q)(e)(viii)	—		524,291	—		524,291

Total liabilities	$9,767	$622,758	$263,473		$895,998	$149,473	$588		$317,448		$129,912		$1,493,419	$(31,096)		$1,462,323
Commitments and contingencies:
Redeemable Class A common stock	$261,549	$—	$(261,549	) (k)	$—	$—	$—		$—		$—		$—	$—		$—
Equity:				(j)										(j	)
Preferred shares	—	—	—		—	—	—		—		—		—	—		—
Class A common stock	—	—	15	(b)	24	—	—		—		—		24	(3	) (n)	21
			4	(k)
			4	(l)
			1	(o)
Class B common stock	1	—	(1	) (k)	—	—	—		—		—		—	—		—
Class C common stock	—	—	72	(l)	72	—	—		—		—		72	3	(n)	75
Class D common stock	—	—	30	(l)	30	—	—		—		—		30	—		30
Class E common stock	—	—	1	(l)	1	—	—		—		—		1	—		1
Additional paid-in capital	5,261	—	1,499,985	(b)	360,722	—	—		4,303,512	(e)(v)	(129,912	) (f)(e)(iv)	1,059,701	(123,073	) (n)	964,012
			(350,000	) (d)					(3,532,311	) (m)(e)(vii)	57,690	(g)		(274,941	) (n)
			(85,326	) (h)										307,478	(n)
			261,546	(k)										(5,153	) (n)(g)
			(110,242	) (f)
			198,100	(g)
			(1,122,511	) (m)
			(106	) (l)
			90,524	(o)
			(26,509	) (q)
Retained earnings (accumulated deficit)	(262)	(507,687)	(1,595	) (h)	(91,312)	(45,533)	(23,129	) (a)	68,660	(e)(vi)	(250,669	) (p)	(341,983)	38,812	(n)	(303,171)
			418,232	(m)
Non-controlling interest in subsidiaries of partnerships	—	6,526	—		6,526	3,775	2,581	(a)	—		—		12,882	—		12,882

Total shareholders’ equity	$5,000	$(501,161)	$772,224		$276,063	$(41,758)	$(20,548)		$839,861		$(322,891)		$730,727	$(56,877)		$673,850
Non-controlling interest in Blue Owl partnerships	—	—	704,279	(m)(g)	465,697	—	—		3,532,311	(m)(e)(vii)	1,398,800	(p)	3,989,477	84,260	(n)	4,073,737
			(238,582	) (q)					(259,200	) (q)(e)(viii)	(1,148,131	) (p)
Total equity	5,000	(501,161)	1,237,921		741,760	(41,758)	(20,548)		4,112,972		(72,222)		4,720,204	27,383		4,747,587

Total liabilities and equity	$276,316	$121,597	$1,239,845		$1,637,758	$107,715	$(19,960)		$4,430,420		$57,690		$6,213,623	$(3,713)		$6,209,910

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in thousands, except share amounts)

	For the Year Ended December 31, 2020		Assuming No Redemptions		For the Year Ended December 31, 2020, Assuming No Redemptions	For the Year Ended December 31, 2020	Assuming No Redemptions						For the Year Ended December 31, 2020 Assuming No Redemptions	Assuming Maximum Redemptions		For the Year Ended December 31, 2020 Assuming Maximum Redemptions
	Altimar Acquisition Corporation (Historical) (US GAAP)	Owl Rock (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Owl Rock	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenues
Management fees (includes BDC Part I fees)	$—	$194,906	$—		$194,906	$284,691	$—		$—		$—		$479,597	$—		$479,597
Incentive fees	—	—	—		—	2,354	(800	)(ee)	—		—		1,554	—		1,554
Administrative, transaction and other fees	—	54,909	—		54,909	22,676	—		—		—		77,585	—		77,585

Total revenues	$—	$249,815	$—		$249,815	$309,721	$(800)		$—		$—		$558,736	$—		$558,736
Expenses
Compensation and benefits	—	240,731	—		240,731	187,527	(212	)(ee)	—		1,366,067	(ii)	1,794,113	—		1,794,113
General, administrative and other expenses	300	67,811	1,595	(aa)	69,706	26,217	—		182,840	(ff)	—		278,763	—		278,763

Total expenses	$300	$308,542	$1,595		$310,437	$213,744	$(212)		$182,840		$1,366,067		$2,072,876	$—		$2,072,876
Other income (expense)
Interest expense	—	(23,816)	(817	)(gg)	(24,633)	—	—		—		—		(24,633)	204	(hh)	(24,429)
Investment income	38	—	(38	)(jj)	—	1,542	(1,291	)(ee)	—		—		251	—		251

Other income (expense)	38	(23,816)	(855)		(24,633)	1,542	(1,291)		—		—		(24,382)	204		(24,178)

Net income (loss) before income taxes	$(262)	$(82,543)	$(2,450)		$(85,255)	$97,519	$(1,879)		$(182,840)		$(1,366,067)		$(1,538,522)	$204		$(1,538,318)
Income tax expense (benefit)	—	(102)	(12,571	)(bb)	(12,673)	8,435	—		—		—		(4,238)	516	(bb)	(3,722)

Net income (loss) including non-controlling interest	$(262)	$(82,441)	$10,121		$(72,582)	$89,084	$(1,879)		$(182,840)		$(1,366,067)		$(1,534,284)	$(312)		$(1,534,596)
Net income (loss) attributed to non-controlling interests in subsidiary of partnership	—	(4,610)	—		(4,610)	(548)	761	(ee)	—		—		(4,397)	—		(4,397)

Net income (loss)	$(262)	$(77,831)	$10,121		$(67,972)	$89,632	$(2,640)		$(182,840)		$(1,366,067)		$(1,529,887)	$(312)		$(1,530,199)
Net income (loss) attributed to non-controlling interests in Blue Owl partnerships	—	—	6,604	(bb)	6,604	—	—		(150,075	)(cc)	(1,121,264	)(cc)	$(1,258,770)	(31,192	)(dd)	(1,289,962)
			5,965	(cc)	5,965

Net income (loss) attributable to Blue Owl	$(262)	$(77,831)	$(2,448)		$(80,541)	$89,632	$(2,640)		$(32,765)		$(244,803)		$(271,117)	$30,880		$(240,237)

Pro Forma Earnings Per Share
Basic													$(1.14)			$(1.14)
Diluted													$(1.22)			$(1.22)
Pro Forma Number of Shares Used in Computing EPS
Basic (#)													237,850			210,350
Diluted (#)													1,252,150			1,252,150

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

Description of the Business Combination

On December 23, 2020, Altimar entered into the Business Combination Agreement with Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger. Subject to the terms of the Business Combination Agreement, the consideration for the Business Combination will be funded through a combination of cash from Altimar, proceeds from the proposed PIPE Investment and rollover equity from the Owl Rock Equityholders and the Dyal Equityholders (refer to Estimated Sources and Uses below). As a result of the transaction, the Dyal Equityholders and the Owl Rock Equityholders will collectively hold a majority of the equity of the combined company, referred to as Blue Owl. The Business Combination will be structured as a customary Up-C transaction, whereby Blue Owl will directly or indirectly own equity in the Blue Owl Operating Group and hold direct voting rights in Blue Owl Operating Group. Pursuant to and in connection with the Business Combination, the following transactions will occur:

•

Altimar will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Altimar will change its name to “Blue Owl Capital Inc.” (referred to herein as “Blue Owl”), and adopt the Proposed Charter and the Proposed Bylaws;

•	Blue Owl’s wholly owned subsidiary, Blue Owl GP, will serve as the general partner of Blue Owl Holdings and Blue Owl Carry;

•

Blue Owl Holdings will acquire (i) the Owl Rock Business and (ii) the Dyal Capital Partners division of Neuberger (i.e., the Dyal Business) (subject to, in each case, interests representing Specified Interests), and Blue Owl and Blue Owl Holdings will become responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein;

•

Blue Owl Carry will acquire 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts to be acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl will not acquire any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund.

•

In exchange for the assets and businesses contributed to Blue Owl and its subsidiaries, (a) the Owl Rock Equityholders will be paid an implied equity value of approximately $5,467 million, consisting of (i) $350 million of cash consideration (subject to adjustment) and (ii) the remainder in shares of Class A common stock or Blue Owl Operating Group Units, as applicable, and (b) the Dyal Equityholders will be paid an implied equity value of approximately $6,683 million, consisting of (i) $1,100 million of cash consideration (subject to adjustment) and (ii) the remainder in Blue Owl Operating Group Units;

•

Blue Owl will contribute all amounts at the Closing then available in Altimar’s Trust Account (plus the proceeds of any equity financing received in connection with the PIPE Investment), net of amounts required (a) to make the cash consideration payments contemplated by the preceding bulleted item and (b) to redeem any Altimar shareholders exercising their respective redemption rights, to Blue Owl GP, which will contribute any such amounts to Blue Owl Holdings and Blue Owl Carry to pay the transaction expenses of Altimar, Neuberger and Owl Rock and otherwise for general corporate purposes;

•	Blue Owl will issue 100,000,000 Seller Earnout Securities (in the aggregate) to the Owl Rock Equityholders and the Dyal Equityholders;

•	Blue Owl will adopt an omnibus equity incentive plan for itself and its subsidiaries; and

•

Blue Owl, the Blue Owl Operating Group entities, the Owl Rock Equityholders, the Dyal Equityholders, the Sponsor and certain other persons will enter into the Related Agreement further described under the heading “The Business Combination Agreement”.

Pursuant to Altimar’s certificate of incorporation, Altimar will provide its stockholders with the opportunity to redeem their shares in conjunction with a stockholder vote on the transaction contemplated by the Business Combination Agreement, including the Business Combination.

The diagram below depicts a simplified version of the Company’s organizational structure immediately following the Completion of the Business Combination.

(1)	Assumes no Altimar shareholders exercise Redemption Rights.

(2)	Owl Rock Principals and Dyal Principals collectively represent 90% of the voting interests in Blue Owl.

(3)	Ownership percentages based on ownership of common units of Owl Rock Capital Feeder LLC.

(4)

Shares of Class C and Class D common stock represent non-economic interests in Blue Owl (other than the right to receive the par value of such shares in connection with the liquidation, dissolution or winding up of Blue Owl) and are exchangeable for shares of Class A or Class B common stock, respectively, together with an equal number of Blue Owl Operating Group Units.

(5)	Based upon Pro Forma Election Assumptions.

Sources and Uses of Funds for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of Altimar’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that 27.5 million outstanding Class A ordinary shares are redeemed in connection with the Business Combination (representing all the outstanding Public Shares (“Maximum Redemptions”). The number of Class A ordinary shares redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.00; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$275	Cash to Balance Sheet	$175
Private Placement	1,500	Cash to sellers	1,583
FIC Cash	143	Escrow Amount	10
		Transaction Costs	150

Total Sources	$1,918	Total Uses	$1,918

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$—	Cash to Balance Sheet	$175
Private Placement	1,500	Cash to sellers	1,308
FIC Cash	143	Escrow Amount	10
		Transaction Costs	150

Total Sources	$1,643	Total Uses	$1,643

Pursuant to the Business Combination Agreement, certain FIC Assets in the form of cash and cash equivalents attributable to “FIC Units” in Owl Rock Group (held predominantly by Owl Rock Capital Partners, which is held by the Owl Rock Principals) may be retained within Owl Rock Group (including through its wholly owned subsidiaries, as applicable) for use to pay transaction expenses and for general corporate purposes. It is anticipated that approximately $143 million of such FIC Assets will be so retained, and accordingly, as contemplated by the Business Combination Agreement, $143 million of cash of Blue Owl GP will be used to pay cash consideration to such holders of “FIC Units”.

As a result of the transactions contemplated by the Business Combination Agreement, an earnout of $150.0 million is payable by certain holders of Class A Units in Owl Rock Group related to a 2018 recapitalization transaction involving Owl Rock Group. This earnout may be funded by or offset against the Owl Rock Cash Consideration payable to holders of Class A Units in Owl Rock Group under the Business Combination. These earnout contributions are for the benefit of Owl Rock Capital Partners in accordance with Owl Rock Group’s existing Limited Liability Company Agreement.

Basis of presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination was completed on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using the following:

•	Altimar’s condensed balance sheet;

•	Owl Rock’s consolidated and combined statement of financial condition; and

•	Dyal’s combined statement of financial condition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

•	Altimar’s condensed statement of operations;

•	Owl Rock’s consolidated and combined statement of operations; and

•	Dyal’s combined statement of operations.

The merger between Owl Rock and Altimar will be accounted for as a reverse asset acquisition, which is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Altimar will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse asset acquisition will be treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization. The acquisition of Dyal will be treated as a business combination under ASC Topic 805 and will be accounted for using the acquisition method. Blue Owl will record the fair value of assets and liabilities acquired from Dyal.

Under the acquisition method, the acquisition-date fair value of the gross consideration transferred to affect the Dyal business combination, as described in Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The Company has made significant estimates and assumptions in determining the preliminary allocation of the gross consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated operating efficiencies or cost savings that may be associated with the business combination. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform the Dyal and Altimar’s historical basis of presentation to that of Owl Rock’s, where applicable.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Altimar believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Business Combination contemplated based on information available to Altimar at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations would have been had the business combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to Transaction Accounting Adjustments, which are adjustments that depict in the pro forma condensed combined financial statements the accounting for the transactions required by U.S. GAAP.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Blue Owl shares outstanding, assuming the transaction occurred on January 1, 2020 and based upon the Pro Forma Election Assumptions.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, Owl Rock will perform a comprehensive review of Dyal’s accounting policies. As a result of the review, Owl Rock may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Owl Rock has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(a) Represents the pro forma adjustments to remove the economic investments in the Dyal Equity Funds that are not being contributed, assigned or transferred and, where applicable, the related non-controlling interests in the entities holding such investments from the historical financial statements of Dyal.

Pursuant to the terms of the BCA, the Business Combination will include the contribution, assignment or other transfer of direct or indirect ownership of 100% of the non-economic general partner interests in the Dyal Equity Funds or 100% of the interests in the non-economic general partners of the Dyal Equity Funds such that, upon completion, Blue Owl shall indirectly control the Dyal Equity Funds. However, certain Dyal economic investments in the Dyal Equity Funds are not being contributed, assigned, or transferred.

(b) Reflects the proceeds of $1,500.0 million from the issuance of 150,000,000 shares of Class A common stock with a par value of $0.0001 from the PIPE Investment based on estimated commitments received.

(c) Reflects the reclassification of $275.0 million of cash and cash equivalents held in the Trust Account of Altimar that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

(d) Reflects the use of $350.0 million of proceeds from the PIPE Investment to purchase existing Class A units from holders of Owl Rock. This represents the secondary purchase of partnership interests in Blue Owl. Note that pursuant to the Business Combination Agreement, $10.0 million of this $350.0 million is held in escrow at closing to satisfy 49.9% of purchase price true-up obligations and pre-closing income tax indemnification obligations of Owl Rock Group LLC equity holders under the Business Combination Agreement. An additional $142.7 million represents FIC Assets in the form of cash and cash equivalents that will be retained inside of Owl Rock Group LLC. Holders of “FIC Units” will receive cash consideration from Blue Owl GP corresponding to such FIC Assets in exchange for their “FIC Units” as described in Note 1 —Description of the Business Combination.

(e) Represents the adjustment for the estimated preliminary purchase price allocation for the acquisition of the Dyal business resulting from the Business Combination (“Dyal Business Combination”). The preliminary purchase price allocation is presented below as if the Dyal Business Combination was consummated on December 31, 2020. Reimbursed transaction costs expected to be incurred by Dyal are included as part of the total consideration below.

	Fair Value (in millions)
Calculation of consideration per the Business Combination Agreement	No Redemption	Maximum Redemption
Equity consideration for acquired stock (1)	$3,914.4	$4,221.9
Cash consideration	1,100.0	825.0
Tax receivable agreement	129.9	97.4
Dyal reimbursed transaction costs	50.0	50.0
Fair value of earnout (2)	259.2	259.2
Non-controlling interest	6.4	6.4

Total consideration for allocation	$5,459.9	$5,459.9

Recognized amounts of identifiable assets acquired and liabilities assumed
Assets acquired:
Investments	$7.5	$7.5
Accounts receivable, net	57.4	57.4
Intangible assets, net	2,740.5	2,740.5
Deferred tax asset	84.5	24.8
Other assets (excluding goodwill)	22.9	22.9

Total assets acquired	$2,912.8	$2,853.1

Liabilities assumed:
Accrued compensation	140.6	140.6
Accounts payable, accrued expenses and other liabilities	9.5	9.5
Deferred tax liabilities	58.2	59.7

Total liabilities assumed	$208.3	$209.8

Net identifiable assets acquired	$2,704.5	$2,643.3

Goodwill	$2,755.4	$2,816.6

(1)	Represents share consideration issued to the Dyal selling shareholders based on the fair value of the acquired business reflecting a discount for lack of control.
(2)

Represents the estimated fair value of the Seller Earnout Securities, which will be settled with shares of Class A, C, and/or D common stock and is accounted for as a contingent consideration in accordance with ASC 805. The equity owners of Blue Owl prior to the Closing are entitled to receive an earnout subject to vesting terms detailed within the section entitled “The Business Combination Agreement — Earnout” within this proxy statement/prospectus. As a result, the Seller Earnout Securities are included in the value of consideration allocated in purchase accounting. The value of the Seller Earnout Securities was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five-year time period.

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC Topic 805 and include trademarks, non-compete agreements with employees, investment management agreements, and institutional investor relationships.

Identifiable Intangible Assets	Fair Value (in millions)	Useful Life (in years)
Trademarks	$66.2	7
Investment management agreements	2,500.0	10-20
Institutional investor relationships	174.3	10

Total	$2,740.5

Approximately $2,755.4 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Dyal, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

In addition to the recognition of goodwill and intangibles, the following are adjustments made in connection with the acquisition of Dyal:

(i)	A $1,100.0 million decrease to cash and cash equivalents representing Dyal’s secondary purchase of partnership interests in Blue Owl;

(ii)	A $50.0 million decrease to cash and cash equivalents representing the amount of reimbursed acquisition costs included as part of consideration for the acquisition of Dyal as presented above;

(iii)

A $84.5 million increase in deferred tax assets and a $58.2 million increase in deferred tax liabilities that results from the step-up for tax purposes of certain assets of Dyal, including the deferred tax asset created as a result of payments resulting from the TRA. The deferred tax assets and deferred tax liabilities are driven by state and federal taxes, therefore are not netted due to jurisdiction differences in accordance with ASC 740. The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income. Please refer to note (f) and (g) for additional information;

(iv)

A $129.9 million increase to TRA liability to establish the net present value of the contingent consideration owed to previous Dyal owners as part of the TRA. The TRA represents an increase to the consideration transferred and is not an assumed liability within purchase accounting. The TRA liability has been recorded as an adjustment to shareholders equity of Blue Owl and would not impact non-controlling interest in the Blue Owl Operating Group. Please refer to note (f) for additional information;

(v)	A $4,303.5 million increase to additional paid-in capital associated with the purchase accounting for Dyal;

(vi)	A $68.7 million increase to retained earnings to eliminate the historical accumulated deficit of Dyal;

(vii)

A $3,532.3 million decrease to APIC and increase to non-controlling interest to reflect the non-controlling interest in the Dyal Business as a result of the transaction. Refer to note (m) for additional information.

(viii)

A $259.2 million increase to Earnout liability. The Earnout liability represents an increase to the consideration transferred owed to the Dyal Owners and is not an assumed liability within purchase accounting. Please refer to note (q) for additional information.

(f) Upon completion of the Business Combination, Blue Owl will be party to the Tax Receivable Agreement. As described under “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement,” in connection with this Business Combination, Blue Owl will enter into a TRA with certain existing direct and indirect members of the Blue Owl Operating Group. The agreement will require Blue Owl GP to pay to such members (or their owners) 85% of the amount of tax savings, if any, that the Company realizes (or is deemed to realize in certain circumstances) as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of the Blue Owl Operating Group (or certain corporations acquired in connection with the Business Combination) existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the TRA, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the TRA assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future TRA payments.

The adjustments resulting from the TRA and attributable to the reverse recapitalization of Owl Rock and Dyal Business Combination have been recorded as an adjustment to shareholders equity. When payments are made from Blue Owl (or its subsidiaries) pursuant to the TRA, the applicable tax regulations consider the payments additional consideration related to the original transaction which gave rise to the tax attribute being utilized, resulting in additional tax basis adjustments equal to the TRA payments made. The tax effects of this temporary difference will be recorded as an increase to deferred tax assets. When establishing the TRA liability, the difference between the TRA liability and related deferred tax asset is recognized in additional paid-in capital as these adjustments are caused by transactions among or with shareholders.

Note that $129.9 million (assuming no redemptions) and $97.4 million (assuming maximum redemptions) of the total TRA liability is accounted for as contingent consideration under ASC 805 related to the Dyal Business Combination. The TRA liability represents the estimated fair value of cash payments owed to Dyal selling shareholders pursuant to the TRA. The estimated undiscounted cash payments to be made by Blue Owl to selling shareholders pursuant to the TRA are discounted to present value utilizing an appropriate market discount rate to arrive at the estimated fair value of the cash payments and the associated liability. Refer to footnote (e) for details of the consideration transferred and the purchase price allocation.

(g) The deferred tax adjustments are primarily related to the difference between the financial statement and tax basis in Blue Owl’s investment in Blue Owl Operating Group interests, deferred tax impacts connected to the TRA as described in note (f), as well as deferred taxes related to taxes that are assessed at the partnership level. The non-controlling interest benefit of the partnership level taxes is included as part of the non-controlling interest adjustment as described in note (j). The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income.

(h) A total $150.0 million of expected transaction costs are to be incurred with the Business Combination. Of the total, $50.0 million relates to the reimbursed acquisition costs included as part of the consideration for the Dyal Business Combination described in (e), and $9.7 million relates to deferred IPO fees described in (i).

This pro forma adjustment reflects the remaining $90.3 million of estimated transaction costs expected to be incurred by Owl Rock and Altimar associated with the Business Combination, $8.3 million of which are deferred transaction costs included in other assets on Owl Rock’s consolidated and combined statement of financial condition. Of these costs, $85.3 million relate to expected advisory, legal, and other fees, which are direct and incremental to the transaction and are adjusted against additional paid-in capital, and $5.0 million is expected to be expensed, of which $3.4 million was expensed and accrued in the historical statement of operations of Owl Rock for the fiscal year ended December 31, 2020 and $1.6 million was expensed and reflected in retained earnings. The $11.7 million decrease to accounts payable represents the adjustment to eliminate the accrued transaction cost liabilities reflected in the Owl Rock historical balance sheet with an offsetting decrease to cash.

(i) Reflects the payment of deferred IPO fees, which includes $9.7 million of deferred underwriters’ and professional fees and $0.5 million of accrued offering costs in connection with Altimar’s IPO.

(j) Following the Business Combination, assuming no redemptions and based upon the Pro Forma Election Assumptions, the Company will own 17.9% of the economic interest of Blue Owl Operating Group, and the continuing members of Blue Owl will own the remaining 82.1%. Assuming the maximum redemption scenario, the Company will own 15.9% of the economic interest of Blue Owl Operating Group, and the continuing members of Blue Owl will own the remaining 84.1%.

	No Redemption		Maximum Redemption
(in millions)	Blue Owl Membership Units	%	Blue Owl Membership Units	%
Investors in Blue Owl	242	17.9%	215	15.9%
Continuing members of Blue Owl Partnerships	1,110	82.1%	1,137	84.1%

Total	1,352	100.0%	1,352	100.0%

The calculation of additional paid-in capital is as follows:

	Blue Owl
(in thousands)	No Redemption	Maximum Redemption
Altimar historical additional paid-in capital	$5,261	$5,261
Adjustments impacting additional paid-in capital:
PIPE Investment	1,499,985	1,499,985	(b)
Secondary purchase of membership units in Blue Owl Partnerships	(350,000)	(350,000)	(d)
Transaction costs	(85,326)	(85,326)	(h)
Reclass of redeemable Class A stock	261,546	261,546	(k)
Establishment of par for new share classes	(106)	(106)	(l)
Dyal purchase price allocation	4,303,512	4,578,512	(e, n)
Class A share redemptions	—	(275,000)	(n)
Deferred taxes	255,790	250,637	(g, n)
Due to affiliates for tax receivable agreement	(240,154)	(207,617)	(f, n)
Earnout liability	(26,509)	(26,509)	(q)
Reclass of “Award” liability	90,524	90,524	(o)

Total adjustments impacting additional paid-in capital	$5,709,262	$5,736,646
Non-controlling interest and liability classified earnouts attributable to Blue Owl Partnerships (see below)	(4,654,822)	(4,777,895)	(m, n)

Additional paid-in capital	$1,059,701	$964,012

For purposes of the calculation of additional paid-in capital, the impact of non-controlling interest is calculated as follows:

	Blue Owl
(in thousands)	No Redemption	Maximum Redemption
Altimar historical additional paid-in capital	$5,261	$5,261
Adjustments impacting additional paid-in capital	$5,709,262	5,736,646
Adjustments impacting additional paid-in capital not subject to non-controlling interest:
Deferred taxes attributable to Blue Owl	310,213	295,870
Due to affiliates for tax receivable agreement	(240,154)	(207,617)
Earnout liability	(26,509)	(26,509)
Establishment of par for new share classes	(106)	(106)

Adjustments impacting additional paid-in capital not subject to non-controlling interest:	$5,671,079	$5,680,269
PIPE Investment	15	15
Altimar historical par	1	1
Recapitalization	3	3
Reclass of “Award” liability	1	1

Total Equity Adjustments	$5,671,099	$5,680,288
Continuing members’ economic interest in Blue Owl Partnerships	82.1%	84.1%

Non-controlling interest impact to additional paid-in capital prior to reclassification of liability classified earnouts attributable to Blue Owl Partnerships	$4,654,822	$4,777,895
Earnout liability directly attributable to Blue Owl Partnerships	(497,782)	(497,782)
Non-controlling interest impact to additional paid-in capital	$4,157,040	$4,280,113

The calculation of non-controlling interest is as follows:

(in thousands)	No Redemption	Maximum Redemption
Non-controlling interest prior to consummation of the Business Combination:
Beginning members’ deficit	$(537,919)	$(537,919)
Historical adjustments to Dyal equity	(20,548)	(20,548)	(a)
PIPE Investment	1,500,000	1,500,000	(b)
Secondary purchase	(350,000)	(350,000)	(d)
Reclass of redeemable Class A stock	261,549	261,549	(k)
Transaction costs	(86,921)	(86,921)	(h)
Dyal purchase price allocation	4,372,172	4,647,173	(e, n)
Class A share redemptions	—	(275,000)	(n)
Settlement of “Award” liability	90,525	90,525	(o)
Deferred taxes attributable to Blue Owl Partnerships	(54,423)	(45,233)	(g, n)
Non-controlling interest in subsidiaries of partnerships	(12,882)	(12,882)

Total members’/stockholders’ equity	$5,161,553	$5,170,744
Continuing members’ economic interest in Blue Owl Partnerships	82.1%	84.1%

Non-controlling interest	$4,236,590	$4,349,300
Earnout liability directly attributable to Blue Owl Partnerships	(497,782)	(497,782)	(q)
Non-controlling interest before day one expenses	3,738,808	3,851,518

Non-controlling interest impact following consummation of the Business Combination:
Day one stock compensation expense associated with equity issuance	1,398,800	1,398,800
Continuing member’s economic interest in Blue Owl Partnerships	82.1%	84.1%

Day one stock compensation expense attributable to non-controlling interest	$1,148,131	$1,176,581
Non-controlling interest before day one expenses	3,738,808	3,851,518
Day one stock compensation expense associated with equity issuance	1,398,800	1,398,800
Less: Day one stock compensation expense attributable to non-controlling interest	1,148,131	1,176,581

Non-controlling interest following consummation of the Business Combination	$3,989,477	$4,073,737

(k) Represents the pro forma adjustments to reclassify Altimar Class B common stock, which will be converted to Altimar Class F common stock as a required step for the Domestication of Altimar and subsequently and immediately converted to Altimar Class A common stock and Altimar redeemable Class A common stock that will be converted to Class A common stock following the Business Combination, and is reflective of the impact of the forfeiture of 2,289,375 of the 6,675,000 shares of Class

A common stock which would be held by the Sponsor following the Business Combination as described within the Forfeiture and Support Agreement (which is incorporated by reference to this filing).

(l) In each case, based upon the Pro Forma Election Assumptions, (i) 1,256.6 million shares of common stock with a closing share price of $10 per share would be outstanding immediately after the Business Combination, including shares of Class A and Class E common stock (economic) and Class C and Class D common stock (vote-only, no economics stock) and (ii) such common stock would include 237.8 million shares of our Class A common stock issued in the Business Combination, 718.8 million shares of Class C common stock, 295.5 million shares of Class D common stock, and 4.5 million shares of Class E common stock.

(m) Represents the pro forma adjustments to record a non-controlling interest related to the interest held by the continuing members of the Blue Owl Operating Group, which will represent a majority of the economic interest in the Blue Owl Operating Group on the unaudited pro forma condensed combined balance sheet. Refer to (j) for a roll of non-controlling interest related to the interests held by continuing members of the Blue Owl Operating Group. Note that $3,532.3 million of the total non-controlling interest in Blue Owl is attributable to the Dyal acquisition. An adjustment was made to reclassify additional paid-in capital to non-controlling interest as result of the Dyal acquisition.

(n) Represents the impact of the maximum redemption scenario at an estimated per share redemption price. Upon the maximum redemption scenario, $275.0 million in cash will be paid to redeemable shareholders with the offset to additional paid-in capital. In addition, a decrease in cash and contingent consideration used in the Dyal Business Combination described in footnote (e) was offset with an increase in equity consideration. As a result of the adjustments described, there is a decrease in the TRA liability and an increase to additional paid-in capital on the unaudited pro forma condensed combined balance sheet. In each case, based upon the Pro Forma Election Assumptions, (i) under the maximum redemption scenario, 1,256.6 million shares of common stock with a closing share price of $10 would be outstanding immediately after this Business Combination, including shares of Class A and Class E common stock (economic) and Class C and Class D common stock (vote only, no economics stock) and (ii) such common stock would include 210.3 million shares of our Class A common stock issued in this Business Combination, 746.3 million shares of Class C common stock, 295.5 million shares of Class D common stock, and 4.5 million shares of Class E common stock. In addition, under the maximum redemption scenario, Blue Owl will own 15.9% of the economic interest of Blue Owl Operating Group, and the continuing members of the Blue Owl Operating Group will own the remaining 84.1%, and therefore, this adjustment reflects changes to non-controlling interest.

(o) Represents the pro forma adjustment to eliminate the accrued compensation liability associated with an Owl Rock special incentive award granted on September 15, 2020. The adjustment was offset with an increase to Class A common stock, assuming the vested restricted stock units were exercised at December 31, 2020, and additional paid in capital as the cash settled award converts into 9.05 million restricted stock shares upon exercise of the units. Please refer to “Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC Notes to Consolidated and Combined Financial Statements” within this proxy statement/prospectus for more information.

(p) Represents the pro forma adjustment as a result of a one-time compensation charge recognized post-combination associated with the accelerated vesting of certain employee share-based awards. For the impact of the award to non-controlling interests, refer to the calculation of non-controlling interests in (j). The impact to Blue Owl is calculated as follows:

(in thousands)	No Redemption	Maximum Redemption
Day one stock compensation expense associated with equity issuance	$1,398,800	$1,398,800
Controlling interest in Blue Owl Partnerships	17.9%	15.9%

Day one stock compensation expense attributable to controlling interest	$250,669	$222,219

q) The total value of the Seller Earnout Securities have an estimated fair value of $589.1 million, which was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five-year time period. The Earnout Triggering Events are detailed within the section entitled “The Business Combination Agreement — Earnout” within this proxy statement/prospectus. Of the total estimated fair value, $265.1 million is attributable to the Seller Earnout Securities issued to the Owl Rock Equity holders, $259.2 million is accounted for as contingent consideration under ASC 805 related to the Dyal Business Combination (please refer to note (e) for additional information), $64.8 million is accounted for as equity classified stock based compensation under ASC 718 issued to certain employees of Dyal, which was recognized as a one-time compensation charge post-combination associated with the expected acceleration of vesting of the awards. Note that, separately, under ASC 718, the indexation assessment under ASC 815-40 does not factor into the classification assessment. As a result, the immediately vested stock based compensation is equity classified. Please refer to note (p) for additional information.

The non-controlling interest impact associated with the liability attributable to the Blue Owl Partnerships is included as part of the non-controlling interest adjustment as described in note (j).

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve-month period ended December 31, 2020 are as follows:

(aa) Represents the pro forma adjustments to reflect transaction costs that are not directly attributable to the Business Combination and therefore expensed as incurred.

(bb) The combined entity of Owl Rock and Dyal will continue to be treated as a partnership (“Blue Owl Operating Group”) for U.S. federal and state income tax purposes. The Blue Owl Operating Group are generally not subject to U.S. federal and state income taxes (although are subject to certain unincorporated business taxes, particularly in New York City). Any taxable income or loss generated by the Blue Owl Operating Group are passed through to and included in the taxable income or loss of its members. Blue Owl is subject to U.S. federal and state income taxes with respect to our allocable share of any taxable income generated by the Blue Owl Operating Group. This adjustment includes the tax effect of recognizing the allocable share of the pro forma taxable income generated by the Blue Owl Operating Group. We estimate that our allocable share of income or loss from the Blue Owl Operating Group will be subject to an effective tax rate of 23%. Further, these pro forma income tax provisions are prepared as if the acquisition of the Dyal business occurred on January 1, 2020. This adjustment also contains the deferred tax benefit that is connected to the post-transaction PPA amortization.

(cc) Represents the pro forma adjustment to adjust non-controlling interest for the portion of net income attributable to Blue Owl based on the relative ownership under the no redemption scenario.

(dd) Represents the impact of the maximum redemption scenario on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as it relates to non-controlling interest. Under the maximum redemption scenario, based upon the Pro Forma Election Assumptions, Blue Owl will own 15.9% of the economic interest of Blue Owl Operating Group, and the continuing members of the Blue Owl Operating Group will own the remaining 84.1%.

	Year Ended December 31, 2020
($ in thousands)	No Redemption	Maximum Redemption
Net income (loss) attributable to Blue Owl Partnerships	$(1,538,522)	$(1,538,318)
Less:
Imputed interest for contingent consideration of Dyal acquisition	(817)	(613)
Net income (loss) attributed to non-controlling interests in subsidiaries of partnerships	(4,397)	(4,397)

Allocable income	$(1,533,308)	$(1,533,308)
Continuing members’ economic interest in Blue Owl Partnerships	82.1%	84.1%

Income attributable to non-controlling interest	$(1,258,535)	$(1,289,720)
NCI in Share of UBT	(235)	(242)

Total income attributable to non-controlling interest	$(1,258,770)	$(1,289,962)

(ee) Represents the pro forma adjustments to remove income statement activity associated with the economic investments in the Dyal Equity Funds that are not being contributed, assigned or transferred and, where applicable, the related non-controlling interests in the entities holding such investments from the historical financial statements of Dyal as described in (a).

(ff) Represents adjustments to incorporate intangible asset amortization for the step-up basis related to the Dyal Business Combination at the closing of the transaction. This pro forma adjustment has been calculated assuming the transaction occurred on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma amortization expense that is accounted for as an adjustment to general, administrative and other expenses.

Identifiable Intangible Assets	Fair Value (in millions)	Useful life (in years)	Amortization Expense for the year ended December 31, 2020
Trademarks	$66.2	7	$9.5
Investment management agreements	2,500.0	10-20	156.0
Institutional investor relationships	174.3	10	17.4

Total	$2,740.5		$182.9

(gg) Represents the adjustment to record imputed interest expense associated with the TRA liability which is considered contingent consideration associated with the Dyal Business Combination under the no redemption scenario. The TRA liability is recorded as a long-term liability in the unaudited pro forma condensed combined balance sheet as described above in (f).

(hh) Represents the adjustment to record imputed interest expense associated with the TRA liability which is considered contingent consideration associated with the Dyal Business Combination under the maximum redemption scenario. The TRA liability is recorded as a long-term liability in the unaudited pro forma condensed combined balance sheet as described above in (f).

(ii) Represents the impacts to compensation and benefits related to the Employment Agreements for Key Individuals (a copy of which is incorporated by reference to this filing) which will be effective as of the closing of the Business Combination and a one-time compensation charge recognized post-combination associated with the accelerated vesting of certain employee share-based awards.

(jj) Represents the elimination of interest earned on marketable securities held in the Trust Account.

Note 5 — Earnings/Loss per Share

Net (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

For the purposes of calculating the weighted average number of shares of Class A common stock outstanding, the following factors are considered, in each case based upon the Pro Forma Election Assumptions:

1.

Management determined that the economic shares include 27.5 million Class A common shares issued to SPAC Shareholders, 4.6 million shares issued to SPAC Sponsors, 150.0 million shares issued to PIPE Investors, 46.7 million shares attributed to other Owl Rock Equityholders, and 9.05 million shares associated with the Owl Rock special incentive award.

2.

The additional 100.0 million Seller Earnout Securities of Class E common stock will be allocated among the Stockholders, on a pro rata basis. The shares will vest in two series, Series E-1 and Series E-2 based on the vesting conditions that follow. If at any time following the Closing, the volume weighted average price (“VWAP”) of the shares of Class A common stock of Blue Owl is equal to at least $12.50 per share over any twenty (20) consecutive trading days following the Closing, the Series E-1 Shares will vest; and (ii) if the VWAP of the shares of Class A common stock of Blue Owl is equal to at least $15.00 per share over any twenty (20) consecutive trading days following the Closing, the Series E-2 Shares will vest. The Seller Earnout Securities shall be entitled to receive, ratably with participating shares, dividends and other distributions prior to vesting, at which point they become issued common stock. While unvested, forfeitable Seller Earnout Securities are outstanding, earnings per share will be allocated under the two-class method. Because the financial statements reflect a net loss in all periods presented, no loss amounts have been allocated to the Seller Earnout Securities, as the Seller Earnout Securities do not have a contractual obligation to share in losses. Therefore, the Seller Earnout Securities are excluded from the basic and diluted loss per share calculations.

3.

Existing shareholders have rights to exchange the pre-existing voting units to Class A and B common shares on a one-for-one exchange basis. Upon full exchange, Class A and B common shares shall be increased by 1,110 million and 1,137 million shares for the no redemption and maximum redemption scenarios, respectively.

4.

The 14 million of SPAC and private placement warrants with an exercisable price at $11.50 are not converted to Class A common stock at Closing. The warrant effects are excluded from the diluted loss per share calculation, since the inclusion would be anti-dilutive for the year ended December 31, 2020.

The unaudited pro forma condensed combined (loss) per share has been prepared assuming two alternative levels of redemption by the Company’s public stockholders of shares of Class A Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the year ended December 31, 2020:

	Year Ended December 31, 2020
($ in thousands, except share and per share amounts)	No Redemption	Maximum Redemption

Basic and Diluted Net (Loss) Per Class A Share
Numerator
Net (loss)	$(1,529,887)	$(1,530,199)
Less: Net (loss) attributable to non-controlling interest	(1,258,770)	(1,289,962)

Net (loss) attributable to Class A common stockholders-basic	$(271,117)	$(240,237)

Denominator
Weighted-average shares of Class A common stock outstanding-basic	237,850	210,350
Weighted-average shares of Class A common stock outstanding-diluted	1,252,150	1,252,150
Basic net (loss) per share	$(1.14)	$(1.14)

Diluted net (loss) per share	$(1.22)	$(1.22)

The following tables sets forth:

•	Historical per share information of Altimar as of December 31, 2020;

•

Unaudited pro forma combined per share information of the Company as of December 31, 2020, after giving effect to the Business Combination, assuming two redemption scenarios as follows and in each case based upon the Pro Forma Election Assumptions:

•

Scenario 1 — Assuming No Redemption: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the funds held in the Trust Account.

•

Scenario 2 — Assuming Maximum Redemption scenario: This presentation reflects the percentage of redeemable shares that can be redeemed using only cash available on the pro forma condensed combined balance sheets as of the date of this filing. It does not take into account cash flow available from operations between this filing and the Closing.

The pro forma book value per share information reflects the Business Combination as if it had occurred on December 31, 2020.

	Historical (2)	Pro Forma Combined
	Altimar Acquisition Corporation for Year Ended December 31, 2020	Assuming No Redemptions	Assuming Maximum Redemptions
Book value per share (1)	$0.73	$3.02	$3.14

(1)

Book value per share = total equity/shares outstanding. Shares outstanding includes Class E shares issued and outstanding. For the pro forma combined book value per share, total equity is derived using 242.3 million shares in the no redemption scenario and 214.8 million shares in the maximum redemption scenario.

(2)	Prior to the Business Combination, Owl Rock and Dyal’s historical equity structure was not unitized, and therefore the calculation of book value per share is not a useful metric.

INFORMATION ABOUT ALTIMAR

General

Altimar is a blank check company incorporated as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “initial business combination”).

Altimar’s sponsor, Altimar Sponsor LLC (the “Sponsor”), is affiliated with HPS Investment Partners, LLC (“HPS”). HPS is a global investment firm with approximately $68 billion of assets under management as of December 31, 2020. Founded in 2007, HPS manages various investment strategies that invest across the capital structure, from privately negotiated senior secured debt and mezzanine investments, asset-based leasing and private equity to syndicated leveraged loans and high yield bonds. HPS is headquartered in New York with 11 additional offices worldwide. As of December 31, 2020, HPS had 152 investment professionals and over 380 employees globally. The scale and breadth of HPS’s platform offers its clients the flexibility to invest in companies large and small, through standard or customized solutions. HPS is led by Chief Executive Officer and Governing Partner Scott Kapnick, who, prior to founding HPS, served as a Management Committee member, Partner and Co-Head of Global Investment Banking at The Goldman Sachs Group, Inc.

Altimar’s Business Strategy

Building on HPS’s experience in investing in high-quality businesses globally since 2007, Altimar’s strategy is to acquire a compelling asset with a world class management team that is poised for growth. Altimar’s goal is to deliver its public shareholders an opportunity to own a long term, durable compounding equity investment that can produce strong returns.

Fair Market Value of Target Business

The New York Stock Exchange (the “NYSE”) rules require that the initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of Altimar signing a definitive agreement in connection with the initial business combination. The Board has determined that this test was met in connection with the proposed business combination at the time the Business Combination Agreement was signed.

Initial Public Offering and Private Placement

On October 27, 2020, Altimar consummated its initial public offering of 25,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share, $0.0001 par value per share (the “Class A ordinary shares”), and one-third of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $250,000,000. Subsequently, on November 5, 2020, the underwriter partially exercised its over-allotment option, and the closing of the issuance and sale of an additional 2,500,000 Units (the “Over-Allotment Units”) occurred on November 9, 2020. The issuance of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of $25,000,000.

Concurrently with the completion of Altimar’s initial public offering, the Sponsor entered into a Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 4,666,667 private placement warrants (the “Private Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant. On November 9, 2020, simultaneously with the issuance of the Over-Allotment Units, Altimar consummated the sale of an additional 33,333 Private Warrants, generating gross proceeds of $500,000.

Effecting the Initial Business Combination

General

Altimar is not presently engaged in any operations other than to seek an initial business combination. Altimar intends to effectuate the initial business combination using cash from the proceeds of its initial public offering and the sale of the private placement warrants to the Sponsor, the PIPE subscriptions described herein and the issuance of equity to the sellers.

Shareholder Approval of the Business Combination and Redemption

Pursuant to the terms of the proposed business combination, as described in the section titled “The Extraordinary General Meeting” in this proxy statement/prospectus, Altimar is seeking shareholder approval at a meeting called for such purpose at which public shareholders may seek to redeem all or a portion of their Class A ordinary shares for cash at a price per share equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the proposed business combination, including interest earned on the funds held in the Trust Account and not previously released to Altimar to pay its income taxes, if any, divided by the number of then-outstanding Class A ordinary shares in accordance with the procedures set forth in this proxy statement/prospectus. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the proposed business combination with respect to Altimar’s warrants. Further, Altimar will not proceed with redeeming its Class A ordinary shares, even if a public shareholder has properly elected to redeem its shares, if the proposed business combination does not close.

The approval of the Business Combination requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. A majority of the voting power of the issued and outstanding Altimar Class A ordinary shares and Class B ordinary shares entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The holders of the founder shares, who currently own approximately 20% of the issued and outstanding Class A ordinary shares, will count towards this quorum.

Voting Restrictions in Connection with Shareholder Meeting

The Sponsor and each member of Altimar’s management team have entered into an agreement with Altimar, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the proposed business combination, and (ii) a shareholder vote to approve the amendments to Altimar’s Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of Altimar’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the proposed business combination or to redeem 100% of its public shares if Altimar does not complete the initial business combination within 24 months from the closing of its initial public offering or during any extension period or (B) with respect to any other provision relating to the rights of holders of Altimar’s Class A ordinary shares.

Liquidation If No Initial Business Combination

Altimar’s Amended and Restated Memorandum and Articles of Association provide that it will have only 24 months from the closing of its initial public offering to consummate an initial business combination. If Altimar has not consummated an initial business combination within 24 months from the closing of its initial public offering, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Altimar to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Altimar’s remaining shareholders and the Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Altimar’s warrants, which will expire and be worthless if Altimar fails to consummate an initial business combination within 24 months from the closing of its initial public offering. Altimar’s Amended and Restated Memorandum and Articles of Association provide that, if it winds up for any other reason prior to the consummation of the initial business combination, Altimar will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of Altimar’s management team have entered into an agreement with Altimar, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if Altimar fails to consummate an initial business combination within 24 months from the closing of its initial public offering or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Altimar fails to complete the initial business combination within the prescribed time frame).

The Sponsor and Altimar’s executive officers and directors have agreed, pursuant to a written agreement with Altimar, that they will not propose any amendment to Altimar’s Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of Altimar’s obligation to provide holders of Altimar’s Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of Altimar’s public shares if it does not complete the initial business combination within 24 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of Altimar’s Class A ordinary shares, unless Altimar provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Altimar to pay its income taxes, if any, divided by the number of the then-outstanding public shares.

Altimar expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to Altimar to pay dissolution expenses, although Altimar cannot assure you that there will be sufficient funds for such purpose.

If Altimar were to expend all of the net proceeds of its initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon Altimar’s dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Altimar’s creditors which would have higher priority than the claims of Altimar’s public shareholders. Altimar cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While Altimar intends to pay such amounts, if any, Altimar cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Altimar will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Altimar’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Altimar’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Altimar than any alternative. Examples of possible instances where Altimar may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Goldman Sachs & Co. LLC, as sole book-running manager in connection with Altimar’s initial public offering, did not execute an agreement with Altimar waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Altimar and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Altimar if and to the extent any claims by (A) a third party for services rendered or products sold to Altimar (other than Altimar’s independent registered public accounting firm), or (B) a prospective target business with which Altimar has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Altimar’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under Altimar’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, Altimar has not asked the Sponsor to reserve for such indemnification obligations, nor has Altimar independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Altimar believes that the Sponsor’s only assets are securities of Altimar. Therefore, Altimar cannot assure you that the Sponsor would be able to satisfy those obligations. None of Altimar’s officers or directors will indemnify Altimar for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay Altimar’s income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Altimar’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Altimar currently expects that its independent directors would take legal action on Altimar’s behalf against the Sponsor to enforce its indemnification obligations to Altimar, it is possible that Altimar’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Altimar cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

Altimar will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Altimar does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Altimar’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Altimar has had access to up to $1,000,000 following its initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Altimar liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from Altimar’s Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

If Altimar files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Altimar that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Altimar’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, Altimar cannot assure you it will be able to return $10.00 per public share to its public shareholders. Additionally, if Altimar files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Altimar’s shareholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to Altimar’s creditors and/or may have acted in bad faith, and thereby exposing itself and Altimar to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Altimar cannot assure you that claims will not be brought against Altimar for these reasons.

Altimar’s public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Altimar’s public shares if it does not complete the initial business combination within 24 months from the closing of its IPO, (ii) in connection with a shareholder vote to amend Altimar’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of its obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of its public shares if it does not complete the initial business combination within 24 months from the closing of its IPO or (B) with respect to any other provision relating to the rights of holders of Altimar’s Class A ordinary shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Altimar has not consummated an initial business combination within 24 months from the closing of its IPO, with respect to such Class A ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In connection with the proposed business combination, a shareholder’s voting alone will not result in a shareholder’s redeeming its shares to Altimar for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Facilities

Altimar currently maintains its executive offices at 40 West 57th Street, 33rd Floor, New York, NY 10019. The cost for Altimar’s use of this space is included in the $10,000 per month fee it will pay to an affiliate of the Sponsor for office space, administrative and support services. Altimar considers its current office space adequate for its current operations.

Upon consummation of the Business Combination, the principal executive offices of Blue Owl will be those of 399 Park Avenue, 38th Floor, New York, NY 10022, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

Altimar currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Altimar’s matters but they intend to devote as much of their time as they deem necessary to Altimar’s affairs until it has completed the initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process Altimar is in. Altimar does not intend to have any full time employees prior to the completion of the initial business combination.

Periodic Reporting and Financial Information

Altimar’s units, Class A ordinary shares and warrants are registered under the Exchange Act, and Altimar has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Altimar’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

Altimar will be required to evaluate its internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event that Altimar is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will Altimar not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

Altimar is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, Altimar has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to Altimar or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of Altimar’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by Altimar to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of Altimar.

Altimar is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Altimar is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Altimar’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Altimar’s securities less attractive as a result, there may be a less active trading market for Altimar’s securities and the prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Altimar intends to take advantage of the benefits of this extended transition period.

Altimar will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Altimar’s initial public offering, (b) in which Altimar has total annual gross revenue of at least $1.07 billion, or (c) in which Altimar is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which Altimar has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, Altimar is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Altimar will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Legal Proceedings

In connection with the Business Combination, certain purported Altimar stockholders have filed lawsuits and other purported stockholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act. Altimar intends to defend the matters vigorously. These cases are in the early stages and Altimar is currently unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency. There is no other material litigation, arbitration or governmental proceeding currently pending against Altimar or any members of its management team in their capacity as such.

Our officers and directors are as follows

Name	Age	Position
Tom Wasserman	46	Chairman and Chief Executive Officer
Wendy Lai	45	Chief Financial Officer
Kevin Beebe	61	Director
Payne Brown	58	Director
Richard M. Jelinek	55	Director
Roma Khanna	51	Director
John Kim	60	Director
Michael Rubenstein	47	Director
Vijay Sondhi	56	Director
Michael Vorhaus	63	Director

Tom Wasserman — Chairman and Chief Executive Officer. Tom Wasserman serves as Altimar’s Chairman and Chief Executive Officer. Mr. Wasserman also currently serves as a Managing Director at HPS Investment Partners, LLC where he heads the Growth Equity group. Mr. Wasserman has served as a member of the board of directors of Trine Acquisition Corp. since its initial public offering in March 2019 until its business combination with Desktop Metal in December 2020. Since January 2021, Mr. Wasserman has served as the Chief Executive Officer and Chairman of the board of directors of Altimar II and Altimar III respectively. Mr. Wasserman has worked within TMT (including prior to his transition to HPS) since 1999. Mr. Wasserman’s current board roles include serving as a director of BT One Phone Limited, OnePhone Holding AB, Revolt Media and TV Holdings, LLC, and CAST Holdings LLC. Mr. Wasserman served as Chairman of Hibernia Networks (sold to GTT Communications). Mr. Wasserman began his career at Donaldson, Lufkin and Jenrette in the investment banking division. He has a BA in Business Administration from the University of Michigan where he graduated with distinction.

Wendy Lai — Chief Financial Officer. Wendy Lai serves as Altimar’s Chief Financial Officer. Ms. Lai is a Managing Director at HPS Investment Partners, where she leads the corporate finance, regulatory capital compliance, and technology transformation of financial systems. Prior to joining HPS in 2016, Ms. Lai was a Senior Vice President at Blackstone, where she oversaw accounting of registered investment advisors, corporate consolidation, and financial reporting functions. Ms. Lai worked for PricewaterhouseCoopers as the Senior Manager, where she managed the audit engagements of hedge funds and Fortune 500 insurance companies. Since January 2021, Ms. Lai has served as the Chief Financial Officer of Altimar II and Altimar III respectively. She holds MBA in Finance from Columbia University and a BA in Economics from Tufts University.

Kevin Beebe — Director. Kevin Beebe serves as a member of Altimar’s board of directors. Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity firms and companies in the technology and telecom industries. From 1998 to 2007 he was Group President of Operations at ALLTEL Corporation, a publicly traded telecommunications services company. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a publicly traded wireless communications company. From 1983 to 1995, Mr. Beebe served in various management roles at ATT, Southwestern Bell and United Telecom/Sprint.

Currently, Mr. Beebe serves on the board of directors for Skyworks Solutions, Inc. (currently as the chair of the Nominating and Governance Committee and previously as a member of the Audit and Compensation Committees), a publicly traded semiconductor company, SBA Communications (currently as a member of the Audit and Compensation Committees and previously as a member of the Nominating and Governance Committee), a publicly traded wireless tower and service company, Frontier Communications (currently as a member of the Finance, Audit and Compensation Committees), a publicly traded local, long distance and broadband service provider, Altimar II, a publicly traded blank check company sponsored by an affiliate of HPS, Nextel Holdings, a private company holding the remaining Nextel International assets, Syniverse Technologies (currently as the Chair of Nominating and Governance Committee and as a member of Compensation Committee), Logix Communications, a private broadband service provider, and DartPoints Holding Company LLC, an operator of edge colocation data centers. Mr. Beebe has also been named as a director nominee in connection with Altimar III’s initial public offering. In addition, Mr. Beebe is a founding partner of Astra Capital, a private equity firm focused on mid-market tech/telecom investment opportunities.

Mr. Beebe also serves on the Board of Trustees of Caron Treatment Centers, as Chair of Caron’s Florida Advisory Board, and on the Naples Community Hospital Board of Trustees. Mr. Beebe holds a Bachelor of Arts in Economics from Kutztown University in Pennsylvania and a Master of Arts in Economics from Bowling Green State University in Ohio. He also completed the Executive Business Administration Program at Columbia University in New York.

Payne Brown — Director. Payne Brown serves as a member of Altimar’s board of directors. Mr. Brown currently serves as the President of THINK450, the for-profit innovation engine of the National Basketball Players Association. Prior to becoming President of THINK450 he was the Managing Partner of Econet Media Partners. Prior to this, Mr. Brown was Managing Director at Highbridge Principal Strategies (“Highbridge”), an alternative investment management organization, where he focused on media opportunities in the private equity group. Mr. Brown joined Highbridge in 2012 and led the firm’s investment into REVOLT TV, a multimedia platform. He currently serves on REVOLT’S board and chairs the compensation committee. Mr. Brown also served as the Chief of Staff to the interim owner of the Los Angeles Clippers in 2014. Prior to joining Highbridge in 2012 Mr. Brown was Vice President of Strategic Initiatives and a corporate officer at Comcast Corporation and also served as a strategic advisor to Comcast senior leadership, crisis manager, and negotiations expert during Comcast Corporation’s acquisition of NBCUniversal from 2009 to 2011. Prior to joining Comcast in 1998, Mr. Brown spent three years practicing law at Helmke, Beams, and Boyer. He also served as an assistant prosecutor for the State of Indiana, and as the Director of Public Safety for the city of Fort Wayne, Indiana. He served on the Fort Wayne Community Schools school board for eight years, presiding as President of the board for two years.

Mr. Brown serves on the board of directors of Altimar II and is the chair of the Nominating Committee and the chair of the Compensation Committee. Mr. Brown has also been named as a director nominee in connection with Altimar III’s initial public offering. Mr. Brown also serves on the boards of directors of HireQuest Inc. and Revolt Media and is a member of both companies’ compensation committees. Mr. Brown has previously served on a number of boards, including the Philadelphia Urban League, Project Home, and on the Board of Advisors for the Philadelphia Chapter of the National Association for Multi-Ethnicity in Communications (NAMIC). He has served as an advisor to The HistoryMakers, TV One, the American Black Film Festival, and the Black

Filmmaker Foundation. Mr. Brown has also served as a retained strategic advisor to Comcast Corporation. Mr. Brown received a J.D. from George Washington University and a B.S. in Management from Purdue University.

Richard M. Jelinek — Director. Richard M. Jelinek serves as a member of Altimar’s board of directors. Mr. Jelinek is Managing Director at Czech One Capital Partners and an active healthcare investor and executive. Previously, Mr. Jelinek was executive vice president, enterprise modernization and integration at CVS Health. He led the integration efforts related to the CVS Health and Aetna merger as well as the broad scale infrastructure modernization activities. Mr. Jelinek has held senior leadership roles within payor, provider and private equity organizations including working as an operating partner at Advent International over his 25-year career. Previously, Mr. Jelinek served as executive vice president of enterprise strategy and head of Aetna’s local markets and national accounts operations. For 19 years of his career, Mr. Jelinek served in a variety of executive leadership roles at UnitedHealth Group and a predecessor company, including CEO of OptumHealth and CEO of the company’s Medicaid, Medicare Advantage and Emerging Businesses Group.

Mr. Jelinek is a member of the Young Presidents’ Organization and a founding advisory board member for the Griffith Leadership Center at the University of Michigan School of Public Health. He currently is a member of the board of directors of HealthEdge and previously served on the board of directors of Cotiviti, Sutter Health, Redbrick Health, the Minnesota Children’s Museum and The Long Term Care Group. In addition, Mr. Jelinek serves on the board of directors of Altimar II and is chair of the Audit Committee and a member of the Compensation Committee. Mr. Jelinek has also been named as a director nominee in connection with Altimar III’s initial public offering. Mr. Jelinek holds a master’s degree in health services administration and an MBA from the University of Michigan, as well as a bachelor’s degree in business administration from the University of Southern California.

Roma Khanna — Director. Roma Khanna serves as a member of Altimar’s board of directors. Ms. Khanna is a content innovator, executive and entrepreneur. From 2017 to 2020 Ms. Khanna was the chief executive officer at REVOLT Media and TV, responsible for leading strategy and operations of the real-time, multi-platform brand and network, reporting directly to the Chairman, Sean Combs, and the Board. She remained on as Advisor to the Board after she chose to step down as chief executive officer.

From 2011 through 2015, Ms. Khanna was President of Metro-Goldwyn-Mayer Studios (“MGM”) Television Group and Digital where she oversaw creative development and production as well as worldwide TV and digital distribution for branded channels. Under Ms. Khanna’s leadership, MGM Television developed and delivered several critically acclaimed award-winning series, including “The Handmaid’s Tale” to Hulu, “Fargo” to FX, “Vikings” to HISTORY. Prior to joining MGM, Ms. Khanna served as President, Universal Networks International & Digital Initiatives, with NBC Universal. While at NBC Universal, Ms. Khanna oversaw and grew NBC Universal’s portfolio of international television channels, including the Syfy Channel, 13th Street, Universal Channel, Hallmark Channel, Divatv and Movies24 brands, as well as the Digital Initiatives division. Ms. Khanna has also served as Senior Vice President, Content and Co-Head of Television for CHUM Limited in Canada. Ms. Khanna began her career in digital media with Snap Media and in music at Sony Music Canada.

Ms. Khanna serves as a board member of the Canadian Film Centre and sits on the commercial committee of BAFTA and the advisory board for the Peabody Awards. Since November 2020, Ms. Khanna has also served as the Executive Chairman of HiddenLight Productions Limited. In addition, Ms. Khanna serves on the board of directors of Altimar II and is a member of the Nominating Committee. Ms. Khanna has also been named as a director nominee in connection with Altimar III’s initial public offering. Ms. Khanna has received The Euro 50 award from Eurodata and was the first recipient of Reed MIDEM’s “MIPCube Media Architect of the Future Award” for her pioneering work in the use of new digital platforms. Ms. Khanna earned a bachelor of science from the University of Toronto, a J.D. from the University of Detroit, a bachelor of law from the University of Windsor, and an MBA from York University-Schulich School of Business.

John Kim — Director. John Kim serves as a member of Altimar’s board of directors. Mr. Kim is Founder and Managing Partner of Brewer Lane Ventures. Prior to founding Brewer Lane Ventures, Mr. Kim was President and Chief Investment Officer of New York Life Insurance Company.

As a career investor, Mr. Kim started New York Life Ventures in 2012. Previously, he held CEO roles in other insurance, retirement and asset management firms including Prudential Retirement, CIGNA Retirement and Investment Services, and Aeltus Investment Management, a subsidiary of VOYA.

Mr. Kim is currently a board director at four insurtech startups — Powerlytics, Socotra, Avibra and Ladder Life Insurance. Additionally, he is on the board of trustees of Eversource, New England’s largest energy delivery company and a national leader in clean energy, on the board of directors of Franklin Resources, a global investment organization, and was previously on the board of FiServ, a global provider of financial services technology. Mr. Kim received a bachelor’s degree from the University of Michigan and an MBA from the University of Connecticut.

Michael Rubenstein — Director. Mr. Rubenstein serves as a member of Altimar’s board of directors. He is an entrepreneur and executive who played a key role in building AppNexus, which was acquired by AT&T in 2018, and DoubleClick, which was acquired by Google in 2008. Mr. Rubenstein specializes in marketplace strategy, win-win partnerships, developing talent, and building high-performing go-to-market organizations that create global impact.

At AT&T, he served as President of AppNexus, a Xandr company, where he oversaw go-to-market for the company’s digital ad platform. Prior to AT&T, Mr. Rubenstein spent nearly a decade as President and Board member at AppNexus, and was a chief architect of the company’s growth from startup to a leader in programmatic advertising. Prior to joining AppNexus, Mr. Rubenstein founded and served as General Manager of DoubleClick Ad Exchange, a leading marketplace for programmatic advertising, after joining DoubleClick through the acquisition of Toronto-based martech startup FloNetwork, later re-branded DARTmail.

Mr. Rubenstein serves on the board of directors of Altimar II and is a member of the Audit and Nominating Committees. Mr. Rubenstein has also been named as a director nominee in connection with Altimar III’s initial public offering. Mr. Rubenstein also serves on the board of directors for Estrella Broadcasting, Inc. Mr. Rubenstein has also served on non-profit Boards, including the Interactive Advertising Bureau and Global Cities (a Bloomberg Philanthropy). Mr. Rubenstein regularly speaks at business conferences and schools, and actively advises and invests in the next generation of entrepreneurial ventures. He holds a bachelor’s degree from McGill University and an MBA from Columbia Business School.

Vijay Sondhi — Director. Vijay Sondhi serves as a member of Altimar’s board of directors. Mr. Sondhi is the CEO of NMI. He is an accomplished fintech executive and investor. Mr. Sondhi ran Visa’s CyberSource and Authorize.net businesses, was head of Visa corporate strategy and launched Visa’s flagship One-Market Innovation Center. He served as chief financial officer for three private equity and venture-backed companies spanning a wide variety of fintech solutions, including ERP accounting, point-of-sale systems, hospitality reservations and billing, plus financial document management, where he raised private capital, executed merger and acquisition transactions and oversaw an initial public offering. Mr. Sondhi’s executive career includes senior roles with Oracle-Micros, OpenText-IXOS and SAP. He serves on the boards of Verifone and Tangem and is a senior advisor to Token.io. In addition, Mr. Sondhi serves on the board of directors of Altimar II and is a member of the Compensation Committee. Mr. Sondhi has also been named as a director nominee in connection with Altimar III’s initial public offering.

Mr. Sondhi earned an MBA in finance from Columbia University and a Bachelor of Science degree in computer science from The University of British Columbia.

Michael Vorhaus — Director. Michael Vorhaus serves as a member of Altimar’s board of directors. Mr. Vorhaus currently severs as a member of the board of directors of Perion Network (Nasdaq: PERI). In addition,

Mr. Vorhaus serves on the board of directors of Altimar II and is a member of the Audit Committee. Mr. Vorhaus has also been named as a director nominee in connection with Altimar III’s initial public offering. Starting December of 2018, Mr. Vorhaus founded Vorhaus Advisors and is CEO of the firm. From 1994 to November 2018, he was in a variety of positions at Frank N. Magid Associates, Inc., a research-based strategic consulting firm. From 1994 to 2008, Mr. Vorhaus served as its Senior Vice President and Managing Director and from 2008 to 2018 he served as the President of Magid Advisor, a unit of Magid Associates. From 2013 to 2014, Mr. Vorhaus served as a director of Grow Mobile. In 1987, he founded Vorhaus Investments. Mr. Vorhaus holds a B.A. in Psychology from Wesleyan University and completed the Management Development Program at the University of California, Berkeley’s Haas School of Business.

Executive Officer and Director Compensation

None of Altimar’s executive officers or directors have received any cash compensation for services rendered to Altimar. Since the consummation of Altimar’s initial public offering and until the earlier of the consummation of the initial business combination and Altimar’s liquidation, Altimar will reimburse the Sponsor for office space and secretarial and administrative services provided to Altimar, in an amount not to exceed $10,000 per month. In addition, Altimar’s Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on Altimar’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Altimar’s audit committee reviews all payments that Altimar makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, Altimar does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of Altimar and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Altimar to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial Business Combination.

Altimar does not intend to take any action to ensure that members of its management team maintain their positions with Altimar after the consummation of the proposed Business Combination, although it is possible that some or all of Altimar’s executive officers and directors may negotiate employment or consulting arrangements to remain with Altimar after the proposed business combination. Altimar is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

BUSINESS OF BLUE OWL

The following discussion reflects the business of Blue Owl, as currently embodied by each of Owl Rock and Dyal. “We”, “us” and “our” generally refer to Blue Owl unless the context specifically refers to Owl Rock or Dyal as previously standalone entities.

Our Company

We are a leading alternative asset management firm with approximately $50.9 billion in combined AUM as of December 31, 2020 (including $1.6 billion of closed commitments of Dyal Fund V as of December 31, 2020). Formed through the combination of Owl Rock and Dyal, our firm provides investors access to asset management capital solutions through our Direct Lending and GP Capital Solutions business segments. Our breadth of offerings and permanent capital base enable us to offer a differentiated, holistic platform of capital solutions to both middle market companies and large alternative asset managers. We provide these solutions through our permanent capital vehicles, as well as long-dated private funds, that we believe provide our business with a high degree of earnings stability and predictability. Our global, high-caliber, investor base includes a diversified mix of institutional investors, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. We have continued to grow our investor base and presence in the growing private markets and alternative asset management sector by emphasizing our disciplined investment approach, client service, and portfolio performance. We will operate, through two business segments, each with four differentiated investment strategies across our platform and we currently manage eleven permanent capital vehicles, five of which are business development companies. We also manage long-dated private funds and managed accounts. Our permanent capital vehicles refer to capital of our products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time and to return invested capital to investors, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods, whereas our long-dated private funds and managed accounts refers to the contractual life of any finite private fund or managed account of five years or more remaining as of December 31, 2020. The indefinite duration of our permanent capital vehicles and long duration of our long-dated private funds and managed accounts provides a high degree of earnings stability and predictability. Our success is rooted in, and reflective of, the deep experience of our founders and a world-class investment management team as well as strong operational infrastructure and approximately 235 employees. As of December 31, 2020, we collectively managed $50.9 billion in AUM (including $1.6 billion of closed commitments of Dyal Fund V as of December 31, 2020), 91% of which is considered permanent capital AUM. Our $50.9 billion in combined AUM reflects growth of 26.3% since December 31, 2019 and a compounded annual growth rate (“CAGR”) of 28.8% since December 31, 2018 for our combined AUM. Over the last year, we have collectively launched six new products and raised over $5.9 billion across new and existing strategies. Our executives and employees have invested over $700 million in our products.

Business Segments

We operate through two business segments: Direct Lending and GP Capital Solutions. We believe our business segments, while distinct, are complementary to each other and together enable us to provide a differentiated platform of various capital solutions to the alternative asset management industry. Both of our business segments employ a disciplined investment philosophy with a focus on long-term investment horizons and are managed by tenured leadership and investment professionals with significant experience in their respective strategies.

Note: Professional Sport Minority Investments and Co-Investments & Structured Equity are expected new strategies of the Dyal business. There can be no assurance that such strategies will launch as expected.

Direct Lending

Our Direct Lending segment offers private credit products to middle-market companies seeking capital solutions. We believe our breadth of offerings establishes us as the lending partner of choice for private-equity sponsored companies, as well as other predominately non-cyclical, recession-resistant businesses. Since the launch of our flagship institutional product, ORCC, we have continued to prudently expand our offerings, focusing on adjacent strategies that are both additive and complementary to our existing product base. We operate five BDCs as well as long-dated private funds and managed accounts across our four investment strategies:

•	Diversified Lending: Our Diversified Lending strategy seeks to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns across credit cycles with an emphasis on preserving capital primarily through originating and making loans to, and making debt and equity investments in, U.S. middle market companies. We provide a wide range of financing solutions with strong focus on the top of the capital structure and operate this strategy through significant diversification by borrower, sector, sponsor, and position size. Our Diversified Lending strategy is primarily offered to investors through our BDCs.

•

Technology Lending: Our Technology Lending strategy seeks to maximize total return by generating current income from our debt investments and other income producing securities, and capital appreciation from our equity and equity-linked investments primarily through originating and making loans to, and making debt and equity investments in, technology related companies based primarily in the United States. We originate and invest in senior secured or unsecured loans, subordinated loans or mezzanine loans, and equity and equity-related securities including common equity, warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our strategy invests in a broad range of established and high growth technology companies that are capitalizing on the large and growing demand for technology products and services. This strategy will focus on companies that operate in technology-related industries or sectors which include, but are not limited to, information technology, application or infrastructure software, financial services, data and analytics, security, cloud computing, communications, life sciences, healthcare, media, consumer electronics, semi-conductor, internet commerce and advertising, environmental, aerospace and defense industries and sectors. Our Technology Lending strategy is offered to investors through our technology-focused BDC.

•

First Lien Lending: Our First Lien Lending strategy seeks to realize significant current income with an emphasis on preservation of capital primarily through originating primary transactions in and, to a lesser extent, secondary transactions of first lien senior secured loans in or related to private-equity sponsored, middle market businesses based primarily in the United States. Our First Lien strategy is offered to investors through our long-dated private fund and managed accounts.

•

Opportunistic Lending: Our Opportunistic Lending strategy seeks to generate attractive risk-adjusted returns by taking advantage of credit opportunities in U.S. middle market companies with liquidity needs and market leaders seeking to improve their balance sheets. We focus on high quality companies that could be experiencing disruption, dislocation, distress or transformational change. Our strategy intends to make opportunistic investments in predominately U.S. middle-market companies and be the partner of choice for companies by being well-equipped to provide a variety of financing solutions to meet a broad range of situations, including but not limited to the following: (i) rescue financing, (ii) new issuance and recapitalizations, (iii) wedge capital, (iv) debtor-in-possession loans, (v) financing for additional liquidity and covenant relief and (vi) broken syndications. Our Opportunistic Lending strategy is offered to investors through our long-dated private fund and managed accounts.

GP Capital Solutions

Our GP Capital Solutions segment is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions segment to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP Debt Financing strategies. Our GP Capital Solutions segment also houses our Business Services Platform, which provides strategic support to the managers in which the Dyal funds hold an interest in. In addition to the GP Capital Solutions strategies, we are in the process of launching a strategy focused on acquiring passive minority stakes in sports teams, initially focusing on the NBA. This segment operates through the following four investment strategies:

•

GP Minority Equity Investments: We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fee.

•

GP Debt Financing: This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that the loans will be made to allow borrowers to support business growth, fund GP commitments, and launch new strategies. The GP Debt Financing strategy allows Dyal to offer a comprehensive suite of solutions to such private capital managers. To date, certain loans to private capital managers through the GP Debt Financing Strategy have been made in combination with another Dyal fund making an equity investment in the same private capital manager.

•

Professional Sports Minority Investments: We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation.

•

Co-Investment and Structured Equity: This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

Our two business segments, eight investment strategies and their respective products create a robust foundation for our holistic platform. We believe the success and growth in our businesses since inception has been driven by a singular, dedicated focus on providing capital solutions and the following differentiating features of our platform:

•	Serve as a total solution provider, allowing for a broader view of market opportunities

•	Expansive product set provides flexibility to help meet private capital managers’ and borrowers’ needs

•	Extensive senior-level relationships with alternative asset managers, sponsors and other direct lenders that potentially create enhanced sourcing through multiple touchpoints

•	Scaled platform creates ability to competitively access unique opportunities in the market

•	Large deal funnel that allows for high degree of selectivity when considering investment opportunities

•	Relationship-oriented approach with significant involvement from founders through the investment process

•	Strong culture of risk management founded on continuous, pro-active evaluation of portfolio positions and multiple layers of portfolio review

•	Industry leading management team and deeply experienced team of investment professionals solely dedicated to direct lending

Our History

Blue Owl’s history is predicated on the key milestones of both Owl Rock and Dyal. Owl Rock was founded in 2016 by Doug Ostrover, Marc Lipschultz and Craig Packer to address the evolving need for direct lending solutions by middle-market companies and Dyal was founded in 2010 by Michael Rees to fill the need for flexible capital solutions for GPs of private capital managers.

The combination of Owl Rock and Dyal creates a platform primed to continue servicing these markets. Blue Owl’s robust and diversified platform offerings will continue to serve as a response to the following sector dynamics:

•	shifting allocations by retail and institutional investors;

•	rotation into alternatives given the search for yield and reliability of returns;

•	rising need for private debt driven by sponsor demand;

•	evolving landscape of the private debt market;

•	de-leveraging of the global banking system; and

•	increasing need for flexible capital solutions by GPs

The following is a timeline of key fund launch milestones for our businesses:

Across both businesses, our presence in the market combined with our constant dialogue with financial sponsors, companies and our investors, has allowed us to identify attractive opportunities in adjacent subsectors over time. Since inception, both Owl Rock and Dyal have launched multiple new strategies and products, exclusively in areas where we believed we could leverage our competitive advantage and expertise, and where we believe we had identified critical mass of lending and capital solutions opportunities as well as heightened investor interest. We have focused on executing on key adjacencies that are natural extensions of existing core strategies in order to capitalize on the growing dislocations in the market and rising investor demand.

We attribute our successful, disciplined growth to paying close attention to our investors’ needs and proactively developing our product offerings to meet the evolving appetites of our dedicated and growing lending and GP bases. This strategy has helped us secure key investors and expand our product suites leading up to our combination from which we create a diversified asset manager.

Our Market Opportunity

Increasing demand for alternative assets as investors search for yield in a low rate environment

Over the past two decades, investors have significantly increased their asset allocations to alternative investment strategies, with a notable increased acceleration since 2015. Preqin Ltd. (“Preqin”), an alternative assets industry data and research company, estimates that AUM allocated to alternative investments, including private equity, private debt, real estate, infrastructure and natural resources, has achieved a 12% compound annual growth rate since 2000 for the 20-year period through year end 2020, projecting sustained momentum in growth, with a forecasted 12% compound annual growth rate from 2020 to 2025. We expect this secular rotation into alternatives to continue as investors increasingly view allocations to private markets as a crucial requirement to meet their return objectives, as we believe alternative assets offer lower correlated and higher levels of returns as compared to traditional public equities and fixed income.

Emergence of Private Debt and GP Minority Investing

Within the growing landscape of alternative assets, there is also a differentiated need for yield-oriented strategies.

The evolving landscape following the financial crisis of 2007 and 2008 (the “Global Financial Crisis”) has stimulated growth in both the private debt and GP minority investing markets. As banks pulled back from the middle markets in an effort to de-risk their balance sheets, the resulting void created a natural market opportunity that beget the emerging popularity of private debt, which has continued to increase in recent years. According to Preqin, since 2009, private debt is estimated to have raised over $957 billion globally, of which over $562 billion was raised since 2015 through 2020. Capital allocations to private debt, in particular, have an estimated compound annual growth rate of 16% through 2020 over a 20-year time period, compared to 11% for private equity. As of September 30, 2020, private debt is the third-largest asset class in the private alternatives space second only to private equity and real estate, and comprises 12% of total private capital, up from 6% in 2000, with tailwinds for future growth.

Similarly, following the Global Financial Crisis, the rising needs of GPs for liquidity and stable capital resulted in the strong growth of GP minority stake investing market. While previously GP minority stake investing was relatively infrequent and driven by opportunistic acquisitions by financial institutions and institutional investors, the years after the Global Financial Crisis were marked by strong growth in the sector. According to Preqin and Pitchbook, between 2010 and 2014, there were 23 stake sales and $8.6 billion capital raised for the GP minority investment funds, primarily targeting hedge fund managers. Over the last several years, GP minority stake investing has rapidly evolved, refocusing on acquiring minority stakes in private capital managers, with 73 stake sales completed and $31.3 billion capital raised across closed and open funds between 2015 and 2019. We believe this growth in activity increased awareness of the strategic benefits that alternative asset managers can derive from partnering with long-term, stable capital providers and highlighted to the investor community the merits of investing in portfolios of GP minority investments.

We expect this rapid growth in both asset classes to continue to meet the following rising needs:

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Sponsor-driven demand for debt capital: We believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd. to be $1.5 trillion as of March 2020, will continue to drive deal activity. We expect that private equity sponsors will continue to pursue acquisitions and leverage their equity investments with secured loans provided by our product offerings. Furthermore, we believe if strong growth in fundraising in the private equity industry continues, it will naturally drive sponsor demand for financing solutions for their equity investments. We also believe continued growth in the private equity industry will facilitate increased demand by sponsor-owned U.S. middle market companies for financing solutions as they continue to require access to debt capital for operational and financing purposes. We believe that an expanding middle-market as well as the growing capital base of the private equity industry will support the continued demand for private debt.

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Evolving financial and strategic objectives of GPs: Given the growth in the alternative asset management industry, we expect the needs of GPs to continue to evolve and expand, driving increased activity in GP minority stake investing. We believe the search for long-term / permanent capital to fund commitments, new product launches, geographic expansion and opportunistic acquisitions will only amplify as the industry expands. We also believe the desire by GPs and founders to crystallize value, optimize ownership structures and create long-term employee incentive mechanisms to ensure successful succession will remain a relevant activity driver as the first generation of leaders near retirement age.

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Increasing Diversity within Private Debt: As macroeconomic conditions evolve, private debt funds have expanded their offerings. There is increasing investor demand for opportunistic lending. We expect the flexibility with which the private debt market evolves and expands will also support its future growth.

Investors’ growing preference for reliability of returns through favorable positioning in the capital structure

The increasing investor allocation into alternatives in search of yield has been accompanied by an increased focus on relative reliability of returns in recent years. As the primary private equity sector matures and oversaturates, the increased competitiveness of valuations has added pressure to the ultimate returns. We believe our private debt and GP minority investing strategies have demonstrated a strong ability to provide stable yields that, on a risk-adjusted basis, can exceed the average private equity return through the following avenues:

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Favorable positioning in the capital structure. The relative seniority of debt to equity in the capital structure improves the risk profile of investment returns through lower relative variability. According to Preqin, the risk / return (defined as the ratio of standard deviation to the median) for investments with vintages between 2007 and 2016 for private debt is 0.91, versus 1.01 for private equity. Within the private debt asset class, direct lending represents an attractive sub-sector, with a risk / return of 0.43 and median net IRR of 8.9%. We believe this favorable risk / return profile of our Direct Lending business will continue to attract investors. Since our private debt strategies primarily operate in the senior secured lending space, and our target companies are in the upper middle market, we have a prime position within the capital structure of established companies. The relative seniority of our products is especially relevant, and can provide a greater degree of certainty for ROIC in periods of market turmoil.

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Stability of cash flows from prudently structured portfolios. The portfolios of GP minority investments can provide more stable and predictable cash flows due to diversification benefits, significant proportion of contractually fixed cash flow, negotiated structural protections and exposure to a secularly growing industry. The portfolio diversification is achieved through broad exposure across multiple partner managers who collectively manage varied investment strategies across a multitude of fund vintages, geographies, sectors, and enterprise values. A significant portion of the expected cash return comes from contractual, fixed management fees, which enhances visibility into quarterly cash flows and provide for downside protection during an economic downturn. The total cash flows may be substantially increased by realized carried interest and gains from the GP-funded commitments.

Shifting asset allocation policies of institutional investors

Institutional investors are continuing to pivot their allocations away from traditional public market products toward higher-return alternative asset classes in an effort to decrease widening funding gaps and capture yield in a low-rate environment. According to a November 2020 Preqin survey, 81% of global investors expect to increase their allocation to alternatives in the next five years, with 26% indicating an expectation to increase their allocation significantly. Within alternatives, growth in private debt and private equity has meaningfully contributed to the increased demand and we believe our segments will continue to benefit from the favorable shifts in allocations. The rotation into private debt has been supported by the attractiveness of stable cash flows and a continually diversifying sector, given the rise of distressed and opportunistic lending. Similarly, allocations to the GP minority stake strategy have been supported by the differentiated breadth of exposure to Private Equity and other alternative asset classes. The strategy offers stable and growing cash flows and diversification across vintages, geographies, sectors, asset classes and enterprise values. Our breadth of fund offerings across strategies, and leverage to alternative asset classes is well-primed to benefit from these positive asset allocation trends. We believe we can provide a compelling opportunity for investors looking to place capital in one or more yield-oriented strategies as they seek to optimize their portfolio construction and returns, and we expect these allocation trends to persist for institutional investors, particularly as defined benefit plans and insurers continue to face the following headwinds:

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Pension plans: The funding gap between pension assets and liabilities has continued to widen in recent years, which has exacerbated the difficulty of meeting rising pension obligations. The Geneva Association estimates a $41 trillion funding gap in pensions worldwide as of 2016. Pension funds have increased their allocations to alternative investments in an effort to enhance returns and narrow the existing gap. According to Preqin, public pension funds have been steadily increasing allocations to alternatives over the past decade, with the median allocation rising from 18% in 2010 to 30% in 2020.

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Insurance companies: Insurance companies have notably increased their allocation into alternatives over the past several years. Low-rate environments have pressured insurers to seek alpha generation through higher-return alternatives, in order to generate adequate yield to satisfy their asset-liability matching requirements. Alternatives have also gained favor as a way to further diversify insurance companies’ asset portfolios.

Increasing demand for alternative assets from retail investors

Retail investors are increasing their demand for alternative investment products as a means to diversify and achieve higher, differentiated returns. According to Boston Consulting Group, in 2019, the retail channel represented 42% of global AUM and was the fastest-growing segment of global AUM, at 19% growth both globally and in North America. We expect the growth in the retail channel to continue and generate further demand for alternative products. Cerulli Associates, a research firm focused in global asset management, estimates that registered investment advisers will produce the greatest increase in allocations to alternatives between 2019 and 2021E, increasing their allocation by 17%, while allocations to traditional products such as fixed income, variable annuities, mutual funds and money markets are expected to decline. Owl Rock has benefited from this demand, notably through the growth of ORCC II, which it is seeking to expand through the launch of ORCIC. Commitments from retail investors in Owl Rock’s retail products have increased to approximately $2.2 billion in 2020. In addition, we have begun to penetrate the ultra-high-net-worth and family office sectors in our GP Minority Investments strategy, which together represent $1.8 billion in total commitments. We have well-established and growing relationships with over 85 wealth management platforms, including several of the largest platforms in North America. We believe our current relationships and market presence will enable us to continue penetration of the growing demand within the retail channel.

De-leveraging of the global banking system

Since the Global Financial Crisis, there has been a significant de-leveraging of the global banking system. As the industry fell under more stringent capital requirements, stronger balance sheet discipline and higher standards of regulatory compliance, the commercial and investment banks increased their focus on large corporate companies, resulting in a reduction in the amount of capital provided to middle-market companies and private alternative asset management firms. This dynamic created an opportunity for non-bank lenders to service both groups, each of which comprise a large addressable market. We believe well-capitalized, reputable non-bank direct lenders like ORCC, Dyal Financing Fund, and our other products have been able to help provide financing solutions to the middle-market and private alternative asset management firms, and fill the gap left by retreating, traditional lenders.

Our Competitive Strengths

High proportion of permanent capital

We have a high-quality capital base heavily weighted toward permanent capital. As of December 31, 2020, 91% of our AUM consists of permanent capital, with the remainder (including private funds and managed accounts) in long-dated funds, which we define as funds with a contractual finite life of 5 years or more. Our BDCs, by nature, are closed-end, permanent (or potentially permanent) funds with no mandatory redemption and potentially unlimited duration once listed. The underlying funds of our GP Minority Equity Investments, GP Debt Financing, Co-Investments & Structured Equity and Professional Sports Minority Investments strategies are also structured as permanent capital vehicles. The high proportion of permanent capital in our AUM provides a stable base and allows for our AUM to grow more predictably without having reductions in our asset levels due to ordinary redemptions as with non-permanent fund structures. It also enables us to grow our fee revenue while leveraging our existing expense base. Our permanent capital base also lends stability and flexibility to our portfolio companies and partner managers, providing us the opportunity to grow alongside these companies and positioning us to be a preferred source of capital and the incumbent lender for follow-ons and other capital solutions to high-performing companies and GPs. As such, we are able to be a compelling partner for these firms as they seek capital to support their long-term vision and business development goals. The stability of our AUM base enables us to focus on generating attractive returns by investing in assets with a long-term focus across different periods in the market cycle.

Significant embedded growth in current AUM with built-in mechanisms for fee revenue increases

While we expect to continue our successful fundraising track record to supplement our existing capital base, our current AUM, predominately permanent capital in nature, already provides for significant embedded growth. Of our $50.9 billion AUM base, $38.6 billion represents our current fee-paying AUM. As of December 31, 2020, we have approximately $10.2 billion in available capital, which reflects the built-in fee-earning growth potential of undrawn committed capital and undrawn debt. In addition, to the extent any of our BDCs become publicly listed, under the advisory agreements the advisory fees from the applicable BDC could potentially increase, subject to any fee waivers or deferral arrangements agreed to by us and the applicable BDC.

Stable earnings model with attractive margin profile

The majority of our revenues is generated from our management fees, which are contractual, fixed fees charged on fee-paying AUM. As of December 31, 2020 (assuming completion of the Business Combination), approximately 86% of our total revenue was comprised of management fees, which includes BDC Part I Fees from our BDCs. See “Risk Factors — Risks Related to Our Businesses Following the Business Combination — The management fees of our BDCs and management fees and performance income of our private funds comprise substantially all of our revenues and a reduction in fees and performance income could have an adverse effect on our results of operations and the level of cash available for distributions to our stockholders.” and Note 1 to the “Notes to the Unaudited Pro Forma Combined Financial Information.”

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Management fees are generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of our BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of our Private Debt funds and Managed Accounts, investment cost for our GP Debt Financing strategy, and capital committed during the investment period, and thereafter generally based on the cost of unrealized investments, in the case of our GP Minority Equity Investments strategy. Our management fees also include BDC Part I Fees.

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BDC Part I Fees refers to a quarterly incentive fee on the net investment income of ORCC, ORCC II, ORTF and ORCIC (and, should such BDC become publicly listed in the future, ORCC III), subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

Our predictable revenue base translates to a stable earnings model through a disciplined, efficient cost structure, producing strong profit margins and mitigating the risk of volatility in the profit margins. Expenses related to our Business Services Platform are generally charged across the Dyal Equity Funds. This allows our business model to maintain a disciplined cost structure and stable operating margins while continuing to provide our partner managers with operational support which is core to our value proposition. Additionally, certain costs associated with our middle/back office personnel supporting our products are charged back to the underlying Direct Lending funds.

Extensive, long-term relationships with a robust and vast network of alternative asset managers

We have extensive alternative asset manager relationships, which allow us to quickly and efficiently source potential GP and fund level investment opportunities. Since inception, on a combined basis, we have generated fund level deal flow from over 520 sponsors and completed 61 equity and debt GP level transactions. We believe our deep relationships position us to receive “early looks” and “last looks” from alternative asset managers, which in turn, allow us to be highly selective in deciding which investments to pursue. We believe the depth and breadth of our relationships are predicated on several, differentiating features of our platform and that alternative asset managers value our team’s experience and deep focus both within products and across a broad spectrum of capital solutions. Our Direct Lending business has over 60 investment professionals with an average of 20 years of experience and our GP Capital Solutions business has over 15 investment professionals with an average of 18 years of experience. Our expansive set of product offerings allows us to provide flexible and creative solutions, and in tandem with our sizeable permanent capital base, enables us to provide access to scaled, sizeable commitments. Alternative asset managers also value our Business Services Platform, which provides strategic value-added services to our partner managers in five key areas: client development and marketing support, business strategy, product development, talent management, and operational advice. We also believe our independence positions us as a trusted partner to the alternative asset management community. Our ability to move quickly and with transparency provides execution certainty to these alternative asset managers. We expect our differentiated approach and broad spectrum of capital solution products will continue to strengthen our relationships, and we intend to further expand our network to fortify our position as a preferred partner for alternative asset managers and their portfolio companies.

Increasing benefits of scale

We believe our robust, scaled platform presents us with a competitive advantage which enables us to provide attractive solutions as a trusted partner and therefore continue to capture market share.

Within Direct Lending, there is significant competition for loans below $50 million, but there are much fewer lenders capable of providing solutions over $100 million. Our differentiated approach and scaled direct lending platform allow us to capitalize on opportunities across the sizing spectrum – from loans below $50 million to loans up to $1.0 billion. Our platform’s scale has demonstrated the ability to originate larger deals, while also providing diversification in our portfolios. We believe our scale enables us to broaden our deal funnel and provides us access to more investment opportunities than many other direct lenders. We have significant dry powder that allows us to provide scaled financing solutions, commit to full capital structures and support capital needs of borrowers. We believe being a total solutions provider also grants us a broader view of market opportunities, which allows us to continue operating as a market leader.

Within GP Minority Equity Investments, we have also established ourselves as a market leader, with a long track record, greatest amount of aggregate capital raised and largest number of publicly-announced deals. The size of our most recent fund, at $9.0 billion, is materially larger than the target $4 billion fund sizes of our main competitors. Our large base of stable capital not only enables participation in investments across the sizing spectrum, but also creates a competitive advantage by positioning us as a highly qualified buyer for minority stakes in large, established GPs. We believe we also gain access to proprietary deal flow as a result of the market’s confidence in our ability to execute on large investments expeditiously. While our GPs vary in size, the median AUM of the underlying private capital GPs in our GP Minority Equity Investments’ Fund III and Fund IV is $23.2 billion as of September 30, 2020. We believe our strong reputation in the market combined with our scale will continue to provide us with unique access to the most attractive sectors of the alternative asset management universe.

Many institutional investors are concentrating their relationships in an effort to partner with dependable, scaled firms with proven track records that they have a high level of comfort with. Our scaled platform enables us to remain a partner of choice not only for borrowers and GPs, but also for investors. We believe we will not only maintain, but continue to expand our share of the market as a result of the high level of confidence investors have in our scaled capital solutions platform.

Our ability to provide diversification and niche access points will continue to attract investor interest as they seek diversification and continue to value lower-correlation portfolio allocations.

Diverse, global and growing high-quality investor base

Our global investor base, across our strategies, is composed of long-standing institutional relationships as well as a growing retail investor base. Our institutional clients include large domestic and international public and private pension funds, endowments, foundations, family offices, sovereign wealth funds, asset managers and insurance companies. Our retail clients include prominent wealth management firms, private banks, and high-net worth investors. We continue to grow our investor relationships and have over 540 unique relationships as of December 31, 2020. As we continue to grow, we expect to retain our existing clients through our breadth of offerings. As of December 31, 2020, assuming completion of the Business Combination, approximately 32% of our investors are invested in at least two funds, with many increasing their commitment to their initial strategy and additionally committing additional capital across our other strategies. We believe our diligent management of investors’ capital, combined with our strong performance and increasingly diversified product offerings has helped retain and attract investors which has furthered our growth in fee paying AUM and facilitated further expansion of our strategies. We also believe the global nature of our investor base enables significant cross-selling opportunities between our business segments and strategies. We are committed to providing our clients with a superior level of service. We believe our client-focused nature, rooted in our culture of transparency will help us continue to retain and attract high quality investors to our platform.

Industry-leading management team with proven track record

We are led by a team of seasoned executives with significant and diverse experience at the world’s leading financial institutions. Our best-in-class management team has considerable expertise across the direct lending space and GP minority stake strategies, with a long track record of successful investing experience across multiple businesses and credit cycles. Members of our senior management have an average of over 25 years of experience and a strong track record in building successful businesses from the ground up and generating superior returns across market cycles. Additionally, our senior management team has experienced no turnover since the inception of our predecessor businesses which we believe has enabled us to build meaningful long-term relationships and partnerships with alternative asset managers as well as with our investors.

Alignment of interests with stakeholders

We consider the alignment of interests of our principals, executive management team and professionals with those of our investor base and unitholders to be core to our business. Our principals, executive management team and professionals have committed almost $0.7 billion of capital across our products, which aligns our interests with client interests. We expect that senior management will own approximately 24% of Blue Owl after this offering, which will facilitate alignment of their interests with interests of common unitholders. In connection with this offering, we are also establishing a long-term equity compensation plan. This compensation plan only furthers the alignment of interests by reinforcing the long-term ownership of our equity by our co-Founders, investment professionals and other employees, while also motivating the continued high-performance and retention of our dedicated team of professionals.

Our Growth Strategy

We aim to continue applying our core principles and values that have guided us since inception in order to expand our business through the following strategies:

Organically grow our core business

We expect to continue to grow AUM in our existing strategies, and intend to launch additional, successor permanent capital vehicles and similar long-dated products in the future. We will benefit from significant embedded growth in our current AUM that can be realized as we continue to deploy and lever our existing capital base. As of December 31, 2020, we have approximately $10.2 billion in available capital, which reflects the built-in management fee growth potential of undrawn committed capital and undrawn debt. As we realize this embedded growth, the conversion of available capital will create access to fee growth by increasing our fee-paying AUM. We believe these key attributes, in conjunction with our ability to raise successor products in existing strategies, will continue to play a key role in our growth profile. We also expect to enhance our AUM growth by expanding our current investor relationships and also continuing to attract new investors.

Expand our product offering

We plan to grow our platform by expanding our product offerings. We intend to take a diligent and deliberate approach to expansion, only adding products that are complementary, adjacent or additive to our current strategies. To date, our measured approach to growth through the addition of adjacent strategies has allowed us to continue delivering high performance to our dedicated investor base. We expect that as we continue to grow our existing strategies, there will be additional adjacencies that provide natural expansion opportunities. We believe through the disciplined expansion of our platform, we can continue to develop our breadth of offerings and further our position as a leading solutions provider. As we grow, we expect to attract new investors as well as leverage our existing investor base, as we have done with previous product launches.

Leverage complementary global distribution networks

Both Owl Rock and Dyal have demonstrated fundraising capabilities, that when combined will be well positioned to continue to penetrate the growing global market. Owl Rock’s fundraising success to date has been primarily focused within the United States, and Dyal’s global investor base is primarily located in North America, Asia Pacific, Europe, and the Middle East. We intend to continue fundraising both domestically and internationally. The favorable industry tailwinds are global in nature and we believe that there is additional market opportunity across the global landscape. As of December 31, 2020, 70% of our capital raised represents capital raised in the United States. We believe our strong network and track record of global fundraising has primed us to further extend our fundraising efforts across products and into additional international markets, as institutional investors across the globe are facing the same pressures and seeking the same positive attributes of the sector that have attracted domestic investors thus far. We also believe we have a significant opportunity to leverage Dyal’s global fundraising capabilities and investor relationships to cross-sell our Direct Lending products, as well as utilize Owl Rock’s existing domestic retail channel to cross-sell our GP Capital Solutions products while increasing our global capabilities. The global market represents a large, and relatively untapped opportunity for many of our products that we believe will facilitate our pursuit of international expansion in the coming years, and position us to enter into less-developed markets where we can be a significant first-mover and play a key role in defining the markets.

Enhance our distribution channels

As investors continue to increase their alternatives allocation in the search for yield, we believe we have the opportunity to continue diversifying our client base by attracting new investors across different channels. We intend to leverage our strong growth within and across our strategies as a means to add new investors to our growing family of funds. We have already begun executing on this strategy, with a notable influx of wealth management platforms and public and private pension fund investors in recent years. These additions helped further diversify our investor base which also includes, but is not limited to, insurance, family offices, endowments and foundations. In addition, we have continued to grow our relationships in the consultant community. We intend to be the premier direct lending and GP minority investing platform for investors across the institutional and retail distribution channels.

Deepen and expand strong strategic relationships with key institutional investors

We have established invaluable relationships with strategic partners, consultants and large institutional investors who provide us with key market insights, operational advice and facilitate relationship introductions. We pride ourselves on continuing to foster these relationships as they are fundamental to our business and reflect the strong alignment of interests that are highly valued by our partners. As of December 31, 2020, pro forma for completion of the Business Combination, four institutional investors have committed at least $1.0 billion across our strategies. Thirteen institutional investors have committed at least $500 million, and 30 have committed at least $250 million across our strategies and 35% of our institutional investors are invested in more than one product. Our strategic partnerships allow us to craft customized solutions tailored to the objectives of our clients, while reflecting the breadth of our capabilities across our strategies. We also have important relationships with sponsors, wealth management firms, banks, corporate advisory firms, industry consultants and other market participants that we believe are of significant value. As we continue to grow, both organically and through product and geographic expansion, we will continue to pursue the addition of incremental key strategic partners.

Opportunistically pursue accretive acquisitions

In addition to our various avenues of organic growth, we intend to diligently evaluate acquisition opportunities that we believe would be value-enhancing to our current platform. These could include, but are not limited to, acquisitions that would expand the breadth of our product offerings, further develop our investor base, or facilitate our plans for global expansion. We believe that as the market continues to evolve, there will be numerous opportunities for us to consider, of which we intend to only pursue the most accretive acquisitions.

HISTORICAL BUSINESS OF OWL ROCK

The following discussion reflects the business of Owl Rock prior to the Business Combination. In this section, unless the context otherwise requires, references to “Owl Rock,” “we,” “us,” “our,” and the “Company” are intended to mean the business and operations of Owl Rock and its consolidated subsidiaries.

Our Company

We are a leading alternative asset management firm with approximately $27.1 billion in AUM. We provide investors access to private credit strategies through our direct lending solutions. Our breadth of lending product offerings and permanent capital base enable us to offer a differentiated, holistic platform to the middle-market, which establishes us as the lending partner of choice for private-equity sponsored companies, as well as other predominately non-cyclical, recession-resistant businesses. We provide these solutions through our permanent capital vehicles, as well as long-dated private funds, which we believe provides our business with a high degree of earnings stability and predictability. Our high-caliber, largely institutional investor base includes a diversified mix of institutional investors, including prominent domestic public and private pension funds, endowments, foundations, family offices, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. We have continued to grow our dedicated investor base through emphasizing our disciplined investment approach, client service, and portfolio performance. We offer four different investment strategies, through which we currently manage five permanent capital vehicles, all of which are BDCs, as well as long-dated private funds and managed accounts. Our success is rooted in, and reflective of, the deep experience of our founders and a world-class investment management team as well as strong operational infrastructure. As of December 31, 2020, we managed $27.1 billion in AUM, 83% of which is considered permanent capital AUM. Our $27.1 billion in AUM reflects year-over-year growth of 45% since December 31, 2019 and a CAGR of 44% since December 31, 2018. During the year ended December 31, 2020, we have raised approximately $4.0 billion in commitments to our products, which represents an increase in equity commitments of over 36% since December 31, 2019.

Our business is focused on direct lending to middle market companies primarily in the United States under the following four investment strategies:

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Diversified Lending. We primarily originate and make loans to, and make debt and equity investments in, U.S. middle market companies. We invest in senior secured or unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, equity and equity-related securities including warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our investment objective is to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. While we believe that current market conditions favor extending credit to middle market companies in the United States, our investment strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital.

We focus on providing debt capital to private-equity sponsored companies and other businesses primarily in non-cyclical, recession-resistant businesses. We provide a wide range of financing solutions with strong focus on the top of the capital structure and operate this strategy through significant diversification by borrower, sector, sponsor, and position size.

Our Diversified Lending strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital and is managed through four BDCs: ORCC, ORCC II, ORCC III and ORCIC. As of December 31, 2020, we have $17.2 billion of assets under management across these products.

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Technology Lending. We are focused primarily on originating and making debt and equity investments in technology-related companies based primarily in the United States. We originate and invest in senior secured or unsecured loans, subordinated loans or mezzanine loans, and equity-related securities including common equity, warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our investment objective is to maximize total return by generating current income from debt investments and other income producing securities, and capital appreciation from our equity and equity-linked investments.

We invest in a broad range of established and high growth technology companies that are capitalizing on the large and growing demand for technology products and services. These companies use technology extensively to improve their business processes, applications and opportunities or seek to grow through technological developments and innovations. These companies operate in technology-related industries or sectors which include, but are not limited to, information technology, application or infrastructure software, financial services, data and analytics, security, cloud computing, communications, life sciences, healthcare, media, consumer electronics, semi-conductor, internet commerce and advertising, environmental, aerospace and defense industries and sectors. Within each industry or sector, we intend to invest in companies that are developing or offering goods and services to businesses and consumers which utilize scientific knowledge, including techniques, skills, methods, devices and processes, to solve problems.

Our Technology Lending strategy is managed through our technology-focused BDC, ORTF. As of December 31, 2020, we have $5.4 billion of assets under management in ORTF.

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First Lien Lending. We seek to realize significant current income with an emphasis on preservation of capital primarily through originating primary transactions in and, to a lesser extent, secondary transactions of first lien senior secured loans in or related to middle market businesses based primarily in the United States. We may also invest, on a limited basis, in other types of debt and debt-related securities in or related to middle market businesses based primarily in the United States. While we believe that current market conditions favor extending credit to middle market companies in the United States, our investment strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital. We expect that capital will be used by portfolio companies to support growth, acquisitions, market or product expansion, refinancings and/or recapitalizations.

Our First Lien Lending strategy is managed through our Private Debt fund, First Lien Fund, and through Managed Accounts. As of December 31, 2020, we have $3.0 billion of assets under management across these products.

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Opportunistic Lending. We seek to generate attractive risk-adjusted returns by taking advantage of credit opportunities in U.S. middle-market companies with liquidity needs and market leaders seeking to improve their balance sheets. We focus on high quality companies that could be experiencing disruption, dislocation, distress or transformational change. We leverage the Owl Rock platform to source investment opportunities directly from potential portfolio companies and/or financial sponsors.

We are a partner of choice for a number of privately held companies that are often controlled by private equity sponsors, and we are well positioned to provide such companies with a variety of financing solutions to meet a broad range of situations, including but not limited to the following: (i) rescue financing, (ii) new issuance and recapitalizations, (iii) wedge capital, (iv) debtor-in-possession loans, (v) financing for additional liquidity and covenant relief, and (vi) broken syndications. We may from time to time engage in secondary purchases as well.

We intend to make opportunistic investments in U.S. middle-market companies by providing a variety of approaches to financing, including but not limited to originating and/or investing in secured debt, unsecured debt, mezzanine debt, other subordinated debt, interests senior to common equity, as well as equity securities (or rights to acquire equity securities) which may or may not be acquired in connection with a debt financing transaction, and doing any and all things necessary, convenient or incidental thereto as necessary or desirable to promote and carry out such purpose.

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Our Opportunistic Lending strategy is managed through our Private Debt fund, Opportunistic Fund I (“ORO”), and through Managed Accounts. As of December 31, 2020, we have approximately $1.5 billion of assets under management across these products.

We earn management fees for advisory services provided to our BDCs, Private Debt funds and Managed Accounts, which are generally based on a defined percentage of average fair value of total assets (excluding cash) or average fair value of total assets (excluding cash) plus undrawn commitments in the case of our BDCs, or average fair value of total assets, average fair value of total assets plus undrawn commitments, total commitments, invested capital or NAV in the case of our Private Debt funds and Managed Accounts. BDC Part I Fees refers to a quarterly incentive fee on the net investment income of ORCC (NYSE: ORCC), ORCC II, ORTF and ORCIC (and, should such BDC become publicly listed in the future, ORCC III). Such fees from ORCC, ORCC II and ORTF are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment and cash-settled each quarter.

Some of our BDC fee structures begin with a lower management and/or incentive fee (in some cases, no incentive fee) during the time period when they are privately raised, and upon a Listing Event, as defined in their respective organization documents, switch to a favorable full fee structure, typically 1.50% management fee and 17.5% incentive fee (which includes both a Part I Fee and a Part II Fee, which are independent of each other).

Investment Process Overview

Origination and Sourcing. Our Investment Team has an extensive network from which to source deal flow and referrals. Specifically, we source portfolio investments from a variety of different investment sources, including among others, private equity sponsors, management teams, financial intermediaries and advisers, investment bankers, family offices, accounting firms and law firms. We believe that our experience across different industries and transaction types makes us particularly qualified to source, analyze and execute investment opportunities.

Due Diligence Process. The process through which an investment decision is made involves extensive research into the company, its industry, its growth prospects and its ability to withstand adverse conditions. If one or more members of the Investment Team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We also review environmental, social and governance (“ESG”) considerations.

Selective Investment Process. After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the Investment Team in charge of the potential investment. If these members of the Investment Team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case basis.

Structuring and Execution. Approval of an investment requires the unanimous approval of the Investment Committee. Once the Investment Committee has determined that a prospective portfolio company is suitable for investment, the Adviser works with the management team of that company and its other capital providers, including senior, junior and equity capital providers, if any, to finalize the structure and terms of the investment.

Portfolio Monitoring. We monitor our portfolio companies on an ongoing basis. We monitor the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action with respect to our investment in each portfolio company. We have a number of methods of evaluating and monitoring the performance and fair value of our investments.

Investor Base and Fundraising

Our diverse investor base includes direct institutional relationships and a significant number of retail investors. Our high-quality institutional investor base includes corporate and public pension funds, insurance companies, banks, investment managers, endowments and foundations. As of December 31, 2020 and 2019, our assets under management by product duration were as follows:

The majority of our retail distribution relationships as well as direct institutional investors have participated in more than one Owl Rock product. Their loyalty has facilitated the growth of our existing businesses and we believe improves our ability to raise new products and successor products in existing and adjacent strategies in the future.

We believe that client relationships are fundamental to our business and that our performance across our products coupled with our focus on client service has resulted in strong relationships with our investors. Our business development team is committed to raising capital globally across all of our products, servicing existing investors and tailoring offerings to meet their needs, developing products to complement our existing offerings, and deepening existing relationships to expand them across our platform. Our senior leadership maintains an active and transparent dialogue with investors.

Employees

Diversity is key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital, and are focused on effective attraction, development, and retention of, and compensation and benefits to, human resource talent, including workforce and management development, diversity and inclusion initiatives, and corporate culture and leadership quality, morale and development, which are vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, always operating at the highest standard, and acting in the best interest of our stakeholders. As of December 31, 2020, we employed approximately 175 individuals, including approximately 65 investment professionals, located in five offices in New York City, Greenwich, CT, Menlo Park, CA and London.

Fee Structure

Management Fees

The investment adviser of each of our products receives a quarterly management fee generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets

(excluding cash) plus undrawn commitments in the case of our BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of our Private Debt funds and Managed Accounts, and also include BDC Part I Fees. BDC Part I Fees refers to a quarterly incentive fee on the net investment income of ORCC, ORCC II, ORTF and ORCIC (and, should such BDC become publicly listed in the future, ORCC III), subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

Each of the existing Owl Rock funds that is not a BDC has entered into an investment advisory agreement whereby we generally receive base management fees from the inception of such fund through the liquidation of such fund. For each Owl Rock fund that is not a BDC, the base management fee is typically based on a percentage of gross asset value (which includes the portion of such investments purchased with leverage).

Because each of the Owl Rock funds that is not a BDC has an end date for paying management fees, our revenues will decline in respect of such funds if we are unable to successfully raise successor funds that replace the management fee payments that terminate on the funds or such successor funds do not generate fees at the same rate. Additionally, given that such management fees are based on gross asset value, the management fee received in respect of such fund will be reduced when a fund realizes investments or if the value of an investment is impaired. During the investment period of such Owl Rock fund, such fund expects to actively recycle capital into new investments, which would have the impact of replacing investments that have been realized during the investment period, but there are many factors that may limit our ability to effectively recycle capital and realize the full fee potential of any particular fund. For many Owl Rock funds, the gross asset value used as the base for the management fee includes investments purchased with leverage. If we are unable to obtain leverage at the expected level, or at all, this will have a negative impact on our ability to realize the full fee potential of any particular fund.

Further, our right to receive management fees can be impaired by certain actions of investors in an Owl Rock fund that is not a BDC. Owl Rock funds that are not BDCs generally provide investors with the right to terminate such fund on both a cause basis and a no fault basis, each with a super-majority vote. If the investors would exercise their right to vote for an early termination, we will continue to receive management fee through the liquidation of such fund, but we may face pressure to liquidate investments earlier than we otherwise believe is appropriate to maximize the value of such investment. Owl Rock funds in the Opportunistic Lending strategy also provide investors with the right to remove the general partner of such fund on a cause basis with a super-majority vote. Upon the removal of the general partner of a fund becoming effective, the investment advisory contract in respect of such fund will cease to exist and our rights to payment of management fee will terminate.

Incentive Fees

We are entitled to receive incentive fees in accordance with the investment advisory agreements we have with our BDCs. We may receive BDC Part II Fees, which are not paid unless our BDC achieves cumulative aggregate realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation).

Some of our BDC fee structures begin with a lower management and/or incentive fee (in some cases, no incentive fee) and upon a Listing Event, as defined in their respective organization documents, switch to an attractive full fee structure, typically 1.50% management fee and 17.5% incentive fee (which includes both a Part I Fee and a Part II Fee, which are independent of each other).

The general partner or an affiliate of certain of our Owl Rock funds that are not BDCs may be entitled to receive carried interest allocations of carried interest from a fund based on cumulative fund performance to date. Carried interest entitles the general partner (or an affiliate) to a special allocation of income and gains from a fund, and is typically structured as a net profits interest in the applicable fund. Carried interest is generally calculated on a “realized” basis, and the general partner of a fund is generally entitled to a carried interest based upon the net realized income and gains often taking into account unrealized losses generated by such fund. Net realized income/gains or loss is not netted between or among funds.

For most funds, the carried interest is subject to a preferred return of approximately 8%, subject in most cases to a catch-up allocation to the general partner. Generally, if at the termination of a fund, the fund has not achieved investment returns that exceed the preferred return threshold or the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the general partner will be obligated to repay an amount equal to the extent the previously distributed carried interest exceeds the amounts to which the general partner is entitled. These repayment obligations may be related to amounts previously distributed to us and our senior professionals. Additionally, similar to management fees as described above, if the fund is terminated early by the investors or the general partner is removed by the investors of a fund, this may have a negative impact on the value of investments, which will then reduce the carried interest allocations to the general partner, and, in the instance where the general partner is removed for cause, a penalty reduction may be assessed against any remaining carried interest.

The timing and amount of performance income generated by Owl Rock Funds is uncertain. Currently the Owl Rock funds with a carried interest allocation have distribution waterfalls that require that, in respect of an investor, such investor has received a return of its contributions plus its preferred return on such contributions prior to the general partner being entitled to a carried interest allocation of carried interest. As such, carried interest is measured on a cumulative performance of a fund and is not expected, to accrue, if at all, to the general partner until the latter portion of the fund’s life cycle.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees primarily include fee income, administrative fees and dealer manager revenue. Fee income represents income earned for providing services to certain portfolio companies of Owl Rock products. Such services include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. Administrative fees represent revenue from administrative services provided to certain of our funds that are paid to us. Dealer manager revenue consists of commissions earned for providing distribution services to certain of Owl Rock products.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our products, our executives and employees have invested and committed over $480 million in Owl Rock products across our platform. These capital commitments to our products are determined separately with respect to our funds. We determine these capital commitments based on a variety of factors, including regulatory requirements, investor requirements, estimates regarding liquidity over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other products we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements, as well as employee demand and the capacity of the relevant investment teams. Our capital commitments are typically funded with cash and not with carried interest or deferral of management fees.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the U.S. and foreign jurisdictions in which we operate relating to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws and privacy laws with respect to client and other information, and some of our funds invest in businesses that operate in highly regulated industries.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “Risk Factors — Difficult market and political conditions may reduce the value or hamper the performance of the investments made by our funds or impair the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, earnings and cash flow and adversely affect our financial prospects and condition.”

Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance and employee education and training. All employees must annually certify their understanding of and compliance with key global Owl Rock policies, procedures and code of ethics. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, personal securities trading, valuation of investments, document retention, potential conflicts of interest and the allocation of investment opportunities.

Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation, which expands data protection rules for individuals within the European Union (the “EU”) and for personal data exported outside the EU, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.

United States

SEC Regulations

We provide investment advisory services through several entities that are registered as investment advisers with the SEC pursuant to the Advisers Act. Our BDCs elect to be regulated under the Investment Company Act and the Exchange Act and, in certain cases, the Securities Act. As compared to other, more disclosure-oriented U.S. federal securities laws, the Advisers Act and the Investment Company Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the Investment Company Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; and conflicts of interest.

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintaining effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures to ensure compliance.

A majority of our revenues are derived from our advisory services to our BDCs. The Investment Company Act imposes significant requirements and limitations on BDCs, including with respect to their capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of our BDCs, each of our BDCs is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the Investment Company Act. The responsibilities of each board include, among other things, approving our advisory contract with our BDC; approving certain service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates and; approving certain co-investment transactions. The advisory contracts with each of our BDCs may be terminated by the stockholders or directors of such BDC on not more than 60 days’ notice, and are subject to annual renewal by each respective BDC’s board of directors after an initial two-year term.

Generally, affiliates of our BDCs are prohibited under the Investment Company Act from knowingly participating in certain transactions with their affiliated BDCs without prior approval of the BDC’s board of directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser.

Owl Rock Capital and certain of its affiliates have been granted exemptive relief by the SEC that permits them to co-invest with each other and other funds managed by Owl Rock Capital or its affiliates in negotiated transactions in a manner consistent with our BDCs’ investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, provided that certain directors of any of our participating BDCs make certain determinations. Our investment allocation policy incorporates the conditions of the exemptive relief. As a result of the exemptive relief, there could be significant overlap in the investment portfolios of our BDCs and/or other of our funds that could avail themselves of the exemptive relief.

Pursuant to an exemptive order issued by the SEC on April 8, 2020 and applicable to all BDCs through December 31, 2020, our BDCs may, subject to the satisfaction of certain conditions, co-invest in their respective existing portfolio companies with certain other funds managed by Owl Rock Capital or its affiliates and covered by the exemptive relief, even if such other funds have not previously invested in such existing portfolio company. Without this order, affiliated funds would not be able to participate in such co-investments with our BDCs unless the affiliated funds had previously acquired securities of the portfolio company in a co-investment transaction with the Company.

Additionally, Owl Rock Capital has been granted exemptive relief to permit certain of our BDCs and certain of their respective affiliates to offer multiple classes of shares of common stock and to impose asset-based distribution fees and early withdrawal fees.

Under the Advisers Act, our investment advisory agreements may not be assigned without the client’s consent. Under the Investment Company Act, the advisory agreements with our BDCs terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

Other Federal and State Regulators; Self-Regulatory Organizations

In addition to the SEC regulatory oversight we are subject to under the Investment Company Act and the Advisers Act, there are a number of other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities.

Owl Rock Securities, which is currently owned by an affiliate of Owl Rock but is expected to be combined with Blue Owl in connection with (or following) the Business Combination, is registered as a broker-dealer with the SEC, which maintains registrations in many states, and is a member of FINRA. As a broker-dealer, Owl Rock Securities is subject to regulation and oversight by the SEC and state securities regulators. In addition, FINRA, a self-regulatory organization that is subject to oversight by the SEC, promulgates and enforces rules governing the conduct of, and examines the activities of, its member firms. Due to the limited authority granted to Owl Rock Securities in its capacity as a broker-dealer, it is not required to comply with certain regulations covering trade practices among broker-dealers and the use and safekeeping of customers’ funds and securities. As a registered broker-dealer and member of a self-regulatory organization, Owl Rock Securities is, however, subject to the SEC’s uniform net capital rule. Rule 15c3-1 of the Exchange Act, which specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form.

Other Jurisdictions

We currently have limited operations outside the United States. We have recently commenced operations in the U.K. We also market our funds to investors globally. As we expand our operations in the U.K., Europe and other international jurisdictions, we expect to become subject to various legislative frameworks in those jurisdictions. See “Risk Factors — Dyal Funds — Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our funds” and “Risk Factors — Dyal Funds — We are subject to risks related to corporate social responsibility.”

Competition

The investment management industry is intensely competitive, and we expect it to remain so. We compete globally and on a regional, industry and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies and financial markets. We compete for investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, breath of our product offering, business reputation and the level of fees and expenses charged for services. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation and price, and we expect that competition will continue to increase.

Our competition as an asset manager and financing source to middle market companies consists primarily of other asset managers who focus principally on credit funds, including BDCs, and other credit products. We and our funds also compete with public and private funds, BDCs, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and may have more financial, technical, and marketing resources than we do. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Further, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a business development company, or to the distribution and other requirements we must satisfy to qualify for RIC tax treatment. Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “Risk Factors — Risks Relating to Our Businesses Following the Business Combination — The investment management business is intensely competitive.”

Properties

Our principal executive offices are located in leased office space at 399 Park Avenue, 38th Floor, New York, NY. We also lease additional office space in New York City, NY, Greenwich, CT, Menlo Park, CA and London. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.

Legal Proceedings

From time to time we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. We are not subject to any material pending legal proceedings at this time. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

HISTORICAL BUSINESS OF DYAL

The following discussion reflects the business of Dyal prior to the Business Combination. For purposes of this section, “Dyal”, the “Company”, “we”, “us” and “our” refer to Dyal Capital Partners, the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC, an independent, global asset management company headquartered in New York.

Our Business

Dyal is a leading capital solutions provider to large, multi-product private capital managers. Our funds seek to acquire minority equity stakes in, or provide debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). We are expanding our existing GP Capital Solutions strategies to provide capital to our managers’ seasoned portfolio companies through co-investments or structured equity. We are also in the process of leveraging our significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of our existing or emerging strategies make or will make, as the case may be, investments through long-term capital, permanent capital vehicles with a set of geographically diverse and high-quality investors. Our investors include a diversified mix of institutional investors globally, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals and insurance companies in the Americas, Asia, Europe, the Middle East and Australia. Since 2010, the Dyal team has closed 61 equity and debt transactions across 52 managers. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its GP Minority Equity Investments strategy’s underlying partner managers in which an equity stake is granted (“partner managers”). Dyal, including the Business Services Platform, operates primarily from New York, with personnel also located in London and Hong Kong. As of December 31, 2020, we managed approximately $23.8 billion in AUM, which reflects growth of 9.8% since December 31, 2019 and a CAGR of 16.3% since December 31, 2018. Approximately 96% of our AUM was comprised of our GP Minority Equity Investments strategy as of December 31, 2020.

GP Capital Solutions

Dyal’s GP Capital Solutions business is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions business to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP Debt Financing strategies. Our GP Capital Solutions business also houses our Business Services Platform, which provides strategic support to the managers that Dyal funds have an equity interest in. In addition to the GP Capital Solutions strategies, we are in the process of launching a strategy focused on acquiring minority equity stakes in NBA franchises and are planning to launch a co-investment and structured equity strategy.

Dyal operates through the following four investment strategies:

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GP Minority Equity Investments — We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fees. Our funds include Dyal Fund I, a $1.3 billion fund predominately focused on hedge funds, Dyal Fund II, a $2.2 billion fund predominately focused on hedge funds, Dyal Fund III, a $5.3 billion fund focused on private capital managers, and Dyal Fund IV, a $9.0 billion fund focused on private capital managers. Dyal Fund V will be focused on private capital managers and had its first closing on November 13, 2020. Dyal Fund V has $1.6 billion of AUM as of December 31, 2020.

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GP Debt Financing — This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that capital that the investment management businesses or fund sponsors in which our funds invest receive from these loans will be used to support business growth, fund GP commitments, and launch new strategies. This strategy allows Dyal to offer a comprehensive suite of solutions to such private managers. Our GP Debt Financing strategy has $1.0 billion of AUM as of December 31, 2020.

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Professional Sports Minority Investments — We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation.

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Co-Investment and Structured Equity — This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

The Business Services Platform Overview

Dyal’s Business Services Platform provides strategic support services to current and future partner managers within the GP Minority Equity Investments strategy, including client development and marketing support, product development, talent management, consulting on business strategies and operational advisory support. The Business Services Platform is able to utilize, subject to any applicable information barriers, powerful resources when assisting Dyal’s partner managers: the Dyal team’s extensive and varied experience and Dyal’s sophisticated investor base. New partner managers entering Dyal’s portfolio, subject to any applicable information barriers, are entitled to participate in and benefit from the customized suite of services provided by Dyal’s Business Services Platform. The Business Services Platform team currently consists of 34 professionals who each have experience working with alternative asset management firms and who are responsible for assisting partner managers in achieving their individual business objectives. Certain expenses of the Business Services Platform are reimbursed by Dyal’s private funds and this expense reimbursement is equal to the total revenue of the Business Services Platform that is reflected as revenue within administrative, transaction, and other fees.

The Business Services Platform executes projects in five key areas:

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Client Development & Marketing Support — The Business Services Platform team focuses on, subject to any applicable information barriers, providing investor intelligence, targeting LPs for fundraising, and making qualified introductions of Dyal’s partner managers to select investors, including investors in Dyal’s funds.

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Product Development — The Business Services Platform assists partner managers as they consider launching new products. This assistance includes providing extensive market and product opportunity analyses that define relevant peer groups, examining performance data and identifying potential target investors and barriers to entry.

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Talent Management — The Business Services Platform seeks to deliver talent management services to partner managers. Support spans all aspects of human capital best practices across organizations. Particular areas of focus include, but are not limited to, organizational design and development, talent sourcing, and in-depth peer benchmarking.

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Business Strategy — The Business Services Platform undertakes individualized management consulting projects such as developing firm strategic growth plans, evaluating distribution expansion options, and assessing brand development strategies. Additionally, the team provides strategic best practices advice and competitive benchmarking reports. The Business Services Platform supports partner managers with originating and consummating mergers, acquisitions and bolt-on transactions. This support may include sourcing proprietary and intermediated opportunities, reviewing a potential deal’s strategic rationale, supporting business due diligence, gathering market intelligence, and providing valuation guidance and deal structuring advice.

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Operational Advisory — The Business Services Platform delivers support and best practices advice to our partner managers’ business operations, technology, and infrastructure functions through peer benchmarking, thought leadership and customized analysis. The team may also leverage in-house and external vendors to support their efforts and provide analysis for various partner manager projects, which may include helping their portfolio companies through the use of data science specialists, technology service firms and consultants. In addition, the team seeks to leverage a preferred provider network of service providers to assist our partners and provide additional external support.

Our History and Prior Dyal Funds

The Dyal business commenced in 2010. Dyal Fund I, which held its final close in 2012, is composed of minority equity stakes in ten established hedge fund firms and one private equity manager. As of September 30, 2020, the firms collectively managed approximately $90 billion of firm assets in a variety of strategies, including global macro, long/short credit, commodities, structured credit, long/short equities, long/short activist equity and quantitative strategies. On February 1, 2021, Navigator Global Investments Limited completed the acquisition of six underlying portfolio investments from the Dyal Fund I portfolio.

Dyal Fund II, which held its final close in 2015, is composed of minority equity stakes in nine established hedge fund firms, three private equity managers, and one private credit manager. As of September 30, 2020, these firms collectively managed approximately $87 billion of firm assets in a variety of strategies including technology-focused private equity, upstream and midstream energy, private credit, global macro/systematic, multi-strategy credit and long/short activist equity.

Dyal Fund III, which held its final close in 2016, is composed of minority equity stakes in ten established private equity and private credit managers. As of September 30, 2020, the firms collectively managed $419 billion of firm assets in a variety of strategies including energy, real estate, manufacturing, technology and media.

Dyal Fund IV, which held its final close in 2019, is composed of minority equity stakes in seventeen established private equity and private credit managers. As of September 30, 2020, the firms collectively managed $412 billion of firm assets in a variety of strategies including infrastructure, consumer, direct lending, energy and real estate.

Dyal Fund V, which had its first close on November 13, 2020, intends to pursue an investment program consistent with Dyal Fund III and Dyal Fund IV.

We also offer a comprehensive suite of financing solutions through originating and making collateralized, long-term debt investments in private capital managers through our GP Debt Financing strategy. As of December 31, 2020, we had $1.0 billion of AUM within the GP Debt Financing strategy. In addition, we are in the process of launching Dyal HomeCourt Partners within our Professional Sports Minority Investments strategy, which will provide investors with the opportunity to access the value creation potential of NBA franchise ownership through a diversified portfolio of minority stakes in multiple NBA franchises.

Investor Base and Fundraising

Our high-quality investor base includes public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals and insurance companies. We have grown the number of investor relationships from approximately 50 limited partner relationships in Dyal I, a 2012 vintage fund, to more than 300 institutional and high-net-worth limited partner relationships across the Dyal platform as of December 31, 2020.

As of December 31, 2020, Dyal managed $23.8 billion of AUM, including $22.8 billion of AUM across the GP Minority Equity Investments strategy and $1.0 billion of AUM within the GP Debt Financing strategy. As of December 2020, total AUM by client type and geographic origin was as follows (as a percentage of total investor commitments):

We believe that client relationships are fundamental to our business and that our overall fund performance coupled with an intense focus on client service has resulted in strong relationships with our investors. Our senior management team maintains an active and transparent dialogue with investors and is committed to raising capital globally across all of our funds, servicing existing fund investors and tailoring offerings to meet their needs, developing products to complement our existing offerings, and deepening existing relationships to expand them across our platform.

Our investors have expressed their view that Dyal provides an opportunity to gain additional insight into a select group of managers. We believe that the number of investors that have invested in multiple Dyal funds demonstrates their satisfaction with our performance, disciplined management of their capital and diverse product offering. This investor loyalty has facilitated the growth of our existing businesses and we believe improves our ability to raise both new and successor funds in existing and adjacent strategies in the future.

Employees

As of December 31, 2020, we had approximately 60 employees in New York, London and Hong Kong, substantially all of whom were employed on a full-time basis. None of our employees are represented by a union, Dyal is not a party to or bound by any collective bargaining agreement, and we have not experienced any work stoppages. We believe we have good relations with our employees and that our employee-focused culture benefits our clients and supports our growth. As a leading alternative asset manager, our success depends on our ability to recruit, retain, engage, and develop a talented workforce. Our management team has remained committed to maintaining and improving our culture even as we grow rapidly. Dyal has retained its investment team professionals since the business’s inception.

Fee Structure

Management Fees — Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements.

Administrative, Transaction and Other Fees — Administrative, transaction and other fees consist of expense reimbursements, which primarily represent expenses incurred by Dyal’s Business Services Platform in connection with the provision of strategic support to partner managers and reimbursed by Dyal’s private funds.

Incentive Fees — Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by Dyal are recorded as incentive fees.

Carried Interest — The Dyal Equity Funds provide for a distribution of carried interest. The timing and receipt of carried interest varies with the life cycle of our funds. Generally, we are entitled to carried interest payments after a return of all contributions and a preferred return to investors. Carried interest in the Dyal Equity Funds and any related co-investment or secondary-transaction vehicles will not be part of Blue Owl, however carried interest earned with respect to future Dyal funds (excluding co-investment or secondary-transaction vehicles related to the Dyal Equity Funds) will be shared with Blue Owl, which carried interest is expected to be determined in a manner similar to the Dyal Equity Funds.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our funds, we have invested the firm’s capital as have our professionals in the funds we sponsor and manage. General partner capital commitments to our funds are determined separately with respect to our funds. Dyal employee capital commitments range from 0.3% to 1.3% of the total commitments of any particular fund as of December 31, 2020. We determine the general partner capital commitments based on a variety of factors, including regulatory requirements, investor requirements, estimates regarding liquidity needed over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other funds we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements. Our general partner capital commitments have historically been funded with cash, which may initially have been funded by Neuberger for administrative purposes and then directly by our professionals. The general partner commitments and the proceeds therefrom with respect to the Dyal Equity Funds and related co-investment vehicles will not be assets of Blue Owl upon completion of the Business Combination. A portion of the general partner commitment to the Dyal Financing Fund and to future Dyal funds will be a Blue Owl asset upon completion of the Business Combination.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the United States and foreign jurisdictions in which we operate relating to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws and privacy laws with respect to client and other information, and our funds principally invest in other asset managers that also operate in this highly regulated environment. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “Risk Factors — Risks Related to Legal and Regulatory Environment — Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements, and our failure to comply with such regulations could have a material adverse effect on our business.”

Rigorous legal and compliance analysis of our businesses and investments have been an important part of Neuberger’s culture, and we have operated under their policies, Neuberger maintains a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance and employee education and training. All employees must annually certify their understanding of and compliance with key global Neuberger policies, procedures and code of ethics. Neuberger has a compliance group that monitors compliance with the regulatory requirements to which it is subject and manages its compliance policies and procedures. Neuberger’s compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments on a fund-specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities.

Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation, which expands data protection rules for individuals within the European Union (the “EU”) and for personal data exported outside the EU, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.

SEC Regulations

Each of our funds is exempt from having to register as an investment company under the Investment Company Act. We provide investment advisory services to our funds through entities that are registered as investment advisers with the SEC pursuant to the Advisers Act. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts, and allocations of investment opportunities among clients.

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintaining effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures to ensure compliance.

As part of the Business Combination, each of our funds will appoint a new investment manager, which new investment manager will be an entity that has historically been an Owl Rock SEC-registered investment adviser.

Other Federal and State Regulators; Self-Regulatory Organizations

In addition to the SEC regulatory oversight, there are a number of other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities. In connection with many of the activities of our funds or ourselves, we rely on a number of exemptions from regulatory oversight of various other Federal regulatory agencies (including the U.S. Commodity Futures Trading Commission, or CFTC, and United States Department of Labor, or DOL), various self-regulatory organizations (including the National Futures Association, or NFA), and various state regulatory authorities. These exemptions are in many cases complex rules in and of themselves, and complying with them can be difficult and time consuming. At times, they may also impose restrictions on our ability to engage in various types of investments or other activities that we would otherwise engage in for the benefit of our clients absent the need to comply with an applicable exemption. Failure to comply with these exemptions (or a change in the scope or conditions of these exemptions) could subject us or our funds to additional regulatory oversight.

Dyal Fund III, unlike our other Dyal funds, has been operated as a commodity pool having a registered commodity pool operator (“CPO”) that relies on CFTC Rule 4.7, a partial exemption from certain CFTC rules. Prior to the closing of the Business Combination, the existing investment manager of Dyal Fund III intends to file a cessation of trading notice in respect of Dyal Fund III because Dyal Fund III has never invested in or traded “commodity interests”, as defined under the U.S. Commodity Exchange Act. It is currently expected that neither the new general partner nor the new investment manager of Dyal Fund III will serve as a registered CPO to Dyal Fund III following the closing. However, if the cessation of trading notice is not effective and no other exemption or exclusion is available, the newly appointed manager of Dyal Fund III will be required to be register as a CPO and continue to meet the requirements of Rule 4.7 with respect to the fund. Registration as a CPO entails incurring additional costs, expenses and administrative burdens, including, registration and licensing requirements (and certain personnel may need to satisfy proficiency requirements), bookkeeping, recordkeeping and filing requirements, certain reporting obligations, oversight and examination by the National Futures Association, and other ongoing compliance obligations.

Other Jurisdictions

We currently have limited operations in the United Kingdom. We market our funds to investors globally. As we expand our operations in non-U.S. jurisdictions, we expect to become subject to various legislative frameworks in those jurisdictions.

Competition

The investment management industry is intensely competitive, and we expect it to remain so. While this remains the case, the Dyal Equity Funds currently have limited direct competition from organizations dedicated to acquiring stakes in large institutionalized private capital managers. Goldman Sachs’ Petershill team has acquired stakes in certain private equity firms. Similarly, Blackstone has acquired various minority stakes. Such institutions may compete with us for similar investments in the future. We believe however that this limited number of competitors is likely to persist, as conflicts of interest and regulatory restrictions make purchasing minority stakes in private capital managers challenging for financial institutions and private equity firms.

With respect to our GP Debt Financing strategy, many banks provide revolving lines of credit to private equity managers, but these credit lines are typically short duration (i.e., three to five years), amortize and require blanket personal guarantees. A small number of firms, most notably Landmark Partners, provide structured or preferred equity to managers, but these investments are also structurally very different from our funds’ long-term loans. We believe that this limited amount of competition is likely to persist, as conflicts of interest, regulatory restrictions, capital constraints and other considerations make lending to private equity managers challenging for financial institutions, insurance companies and other private market firms.

Our current GP Capital Solutions strategies compete with, and our expanded GP Capital Solutions strategies will compete with, among others, a number of private equity funds, specialized funds, hedge funds, corporate buyers, traditional asset managers, real estate companies, commercial banks, investment banks, other investment managers and other financial institutions, including the owners of certain of our shareholders, as well as domestic and international pension funds and sovereign wealth funds, and we expect that competition will continue to increase. See “Risk Factors — Risks Related to Our Businesses Following the Business Combination — The investment management business is intensely competitive.” We compete globally and on a regional, industry and asset basis.

Generally, our competition varies across business lines, geographies and financial markets and we anticipate competition in both our currently existing operations as well as any new operations we may undertake, including our anticipated entry into NBA franchise minority stake ownership. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, scale, transaction execution skills, the range of products and services offered, innovation and price, and we expect that competition will continue to increase.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees. See “Risk Factors — Risks Related to Our Businesses Following the Business Combination — Our future growth depends on our ability to attract, retain and develop human capital in a highly competitive talent market.”

Properties

Our principal executive offices are located within Neuberger’s leased offices in New York, London and Hong Kong. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.

Legal Proceedings

From time to time we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

Sixth Street Partners, a partner manager of Dyal Fund III filed suit in the Court of Chancery of the State of Delaware on February 12, 2021 against Dyal Capital Partners III (A) LP, Dyal Capital Partners III (B) LP, NB Dyal Associates III LP, NB Dyal GP Holdings LLC, Dyal III SLP LP, NB Alternatives GP Holdings LLC, NB Alternatives Advisers LLC, Neuberger Berman AA LLC, and Neuberger Berman seeking to enjoin the completion of the Business Combination on the basis that the Business Combination violates the restrictions on transfer set forth in the investment agreement between Sixth Street Partners and Dyal Fund III and alleging, in the alternative, a claim of tortious interference with contract against certain defendants. The action is captioned Sixth Street Partners Management Company, L.P., et. al v. Dyal Capital Partners III (A) LP, et. al., C.A. No. 2021 – 0127 – MTZ (Del. Ch.). Additionally, affiliates of Golub Capital Partners (collectively “Golub”), a partner manager of Dyal Fund IV, filed suit in the Supreme Court of the State of New York, County of New York, on February 23, 2021 against Dyal Capital Partners Mirror Aggregator (A) LP, Dyal Capital Partners Mirror Aggregator (B-GIM) LP, Dyal Capital Partners Mirror Aggregator (B-GGP) LP, NB Dyal IV Advisers LLC, and NB Dyal GP Holdings LLC, Neuberger Berman and NB Alternatives Advisers LLC likewise seeking to enjoin the completion of the Business Combination on the basis that the Business Combination violates the restrictions on transfer set forth in the investment agreement between Golub and Dyal Fund IV and asserting a claim of tortious interference with contract against certain defendants in the alternative. The action is captioned GCDM Holdings LP, et al. v. Dyal Capital Partners Mirror Aggregator (A) LP, et al., Index No. 651226/2021 (Sup. Ct. New York Cnty.). Golub has also since initiated an arbitration regarding similar claims. Neuberger Berman and Dyal are vigorously defending these suits and they believe that the suits and the requests for injunctive relief are meritless. See “Risk Factors — Risks Related to the Business Combination and Altimar — If the conditions to the Business Combination Agreement are not met, or suits to enjoin the transaction are successful, the Business Combination may not occur.”

ALTIMAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Altimar included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Altimar’s current expectations, estimates and assumptions concerning events and financial trends that may affect Altimar’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Altimar is a blank check company incorporated in the Cayman Islands on August 20, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Altimar intends to effectuate its initial business combination (including the Business Combination) using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, shares, debt or a combination of cash, shares and debt.

Altimar expects to continue to incur significant costs in the pursuit of its acquisition plans. Altimar cannot assure you that its plans to complete an initial business combination (including the Business Combination) will be successful.

Results of Operations

Altimar has neither engaged in any operations nor generated any operating revenues to date. Altimar’s only activities from inception through December 31, 2020 were organizational activities and those necessary to prepare for the Initial Public Offering and identify a target for its initial business combination, and activities in connection with the Business Combination. Altimar does not expect to generate any operating revenues until after the completion of its initial business combination. Altimar expects to generate non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. Altimar expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for expenses in connection with completing the initial business combination (including the Business Combination).

For the period from August 20, 2020 (inception) through December 31, 2020, Altimar had a net loss of $261,631, which consists of operating and formation costs of $299,659 offset by interest earned on marketable securities held in the Trust Account of $38,028.

Liquidity and Capital Resources

On October 27, 2020, Altimar consummated the Initial Public Offering of 25,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the Initial Public Offering, Altimar consummated the sale of 4,666,667 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $7,000,000.

On November 9, 2020, Altimar sold an additional 2,500,000 Units for total gross proceeds of $25,000,000 in connection with the underwriters’ partial exercise of their Over-allotment Option. Simultaneously with the partial closing of the Over-allotment Option, Altimar also consummated the sale of an additional 333,333 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $500,000.

Following the Initial Public Offering, the partial exercise of the Over-allotment Option and the sale of the Private Placement Warrants, a total of $275,000,000 was placed in the Trust Account. Altimar incurred

$15,714,288 in transaction costs, including $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees and $589,288 of other offering costs.

For the period from August 20, 2020 (inception) through December 31, 2020, net cash used in operating activities was $550,911. Net loss of $261,631 was impacted by formation expenses paid by the Sponsor of $5,000 and interest earned on marketable securities of $38,028. Changes in operating assets and liabilities used $256,252 of cash from operating activities.

At December 31, 2020, Altimar had investments held in the Trust Account of $275,038,028. Altimar intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete its initial business combination (including the Business Combination). Altimar may withdraw interest from the Trust Account to pay taxes, if any. To the extent that Altimar’s share capital or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Altimar’s growth strategies.

At December 31, 2020, Altimar had cash of $928,766 held outside of the Trust Account. Altimar intends to use the funds held outside the Trust Account primarily for activities necessary to consummate an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, Altimar’s Sponsor or an affiliate of Altimar’s Sponsor or certain of Altimar’s officers and directors may, but are not obligated to, loan Altimar funds as may be required. If Altimar completes an initial business combination, Altimar may repay such loaned amounts out of the proceeds of the Trust Account released to Altimar. In the event that an initial business combination does not close, Altimar may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from Altimar’s Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

Altimar does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. Altimar may need to obtain additional financing either to complete its initial business combination or because Altimar has become obligated to redeem a significant number of our public shares upon completion of its initial business combination, in which case Altimar may issue additional securities or incur debt in connection with such initial business combination.

Off-Balance Sheet Financing Arrangements

Altimar has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. Altimar does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Altimar has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Altimar does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial, and administrative support services provided to the Company. Altimar began incurring these fees on October 22, 2020 and will continue to incur these fees monthly until the earlier of the completion of an initial business Combination and Altimar’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,625,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Altimar completes an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management of Altimar to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Management of Altimar has identified the following critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

Altimar accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Altimar’s Class A ordinary shares feature certain redemption rights that are considered to be outside of Altimar’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of Altimar’s balance sheet.

Net Loss per Ordinary Share

Altimar applies the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted for Class B non-redeemable ordinary shares is calculated by dividing the net loss, less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the periods presented.

Recent Accounting Pronouncements

Management of Altimar does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Altimar’s financial statements.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Altimar is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.

OWL ROCK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Owl Rock,” “we,” “us,” “our,” and the “Company” are intended to mean the business and operations of Owl Rock and its consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of the Company. Additional terms used by the Company are defined in the Glossary and throughout the Management’s Discussion and Analysis in this registration statement.

The following discussion and analysis should be read in conjunction with the consolidated and combined audited financial statements and the related notes included in this registration statement.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Our Business

We are a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies. Our breadth of lending product offerings enables us to offer a holistic platform to the middle market, which establishes us as a partner of choice for private-equity sponsored companies as well as other businesses primarily in non-cyclical, recession-resistant businesses. We provide these loans predominantly by utilizing permanent capital vehicles funded by our high-quality, largely institutional investor base. By utilizing these permanent capital vehicles and long-dated private funds, we believe our business provides a high degree of earnings stability and predictability. Our investors include a diversified mix of institutional investors, including prominent domestic public and private pension funds, endowments, foundations, institutional-quality family offices, asset managers and insurance companies, as well as high net worth and retail clients, distributed through many well-known wealth management firms. We have continued to grow our dedicated investor base through emphasizing our disciplined investment approach, client service, best-in-class portfolio performance and industry leading margins. We operate across four different strategies, through which we currently manage five permanent capital vehicles, all of which are BDCs, as well as long-dated private funds and managed accounts. As of December 31, 2020, we managed $27.1 billion in AUM, 83% of which is considered permanent capital AUM. Our $27.1 billion in AUM reflects year-over-year growth of 45% since December 31, 2019 and a CAGR of 44% since December 31, 2018. Our executives and employees have invested over $480 million in our products.

Our business is focused on direct lending to middle market companies primarily in the United States under the following four investment strategies:

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Diversified Lending. We primarily originate and make loans to, and make debt and equity investments in, U.S. middle market companies. We invest in senior secured or unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, equity and equity-related securities including warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our investment objective is to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. While we believe that current market conditions favor extending credit to middle market companies in the United States, our investment strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital.

We focus on providing debt capital to private-equity sponsored companies and other businesses primarily in non-cyclical, recession-resistant businesses. We provide a wide range of financing solutions with strong focus on the top of the capital structure and operate this strategy through significant diversification by borrower, sector, sponsor, and position size.

Our Diversified Lending strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital and is managed through four BDCs, ORCC, ORCC II, ORCC III and ORCIC. As of December 31, 2020, we have $17.2 billion of assets under management across these products.

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Technology Lending. We are focused primarily on originating and making debt and equity investments in technology-related companies based primarily in the United States. We originate and invest in senior secured or unsecured loans, subordinated loans or mezzanine loans, and equity-related securities including common equity, warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our investment objective is to maximize total return by generating current income from debt investments and other income producing securities, and capital appreciation from our equity and equity-linked investments.

We invest in a broad range of established and high growth technology companies that are capitalizing on the large and growing demand for technology products and services. These companies use technology extensively to improve their business processes, applications and opportunities or seek to grow through technological developments and innovations. These companies operate in technology-related industries or sectors which include, but are not limited to, information technology, application or infrastructure software, financial services, data and analytics, security, cloud computing, communications, life sciences, healthcare, media, consumer electronics, semi-conductor, internet commerce and advertising, environmental, aerospace and defense industries and sectors.

Our Technology Lending strategy is managed through our technology-focused BDC, ORTF. As of December 31, 2020, we have $5.4 billion of assets under management in ORTF.

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First Lien Lending. We seek to realize significant current income with an emphasis on preservation of capital primarily through originating primary transactions in and, to a lesser extent, secondary transactions of first lien senior secured loans in or related to middle market businesses based primarily in the United States. We may also invest, on a limited basis, in other types of debt and debt-related securities in or related to middle market businesses based primarily in the United States. While we believe that current market conditions favor extending credit to middle market companies in the United States, our investment strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital. We expect that capital will be used by portfolio companies to support growth, acquisitions, market or product expansion, refinancings and/or recapitalizations.

Our First Lien Lending strategy is managed through our Private Debt fund, First Lien Fund, and through Managed Accounts. As of December 31, 2020, we have $3.0 billion of assets under management across these products.

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Opportunistic Lending. We seek to generate attractive risk-adjusted returns by taking advantage of credit opportunities in U.S. middle-market companies with liquidity needs and market leaders seeking to improve their balance sheets. We focus on high quality companies that could be experiencing disruption, dislocation, distress or transformational change. We leverage the Owl Rock platform to source investment opportunities directly from potential portfolio companies and/or financial sponsors.

We are a partner of choice for a number of privately held companies that are often controlled by private equity sponsors, and we are well positioned to provide such companies with a variety of financing solutions to meet a broad range of situations, including but not limited to the following: (i) rescue financing, (ii) new issuance and recapitalizations, (iii) wedge capital, (iv) debtor-in-possession loans, (v) financing for additional liquidity and covenant relief, and (vi) broken syndications. We may from time to time engage in secondary purchases as well.

We intend to make opportunistic investments in U.S. middle-market companies by providing a variety of approaches to financing, including but not limited to originating and/or investing in secured debt, unsecured debt, mezzanine debt, other subordinated debt, interests senior to common equity, as well as equity securities (or rights to acquire equity securities) which may or may not be acquired in connection with a debt financing transaction, and doing any and all things necessary, convenient or incidental thereto as necessary or desirable to promote and carry out such purpose.

Our Opportunistic Lending strategy is managed through our Private Debt fund, Opportunistic Fund I (“ORO”), and through Managed Accounts. As of December 31, 2020, we have approximately $1.5 billion of assets under management across these products.

Fee Structure

Management Fees

The investment adviser generally receives a quarterly management fee based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of our BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of our Private Debt funds and Managed Accounts, and also includes BDC Part I Fees. BDC Part I Fees refers to a quarterly performance income on the net investment income of ORCC, ORCC II, ORTF and ORCIC (and, should such BDC become publicly listed in the future, ORCC III), subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

Our investment advisory agreements of our BDCs typically must be reviewed or approved annually by their boards of directors (including a majority of its independent directors).

Incentive Fees

We are entitled to receive incentive fees in accordance with the investment advisory agreements we have with our BDCs. We may receive BDC Part II Fees, which are not paid unless a BDC achieves cumulative aggregate realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation).

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our products, our executives and employees have invested and committed over $480 million in Owl Rock products across our platform. These capital commitments to our products are determined separately with respect to our funds. We determine these capital commitments based on a variety of factors, including regulatory requirements, investor requirements, estimates regarding liquidity over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other products we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements. Our capital commitments are typically funded with cash and not with carried interest or deferral of management fees.

COVID-19 and Our Response

The outbreak of a novel strain of coronavirus (“COVID-19”) continues to impact the United States and other countries throughout the world. In March 2020, the World Health Organization declared COVID-19 to be a pandemic and the United States declared a national emergency due to the outbreak. In connection with these declarations, various governments around the world have instituted measures to slow the transmissions of COVID-19, which substantially restrict individual and business activities. These measures have included, for example, closures of non-essential businesses, limitations of crowd size, stay-at-home orders, quarantines, heightened border controls and limitations on travel. Governments in the United States and around the world have responded with fiscal and monetary stimuli that aim to provide emergency assistance to individuals and businesses negatively impacted by COVID-19. The outbreak of COVID-19 and the actions taken in response have had far reaching impact on the U.S. and global economies, contributing to significant volatility in the financial markets, resulting in increased volatility in equity prices and lower interest rates, and causing furloughs and layoffs in the labor market. While COVID-19 cases have declined in some parts of the United States, many states are seeing increases in the infection rates as they began to allow businesses to reopen. COVID-19 cases have also continued to surge in certain countries outside the United States, and certain countries that were initially successful at containing the virus have experienced renewed outbreaks in recent months. The extent of the impact of the COVID-19 pandemic on us and our funds’ operational and financial performance will depend on many factors, including the duration and scope of the public health emergency, the actions taken by governmental authorities to contain its financial and economic impact, the continued or renewed implementation of travel restrictions and shelter in place orders, the widespread availability and deployment of a vaccine, and the extent of disruption to global, regional and local supply chains and economic markets.

The scale and scope of the COVID-19 pandemic may heighten the potential adverse effects on our business, financial performance and operating results for the quarterly periods and full fiscal year of 2020 and possibly beyond, and may be material and affect us in ways that we cannot foresee at this time. Many of the adverse ways in which COVID-19 may impact us have already materialized and adversely affected (or may in the future materialize and adversely affect) our funds’ portfolio valuations and the operations of our business and the businesses of our funds’ portfolio companies, as well as the businesses of entities of which we or our funds are creditors, and our and their other counterparties, including suppliers and customers. These risks may, in the future, become even more significant than is currently the case or than is currently anticipated. It is impossible to predict with certainty the potential full magnitude of the business and economic ramifications, COVID-19 has impacted, and may further impact, our business.

As the global response to COVID-19 continues to evolve, our primary focus has been the safety and wellbeing of our employees and their families, as well as the seamless functioning of the firm in serving our stakeholders and fund investors who have entrusted us with their capital. In accordance with local government guidance and social distancing recommendations, the vast majority of our employees have been working remotely since mid-March 2020. Our technology infrastructure has proven to be robust and capable of supporting this model. We have implemented rigorous protocols for remote work across the firm, including increased cadence of group calls and updates, and frequent communication across leadership and working levels. We are leveraging technology to ensure our teams stay connected and productive, and that our culture remains strong even in these unusual circumstances. While we are generally not meeting with our clients in person, we continue to actively communicate with our clients and all of our stakeholders through videoconference, teleconference and email. Investment committees continue to convene as needed, and the firm continues to operate across investment, asset management and corporate support functions.

The combination of the pandemic and responses to it, together with the drop in LIBOR, slowed our capital deployment in 2020. However, in this challenging environment, we have continued to grow our fundraising and business. During the year ended December 31, 2020, we have raised approximately $4.0 billion in commitments to our products, which represents an increase in equity commitments of over 36% since December 31, 2019.

Market Trends and Business Environment

We believe the sustained low interest rate environment following the most recent global financial crisis has resulted in increasing demand for yield, and significant tailwinds for direct lending. The search for yield has resulted in growing allocations to alternative assets, as investors seek to meet their return objectives. This rotation into alternatives, coupled with the void left by banks as they pulled back from the middle market following the global financial crisis, has helped give rise to and sustain continued growth of the direct lending market. Direct lending continues to attract investor capital given its position as a higher-yielding product with defensive characteristics that provides an attractive income alternative to traditional liquid fixed income and a lower-risk alternative to private equity.

We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the stability of our performance throughout market cycles. As of December 31, 2020, approximately 83% of our AUM were in permanent capital vehicles, and 93% of our management fees (including BDC Part I Fees) were derived from permanent capital vehicles. Our products have a stable base of permanent or long-term capital enabling us to invest in assets with a long- term focus over different points in a market cycle and to take advantage of market volatility. However, our results of operations, including the fair value of our AUM, are affected by a variety of factors, particularly in the United States, including conditions in the global financial markets and the economic and political environments.

2020 was a challenging year for markets around the world due to the ongoing impact of the COVID-19 pandemic. Following a historic decline due to the effects of the COVID-19 pandemic, global capital markets continued to rally in the fourth quarter of 2020 as investor sentiment was encouraged by global central bank support, improving economic data and optimism surrounding vaccine development to combat COVID-19. In the U.S., corporate credit spreads continued to tighten amidst larger gains in the equity markets, economic data showing signs of stabilization and the Federal Reserve’s secondary market corporate bond purchasing support programs. Specifically, the Credit Suisse Leveraged Loan Index (“CSLLI”), a leveraged loan index, returned 3.6% in the fourth quarter and 2.8% for the full year period, while the ICE BAML High Yield Master II Index, a high yield bond index, returned 6.5% in the fourth quarter and 6.2% for the full year period.

Equity markets continued to recover during the quarter. In the U.S., the S&P 500 returned 12.1% in the fourth quarter and 18.4% for the full year period. Outside the U.S., the MSCI All Country World ex USA Index returned 17.0% in the fourth quarter and 10.7% for the full year period.

Corporate performance and earnings across many industries continue to be impacted by COVID-19. While certain industries and companies have demonstrated resilience in the current environment, and in some cases, are experiencing positive trends, others have been negatively affected. We believe the market continues to experience a bifurcation between companies that can access the public markets versus those who cannot, creating an opportunity for our funds to provide flexible solutions.

We believe the middle-market lending environment provides opportunities for us to meet our goal of making investments that generate attractive risk-adjusted returns based on a combination of the following factors, which continue to remain true in the current environment, with the economic shutdown resulting from the COVID-19 national health emergency.

Limited Availability of Capital for Middle-Market Companies. We believe that regulatory and structural changes in the market have reduced the amount of capital available to U.S. middle-market companies. In particular, we believe there are currently fewer providers of capital to middle market companies. We believe that many commercial and investment banks have, in recent years, de-emphasized their service and product offerings to middle-market businesses in favor of lending to large corporate clients and managing capital markets transactions. In addition, these lenders may be constrained in their ability to underwrite and hold bank loans and high yield securities for middle-market issuers as they seek to meet existing and future regulatory capital requirements. We also believe that there is a lack of market participants that are willing to hold meaningful amounts of certain middle-market loans. As a result, we believe our products’ ability to minimize syndication risk for a company seeking financing by being able to hold its loans without having to syndicate them, coupled with reduced capacity of traditional lenders to serve the middle-market, present an attractive opportunity to invest in middle-market companies.

Capital Markets Have Been Unable to Fill the Void in U.S. Middle Market Finance Left by Banks. While underwritten bond and syndicated loan markets have been robust in recent years, middle market companies are less able to access these markets for reasons including the following:

High Yield Market - Middle market companies generally are not issuing debt in an amount large enough to be an attractively sized bond. High yield bonds are generally purchased by institutional investors who, among other things, are focused on the liquidity characteristics of the bond being issued. For example, mutual funds and exchange traded funds (“ETFs”) are significant buyers of underwritten bonds. However, mutual funds and ETFs generally require the ability to liquidate their investments quickly in order to fund investor redemptions and/or comply with regulatory requirements. Accordingly, the existence of an active secondary market for bonds is an important consideration in these entities’ initial investment decision. Because there is typically little or no active secondary market for the debt of U.S. middle market companies, mutual funds and ETFs generally do not provide debt capital to U.S. middle market companies. We believe this is likely to be a persistent problem and creates an advantage for those like us who have a more stable capital base and have the ability to invest in illiquid assets.

Syndicated Loan Market - While the syndicated loan market is modestly more accommodating to middle market issuers, as with bonds, loan issue size and liquidity are key drivers of institutional appetite and, correspondingly, underwriters’ willingness to underwrite the loans. Loans arranged through a bank are done either on a “best efforts” basis or are underwritten with terms plus provisions that permit the underwriters to change certain terms, including pricing, structure, yield and tenor, otherwise known as “flex”, to successfully syndicate the loan, in the event the terms initially marketed are insufficiently attractive to investors. Loans provided by companies such as ours provide certainty to issuers in that we can commit to a given amount of debt on specific terms, at stated coupons and with agreed upon fees. As our products are the ultimate holder of the loans, we do not require market “flex” or other arrangements that banks may require when acting on an agency basis.

Robust Demand for Debt Capital. We believe U.S. middle market companies will continue to require access to debt capital to refinance existing debt, support growth and finance acquisitions. In addition, we believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd., an alternative assets industry data and research company, to be $1.5 trillion as of March 2020, will continue to drive deal activity. We expect that private equity sponsors will continue to pursue acquisitions and leverage their equity investments with secured loans provided by funds or products such as the ones we manage.

The Middle Market is a Large Addressable Market. According to GE Capital’s National Center for the Middle Market 2nd quarter 2020 Middle Market Indicator, there are approximately 200 thousand U.S. middle market companies, which have approximately 48 million aggregate employees. Moreover, the U.S. middle market accounts for one-third of private sector gross domestic product (“GDP”). GE defines U.S. middle market companies as those between $10 million and $1 billion in annual revenue, which we believe has significant overlap with our definition of U.S. middle market companies.

Attractive Investment Dynamics. An imbalance between the supply of, and demand for, middle market debt capital creates attractive pricing dynamics. We believe the directly negotiated nature of middle market financings also generally provides more favorable terms to the lender, including stronger covenant and reporting packages, better call protection, and lender-protective change of control provisions. Additionally, we believe alternative credit managers’ expertise in credit selection and ability to manage through credit cycles has generally resulted in alternative credit managers experiencing lower loss rates than U.S. commercial banks through credit cycles. Further, we believe that historical middle market default rates have been lower, and recovery rates have been higher, as compared to the larger market capitalization, broadly distributed market, leading to lower cumulative losses. Lastly, we believe that in the current environment, with the economic shutdown resulting from the COVID-19 national health emergency, lenders with available capital may be able to take advantage of attractive investment opportunities as the economy re-opens and may be able to achieve improved economic spreads and documentation terms.

Conservative Capital Structures. Following the credit crisis, which we define broadly as occurring between mid-2007 and mid-2009, lenders have generally required borrowers to maintain more equity as a percentage of their total capitalization, specifically to protect lenders during economic downturns. With more conservative capital structures, U.S. middle market companies have exhibited higher levels of cash flows available to service their debt. In addition, U.S. middle market companies often are characterized by simpler capital structures than larger borrowers, which facilitates a streamlined underwriting process and, when necessary, restructuring process.

Attractive Opportunities in Investments in Loans. Our products invest in senior secured or unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, equity and equity-related securities. We believe that opportunities in senior secured loans are significant because of the floating rate structure of most senior secured debt issuances and because of the strong defensive characteristics of these types of investments. Given the current low interest rate environment, we believe that debt issues with floating interest rates offer a superior return profile as compared with fixed-rate investments, since floating rate structures are generally less susceptible to declines in value experienced by fixed-rate securities in a rising interest rate environment. Senior secured debt also provides strong defensive characteristics. Senior secured debt has priority in payment among an issuer’s security holders whereby holders are due to receive payment before junior creditors and equity holders. Further, these investments are secured by the issuer’s assets, which may provide protection in the event of a default.

Organizational Structure

For additional details regarding our corporate structure, see “Summary — Structure of the Business Combination.”

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

Fee related earnings, or “FRE”, is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non-controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assist in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

Distributable earnings, or “DE”, is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable earnings is FRE less current income taxes and (other than with respect to Owl Rock) includes net realized gains, realized performance income and performance related compensation, if applicable. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

Adjusted EBITDA is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

Adjusted Revenues are used to assess the net revenue expected to be received by the Company. Adjusted Revenues are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of total revenues. Adjusted Revenues differ from total revenues computed in accordance with GAAP as it excludes reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

Adjusted Compensation is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. These are non-GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “— Components of Consolidated Results of Operations” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “— Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures”.

Operating Metrics

We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.

Assets Under Management

Assets under management (“AUM”) refers to the assets we manage. We view AUM as a metric to measure our investment and fundraising performance as it reflects assets generally at fair value plus undrawn debt and available uncalled capital. Our AUM equals the sum of the following:

•	total assets (including assets acquired with leverage) of our products;

•	undrawn debt (at the product-level including certain amounts subject to restrictions); and

•	uncalled committed capital (including commitments to products that have yet to commence their investment periods).

Our calculations of assets under management and fee-earning assets under management may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers. In addition, our calculation of assets under management includes commitments to, and the fair value of, invested capital in our products from executives and employees, regardless of whether such commitments or invested capital are subject to fees. Our definitions of assets under management and fee-earning assets under management are not based on any definition of assets under management and fee-earning assets under management that is set forth in the agreements governing the investment funds and products that we manage.

The tables below present roll forwards of our total AUM by investment strategy:

($ amounts in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Total AUM
AUM at December 31, 2019	$12,490	$3,491	$2,655	$—	$18,636
Net change to total assets	3,325	1,533	1,090	213	6,161
Net change to uncalled committed capital	1,376	(49)	(509)	1,253	2,071
Net change to undrawn debt	43	412	(222)	—	233

AUM at December 31, 2020	$17,234	$5,387	$3,014	$1,466	$27,101

Average AUM	$14,862	$4,439	$2,835	$733	$22,869

($ amounts in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Total AUM
AUM at December 31, 2018	$9,624	$2,111	$1,322	$—	$13,057
Net change to total assets	4,028	1,037	702	—	5,767
Net change to uncalled committed capital	(2,331)	223	597	—	(1,511)
Net change to undrawn debt	1,169	120	34	—	1,323

AUM at December 31, 2019	$12,490	$3,491	$2,655	$—	$18,636

Average AUM	$11,057	$2,801	$1,989	$—	$15,847

The components of our AUM are presented below ($ in billions):

Fee Paying Assets Under Management

Our FPAUM is generally comprised of the following components:

•	the portfolio value, invested capital, net asset value (“NAV”), or total assets (including assets acquired with leverage, but excluding cash) of our products, as applicable; and

•	the uncalled committed capital (including commitments to products that have yet to commence their investment periods) for products where we earn management fees on uncalled committed capital.

The tables below present rollforwards of our total FPAUM by investment strategy:

($ amounts in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Total AUM
FPAUM at December 31, 2019	$10,337	$3,228	$1,713	$—	$15,278
Net change to fee paying assets	3,199	1,593	1,039	162	5,993
Net change to uncalled capital earning fees	—	(49)	(360)	—	(409)

FPAUM at December 31, 2020	$13,536	$4,772	$2,392	$162	$20,862

Average FPAUM	$11,937	$4,000	$2,053	$80	$18,070

($ amounts in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Total AUM
FPAUM at December 31, 2018	$8,886	$1,788	$937	$—	$11,611
Net change to fee paying assets	3,782	1,217	623	—	5,622
Net change to uncalled capital earning fees	(2,331)	223	153	—	(1,955)

FPAUM at December 31, 2019	$10,337	$3,228	$1,713	$—	$15,278

Average FPAUM	$9,612	$2,508	$1,325	$—	$13,445

The components of our FPAUM are presented below ($ in billions):

Available Capital and AUM Not Yet Paying Fees

Our Available Capital is generally comprised of the following components:

•	uncalled committed capital (including commitments to products that have yet to commence their investment periods)

•	cash and cash equivalents

•	undrawn debt (at the product-level including certain amounts subject to restrictions); and

Our AUM not yet paying fees refers to AUM that is not currently paying fees and is eligible to earn management fees and/or performance income upon deployment.

For the year ended December 31, 2020, we experienced AUM and FPAUM growth of $8.5 million and $5.6 million, or 45.4% and 36.5%, respectively. We experienced an increase in committed capital in our Diversified Lending and Opportunistic Lending strategies as we began fundraising for new products, as well as continued growth in our Technology Lending strategy as we continued fundraising for ORTF. AUM and FPAUM for each of our four strategies grew during the year ended December 31, 2020 as we continue to deploy available capital. As we deploy available capital, we expect that growth of FPAUM will be commensurate with growth of AUM.

The charts below present our available capital, which we may also refer to as dry powder, and AUM not yet paying fees, by investment strategy ($ in billions):

Management Fees Product Duration

We view the duration of products we manage as a metric to measure the stability of our future management fees. For the years ended December 31, 2020 and 2019, 100% and 100%, respectively, of our management fees were attributable to products with five or more years in duration. The charts below present the composition of our management fees by remaining product duration:

Our management fees, as well as our incentive fees, are typically earned over the life of the product. The duration of our products as well as the available capital should be contemplated in concert when evaluating our future earnings potential. We typically expect to deploy available capital within three to four years of launching a product. Our AUM is comprised of 83% permanent capital vehicles, and 100% of AUM is concentrated in the products with a remaining life in excess of five years. Therefore, given our fee structure, our typical expectation of capital deployment of three to four years from product launch, and the long dated remaining life of our funds, we expect that we will experience stable management fee growth, driven by capital deployment, in subsequent periods.

Product Performance Metrics

Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment. The performance information reflected in this discussion and analysis is not indicative of our overall performance. An investment in Owl Rock is not an investment in any of our products. Past performance is not indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future funds will achieve similar returns.

								MOIC		IRR (%)
($ amounts in millions)	Year of Inception	AUM	Capital Commitments / Equity Raise (2)	Invested Capital	Realized Proceeds (3)	Unrealized Value (4)	Total Value	Gross (5)	Net (6)	Gross (7)	Net (8)
Diversified Lending (1)
Owl Rock Capital Corp. (ORCC)	2016	$12,912	$5,953	$5,965	$1,414	$5,748	$7,162	1.24x	1.20x	10.7%	8.7%
Owl Rock Capital Corp. II (ORCC II) (10)	2017	2,369	1,333	1,308	155	1,286	1,441	N/A	1.10x	N/A	6.5%

Technology Lending (1)
Owl Rock Technology Finance Corp. (ORTF)	2018	$5,386	$3,155	$1,454	$107	$1,497	$1,604	1.15x	1.10x	12.4%	8.2%

First Lien Lending (9)
Owl Rock First Lien Fund Levered	2018	$2,560	$986	$715	$37	$731	$768	1.11x	1.08x	9.9%	6.9%
Owl Rock First Lien Fund Unlevered	2019		175	129	2	130	132	1.06x	1.03x	5.4%	2.7%

(1)	Invested Capital includes capital calls, dividends reinvested and periodic investors closes, as applicable.
(2)	Includes dividend reinvest, if applicable.
(3)	Realized proceeds represent the sum of all cash distributions to all partners or shareholders.
(4)	Unrealized value represents the fund’s NAV. There can be no assurance that unrealized values will be realized at the valuations indicated.
(5)

The gross multiple of invested capital (“MoIC”) is calculated at the fund-level and is based on the interests of the fee-paying limited partners or shareholders and if applicable, excludes interests attributable to the non-fee paying limited partners and/or the general partner which does not pay management fees. The gross MoIC is before giving effect to management fees and Part I/Part II BDC fees.

(6)

The net MoIC is calculated at the fund-level and is based on the interests of the fee-paying limited partners or shareholders and if applicable, excludes interests attributable to the non-fee paying limited partners, and/or the general partner which does not pay management fees. The net MoIC is after giving effect to management fees, and Part I/Part II BDC fees, as applicable and all other expenses.

(7)

The gross IRR is an annualized since inception gross internal rate of return of cash flows to and from the fund and the fund’s residual value at the end of the measurement period. Gross IRR reflects returns to the fee-paying limited partners or shareholders and if applicable, excludes interests attributable to the non-fee paying limited partners and/or the general partner which does not pay management fees. The cash flow dates used in the gross IRR calculation are based on the actual dates of the cash flows or in case of BDCs, the ex-dividend dates of distributions. Gross IRRs are calculated before giving effect to management fees and Part I/Part II BDC fees, as applicable.
(8)

The net IRR is an annualized since inception net internal rate of return of cash flows to and from the fund and the fund’s residual value at the end of the measurement period. Net IRRs reflect returns to the fee-paying limited partners and if applicable, exclude interests attributable to the non-fee paying limited partners or shareholders and/or the general partner which does not pay management fees. The cash flow dates used in the net IRR calculations are based on the actual dates of the cash flows or in case of BDCs, the ex-dividend dates of distributions. The net IRRs are calculated after giving effect to management fees or Part I/Part II BDC fees as applicable, and all other expenses. The funds may utilize a credit facility during the investment period and for general cash management purposes. Net fund-level IRRs would likely have been lower had such fund called capital from its limited partners instead of utilizing the credit facility.

(9)

Owl Rock First Lien Fund is made up of three feeder funds: Onshore Levered, Offshore Levered and Insurance Unlevered. The gross and net MoIC and IRR presented in the chart are for Onshore Levered and Insurance Unlevered as those are the largest of the levered and unlevered feeder funds. The gross and net MoIC for the Offshore Levered feeder fund are 1.10x and 1.06x, respectively. The gross and net IRR for the Offshore Levered feeder are 9.6% and 5.3%, respectively. All other values for Owl Rock First Lien Fund Levered are for Onshore Levered and Offshore Levered combined. AUM is presented as the aggregate of the three Owl Rock First Lien Fund feeders. Owl Rock First Lien Fund Unlevered Investor equity and note commitments are both treated as capital for all values.

(10)

For the purposes of calculating Gross IRR, the expense support provided to the fund would be impacted when assuming a performance excluding management or Part I/Part II BDC fees, and therefore is not applicable to ORCC II.

Components of Consolidated Results of Operations

Revenues

Management Fees, Net. The investment adviser of each of our products receives a quarterly management fee generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of our BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of our Private Debt funds and Managed Accounts, and also include BDC Part I Fees. BDC Part I Fees refers to a quarterly performance income on the net investment income of ORCC, ORCC II, ORTF and ORCIC (and, should such BDC be listed in the future, ORCC III), subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

The fees are generally based on a quarterly measurement period and amounts can be paid in advance or in arrears depending on the terms set forth in each product’s investment advisory agreement. Management fees are recognized as revenue in the period advisory services are rendered, subject to our assessment of collectability.

Some of our BDC fee structures begin with a discounted management and/or BDC Part I/II Fees (in some cases, no BDC Part I/II Fees) and upon a listing event, as defined in their respective organization documents, revert to a market fee structure, typically 1.50% management fee for average gross assets (excluding cash) above an asset coverage ratio of 200%, and a 1.00% management fee for average gross assets (excluding cash) below an asset coverage ratio of 200% and 17.5% BDC Part I/II Fees, (which are independent of each other). As of December 31, 2020, our BDCs that have a discounted fee structure include ORCC III and ORTF.

We may also, from time to time, waive, rebate, or voluntarily defer any fees payable by our funds. In connection with the initial public offering of ORCC, we agreed to waive management fees, inclusive of BDC Part I Fees, and BDC Part II Fees for fifteen months following ORCC’s exchange listing which expired in October 2020. We did not extend the waiver.

Incentive Fees. Incentive fees earned on the performance of certain product structures are recognized based on the product’s performance during the period, subject to the achievement of minimum return levels in accordance with the respective terms set out in each product’s investment advisory agreement. Incentive fees are realized at the end of a measurement period, typically annually. Once realized, such fees are no longer subject to reversal. Incentive fees include BDC Part II Fees. In addition, because BDC Part II Fees are not paid unless our BDCs achieve cumulative aggregate realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation), BDC Part II Fees payable to us are variable and not predictable.

Administrative, Transaction and Other Fees. Administrative, transaction and other fees primarily include fee income, administrative fees and dealer manager revenue. Fee income represents income earned for providing services to certain portfolio companies of Owl Rock products. Such services include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. Administrative fees represent revenue from administrative services provided to certain of our funds that are paid to us. Dealer manager revenue consists of commissions earned for providing distribution services to certain of Owl Rock products.

Expenses

Compensation and Benefits. Compensation generally includes salaries, bonuses, commissions, long-term deferral programs, benefits and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

General, Administrative and Other Expenses. General and administrative expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Interest Expense. Interest expense consists of the interest expense on our outstanding debt, amortization of deferred financing costs and amortization of original issue discount.

Income Tax Expense. Income tax expense (benefit) consists of taxes paid or payable by our consolidated operating subsidiaries. Certain of our subsidiaries (the “Taxable Partnerships”) are treated as partnerships for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the Taxable Partnerships; however, the taxable partnerships are subjected to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

Non-Controlling Interests. Net (income) loss attributable to non-controlling interests represents the ownership interests that third parties hold in Owl Rock entities that are consolidated into our consolidated and combined financial statements based on their ownership interests in such Owl Rock entities.

Results of Operations

Consolidated and Combined Results of Operations - the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Revenues
Management fees, net (includes BDC Part I fees of $34,404 and $11,515 for the years ended December 31, 2020 and 2019, respectively	$194,906	$123,957	$70,949	57%
Administrative, transaction and other fees	54,909	66,893	(11,984)	-18%

Total revenues, net	249,815	190,850	58,965	31%
Expenses
Compensation and benefits	240,731	111,773	(128,958)	-115%
General, administrative and other expenses	67,811	51,710	(16,101)	-31%

Total expenses	308,542	163,483	(145,059)	-89%
Interest expense	23,816	6,662	(17,154)	NM

Net income (loss) before income taxes	(82,543)	20,705	(103,248)	NM
Income tax expense (benefit)	(102)	240	342	143%

Net income (loss) including non-controlling interests	(82,441)	20,465	(102,906)	NM
Net loss attributed to non-controlling interests	4,610	2,493	2,117	85%

Net income (loss) attributable to members of Owl Rock Capital and sole member of Owl Rock Capital Securities LLC	$(77,831)	$22,958	$(100,789)	NM

NM - Not Meaningful

Revenues

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Management Fees (including BDC Part I Fees)
Diversified Lending	$140,153	$87,268	52,885	61%
Technology Lending	42,052	24,706	17,346	70%
First Lien Lending	12,335	11,983	352	3%
Opportunistic Lending	366	—	366	NM

Total	$194,906	$123,957	70,949	57%

Management Fees. Management fees increased by $70.9 million, or 57%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to the expiration of the ORCC fee waiver, which expired on October 18, 2020, and each of the strategies’ continued increase in total assets, driven by the deployment of capital available and fundraising for each product. Excluding ORCC’s management fee and BDC Part I fee waivers of $130.9 million for the year ended December 31, 2020, total management fees were $325.8 million. Given the expiration of ORCC’s fee waiver, we expect future management fees to be more indicative of management fees for the year ended December 31, 2020 prior to taking into account the fee waivers.

Administrative, Transaction and Other Fees. Administrative, transaction and other fees decreased by $12.0 million, or 18%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Administrative, transaction and other fees primarily include fee income, administrative fees and dealer manager revenue. The decrease was driven by a decrease in dealer manager revenue and fee income, partially offset by an increase in administrative fees. Fee income, which is income earned from portfolio companies for providing arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services, decreased from $45.3 million to $38.0 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease was primarily due to lower fee income from portfolio companies in the second and third quarters of 2020 a result of lower demand for such services as well as a decrease in origination activity during the COVID-19 pandemic. Dealer manager revenue, was also lower in the second and third quarters of 2020 due to slower broker dealer fundraising, also a result of the COVID-19 pandemic. Administrative fees increased from $12.0 million to $13.0 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. Administrative fees were higher for the year ended December 31, 2020 due to the overall growth of the business and staff required to support the business.

Expenses

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Compensation and Benefits. Compensation and benefits increased by $129.0 million, or 115%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increases were primarily driven by headcount growth of 30% from December 31, 2019 to December 31, 2020, merit increases and long-term compensation award increases for the comparative periods. On September 15, 2020, the Company issued a special incentive award (the “Award”). The Award is determined in relation to the fair value of Owl Rock, measured by an independent third party valuation firm, was fully vested upon issuance, will be settled in cash and is subject to the terms and conditions of the Award. The Award is classified as a liability and is remeasured at fair value, which is equal to its settlement value, each reporting period until it is settled. The Award incurred a non-cash compensation expense of $90.5 million in 2020 and it is included in compensation and benefits within the consolidated statements of operations and accrued compensation within the consolidated statements of financial condition.

On December 28, 2020, we entered into an agreement to convert the cash settled Award into 9.05 million restricted stock units of Blue Owl common stock upon closing of the transaction. As this modification is contingent upon the closing of the transaction, it will not be recognized until the contingency is resolved.

General, Administrative and Other Expenses. General, administrative and other expenses increased by $16.1 million, or 31%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by a $11.7 million increase in expense support related to ORCC II. Additionally, certain expenses have increased during this period, including occupancy costs, and technology to support our growing headcount and expansion of our business. The year ended December 31, 2020 was also impacted by the COVID-19 pandemic and resulted in a decrease in certain operating expenses.

Interest Expense. Interest expense increased by $17.2 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by an increase in outstanding debt attributed to a $250 million Term Loan facility that we entered into during the fourth quarter of 2019.

Income Tax Expense (Benefit). Income tax benefit increased by $0.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. Income taxes are a result of Owl Rock’s taxable income (loss), which for the year ended December 31, 2020 was a net loss as compared to net income for the year ended December 31, 2019.

Non-Controlling Interests. Net income (loss) attributable to non-controlling interests in Owl Rock entities represents results attributable to third parties in our operating subsidiaries. Net income (loss) is generally allocated based on such ownership interests held by third parties with respect to each of these entities.

Net income (loss) attributable to non-controlling interests in Owl Rock entities increased by $2.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The changes in the comparative periods are a result of the respective changes in income (loss) before taxes and changes in third party ownership interests in such Owl Rock entities.

Consolidated and Combined Results of Operations - The Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2019	2018	$ Change	% Change
Revenues
Management fees, net (includes BDC Part I fees of $11,515 and $0 for the years ended December 31, 2019 and 2018, respectively	$123,957	$62,009	$61,948	100%
Administrative, transaction and other fees	66,893	59,240	7,653	13%

Total revenues, net	190,850	121,249	69,601	57%
Expenses
Compensation and benefits	111,773	59,493	(52,280)	-88%
General, administrative and other expenses	51,710	63,395	11,685	18%

Total expenses	163,483	122,888	(40,595)	-33%
Interest expense	6,662	1,128	(5,534)	NM

Net income (loss) before income taxes	20,705	(2,767)	23,472	NM
Income tax expense (benefit)	240	(180)	420	NM

Net income (loss) including non-controlling interests	20,465	(2,587)	23,052	NM
Net loss attributed to non-controlling interests	2,493	4,635	(2,142)	-46%

Net income (loss) attributable to members of Owl Rock Capital and sole member of Owl Rock Capital Securities LLC	$22,958	$2,048	$20,910	NM

NM - Not Meaningful

Revenues

The Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2019	2018	$ Change	% Change
Management Fees (including BDC Part I)
Diversified Lending	$87,268	$57,777	$29,491	51%
Technology Lending	24,706	2,147	22,559	NM
First Lien Lending	11,983	2,085	9,898	NM
Opportunistic Lending	—	—	—	NM

Total	$123,957	$62,009	$61,948	100%

Management Fees. Management fees increased by $61.9 million, or 100%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to each of the strategies’ continued increase of total assets, driven by the deployment of capital available for each product, including new product launches in the Technology Lending and First Lien Lending strategies.

Administrative, Transaction and Other fees. Administrative, transaction and other fees increased by $7.7 million, or 13%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Administrative, transaction and other fees primarily include fee income, administrative fees and dealer manager revenue. The increase was driven by an increase in administrative fees and fee income, partially offset by a decrease in dealer manager revenue. Administrative fees increased from $6.8 million to $12.0 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018. Administrative fees were higher for the year ended December 31, 2019 due to the overall growth of the business and staff required to support the business. Fee income, which is income earned from portfolio companies for providing arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services, increased from $42.5 million to $45.3 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily due to increase demand for the services as well as an increase in origination activity. Dealer manager revenue remained relatively consistent period over period at $9.6 million and $9.9 million for the years ended December 31, 2019 and 2018, respectively.

Expenses

The Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Compensation and Benefits. Compensation and benefits increased by $52.3 million, or 88%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily driven by significant headcount growth of 65%, merit increases and long-term compensation award increases for the comparative period.

General, Administrative and Other Expenses. General, administrative and other expenses decreased by $11.7 million, or 18%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease was primarily driven by a $21.9 million decrease in distribution costs, partly offset by a $5.7 million increase in expense support related to ORCC II. Additionally, certain expenses have increased during this period, including occupancy costs, and technology to support our growing headcount and expansion of our business.

Interest Expense. Interest expense increased by $5.5 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily driven by an increase in outstanding debt attributed to a $250 million Term Loan facility that we entered into during the fourth quarter of 2019.

Income Tax Expense (Benefit). Income tax expense increased by $0.4 million for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to an increase in Owl Rock’s taxable income (loss).

Non-Controlling Interests. Net income (loss) attributable to non-controlling interests in Owl Rock entities represents results attributable to third parties in our operating subsidiaries. Net income (loss) is generally allocated based on such ownership interests held by third parties in each of these entities.

Net income (loss) attributable to non-controlling interests in Owl Rock entities decreased by $2.1 million, or 46%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The changes in the comparative periods are a result of the respective changes in income (loss) before taxes and changes in third party ownership interests in such Owl Rock entities.

Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures

We use FRE, DE, Adjusted EBITDA, Adjusted Revenue and Adjusted Compensation as non-GAAP measures to assess and track our performance. The following table presents the reconciliation of net income (loss) before taxes as reported in the consolidated and combined statements of operations to FRE, DE, Adjusted EBITDA, Adjusted Revenue and Adjusted Compensation:

	For the Years Ended December 31,
($ amounts in thousands)	2020	2019	2018
Net income (loss) before taxes	$(82,543)	$20,705	$(2,767)
Adjustments:
Equity compensation expense(1)	90,525	—	—
Net (gain) loss attributable to non-controlling interests	4,610	2,493	4,635

Fee Related Earnings	$12,592	$23,198	$1,868

Fee Related Earnings	$12,592	$23,198	$1,868
Adjustments:
Current income tax (expense) benefit	(373)	(81)	—

Distributable Earnings	$12,219	$23,117	$1,868

Distributable Earnings	$12,219	$23,117	$1,868
Adjustments:
Interest expense	23,816	6,662	1,128
Current income tax expense (benefit)	373	81	—
Depreciation and amortization expense	673	829	304

Adjusted EBITDA	$37,081	$30,689	$3,300

Total revenues, net	$249,815	$190,850	$121,249
Adjustments:
Administrative fees	(13,009)	(12,038)	(6,844)
Dealer manager fees	(3,496)	(8,504)	(8,695)

Adjusted Revenues	$233,310	$170,308	$105,710

Compensation and benefits	$240,731	$111,773	$59,493
Adjustments:
Equity compensation expense(1)	(90,525)	—	—
Administrative fees	(13,009)	(12,038)	(6,844)

Adjusted Compensation	$137,197	$99,735	$52,649

(1)

Represents a special incentive award that is classified as a liability-based award as of December 31, 2020. On December 28, 2020, the special incentive award was modified to convert the cash settled award into restricted stock units of Blue Owl upon closing of the transaction. For further detail, refer to “Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Expenses.”

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. In the wake of the COVID-19 pandemic, management believes that we are well-positioned and our liquidity will continue to be sufficient for its foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives. For further discussion regarding the potential risks and impact of the COVID-19 pandemic on the Company, see “Risk Factors” in this registration statement.

Sources and Uses of Liquidity

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly (including our BDC Part I Fees), and (3) net borrowing from our credit facilities. As of December 31, 2020, our cash and cash equivalents were $11.6 million, and we had $360.3 million outstanding, and availability of $15.0 million, under our credit facilities. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the COVID-19 pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays and transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.

One of our sources of cash from operations is BDC Part I Fees. BDC Part I Fees are earned based on our BDCs’ net investment income, which does not include any realized gains or losses or any unrealized gains or losses resulting from changes in fair value. These calculations will be adjusted for any share issuances or repurchases. Once earned, BDC Part I Fees are not reversible.

We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing investment management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes and (7) make distribution payments to our unit holders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flows from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “Cash Flows” within this section and “Note 4. Debt Obligations, Net” to our unaudited consolidated and combined financial statements included in this registration statement.

Cash Flows

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following tables and discussion summarize our consolidated and combined statements of cash flows by activity attributable to the Company. Negative amounts represent a net outflow or use of cash ($ in thousands):

	For the Years Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Net cash provided by (used in) operating activities	$5,234	$44,064	$(38,830)	-88%
Net cash provided by (used in) investing activities	(652)	(1,173)	521	44%
Net cash provided by (used in) financing activities	(295)	(43,007)	42,712	99%

Net change in cash and cash equivalents	$4,287	$(116)	$4,403	NM

NM - Not Meaningful

Operating Activities

	For the Years Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from operating activities
Net income (loss) including non-controlling interests	$(82,441)	$20,465	$(102,906)	NM
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	673	829	(156)	-19%
Amortization of deferred financing costs	787	225	562	NM
Changes in operating assets and liabilities:
Due from affiliates, net	(49,824)	(12,407)	(37,417)	NM
Other assets	(10,222)	2,219	(12,441)	NM
Accounts payable, accrued expenses and other liabilities	11,153	(6,562)	17,715	NM
Accrued compensation	135,108	39,295	95,813	NM

Net cash provided by (used in) operating activities	$5,234	$44,064	$(38,830)	-88%

Cash provided by (used in) the Company’s operating activities decreased from $44.1 million for the year ended December 31, 2019 to $5.2 million for the year ended December 31, 2020. Net income (loss) including non-controlling interests of the Company and its subsidiaries decreased by $102.9 million for the year ended December 31, 2020. The decrease was primarily driven by the net loss the business experienced in the year ended December 31, 2020.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

	For the Years Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from investing activities
Purchase of fixed assets	$(652)	$(1,173)	$521	44%
Proceeds of promissory note	(30,000)	—	(30,000)	NM
Repayments of promissory note	30,000	—	30,000	NM

Net cash provided by (used in) investing activities	$(652)	$(1,173)	$521	44%

Net cash provided by (used in) the Company’s investing activities for the year ended December 31, 2020 was principally composed of cash used for furniture, fixtures, equipment and leasehold improvements purchased during both periods to support the growth in our staffing levels.

Financing Activities

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Cash flows from financing activities
Proceeds from debt obligations	$240,547	$344,944	$(104,397)	-30%
Repayments of debt obligations	(171,458)	(83,590)	(87,868)	-105%
Deferred financing costs	(594)	(4,151)	3,557	86%
Contributions	9,264	20,042	(10,778)	-54%
Distributions	(78,054)	(320,252)	242,198	76%

Net cash provided by (used in) financing activities	$(295)	$(43,007)	$42,712	99%

Net cash provided by (used in) the Company’s financing activities for the year ended December 31, 2020 was principally composed of net proceeds from the use of our credit facilities. A portion of these proceeds were used to repay borrowings under our credit facilities. Contributions from third parties that own interests in Owl Rock entities were lower during the period as well.

The Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

The following tables and discussion summarize our consolidated and combined statements of cash flows by activity attributable to the Company. Negative amounts represent a net outflow or use of cash ($ in thousands):

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2019	2018	$ Change	% Change
Net cash provided by (used in) operating activities	$44,064	$18,606	$25,458	137%
Net cash provided by (used in) investing activities	(1,173)	(3,176)	2,003	63%
Net cash provided by (used in) financing activities	(43,007)	(11,515)	(31,492)	NM

Net change in cash and cash equivalents	$(116)	$3,915	$(4,031)	-103%

NM - Not Meaningful

Operating Activities

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2019	2018	$ Change	% Change
Cash flows from operating activities
Net income (loss) including non-controlling interests	$20,465	$(2,587)	$23,052	NM
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	829	304	525	NM
Amortization of deferred financing costs	225	397	(172)	-43%
Changes in operating assets and liabilities:
Due from affiliates, net	(12,407)	(9,930)	(2,477)	-25%
Other assets	2,219	1,315	904	69%
Accounts payable, accrued expenses and other liabilities	(6,562)	9,227	(15,789)	NM
Accrued compensation	39,295	19,880	19,415	98%

Net cash provided by (used in) operating activities	$44,064	$18,606	25,458	137%

Cash provided by (used in) the Company’s operating activities increased from $18.6 million for the year ended December 31, 2018 to $44.1 million for the year ended December 31, 2019. Net income (loss) including non-controlling interests of the Company and its subsidiaries increased by $23.1 million for the year ended December 31, 2019. The increase was primarily driven by the net income the business experienced in the year ended December 31, 2019.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2019	2018	$ Change	% Change
Cash flows from investing activities
Purchase of fixed assets	$(1,173)	$(3,176)	$2,003	63%

Net cash provided by (used in) investing activities	$(1,173)	$(3,176)	$2,003	63%

Net cash provided by (used in) the Company’s investing activities for the year ended December 31, 2019 was principally composed of cash used for furniture, fixtures, equipment and leasehold improvements purchased during both periods to support the growth in our staffing levels.

Financing Activities

	For the Years Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2019	2018	$ Change	% Change
Cash flows from financing activities
Proceeds from debt obligations	$344,944	$124,918	$220,026	NM
Repayments of debt obligations	(83,590)	(109,690)	26,100	24%
Deferred financing costs	(4,151)	(414)	(3,737)	NM
Contributions	20,042	18,520	1,522	8%
Distributions	(320,252)	(44,849)	(275,403)	NM

Net cash provided by (used in) financing activities	$(43,007)	$(11,515)	$(31,492)	NM

Net cash provided by (used in) the Company’s financing activities for the year ended December 31, 2019 was principally composed of the term loan proceeds and a distribution made in the fourth quarter of 2019. Contributions from third parties that own interests in Owl Rock entities were slightly higher during the period as well.

Capital Resources

We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. Our ability to make cash dividends to our members is dependent on a large number of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries and other relevant factors.

Financial Condition and Liquidity of Blue Owl Following the Business Combination

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly (including our BDC Part I Fees), and (3) net borrowing from our credit facilities. We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. Our ability to make cash dividends to our members is dependent on a large number of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries and other relevant factors. We will continue to explore strategic financing opportunities in the ordinary course of business.

Contractual Obligations, Commitments and Contingencies

The following table sets forth information relating to our contractual obligations as of December 31, 2020:

	Less than 1 year	1 — 3 years	4 — 5 years	Thereafter	Total
($ amounts in thousands)
Operating lease obligations (1)	$5,965	$16,486	$11,923	$37,061	$71,435
Term loan payable	—	—	—	250,000	250,000
Interest obligations on debt (2)	23,489	38,668	38,073	76,094	176,324
Revolving credit facilities (3)	17,365	92,895	—	—	110,260

	$46,819	$148,049	$49,996	$363,155	$608,019

(1)

Office space and equipment are leased under agreements with lease commitments through 2031. Lease obligations include only base contractual rent. The table includes future minimum commitments for our operating leases.

(2)	Interest obligations reflect future interest payments on outstanding debt obligations with interest rates in effect as of December 31, 2020.
(3)	Represents outstanding balance under the revolving credit facilities as of December 31, 2020 and maturing on August 20, 2021 and February 28, 2022.

Guarantees

As of December 31, 2020, we had assumed a guarantee of revolving credit facility #2 and a term loan for affiliated entities. This revolving credit facility matures in August 2021 and the term loan matures in October 2029. As of December 31, 2020, the total aggregate outstanding loan balance of this credit facility and term loan was $267.4 million. There has been no history of default and we have determined that the likelihood of default is remote.

Commitments and Contingencies

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to investors in our products.

Indemnification Arrangements

In many of its service contracts, Owl Rock agrees to indemnify the third party service provider under certain circumstances. The terms of the indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined and has not been included in the table above or recorded in our Consolidated and Combined Financial Statements as of December 31, 2020.

Consistent with standard business practices in the normal course of business, we enter into contracts that contain indemnities for our affiliates and our employees, officers and directors, persons acting on our behalf or such affiliates and third parties. The terms of the indemnities vary from contract to contract and the maximum exposure under these arrangements, if any, cannot be determined and has neither been recorded in the above table nor in our consolidated and combined financial statements. As of December 31, 2020, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.

Litigation

From time to time, the Company may be named as a defendant in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Promissory Note Commitment

We have committed to fund up to $50 million in aggregate promissory notes to ORCC II. The commitment expired on December 31, 2020. See “Note 8. Commitments and Contingencies,” to our consolidated and combined financial statements included in this registration statement.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements and their impact on the Company can be found in “Note 2. Summary of Significant Accounting Policies,” in the notes to the consolidated and combined financial statements included in this registration statement.

Critical Accounting Estimates

We prepare our consolidated and combined financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated and combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 2. Summary of Significant Accounting Policies,” to our consolidated and combined financial statements included in this registration statement.

Principles of Consolidation

We consolidate entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.

The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Income Taxes

For tax purposes, we have historically been treated as a partnership for U.S. federal and state income tax purposes. As a result, we have not been subject to U.S. federal and state income taxes. The provision for income taxes in the historical consolidated statements of income consists of local and foreign income taxes. Following this transaction, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of the Company’s future taxable income. When evaluating the realizability of deferred tax assets, all evidence—both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the consolidated financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the consolidated statements of income. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as investment adviser or general partner to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment income. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this registration statement.

Market Risk

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Our credit orientation has been a central tenet of our business across our investment strategies. Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Interest Rate Risk

Our credit facilities provide $105 million and $22 million revolving lines of credit and $250 million of term loan debt. The facilities bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly. Currently, the revolving facilities interest is calculated based on the base rate plus 0.25% or the LIBOR rate loans bear interest calculated based on LIBOR rate plus 3.05%, subject to a minimum interest rate. Our unused commitment fee is 0.5% per annum. Currently, the term loan bears interest calculated based on LIBOR rate plus 6.00%, subject to a LIBOR floor. As of December 31, 2020, we had $110.3 million and $250.0 million of borrowings outstanding under the revolving facilities and term loan, respectively.

We estimate that in the event of 100 basis points of an increase in LIBOR, there would be no impact to our interest expense; however, for any incremental increase above approximately 100 basis points, we would be subject to the variable rate and would expect our interest expense to increase commensurately.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. At December 31, 2020 and December 31, 2019, we had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.

There have been no material changes in our market risks for the year ended December 31, 2020.

DYAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “Dyal,” “we,” “us,” “our,” and the “Company” are intended to mean Dyal Capital Partners, the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC (“Neuberger” or “Parent”), an independent, global asset management company headquartered in New York. Dyal is a division of Neuberger. The following discussion analyzes the financial condition and results of operations of Dyal.

The following discussion and analysis should be read in conjunction with the unaudited combined financial statements and the related notes and the audited combined financial statements and the related notes included herein.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and, consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Our Business

Dyal is a leading capital solutions provider to large, multi-product private capital managers. Our funds seek to acquire minority equity stakes in, or provide debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). We are expanding our existing GP Capital Solutions strategies to provide capital to our managers’ seasoned portfolio companies through co-investments or structured equity. We are also in the process of leveraging our significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of our existing or emerging strategies make or will make, as the case may be, investments through long-term capital, permanent capital vehicles with a set of geographically diverse and high-quality investors. Our investors include a diversified mix of institutional investors globally, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals and insurance companies in the Americas, Asia, Europe, the Middle East and Australia. Since 2010, the Dyal team has closed 61 equity and debt transactions across 52 managers. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its GP Minority Equity Investments strategy’s underlying partner managers in which an equity stake is granted (“partner managers”). Dyal, including the Business Services Platform, operates primarily from New York, with personnel also located in London and Hong Kong. As of December 31, 2020, we managed approximately $23.8 billion in AUM, which reflects growth of 9.8% since December 31, 2019 and a CAGR of 16.3% since December 31, 2018. Approximately 96% of our AUM was comprised of our GP Minority Equity Investments strategy as of December 31, 2020.

GP Capital Solutions

Dyal’s GP Capital Solutions business is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions business to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP Debt Financing strategies. Our GP Capital Solutions business also houses our Business Services Platform, which provides strategic support to the managers that Dyal funds have an equity interest in. In addition to the GP Capital Solutions strategies, we are in the process of launching a strategy focused on acquiring minority equity stakes in NBA franchises and are planning to launch a co-investment and structured equity strategy.

Dyal operates through the following four investment strategies:

•

GP Minority Equity Investments – We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fee. Our funds include Dyal Fund I, a $1.3 billion fund predominately focused on hedge funds, Dyal Fund II, a $2.2 billion fund predominately focused on hedge funds, Dyal Fund III, a $5.3 billion fund focused on private capital managers, and Dyal Fund IV, a $9.0 billion fund focused on private capital managers. Dyal Fund V will be focused on private capital managers and had its first closing on November 13, 2020. Dyal Fund V has $1.6 billion of AUM as of December 31, 2020.

•

GP Debt Financing – This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that capital that the investment management businesses or fund sponsors in which our funds invest receive from these loans will be used to support business growth, fund GP commitments, and launch new strategies. This strategy allows Dyal to offer a comprehensive suite of solutions to such private managers. Our GP Debt Financing strategy has $1.0 billion of AUM as of December 31, 2020.

•

Professional Sports Minority Investments – We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation.

•

Co-Investment and Structured Equity – This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

The Business Services Platform Overview

Dyal’s Business Services Platform provides strategic support services to current and future partner managers within the GP Minority Equity Investments strategy, including client development and marketing support, product development, talent management, consulting on business strategies and operational advisory support. The Business Services Platform is able to utilize, subject to any applicable information barriers, powerful resources when assisting Dyal’s partner managers: the Dyal team’s extensive and varied experience and Dyal’s sophisticated investor base. New partner managers entering Dyal’s portfolio, subject to any applicable information barriers, are entitled to participate in and benefit from the customized suite of services provided by Dyal’s Business Services Platform. The Business Services Platform team currently consists of 34 professionals who each have experience working with alternative asset management firms and who are responsible for assisting partner managers in achieving their individual business objectives. Certain expenses of the Business Services Platform are reimbursed by Dyal’s private funds and this expense reimbursement is equal to the total revenue of the Business Services Platform that is reflected as revenue within administrative, transaction, and other fees.

The Business Services Platform executes projects in five key areas:

•

Client Development & Marketing Support – The Business Services Platform team focuses on, subject to any applicable information barriers, providing investor intelligence, targeting LPs for fundraising, and making qualified introductions of Dyal’s partner managers to select investors, including investors in Dyal’s funds.

•

Product Development – The Business Services Platform assists partner managers as they consider launching new products. This assistance includes providing extensive market and product opportunity analyses that define relevant peer groups, examining performance data and identifying potential target investors and barriers to entry.

•

Talent Management – The Business Services Platform seeks to deliver talent management services to partner managers. Support spans all aspects of human capital best practices across organizations. Particular areas of focus include, but are not limited to, organizational design and development, talent sourcing, and in-depth peer benchmarking.

•

Business Strategy – The Business Services Platform undertakes individualized management consulting projects such as developing firm strategic growth plans, evaluating distribution expansion options, and assessing brand development strategies. Additionally, the team provides strategic best practices advice and competitive benchmarking reports. The Business Services Platform supports partner managers with originating and consummating mergers, acquisitions and bolt-on transactions. This support may include sourcing proprietary and intermediated opportunities, reviewing a potential deal’s strategic rationale, supporting business due diligence, gathering market intelligence, and providing valuation guidance and deal structuring advice.

•

Operational Advisory – The Business Services Platform delivers support and best practices advice to our partner managers’ business operations, technology, and infrastructure functions through peer benchmarking, thought leadership and customized analysis. The team may also leverage in-house and external vendors to support their efforts and provide analysis for various partner manager projects, which may include helping their portfolio companies through the use of data science specialists, technology service firms and consultants. In addition, the team seeks to leverage a preferred provider network of service providers to assist our partners and provide additional external support.

Fee Structure

Management Fees

Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees consist of expense reimbursements, which primarily represent expenses incurred by Dyal’s Business Services Platform in connection with the provision of strategic support to partner managers and reimbursed by Dyal’s private funds. The Business Services Platform’s reimbursed expenses, reflected as revenue, were $22.5 million, $18.4 million and $12.1 million for the year ending December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

Incentive Fees

Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by Dyal are recorded as incentive fees.

Carried Interest

The Dyal Equity Funds provide for a distribution of carried interest. The timing and receipt of carried interest varies with the life cycle of our funds. Generally, we are entitled to carried interest payments after a return of all contributions and a preferred return to investors. Carried interest in the Dyal Equity Funds and any related co-investment or secondary-transaction vehicles will not be part of Blue Owl, however carried interest earned with respect to future Dyal funds (excluding co-investment or secondary-transaction vehicles related to the Dyal Equity Funds) will be shared with Blue Owl, which carried interest is expected to be determined in a manner similar to the Dyal Equity Funds.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our funds, we have invested the firm’s capital as have our professionals in the funds we sponsor and manage. General partner capital commitments to our funds are determined separately with respect to our funds. Dyal employee capital commitments range from 0.3% to 1.3% of the total commitments of any particular fund as of December 31, 2020. We determine the general partner capital commitments based on a variety of factors, including regulatory requirements, investor requirements, estimates regarding liquidity needed over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other funds we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements. Our general partner capital commitments have historically been funded with cash, which may initially have been funded by Neuberger for administrative purposes and then directly by our professionals. The general partner commitments and the proceeds therefrom with respect to the Dyal Equity Funds and related co-investment vehicles will not be an asset of Blue Owl upon completion of the Business Combination. A portion of the general partner commitment to the Dyal Financing Fund and for future Dyal funds will be a Blue Owl asset upon completion of the Business Combination.

COVID-19 and Our Response

2020 has been a challenging year for markets around the world due to the ongoing impact of the COVID-19 pandemic. Following a historic decline in March, the global capital markets rallied during the second quarter as investor sentiment was encouraged by global central bank support and the gradual re-opening of economies, among other things.

Corporate performance and earnings across many industries continue to be impacted by the COVID-19 pandemic. Despite significant lingering health concerns, certain companies are rebounding more quickly than expected; however, performance and earnings are still well below pre-pandemic levels. As opposed to the broad-based sell-off in the first quarter, distressed activity in the second and third quarters was more industry and/or company specific. At the same time, transaction activity in the traditional private equity buyout market is beginning to resume. Furthermore, access to the capital markets is selectively re-opening for high quality businesses and the market for initial public offerings returned beginning in the second half of the second quarter.

The worldwide outbreak of COVID-19 has disrupted global travel and supply chains, and has adversely impacted commercial activity in many industries, including travel, hospitality and entertainment. It has also significantly negatively impacted global growth. While certain geographies are experiencing declining infection levels and are reopening businesses, others are seeing persistent or accelerating levels. The continued rapid development of this situation and uncertainty regarding potential economic recovery precludes any prediction as to the ultimate adverse impact of COVID-19 on economic and market conditions.

While COVID-19 has created unparalleled challenges driven, first and foremost, by a public health crisis, we believe the Dyal funds are performing well due to the Dyal partner managers’ ability to continue fundraising and their underlying portfolios’ ongoing performance. As primarily human capital businesses, Dyal’s and our partner managers’ business continuity plans went into effect with no reported material issues. At the onset of the crisis, partner managers completed a thorough review of their respective portfolios on a name-by-name basis identifying liquidity needs, covenant and debt maturities, and assessing capital and operational expenditures, revenue outlook and near-term actions to be taken. Just as partner managers reviewed their portfolios, Dyal also identified any of our Funds’ potential liquidity needs and continued to act as a strategic, and potentially financial, resource to our partner managers during these unprecedented times.

With Dyal’s private capital partner managers having access to significant levels of capital to invest, over $185 billion across the Dyal platform as of March 31, 2020, approximately $230 billion across the Dyal platform as of June 30, 2020 and approximately $220 billion across the Dyal platform as of September 30, 2020, partner managers were able to and continue to take advantage of dislocations in the marketplace, notably through toeholds in public equities, distressed-for-control scenarios, niche dislocation plays, and compelling investment opportunities. We believe the unique investment environment as a result of the COVID-19 pandemic continues to elevate alternative managers’ brand recognition and promote continued disproportionate fundraising by bigger, institutionalized managers with a loyal and large existing investor base. When overlaid with a larger secular trend that has occurred since the 2008 financial crisis whereby an increasing proportion of capital has flowed to the largest managers, we believe that established firms, like those found in the Dyal portfolio, will continue to increase their fundraising advantage against their smaller competitors in a largely “virtual” fundraising environment. While there are many dynamics at play, we believe the current environment remains constructive for alternative investments, and specifically Dyal’s partner managers, relative to both its recent past and other asset classes.

Trends Affecting Our Business

We believe that our business and financial model contribute to the stability of our performance throughout market cycles. As of December 31, 2020, 100% of our AUM was in permanent capital vehicles. Our products have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility. Historically, the vast majority of our revenue has been derived from contractual, locked-in management fees, which are not subject to market volatility. We have a diversified range of investment strategies, and within our largest GP Minority Equity Investments strategy, our portfolios are further diversified across investment strategies, fund vintages, geographies, sectors, and enterprise values. However, our results of operations are affected by a variety of factors, particularly in the United States given the location of most of our partner managers, but also globally, including conditions in the global financial markets and the economic and political environments.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

The extent to which investors favor alternative investments. Our ability to attract new capital is dependent on investors’ views of alternative investments relative to traditional asset classes. We believe fundraising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and higher absolute levels of return, (ii) increasing demand for alternative assets from retail investors, (iii) shifting asset allocation policies of institutional investors, (iv) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements and (v) increasing barriers to entry and growth. In addition to driving our own ability to attract new capital, those trends will also impact the ability of our funds’ underlying GPs to retain and attract new capital, which in turn impacts our investment performance and ability to grow.

The attractiveness of our product offerings to a growing base of investors. Within the alternative investment universe, the GP Minority Investments strategy has grown into its own asset class. According to Preqin, total capital raised across the strategy has more than tripled from 2015-2019, compared to the five years prior. This has in part been driven by a growing demand for products offering strong cash yields, particularly among defined contribution plans, insurance companies and retail investors, and a recognition of the diversification benefits that our strategy offers. Dyal has been a beneficiary of those trends, having attracted more than 40% of new capital raised across the strategy from 2015-2019 based on Preqin data. Our future growth is dependent on our continued ability to successfully capitalize on these trends and continue to extend our reach with investors.

Our ability to generate strong, stable returns. The stability and strength of our investment performance is a significant factor in investors’ willingness to allocate capital to us. The new capital we are able to raise drives the growth of our fee-paying AUM and management fees. Although our fee-paying AUM and management fees have grown significantly since our inception, adverse market conditions or an outflow of capital in the alternative investments industry in general could affect our general growth rate. In addition, market dislocations, contractions or volatility could put pressure on our returns in the future which could in turn affect our fundraising abilities.

Our successful deployment of capital into attractive investments. The continued growth in our fee-paying AUM and revenues is dependent on our ability to identify attractive investments and deploy the capital we have raised. We believe our strategies target a large investible universe with attractive investment dynamics. However, our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including general macroeconomic conditions, general political conditions, market conditions, and valuation, size, and liquidity of such investment opportunities, as well as our competitive positioning in the market. A significant decrease in the quality or quantity of potential opportunities, or our ability to execute on these opportunities, could adversely affect our ability to deploy our capital.

Our ability to maintain our leading competitive position. There has been a trend amongst alternative investors to consolidate the number of general partners in which they invest, which has driven a disproportionate amount of assets to large managers. We believe we have several competitive and structural advantages that position us as a preferred partner within this segment of the alternative asset management landscape. We expect these advantages enable us to provide unique access to asset classes that are traditionally difficult to access to our investors, and a differentiated value proposition to our partner managers. Our ability to attract and successfully deploy capital in the future is dependent on maintaining our leading competitive positioning in our target markets.

Our ability to launch new strategies and products. We have taken a diligent and deliberate approach to product expansion to serve the needs of our ecosystem while delivering an attractive value proposition and strong performance to our investors. We are currently in the market fundraising for two new strategies: Dyal HomeCourt Partners and Strategic Capital. Our growth is dependent on our ability to successfully attract and deploy capital, and subsequently scale these strategies. The successful launch of our new strategies and products is dependent on a number of factors, some of which are beyond our control, including, but not limited to: general macroeconomic conditions, general political conditions, market conditions, demand from investors, competition, availability of capital or financing, and legal or regulatory developments.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

Fee related earnings, or “FRE”, is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non-controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assists in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

Distributable earnings, or “DE”, is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and (other than with respect to Owl Rock) includes net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

Adjusted EBITDA is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

Adjusted Revenues are used to assess the net revenue expected to be received by the Company. Adjusted Revenues is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP by excluding reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

Adjusted Compensation is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. These are non-GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined Results of Operations” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures”.

Operating Metrics

We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.

Assets Under Management

Assets under management (“AUM”) refers to the total capital commitments to our funds and co-investments. We view AUM as a metric to measure our ability to attract clients for our investment strategies. As of December 31, 2020, we managed approximately $23.8 billion in AUM.

The tables below present rollforwards of our total AUM by investment strategy:

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
AUM at December 31, 2018	$17,628	$—	$17,628
Net change to total commitments	3,057	1,010	4,067
AUM at December 31, 2019	$20,685	$1,010	$21,695

Average AUM	$19,157	$505	$19,662

AUM at December 31, 2019	$20,685	$1,010	$21,695
Net change to total commitments	2,130	—	2,130
AUM at December 31, 2020	$22,814	$1,010	$23,825

Average AUM	$21,750	$1,010	$22,760

For the year ended December 31, 2020, AUM grew 9.8%, or $2.1 billion, which was driven by the growth of our GP Minority Equity Investments strategy at 10.3%. This included the launch of Dyal Fund V, which had $1.6 billion in capital commitments during the year ended December 31, 2020 and $484 million in additional co-investment commitments related to Dyal Fund IV and Dyal Fund V. For the year ended December 31, 2019, AUM grew 23.1%, or $4.1 billion. Our GP Minority Equity Investments strategy grew by 17.3%, which was driven by $2.8 billion of additional commitments to Dyal Fund IV and $260 million in additional co-investment commitments related to Dyal Fund II and Dyal Fund IV. We also launched our GP Debt Financing strategy in 2019.

Fee Paying Assets Under Management

Fee Paying Assets Under Management (“FPAUM”) refers to the sum of the investor capital base from which Dyal earns management fees and/or performance income, which varies among the Dyal funds. For Dyal’s GP Minority Equity Investments strategy, fee paying AUM is generally equal to capital commitments during the investment period and the cost of unrealized investments after the investment period. For Dyal’s other strategies, fee paying AUM is generally equal to investment cost. The investor capital base upon which fees are charged is defined within the respective agreements. As of December 31, 2020, total fee paying AUM was $17.7 billion.

The tables below present rollforwards of our total fee paying AUM by investment strategy:

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
Fee Paying AUM at December 31, 2018	$14,471	$—	$14,471
Net change to fee paying investor capital base	2,780	295	3,075
Fee Paying AUM at December 31, 2019	$17,251	$295	$17,546

Average Fee Paying AUM	$15,861	$147	$16,009

Fee Paying AUM at December 31, 2019	$17,251	$295	$17,546
Net change to fee paying investor capital base	(86)	264	178
Fee Paying AUM at December 31, 2020	$17,166	$558	$17,724

Average Fee Paying AUM	$17,209	$427	$17,635

For the year ended December 31, 2020, fee paying AUM grew 1.0%, or $178 million, which was primarily driven by additional investments made within our GP Debt Financing Strategy and $61 million of new fee paying commitments for Dyal Fund V. This was offset by a $147 million decrease in fee paying AUM in Dyal Fund I and Dyal Fund II within our GP Minority Equity Investments strategy. For the year ended December 31, 2019, fee paying AUM grew 21.2%, or $3.1 billion. Our GP Minority Equity Investments strategy grew by 19.2%, which was primarily driven by additional fund closes within Dyal Fund IV. We also launched our GP Debt Financing strategy and made investments in 2019.

AUM not yet paying fees

Our AUM not yet paying fees refers to AUM that is not currently paying fees and is eligible to earn management fees and/or performance income upon deployment. As of December 31, 2020, total AUM not yet paying fees was $2.1 billion.

AUM that does not pay fees

Our AUM that does not pay fees refers to AUM that is not currently paying management, incentive fees and is not eligible to earn management and/or incentive fees upon deployment. As of December 31, 2020, total AUM that does not pay fees was $4.0 billion.

The table below presents a summary of our total AUM disaggregated by fee paying AUM, AUM not yet paying fees and AUM that does not pay fees:

Our calculations of AUM and fee paying AUM may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers. In addition, our calculation of AUM includes commitments to our products from the general partner and its affiliates, regardless of whether such commitments are subject to fees. Our definitions of AUM and fee paying AUM are not based on any definition of AUM and fee paying AUM that is set forth in the agreements governing the investment funds and products that we manage.

Product Performance Metrics

	LP Contribution Date of Initial Investment	Dollars in Millions
		LP Commitments	LP Contributions	LP Distributions	NAV	Net IRR	Net TVPI	Net DPI
Actual as of September 30, 2020[1]
Dyal I	11/22/2011	1,274	1,248	583	594	-1.3%	0.94x	0.47x
Dyal II	12/29/2014	2,139	1,796	336	1,276	-4.2%	0.90x	0.19x
Dyal III	6/26/2015	5,279	3,011	1,822	3,331	20.8%	1.71x	0.61x
Dyal IV	6/11/2018	8,920	1,829	427	1,710	29.4%	1.17x	0.23x

1.	Contributions (Called Capital), Distributions (Cash Distributed) and NAV figures as well as performance metrics are exclusive of GP activity.

Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment or for our co-investment funds related to our GP Minority Equity Investments strategy. The performance information reflected in this discussion and analysis is not indicative of our overall performance. An investment in Blue Owl is not an investment in any of our products. Past performance is not indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future funds will achieve similar returns.

Net internal rate of return (“Net IRR”) is computed based on inception-to-date contributions on the dates they were due and distributions on the dates they were paid and the limited partners’ aggregate capital accounts as of September 30, 2020. Net IRR shown is net of applicable fees and expenses based upon the net asset value as of September 30, 2020.

Net Distributions-to-Paid-In (“Net DPI”) is provided for the total portfolio and not for each investment as non-transaction-specific expenses and fees are levied on the total portfolio and not on an investment-by-investment basis. Net DPI is presented on a cumulative basis and is not annualized. Net DPI formula: (Cash Distributed) / (Called Capital) as of September 30, 2020.

Net Total-Value-to-Paid-In (“Net TVPI”) is provided for the total portfolio and not for each investment as non-transaction-specific expenses and fees are levied on the total portfolio and not on an investment-by-investment basis. Net TVPI formula: (Cash Distributed + NAV) / (Called Capital) as of September 30, 2020.

Components of Combined Results of Operations

Revenues

Contractual Revenues

Revenues primarily consist of management fees, incentive fees and reimbursed expenses.

Management fees, net – Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require us to provide investment management services, which represents a performance obligation that Dyal satisfies over time. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements. Management fees are presented net of fund overages, fee waivers and economic sharing arrangements on the statements of operation.

Incentive fees– Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by Dyal are recorded in the incentive fees line item on the combined statements of financial condition.

Administrative, transaction and other fees – Administrative, transaction and other fees primarily consists of expenses incurred by Dyal’s Business Services Platform and reimbursed by Dyal’s private funds in connection with the provision of strategic support to partner managers.

Non-Contractual Revenues

Net gains (losses) from investment activities

Net gains (losses) from investment activities represent the unrealized and realized gains and losses on the equity method investments.

Expenses

Compensation and Benefits

Compensation generally includes salaries, bonuses, employee benefits, employer-related payroll taxes. Bonuses are accrued over the service period to which they relate.

General, administrative, and other

General, administrative, and other expenses include costs primarily related to placement fees, rent, information technology, professional fees, business development and other general operating items.

Net Gains (losses) from Investment Activities

Net gains (losses) from investment activities represent the unrealized and realized gains and losses on investments.

Results of Operations

Combined Results of Operations – Twelve months ended December 31, 2020 compared to twelve months ended December 31, 2019

The following table presents the results of operations for the twelve months ended December 31, 2020 and 2019:

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Revenues
Management fees, net	$284,691	$313,354	$(28,663)	-9%
Incentive fees	2,354	626	1,728	NM
Administrative, transaction and other fees	22,676	18,350	4,326	24%

Total revenues	309,721	332,330	(22,609)	-7%
Operating expenses
Compensation and benefits	187,527	194,970	(7,443)	-4%
General, administrative, and other expenses	26,217	32,290	(6,073)	-19%

Total operating expenses	213,744	227,260	(13,516)	-6%
Operating income	95,977	105,070	(9,093)	-9%
Net gains (losses) from investment activities	1,542	(1,564)	3,106	NM

Income before income tax expense	97,519	103,506	(5,987)	-6%
Income tax expense (benefit)	8,435	9,094	(659)	-7%

Net income	89,084	94,412	(5,328)	-6%
Net loss attributable to non-controlling interests	(548)	(792)	244	31%

Net income attributable to Dyal	$89,632	$95,204	$(5,572)	-6%

NM - Not Meaningful

Revenues

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Management fees, net. Total management fees, net decreased $28.7 million, or 9%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to Dyal Fund IV’s catch-up fees of $36.7 million recognized in 2019 and fee waivers of $2.9 million for Dyal Funds I and II. This was partially offset by $6.1 million of expired early closer discounts for Dyal Fund IV and $2.9 million related to additional investments made by our GP Debt Financing strategy. Catch-up fees are management fees earned in the current period from investors that commit to a fund towards the end of the fundraising period and are required to pay a catch-up management fee as if they had committed to the fund at the first closing in a prior period.

Incentive fees. Incentive fees increased $1.7 million related to our GP Debt Financing strategy for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019.

Administrative, transaction and other fees. Administrative, transaction and other fees increased $4.3 million, or 24%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to the growth of the Business Services Platform team during that period.

Expenses

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Compensation and benefits. Compensation and benefits decreased $7.4 million, or 4%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to lower revenues.

General, administrative, and other expenses. General, administrative, and other expenses decreased $6.1 million, or 19%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. The net decrease was primarily driven by lower business development expenses, which were impacted by COVID-19 travel restrictions, and placement fees.

Net Gains (losses) from Investment Activities

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Net gains (losses) from investment activities. Net gains (losses) from investment activities increased $3.1 million for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to fair value changes in the investments.

Income Taxes

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Income tax expense (benefit). Income tax expense decreased $0.7 million, or 7%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to a decrease in pre-tax income and partner compensation addback for Unincorporated Business Tax (“UBT”) purposes.

Combined Results of Operations – Twelve months ended December 31, 2019 compared to year ended December 31, 2018

The following table presents the results of operations for the twelve months ended December 31, 2019 and 2018:

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Revenues
Management fees, net	$313,354	$184,878	$128,476	69%
Incentive fees	626	—	626	NM
Administrative, transaction and other fees	18,350	12,889	5,461	42%

Total revenues	332,330	197,767	134,563	68%
Operating expenses
Compensation and benefits	194,970	114,680	80,290	70%
General, administrative, and other expenses	32,290	30,712	1,578	5%

Total operating expenses	227,260	145,392	81,868	56%
Operating income	105,070	52,375	52,695	101%
Net gains (losses) from investment activities	(1,564)	627	(2,191)	NM

Income before income tax expense	103,506	53,002	50,504	95%
Income tax expense (benefit)	9,094	5,127	3,967	77%

Net income	94,412	47,875	46,537	97%
Net loss attributable to non-controlling interests	(792)	(480)	(312)	-65%

Net income attributable to Dyal	$95,204	$48,355	$46,849	97%

NM - Not Meaningful

Revenues

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

Management fees, net. Total management fees, net increased $128.5 million, or 69%, for the twelve months ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to additional investors in Dyal Fund IV of $126.4 million, including catch-up fees of $36.7 million recognized in 2019, and $0.5 million related to the launch of our GP Debt Financing strategy. Catch-up fees are management fees earned in the current period from investors that commit to a fund towards the end of the fundraising period and are required to pay a catch-up management fee as if they had committed to the fund at the first closing in a prior period.

Incentive fees. Incentive fees of $0.6 million were recognized related to our GP Debt Financing strategy for the twelve months ended December 31, 2019. Such fees did not exist for the twelve months ended December 31, 2018 as the fund launched during 2019.

Administrative, transaction and other fees. Administrative, transaction and other fees increased $5.5 million, or 42%, for the twelve months ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to the growth of the Business Services Platform team during that period.

Expenses

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

Compensation and benefits. Compensation and benefits increased $80.3 million, or 70%, for the twelve months ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to higher revenues.

General, administrative, and other expenses. General, administrative, and other expenses increased $1.6 million, or 5%, for the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018. The net increase was primarily driven by higher professional fees, business development expenses, rent expenses offset by lower placement fee expenses.

Net Gains (losses) from Investment Activities

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

Net gains (losses) from investment activities. Net gains (losses) from investment activities decreased by $2.2 million for the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018, primarily due to fair value changes in the investments.

Income Taxes

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

Income tax expense (benefit). Income tax expense increased $4.0 million, or 77%, for the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018, primarily due to an increase in pre-tax income and partner compensation addback for UBT purposes.

Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. The following table presents the reconciliation of net income

(loss) before taxes as reported in the combined statements of operations to FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation ($ in thousands):

	Twelve Months Ended December 31,
	2020	2019	2018
Income before income tax expense	$97,519	$103,506	$53,002
Adjustments:
Equity based compensation	3,000	—	—
Net (gains) losses from investment activities	(1,542)	1,564	(627)
Incentive fees	(2,354)	(626)	—
Incentive fee related compensation	1,549	376	—

Fee Related Earnings	$98,172	$104,820	$52,375

Fee Related Earnings	$98,172	$104,820	$52,375
Adjustments:
Incentive fees	2,354	626	—
Incentive fee related compensation	(1,549)	(376)	—
Net realized gains	692	833	557
Current income tax (expense) benefit	(8,334)	(8,982)	(5,197)
Distributable Earnings	$91,335	$96,921	$47,735

Distributable Earnings	$91,335	$96,921	$47,735
Current income tax expense (benefit)	8,334	8,982	5,197

Adjusted EBITDA	$99,669	$105,903	$52,932

Total revenues	$309,721	$332,330	$197,767
Adjustments:
Administrative, transaction and other fees	(22,676)	(18,350)	(12,889)

Adjusted Revenues	$287,045	$313,980	$184,878

Compensation and benefits	$187,527	$194,970	$114,680
Adjustments:
Equity based compensation	(3,000)	—	—
Business Services Platform reimbursed compensation and benefits	(22,004)	(17,225)	(11,608)

Adjusted Compensation	$162,523	$177,745	$103,072

Liquidity and Capital Resources

Sources and Uses of Liquidity

Dyal historically participated in Neuberger’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by Dyal is transferred to Neuberger and any additional daily cash flow needs are funded by Neuberger. As such, Neuberger benefits from the positive cash flow Dyal generates, and Neuberger also provides Dyal with sufficient daily liquidity to fund its ongoing cash needs. As a result, Dyal has historically required minimal cash on hand.

Neuberger manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of Neuberger and related interest expense are not allocated to Dyal.

Neuberger uses a centralized approach to cash management and financing. Accordingly, Neuberger’s cash has not been assigned to Dyal for any of the periods presented because those cash balances are not directly attributable to Dyal. Transactions between Neuberger and Dyal are deemed to have been settled through

Neuberger’s net investment in Dyal. The net effect of the deemed settled transactions is reflected in the combined statements of cash flows as net transfer to Neuberger within financing activities and in the combined statements of financial condition as the Neuberger net investment.

Cash Flows

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 30, 2019

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Net cash provided by (used in) operating activities	$(3,755)	$165,521	$(169,276)	NM
Net cash used in investing activities	(5,400)	(5,070)	(330)	-7%
Net cash provided by (used in) financing activities	9,065	(167,166)	176,231	NM

Net change in cash and cash equivalents	$(90)	$(6,715)	$6,625	99%

Operating Activities

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from operating activities:
Net income	$89,084	$94,412	$(5,328)	-6%
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(1,542)	1,564	(3,106)	NM
Equity based compensation	3,000	—	3,000	NM
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(37,231)	(79)	(37,152)	NM
Due from affiliates	(5,086)	(767)	(4,319)	NM
Incentive fees receivable	(1,728)	(626)	(1,102)	-176%
Prepaid assets	(21,000)	—	(21,000)	NM
Other assets	(1,382)	133	(1,515)	NM
Accrued compensation and benefits	(15,169)	66,618	(81,787)	NM
Accrued expenses and other payables	(12,837)	3,694	(16,531)	NM
Due to affiliates	—	(381)	381	100%
Distributions from equity method investments	136	953	(817)	-86%

Net cash provided by (used in) operating activities	$(3,755)	$165,521	$(169,276)	NM

Net cash provided by (used in) Dyal’s operating activities decreased from $165.5 million for the twelve months ended December 30, 2019 to $(3.8) million for the twelve months ended December 31, 2020, primarily due to the timing of management fee receivable collections, as well as compensation payments, including compensation paid in advance in 2020, which is included in prepaid assets.

Investing Activities

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from investing activities:
Purchases of equity method investments	$(5,400)	$(5,070)	$(330)	-7%

Net cash used in investing activities	$(5,400)	$(5,070)	$(330)	-7%

Net cash used in investing activities was $5.4 million and $5.1 million for the twelve months ended December 31, 2020 and 2019, respectively. The change of $0.3 million from the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019 was primarily driven by additional capital contributed to our GP Debt Financing strategy during the twelve months ended December 31, 2020.

Financing Activities

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from financing activities:
Contributions from non-controlling interests	$—	$26	$(26)	-100%
Distributions to non-controlling interests	(5)	—	(5)	NM
Net transfer from (to) Parent	9,070	(167,192)	176,262	NM

Net cash provided (used in) financing activities	$9,065	$(167,166)	$176,231	NM

Net cash provided by (used in) Dyal’s financing activities for the twelve months ended December 31, 2020 was composed principally of net transfer of cash from (to) Neuberger. Net parent investment reflects the impact of transactions with Neuberger. Such transactions are recorded as Net transfer from (to) Neuberger within the combined statements of changes in equity and within the financing section of the combined statements of cash flows.

Cash Flows

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Net cash provided by operating activities	$165,521	$66,393	$99,128	149%
Net cash used in investing activities	(5,070)	(3,876)	(1,194)	-31%
Net cash used in financing activities	(167,166)	(75,400)	(91,766)	-122%

Net change in cash and cash equivalents	$(6,715)	$(12,883)	$6,168	48%

Operating Activities

	Twelve months ended December 31		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Cash flows from operating activities:
Net income	$94,412	$47,875	$46,537	97%
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	1,564	(627)	2,191	NM
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(79)	312	(391)	NM
Due from affiliates	(767)	(5,639)	4,872	86%
Incentive fees receivable	(626)	—	(626)	NM
Other assets	133	(639)	772	NM
Accrued compensation and benefits	66,618	18,618	48,000	NM
Accrued expenses and other payables	3,694	5,333	(1,639)	-31%
Due to affiliates	(381)	(7)	(374)	NM
Distributions from equity method investments	953	1,167	(214)	-18%

Net cash provided by operating activities	$165,521	$66,393	$99,128	149%

Net cash provided by Dyal’s operating activities increased from $66.4 million for the twelve months ended December 31, 2018 to $165.5 million for the twelve months ended December 31, 2019, primarily due to an increase in net income and an increase in accrued compensation and benefits.

Investing Activities

	Twelve months ended December 31,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Cash flows from investing activities:
Purchase of equity method investments	$(5,070)	$(3,876)	$(1,194)	-31%

Net cash used in investing activities	$(5,070)	$(3,876)	$(1,194)	-31%

Net cash used in investing activities was $5.1 million and $3.9 million for the twelve months ended December 31, 2019 and 2018, respectively. The change of $1.2 million from the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018 was primarily driven by capital contributed to our GP Debt Financing strategy that launched during 2019.

Financing Activities

	Twelve months ended December 31,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Cash flows from financing activities:
Contributions from non-controlling interests	$26	$—	$26	NM
Distributions to non-controlling interests	—	(420)	420	100%
Net transfer to Parent	(167,192)	(74,980)	(92,212)	-123%

Net cash used in financing activities	$(167,166)	$(75,400)	$(91,766)	-122%

Net cash used in Dyal’s financing activities for the twelve months ended December 31, 2019 and 2018 was principally composed of net transfer to Neuberger. Net parent investment reflects the impact of transactions with Neuberger. Such transactions are recorded as Net transfer to Neuberger within the combined statements of changes in equity and within the financing section of the combined statements of cash flows.

Contractual Obligations, Commitments and Contingencies

The following table sets forth information relating to our contractual obligations:

	Twelve Months Ended December 31,
Dollars in Millions	2020	2019	2018
Dyal Obligations
Unfunded Capital Commitments	$9.3	$13.8	$8.1
Part of Blue Owl	2.6	7.1

Dyal has various commitments and contingencies, including as a general partner or limited partner of private funds. As of December 31, 2020, December 31, 2019 and December 31, 2018, Dyal, including certain of its employees, had unfunded capital commitments of $9.3 million, $13.8 million and $8.1 million respectively, of which $2.6 million, $7.1 million and $0, respectively, will be a part of Blue Owl.

Dyal or Dyal’s private funds may be involved, from time to time, in judicial, regulatory and arbitration proceedings or investigations concerning matters arising in connection with the conduct of its business. Dyal recognizes liabilities for contingencies when there is an exposure that, when analyzed, indicates it is both probable that a liability will be incurred and the amount of such liability can be reasonably estimated. When a range of probable liability can be estimated, Dyal accrues the amount it has determined it is most likely to incur. If the amount is not determinable, Dyal accrues the minimum of the range of probable loss. In 2018, Dyal recorded $2.7 million of expenses related to a settlement of the Company’s prior investment adviser with the U.S. Securities and Exchange Commission involving certain reimbursable expenses of certain of Dyal’s private funds.

Neuberger indemnifies the officers, directors and employees affiliated with Dyal against liabilities arising from the administration and performance of their duties on behalf of Dyal, subject to customary exclusions. Dyal’s maximum exposure under these arrangements is unknown and not currently measurable, as any such indemnification would only be required if specified claims against Dyal are made in the future.

Off-Balance Sheet Arrangements

Dyal does not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our combined financial statements.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements and their impact on Dyal can be found in “Note 2. Summary of Significant Accounting Policies,” in the “Notes to the Combined Financial Statements” included in this proxy statement/prospectus.

Critical Accounting Estimates

We prepare our combined financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 2. Summary of Significant Accounting Policies,” to our combined financial statements included in this registration statement.

Principles of Consolidation

We consolidate entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.

The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Equity Based Compensation

Compensation cost relating to the issuance of share-based payment awards to employees is measured at the fair value of the awards on the grant date, the estimation of which requires the use of complex and subjective judgments and assumptions.

Income Taxes

The Company is treated as a partnership for U.S. tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT). The Company is not itself a taxpayer. Instead, its partners are subject to tax on the results of its operations in the jurisdictions in which they operate.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of the Company’s future taxable income. When evaluating the realizability of deferred tax assets, all evidence—both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the combined financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the combined statements of income. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as general partner or investment adviser to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment gains or losses. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk.

Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Market Risk

Our predominant exposure to market risk is related to our role as investment manager and general partner for our funds and the sensitivity to movements in the fair value of their investments. Our direct investments in the funds also expose us to market risk whereby movements in the fair values of the underlying investments will increase or decrease the net gains (losses) from investment activities from equity method investments.

The fair value of our financial assets and liabilities of our funds may fluctuate in response to changes in the value of investments, foreign exchange, commodities and interest rates. The net effect of these fair value changes impacts the gains and losses from investments in our combined statements of operations and may affect the incentive fees related to our GP Debt Financing strategy.

Our management fees are generally calculated as a percentage of committed capital or investment cost as described under “—Fee Structure”. Accordingly, movements in the fair value of investments do not significantly affect the amount of fees we may charge in our funds. To the extent that management fees are calculated based on investment cost of the fund’s investments, the amount of fees that we may charge will increase or decrease from the effect of changes in the cost basis of the fund’s investments, including potential impairment losses.

Interest Rate Risk

Certain funds hold debt investments that generate interest income based on variable interest rates. We are exposed to interest rate risk relating to investments that generate yield since these debt investments earn income based on variable interest rates, which impact the amount of performance income generated. However, the contractual interest rate structure for a large portion of our debt investments bearing variable rates have “floors,” which establish a minimum rate of interest that will be earned. For these investments, a decrease in variable interest rates could materially impact the amount of interest income earned and the incentive fees on these funds.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

MANAGEMENT OF OWL ROCK AND DYAL PRIOR TO THE BUSINESS COMBINATION

Management of Owl Rock

Set forth below is certain information regarding the current executive officers of Owl Rock:

Name	Age	Position
Douglas Ostrover	58	Chief Executive Officer and Co-Chief Investment Officer
Marc Lipschultz	52	President and Co-Chief Investment Officer
Craig Packer	54	Co-Chief Investment Officer
Alan Kirshenbaum	49	Chief Operating Officer and Chief Financial Officer

Directors and Executive Officers

Douglas I. Ostrover is a Co-Founder of Owl Rock Capital Partners LP and also serves as Chief Executive Officer and Co-Chief Investment Officer of the Owl Rock Advisers, and is a member of the Investment Committee of each of ORCC, ORCC II, and ORTF. In addition, Mr. Ostrover has served on the boards of ORCC and ORCC II since 2016, on the board of ORTF since 2018, on the board of ORCC III and ORCIC since 2020. Prior to co-founding Owl Rock, Mr. Ostrover was one of the founders of GSO Capital Partners (GSO), now Blackstone’s alternative credit platform, and became a Senior Managing Director at Blackstone upon its acquisition of GSO in 2008 until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, Mr. Ostrover was Global Co-Head of CSFB’s Leveraged Finance Group, during which time he was responsible for all of CSFB’s origination, distribution and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives and distressed securities. Mr. Ostrover was a member of CSFB’s Management Council and the Fixed Income Operating Committee. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (DLJ), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. Mr. Ostrover had been a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in non-profit organizations including serving on our Board of the Michael J. Fox Foundation. Mr. Ostrover is also a board member of the Brunswick School. Mr. Ostrover received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from New York University Stern School of Business.

We believe Mr. Ostrover’s depth of experience in corporate finance, capital markets and financial services, gives our board valuable industry-specific knowledge and expertise on these and other matters, and his history with Owl Rock, provide an important skillset and knowledge base to our management team.

Marc S. Lipschultz is a Co-Founder and the President of Owl Rock Capital Partners, the Co-Chief Investment Officer of Owl Rock Advisor, ORPFA and ORTA, and is a member of Owl Rock Advisor’s Investment Committee. Prior to founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, and he served on the firm’s Management Committee and in 2016 as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private equity, infrastructure and direct-asset investing. Prior to joining KKR, Mr. Lipschultz was with Goldman, Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. He received an A.B. with honors and distinction, Phi Beta Kappa, from Stanford University and an M.B.A. with high distinction, Baker Scholar, from Harvard Business School. Mr. Lipschultz serves on the board of the Hess Corporation and is actively involved in a variety of nonprofit organizations, serving as a trustee and board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School and as the Chairman Emeritus of the Board of the 92nd Street Y.

We believe Mr. Lipschultz’s finance and operations experience, as well as his history with Owl Rock and Owl Rock Advisors, provide an important skillset and knowledge base to our management team.

Craig W. Packer is a Co-Founder of Owl Rock Capital Partners and also serves as Co-Chief Investment Officer of the Owl Rock Advisers and President and Chief Executive Officer of each of the Owl Rock BDCs and is a member of the Investment Committee of each of the Owl Rock BDCs. In addition, Mr. Packer has served on the boards of the Company and ORCC since 2016, on the board of ORTF since 2018 and on the boards of ORCC III and on ORCIC since 2020. Prior to co-founding Owl Rock, Mr. Packer was Co-Head of Leveraged Finance in the Americas at Goldman, Sachs & Co., where he served on the Firmwide Capital Committee, Investment Banking Division (“IBD”) Operating Committee, IBD Client and Business Standards Committee and the IBD Risk Committee. Mr. Packer joined Goldman, Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named partner in 2008. Prior to joining Goldman Sachs, Mr. Packer was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer and member of the Board of Trustees of Greenwich Academy, and Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut, and on the Advisory Board for the McIntire School of Commerce, University of Virginia. Mr. Packer earned a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.

We believe Mr. Packer’s depth of experience in corporate finance, capital markets and financial services gives our Board valuable industry-specific knowledge and expertise on these and other matters, and his history with Owl Rock, provide an important skillset and knowledge base to our management team.

Alan J. Kirshenbaum is the Chief Operating Officer and Chief Financial Officer of Owl Rock Capital Partners and the Owl Rock Advisers, ORCC and ORTF, and the Chief Operating Officer of ORCC II. In addition, Mr. Kirshenbaum has served on the board of ORCC since 2015, on the board of ORCC II since 2016, on the board of ORTF since 2018 and on the boards of ORCC III and ORCIC since 2020. Prior to Owl Rock, Mr. Kirshenbaum was Chief Financial Officer of TPG Specialty Lending, Inc., a BDC traded on the NYSE (TSLX). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting and operations functions from 2011 through 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum also was Chief Financial Officer of TPG Special Situations Partners. From 2007 to 2011, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief Financial Officer from 2003 to 2006. Before joining BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum is actively involved in a variety of non-profit organizations including the Boy Scouts of America and as trustee for the Jewish Federation of Greater MetroWest NJ. Mr. Kirshenbaum also is a member of the Rutgers University Dean’s Cabinet. Mr. Kirshenbaum received a B.S. from Rutgers University and an M.B.A. from New York University Stern School of Business.

We believe Mr. Kirshenbaum’s finance and operations experience, including serving as chief financial officer for a publicly traded BDC and prior experience going through the initial public offering process, as well as a history with us and Owl Rock Capital Advisors LLC, provide an important skillset and knowledge base to our management team.

Management of Dyal

Set forth below is certain information regarding the current executive officers of Dyal:

Name	Age	Position
Michael Rees	46	Head of Dyal
Sean Ward	42	Managing Director
Andrew Laurino	44	Managing Director

Michael Rees is the Founder and Head of Dyal. In addition to his roles as Managing Director and Head of Dyal, Michael Rees is also a member of Neuberger’s Partnership Committee. Dyal, a division of Neuberger, manages five funds focused on establishing minority partnerships with leading alternative asset managers, and an additional fund focused on providing financing solutions to leading alternative asset management firms. Prior to founding Dyal, Mr. Rees was a founding employee and shareholder of Neuberger, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division at Lehman Brothers. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, he was an associate at Marakon Associates. Mr. Rees received a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh. He received a master’s degree in Mechanical Engineering and a master’s in Technology Policy from Massachusetts Institute of Technology. Mr. Rees currently serves on the Board of Directors of The Opportunity Network, an education focused non-profit that supports underserved students with postsecondary and career readiness education.

Sean Ward is a Managing Director of Neuberger and an original member of the Dyal Investment Team. Previously a Vice President at Lehman Brothers, Sean held several roles at Neuberger after it became an independent firm, including Senior Counsel for Neuberger’s alternatives business. Prior to joining Lehman Brothers, he was an associate at Covington & Burling LLP, where his practice focused on mergers and acquisitions, public and private securities offerings and credit transactions. Prior to Covington & Burling LLP, Sean worked at Davis Polk & Wardwell LLP in New York and London. Sean received his J.D., magna cum laude, from the Duke University School of Law and holds a B.A., magna cum laude, in Diplomatic History and Political Science from the University of Pennsylvania. Sean currently serves on the Leadership Council of Robert F. Kennedy Human Rights, a nonprofit focused on human rights issues and a “social good” approach to business and investment.

Andrew Laurino is a Managing Director and a senior member of the Dyal Investment Team. Prior to joining Dyal, Drew provided strategic and financing advice to leading alternative asset managers at a number of firms, including Tiger Bay Advisors, Credit Suisse and Lehman Brothers. Earlier in his career, Drew was an M&A advisor at Lehman Brothers, Compass Advisors and Prudential Securities. He earned a B.S. in Foreign Service with a concentration in International Economics from the Edmund A. Walsh School of Foreign Service at Georgetown University.

EXECUTIVE COMPENSATION

Altimar Executive and Director Compensation

The following disclosure concerns the compensation of Altimar’s executive officers and directors for the fiscal year ended December 31, 2020 (i.e. pre-business combination).

None of Altimar’s executive officers or directors have received any cash compensation for services rendered to Altimar. Since the consummation of Altimar’s initial public offering and until the earlier of the consummation of the initial business combination and Altimar’s liquidation, Altimar will reimburse the Sponsor for office space and secretarial and administrative services provided to Altimar, in an amount not to exceed $10,000 per month. In addition, Altimar’s Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on Altimar’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Altimar’s audit committee reviews all payments that Altimar makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, Altimar does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of Altimar and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Altimar to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.

Pre-Business Combination Company Executive Officer and Director Compensation

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our executive officers who will be named executive officers (“Named Executive Officers”) of Blue Owl following the Business Combination, which consist of our Chief Executive Officer and our two other most highly compensated executive officers. For the fiscal year ended December 31, 2020, our Named Executive Officers are Doug Ostrover, Michael Rees and Sean Ward.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Executive officers in fiscal year 2020.

Name and Principal Position	Year	Salary(1) ($)	Non-Equity Incentive Plan Compensa- tion(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Doug Ostrover Chief Executive Officer	2020	$513,958	$5,238,236	$—	$58,201	$5,810,395
Michael Rees Co-President	2020	$500,000	$41,412,500	$99,520,200	$11,087,500	$152,520,200
Sean Ward Senior Managing Director	2020	$500,000	$12,712,500	$21,461,400	$3,337,500	$38,011,400

(1)	Amounts in this column reflect the base salaries paid to our Named Executive Officers. The base salary amount for each Named Executive Officer was determined on a discretionary basis.

(2)

Amounts in this column reflect the discretionary cash bonuses earned by each Named Executive Officer for the fiscal year ended December 31, 2020. With respect to Mr. Ostrover, the aggregate amount of these discretionary cash bonuses, the discretionary base salaries described in note (1) above and any other discretionary compensation paid to Mr. Ostrover (and two other employees who are subject to the cap described in this note (2)) cannot exceed a specified annual cap. The annual cap is set forth in Owl Rock Feeder’s operating agreement and, for any given fiscal year, equals seven and a half percent of the gross revenue generated by Owl Rock in such fiscal year.

(3)

Amounts in this column represent the grant date fair value of certain interests in Dyal (the “Dyal SLP Units”) granted to Messrs. Rees and Ward on November 3, 2020, computed in accordance with ASC Topic 718, which are being treated as “profits interests” for U.S. federal income tax purposes.

(4)

Amounts in this column reflect the premiums paid by Owl Rock for an umbrella liability insurance policy established for the benefit of Mr. Ostrover and the tax gross-ups paid to Mr. Ostrover to cover the costs of the employee portion of the related payroll taxes due in respect of Mr. Ostrover’s compensation earned for the fiscal year ended December 31, 2020. For Messrs. Rees and Ward, amounts in this column reflect an employer contribution of $37,500 to a 401(k) plan maintained by Neuberger, and the payment of a bonus in an amount equal to $11,050,000 and $3,300,000, respectively, with respect to each such Named Executive Officer’s performance of services in Q1 2021 that was paid in advance in 2020. In addition, Neuberger may provide investment offerings to Messrs. Rees and Ward without charging management or performance fees consistent with the terms offered to other employees of Neuberger who meet the same applicable legal requirements.

Narrative to Summary Compensation Table

Employment Arrangements

Other than the Employment Agreement described below, to be effective as of the Closing and null and void if the Business Combination Agreement is terminated for any reason, Mr. Ostrover is not party to an employment agreement. Accordingly, any compensatory payments and customary employee health and welfare benefits provided to Mr. Ostrover are determined in the sole discretion of Owl Rock Capital Partners. Each of Messrs. Rees and Ward is party to an employment letter with Neuberger and its affiliates that will cease to be effective as of the Closing. Mr. Ostrover is a party to a restrictive covenant agreement with Owl Rock Capital Partners and Owl Rock Feeder, an Owl Rock Capital Partners subsidiary, that generally contains confidentiality, non-solicitation and non-competition obligations. Each of Messrs. Rees and Ward is party to a restrictive covenant agreement with Neuberger and its affiliates that generally contains confidentiality, non-solicitation, non-hire, non-interference and non-competition obligations.

Retirement, Health and Welfare Plans

Prior to the Business Combination, our Named Executive Officers participate in broad-based employee benefit programs maintained by Owl Rock and Neuberger, as applicable, for their employees generally. Additionally, Owl Rock provides Mr. Ostrover with an umbrella liability insurance policy, the premiums for which were paid by Owl Rock. Following the Business Combination, all employees of Blue Owl will be eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. Our Named Executive Officers will be eligible to participate in these plans on the same basis as our other employees.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table presents information regarding outstanding equity awards held by Messrs. Rees and Ward as of December 31, 2020. Mr. Ostrover did not hold any outstanding equity awards as of December 31, 2020.

	Stock Awards
Name	Number of Share or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Michael Rees	55,289	$99,520,200
Sean Ward	11,923	$21,461,400

(1)

Represents the Dyal SLP Units held by Messrs. Rees and Ward. The units represent non-voting partnership interests in Dyal SLP. The units had no liquidation value on the date of grant, but instead provide for rights to distributions of certain future profits as specified in the Dyal SLP agreements. The Dyal SLP Units are subject to certain forfeiture conditions that will lapse in four equal annual installments beginning on November 3, 2027, subject to the relevant Named Executive Officer’s continued employment with Blue Owl; provided that such forfeiture conditions may be waived at any time by Dyal SLP without the consent of Blue Owl. On December 21, 2020, Mr. Rees transferred 24,880 Dyal SLP Units to a single-member limited liability company for estate planning purposes.

(2)

There is no public market for the Dyal SLP Units. The market value shown above represents the fair value of the units as determined as of the grant date of November 3, 2020 under GAAP. The grant date fair value of the units was determined by using an independent valuation specialist who used a market approach to estimate enterprise value and an option-pricing method or OPM to allocate the value. The assumptions underlying the estimation of the fair value of the partnership interests were complex and subjective. The assumptions included, but were not limited to, assumptions regarding the selection of appropriate financial metric multiples and estimations of the amount at which the Company would be valued in a hypothetical transaction. There was no valuation of the units subsequent to the grant date and the value as of December 31, 2020 could vary from the grant date value listed here.

Severance Arrangements

Prior to the Business Combination, pursuant to the terms of Owl Rock Feeder’s operating agreement, on the date Mr. Ostrover ceases to be involved in the business of Owl Rock Feeder and its subsidiaries for any or no reason (including due to retirement, resignation or termination with or without “cause”) (such date, the “Termination Date”), Mr. Ostrover will not perform any duties (unless assigned to Mr. Ostrover pursuant to, and required under, the terms of the Owl Rock operating agreements) until the later of September 28, 2023 and the two-year period following the Termination Date, but will remain eligible to continue to receive his full benefits and base salary for a period of twelve (12) months following the Termination Date, subject to the Mr. Ostrover’s compliance with the terms of the Owl Rock Feeder operating agreement, including the confidentiality and non-solicitation obligations set forth therein. Prior to the Business Combination, Mr. Rees is eligible for certain termination payments in the form of continued payments related to revenues associated with certain Dyal funds, in accordance with his employment arrangement with Neuberger and its affiliates, which will cease to be effective as of the Closing. Prior to the Business Combination, Mr. Ward is not entitled to any payments upon a termination of his employment for any reason.

Please refer to the section entitled “Post-Business Combination Employment Agreements,” below, for a description of the payments and benefits to be provided to Messrs. Ostrover and Rees in connection with certain terminations of their employment following the Closing.

Director Compensation

Neither Owl Rock, nor the Dyal business, had a board of directors for the fiscal year ended December 31, 2020.

Post-Business Combination Employment Agreements

Simultaneously with execution of the Business Combination Agreement, Blue Owl entered into an employment and restrictive covenant agreement with Messrs. Ostrover and Rees (each, a “Key Individual”), to be effective as of the Closing and null and void if the Business Combination Agreement is terminated for any reason (each, an “Employment Agreement”). The term of each Employment Agreement is perpetual until terminated in accordance with its terms. Each Key Individual has the right to terminate his employment voluntarily at any time, subject to minimum notice requirements, but Blue Owl may only terminate such Key Individual’s employment for cause (i.e., as required by a final, non-appealable court order or the conviction of (or plea of no contest to) any felony) or by reason of the Key Individual’s death or disability.

Each Key Individual is entitled during his employment to a base salary of $500,000, additional compensation, paid quarterly, in an amount equal to 1.33% of the management fee and certain other revenues of Blue Owl (subject to downward adjustment and, in certain circumstances, approval rights in each case as set forth in the Investor Rights Agreement) less the Key Individual’s base salary (subject to a 10% holdback and an annual true-up following receipt of audited Blue Owl financials), and to participate in Blue Owl’s employee benefit plans, as in effect from time to time.

Each Employment Agreement requires the Key Individual to protect the confidential information of Blue Owl both during and after employment. In addition, during the Key Individual’s employment and (i) until two years after the Key Individual’s employment terminates (such Key Individual’s “Termination Date”), such Key Individual is required to refrain from soliciting employees under the circumstances specified therein, (ii) until one year after the Key Individual’s Termination Date, such Key Individual is required to refrain from soliciting Blue Owl’s clients under the circumstances specified therein and (iii) until five years after the Key Individual’s Termination Date (the “Restricted Period”), such Key Individual is required to refrain from interfering with Blue Owl’s relationships with investors and from competing with (a) a business line of Blue Owl’s as of the Key Individual’s Termination Date or (b) a business line planned, as of the Key Individual’s Termination Date, to be implemented within the 12-month period following such Termination Date.

Under the Employment Agreements, Blue Owl may terminate each Key Individual’s employment solely for cause or by reason of his death or disability (as such terms are defined in his Employment Agreement). Furthermore, (i) if Blue Owl terminates such Key Individual’s employment for cause or such Key Individual’s employment is terminated by reason of death or disability, or if such Key Individual terminates employment voluntarily, such Key Individual will be paid accrued but unpaid salary through the date of termination and (ii) if the Key Individual’s employment is terminated for any reason, such Key Individual shall be entitled to an annual amount of 1.33% of annual management fee revenues of Blue Owl during the Restricted Period, but such entitlement does not apply in the case of a termination of such Key Individual’s employment (a) for cause or (b) as a result of voluntary departure by such Key Individual prior to the fifth anniversary of the Closing. The continued compensation described in clause (ii) in the preceding sentence is subject to the Key Individual’s execution and delivery to Blue Owl of a general release of claims and continued compliance with his covenants not to compete with Blue Owl and its affiliates during the Restricted Period.

Post-Business Combination Company Executive Compensation

Following the Closing, Blue Owl intends to develop an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling Blue Owl to attract, motivate and retain individuals who contribute to its long-term success.

Post-Business Combination Company Independent-Director Compensation

The Board expects to adopt a compensation program for our non-employee directors, which will become effective as of the Closing. It is expected that directors affiliated with Neuberger will waive their right to any compensation payable pursuant to this program. Pursuant to this program, each member of the Board who is not a Blue Owl employee would receive the following compensation for his or her service as a member of the Board;

•	An annual cash retainer of $150,000 per year for service as a member of the Board; and

•	An annual equity grant of restricted stock units equal to $100,000, which fully vest one year following the date of grant, subject to the Board member’s continued service on our board.

Members of the audit committee (other than its chair) will receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee will receive an additional cash retainer of $50,000 for his or her committee service.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Board of Directors

The business and affairs of Blue Owl will be managed by or under the direction of the Blue Owl board of directors. The Investor Rights Agreement provides for the director designation rights of Owl Rock and Dyal and Neuberger. Blue Owl’s board of directors is expected to initially be comprised of three independent directors, three Owl Rock-appointed directors, two Dyal-appointed directors, and one Neuberger-appointed director. See the section entitled “Certain Relationships and Related Party Transactions—Investor Rights Agreement” beginning on page 340 for more information.

The table below lists the persons expected to be nominated and elected to the Blue Owl board of directors following the completion of the Business Combination and each nominee’s age as of the date of the Special Meeting, and any other position that such nominee will hold with Blue Owl.

Name	Position with Blue Owl	Age as of Special Meeting
Douglas I. Ostrover	Chief Executive Officer and Director	58
Marc S. Lipschultz	Co-President and Director	52
Michael Rees	Co-President and Director	46
Craig W. Packer	Senior Managing Director and Director	54
Sean Ward	Senior Managing Director and Director	42
Dana Weeks	Director	50
Claudia Holz	Director	63
Andrew S. Komaroff	Director	52

The following is a brief biography of each director nominee of the Blue Owl board of directors that is known as of the date of this proxy statement/prospectus.

Dana Weeks is the Chief Executive Officer at MedTrans Go, a healthcare technology start-up based in Atlanta, GA, and previously served as MedTrans Go’s Chief Operations Officer from August 2019 to August 2020 and Chief Innovation and Marketing Officer from January 2019 to August 2019. Prior to joining MedTrans Go, she co-founded the Black Angel Tech Foundation, created to support and increase the number of underrepresented minorities in technology, and served in her role as President from April 2016 to September 2019. She has also held positions at AT&T, Pfizer, and in several innovative entrepreneurial ventures. She currently co-chairs the Stanford LEAD Council, is a founding member of the Women’s Circle at Columbia Business School, and is a council member for the Stanford Humanities & Sciences Council. Ms. Weeks is a Board Member of the Westminster Schools, an independent day school in Atlanta, where she Chairs the Diversity, Equity and Inclusion Committee. Weeks is also the Treasurer-Elect for the Atlanta Chapter of Jack & Jill and applies her leadership, interest and skills to a wide range of organizations in the community. She earned a BA in Anthropology with Honors from Stanford University and an MBA in marketing and management from Columbia Business School.

Claudia Holz is a certified public accountant in the State of New York. Ms. Holz previously served as an audit partner for KPMG LLP, where she performed and supervised audits of the financial statements and internal controls of public and private companies. In September 2017, she retired from her role as audit partner at KPMG after more than 25 years. She has served on the Audit and Compliance Committee for American Beacon funds since April 2018. In that capacity, she oversees and assesses the performance of the annual audits by the funds’ auditors. She earned a BS in Accounting from Syracuse University.

Andrew S. Komaroff is the Chief Operating Officer of Neuberger Berman Group LLC and joined the firm in 2001. Andy’s responsibilities include oversight of the firm’s client coverage and distribution channels as well as information technology and operations. Andy also served as the interim Chief Financial Officer immediately following the firm’s employee-led buyout in 2009. Prior to joining the firm, Andy was a management consultant at McKinsey & Co., a principal at Ripplewood Holdings, a New York and Tokyo-based private equity firm, and the Executive Vice President of the Equavant Group, an internet exchange acquired in 2001. Andy serves on the Board of Trustees for the Writing Revolution, a national not-for-profit organization dedicated to teaching students to think clearly and reflect that thinking in their writing. Andy also serves on the Executive Board of Trustees for the Securities Industry and Financial Markets Association. Andy is a Member of Stanford Associates, selected by the University for top 1% of alumni volunteers. Andy received a BA from Williams College and a JD from Stanford Law School.

Biographical information for Douglas Ostrover, Marc Lipschultz, Alan J. Kirshenbaum and Craig Packer is set forth under “Management of Owl Rock and Dyal Prior to the Business Combination—Management of Owl Rock.” Biographical information for Michael Rees and Sean Ward is set forth under “Management of Owl Rock and Dyal Prior to the Business Combination— Management of Dyal.”

Executive Officers

The following persons are anticipated to be the executive officers of Blue Owl following the consummation of the Business Combination:

Name	Position with Blue Owl	Age as of Special Meeting
Douglas I. Ostrover	Chief Executive Officer and Director	58
Marc S. Lipschultz	Co-President and Director	52
Michael Rees	Co-President and Director	46
Alan J. Kirshenbaum	Chief Financial Officer	49
Craig W. Packer	Senior Managing Director and Director	54
Sean Ward	Senior Managing Director and Director	42
Andrew Laurino	Senior Managing Director	44
Andrew R. Polland	Chief Operating Officer	46
Neena A. Reddy	General Counsel and Secretary	43

Biographical information for Douglas Ostrover Marc Lipschultz, Alan Kirshenbaum and Craig W. Packer is set forth under “Management of Owl Rock and Dyal Prior to the Business Combination— Management of Owl Rock.” Biographical information for Michael Rees, Sean Ward and Andrew Laurino is set forth under “Management of Owl Rock and Dyal Prior to the Business Combination— Management of Dyal.”

Andrew R. Polland is a Managing Director of Neuberger Berman and the Chief Operating Officer of Dyal Capital Partners. Prior to Dyal, Andrew was the Chief Operating Officer, General Counsel and Chief Compliance Officer of Hoplite Capital Management, L.P., an SEC-registered investment adviser that managed equity long-short and long-only vehicles, from May 2014 to January 2020. Prior to Hoplite, Andrew was the General Counsel and Chief Compliance Officer of MSD Partners, L.P. and the Chief Compliance Officer of MSD Capital, L.P., an SEC-registered investment adviser and Michael Dell’s affiliated family office. Prior to MSD, Andrew served as the Deputy Chief Compliance Officer and Head of Litigation of Fortress Investment Group LLC, then a publicly-listed, SEC-registered investment adviser with various business lines, and the Chief Compliance Officer of its affiliated broker-dealer (Fortress Capital Formation LLC). Prior to that, Andrew was a litigation associate at Davis Polk & Wardwell LLP. Andrew began his career as a federal law clerk to United States District Court Judge Charles P. Sifton. He received a J.D., magna cum laude, from the University of Pennsylvania, and a B.S. (with honors) in Industrial Labor Relations from Cornell University.

Neena Reddy is a Managing Director and the General Counsel of Owl Rock Capital Group and General Counsel and Chief Legal Officer of the Owl Rock Advisors. Ms. Reddy also serves as Vice President and Secretary of each of the Owl Rock BDCs. Prior to joining Owl Rock from June 2010 to April 2019, Ms. Reddy was associate general counsel at Goldman, Sachs & Co LLC, dedicated to Goldman Sachs Asset Management

L.P., where she was responsible for GSAM managed direct alternative products, including private credit. Prior to GSAM, Ms. Reddy practiced as a corporate attorney at Boies Schiller & Flexner LLP and at Debevoise & Plimpton LLP. Prior to becoming an attorney, Ms. Reddy was a financial analyst in the private wealth division at Goldman, Sachs & Co. Ms. Reddy received a B.A. in English, magna cum laude, from Georgetown University and a J.D. from New York University School of Law.

Classified Board of Directors

Our Proposed Charter and Proposed Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	Our Class I directors are , and , and their initial term will expire at the initial annual meeting of stockholders for the calendar year ended December 31, 2022.

•	Our Class II directors are , and and their terms will expire at the annual meeting of stockholders for the calendar year ended December 31, 2023.

•	Our Class III directors are , and and their terms will expire at the annual meeting of stockholders for the calendar year ended December 31, 2024.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

In addition, in connection with the Business Combination, we entered into an investor rights agreement with the Owl Rock Equityholders and Dyal Equityholders. This agreement grants the Owl Rock Equityholders and the Dyal Equityholders and Neuberger the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for additional information.

Independence of the Board of Directors

NYSE listing standards require that a majority of the board of directors be independent, subject to the controlled company exception. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We anticipate that Blue Owl will have three “independent directors” as defined in the NYSE listing standards and applicable SEC rules, Dana Weeks, Claudia Holz and                . In addition, we anticipate that each of them will qualify as independent directors for the purpose of serving on the audit committee of Blue Owl under SEC rules.

Controlled Company Exemption

Upon the completion of the Business Combination, the Owl Rock Principals and Dyal Principals will be the beneficial owners of 90% of the voting control of our outstanding capital stock, as a result of which the Owl Rock Principals and Dyal Principals will have the power to elect a majority of Blue Owl’s directors. Pursuant to the New York Stock Exchange listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we will not be subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Pursuant to the New York Stock Exchange listing standards, as a controlled company Blue Owl will not be required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

It is anticipated that the Board of Blue Owl will maintain an audit committee. The responsibilities of these committees of the Board and their anticipated composition upon the Business Combination is as follows.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the Board of Blue Owl will maintain an audit committee. The audit committee’s duties, which will be specified in Blue Owl’s audit committee charter, include, but are not limited to:

•

maintain open communications with the independent accountants, internal auditors or other personnel responsible for the internal audit function (if applicable), outside valuation experts, executive management, and the Board;

•

meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function (if applicable), and the independent accountants to discuss matters warranting attention by the audit committee;

•	regularly report committee actions to the Board and make recommendations as the audit committee deems appropriate;

•	review the financial results presented in all reports filed with the SEC;

•

review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on the Company’s financial statements or its internal controls and procedures;

•

discuss the Company’s disclosure, oversight of and conformity with the Company’s Code of Business Conduct and Code of Ethics, and matters that may have a material effect on the Company’s financial statements, operations, compliance policies, and programs;

•	review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and

•	take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.

The initial members of the audit committee will be Dana Weeks, Claudia Holz and                 , with Claudia Holz serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and the New York Stock Exchange with respect to audit committee membership. We also believe that qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Code of Business Conduct and Ethics

Effective upon the consummation of the Business Combination, Blue Owl will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the Closing on Blue Owl’s website at www.blueowl.com. Blue Owl expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

Limitation on Liability and Indemnification Matters

Blue Owl’s articles of incorporation that will become effective immediately following the consummation of the Business Combination contain provisions that limit the liability of Blue Owl’s directors for damages to the fullest extent permitted by Delaware law. Consequently, Blue Owl’s directors will not be personally liable to Blue Owl or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of Blue Owl has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding (i) the actual beneficial ownership of Altimar Shares as of March 11, 2021 and (ii) expected beneficial ownership of Blue Owl common stock immediately following the Closing, in each case based upon the Pro Forma Election Assumptions, assuming that no public shares are redeemed, and alternatively that 27,500,000 public shares are redeemed, by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock or of Blue Owl Class A common stock or Blue Owl Class B common stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of Blue Owl post-Business Combination; and

•	all executive officers and directors of Altimar as a group pre-Business Combination and all executive officers and directors of Blue Owl post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Altimar Shares pre-Business Combination is based on 36,125,000 shares (including 27,500,000 public shares and 8,625,000 founder shares) issued and outstanding as of March 11, 2021.

The expected beneficial ownership of shares of Blue Owl common stock post-Business Combination based upon the Pro Forma Election Assumptions and assuming none of the public shares are redeemed has been determined based upon the following: (i) that no public stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Altimar ordinary shares (pre-Business Combination) or Blue Owl common stock (post-Business Combination), (iii) that 150,000,000 shares of Class A common stock are issued to the PIPE Investors (iv) that no shares of Class B common stock are issued to the Owl Rock Principals and 161,847,700 shares of Class D common stock are issued to Owl Rock Principals, (v) that no shares of Class B common stock are issued to the Dyal Principals and 133,650,000 shares of Blue Owl Class D common stock are issued to Dyal Principals, (vi) the Sponsor will forfeit an aggregate of 2,289,375 founder shares in connection with the Closing and (vii) there will be an aggregate of 228,748,085 shares of Class A common stock, no shares of Class B common stock, 718,789,840 shares of Class C common stock, 295,497,700 shares of Class D common stock and 4,491,000 shares of Class E common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of Blue Owl common stock post-Business Combination based upon the Pro Forma Election Assumptions and assuming the maximum number of public shares have been redeemed has been determined based on the following: (i) that holders of 27,500,000 public shares exercise their redemption rights (based on approximately $275,097,733 held in trust as of March 11, 2021 and a redemption price of approximately $10.00 per Class A ordinary share) (maximum redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of Altimar (pre-Business Combination) or Blue Owl common stock (post-Business Combination), (iii) that 150,000,000 shares of Class A Class A common stock are issued to the PIPE Investors, (iv) that no shares of Class B common stock are issued to the Owl Rock Principals and 161,847,000 shares of Class D common stock are issued to Owl Rock Principals, (v) that 133,650,000 shares of Class D common stock are issued to the Dyal Principals, (vi) the Sponsor will forfeit an aggregate of 2,289,375 founder shares in connection with the Closing and (vii) there will be an aggregate of 201,248,085 shares of Class A common stock, no shares of Class B common stock, 746,289,840 shares of Class C common stock, 295,497,700 shares of Class D common stock and 4,491,000 shares of Class E common stock issued and outstanding at Closing.

The beneficial ownership information below excludes the shares issuable upon exercise of the Public Warrants and the Private Placement Warrants as well as the shares of Class A common stock expected to be issued or reserved under the 2021 Omnibus Plan. In each case, beneficial ownership figures given for Blue Owl’s management team does not reflect any indirect pecuniary interests in Blue Owl by way of ownership in Neuberger. None of the beneficial owners listed below are expected to hold Class B common stock or Class E common stock upon the Closing.

			Shares of Blue Owl Common Stock Post-Business Combination
			Assuming No Redemption							Assuming Maximum Redemption
Name of Beneficial Owner(1)	Altimar Ordinary Shares Beneficially Owned		Class A Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Class D Common Stock Beneficially Owned		Combined Total Voting Power	Class A Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Class D Common Stock Beneficially Owned		Combined Total Voting Power
	Shares(2)	Percent	Shares	Percent	Shares	Percent	Shares	Percent		Shares	Percent	Shares	Percent	Shares	Percent
Altimar Sponsor LLC(3)	6,675,000	19.36	4,385,625	1.92%	—	—	—	—	*	4,385,625	2.18%	—	—	—	—	*
Kevin Beebe	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Payne Brown	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Rick Jelinek	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Roma Khanna	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
John Kim	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Wendy Lai	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Rubenstein	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Vijay Sondhi	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Michael Vorhaus	25,000	*	25,000	*	—	—	—	—	*	25,000	*	—	—	—	—	*
Tom Wasserman	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Directors and Executive Officers of Altimar as a Group (10 Individuals)	200,000	20	4,585,625	2.00%	—	—	—	—	*	4,585,625	2.28%	—	—	—	—	*

Directors and Executive Officers of Blue Owl After Consummation of the Business Combination
Douglas I. Ostrover(4), †	—	—	—	—	107,540,000	14.96%	161,847,700	54.77%	50.43%	—	—	107,540,000	14.41%	161,847,700	54.77%	50.43%
Marc S. Lipschultz(5)	—	—	—	—	—	—	0	*	*	—	—	—	—	0	*	*
Michael Rees(6)	—	—	—	—	—	—	133,650,000	45.23%	40.71%	—	—	—	—	133,650,000	45.23%	40.71%
Alan J. Kirshenbaum(7)	—	—	—	—	—	—	0	*	*	—	—	—	—	0	*	*
Craig W. Packer(8)	—	—	—	—	—	—	0	*	*	—	—	—	—	0	*	*
Sean Ward(9)	—	—	—	—	—	—	0	*	*	—	—	—	—	0	*	*
Dana Weeks	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Claudia Holz	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Andrew S. Komaroff	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Andrew Laurino(10)	—	—	—	—	—	—	0	*	*	—	—	—	—	0	*	*
Andrew Polland(11)	—	—	—	—	—	—	0	*	*	—	—	—	—	0	*	*
Neena A. Reddy	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of Blue Owl as a Group (12 Individuals)	—	—	—	—	107,540,000	14.96%	295,497,700	100%	90.0%	—	—	107,540,000	14.41%	295,497,700	100%	90.0%

Five Percent Holders:
Owl Rock Capital Feeder LLC(4), †	—	—	—	—	107,540,000	14.96%	161,847,700	54.77%	50.43%	—	—	107,540,000	14.41%	161,847,700	54.77%	50.43%
Funds affiliated with ICONIQ Capital, LLC(13)	—	—	50,000,000	21.86%	—	—	—	—	*	50,000,000	24.84%	—	—	—	—	*
Blue Warehouse L.L.C.(14)	—	—	15,000,000	6.56%	—	—	—	—	*	15,000,000	7.45%	—	—	—	—	*
Dyal Capital SLP LP(15)	—	—	—	—	—	—	133,650,000	45.23%	40.71%	—	—	—	—	133,650,000	45.23%	40.71%
Blue Investments LLC(16)	—	—	—	—	424,600,000	59.07%	—	—	4.48%	—	—	452,100,000	60.58%	—	—	4.77%

†

The number of shares and class ownership percentages reported for Mr. Ostrover excludes 66,762,175 Blue Owl Operating Group Units and 5,587,312 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, held by Owl Rock Capital Feeder LLC on behalf of Mr. Ostrover, his spouse or one or more vehicles controlled by him, as limited partners of Owl Rock Capital Partners. The number of shares and class ownership percentages reported for Mr. Lipschultz excludes 54,623,600 Blue Owl Operating Group Units and 4,571,438 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, held by Owl Rock Capital Feeder LLC on behalf of Mr. Lipschultz, his spouse or a vehicle controlled by him, as limited partners of Owl Rock Capital Partners. The number of shares and class ownership percentages reported for Mr. Kirshenbaum excludes 4,855,431 Blue Owl Operating Group Units and 406,350 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, indirectly held by Owl Rock Capital Partners as a member of Owl Rock Capital Feeder LLC on behalf of Mr. Kirshenbaum, his spouse or a vehicle controlled by him, as limited partners of Owl Rock Capital Partners. The number of shares and class ownership percentages reported for Mr. Packer excludes 32,369,540 Blue Owl Operating Group Units and 2,709,000 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, indirectly held by Owl Rock Capital Partners as a member of Owl Rock Capital Feeder LLC on behalf of Mr. Packer. Each such person disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein. See footnotes 4, 5, 7, 8, and 12 for additional detail.

*	Less than one percent
(1)

Unless otherwise noted, the business address of each of Altimar’s current shareholders is 40 West 57th Street, 33rd Floor, New York, NY 10019 and the business address for each of Blue Owl’s directors, officers and five percent holders is 399 Park Avenue, 38th Floor, New York, NY 10019.

(2)

Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into shares of Class F common stock in connection with the Domestication and into shares of Class A common stock in connection with the closing of the Business Combination, other than 2,289,375 shares subject to forfeiture pursuant to the terms of the Forfeiture and Support Agreement.

(3)	The shares reported above are held in the name of our Sponsor. Our Sponsor is controlled by HPS.
(4)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 35,558,825 shares of Class D common stock, 35,558,825 Blue Owl Operating Group Units and 2,975,911 Seller Earnout Units on behalf of Mr. Ostrover; 14,512,725 shares of Class D common stock, 14,512,725 Blue Owl Operating Group Units and 1,214,567 Seller Earnout Units on behalf of Mr. Ostrover’s spouse, Julie J. Ostrover; and 16,690,625 shares of Class D common stock, 16,690,625 Blue Owl Operating Group Units and 1,396,835 Seller Earnout Units on behalf of The Douglas I. Ostrover 2016 Descendants’ Trust over which Mr. Ostrover has sole investment and voting power. Due to certain provisions in the organizational documents of Owl Rock Capital Partners LP, Mr. Ostrover may be deemed to beneficially own the shares of Class C common stock and Class D common stock, the Blue Owl Operating Group Units and the Seller Earnout Units held by Owl Rock Capital Feeder LLC. Mr. Ostrover expressly disclaims beneficial ownership of the shares and units held by Owl Rock Capital Feeder LLC, including any shares of our Class A common stock or Class B common stock that may be acquired upon exchange of Blue Owl Operating Group Units and Class C common stock or Class D common stock, as applicable, and Blue Owl Operating Group Units and shares of Class C common stock and Class D common stock issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(5)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 21,604,375 shares of Class D common stock, 21,604,375 Blue Owl Operating Group Units and 1,808,066 Seller Earnout Units on behalf of Mr. Lipschultz; 22,360,538 shares of Class D common stock, 22,360,538 Blue Owl Operating Group Units and 1,871,349 Seller Earnout Units on behalf of Mr. Lipschultz’s spouse, Jennifer Lipschultz, and 10,658,687 shares of Class D common stock, 10,658,687 Blue Owl Operating Group Units and 892,023 Seller Earnout Units on behalf of the Lipschultz Family OR Trust over which Mr. Lipschultz has sole investment and voting power. Mr. Lipschultz expressly disclaims beneficial ownership of the shares of Class C common stock and Class D common stock, the Blue Owl Operating Group Units and any Seller Earnout Shares held by Owl Rock Capital Feeder LLC, and any shares of our Class A common stock or Class B common stock that may be acquired upon exchange of Blue Owl Operating Group Units and Class C common stock or Class D common stock, as applicable, held by Owl Rock Capital Feeder and Blue Owl Operating Group Units and shares of Class C common stock and Class D common stock issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(6)

Dyal Capital SLP LP holds 73,893,749 shares of Class D common stock, 73,893,749 Blue Owl Operating Units and 6,081,790 Seller Earn Out Units on behalf of Mr. Rees, his spouse, or one or more entities controlled by him. The foregoing amounts reflect an estimate and are subject to change. By virtue of his position with respect to the to-be-formed general partner of Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the shares of Class D common stock beneficially owned by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the shares of Class D common stock held by Dyal Capital SLP LP, except to the extent of his pecuniary interest therein. The number of shares and class ownership percentages reported for Mr. Rees exclude the 11,000,000 shares of Class D common stock issuable upon the vesting of the Seller Earnout Units held by Dyal Capital SLP LP. The business address for each of Mr. Rees and Dyal Capital SLP LP is 1290 Avenue of the Americas, New York, NY 10104.

(7)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 80,924 shares of Class D common stock, 80,924 Blue Owl Operating Group Units and 6,773 Seller Earnout Units on behalf of Mr. Kirshenbaum; 80,924 shares of Class D common stock, 80,924 Blue Owl Operating Group Units and 6,772 Seller Earnout Units on behalf of Mr. Kirshenbaum’s spouse, Stacey Kirshenbaum; 2,427,716 shares of Class D common stock, 2,427,716 Blue Owl Operating Group Units and 203,175 Seller Earnout Units on behalf of the Alan Kirshenbaum 2015 Family Trust and 2,265,868 shares of Class D common stock, 2,265,868 Blue Owl Operating Group Units and 189,630 Seller Earnout Units on behalf of Kirshenbaum 2019 Family Trust, in each case, over which Mr. Kirshenbaum has sole investment and voting power. Mr. Kirshenbaum expressly disclaims beneficial ownership of the shares of Class C common stock and Class D common stock, the Blue Owl Operating Group Units and any Seller Earnout Shares held by Owl Rock Capital Feeder LLC, and any shares of our Class A common stock or Class B common stock that may be acquired upon exchange of Blue Owl Operating Group Units and Class C common stock or Class D common stock, as applicable, held by Owl Rock Capital Feeder and Blue Owl Operating Group Units and shares of Class C common stock and Class D common stock issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(8)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 23,621,826 shares of Class D common stock, 23,621,826 Blue Owl Operating Group Units and 1,976,906 Seller Earnout Units on behalf of Mr. Packer; 4,054,131 shares of Class D common stock, 4,054,131 Blue Owl Operating Group Units and 339,289 Seller Earnout Units on behalf of Packer Family Trust 2017, over which Mr. Packer has sole investment and voting power; and 4,693,583 shares of Class D common stock, 4,693,583 Blue Owl Operating Group Units and 392,805 Seller Earnout Units on behalf of Mr. Packer’s spouse, Suzanne Packer. Mr. Packer expressly disclaims beneficial ownership of the shares of Class C common stock and Class D common stock, the Blue Owl Operating Group Units and any Seller Earnout Shares held by Owl Rock Capital Feeder LLC, and any shares of our Class A common stock or Class B common stock that may be acquired upon exchange of Blue Owl Operating Group Units and Class C common stock or Class D common stock, as applicable, held by Owl Rock Capital Feeder and Blue Owl Operating Group Units and shares of Class C common stock and Class D common stock issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(9)

The number of shares and class ownership percentages reported for Sean Ward excludes 15,935,090 shares of Class D common stock, 15,935,090 Blue Owl Operating Group Units and 1,311,530 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, held by Dyal Capital SLP LP on behalf of Sean Ward, his spouse or one or more entities controlled by him. Sean Ward disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein. The foregoing amounts reflect an estimate and are subject to change.

(10)

The number of shares and class ownership percentages reported for Andrew Laurino excludes 10,280,358 shares of Class D common stock, 10,280,358 Blue Owl Operating Group Units and 846,120 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, held by Dyal Capital SLP LP on behalf of Andrew Laurino, his spouse or one or more entities controlled by him. Andrew Laurino disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein. The foregoing amounts reflect an estimate and are subject to change.

(11)

The number of shares and class ownership percentages reported for Andrew Polland excludes 231,215 shares of Class D common stock, 231,215 Blue Owl Operating Group Units and 19,030 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class D common stock, subject to certain vesting conditions, in each case, held by Dyal Capital SLP LP on behalf of Andrew Polland, his spouse or one or more entities controlled by him. Andrew Polland disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein. The foregoing amounts reflect an estimate and are subject to change.

(12)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 161,847,700 shares of Class D common stock, 107,540,000 shares of Class C common stock and 22,545,000 Seller Earn Out Units on behalf of the Owl Rock Principals and Dyal Capital Partners IV Holdings (A) LP. Owl Rock Capital Partners is managed by an executive committee comprised of Messrs. Ostrover, Lipschultz and Packer with decisions over certain matters requiring the vote of Mr. Ostrover. As such, Mr. Ostrover may be deemed to beneficially own all such shares and units. Shares held by Owl Rock Capital Feeder LLC include 9,000,000 Blue Owl Operating Group Units and 9,000,000 Seller Earnout Units, each of which represents the right to receive one Blue Owl Operating Group Unit and one share of Class C common stock, subject to certain vesting conditions, in each case, held by Owl Rock Capital Feeder LLC on behalf of Dyal Capital Partners IV Holdings (A) LP. Each of these individuals and entities disclaims any beneficial ownership of these shares and units, except to the extent of their pecuniary interest therein.

(13)	The business address of ICONIQ Capital, LLC is 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.
(14)

Blue Warehouse L.L.C. (“Blue Warehouse”) is a Delaware limited liability company. While Oak Lawn Direct Investors GP, L.L.C. (“Oak Lawn”) is the managing member of Blue Warehouse, CH Investment Partners, L.L.C. (“CHIP”) serves as the investment manager to ORCC III Warehouse. As investment manager, CHIP has been granted exclusive investment discretion and investment management authority with respect to Blue Warehouse and its investments, including the common stock of Altimar held by Blue Warehouse. Michael Silverman and Kirk Rimer serve as Co-Presidents of CHIP and ultimately control both CHIP and Oak Lawn. The business address for each of Blue Warehouse, CHIP, Oak Lawn, Mr. Silverman and Mr. Rimer is c/o CH Investment Partners, L.L.C., 3953 Maple Avenue, Suite 250, Dallas, Texas 75219.

(15)

Amounts reflect an estimate and are subject to change. By virtue of his position with respect to the to-be-formed new general partner of Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the shares of Class D common stock, the Blue Owl Operating Group Units and the Seller Earnout Units beneficially owned by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the shares and units held by Dyal Capital SLP LP, including and any shares of our Class B common stock that may be acquired upon exchange of Blue Owl Operating Group Units and Class D common stock, and any Blue Owl Operating Group Units and shares of Class C common stock and Class D common stock issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein. The number of shares and class ownership percentages reported for Mr. Rees exclude the 11,000,000 shares of Class D common stock issuable upon the vesting of the Seller Earnout Units held by Dyal Capital SLP LP. The business address for each of Mr. Rees and Dyal Capital SLP LP is 1290 Avenue of the Americas, New York, NY 10104.

(16)

The foregoing amounts reflect an estimate and are subject to change. By virtue of NBSH Acquisition, LLC’s ownership of Blue Investments LLC, NBSH Acquisition, LLC may be deemed to beneficially own the shares of Class C common stock beneficially owned by Blue Investments LLC. The business address for each of NBSH Acquisition, LLC and Blue Investments LLC is 1290 Avenue of the Americas, New York, NY 10104.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Blue Owl Related Person Transactions

Investor Rights Agreement

At the Closing, Blue Owl, Sponsor, the Altimar Founders, certain of the Owl Rock Equityholders and the Dyal Equityholders and certain other parties thereto will enter into the Investor Rights Agreement.

The Investor Rights Agreement provides for an initial nine-person board of directors, consisting of (i) three individuals to be designated by the Owl Rock Principals, which initially will include Doug Ostrover, Marc Lipschultz and one other individual to be designated by the Owl Rock Principals, (ii) two individuals designated by the Dyal Principals, which will initially include Michael Rees and Sean Ward, (iii) one individual designated by Neuberger and (iv) three independent directors selected by a majority of the Key Individuals. Neuberger has certain continued nomination rights for one director while they maintain in excess of certain ownership percentages, as determined in accordance with the Investor Rights Agreement, and the Owl Rock Principals and Dyal Principals have severally agreed on an individual basis with Blue Owl to take actions to approve such nominations. Blue Owl expects to qualify as, and intends to elect to be treated as, a controlled company within the meaning of the NYSE rules at the Closing, and has agreed to certain covenants in accordance therewith.

The Investor Rights Agreement also provides for the establishment of an “Executive Committee” consisting initially of the Owl Rock Principals and Dyal Principals that will be delegated day-to-day management of Blue Owl and its subsidiaries, subject to certain limitations (including as noted below). Certain actions of the Executive Committee require the unanimous consent of the Key Individuals.

The Investor Rights Agreement provides that certain material actions of Blue Owl and/or its subsidiaries require approval of its Board, the Executive Committee and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger.

The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by Blue Owl, Blue Owl Holdings, Blue Owl Carry and their subsidiaries, subject to certain exceptions, such as for equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.

The parties to the Investor Rights Agreement have agreed (subject to exceptions for permitted transfers) to the following Lock-Up Periods: (i) in the case of Owl Rock Principals and Dyal Principals, 24 months from Closing; (ii) in the case of the Sponsor and the Altimar Founders, 12 months from Closing; and (iii) in the case of all other parties thereto, six months from the Closing. Notwithstanding the foregoing, 40% of the equity issued to Owl Rock Feeder, which is attributable to a person other than the Owl Rock Principals, will be released from the lock-up six months from Closing. The Seller Earnout Shares and the Seller Earnout Units received by the parties thereto are also subject to lock-up until the later of the date the holder thereof is otherwise subject to a lock-up with respect to its other equity securities and the date such shares or units have vested, as described above.

Under the terms of the Investor Rights Agreement, Blue Owl, Blue Owl Holdings and Blue Owl Carry grant the Owl Rock Equityholders and the Dyal Equityholders certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the Altimar Founders certain customary shelf and piggyback registration rights. Blue Owl is required to file within 45 days of the Closing the Shelf Registration Statement and to cause the Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the 10th business day after the date that Blue Owl is notified (orally or in writing, whichever is earlier) by the SEC that it will not review the Shelf Registration Statement.

Exchange Agreement

At the Closing, Blue Owl GP, Blue Owl Holdings, Blue Owl Carry, Blue Owl and the holders of Blue Owl Operating Group Units will enter into the Exchange Agreement. The Exchange Agreement will provide that such holders, subject to any applicable transfer restrictions (including restrictions on Seller Earnout Securities and applicable Lock-Up Periods), may (subject to the terms of the Exchange Agreement) exchange an equal number of Blue Owl Operating Group Units and cancel an equal number of shares of Class C common stock or Class D common stock, as applicable, for an equal number of shares of Class A common stock or Class B common stock, as applicable, or cash. Under certain circumstances, an exchange committee to be established by Blue Owl GP may elect on behalf of Blue Owl Holdings and Blue Owl Carry to pay holders of Blue Owl Operating Group Units a cash payment in lieu of delivery of Class A common stock or Class B common stock described in the foregoing sentence, with such cash payment equal to the five-day volume weighted average price of shares of Class A common stock immediately prior to the applicable exchange date. A holder must exchange at least 10,000 Blue Owl Operating Group Units in each Exchange, unless such holder owns a lesser amount of such units and is exchanging all of the Blue Owl Operating Group Units held by them at such time.

The Exchange Agreement contains restrictions on the timing and amount of Exchanges of the Blue Owl Operating Group Units that are intended to prevent either of the Blue Owl Operating Group entities from being treated as a “publicly traded partnership” for U.S. federal income tax purposes; such restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Group entities is treated as a “publicly traded partnership” for U.S. federal income tax purposes.

Tax Receivable Agreement

The Blue Owl Operating Group entities have made or will make an election under Section 754 of the Code for the taxable year in which the Business Combination occurs, and such election will remain in effect for any future taxable year in which an exchange of Blue Owl Operating Group Units for shares of our Class A and Class B common stock (or cash) under the Exchange Agreement occurs. Such elections are expected to result in increases to the tax basis of the assets of the Blue Owl Operating Group entities at the time of the Business Combination transactions or any future exchange of Blue Owl Operating Group Units for shares of our Class A and Class B common stock (or cash) under the Exchange Agreement. Additionally, we will acquire from certain of the Owl Rock Equityholders certain corporations formed to hold interests in Owl Rock and therefore may be entitled to utilize certain tax attributes of such corporations after the Business Combination and may also be entitled to utilize other tax attributes of the Blue Owl Operating Group entities as a result of the Business Combination. Such increases in the tax basis of the tangible and intangible assets of the Blue Owl Operating Group entities, as well as these other tax attributes, may reduce the amount of tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future. Such increases in tax basis and other tax attributes may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax attributes, and associated increased deductions, and a court could sustain such a challenge.

Concurrently with the Business Combination, we expect to enter into the Tax Receivable Agreement with the Owl Rock Equityholders and Dyal Equityholders (the “TRA Recipients”) that provides for the payment by Blue Owl GP to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis, existing tax attributes, and certain other tax benefits related to our entering into the Tax Receivable Agreement, as described above. This payment obligation is the obligation of Blue Owl GP and not the obligation of the Blue Owl Operating Group entities. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the exchanges and no other existing tax attributes (as described above) and had we not entered into the Tax Receivable Agreement (calculated by making certain assumptions).

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of the Blue Owl Operating Group entities, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•

the timing of exchanges of Blue Owl Operating Group Units for shares of our Class A and Class B common stock (or cash) under the Exchange Agreement—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant Blue Owl Operating Group Units at the time of each exchange;

•

the price of our Class A common stock and Class B common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A common stock and Class B common stock at the time of the exchange;

•

the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, an increase in the tax basis of the assets of the Blue Owl Operating Group entities (and thus increased deductions) may not be available as a result of such exchange; and

•	the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized.

If we do not have taxable income (determined without regard to the tax basis and other tax attributes that are subject to the Tax Receivable Agreement), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

Future payments under the Tax Receivable Agreement in respect of subsequent exchanges of Blue Owl Operating Group Units for shares of our Class A and Class B common stock (or cash) under the Exchange Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by the Blue Owl Operating Group entities are not sufficient to permit the Blue Owl GP to make payments under the Tax Receivable Agreement after it has paid taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Blue Owl Operating Group entities.

In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (1) that any Blue Owl Operating Group Units that have not been exchanged are deemed exchanged for the market value of our Class A and Class B common stock and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.

Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of the Blue Owl Operating Group entities that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.

Forfeiture and Support Agreement

Pursuant to the Forfeiture and Support Agreement, Sponsor agreed, among other things, (i) effective upon the closing of the Business Combination, (x) as holder of a majority of the Class B ordinary prior to the Domestication and a majority of the shares of Class F common stock which will be outstanding as a result of the Domestication, to waive the antidilution adjustments set forth in Altimar existing Memorandum and Articles of Association and which will be set forth in Altimar’s Certificate of Incorporation in connection with the Business Combination and (y) to forfeit and surrender for no additional consideration 2,289,375 of the 6,675,000 shares of Class A common stock which would be received by Sponsor upon the automatic conversion of its shares of Class F common stock upon the closing of the Business Combination, and (ii) prior to the consummation of the Business Combination or the termination of the Business Combination Agreement (x) to refrain from taking (and not cause Altimar to take) any action the effect of which would be to cause Altimar to breach its exclusivity obligations set forth in Section 10.21(b) of the Business Combination Agreement, (y) to vote or cause to be voted, all of the Altimar shares beneficially owned by Sponsor, at every meeting of the shareholders of Altimar at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by Altimar’s Board in connection with the Business Combination), (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination, and (C) an amendment of Altimar’s governing documents to extend the outside date for consummating the Business Combination, if applicable; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Altimar under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Altimar, or (II) the issuance or acquisition of shares of capital stock or other Altimar equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to impede the fulfillment of Altimar’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of Altimar’s shares. In addition, Sponsor and each of Altimar’s independent directors, in their capacity as holders of Altimar Class B ordinary shares, have also agreed (i) prior to the consummation of the Business Combination or the termination of the Business Combination Agreement, not to transfer any of their Class B ordinary shares (or shares of Class F common stock received in the Domestication), and in the case of Sponsor, its warrants to acquire Class A ordinary shares, except to certain permitted transferees that agree to be bound by the terms of the Forfeiture and Support Agreement, and (ii) at the closing of the Business Combination, to execute and deliver the Investor Rights Agreement.

Blue Owl Limited Partnership Agreements

In connection with the Closing, Blue Owl Holdings and Blue Owl Carry will each enter into their respective Blue Owl Limited Partnership Agreements, which will, among other things, permit the issuance and ownership of Blue Owl Holdings Units and Blue Owl Carry Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit Blue Owl GP as the general partner of Blue Owl Holdings and Blue Owl Carry, and otherwise amend and restate the rights and preferences of the Blue Owl Holdings Units and the Blue Owl Carry Units set forth therein. A portion of the Blue Owl Operating Group Units will be Seller Earnout Units, as further described under the subheading “Earnout” above.

Subject to certain limitations, Blue Owl GP, as the general partner of each of the Blue Owl Operating Group entities, will have the sole authority to manage the Blue Owl Operating Group entities in accordance with the Blue Owl Limited Partnership Agreements and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its stockholders pursuant to the Proposed Charter, the Investor Rights Agreement or any agreement binding on Blue Owl.

Each of the Blue Owl Operating Group entities is expected to have an identical number of Blue Owl Operating Group Units outstanding which are held, in each such entity and in the same proportion, by the same persons. Further, subject to certain exceptions and limitations, the Blue Owl Limited Partnership Agreements permit the applicable Blue Owl Operating Group entity, Blue Owl GP and Blue Owl to undertake all actions necessary to maintain the one-to-one ratios between (i) the number of units in each of the applicable Blue Owl Operating Group entities held by Blue Owl GP and the number of shares of Class A common stock and Class B common stock of Blue Owl issued and outstanding and (ii) the number of Blue Owl Holdings Units, the number of Blue Owl Carry Units and the number of shares of Class C common stock or Class D common stock of Blue Owl, as applicable, held by any person.

Pursuant to the Blue Owl Limited Partnership Agreements, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of the Blue Owl Operating Group entities (including to Blue Owl GP, with respect to its economic general partner interest in the Blue Owl Operating Group entities) and the amount of any such distributions, provided that (i) any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Blue Owl

Operating Group Units and (ii) any distribution (other than a “tax distribution” described below) otherwise payable with respect to a Seller Earnout Unit for which a Triggering Event has not yet occurred will be held back and reserved by the applicable Blue Owl Operating Group entity.

If a Triggering Event occurs with respect to a Seller Earnout Unit with an amount reserved pursuant to the preceding sentence, such reserved amount will be paid to the holder of such Seller Earnout Unit. If a Triggering Event has not occurred with respect to a Seller Earnout Unit prior to the fifth anniversary of the Closing, then (i) the cumulative amount of distributions reserved for such Seller Earnout Unit (if any) will be released back to the applicable Blue Owl Operating Group entity and (ii) such Seller Earnout Unit will be forfeited and cancelled for no consideration.

The Blue Owl Limited Partnership Agreements provide for mandatory “tax distributions” to the partners of the Blue Owl Operating Group entities if the taxable income of the relevant Blue Owl Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.

Blue Owl Operating Group Units will be subject to a post-Closing Lock-Up Period during which such units cannot be transferred (including by way of Exchange), other than to certain permitted transferees under certain conditions. The Lock-Up Period for Blue Owl Operating Group Units held by the Owl Rock Principals and the Dyal Principals will be the period ending on the 24 month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). The Lock-Up Period for Blue Owl Operating Group Units held by all other Sellers (as defined in the Business Combination Agreement) will be period ending on the six month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). Subject to the aforementioned restrictions during the applicable Lock-Up Period, the Blue Owl Operating Group Units may be Exchanged by the holder for shares of Class A common stock or Class B common stock, as described under the subsection entitled “Exchange Agreement” above.

The Blue Owl Limited Partnership Agreements also provide Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters and the right to receive information with respect to the Blue Owl Operating Group entities, as is more fully described under the subsection entitled “Investor Rights Agreement” above.

Dyal Fund IV’s investment in Owl Rock Group

Dyal Fund IV currently owns a 20% interest in Owl Rock Group and is expected to continue to own Blue Owl interests issuable in respect of such interests following the consummation of the Business Combination. One of Blue Owl’s controlled affiliates will, following the consummation of the Business Combination, be the investment adviser to Dyal Fund IV. The management fees payable by Dyal Fund IV to the Blue Owl-controlled adviser were established as part of the offering of interests in Dyal Fund IV to its investors, and the calculation of such fees is not being modified because Blue Owl is both an investment of and the adviser to Dyal Fund IV.

One of Blue Owl’s controlled affiliates will provide business services with respect to partner managers of the Dyal Fund IV (as well as the partner managers of the other Dyal Equity Funds) other than with respect to Blue Owl (in its capacity as a partner manager), and will be entitled to reimbursement from these Funds with respect to costs incurred in providing these services.

Neuberger Berman, certain employees of Dyal and of Neuberger Berman and certain investors in Blue Owl will, following the consummation of the Business Combination, remain entitled to receive distributions of carried interest attributable to Dyal Fund IV. Such carried interest distributions may include profits generated by the performance of Blue Owl. As Blue Owl will not own carry in respect of Dyal Fund IV, Blue Owl, however, will not be entitled to receive any distributions of carried interest attributable to Dyal Fund IV.

Investment by Dyal Fund IV in HPS Affiliates

The Sponsor is a subsidiary of HPS. Dyal Fund IV currently owns a less than 20% passive minority equity interest in two entities that are affiliated with HPS, and Dyal Fund IV is expected to continue to own such interests following the consummation of the Business Combination. Please see “Some of Altimar’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Blue Owl is appropriate for Altimar’s initial business combination” for more information on the Sponsor’s interest.

One of Blue Owl’s controlled affiliates will be the investment adviser to Dyal Fund IV following the consummation of the Business Combination. The management fees payable by Dyal Fund IV to the Blue Owl-controlled adviser were established as part of the offering of interests in Dyal Fund IV to its investors, and the calculation of such fees is not being modified because HPS, as described above, is both an investment of Dyal Fund IV and an affiliate of the Sponsor.

Neuberger Berman and certain employees of Dyal and of Neuberger Berman will, following the consummation of the Business Combination, remain entitled to receive distributions of carried interest attributable to Dyal Fund IV. Such carried interest distributions may include profits generated by the performance of HPS, which may include value realized by HPS and its affiliates as a result of Altimar’s initial business combination. As Blue Owl will not own carry in respect of Dyal Fund IV, Blue Owl, however, will not be entitled to receive any distributions of carried interest attributable to Dyal Fund IV.

Loan by Dyal Financing Fund to Owl Rock

Dyal Financing Fund has provided a loan to Owl Rock in an aggregate principal amount of $250 million, with a ten year term at 12-month LIBOR plus 6% per annum subject to a LIBOR floor and a 1% upfront closing fee. Upon a change in control, the loan may be voluntarily prepaid, in whole or in part, upon at least 30-days’ notice, at par plus a premium of 5%. Accordingly, because the Business Combination is expected to result in a change of control of Owl Rock, it is expected that such loan will be repaid in full shortly following the consummation of the Business Combination. Please see “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fee Structure—Performance Fees” for more information about the performance fees for Dyal Financing Fund.

One of Blue Owl’s controlled affiliates will be the investment adviser to Dyal Financing Fund following the completion of the Business Combination. Blue Owl will thus be entitled to receive, directly or indirectly, management fees in an amount equal to 1.5% (net of certain investor and third party arrangements) of the acquisition cost related to Dyal Financing Fund’s loan to Blue Owl prior to the loan being repaid.

Following the consummation of the Business Combination, Blue Owl will also earn a performance fee with respect to the Dyal Financing Fund, which fee will take into account Dyal Financing Fund’s performance with respect to the Owl Rock loan described above. Blue Owl will be entitled to retain 15% (net of certain investor and third party arrangements) of any of this performance fee, while the remaining 85% will be distributed to Neuberger Berman and certain employees of Dyal and of Neuberger Berman and certain investors in Blue Owl.

Business services provided to Dyal Funds

One of Blue Owl’s controlled affiliates may provide services through the business services platform to the partner managers of the Dyal Equity Funds and any future Dyal funds in respect of their respective portfolio companies and such funds may bear the costs of such services.

PIPE Investors

Certain existing investors in Owl Rock or Dyal (or their affiliates) are participating in the PIPE Investment, which may provide such investors the opportunity to materially increase the size of their investment in us. Following completion of the PIPE Investment, ICONIQ Capital, LLC will hold more than 5% of the Class A common stock and will also have the right to receive additional Class A common stock or Class C common stock as a result of its investment in Owl Rock. In addition, each of Dyal Fund IV and Dyal Fund V currently own a less than 5% passive minority equity interest in entities that are affiliates of ICONIQ Capital, LLC.

Investments by Neuberger Berman and our employees in our funds

Neuberger Bergman and principals and employees of Dyal and Neuberger Berman frequently hold limited partner or other equity interests in the Dyal funds. As of December 31, 2020, 121 principals and employees of Dyal and Neuberger Berman have made an aggregate commitment of $175.4 million to the Dyal funds indirectly through Dyal’s GP and SLPs. Capital contribution obligations in respect of these investments required to be made by Dyal and Neuberger Berman employees to Dyal funds have, historically, been funded by Neuberger Berman for the benefit of such employees, and offset against such individual’s annual performance bonuses annually.

Neuberger Berman and principals and employees of Dyal making investments in Dyal funds are not required to pay management fees or carried interest in respect of their capital commitments to the Dyal funds.

Principals and employees of Dyal and Neuberger Berman may also make commitments to Dyal funds directly as LPs.

Investments by our principals and employees in funds sponsored our partner managers

Our principals and employees may invest in funds sponsored by our partner managers. These investments will contribute to the fees generated by such funds for the benefit of our partner managers, which will indirectly benefit us and our funds. Our employees are, as a general matter, prohibited from holding interests in such funds equal to or greater than 5% of the aggregate capital commitments of such funds.

Family relationships

Dyal has certain employees who are related to our executive officers. In 2020, the founder and head of Dyal had a related party employed by Dyal who earned total compensation above $120,000. The employee’s compensation and benefits are consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities.

Transition Services Agreement between Blue Owl and Neuberger Berman

During the Pre-Closing Period, (i) Neuberger Berman, Owl Rock Group and Altimar will cooperate in good faith to prepare and mutually agree on a customary form of transition services agreement to be executed as of the Closing, covering transition services to be provided by Neuberger to the Dyal Business and (ii) Neuberger will use commercially reasonable efforts to prepare to provide the services that would be provided pursuant to such transition services agreement in accordance with all applicable laws. Such transition services include, among other things, the sublease of Dyal office space at 1290 Avenue of the Americas, New York, New York. We will reimburse Neuberger Berman for certain third party expenses incurred by Neuberger Berman in connection with providing the transition services.

Use of Private Aircraft by Dyal

Michael Rees owns an airplane that Dyal uses for business purposes in the course of its operations. To the extent that the airplane is used for Dyal business and in accordance with Dyal’s travel policy, Mr. Rees is eligible to seek reimbursement from Neuberger Berman, in an amount based on a comparable quote from a third-party charter company. Such amount may then be recovered from a Dyal fund to the extent such reimbursement is eligible under such fund’s agreements. As of December 31, 2020, no such amounts have been reimbursed by Neuberger Berman or by a Dyal fund.

Use of Private Aircraft by Owl Rock

In the normal course of business, Owl Rock makes use of aircraft owned by affiliates of Owl Rock and reimburses such affiliates for such use based on current market rates. Affiliates of Owl Rock bear the share of all operating, personnel and maintenance costs associated with the aircraft. During the year ended December 31, 2020, Owl Rock incurred expenses of approximately $900,000 for the use of the aircraft. Personal use of the aircraft is not charged to Owl Rock.

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Blue Owl’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Blue Owl or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of Blue Owl’s executive officers or a member of the Blue Owl Board;

•	any person who is known by Blue Owl to be the beneficial owner of more than five percent (5%) of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that Blue Owl will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, Blue Owl will have a Code of Business Conduct and Ethics that generally prohibits officers or directors of Blue Owl from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of Blue Owl. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).

Indemnification

Effective immediately upon the consummation of the Business Combination, we will enter into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses

(including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

Other than as described above under this section “Certain Relationships and Related Party Transactions,” since the beginning of Owl Rock’s last completed fiscal year, neither Owl Rock nor Altimar has entered into any transactions, nor are there any currently proposed transactions, between Altimar or Owl Rock and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. Owl Rock and Altimar believe that the terms of the transactions described above are comparable to terms that could have obtained in arm’s length dealings with unrelated third parties.

Altimar Related Person Transactions

On September 1, 2020, the Sponsor paid $25,000, or approximately $0.001 per share, to cover certain of Altimar’s offering and formation costs in consideration of 8,625,000 Class B ordinary shares, par value $0.0001. On October 21, 2020, the Sponsor effected a surrender of 1,437,500 founder shares to Altimar for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 8,625,000 to 7,187,500 such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of Altimar’s IPO. On October 19, 2020, the Sponsor transferred 25,000 Class B ordinary shares to each of Altimar’s independent directors. Up to 937,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ exercised their over-allotment option in connection with Altimar’s IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on November 9, 2020, a total of 625,000 founder shares are no longer subject to forfeiture. On December 7, 2020, the option to exercise the remaining over-allotment balance expired and 312,500 founder shares were forfeited, resulting in an aggregate of 6,875,000 founder shares issued and outstanding. The founder shares (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased, pursuant to a written agreement, an aggregate of 4,666,667 private placement warrants for a purchase price of $1.50 per whole warrant in a private placement that occurred with the closing of the IPO. On November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, Altimar sold an additional 333,333 private placement warrants to the Sponsor, at a price of $1.50 per whole warrant. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of an initial business combination.

Altimar currently maintains its executive offices at 40 West 57th Street, 33rd Floor, New York, NY 10019. The cost for Altimar’s use of this space is included in the $10,000 per month fee Altimar pays to an affiliate of the Sponsor for office space, administrative and support services. Upon completion of an initial business combination or Altimar’s liquidation, Altimar will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Altimar’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Altimar’s audit committee will review on a quarterly basis all payments that were made by Altimar to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Altimar’s behalf.

On September 1, 2020, Altimar issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which Altimar could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the IPO. As of September 30, 2020, there was $57,250 outstanding under the Promissory Note. Of the $99,890 outstanding balance at October 27, 2020 under the Promissory Note, $94,890 was repaid at the closing of the IPO on October 27, 2020 and $5,000 was repaid on November 2, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Altimar’s officers and directors may, but are not obligated to, loan Altimar funds as may be required. If Altimar completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to Altimar. In the event that the initial business combination does not close, Altimar may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by Altimar’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Altimar does not expect to seek loans from parties other than the Sponsor, its affiliates or its management team as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

In connection with the IPO, Altimar entered into a registration and shareholder rights agreement pursuant to which the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares, and, upon consummation of an initial business combination, to nominate three individuals for appointment to the Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. Altimar will bear the expenses incurred in connection with the filing of any such registration statements.

Policy for Approval of Related Party Transactions

The audit committee of the Board has adopted a charter providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Altimar has already committed to, the business purpose of the transaction, and the benefits of the transaction to Altimar and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

DESCRIPTION OF BLUE OWL’S CAPITAL STOCK

The following summary of certain provisions of Blue Owl’s capital stock does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws, the Investor Rights Agreement and the provisions of applicable law. Copies of the Proposed Charter, the Proposed Bylaws and the Investor Rights Agreement are attached to this proxy statement/prospectus as Annex A, Annex B and Annex E, respectively.

Authorized Capitalization

General

The Proposed Charter will authorize the issuance of 4,906,875,000 shares of capital stock, par value $0.0001 per share, of Blue Owl, consisting of:

•	2,500,000,000 shares of Class A common stock,

•	350,000,000 shares of Class B common stock,

•	1,500,000,000 shares of Class C common stock,

•	350,000,000 shares of Class D common stock,

•	100,000,000 shares of Class E common stock, which shall consist of 50,000,000 shares of Series E-1 common stock and 50,000,000 shares of Series E-2 common stock,

•	6,875,000 shares of Class F common stock, and

•	100,000,000 shares of preferred stock.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter, the Proposed Bylaws and the Investor Rights Agreement (copies of which are attached to this proxy statement/prospectus as Annex A, Annex B and Annex E, respectively).

Common Stock

Class A common stock

We expect to have approximately 237,798,085 shares of Class A common stock outstanding immediately after the consummation of the Business Combination, assuming that none of Altimar’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 210,298,085 shares of Class A common stock outstanding immediately after the consummation of the Business Combination, assuming that all of Altimar’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination. The foregoing estimate includes 4,585,625 shares of Class A common stock into which 6,875,000 shares of Class F common stock (which were received in the Domestication as a result of the conversion of a like number of Class B ordinary shares) will automatically be converted as a result the consummation of the Business Combination, after giving effect to the forfeiture by the Sponsor of 2,289,375 shares pursuant to the Forfeiture and Support Agreement.

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with the holders of Class B common stock, Class C common stock and Class D common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, subject to the Investor Rights Agreement, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Given the “super-voting” rights of the Class B common stock and the Class D common stock, the voting power of the Class A common stock is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.

Stockholders do not have the ability to cumulate votes for the election of directors. The Proposed Charter provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock will be entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock will be entitled to share ratably with the other Participating Shares in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class A common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Blue Owl Operating Group Entity Agreements and the Exchange Agreement, holders of Blue Owl Operating Group Units may exchange these units for shares of our Class A or Class B common stock, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Blue Owl Operating Group Unit is exchanged, a corresponding share of our Class C common stock or Class D common stock, depending on the holder, will automatically be transferred to us and retired for no consideration.

Class B common stock

Upon completion of the Business Combination, we do not expect there to be any shares of Class B common stock outstanding. Shares of Class B common stock will be issued to “Qualified Stockholders” (as defined in the Proposed Charter; generally, the Owl Rock Principals and the Dyal Principals) who (i) do not elect to receive Blue Owl Operating Group Units in connection with the Business Combination, which is not currently expected to be any Qualified Stockholder, or (ii) exchange Blue Owl Operating Group Units, along with a corresponding number of shares of Class D common stock, for shares of Class B common stock pursuant to the Exchange Agreement. All shares of Class B common stock to be issued in connection with the Business Combination, if any, will be fully paid and non-assessable. There is no trading market for the Class B common stock.

Voting Rights. Prior to the Sunset Date (as defined below), holders of our Class B common stock will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Following the consummation of the Business Combination, holders of Class B common stock will vote together with holders of Class A common stock, Class C common stock and Class D common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by the Proposed Charter and applicable law.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class B common stock will be entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock will be entitled to share, ratably with the other Participating Shares, in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B common stock, then outstanding, if any.

Other rights. The holders of Class B common stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class B common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Blue Owl Operating Group Entity Agreements and the Exchange Agreement, holders of Blue Owl Operating Group Units may exchange these units for shares of our Class A or Class B common stock, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Blue Owl Operating Group Unit is exchanged, a corresponding share of our Class C common stock or Class D common stock, depending on the holder, will automatically be transferred to us and retired for no consideration.

Issuance and Conversion of Class B common stock. There will be no further issuances of Class B common stock except in connection with (i) a stock split, stock dividend, reclassification or similar transaction or (ii) an exchange of Blue Owl Operating Group Units by a holder of Class D common stock (as contemplated by the preceding paragraph).

Class C common stock

Upon completion of the Business Combination, we expect there to be approximately 718,789,840 shares of our Class C common stock outstanding, assuming that none of Altimar’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and 746,289,840 shares of Class C common stock outstanding immediately after the consummation of the Business Combination, assuming that all of Altimar’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination. Shares of Class C common stock will be issued to Owl Rock Equityholders and Dyal Equityholders, other than Qualified Stockholders, (i) who are receiving Blue Owl Operating Group Units in connection with the Business Combination, and (ii) upon the occurrence of a Triggering Event with respect to a Seller Earnout Unit (as determined pursuant to the formulation and definition described under “The Business Combination Agreement—Earnout”). All shares of Class C common stock to be issued in connection with the Business Combination will be fully paid and non-assessable. There is no trading market for the Class C common stock.

Voting Rights. Holders of our Class C common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Following the consummation of the Business Combination, holders of Class C common stock will vote together with holders of Class A common stock, Class B common stock and Class D common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by the Proposed Charter and applicable law. Given the “super-voting” rights of the Class B common stock and the Class D common stock, the voting power of the Class C common stock is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.

Dividend Rights. Holders of the Class C common stock will not be entitled to dividends in respect of their shares of Class C common stock.

Rights upon liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class C common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class C common stock held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote-only” shares.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class C common stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class C common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance and Transfer. There will be no further issuances of Class C common stock except in connection with (i) a stock split, stock dividend, reclassification or similar transaction, (ii) an issuance of Blue Operating Group Units and (iii) a Triggering Event occurring with respect to a Seller Earnout Unit held by a holder who is not a Qualified Stockholder. When a Blue Owl Operating Group Unit is exchanged pursuant to the Exchange Agreement, a corresponding share of our Class C common stock or Class D common stock, as applicable, will automatically be transferred to us and retired for no consideration. Class C common stock is not transferable unless a corresponding number of Blue Owl Operating Group Units are simultaneously transferred to the same person.

Class D common stock

Upon completion of the Business Combination, we expect there to be approximately 295,497,700 shares of our Class D common stock outstanding. Shares of Class D common stock will only be issued to Qualified Stockholders, and will be issued to Qualified Stockholders (i) who elect to receive Blue Owl Operating Group Units in connection with the Business Combination, and (ii) upon the occurrence of a Triggering Event with respect to a Seller Earnout Unit held by such Qualified Stockholder. All shares of Class D common stock to be issued in connection with the Business Combination will be fully paid and non-assessable. There is no trading market for the Class D common stock.

Voting Rights. Prior to the Sunset Date, holders of our Class D common stock will be entitled to the B/D Voting Power for all matters submitted to a vote of stockholders. Following the consummation of the Business Combination, holders of Class D common stock will vote together with holders of Class A common stock, Class B common stock and Class C common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by the Proposed Charter and applicable law.

Dividend Rights. Holders of the Class D common stock will not be entitled to dividends in respect of their shares of Class D common stock.

Rights upon liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class D common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class D common stock held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote-only” shares.

Other rights. The holders of Class D common stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class D common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance, Conversion and Transfer. There will be no further issuances of Class D common stock except in connection with (i) a stock split, stock dividend, reclassification or similar transaction, (ii) an issuance of Blue Operating Group Units and (iii) a Triggering Event occurring with respect to a Seller Earnout Unit held by a Qualified Stockholder. When a Blue Owl Operating Group Unit is exchanged pursuant to the Exchange Agreement, a corresponding share of our Class C common stock or Class D common stock, as applicable, will automatically be transferred to us and retired for no consideration. Class D common stock is not transferable unless a corresponding number of Blue Owl Operating Group Units are simultaneously transferred to the same person.

Class E common stock; Series E-1 common stock and Series E-2 common stock

Upon completion of the Business Combination, we expect there to be approximately 4,491,000 shares of our Class E common stock outstanding, of which 2,245,500 shares are Series E-1 common stock and 2,245,500 are Series E-2 common stock. Class E common stock will be issued to Owl Rock Equityholders who do not elect to receive Blue Owl Operating Group Units in connection with the Business Combination, and will be subject to vesting and forfeiture as described below. All shares of Class E common stock to be issued in connection with the Business Combination will be fully paid and non-assessable. There is no trading market for the Class E common stock.

Voting Rights. Holders of our Class E common stock will not be entitled to vote on matters submitted to a vote of stockholders, except as otherwise expressly required by the Proposed Charter and applicable law.

Dividend Rights. If at the time the Board declares a dividend on the outstanding shares of Class A common stock there are any shares of Class E common stock outstanding, the Board will declare a dividend on such shares of Class E common stock in the form of a right to receive an amount per share equal to the dividend declared on shares of Class A common stock (the “Class E Dividend Amount”), and with the same record date and payment date. If on the applicable payment date, shares of Class E common stock that were outstanding on the applicable record date have since been converted into shares of Class A common stock, then the Company will pay the Class E Dividend Amount on the applicable payment date to the holders of such shares of Class E common stock as of the applicable record date. With respect to any shares of Class E common stock outstanding on the applicable payment date, the Company will, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E common stock, set aside or reserve an amount equal to such Class E Dividend Amount in respect of each share of Class E Common Stock (the “Reserve Amount”), which will be paid to such holders only upon the occurrence of a Triggering Event with respect to such share (as determined pursuant to the formulation and definition described under “The Business Combination Agreement—Earnout”, and considering whether the applicable share is of Series E-1 common stock or Series E-2 common stock, as more fully described therein). If a Triggering Event does not occur with respect to any shares of Class E common stock prior to the Earnout Termination Date, any Reserve Amount with respect to such shares will automatically be released to the Company and the holders of Class E common stock for which a Triggering Event has not occurred will have no entitlement to receive the Class E Dividend Amount.

Rights upon liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class E common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class E common stock held by them, pro rata with distributions to the other Participating Shares, unless the amount of the distribution with or following such liquidation, dissolution or winding up to be received by a share of Class A common stock causes a Triggering Event for such Class E common stock (in which case, such Class E common stock would be convertible into Class A common stock in connection with such Triggering Event, would participate as such in such distribution).

Other rights. The holders of Class E common stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class E common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance, Conversion and Cancellation. There will be no further issuances of Class E common stock except in connection with a stock split, stock dividend, reclassification or similar transaction. Upon the occurrence of a Triggering Event, prior to the fifth anniversary of the consummation of the Business Combination (the “Earnout Termination Date”), shares of Class E common stock shall automatically and without further action on the part of Blue Owl or any holder of Class E common stock be converted into an equal number of fully paid and nonassessable shares of Class A common stock. In the event that there has not been a Triggering Event with respect to any share of Class E common stock as of the Earnout Termination Date, such share of Class E common stock shall, automatically and without further action on the part of Blue Owl or any holder of Class E common stock, be transferred to the Corporation and cancelled for no consideration, on and effective as of the Earnout Termination Date.

Class F common stock

Upon the effectiveness of the Domestication, there will be 6,875,000 shares of our Class F common stock outstanding resulting from the conversion of a like number of Class B ordinary shares. Upon consummation of the Business Combination, all remaining shares of Class F common stock then outstanding will automatically convert into shares of Class A common stock, the Sponsor will forfeit 2,289,375 shares pursuant to the terms of the Forfeiture and Support Agreement, and no further shares of Class F common stock will thereafter be issued.

Voting rights. Holders of our Class F common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class F common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class F common stock will be entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class F common stock, then outstanding, if any.

Conversion into Class A common stock. Shares of Class F common stock automatically convert into shares of Class A common stock on a one-for-one basis (the “Initial Conversion Ratio”) (a) at any time and from time to time at the option of the holder thereof; and (b) automatically on the day of the closing of a business combination. Notwithstanding the Initial Conversion Ratio, if additional shares of Class A common stock or any other equity-linked securities, are issued or deemed issued in excess of the number offered in the Altimar’s initial public offering and related to the closing of a business combination, the ratio at which the outstanding shares of Class F common stock convert into shares of Class A common stock is adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all outstanding shares of Class F common stock will equal, in the aggregate, 20% of the sum of all shares of Class A ordinary shares and Class B ordinary shares outstanding upon completion of the Altimar’s initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with such business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a such business combination.

Pursuant to the Forfeiture and Support Agreement, the Sponsor, as holder of a majority of the outstanding Class B ordinary (and as prospective holder of a majority of the shares of Class F common stock effective upon the domestication), has agreed, at and conditioned upon the Closing to irrevocably waive all of the anti-dilution adjustments described above in connection with the transaction contemplated by the Business Combination. Accordingly, upon the consummation of the Business Combination, the outstanding shares of Class F common stock will automatically convert into shares of Class A common stock on a one-for-one basis. In addition, pursuant to the Forfeiture and Support Agreement, the Sponsor also agreed that, effective upon and subject to the consummation of the Business Combination, its will irrevocably automatically forfeit and surrender, for no additional consideration and without any further action on the part of any other person, 2,289,375 shares of Class A common stock (the “Forfeited Shares”), which it would otherwise receive upon the automatic conversion of shares of Class F common stock as a result of the consummation of the Business Combination.

Other rights. The holders of Class F common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class F common stock. The rights, preferences and privileges of holders of the Class F common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Certain Voting/Conversion Terms

Together, the Class B common stock and Class D common stock at all times prior to the Sunset Date will represent 90% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) (such voting power, the “B/D Voting Power”) until such time as the Owl Rock Principals, Dyal Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with the foregoing determination taking into account certain considerations more fully described in the Proposed Charter. Upon certain transfers to third parties or certain disqualifying events (namely, removal from Blue Owl’s Executive Committee for cause, competition in violation of a restrictive covenant or death), the Class B common stock or Class D common stock will convert into Class A common stock or Class C common stock, respectively, but the remaining shares of Class B common stock and Class D common stock will retain an aggregate of 90% of the voting power until the Sunset Date. On the Sunset Date, each share of Class D common stock will automatically be converted into one share of Class C Common Stock, and each share of Class B common stock will automatically be converted into one share of Class A Common Stock. As provided in the Business Combination Agreement, the Owl Rock Principals (including through their ownership of Owl Rock Feeder) will have a majority of the voting power of Blue Owl’s capital stock immediately after the Closing and are expected to have a majority of the voting power for the foreseeable future.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the completion of the Business Combination. The Proposed Charter will authorize the Board to establish one or more series of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of the Board to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our Proposed Charter and Proposed Bylaws

Certain provisions of our Proposed Charter and Proposed Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Super Voting Stock. The shares of common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our Proposed Charter or required by applicable law. However, prior to the Sunset Date, the Class B common stock and Class D common stock collectively have 90% of the voting power of the common stock, as calculated pursuant to the definition of “B/D Voting Power” above. Consequently, the holders of our Class B common stock and Class D common stock (which will be, directly or indirectly, the Owl Rock Principals and the Dyal Principals), have greater influence over decisions to be made by our stockholders, including the election of directors.

Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our Proposed Charter. Our Proposed Charter permits stockholder action by written consent so long as any shares of Class B common stock or Class D common stock are outstanding (and inherently would represent at least a majority of the voting power of our outstanding common stock), and precludes stockholder action by written consent if and when there ceases to be any shares of Class B common stock or Class D common stock outstanding. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our Proposed Charter and our Proposed Bylaws provide that special meetings of stockholders may be called only by the Board, the chairman of the Board of the chief executive officer, and only proposals included in our notice may be considered at such special meetings.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Proposed Charter provides otherwise. Our Proposed Charter does not expressly provide for cumulative voting. Directors may be removed, but only for cause (and subject to the Investor Rights Agreement), upon the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our Proposed Charter, the Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of The New York Stock Exchange. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Description of Blue Owl’s Capital Stock—Preferred Stock” and “Description of Blue Owl’s Capital Stock—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We elected in our Proposed Charter not to be subject to Section 203.

Other Limitations on Stockholder Actions. Our Proposed Bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

•	any material interest of the stockholder in such business.

Our Proposed Bylaws set out the timeliness requirements for delivery of notice.

In order to submit a nomination for the Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Certain provisions of the Blue Owl Operating Group Entity Agreements could have the effect of deterring or facilitating a control transaction.

Limitations on Liability and Indemnification of Officers and Directors

Our Proposed Charter and Proposed Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We plan to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Proposed Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Approval of Certain Matters

As long as Neuberger holds at least (x) 10% of the fully-diluted Class A common stock (assuming an exchange of all Blue Owl Operating Group Units immediately prior to the time of determination) and (y) 50% of such equity interests held by Neuberger at the Closing, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):

•	amendment of organizational documents that are disproportionately adverse to Neuberger, as an equityholder;

•	creation of new employee equity incentive plans or amendments to existing employee equity incentive plans, including by expansion of pool sizes;

•	dividends and stock repurchases beyond an approved policy or on a non-pro rata basis;

•

acquisitions/investments in excess of $2 billion and 20% of the total value of Blue Owl’s outstanding Class A common stock (subject to certain walls, conflicts of interest and confidentiality requirements) (assuming an exchange of all Blue Owl Operating Group Units immediately prior to the time of determination);

•	amendments to make less restrictive the restrictive covenant arrangements of any Key Individual;

•	material related-party agreements or transactions between Blue Owl and the Owl Rock or Dyal Principals (or amendments thereto);

•	entering into a new business line that subjects Neuberger to a new regulatory regime;

•

for three years post-Closing, the merger or sale of all or a majority of Blue Owl’s common stock or Blue Owl Operating Group Units or assets at a valuation below $13.50 per share of Class A common stock and Class B common stock (assuming an exchange of all Blue Owl Operating Group Units immediately prior to the time of determination); and

•

for five years post-Closing, for any issuance of equity securities that are dilutive to Blue Owl or its subsidiaries to any Key Individual under any employee equity incentive plan, other than as part of a broad-based compensation program generally applicable to employees of Blue Owl or its subsidiaries (and subject to certain further limitations under such broad-based program).

As long as Neuberger holds at least (x) 5% of the fully-diluted Class A common stock (assuming an exchange of all Blue Owl Operating Group Units immediately prior to the time of determination) and (y) 25% of such equity interests held by Neuberger at the Closing, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):

•	annual aggregate cash compensation for the Key Individuals that exceeds 4% of the management fee revenue of Blue Owl and its subsidiaries; and

•

Blue Owl Carry’s aggregate share of carried interest in any private equity-style fund sponsored by Blue Owl or its subsidiaries to be less than 15% of the total carried interest in such fund (in each case net of certain investor and other third party arrangements).

Exclusive Forum

The Certificate of Incorporation will provide that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XIII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Stockholder Registration Rights

The Investor Rights Agreement will provide the Owl Rock Equityholders and the Dyal Equityholders with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the Investor Rights Agreement, they will have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Investor Rights Agreement). The Investor Rights Agreement will also provide for piggyback registration rights for certain other parties thereto, subject to certain conditions and exceptions. See “Certain Relationships and Related Party Transactions — Blue Owl Related Person Transactions — Investor Rights Agreement.”

Warrants

Public Shareholders’ Warrants. Each whole warrant will entitle the registered holder to purchase one Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Altimar’s IPO and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to issue any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a proxy statement/prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current proxy statement/prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the

Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants— Public Shareholders’ Warrants-Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the warrants is then effective and a current proxy statement/prospectus relating to those Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants —Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants-Public Shareholders’ Warrants-Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares issuable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares issuable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding Class A common stock is increased by a capitalization or share dividend payable in Class A common stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A common stock equal to the product of (i) the number of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our Class A common stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A common stock.

Whenever the number of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional Class A common stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s Amended and Restated Memorandum and Articles of Association or as a result of the redemption of Class A common stock by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. In connection with the completion of the Business Combination, the warrant agreement is expected to be assigned to Computershare Trust Company, N.A. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement/prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they are not redeemable by us so long as they are held by our sponsor or its permitted transferees. Our sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $2,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the Blue Owl common stock and the warrant agent for the Blue Owl public warrants and private placement warrants will be Computershare Trust Company, N.A.

Listing

We intend to list our Class A common stock and our warrants to purchase Class A common stock on The New York Stock Exchange under the symbols “OWL” and “OWL.WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Blue Owl for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of Blue Owl for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Blue Owl common stock then outstanding (as of the date of this proxy statement/prospectus, Altimar has ordinary shares outstanding); or

•	the average weekly reported trading volume of Blue Owl common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “Description of Blue Owl’s Capital Stock — Stockholder Registration Rights” above.

APPRAISAL RIGHTS

Neither Altimar shareholders nor Altimar warrant holders have appraisal rights in connection with the business combination or the Domestication under Cayman Islands law or under the DGCL.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, Altimar’s Existing Organizational Documents provide that the shareholder must give timely notice in proper written form to Altimar at Altimar’s principal executive offices and such business must otherwise be a proper matter for shareholder action. Such notice, to be timely, must be received not less than 120 calendar days before the date of Altimar’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Altimar did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Board with such deadline being a reasonable time before Altimar begins to print and send its related proxy materials.

Shareholder Director Nominees

Nominations of persons for election to the Board at any annual general meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in Altimar’s notice of such special meeting, may be made by or at the direction of the Board or by certain shareholders of Altimar.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to Altimar at Altimar’s principal executive offices. To be timely, a shareholder’s notice must have been received not less than 120 calendar days before the date of Altimar’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Altimar did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Board with such deadline being a reasonable time before Altimar begins to print and send its related proxy materials.

In addition, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Altimar Acquisition Corporation, 40 West 57th Street, 33rd Floor, New York, NY 10019. Following the Business Combination, such communications should be sent to Blue Owl Capital Inc., 399 Park Avenue, 38th Floor, New York, NY 10022, Attention: General Counsel. Each communication will be forwarded, depending on the subject matter, to Board, the appropriate committee chairperson or all non-management directors.

VALIDITY OF COMMON STOCK

Paul, Weiss, Rifkind, Wharton & Garrison LLP has passed upon the validity of the common stock of Blue Owl and the warrants of Blue Owl offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Paul, Weiss, Rifkind, Wharton & Garrison LLP, as tax counsel for Altimar, has passed upon certain U.S. federal income tax consequences of the business combination for Altimar.

EXPERTS

The consolidated and combined financial statements of Owl Rock Capital and subsidiaries (a carve-out business of Owl Rock Capital Group LLC) and Owl Rock Capital Securities LLC as of December 31, 2020 and December 31, 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Dyal Capital Partners (a business of Neuberger Berman Group LLC) as of December 31, 2020 and December 31, 2019 and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Altimar Acquisition Corporation as of December 31, 2020 and for the period from August 20, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Altimar has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Altimar and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Altimar or Altimar’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Altimar will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC.

Altimar files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Altimar at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:

Innisfree M&A Incorporated ¶

501 Madison Avenue, 20th Floor ¶

New York, New York 10022

Shareholders may call toll free: (877) 456-3463

Banks and Brokers may call collect: (212) 750-5833

If you are a shareholder of Altimar and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Innisfree, Innisfree will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Altimar has been supplied by Altimar, and all such information relating to Owl Rock and Dyal has been supplied by Owl Rock and Dyal, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Altimar Acquisition Corporation

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Page(s)
Report of Independent Registered Public Accounting Firm	F-21
Consolidated and Combined Statements of Financial Condition as of December 31, 2020 and December 31, 2019	F-22
Consolidated and Combined Statements of Operations for the years ended December 31, 2020, 2019 and 2018	F-23
Consolidated and Combined Statements of Changes in Members’ Capital (Deficit) for the years ended December 31, 2020, 2019 and 2018	F-24
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-25
Notes to Consolidated and Combined Financial Statements	F-26

Dyal Capital Partners

(a business of Neuberger Berman Group LLC)

Independent Auditors’ Report	F-40
Combined Statements of Financial Condition as of December 31, 2020 and December 31, 2019	F-41
Combined Statements of Operations for the years ended December 31, 2020, 2019 and 2018	F-42
Combined Statements of Changes in Members’ Capital (Deficit) for the years ended December 31, 2020, 2019 and 2018	F-43
Combined Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-44
Notes to Combined Financial Statements	F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Altimar Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Altimar Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 20, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 24, 2021

ALTIMAR ACQUISITION CORPORATION

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current assets
Cash	$928,766
Prepaid expenses	349,388

Total Current Assets	1,278,154
Cash and marketable securities held in Trust Account	275,038,028

TOTAL ASSETS	$276,316,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$93,136
Accrued offering costs	48,965

Total Current Liabilities	142,101
Deferred underwriting fee payable	9,625,000

Total Liabilities	9,767,101

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 26,154,908 shares at $10.00 per share	261,549,080
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,345,092 shares issued and outstanding (excluding 26,154,908 shares subject to possible redemption)	135
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,875,000 shares issued and outstanding	688
Additional paid-in capital	5,260,809
Accumulated deficit	(261,631)

Total Shareholders’ Equity	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$276,316,182

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operational costs	$299,659

Loss from operations	(299,659)
Other income:
Interest earned on marketable securities held in Trust Account	38,028

Net Loss	$(261,631)

Weighted average shares outstanding of Class A redeemable ordinary shares	27,000,000

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	6,518,595

Basic and diluted net loss per share, Class B	$(0.05)

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — August 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of 27,500,000 Units, net of underwriting discounts and offering costs	27,500,000	2,750	—	—	259,282,962	—	259,285,712
Sale of 5,000,000 Private Placement Warrants	—	—	—	—	7,500,000	—	7,500,000
Forfeiture of Founder Shares	—	—	(312,500)	(31)	31	—	—
Class A ordinary shares subject to possible redemption	(26,154,908)	(2,615)	—	—	(261,546,465)	—	(261,549,080)
Net loss	—	—	—	—	—	(261,631)	(261,631)

Balance — December 31, 2020	1,345,092	$135	6,875,000	$688	$5,260,809	$(261,631)	$5,000,001

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(261,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs in exchange for issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(38,028)
Changes in operating assets and liabilities:
Prepaid expenses	(349,388)
Accrued expenses	93,136

Net cash used in operating activities	(550,911)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(275,000,000)

Net cash used in investing activities	(275,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	269,500,000
Proceeds from sale of Private Placement Warrants	7,500,000
Proceeds from promissory note – related party	5,000
Repayment of promissory note – related party	(99,890)
Payments of offering costs	(425,433)

Net cash provided by financing activities	276,479,677

Net Change in Cash	928,766
Cash – Beginning	—

Cash – Ending	$928,766

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$48,965

Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$20,000

Offering costs paid through promissory note – related party	$94,890

Initial classification of Class A ordinary shares subject to possible redemption	$261,805,710

Change in value of Class A ordinary shares subject to possible redemption	$(256,630)

Deferred underwriting fee payable	$9,625,000

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Altimar Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of Owl Rock Capital Group LLC, a Delaware limited liability company (“Owl Rock”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 22, 2020. On October 27, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Altimar Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on October 27, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On November 9, 2020, the underwriters elected to partially exercise their over-allotment option for which the Company consummated the sale of an additional 2,500,000 Units, at $10.00 per Unit, and the sale of an additional 333,333 Private Placement Warrants, at $1.50 per Private Warrant, generating total gross proceeds of $25,500,000. A total of $25,000,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $275,000,000.

Total transaction costs amounted to $15,714,288, consisting of $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees and $589,288 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until October 27, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and the Board, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Deferred Offering Costs

Offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $15,714,288 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period, excluding ordinary shares subject to forfeiture. The calculation of diluted

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 14,166,666 shares of Class A ordinary shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except share and per share amounts):

For the Period from August 20, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$38,028

Net Earnings	$38,028
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	27,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class A and B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(261,631)
Redeemable Net Earnings	$(38,028)

Non-Redeemable Net Loss	$(299,659)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	6,518,595
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.05)

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units, at a purchase price of $10.00 per Unit, inclusive of 2,500,000 Units sold to the underwriters on November 9, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,000,000. On November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 333,333 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $500,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 1, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). On October 21, 2020,

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

the Sponsor effectuated a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 8,625,000 to 7,187,500. On October 19, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s independent directors. These shares shall not be subject to forfeiture in the event the underwriters’ overallotment option is not exercised. The Founder Shares included an aggregate of up to 312,500 shares that were subject to forfeiture as a result of the underwriters’ election to partially exercise their over-allotment option, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. All share and per-share amounts have been retroactively restated to reflect the share transactions. As a result of the underwriters’ election to partially exercise their over-allotment option on November 9, 2020, a total of 625,000 Founder Shares are no longer subject to forfeiture. On December 7, 2020, the option to exercise the remaining over-allotment balance expired and 312,500 Founder Shares were forfeited, resulting in an aggregate of 6,875,000 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company agreed, commencing on October 22, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. For the period from August 20, 2020 (inception) through December 31, 2020, the Company incurred $20,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet as of December 31, 2020.

Promissory Note — Related Party

On September 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of December 31, 2020, there was $57,250 outstanding under the Promissory Note. Of the $99,890 outstanding balance at October 27, 2020 under the Promissory Note, $94,890 was repaid at the closing of the Initial Public Offering on October 27, 2020 and $5,000 was repaid on November 2, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration and shareholders rights agreement entered into on October 22, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,625,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On December 23, 2020, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”), by and among the Company, Owl Rock, and the Dyal Capital Partners (“Dyal”) division of Neuberger Berman Group LLC to form Blue Owl Capital Inc. (“Blue Owl”), a publicly-traded alternative asset management firm with over $45.0 billion in assets under management.

Pursuant to the transaction, the Company, which currently holds $275 million in cash in trust, will combine with Blue Owl at an estimated $12.5 billion pro forma equity value. Cash proceeds in connection with the

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

transaction will be funded through a combination of the Company’s cash in trust and a $1.5 billion fully committed, oversubscribed, common stock private investment in public equity at $10.00 per share.

The transaction will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 1,345,092 Class A ordinary shares issued or outstanding, excluding 26,154,908 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,875,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Propose Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the reported closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination (excluding any forward purchase securities) at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $737 in cash and $275,037,291 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

ALTIMAR ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
December 31, 2020 U.S. Treasury Securities (Mature on 04/29/2021)	1	$275,037,291	$(6,186)	$275,031,105

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Members and CFO of

Owl Rock Capital Group LLC and Member and CEO of Owl Rock Capital Securities LLC:

Opinion on the Consolidated and Combined Financial Statements

We have audited the accompanying consolidated and combined statements of financial condition of Owl Rock Capital and subsidiaries (a carve-out business of Owl Rock Capital Group LLC) and Owl Rock Capital Securities LLC (collectively, the Company) as of December 31, 2020 and 2019, the related consolidated and combined statements of operations, changes in members’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated and combined financial statements). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2016.

New York, New York

February 15, 2021

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Financial Condition

(Amounts in thousands)

	December 31, 2020	December 31, 2019
Assets
Cash and cash-equivalents	$11,630	$7,343
Due from affiliates, net	92,698	42,874
Other assets	17,269	6,501

Total assets	$121,597	$56,718

Liabilities
Accounts payable, accrued expenses and other liabilities	$58,415	$47,262
Accrued compensation	207,957	72,849
Debt obligations, net	356,386	287,104

Total liabilities	622,758	407,215

Commitments and contingencies (Note 8)

Members’ capital (deficit)
Members’ capital (deficit) attributed to members of Owl Rock Capital and sole member Owl Rock Capital Securities LLC	(507,687)	(352,756)
Non-controlling interests	6,526	2,259

Total members’ capital (deficit)	(501,161)	(350,497)

Total liabilities and members’ capital (deficit)	$121,597	$56,718

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Operations

(Amounts in Thousands)

	For the Years Ended December 31,
	2020	2019	2018
Revenues
Management fees, net (includes BDC Part I fees of $34,404, $11,515 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively	$194,906	$123,957	$62,009
Administrative, transaction and other fees	54,909	66,893	59,240

Total revenues, net	249,815	190,850	121,249
Expenses
Compensation and benefits	240,731	111,773	59,493
General, administrative and other expenses	67,811	51,710	63,395

Total expenses	308,542	163,483	122,888
Interest expense	23,816	6,662	1,128

Net income (loss) before income taxes	(82,543)	20,705	(2,767)
Income tax expense (benefit)	(102)	240	(180)

Net income (loss) including non-controlling interests	(82,441)	20,465	(2,587)
Net (income) loss attributed to non-controlling interests	4,610	2,493	4,635

Net income (loss) attributable to members of Owl Rock Capital and sole member of Owl Rock Capital Securities LLC	$(77,831)	$22,958	$2,048

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Changes in Members’ Capital (Deficit)

(Amounts in Thousands)

		Members of Owl Rock Capital
	Securities Sole Member	Sponsor B Units	Class A Units	Non-controlling Interests	Total
Members’ capital (deficit) at December 31, 2017	$3,023	$(35,354)	$(13,964)	$—	$(46,295)
Contributions	—	—	19,180	1,946	21,126
Distributions	(200)	(32,007)	(12,642)	—	(44,849)
Net income (loss)	—	1,026	1,022	(4,635)	(2,587)

Members’ capital (deficit) at December 31, 2018	$2,823	$(66,335)	$(6,404)	$(2,689)	$(72,605)

Contributions	—	—	13,435	8,460	21,895
Distributions	—	(159,935)	(159,298)	(1,019)	(320,252)
Net income (loss)	—	11,502	11,456	(2,493)	20,465

Members’ capital (deficit) at December 31, 2019	$2,823	$(214,768)	$(140,811)	$2,259	$(350,497)

Contributions	—	—	—	9,831	9,831
Distributions	(1,500)	(37,876)	(37,724)	(954)	(78,054)
Net income (loss)	—	(38,993)	(38,838)	(4,610)	(82,441)

Members’ capital (deficit) at December 31, 2020	$1,323	$(291,637)	$(217,373)	$6,526	$(501,161)

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Cash Flows

(Amounts in Thousands)

	For the Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net income (loss) including non-controlling interests	$(82,441)	$20,465	$(2,587)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	673	829	304
Amortization of deferred financing costs	787	225	397
Changes in operating assets and liabilities:
Due from affiliates, net	(49,824)	(12,407)	(9,930)
Other assets	(10,222)	2,219	1,315
Accounts payable, accrued expenses and other liabilities	11,153	(6,562)	9,227
Accrued compensation	135,108	39,295	19,880

Net cash provided by (used in) operating activities	5,234	44,064	18,606
Cash flows from investing activities
Purchase of fixed assets	(652)	(1,173)	(3,176)
Proceeds from promissory note	(30,000)	—	—
Repayments of promissory note	30,000	—	—

Net cash provided by (used in) investing activities	(652)	(1,173)	(3,176)
Cash flows from financing activities
Proceeds from debt obligations	240,547	344,944	124,918
Repayments of debt obligations	(171,458)	(83,590)	(109,690)
Deferred financing costs	(594)	(4,151)	(414)
Contributions	9,264	20,042	18,520
Distributions	(78,054)	(320,252)	(44,849)

Net cash provided by (used in) financing activities	(295)	(43,007)	(11,515)

Net increase (decrease) in cash and cash-equivalents	4,287	(116)	3,915

Cash and cash-equivalents, beginning of the year	7,343	7,459	3,544

Cash and cash-equivalents, end of the year	$11,630	$7,343	$7,459

Supplemental and Non-Cash Information
Non-cash contributions (capital contribution receivable)	$567	$1,853	$2,606
Cash paid for interest	$23,231	$2,697	$770
Cash paid for income taxes	$142	$359	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

1.	Organization and Business Description

Owl Rock Capital Group LLC (“Group” or “Parent”) is a Delaware limited liability company, headquartered in New York. Group is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies (the “Business”). Prior to the formation of Group on June 6, 2018, the Business operated under Owl Rock Capital Holdings LLC (“Holdings”), a Delaware limited liability company that was formed on October 15, 2015 and which is a wholly-owned subsidiary of Group.

There are two types of equity interests in Group: Units, comprised of Class A Units and Sponsor B Units and which retain pro rata economic rights in the assets, liabilities, profits and losses of the Business, and FIC Interests, which retain pro rata economic rights in the assets, liabilities, profits and losses of certain assets (“FIC assets”), which are not assets of the Business. “Owl Rock Capital” is presented as a carve-out from Group representing the portion of Group attributable to the Business. FIC interests are not presented in the carve-out financial statements of Owl Rock Capital, as FIC assets are not assets of the Business.

Sponsor B Units are owned by an entity indirectly controlled by certain executives of Owl Rock Capital and Class A Units are held by certain third-party investors. An entity controlled by certain executives of Owl Rock Capital has the right to manage and conduct the business and affairs of Owl Rock Capital.

Owl Rock Capital Securities LLC (“Securities”) is a Delaware limited liability company formed on December 17, 2015. Securities is a broker-dealer registered with the Securities Exchange Commission (“SEC”), a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Securities is wholly owned by an affiliate of Owl Rock Capital and provides distribution services to Owl Rock Capital. Owl Rock Capital, collectively with its consolidated subsidiaries related to the Business (and excluding such subsidiaries constituting FIC assets), and combined with Securities, is referred to hereafter as “Owl Rock” or the “Company”. The Company measures its financial performance and allocates resources in a single segment, which operates primarily in the United States. Accordingly, Owl Rock considers itself to be in a single operating and reportable segment structure.

On December 23, 2020, Group entered into a business combination agreement with Altimar Acquisition Corporation (“Altimar”) and Neuberger Berman Group LLC (“Neuberger”) with respect to a business combination transaction (the “transaction”) involving Owl Rock, Dyal Capital Partners, a division of Neuberger, and Altimar to form “Blue Owl,” a publicly-traded alternative asset manager.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated and combined (thereafter referred to as “consolidated”) financial statements have been prepared from the Parent’s historical accounting records and are presented on a stand-alone basis. The Parent owns a residual interest in proceeds from the sale of Sponsor B Units, which are not presented as part of these stand-alone consolidated financial statements and footnotes. All inter-company balances and transactions have been eliminated upon consolidation and combination. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated statements of operations include all revenues and costs directly attributable to Owl Rock. The consolidated statements of financial condition of Owl Rock include assets and liabilities of the Parent that are specifically identifiable or otherwise attributable to the Company. Management of Owl Rock and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to Owl Rock.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Certain prior period amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates and such differences could be material to the consolidated financial statements.

Principles of Consolidation

The Company consolidates those entities in which it has a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. The Company determines whether an entity should be consolidated by first evaluating whether it holds a variable interest in the entity. Entities that are not variable interest entities (“VIEs”) are further evaluated for consolidation under the voting interest model (“VOE”).

An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk, as a group, lack either the direct or indirect ability through voting rights or similar rights to make decisions that have a significant effect on the success of the entity or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some equity investors are disproportionate to their obligation to absorb losses of the entity, their rights to receive returns from an entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights.

Fees that are customary and commensurate with the level of services provided by the Company, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. The Company factors in all economic interests, including proportionate interests through related parties, to determine if fees are considered a variable interest. Where the Company’s interests in funds are primarily management fees, incentive fees, and/or insignificant direct or indirect equity interests through related parties, the Company is not considered to have a variable interest in such entities.

The Company consolidates all VIEs for which it is the primary beneficiary. An entity is determined to be the primary beneficiary if it holds a controlling financial interest, which is defined as having (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders that conclusion. In evaluating whether the Company is the primary beneficiary, the Company evaluates its direct and indirect economic interests in the entity. The consolidation analysis is generally performed qualitatively, however, if the primary beneficiary is not readily determinable, a quantitative analysis may also be performed. This analysis requires judgment, including: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Cash and Cash Equivalents

Cash and cash equivalents of the Company include demand deposit accounts.

As of December 31, 2020 and 2019, the Company had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. The Company monitors the credit standing of these financial institutions.

Net Capital Requirement

As a registered broker-dealer, Securities is subject to SEC Rule 15c3-1, which requires the maintenance of minimum net capital in excess of the greater of $5 and 6.67% of aggregate indebtedness. As of December 31, 2020 and 2019, Securities’ net capital was in excess of minimum requirements.

Other Assets

Other assets include fixed assets, capital contribution receivable, prepaid expenses and other. Fixed assets, consisting of furniture, fixtures and equipment, leasehold improvements, computer hardware, and internal-use software, are recorded at cost, less accumulated depreciation and amortization.

Direct costs associated with developing, purchasing, or otherwise acquiring software for internal use are capitalized and amortized on a straight-line basis over the expected useful life of the software, beginning when the software is ready for its intended purpose. Costs incurred for upgrades and enhancements that will not result in additional functionality are expensed as incurred.

Fixed assets are depreciated or amortized on a straight-line basis over an asset’s estimated useful life, with the corresponding depreciation and amortization expense included within general, administrative and other expenses on the Company’s consolidated statements of operations. The estimated useful life for leasehold improvements is the lesser of the remaining lease term and the life of the asset, while other fixed assets and internal-use software are generally depreciated between two and seven years. Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Direct and incremental costs incurred in connection with the Blue Owl transaction are capitalized and deferred in the consolidated statements of financial condition within other assets. These costs will be recorded as a reduction of capital when the transaction becomes effective.

Distributions

Distributions to members are determined in accordance with the Company’s operating agreements and are recorded on the payment date.

Non-controlling Interests

Non-controlling interests in consolidated subsidiaries reflect third-party investor capital in operating subsidiaries. The allocation of net income or loss to non-controlling interests is based on the relative ownership interests of the third-party investors.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Revenue Recognition

Revenues consist primarily of management fees, incentive fees and administrative and other transaction fees. Effective January 1, 2018, the Company adopted the Financial Accounting Standards Board (“FASB”) Topic 606 (“ASC 606”), Revenue from Contracts with Customers.

Pursuant to ASC 606, the Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Under this standard, revenue is based on a contract with a determinable transaction price and distinct performance obligations with probable collectability. Revenues cannot be recognized until the performance obligation(s) are satisfied and control is transferred to the customer.

Management Fees

Management fees are recognized over the period in which the investment management services are performed because customers simultaneously consume and receive benefits continuously over time. Payment terms and fee rates of management fees vary by fund. Management fees are generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of the Company’s business development companies (“BDCs”), or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of the Company’s long-dated private funds (“Private Debt funds”) and separately managed accounts (“Managed Accounts”). The contractual terms of management fees vary by fund structure and investment strategy.

Management fees also include a fee based on the net investment income of the Company’s BDCs, Owl Rock Capital Corporation, Owl Rock Capital Corporation II, Owl Rock Technology Finance Corp. and Owl Rock Core Income Corp. (and should such BDC be listed in the future, Owl Rock Capital Corporation III, collectively, “BDC Part I Fees”), which are subject to performance hurdles. Such BDC Part I Fees are classified as management fees in the consolidated statements of operations as they are predictable and recurring in nature, not subject to contingent repayment and cash-settled each quarter.

Incentive Fees

Incentive fees earned on the performance of certain fund structures are recognized based on the fund’s performance during the period, subject to the achievement of minimum return levels in accordance with the respective terms set out in each fund’s investment management agreement. Incentive fees are realized at the end of a measurement period, typically annually. Once realized, such fees are no longer subject to reversal. The Company recognizes incentive fee revenue only when the amount is realized and no longer subject to reversal.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees are comprised of fee income earned from services provided to portfolio companies, dealer manager revenue, and administrative fees reimbursed by products managed by the Company (“Owl Rock products”).

Fee income is earned for services provided to portfolio companies, which may include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. The fees are recognized as income when the services rendered are completed.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Dealer manager revenue consists of commissions earned for providing distribution services to certain Owl Rock products. Dealer manager revenue is recorded on an accrual basis as earned.

Administrative fees represent expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company. The Company may incur certain costs in connection with satisfying its performance obligations for investment management services or similar agreements – primarily employee travel costs – for which it receives reimbursements from its customers under the administrative agreements or similar agreements with Owl Rock products. For reimbursable travel costs, the Company concluded it controls the services provided by its employees and other parties and, therefore, is acting as principal. For reimbursable costs incurred in connection with satisfying its performance obligations for administration services, the Company concluded it does not control, with the exception of the allocable compensation and employee travel costs, the services provided by its employees and other parties and, therefore, is acting as agent. Accordingly, the Company records expenses for which it is acting as the principal on a gross basis within administrative, transaction and other fees and general, administrative and other expenses, and records costs for which it is agent on a net basis within due from affiliates, net, within the consolidated statements of financial condition.

Compensation and Benefits

Compensation and benefits consist of salaries, bonuses, commissions, long-term deferral programs, benefits and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

On September 15, 2020, the Company issued a special incentive award (the “Award”). The Award is determined in relation to the fair value of Owl Rock, measured by an independent third party valuation firm, was fully vested upon issuance, will be settled in cash and is subject to the terms and conditions of the Award. The Award is classified as a liability and will be remeasured at fair value, which is equal to its settlement value, each reporting period until it is settled. The Award incurred a non-cash compensation expense of $90.5 million in 2020 and it is included in compensation and benefits within the consolidated statements of operations and accrued compensation within the consolidated statements of financial condition.

On December 28, 2020, the Company entered into an agreement to convert the cash settled Award into 9.05 million restricted stock units of Blue Owl common stock upon closing of the transaction. As this modification is contingent upon the closing of the transaction, it will not be recognized until the contingency is resolved.

Deferred Financing Costs

The Company records expenses related to debt obligations as deferred financing costs. These expenses are deferred and evenly amortized over the life of the related debt instrument and included within interest expense within the consolidated statements of operations. Deferred financing costs are presented on the consolidated statements of financial condition as a direct deduction from the outstanding debt obligations liability.

Income Taxes

Certain subsidiaries of the Company (the “Taxable Partnerships”) are treated as partnerships for federal income tax purposes and, accordingly, are generally not subject to federal and state income taxes, as such

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

taxes are the responsibility of certain direct and indirect owners of the Taxable Partnerships. However, the Taxable Partnerships are subject to Unincorporated Business Tax in New York City and Connecticut at 4.00% and 6.99%, respectively (“UBT”) and other state taxes. Certain subsidiaries of the Company (the “Taxable Corporations”) are domestic and foreign corporations. Depending on the domicile of the Taxable Corporations, their income is subject to either U.S. federal, state and local income taxes or foreign income taxes (for which a foreign tax credit can generally offset U.S. corporate taxes imposed on the same income).

The Company accounts for income taxes and UBT using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax basis by applying statutory tax rates. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more likely than not, that some or all of the deferred tax asset will not be realized. Interest and penalties, if any, assessed under the relevant tax law are recognized as incurred within income tax expense in the consolidated statements of operations. Based on the available evidence, the Company has determined that it is more likely than not that all deferred tax assets will be realized and that a valuation allowance is not needed as of December 31, 2020 and 2019.

The Company is required to determine whether its tax positions are more-likely-than-not to be sustained upon examination by the applicable taxing authority based on the technical merits of the position. Tax positions not deemed to meet a more-likely-than-not standard would be recorded as a tax expense in the current period. At December 31, 2020 and 2019, there were no uncertain tax positions meeting the above recognition criteria. The Taxable Partnerships and the Taxable Corporations file U.S. Federal, state and local tax returns as well as foreign tax returns. Deferred tax expense (benefit) is included in the accompanying consolidated statements of operations.

New Accounting Pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued. ASUs not listed below were assessed and either determined to be not applicable or expected to have minimal impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to current accounting guidance. This pronouncement is effective for the Company beginning January 1, 2022, with early adoption permitted. We have not yet quantified the impact that the adoption of this pronouncement will have on our consolidated financial condition and/or results of operations.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. ASU 2018-17, amends ASC 810 to address whether indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. This is consistent with how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a VIE. For example, if a decision maker or service provider owns a 20 percent interest in a related party and that related party owns a 40 percent interest in the legal entity being evaluated, the decision maker’s or service provider’s indirect interest in the VIE held through the related party under common control should be considered the equivalent of an eight percent direct interest for determining whether its fees are variable interests. ASU 2018-17 is effective for annual reporting periods beginning after December 15, 2020 and interim periods within fiscal

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

years beginning after December 15, 2021, with early adoption permitted. The guidance should be applied retrospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. An entity may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. An entity may elect to apply the amendments in ASU 2020-04 to eligible hedging relationships existing as of the beginning of the interim period that includes March 12, 2020 and to new eligible hedging relationships entered into after the beginning of the interim period that includes March 12, 2020. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

3.	Other Assets

Other assets consist of the following:

	December 31, 2020	December 31, 2019
Deferred transaction costs	$8,255	$—
Fixed assets, net	3,356	3,377
Deferred tax assets	800	326
Contributions receivable	567	1,853
Other assets	4,291	945

Total	$17,269	$6,501

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Fixed assets consist of the following:

	December 31, 2020	December 31, 2019
Leasehold improvements	$2,133	$2,128
Furniture and fixtures	1,612	1,550
Computer equipment	730	702
Computer software	556	56

Fixed assets	5,031	4,436
Accumulated depreciation and amortization	(1,675)	(1,059)

Fixed assets, net	$3,356	$3,377

The depreciation and amortization expense for the years ended December 31, 2020, 2019 and 2018 was $673, $829 and $304, respectively, and included in general, administrative and other expenses within the consolidated statements of operations.

4.	Debt Obligations, Net

The table below summarizes outstanding debt obligations of the Company:

	December 31, 2020
	Current Maturity Date	Aggregate Facility Size	Outstanding Debt	Amount Available (1)	Net Carrying Value (2)	Interest Rate (3)
Revolving Credit Facility #1	2/28/2022	$105,000	$92,895	$10,377	$92,522	4.75%
Revolving Credit Facility #2	8/20/2021	22,000	17,365	4,635	17,303	4.49%
Term Loan	10/25/2029	250,000	250,000	—	246,561	7.86%

Total		$377,000	$360,260	$15,012	$356,386

(1)	Amount available is reduced by outstanding letters of credit.
(2)

The carrying values of the Revolving Credit Facility #1, Revolving Credit Facility #2, and Term Loan are presented net of capitalized and unamortized deferred financing costs of $373, $62, and $3.4 million, respectively.

(3)	Average interest rate noted above, excludes impact of deferred financing and unused commitment fees.

	December 31, 2019
	Current Maturity Date	Aggregate Facility Size	Outstanding Debt	Amount Available (1)	Net Carrying Value (2)	Interest Rate (3)
Revolving Credit Facility #1	2/28/2022	$50,000	$28,190	$20,082	$28,101	6.22%
Revolving Credit Facility #2	8/20/2021	16,000	12,982	3,018	12,834	5.61%
Term Loan	10/25/2029	250,000	250,000	—	246,169	7.94%

Total		$316,000	$291,172	$23,100	$287,104

(1)	Amount available is reduced by outstanding letters of credit.
(2)

The carrying values of the Revolving Credit Facility #1, Revolving Credit Facility #2, and Term Loan are presented net of capitalized and unamortized deferred financing costs of $89, $148, and $3.8 million, respectively.

(3)	Average interest rate noted above, excludes impact of deferred financing and unused commitment fees.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Deferred financing cost amortization expense for the years ended December 31, 2020, 2019 and 2018 was $787, $225 and $397, respectively.

Revolving Credit Facility #1

On February 22, 2017, Owl Rock entered into a $10 million credit facility (“Revolving Credit Facility #1”). On March 12, 2018, the credit facility was amended to, among other things: (i) increase facility size to $36.5 million, (ii) extend the maturity date to February 28, 2022, (iii) reduce the London Interbank Offered Rate (“LIBOR”) – based rate from LIBOR + 3.25% to LIBOR + 3.05% and prime rate – based rate from prime rate + 0.50% to prime rate + 0.25%, and (iv) added a letter of credit sublimit of $5 million. On December 13, 2018, the credit facility was increased to $50 million. On February 20, 2020, the credit facility was increased to $80 million. On October 30, 2020, the credit facility was increased to $105 million.

Borrowings under the credit facility bear interest at a rate per annum equal to: (i) in the case of LIBOR – based advance, the greater of LIBOR + 3.05 % and 4.25%, or (ii) in the case of prime rate – based advance, the greater of prime rate, as published by the lending bank, + 0.25 % and 4.25%. The Company also pays fees of 0.5% and 2.0% per annum on the unused portion of the credit facility and outstanding letters of credit, respectively.

Borrowings under the credit facility are secured by a continuing interest in management fees, incentive fees and other fees or distributions.

Revolving Credit Facility #2

On February 22, 2019, Owl Rock entered into a $10 million credit facility (“Revolving Credit Facility #2”). On November 29, 2019, the credit facility was increased to $16 million. On September 14, 2020, the credit facility was increased to $22 million.

Borrowings under the credit facility bear interest at a rate per annum equal to: (i) in the case of LIBOR – based advances, the greater of LIBOR + 3.05% and 4.25%, or (ii) in the case of the prime rate – based advances, the greater of the prime rate, as published by the lending bank, + 0.25% and 4.25%. The Company also pays a fee of 0.5% per annum on the unused portion of the credit facility.

Borrowings under the credit facility are secured by a continuing interest in management fees, incentive fees and other fees or distributions.

Term Loan

On October 25, 2019, Holdings entered into a $250 million term loan agreement (“Term Loan”). The Term Loan bears interest at a rate per annum equal to LIBOR + 6.00% and is subject to a LIBOR floor of 1.50%.

Borrowing under the Term Loan is secured by cash receipts and distributions from subsidiaries of Owl Rock.

5.	Members’ Capital (Deficit)

Ownership Interests

Sponsor B and Class A Units (collectively “Units”) provide each unitholder with legal and beneficial ownership interests in, and rights and duties as a member of Owl Rock Capital, including, without limitation, the right to share in net income (loss), and the right to receive distributions.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Ownership interests of Owl Rock Capital are summarized in the following table:

	December 31, 2020		December 31, 2019
	Units	Economic Interest %	Units	Economic Interest %
Sponsor B Units	5,010,000	50.1%	5,010,000	50.1%
Class A Units	4,990,000	49.9%	4,990,000	49.9%

Total	10,000,000	100.0%	10,000,000	100.0%

Contributions

Contributions by Class A members are made to the Company in accordance with the operating agreements and are recorded in the applicable period. During the years ended December 31, 2020, 2019 and 2018 the Company received contributions of $9.8 million, $21.9 million and $21.1 million, respectively.

Distributions

Distributions to members are determined in accordance with the Company’s operating agreements and are recorded on the payment date. During the years ended December 31, 2020, 2019 and 2018, the Company made distributions of $78.1 million, $320.3 million and $44.8 million, respectively.

6.	Related Party Transactions

Due from Affiliates, Net

The Company considers its professionals and non-consolidated funds to be affiliates. Due from affiliates, net consists of the following:

	December 31, 2020	December 31, 2019
Management and BDC Part I Fees receivable	$78,586	$32,473
Payments made on behalf of and amounts due from Owl Rock products and other amounts due	14,112	10,401

Total	$92,698	$42,874

Management fees, incentive fees, and administrative fees represent revenue that is earned from the Company’s affiliates. The related accounts receivable is included within due from affiliates, net within the consolidated statements of financial condition.

Administrative fees represent allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company. For reimbursable expenses in which the Company is determined to be principal, during the years ended December 31, 2020, 2019 and 2018 the Company has recorded revenue of $13.0 million, $12.0 million and $6.8 million, respectively, within administrative, transaction and other fees on the consolidated statements of operations.

Employees and other related parties may be permitted to directly or indirectly invest in Owl Rock products alongside fund investors. Participation is limited to individuals who qualify under applicable securities laws.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Fee Waivers

The Company is party to fee waiver agreements with certain BDCs pursuant to which certain portions of management fee and BDC Part I Fee revenue are waived. The management fees and BDC Part I Fees are reported net of the fee waivers. For the year ended December 31, 2020 the Company waived management fees and BDC Part I Fees in the amount of $56.6 million and $74.8 million, respectively. For the year ended December 31, 2019, the Company waived management fees and BDC Part I Fees in the amount of $31.1 million and $46.4 million, respectively. For the year ended December 31, 2018, the Company waived management fees and BDC Part I Fees in the amount of $0.8 million and $2.4 million, respectively.

Expense Support Agreement

The Company is a party to an expense support agreement with one of the Owl Rock products. Pursuant to this agreement, the Company may not be reimbursed for certain of its expenditures made in connection with such fund until certain profitability and cash flow thresholds of the fund are achieved (“Expense Support”). During the years ended December 31, 2020, 2019 and 2018, Expense Support amounted to $18.7 million, $7.0 million and $1.3 million, respectively, and is included in general, administrative and other expenses within the consolidated statements of operations. These amounts are subject to recoupment from the Owl Rock product in the event certain criteria are met. As of December 31, 2020, 2019 and 2018, Expense Support recognized during the years ended December 31, 2020, 2019 and 2018, respectively, had not been reimbursed.

Aircraft and Other Services

In the normal course of business, Owl Rock makes use of aircraft owned by affiliates of Owl Rock and reimburses such affiliates for such use based on current market rates. Affiliates of Owl Rock bear the share of all operating, personnel and maintenance costs associated with the aircraft. Personal use of the aircraft is not charged to Owl Rock. The transactions described herein are not material to the consolidated financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

7.	Income Taxes

Income tax expense (benefit) consisted of the following:

	For the Years Ended December 31,
	2020	2019	2018
Current:
U.S. federal income tax (benefit)	$—	$—	$—
State and local income tax (benefit)	359	81	—
Foreign income tax (benefit)	14	—	—

	373	81	—

Deferred:
U.S. federal income tax (benefit)	—	—	—
State and local income tax (benefit)	(475)	159	(180)
Foreign income tax (benefit)	—	—	—

	(475)	159	(180)

Total:
U.S. federal income tax (benefit)	—	—	—
State and local income tax (benefit)	(116)	240	(180)
Foreign income tax (benefit)	14	—	—

	$(102)	$240	$(180)

The effective income tax rate differed from the New York City UBT rate, the most material effective income tax statutory rate, for the following reasons:

	For the Years Ended December 31,
	2020	2019	2018
Income tax expense (benefit) at statutory rate	(4.00)%	4.00%	(4.00)%
Non-taxable income resulting from use of state and local business apportionment factors and permanent items related to compensation	3.89%	(3.28)%	5.40%
Transaction costs	—%	—%	1.43%
Impact of the Company’s subsidiary’s local taxes	(0.08)%	0.10%	(8.07)%
Provision to return adjustments and other	0.07%	0.34%	(1.27)%

Total effective rate	(0.12)%	1.16%	(6.51)%

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Deferred tax assets and deferred tax liabilities are included within other assets and accounts payable, accrued expenses and other liabilities within the consolidated statements of financial condition, respectively. The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities were as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating losses	$180	$162
Deferred compensation	496	133
Basis difference in subsidiaries	69	—
Other	55	31

Total gross deferred tax assets	800	326
Valuation allowance	—	—

Total deferred tax assets, net	$800	$326

Deferred tax liabilities	$—	$—

The Company’s net operating losses expire during the 2036-2038 tax years. The Company’s tax years ended December 31, 2017, 2018 and 2019 remain open to examination by U.S. Federal, state and local tax authorities. No penalties or interest were incurred during years ended December 31, 2020, 2019 and 2018.

8.	Commitments and Contingencies

Indemnification Arrangements

Consistent with standard business practices in the normal course of business, the Company enters into contracts that contain indemnities for affiliates of the Company, persons acting on behalf of the Company or such affiliates and third parties. The terms of the indemnities vary from contract to contract and the Company’s maximum exposure under these arrangements cannot be determined and has not been recorded in the consolidated statements of financial condition. As of December 31, 2020, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Litigation

From time to time, the Company is named as a defendant in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Promissory Note Commitment

The Company was a party to an interest bearing promissory note with one of the Owl Rock products allowing it to borrow from the Company up to an aggregate of $50 million. Interest on the promissory note matches the one paid pursuant to Revolving Credit Facility #1. The unpaid principal balance and accrued interest are payable from time to time at the discretion of the Owl Rock product but immediately due and payable upon 120 days written notice by the Company. The promissory note matured on December 31, 2020.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

Operating Leases

The Company leases two offices in New York, one office in Connecticut, one office in California and one office in London, England pursuant to current lease agreements expiring through 2031. The Company has the option to extend the term of the lease for the Connecticut and California office spaces for five years from the current 2023 and 2024 expiration dates, respectively. No such option exists for the two New York office leases. The leases include escalation clauses and require the Company to pay for utilities, taxes and maintenance expenses. Lease expense was $4.5 million, $3.8 million and $2.1 million for the years ended December 31, 2020, 2019 and 2018, respectively, and is included in general, administrative and other expenses within the consolidated statements of operations.

As of December 31, 2020, aggregate estimated minimum lease commitments under the Company’s operating leases were as follows:

Year Ended December 31,	Amount
2021	$5,882
2022	8,354
2023	8,101
2024	6,000
2025	5,923
Thereafter	37,061

Total	$71,321

9.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after December 31, 2020 through the date the consolidated financial statements were available to be issued. Other than described in these consolidated financial statements, the Company did not identify any subsequent events that require recognition or disclosure in the consolidated financial statements.

Independent Auditors’ Report

To the Members and Board of Directors

Neuberger Berman Group LLC

We have audited the accompanying combined financial statements of Dyal Capital Partners (the Company) (a business of Neuberger Berman Group LLC) which comprise the combined statements of financial condition as of December 31, 2020 and 2019, and the related combined statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dyal Capital Partners as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

February 15, 2021

Dyal Capital Partners

Combined Statements of Financial Condition

Years ended December 31, 2020 and 2019

(Dollars in thousands)

	December 31, 2020	December 31, 2019
Assets
Cash	$—	$90
Equity method investments	27,436	20,630
Receivables:
Management fees	37,321	90
Incentive fees	2,354	626
Due from affiliates	17,716	12,630
Prepaid assets	21,000	—
Other assets	1,888	506

Total assets	$107,715	$34,572

Liabilities and Equity
Liabilities:
Accrued compensation and benefits	$140,807	$155,976
Accrued expenses and other payables	8,666	21,503

Total liabilities	$149,473	$177,479
Commitments and contingencies (note 9)
Equity:
Net Parent investment	$(45,533)	$(147,235)
Non-controlling interest	3,775	4,328

Total Equity	$(41,758)	$(142,907)

Total Liabilities and Equity	$107,715	$34,572

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Operations

Years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018
Revenues
Management fees, net	$284,691	$313,354	$184,878
Incentive fees	2,354	626	—
Administrative, transaction and other fees	22,676	18,350	12,889

Total revenues	309,721	332,330	197,767

Operating expenses
Compensation and benefits	187,527	194,970	114,680
General, administrative, and other expenses	26,217	32,290	30,712

Total operating expenses	213,744	227,260	145,392

Operating income	95,977	105,070	52,375
Net gains (losses) from investment activities	1,542	(1,564)	627

Income before income tax expense	97,519	103,506	53,002
Income tax expense (benefit)	8,435	9,094	5,127

Net income	89,084	94,412	47,875
Net loss attributable to non-controlling interests	(548)	(792)	(480)

Net income attributable to Dyal	$89,632	$95,204	$48,355

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Changes in Equity

Years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	Net Parent Investment	Non-controlling Interest	Total Equity
Balance at December 31, 2017	$(37,652)	$5,994	$(31,658)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2014-09)	(10,970)	—	(10,970)
Net income	48,355	(480)	47,875
Contributions from non-controlling interests	—	—	—
Distributions to non-controlling interests	—	(420)	(420)
Net transfer to Parent	(74,980)	—	(74,980)

Balance at December 31, 2018	$(75,247)	$5,094	$(70,153)

Net income	95,204	(792)	94,412
Contributions from non-controlling interests	—	26	26
Distributions to non-controlling interests	—	—	—
Net transfer to Parent	(167,192)	—	(167,192)

Balance at December 31, 2019	$(147,235)	$4,328	$(142,907)

Net income	89,632	(548)	89,084
Contributions from non-controlling interests	—	—	—
Distributions to non-controlling interests	—	(5)	(5)
Equity based compensation	3,000	—	3,000
Net transfer from Parent	9,070	—	9,070

Balance at December 31, 2020	$(45,533)	$3,775	$(41,758)

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income	$89,084	$94,412	$47,875
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(1,542)	1,564	(627)
Equity based compensation	3,000	—	—
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(37,231)	(79)	312
Due from affiliates	(5,086)	(767)	(5,639)
Incentive fees receivable	(1,728)	(626)	—
Prepaid assets	(21,000)	—	—
Other assets	(1,382)	133	(639)
Accrued compensation and benefits	(15,169)	66,618	18,618
Accrued expenses and other payables	(12,837)	3,694	5,333
Due to affiliates	—	(381)	(7)
Distributions from equity method investments	136	953	1,167

Net cash provided by (used in) operating activities	(3,755)	165,521	66,393

Cash flows from investing activities:
Purchases of equity method investments	(5,400)	(5,070)	(3,876)

Net cash used in investing activities	(5,400)	(5,070)	(3,876)

Cash flows from financing activities:
Contributions from non-controlling interests	—	26	—
Distributions to non-controlling interests	(5)	—	(420)
Net transfer from (to) Parent	9,070	(167,192)	(74,980)

Net cash provided by (used in) financing activities	9,065	(167,166)	(75,400)

Net decrease in cash and cash equivalents	(90)	(6,715)	(12,883)
Cash and cash equivalents, beginning of the year	90	6,805	19,688

Cash and cash equivalents, end of the year	$—	$90	$6,805

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income tax	$8,496	$8,035	$4,840
Supplemental disclosures of noncash activities:
Equity based compensation	$3,000	$—	$—
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2014-09)	$—	$—	$10,970

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

(1)	Business Overview

Dyal Capital Partners (“Dyal” or the “Company”) consists of the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC (“NBG”), an independent, global asset management company headquartered in New York. The Company is indirectly owned by NBG (the “Parent”). Dyal seeks to acquire minority equity stakes in or provide debt financing to, established alternative asset managers worldwide. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its underlying partner managers in which an equity stake is granted. The Company, including the Business Services Platform, operates primarily from New York, with personnel in London and Hong Kong. The Company measures its financial performance and allocates resources in a single segment, investment management services, which is provided primarily in the United States. Accordingly, Dyal considers itself to be in a single operating and reportable segment structure.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

Dyal has historically operated as a part of the Parent; consequently, stand-alone financial statements have not been prepared for the Company. The accompanying combined financial statements have been prepared from the Parent’s accounting records and are presented on a stand-alone basis. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These combined financial statements include legal entities that comprise the operations of the Company’s business, which are under common control of the Parent.

The combined statements of operations include all revenues and costs directly attributable to Dyal, including costs for facilities, functions and services used by Dyal. Costs for certain functions and services performed centrally by the Parent are directly charged to Dyal based on specific identification, when possible, or based on a reasonable allocation method such as net revenues, time and effort, headcount or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of Dyal by centralized groups within the Parent’s organizational structure as well as employee benefits.

Management of Dyal and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Dyal. However, the combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future, or if the Company had been a separate, stand-alone entity during the years presented. Actual costs that may have been incurred if Dyal had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made.

The Parent uses a centralized approach to cash management and financing. Accordingly, the Parent’s cash has not been assigned to Dyal for any of the periods presented because those cash balances are not directly attributable to Dyal. The Parent’s long-term debt, associated interest, lease obligations and other commitments have not been attributed to Dyal for any of the periods presented because the Parent’s borrowings are not the legal obligation of Dyal nor the allocated costs to Dyal. Transactions between the Parent and Dyal are deemed to have been settled through the Parent’s net investment. The net effect of the deemed settled transactions is reflected in the combined statements of cash flows as net transfer to the Parent within financing activities and in the combined statements of financial condition as the Parent net investment. See Note 7 – Related Party

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

Transactions for additional information. Current and deferred income taxes have been determined based on a separate return method. The Company’s portion of its domestic income taxes and those in certain jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

(b)	Use of Estimates

The preparation of the combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could be materially different from those estimates.

(c)	Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables. The concentration of credit risk with respect to fees receivable is generally limited due to the short payment terms extended to clients by the Company.

(d)	Principles of Consolidation

The Company evaluates entities in which it has a variable interest for consolidation in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, and it consolidates all such entities in which it has a controlling financial interest. As part of this evaluation, the Company performs an analysis to determine whether an entity in which the Company holds a variable interest is a variable interest entity (VIE). Any entity that is not determined to be a VIE is generally consolidated if the Company controls a majority of the voting interests related to the entity. Any entity that is determined to be a VIE is consolidated if the Company determines that its involvement, through holding interests directly or indirectly in the VIE or contractually through other variable interests (e.g., management and incentive related fees), makes it the primary beneficiary. Performance of that analysis requires the exercise of judgment to reach a determination as to whether the Company has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s business and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In performing this analysis, the Company evaluates, among other factors, the VIE’s design and purpose, capital structure, contractual terms, whether interests create or absorb variability, and related party relationships, if any.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and at each reporting period reconsiders that conclusion. In determining if it is the primary beneficiary, the Company evaluates its control rights as well as economic interests in the entity held either directly or indirectly by the Company. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is or is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company, or third parties) or amendments to the governing documents of the respective entity could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, the Company assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly.

The Company has identified certain of its investments as variable interests in VIEs. When it is determined that the Company is considered the primary beneficiary, the VIE’s assets, liabilities, and non-controlling interests are consolidated and included in the combined financial statements. See Note 4 – Variable Interest Entities for additional information.

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

(e)	Cash

Cash of the Company represents $90 thousand of cash held in operating bank accounts at December 31, 2019. The Company held no cash at December 31, 2020.

(f)	Equity Method Investments

For entities over which the Company exercises significant influence, but which do not meet the requirements for consolidation, the Company uses the equity method of accounting. Under the equity method of accounting, the Company’s share of the underlying investments’ earnings is recorded as net gains (losses) from investment activities in the combined statements of operations. The carrying amounts of equity method investments are reflected within equity method investments in the combined statements of financial condition. Equity method investments represent the Company’s investments as a general partner or limited partner in private funds. These funds are investment companies not required to be registered under the Investment Company Act of 1940, as amended, which carry their assets and liabilities at fair value. The Company’s general partner and limited partner ownership interests are calculated as the applicable ownership percentages of the net asset values of these funds.

(g)	Management Fees Receivables

Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. The fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or contributed capital; or investment acquisition cost; or as otherwise defined in the respective agreements. Management fees are presented net of fund overages, fee waivers and revenue sharing on the statements of operations.

(h)	Non-controlling Interest

Non-controlling interests reflect employee investor capital in consolidated entities. The allocation of net income or loss to non-controlling interests is based on the relative ownership interests of the employee investors after the consideration of contractual arrangements that govern allocations of income or loss.

(i)	Net Parent Investment

Net parent investment reflects the net of transactions with the Parent. Such transactions are recorded as Net transfer to/from parent within the combined statements of changes in equity and within the financing section of the combined statements of cash flows. Parent net investment is also comprised of the accumulation of Dyal’s earnings and of the impact of the adoption of FASB ASC 606, Revenue from contracts with customers.

(j)	Adoption of New Accounting Standard

The Company adopted the following standard as of January 1, 2018:

Revenue Recognition – Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers

The adoption of this guidance resulted in certain changes to the timing of recognition and measurement of revenue and recognition of costs incurred to obtain and fulfill revenue contracts as explained below and affected

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

the presentation of certain revenue and expense balances. Notably, for the year ended December 31, 2018, fund overages of $0.5 million previously included as a component of fund-related expenses in the combined statements of operations are now presented as a contra-revenue component of management fees. Separately, expenses of $0.7 million for services performed by the Company on behalf of certain private funds were previously recorded net on the combined statements of operations. For the year ended December 31, 2018, these amounts have been recorded as administrative, transaction and other fees for the payments received from the funds and other expenses for any expenses (i.e. presented gross) incurred in performing services on behalf of the funds. The Company revised its policy for expense recognition of placement fees as a result of the adoption of ASU 2014-19. The Company now recognizes placement fee expense at the time the placement service has been completed. Prior to the adoption of ASU 2014-09, placement fees were expensed over the investment period. Upon initial adoption of ASU 2014-09 for the revised revenue recognition method for placement fee revenues and expenses, the cumulative impact adjustment reflected as an adjustment to opening 2018 net parent investment was $11.0 million.

The following table presents the effect of the changes in presentation on both pre- and post-ASU 2014-09 adoption:

	For the year ended December 31, 2018
	Pre-Adoption ASU 2014-09	Reclassifications and Adjustments	Post-Adoption ASU 2014-09
Revenues:
Management fees, net	$182,716	$2,162	$184,878
Administrative, transaction and other fees	12,149	740	12,889

Total revenues	$194,865	$2,902	$197,767

Operating expenses:
Compensation and benefits	$114,680	$—	$114,680
General, administrative and other expenses	24,447	6,265	30,712

Total operating expenses	139,127	6,265	145,392

Operating income	$55,738	$(3,363)	$52,375

(k)	Revenue Recognition

Principal versus agent

The Company has contractual agreements with third parties that are involved in providing various services primarily to private fund customers, including placement agents. Management’s determination of whether related revenue should be recorded on a gross basis, without subtracting payments to third-party service providers, or net of payments to third-party service providers is based on management’s assessment of whether the Company is serving as the principal service provider or is acting as an agent. The Company is serving as the principal service provider (and should therefore record revenue on a gross basis) if it controls the service as a result of being primarily responsible for providing the service before it is transferred to the fund. Alternatively, the Company is acting as an agent (and therefore should record revenue net of payments to third-party service providers) when it does not control the service as is the case where it arranges for the service to be provided by a third party. The Company controls the right to placement services performed by various third parties (including financial intermediaries); therefore, placement fees are recorded on a gross basis. Fees incurred for third parties for

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

placement services are recognized as an expense when incurred and are included in general, administrative and other expenses, respectively, in the Company’s combined statements of operations.

Contractual revenues:

The Company considers its performance obligations in its customer contracts to be one of the following based upon the services promised: management fees, incentive fees and administrative, transaction and other fees.

Management fees – Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. The fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or contributed capital; or investment acquisition cost; or as otherwise defined in the respective agreements.

Incentive fees – Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. The Company records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by the Company are recorded in the incentive fees line item on the combined statements of financial condition.

Administrative, transaction and other fees – Administrative, transaction and other fees are primarily comprised of amounts reimbursed by the Company’s private funds.

Administrative, transaction and other fees represent compensation-related and other out-of-pocket expenses incurred by the Company’s Business Services Platform and reimbursed by the Company’s private funds. The Company may incur certain costs in connection with satisfying its performance obligations for investment management services, including employee travel costs, for which it receives reimbursements from its private funds under the applicable agreements. The Company concluded it controls the services provided by its employees and, therefore, is acting as principal. For all other reimbursable costs incurred in connection with satisfying its performance obligations such as third-party administration services, the Company concluded it does not control the services provided by such third parties and, therefore, is acting as agent. Accordingly, the Company records revenue for which it is acting as the principal on a gross basis within administrative, transaction and other fees and the related expenses within operating expenses and records costs for which it is agent on a net basis within due from affiliates within the combined statements of financial condition.

Non-Contractual Revenues:

Net gains (losses) from investment activities

Net gains (losses) from investment activities represent the Company’s share of the income or loss of the equity method investments.

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

Disaggregation of Revenue

The following table represents the Company’s revenue disaggregated by type of service:

	For the Years Ended December 31,
	2020	2019	2018
Contractual Revenues
Management fees, net	$284,691	$313,354	$184,878
Incentive fees	2,354	626	—
Administrative, transaction and other fees	22,676	18,350	12,889

Total contractual revenues	$309,721	$332,330	$197,767

Non-Contractual Revenues
Net gains (losses) from investment activities	1,542	(1,564)	627

Total non-contractual revenues	$1,542	$(1,564)	$627

Total Contractual and Non-Contractual Revenues	$311,263	$330,766	$198,394

(l)	Equity Based Compensation

Compensation cost relating to the issuance of share-based payment awards to employees is measured at the fair value of the awards on the grant date, the estimation of which requires the use of complex and subjective judgments and assumptions that represent management’s best estimates. The compensation cost for awards that vest over a future service period is recognized over the requisite service period on a straight-line basis. For service-based awards subject to graded vesting, the Company recognizes compensation cost on a straight-line basis over the total requisite service period of the entire award, while ensuring that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date fair value of the award that is vested at that date. The Company recognizes forfeitures of share-based payment awards in the period in which they occur as a reversal of previously recognized compensation cost.

(m)	Income Taxes

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized, which results in a charge to income tax expense in the combined statement of operations.

After consideration of all relevant evidence, the Company believes that it is more likely than not that a benefit will be realized for federal, state and local, and foreign deferred tax assets and accordingly, no valuation allowance was recorded against these assets. The Company records its income taxes receivable and payable based upon its estimated tax liability. The Company is treated as a partnership for U.S. income tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT).

The Company records uncertain tax positions in accordance with ASC 740, Accounting for Income Taxes, using a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained on the

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

basis of the technical merits of the position, and for those tax positions that meet the ‘more likely than not’ recognition threshold, the Company recognizes the largest amount of benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of the income tax provision.

(n)	Distributions from Equity Method Investments

The Company uses the nature of the distribution approach for determining the cash flow presentation of distributions from its investments in private funds accounted for under the equity method of accounting. Under this approach, the Company conducts an analysis to determine the nature of each distribution to determine whether the distribution is a return on investment or a return of investment. Distributions received that are determined to be return on investment are classified as cash inflows from operating activities.

(o)	New Accounting Standards Not Yet Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax) which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the potential impact on its combined financial statements and related disclosure.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, along with various updates and improvements “Financial Instruments – Credit Losses”. The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s combined financial statements and related disclosures.

(3)	Equity Method Investments

The Company’s investments as a general partner or limited partner in private funds that are not required to be consolidated are presented as equity method investments. The Company reflects its share of the income or loss of the equity method investments in accordance with ASC 323, Investments – Equity Method on a one quarter lag based on the most recent information available from the underlying investment adjusted for cash flows. Net asset value of the underlying funds is also reported on a one quarter lag. This reporting lag could result in a delay in recognition of the impact of changes in the business or operations of these equity method investees. Income from

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

equity method investments is recorded within net gains (losses) from investment activities in the combined statement of operations.

The summarized financial information of the Company’s equity method investments in private funds is as follows:

	December 31, 2020	December 31, 2019
Assets
Investments	$4,443,424	$3,419,512
Other assets	306,805	89,682

Total assets	$4,750,229	$3,509,194

Liabilities and Partners’ Capital
Debt	$522,707	$672,714
Other liabilities	54,399	65,529

Total liabilities	577,106	738,243

Partners’ Capital	4,173,123	2,770,951

Total liabilities and partners’ capital	$4,750,229	$3,509,194

	Years Ended December 31,
	2020	2019	2018
Investment income	$273,151	$196,559	$181,010
Expenses	97,851	98,179	87,914

Net investment income	175,300	98,379	93,096
Net realized and unrealized gains (losses)	7,311	(409,181)	(110,064)

Net income (loss)	$182,611	$(310,802)	$(16,968)

(4)	Variable Interest Entities

Consolidated VIEs

The Company consolidates a certain entity in which it has determined to be the primary beneficiary. The Company does not provide performance guarantees and has no other financial obligations to provide funding to such entity other than with respect to its capital commitments.

The following table represents the asset portion of the consolidated balances presented in the combined statements of financial condition attributable to the consolidated entity in which the Company is determined to be the primary beneficiary. The following assets may only be used to settle obligations of the consolidated entity. There are no liabilities attributable to the consolidated entity in which the Company is determined to be the primary beneficiary.

	December 31, 2020	December 31, 2019
Assets
Equity method investments	$4,627	$5,304

Total assets	$4,627	$5,304

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

Unconsolidated VIEs

The Company holds significant variable interests through its equity method investments in, or acts as the sponsor of, certain VIEs that are not consolidated because the Company has determined that it is not the primary beneficiary, as defined in ASC 810. The Company’s involvement with such entities is in the form of general partner or limited partner interests. The Company may earn management fees, and, in certain instances, incentive fees based on the committed capital, invested capital, cost of unrealized investments, investment acquisition cost or as otherwise defined in the respective agreements of these entities. In addition, the Company earns a pro-rata portion of the VIE’s earnings in instances where the Company holds an equity interest.

The Company’s variable interests in these entities consist of the Company’s equity interests therein and any management and incentive fees earned but uncollected. The Company held investments in these entities included as a component of equity method investments on the combined statements of financial condition totaling $22.8 million and $15.3 million on December 31, 2020 and December 31, 2019, respectively, and management and incentive fees receivable from such entities totaling $39.6 million and $0.7 million on December 31, 2020 and December 31, 2019, respectively.

The Company’s maximum exposure with respect to these managed entities includes equity investments the Company has made or is required to make and any earned but uncollected management and incentive fees receivable from the entities.

	December 31, 2020
	Equity interests	Maximum exposure
Total private funds	$22,810	$69,479

	December 31, 2019
	Equity interests	Maximum exposure
Total private funds	$15,326	$27,571

(5)	Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following:

	December 31, 2020	December 31, 2019
Accrued expenses and other payables:
Revenue share payable	$2,538	$9,836
Placement fees payable	4,045	9,422
Taxes payable	2,083	2,245

Total accrued expenses and other payables	$8,666	$21,503

(6)	Income Taxes

The Company is treated as a partnership for U.S. tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT). The Company is not

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

itself a taxpayer. Instead, its partners are subject to tax on the results of its operations in the jurisdictions in which they operate.

Income tax provision

The income tax provision for the years ended December 31, 2020, 2019 and 2018 is summarized as follows:

	For the Years Ended December 31,
	2020	2019	2018
Current:
U.S.	$8,086	$8,725	$5,056
Foreign	248	257	140
Deferred:
U.S.	101	112	(69)
Foreign	—	—	—

Income tax expense (benefit)	$8,435	$9,094	$5,127

The effective tax rate for the Company represents the income tax provision as a percentage of pre-tax income (excluding non-controlling interests). The effective tax rate was 8.65%, 8.79% and 9.67% for the years ended December 31, 2020, 2019 and 2018, respectively. The difference between the effective tax rate and the statutory NYC UBT rate of 4.0% is primarily driven by a non-deductible compensation expense for UBT purposes, and foreign taxable income subject to higher statutory tax rates.

Deferred taxes

At December 31, 2020 and December 31, 2019, the Company’s deferred tax asset was $0.4 million and $0.5 million, respectively. Significant components of the deferred tax asset include compensation & benefits and placement fees. At December 31, 2020 and December 31, 2019, the Company had no deferred tax liability. The deferred tax asset is recorded in other assets in the combined statements of financial condition.

Uncertain tax positions

Interest and penalties related to uncertain tax positions are recognized in the income tax provision. The Company had no accrued interest for the years ended December 31, 2020 and December 31, 2019. At December 31, 2020 and December 31, 2019, the Company recognized no liability for interest related to unrecognized tax benefits.

Over the next 12 months, it is possible that the amount of the accrued tax liability for uncertain tax positions could change but the Company does not expect this to have a material impact on the combined financial statements.

(7)	Related Party Transactions

The Company is indirectly wholly owned by the Parent. The Parent provides the Company with certain services, such as insurance and administrative support, and also provides benefits to employees, including for example, medical, dental, life and disability insurance, participation in retirement plans and certain post-employment benefits. These financial statements also include allocations of centralized corporate expenses from the Parent for services, such as sales and client services, support costs (e.g., finance, human capital management, legal,

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

compliance, etc.), technology, and other services. These expenses were determined based on various allocation methods, including factors such as revenues, headcount, time and effort spent on matters relating to the Company. These allocated expenses are reflected within Compensation and benefits and General, administrative and other expenses line items on the combined statements of operations. Management fees reported on the combined statements of operations represent revenue from affiliated funds. Reimbursed expenses on the combined statements of operations include expenses reimbursed by the Company’s private funds and reimbursement of expenses incurred by the Company’s Business Services Platform.

Management believes that the assumptions and estimates used to allocate these expenses are reasonable. However, the Company’s expenses as a stand-alone business may be different from those reflected in the combined statements of operations.

In addition, the Company participates in the Parent’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by the Company is transferred to the Parent and any additional daily cash flow needs are funded by the Parent. As such, the Parent benefits from the positive cash flow the Company generates, and the Parent also provides the Company with sufficient daily liquidity to fund its ongoing cash needs. As a result, the Company has historically required minimal cash on hand.

The Parent manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of the Parent and related interest expense are not allocated as none of the Parent’s debt is directly attributable to the Company.

Related party transactions also include transactions with affiliates which, for purposes of these combined financial statements, also include transactions with sponsored funds and employees. The Company’s employees invest on a discretionary basis in sponsored private funds, which are generally not subject to management fees and incentive fees.

The Company’s employees participate in the Retirement Contribution Program which is maintained by NBG. The Company’s retirement contribution for U.S. employees is equal to 15% of eligible earnings up to a maximum contribution of $37.5 thousand, $37.0 thousand and $36.5 thousand for the years ended December 31, 2020, 2019 and 2018 respectively, for all eligible employees. Subject to certain eligibility requirements (such as being employed on December 31st of the plan year), all U.S. employees participate in the Retirement Contribution Program. Under the Retirement Contribution Program, the firm contribution is immediately vested, and the participant has full discretion in directing investments within his/her 401(k) account. Employees are eligible to participate in the Retirement Contribution Program immediately upon hire by the Company. For the years ended December 31, 2020, 2019 and 2018, the Company expensed approximately $3.5 million, $3.4 million and $2.3 million, respectively, with respect to this program.

Non-U.S. employees of the Company participate in retirement plans in locations where the Company has foreign operations. Employer contributions under this program are generally consistent with statutory and regulatory requirements and tax limits.

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

Amounts due from affiliates and due to affiliates are comprised of the following:

	December 31, 2020	December 31, 2019
Due from affiliates:
Reimbursements receivable from funds	$17,716	$12,630

Total due from affiliates	$17,716	$12,630

(8)	Equity Based Compensation

On November 3, 2020, NBG issued share-based payment awards (the “Award Units”) to certain Dyal management members. The Award Units represent unvested, non-voting partnership interests in a subsidiary of NBG. The Award Units had no liquidation value on the date of grant, but instead provide the grantees with rights to distributions of the future profits, as defined, of the Company. The Award Units generally vest in four equal installments over four years commencing on the seventh anniversary of the grant date, provided that certain conditions are met, including continued employment with the Company. No additional Award Units are currently available for future issuance.

The Award Units are expensed and recorded into equity over the requisite service period based upon the fair value of the partnership interests on the date of grant, and the Company recognizes forfeitures when they occur. The estimated fair value of the partnership interests as of the grant date was $180 million, which was determined contemporaneously with the grant. The fair value of the partnership interests was determined by using a market approach to estimate enterprise value and an option-pricing method, or OPM, to allocate that value. The assumptions underlying the estimation of the fair value of the partnership interests were complex and subjective and represented management’s best estimates. They included, but were not limited to, assumptions regarding the selection of appropriate financial metric multiples and estimations of the amount at which the Company would be valued in a hypothetical transaction. In 2020, the total expense recognized within Compensation and benefits related to the Award Units was $3.0 million.

A summary of the status of the Award Units as of December 31, 2020, and changes during the year ended December 31, 2020, is presented below:

	Number (Units)	Weighted- Average Grant Date Fair Value Per Unit ($)
Nonvested Award Units at January 1, 2020	—	$—
Granted	100,000	1,800
Vested	—	—
Forfeited	—	—

Nonvested Award Units at December 31, 2020	100,000	$1,800

As of December 31, 2020, there was $177.0 million of total unrecognized compensation cost related to non-vested Award Units. That cost is expected to be recognized over a straight-line basis of 10 years.

(9)	Commitments and Contingencies

The Company has various commitments, litigation and contingencies that would be expected to be funded from NBG, including as a general partner or limited partner of private funds. The Company, including certain of its

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

employees, had unfunded capital commitments as of December 31, 2020 and December 31, 2019, of $9.3 million and $13.8 million, respectively. If, upon a fund’s final close, capital commitments received exceed initial expectations, the firm’s anticipated capital commitment might increase.

The Company or the Company’s private funds may be involved, from time to time, in judicial, regulatory and arbitration proceedings or investigations concerning matters arising in connection with the conduct of its business. The Company recognizes liabilities for contingencies when there is an exposure that, when analyzed, indicates it is both probable that a liability will be incurred, and the amount of such liability can be reasonably estimated. When a range of probable liability can be estimated, Dyal accrues the amount it has determined it is most likely to incur. If the amount is not determinable, Dyal accrues the minimum of the range of probable loss. In 2018 the Company recorded $2.7 million of expenses related to a settlement with the Securities and Exchange Commission (SEC) involving certain reimbursable expenses of certain of the Company’s private funds.

The Company’s management believes, based on currently available information, advice of counsel, and established accruals, that the eventual outcome of such proceedings, in the aggregate, will not have a material adverse effect on Dyal’s combined financial condition, results of operations, or liquidity.

The Parent indemnifies the officers, directors and employees affiliated with the Company against liabilities arising from the administration and performance of their duties on behalf of the Company, subject to customary exclusions. The Company’s maximum exposure under these arrangements is unknown and not currently measurable, as any such indemnification would only be required if specified claims against the Company are made in the future.

(10)	Merger Agreement

On December 23, 2020, the Parent executed a definitive business combination agreement with Altimar Acquisition Corporation and various Owl Rock Capital Group entities (“Owl Rock”) whereby the Company and Owl Rock will merge to form Blue Owl Capital Inc. (“Blue Owl”), an alternative asset management firm. Blue Owl will become publicly listed through a business combination with Altimar Acquisition Corporation, a special purpose acquisition company. The successful completion of the transaction, expected to close in the second quarter of 2021, is subject to the satisfaction of closing conditions, including receiving the appropriate regulatory approvals, shareholder approvals, and client consents.

(11)	Subsequent Events

The Company’s management has evaluated events occurring after the date of the combined financial statements (subsequent events) through February 15, 2021, the date the combined financial statements are available to be issued. All subsequent events requiring recognition have been incorporated into these combined financial statements.

The Company currently has not experienced an adverse impact on its operating model, but acknowledges it is too difficult to predict the full extent of the current COVID-19 outbreak. The Company will continue to watch the effectiveness of efforts to contain the spread of the COVID-19 virus and the potential long-term implications on the global economy and will continue to monitor and adapt as necessary the firm’s operations and processes to effectively manage portfolios.

Annex A

CERTIFICATE OF INCORPORATION

OF

BLUE OWL CAPITAL INC.

Blue Owl Capital Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is Blue Owl Capital Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Altimar Acquisition Corp., a Cayman Islands exempted company (“Altimar Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation and the Certificate of Corporate Domestication of Altimar Cayman are being filed simultaneously with the Secretary of State of the State of Delaware.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 4,906,875,000 shares, consisting of: (i) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 350,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”); (iv) 1,500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); (v) 350,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock”); (vi) 100,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E Common Stock”), which shall consist of two series: (A) 50,000,000 shares of “Series E-1 Common Stock” and (B) 50,000,000 shares of “Series E-2 Common Stock”; and (vii) 6,875,000 shares of

Class F common stock, par value $0.0001 per share (“Class F Common Stock” and together with the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock, the “Common Stock”). Upon the effectiveness of the Domestication and this Certificate of Incorporation (A) each Class A ordinary share, par value $0.0001 per share (a “Class A Cayman Share”), of Altimar Cayman that is outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof, (B) each Class B ordinary share, par value $0.0001 per share (a “Class B Cayman Share”), of Altimar Cayman that is outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class F Common Stock, without any action required on the part of the Corporation or the holders thereof, and (C) any stock certificate that, immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation, represented Class A Cayman Shares or Class B Cayman Shares will, from and after the effectiveness of the Domestication and this Certificate of Incorporation, automatically and without the necessity of presenting the same for exchange, represent an identical number of shares of Class A Common Stock or Class F Common Stock (respectively) of the Corporation.

(b) The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Class E Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, Class A Common Stock, the Class B Common Stock, Class C Common Stock, Class D Common Stock or Class E Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2 Preferred Stock.

(a) The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).

Section 4.3 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock, the Class E Common Stock and the Class F Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote.

(ii) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class B Common Stock, as such, shall, prior to the Sunset Time, be entitled to the B/D Voting Power for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Class B Common Stock as a separate class are entitled to vote.

(iii) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class C Common Stock, as such, shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class C Common Stock as a separate class are entitled to vote.

(iv) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class D Common Stock, as such, shall, prior to the Sunset Time, be entitled to the B/D Voting Power for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Class D Common Stock as a separate class are entitled to vote.

(v) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, no holder of record of Class E Common Stock, as such, shall be entitled to any vote on which stockholders generally, including the election or removal of directors, are entitled to vote.

(vi) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class F Common Stock, as such, shall be entitled to one (1) vote for each share of Class F Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class F Common Stock as a separate class are entitled to vote.

(vii) Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the Investor Rights Agreement, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(viii) Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (viii) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class B Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class B Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(iii) Class C Common Stock. Dividends and other distributions shall not be declared or paid on the Class C Common Stock.

(iv) Class D Common Stock. Dividends and other distributions shall not be declared or paid on the Class D Common Stock.

(v) Class E Common Stock.

(A) Dividends and other distributions shall not be declared or paid on the Class E Common Stock, except as provided in this Section 4.3(b)(v) or in Section 4.3(c)(iii).

(B) If, at any time the Board declares a dividend or other distribution on the outstanding shares of Class A Common Stock, and any shares of Class E Common Stock remain issued and outstanding, then, the Board shall at such time declare a dividend on the outstanding shares of Class E Common Stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the Board in respect of Class A Common Stock (the “Class E Dividend Amount”). In declaring any such dividend, the Corporation shall fix the same record date for determining holders of Class A Common Stock and Class E Common Stock entitled to receive such dividend (each, a “Specified Record Date”) and the same payment date therefor (each, a “Specified Payment Date”). If, as of the applicable Specified Payment Date, shares of Class E Common Stock that were outstanding as of the applicable Specified Record Date have been converted into shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation, then the Corporation shall pay the Class E Dividend Amount on the Specified Payment Date to the holders of such shares of Class E Common Stock as of the Specified Record Date. With respect to any shares of Class E Common Stock that remain outstanding as of the applicable Specified Payment Date, the Corporation shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E Common Stock, set aside or reserve for payment an amount equal to such Class E Dividend Amount in respect of each such outstanding share of Class E Common Stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event with respect to such shares (as determined pursuant to the definition of “Triggering Event”); provided, however, that if a Triggering Event does not occur with respect to any shares of Class E

Common Stock prior to the Earnout Termination Date, any amounts in the Reserve Amount with respect to such shares shall automatically be released to the Corporation, the right to receive the Class E Dividend Amount in respect of any share of Class E Common Stock for which a Triggering Event has not occurred as of such time shall be deemed to have expired, and the holders of Class E Common Stock for which a Triggering Event has not occurred as of such time shall have no entitlement to receive the Class E Dividend Amount.

(vi) Class F Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class F Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class F Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(vii) Notwithstanding anything to the contrary in the preceding subsections (i)-(vi), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c) Liquidation, Dissolution or Winding Up.

(i) Subject to Section 4.3(c)(iii), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (A) the holders of shares of the Class C Common Stock shall be entitled to receive the par value of such shares of Class C Common Stock and (B) the holders of shares of the Class D Common Stock shall be entitled to receive the par value of such shares of Class D Common Stock, in each case Ratably on a per share basis with the Participating Shares. Other than as set forth in the preceding sentence, the holders of shares of the Class C Common Stock and Class D Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iii) If, as of the date of determining the stockholders of the Corporation entitled to participate in a distribution of the remaining assets of the Corporation in connection with a liquidation, dissolution or winding up contemplated by this Section 4.3(c) any shares of Class E Common Stock remain issued and outstanding, then the holders of such shares of Class E Common Stock shall only be entitled to receive the par value of such shares, unless the amount of the distribution in connection with or following such liquidation, dissolution or winding up that would be payable in respect of a share of Class A Common Stock would cause a Triggering Event for such share of Class E Common Stock. To the extent that any remaining assets of the Corporation are to be distributed to the holders of Class E Common Stock pursuant to this Section 4.3(c)(iii), then such amounts shall be distributed Ratably to the Participating Shares and the shares of Class E Common Stock (assuming that, notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the shares of each series of Class E Common Stock then outstanding are treated as Participating Shares and tested separately on a series-by-series basis to determine whether a Triggering Event has occurred with respect to such series, and without duplication of any amounts that would otherwise be payable in respect of the shares of Class A Common Stock into which such shares of Class E Common Stock would otherwise be convertible in connection with a Triggering Event).

(d) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e) No Preemptive or Subscription Rights. Without limiting the rights of any party to the Investor Rights Agreement, no holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(f) Conversion of Class B Common Stock and Class D Common Stock.

(i) Each share of Class B Common Stock that is Disqualified Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted at the Determination Time into one fully paid and nonassessable share of Class A Common Stock, and each share of Class D Common Stock that is Disqualified Stock shall automatically and without further action on the part of the Corporation or any holder of Class D Common Stock be converted at the Determination Time into one fully paid and nonassessable share of Class C Common Stock.

(ii) Upon the Sunset Time, (x) each share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted at such time into one fully paid and nonassessable share of Class A Common Stock; and (y) each share of Class D Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class D Common Stock be converted at such time into one fully paid and nonassessable share of Class C Common Stock.

(iii) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock or Class D Common Stock (as applicable) subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock or Class C Common Stock (as applicable), without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock or Class D Common Stock (as applicable) have been converted into shares of Class A Common Stock or Class C Common Stock (as applicable) as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock or Class D Common Stock (as applicable, if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock or Class C Common Stock (as applicable) into which such holder’s shares of Class B Common Stock or Class D Common Stock (as applicable) were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(g) Conversion of Class E Common Stock. In the event that there has been a Triggering Event with respect to shares of Class E Common Stock (as determined pursuant to the definition of “Triggering Event”) prior to the Earnout Termination Date, such shares of Class E Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted on the applicable Class E Conversion Date into an equal number of fully paid and nonassessable shares of Class A Common Stock. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class E Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class E Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class E Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class E

Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and the shares of Class E Common Stock into shares of Class A Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect conversion of all outstanding shares of Class B Common Stock and of all outstanding shares of Class E Common Stock into shares of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of effecting the conversion of the shares of Class D Common Stock into Class C Common Stock, such number of shares of Class C Common Stock as will from time to time be sufficient to effect conversion of all outstanding shares of Class D Common Stock into shares of Class C Common Stock.

(i) Cancellation of Class E Common Stock. In the event that there has not been a Triggering Event with respect to any share of Class E Common Stock as of the Earnout Termination Date, such share of Class E Common Stock shall, automatically and without further action on the part of the Corporation or any holder of Class E Common Stock, be transferred to the Corporation and cancelled for no consideration, on and effective as of 5:00 p.m. New York City time on the Earnout Termination Date, and thereafter the Corporation shall take all necessary action to retire such shares of Class E Common Stock that are reacquired by the Corporation and shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the Earnout Termination Date, represented shares of Class E Common Stock (to the extent representing shares of Class E Common Stock that were not converted) shall, if presented to the Corporation on or after the Earnout Termination Date, be cancelled.

(j) Conversion of Class F Common Stock.

(i) Shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”): (A) at any time and from time to time at the option of the holder thereof; or (B) automatically and without further action by the Corporation or the holder thereof on the day of the closing of a Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all outstanding shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of a Business Combination at such ratio (unless the holders of a majority of the outstanding shares of Class F Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) that results in the number of shares of Class A Common Stock issuable upon conversion of all outstanding shares of Class F Common Stock be equal to, in the aggregate, 20% of the sum of all shares of Class A Common Stock and Class F Common Stock outstanding upon completion of the IPO plus all shares of Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination.

(iii) Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the outstanding shares of Class F Common Stock consenting or agreeing separately as a separate class.

(iv) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalizations of the outstanding shares of Class A

Common Stock into a greater or lesser number of shares occurring after the Effective Date without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class F Common Stock.

(v) Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(j). The pro rata share for each holder of shares of Class F Common Stock will be determined as follows: each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class F Common Stock into which all of the outstanding shares of Class F Common Stock in issue shall be converted pursuant to this Section 4.3(j) and the denominator of which shall be the total number of outstanding shares of Class F Common Stock at the time of conversion.

(vi) Notwithstanding anything to the contrary in this Section 4.3(j), in no event may any share of Class F Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

(vii) As used in this Section 4.3(j):

(1) “converted”, “conversion” or “exchange” shall have its ordinary meaning under Delaware law, and thereby shall have the same effect as a compulsory redemption without notice of shares of Class F Common Stock of any stockholder and, on behalf of such stockholders, automatic application of such redemption proceeds in paying for such new shares of Class A Common Stock into which the shares of Class F Common Stock have been converted or exchanged at a price per share of Class F Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the shares of Class A Common Stock to be issued as part of the conversion or exchange will be issued at par. The shares of Class A Common Stock to be issued on an exchange or conversion shall be registered in the name of such stockholder or in such name as the stockholder may direct;

(2) “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with a Business Combination, including, but not limited to, a private placement of equity or debt; and

(3) “Trust Account” means the trust account established by Altimar Cayman upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, have been deposited.

(k) Shares of Class F Common Stock converted into shares of Class A Common Stock pursuant to Section 4.3(j) shall be cancelled by the Corporation and may not be reissued. At any time after consummation of a Business Combination, when there are no longer any shares of Class F Common Stock outstanding, the Corporation shall take all necessary action to retire and eliminate the Class F Common Stock, and shall amend this Certificate of Incorporation to eliminate references thereto.

(l) Nothing in Sections 4.3(j)-(k) of this Certificate of Incorporation shall limit or amend any obligation or agreement of any party to the Forfeiture Agreement. To the extent of any conflict or inconsistency between the terms and provisions of the Forfeiture Agreement and the terms and provisions of this Certificate of Incorporation, including (without limitation) Section 4.3(j) and (k) hereof, the terms and provisions of the Forfeiture Agreement shall control.

ARTICLE V

CERTAIN MATTERS RELATING TO TRANSFERS

Section 5.1 Exchanges.

(a) The Corporation, Blue Owl Holdings, Blue Owl Carry, and the other Persons party thereto are parties to the Exchange Agreement.

(b) Subject to (and in accordance with the terms of) the Exchange Agreement:

(i) To the extent that an Exchanging Partner (as defined in the Exchange Agreement) is exchanging Blue Owl Holdings Common Units and Blue Owl Carry Common Units with respect to which there are shares of Class C Common Stock associated, the Corporation shall (unless and to the extent Blue Owl Holdings or Blue Owl Carry has elected in accordance with the terms and provisions of the Exchange Agreement to pay cash in lieu of shares of Class A Common Stock) issue jointly to Blue Owl Holdings and Blue Owl Carry a number of shares of Class A Common Stock, as requested jointly by Blue Owl Holdings and Blue Owl Carry, in exchange for an equal number of (x) Blue Owl Holdings Common Units and (y) Blue Owl Carry Common Units, provided that the aggregate number of shares of Class A Common Stock issued shall not exceed the number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units surrendered to each of Blue Owl Holdings and Blue Owl Carry by the exchanging partner thereof. For the avoidance of doubt, the foregoing exchange is intended to be (x) one share of Class A Common Stock in exchange for (y) one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit. Notwithstanding the foregoing, if the Corporation elects to consummate a Direct Exchange (as defined in the Exchange Agreement), in lieu of issuing such shares of Class A Common Stock to Blue Owl Holdings and Blue Owl Carry as provided in the first sentence of this paragraph, the Corporation shall instead issue such shares directly to the applicable exchanging partner(s). Concurrently with the issuance of such shares of Class A Common Stock, whether to Blue Owl Holdings and Blue Owl Carry or directly to the exchanging partner(s) (as applicable), an equivalent number of shares of Class C Common Stock held of record by the applicable exchanging partner(s) shall, automatically and without further action on the part of the Corporation or any holder of Class C Common Stock, be transferred to the Corporation and retired for no consideration.

(ii) To the extent that an Exchanging Partner (as defined in the Exchange Agreement) is exchanging Blue Owl Holdings Common Units and Blue Owl Carry Common Units with respect to which there are shares of Class D Common Stock associated, the Corporation shall (unless and to the extent Blue Owl Holdings or Blue Owl Carry has elected in accordance with the terms and provisions of the Exchange Agreement to pay cash in lieu of shares of Class B Common Stock) issue jointly to Blue Owl Holdings and Blue Owl Carry a number of shares of Class B Common Stock, as requested jointly by Blue Owl Holdings and Blue Owl Carry, in exchange for an equal number of (x) Blue Owl Holdings Common Units and (y) Blue Owl Carry Common Units, provided that the aggregate number of shares of Class B Common Stock issued shall not exceed the number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units surrendered to each of Blue Owl Holdings and Blue Owl Carry by the exchanging partner thereof. For the avoidance of doubt, the foregoing exchange is intended to be (x) one share of Class B Common Stock in exchange for (y) one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit. Notwithstanding the foregoing, if the Corporation elects to consummate a Direct Exchange (as defined in the Exchange Agreement), in lieu of issuing such shares of Class B Common Stock to Blue Owl Holdings and Blue Owl Carry as provided in the first sentence of this paragraph, the Corporation shall instead issue such shares directly to the applicable exchanging partner(s). Concurrently with the issuance of such shares of Class B Common Stock, whether to Blue Owl Holdings and Blue Owl Carry or directly to the exchanging partner(s) (as applicable), an equivalent number of shares of Class D Common Stock held of record by the applicable exchanging partner(s) shall, automatically and without further action on the part of the

Corporation or any holder of Class D Common Stock, be transferred to the Corporation and retired for no consideration.

(iii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, a sufficient number of shares of Class A Common Stock and Class B Common Stock to permit Blue Owl Holdings and Blue Owl Carry to satisfy their respective obligations under the Exchange Agreement.

Section 5.2 Additional Issuances. Subject to the DGCL and the other terms of this Certificate of Incorporation and without limitation of the rights of any party to the Investor Rights Agreement, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Certificate of Incorporation. The Corporation shall not issue additional shares of Class B Common Stock, except as provided in this Certificate of Incorporation. In addition to any approval otherwise required by the DGCL and this Certificate of Incorporation, the immediately preceding sentence may only be amended by the affirmative vote of the holders of shares of issued and outstanding Class A Common Stock and Class C Common Stock, voting together as a single class. The Corporation shall not issue additional shares of Class C Common Stock or Class D Common Stock, except in connection with the valid issuance of Blue Owl Holdings Common Units in accordance with the Blue Owl Holdings A&R LPA and Blue Owl Carry Common Units in accordance with the Blue Owl Carry A&R LPA, or except as provided in this Certificate of Incorporation; provided, that upon a Unit Triggering Event with respect to a Blue Owl Seller Earnout Unit (determined pursuant to the Blue Owl A&R LPAs), the Corporation shall issue to the holder of such Blue Owl Seller Earnout Unit (x) one share of Class C Common Stock, if such holder is not a Qualified Stockholder, or (y) one share of Class D Common Stock, if such holder is a Qualified Stockholder. Following the Effective Date, the Corporation shall not issue additional shares of Class E Common Stock or shares of Class F Common Stock. In addition to any approval otherwise required by the DGCL and this Certificate of Incorporation, the immediately preceding sentence may only be amended by the affirmative vote of the holders of shares of issued and outstanding Class A Common Stock and Class C Common Stock, voting together as a single class.

Section 5.3 Cancellation.

(a) Shares of Class C Common Stock and Class D Common Stock that are reacquired by the Corporation shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the cancelation of such shares of Class C Common Stock or Class D Common Stock, as the case may be, represented shares of Class C Common Stock or Class D Common Stock so cancelled shall, if presented to the Corporation on or after the date of cancellation of such shares, be cancelled.

(b) Shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class B Common Stock, except for a Qualified Transfer. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(c) Shares of Class D Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class D Common Stock be converted into an equal number of fully paid and nonassessable shares of Class C Common Stock upon any Transfer of such shares of Class D Common

Stock, except for a Qualified Transfer. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class D Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class C Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class D Common Stock have been converted into shares of Class C Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class D Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class C Common Stock into which such holder’s shares of Class D Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(d) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock or shares of Class D Common Stock into Class C Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of such shares of Class B Common Stock into Class A Common Stock or shares of Class D Common Stock into Class C Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock or shares of Class D Common Stock, as applicable, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock or shares of Class C Common Stock, as applicable, as of the date of the Transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

Section 5.4 Certain Restrictions on Transfer.

(a) Without the prior written consent of the Corporation, and without limiting the rights of any party to the Investor Rights Agreement, neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Seller (or any Permitted Transferee that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) may be made during the Lock-Up Period applicable to such Lock-Up Shares. During the Lock-Up Period applicable to any Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer), any purported Transfer of Lock-Up Shares by such Non-Electing Seller (or such Permitted Transferee) other than in accordance with this Certificate of Incorporation shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

(b) No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with applicable federal and state securities laws.

(c) No Transfer of shares of Class C Common Stock or Class D Common Stock may be made, unless such Transferor also Transfers an equal number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units (as applicable) to the applicable Transferee in accordance with the terms and conditions of the Blue Owl Holdings A&R LPA and Blue Owl Carry A&R LPA, as applicable.

(d) The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 5.4 and remove such restrictive legends at the time the applicable restrictions under this Section 5.4 are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 5.4 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 5.4 in accordance with the DGCL.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, but without limiting the rights of any party to the Investor Rights Agreement, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Without limiting the rights of any party to the Investor Rights Agreement, or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) Without limiting the rights of any party to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be, such directors (“Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Without limiting the rights of any party to the Investor Rights Agreement, the Board is authorized to assign members of the Board already in office at the Effective Date to their respective class.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

Section 7.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights of any party to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time any shares of Class B Common Stock or shares of Class D Common Stock are outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when there are not any shares of Class B Common Stock or Class D Common Stock outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock or any class of Common Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock or in this Certificate of Incorporation with respect to such class of Common Stock.

Section 8.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee or agent, or in any other capacity while serving as a director, member, manager, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

ARTICLE X

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the

Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Indemnitee that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Indemnitee in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Indemnitee shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Corporation or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, no Indemnitee shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Indemnitee may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

SEVERABILITY

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV

AMENDMENTS

Except as otherwise expressly provided in this Certificate of Incorporation and without limiting the rights of any party to the Investor Rights Agreement, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XV

DEFINITIONS

Section 15.1 Definitions. As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:

(a) “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

(b) “Affiliate” has the meaning given to such term in the Investor Rights Agreement.

(c) “B/D Voting Power” means, at the time of determination (but in any event, prior to the Sunset Time), (i) solely with respect to any matter on which holders of Class B Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote, (ii) solely with respect to each matter on which holders of Class D Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote, and (iii) with respect to each matter on which stockholders of the Corporation are voting generally or any matter in which the Class B Common Stock and Class D Common Stock are voting together as a single class, a number of votes per share equal to the Total B/D Voting Number divided by the total number of shares of Class B Common Stock and Class D Common Stock issued and outstanding. For purposes hereof, the “Total B/D Voting Number” shall mean a number equal to (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A Common Stock and Class C Common Stock issued and outstanding and (y) the total voting power of all shares of Preferred Stock issued and outstanding by (2) 10%; multiplied by (B) 90%.

(d) “BCA” means that certain Business Combination Agreement, dated as of December 23, 2020, by and among the Corporation, Blue Owl Holdings, Blue Owl Carry and other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time.

(e) “BCA Transaction” means the business combination transactions contemplated by the BCA.

(f) “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. When used in the context of Economic Shares, Beneficially Owns assumes the Exchange of all Blue Owl Carry Common Units and Blue Owl Holdings Common Units.

(g) “Blue Owl A&R LPAs” means the Blue Owl Carry A&R LPA and the Blue Owl Holdings A&R LPA, collectively.

(h) “Blue Owl Carry” means Blue Owl Capital Carry LP, a Delaware limited partnership.

(i) “Blue Owl Carry A&R LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Carry, dated on or about the Effective Date (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(j) “Blue Owl Carry Common Unit” means one Common Unit as defined in the Blue Owl Carry A&R LPA.

(k) “Blue Owl Carry Seller Earnout Unit” means a Seller Earnout Unit as defined in the Blue Owl Carry A&R LPA.

(l) “Blue Owl Holdings” means Blue Owl Capital Holdings LP, a Delaware limited partnership.

(m) “Blue Owl Holdings A&R LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, dated on or about the Effective Date (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(n) “Blue Owl Holdings Common Unit” means one Common Unit as defined in the Blue Owl Holdings A&R LPA.

(o) “Blue Owl Holdings Seller Earnout Unit” means a Seller Earnout Unit as defined in the Blue Owl Carry A&R LPA.

(p) “Blue Owl Seller Earnout Unit” means one Blue Owl Carry Seller Earnout Unit and one Blue Owl Holdings Seller Earnout Units, collectively.

(q) “Blue Owl Unit” has the meaning given to such term in the BCA.

(r) “Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (A) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (B) must not be effectuated with another blank check company or a similar company with nominal operations. For the avoidance of doubt, the BCA Transaction constitutes a Business Combination as such term is used in this Certificate of Incorporation.

(s) “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(t) “Class E Conversion Date” means, with respect to (i) any share of Class E-1 Common Stock, the date upon which a Triggering Event with respect to such share of Class E-1 Common Stock shall have occurred (as determined pursuant to the definition of “Triggering Event”) and (ii) any share of Class E-2 Common Stock, the date upon which a Triggering Event with respect to such share of Class E-2 Common Stock shall have occurred (as determined pursuant to the definition of “Triggering Event”).

(u) “Determination Time” means 5:00 p.m. New York City time on such date as the disinterested members of the Executive Committee (or, if no Executive Committee is then constituted, the disinterested members of the Board) determine that any shares of Class B Common Stock or Class D Common Stock are shares of Disqualified Stock.

(v) “Disqualified Individual” means a Qualified Individual that (1) has been removed from the Executive Committee for Cause (as defined in the Investor Rights Agreement, and as applicable), (2) is found by either the Board or a final non-appealable judgement of a court of competent jurisdiction to have breached (and not cured, if curable) a non-competition covenant agreement with the Corporation or any of its Subsidiaries or (3) is deceased.

(w) “Disqualified Stock” means shares of Class B Common Stock or Class D Common Stock (i) of the Qualified Individual as to which such shares were initially issued (beneficially or of record) who has become a Disqualified Individual or (ii) which have been Transferred to a Person other than a Qualified Transferee; provided, that no shares of Class B Common Stock or Class D Common Stock Beneficially Owned by Owl Rock Capital Feeder, LLC (“ORC Feeder”), Owl Rock Capital Partners, LP (“ORC Partners”), Dyal Capital SLP LP or any other Dyal SLP Aggregator (as such term is defined in the Investor Rights Agreement) or any Person that is a Qualified Stockholder (whether or not a Disqualified Individual or its Qualified Transferees are direct or indirect equityholders thereof, as long as Voting Control of such Person is held, directly or indirectly, by Qualified Individuals other than such Disqualified Individuals and its Qualified Transferees) (each person referenced in this provision an “Included Person” and collectively the “Included Persons”) shall be considered Disqualified Stock, unless unanimously determined by the Executive Committee (other than a Disqualified Individual) (or, if no Executive Committee is then constituted, unanimously determined by the Board).

(x) “Earnout Termination Date” means the date that is the fifth anniversary of the Effective Date.

(y) “Economic Shares” has the meaning given to such term in the Investor Rights Agreement.

(z) “Effective Date” means the date of the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

(aa) “Exchange” has the meaning given to such term in the Exchange Agreement.

(bb) “Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, by and among the Corporation, Blue Owl Holdings, Blue Owl Carry and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(cc) “Executive Committee” means the Executive Committee of the Corporation or other management committee exercising day-to-day management of the Corporation in accordance with the Bylaws and the Investor Rights Agreement.

(dd) “Family Member” has the meaning given to such term in the Investor Rights Agreement.

(ee) “Forfeiture Agreement” means that certain Forfeiture Agreement referred to in the BCA pursuant to which, among other things, Altimar Sponsor LLC acknowledged and agreed (1) effective upon the closing of the transactions contemplated by the BCA, (x) as holder of a majority of the Class B Cayman Shares prior to the Domestication and a majority of the shares of Class F Common Stock at the Effective Date to waive certain anti-dilution adjustments set forth in Section 17.3 of Altimar Cayman’s Memorandum and Articles of Association and Section 4.3(j) of this Certificate of Incorporation in connection with the transactions contemplated by the BCA and (y) to forfeit 2,289,375 of the shares of Class A Common Stock received upon the automatic conversion of its shares of Class F Common Stock upon the closing of the transactions contemplated by the BCA for no consideration; and (2) to the conversion of Class F Common Stock into Class A Common Stock automatically upon consummation the BCA Transaction.

(ff) “Initial Qualified Stockholder” means (1) ORC Feeder, and (2) Dyal Capital SLP LP, in each case with respect to the shares held by such Person for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity.

(gg) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

(hh) “Investor Rights Agreements” means the Investor Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(ii) “IPO” means the initial public offering of Altimar Cayman.

(jj) “Lock-Up Period” means:

(A) with respect to any shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock held by a Non-Electing Seller or a Permitted Transferee thereof, the period commencing on the Effective Date and continuing until the date that is six months following the Effective Date; and

(B) with respect to any Class E Common Stock held by a Non-Electing Seller or a Permitted Transferee thereof, the period commencing upon the Effective Date and continuing until the later of (1) the occurrence of a Triggering Event for such Class E Common Stock (as determined pursuant to the definition of “Triggering Event”), at which time, such Class E Common Stock shall be converted to Class A Common Stock on the applicable Class E Conversion Date as provided in this Certificate of Incorporation, and (2) the date that is six months following the Effective Date.

(kk) “Lock-Up Shares” means shares of Class A Common Stock, shares of Class B Common Stock, shares of Class C Common Stock, shares of Class D Common Stock and shares of Class E Common Stock held by a Non-Electing Seller or Permitted Transferee thereof. For the avoidance of doubt, shares of Class A Common Stock, which prior to the Domestication were Class A ordinary shares, as well as any and all other shares of Common Stock held by any Person other than a Non-Electing Seller or a Permitted Transferee thereof, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under this Certificate of Incorporation.

(ll) “Non-Electing Seller” means any Person that, in accordance with Article II of the BCA, (i) received Lock-Up Shares (as opposed to Blue Owl Holdings Common Units and Blue Owl Carry Common Units) as consideration thereunder and (ii) did not execute a counterpart to the Investor Rights Agreement agreeing to be party thereto.

(mm) “Participating Shares” means (i) shares of Class A Common Stock, Class B Common Stock, and, solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction, Class F Common Stock and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, shares of Class C Common Stock and shares of Class D Common Stock, and shares of Class E Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided in Section 4.3(c)(ii) or (iii) as applicable.

(nn) “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee of the transferor upon prior written notice to the Corporation and any other Person to whom notice is required to be given under the Investor Rights Agreement, (ii) a transfer of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock to the Corporation in accordance with Section 5.1(b), (iii) a transfer of shares of Class E Common Stock to the Corporation in accordance with Section 4.3(i), (iv) made in accordance with the Forfeiture Agreement, (v) made in accordance with Article III of the Investor Rights Agreement (but without limiting the Lock-Up Period), (vi) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the BCA Transaction which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property or (vii) a Transfer that otherwise constitutes a Permitted Transfer under the Investor Rights Agreement.

(oo) “Permitted Transferee” means: (A) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order; and (B) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (A) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder.

(pp) “Person” has the meaning given to such term in the Investor Rights Agreement.

(qq) “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; provided, that with respect to the shares held by such Qualified Trust only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more Qualified Individuals have Voting Control over the shares directly or indirectly held by such Qualified Trust; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; provided, that with respect to the shares held by such Person only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity; (c) any Charitable Trust validly created by a Qualified Stockholder; provided, that with respect to the shares held by such Charitable Trust only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such Charitable Trust; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; provided, that with respect to the shares held by revocable living trust which trust is itself both a Qualified Trust and a Qualified

Stockholder, only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such Qualified Trust; (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable, (f) in the case of ORC Feeder, ORC Partners, in each case, with respect to the shares held by such Person only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity, and (g) in the case of Dyal Capital SLP LP, any Dyal SLP Aggregator (as such term is defined in the Investor Rights Agreement), in each case, with respect to the shares held by such Person for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity.

(rr) “Qualified Individual” means any of Doug Ostrover, Marc Lipschultz, Craig Packer, Alan Kirshenbaum, Michael Rees, Sean Ward or Andrew Laurino.

(ss) “Qualified Stockholder” means (i) any Initial Qualified Stockholder, (ii) any Qualified Individual, or (iii) a Qualified Transferee of the foregoing.

(tt) “Qualified Transfer” means any Transfer of a share of Common Stock:

(i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii) by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class B Common Stock or Class D Common Stock is Transferred to it, that such share of Class B Common Stock or Class D Common Stock shall automatically be converted into Class A Common Stock or Class C Common Stock, respectively, upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

(uu) “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(vv) “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(ww) “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(xx) “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(yy) “Subsidiary” has the meaning given to such term in the Investor Rights Agreement.

(zz) “Sunset Time” means 5:00 p.m. New York City time on the first date on which (x) the number of Economic Shares directly or indirectly Beneficially Owned by Qualified Individuals (including through one or more Qualified Transferees or Included Persons) who are none of a Disqualified Individual, a Transferee of a Disqualified Individual nor an Included Person is less than (y) 25% of the Economic Shares directly or indirectly Beneficially Owned by Initial Qualified Stockholders as of the Effective Date (assuming, in each case, (i) that immediately prior to such determination an Exchange of all then-outstanding Blue Owl Holdings Common Units and Blue Owl Carry Common Units by Qualified Stockholders was consummated and (ii) the share counts referenced in the immediately preceding clauses (x) and (y) are equitably adjusted for any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise affecting the Economic Shares occurring after the Effective Date; provided, that, for the avoidance of doubt, the foregoing shall be calculated without regard to any outstanding Blue Owl Carry Seller Earnout Units or Blue Owl Holdings Seller Earnout Units, unless and until such units are earned in accordance with the terms of the BCA, the Blue Owl Holdings A&R LPA and the Blue Owl Carry A&R LPA). Notwithstanding the foregoing, any determination made pursuant to the preceding sentence shall not take into account, and shall exclude from consideration, 40% of the Economic Shares issued to ORC Feeder upon closing of the BCA Transaction (such shares being attributable to a party other than a Qualified Individual).

(aaa) “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(bbb) “Transfer” has the meaning given to such term in the Investor Rights Agreement. Notwithstanding the preceding sentence, for purposes of this Certification of Incorporation, no Exchange of Blue Owl Holdings Common Units or Blue Owl Carry Common Units for any shares of Common Stock of the Corporation not prohibited by the Blue Owl Holdings A&R LPA, the Blue Owl Carry A&R LPA, the Exchange Agreement or the Investor Rights Agreement or the conversion of any shares of any class or series of capital stock of the Corporation into another class or series of capital stock of the Corporation shall constitute a “Transfer” hereunder.

(ccc) “Triggering Event” means:

(A) with respect to any share of Series E-1 Common Stock, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1) the Volume Weighted Average Share Price of a share of Class A Common Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Effective Date; and

(2) if the Corporation is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per share of Class A Common Stock or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $12.50 per share of Class A Common Stock or per Blue Owl Unit (as applicable);

(B) with respect to any share of Series E-2 Common Stock, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1) the Volume Weighted Average Share Price of a share of Class A Common Stock equals or exceeds $15.00 per share for any 20 consecutive trading days following the Effective Date; and

(2) if the Corporation is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per share of Class A Common Stock or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $15.00 per share of Class A Common Stock or per Blue Owl Unit (as applicable); and

(C) with respect to the foregoing clause (A) and (B), if the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, amendment to the Blue Owl A&R LPAs, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leverage recapitalization), each of the applicable per share prices in this definition of “Triggering Event” shall be equitably adjusted by the Corporation in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment to this Certificate of Incorporation, amendment to the Blue Owl A&R LPAs, scheme, arrangement or extraordinary dividend or other applicable transaction.

(ddd) “Unit Triggering Event” means a “Triggering Event,” as defined in the Blue Owl A&R LPAs (or if any difference between them, the Blue Owl Holdings A&R LPA).

(eee) “Volume Weighted Average Share Price” has the meaning given to such term in the BCA.

(fff) “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly (whether exclusive or, solely among Qualified Individuals, shared), to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

ARTICLE XVI

INCORPORATOR

The incorporator of the Corporation is [NAME], whose mailing address is [ADDRESS].

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this [●] day of [●], 2021.

/s/ [●]
[●]
Sole Incorporator

Annex B

AMENDED AND RESTATED

BY-LAWS

OF

BLUE OWL CAPITAL INC.

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of Blue Owl Capital Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.6 Proxies.

(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement (as defined in the Certificate of Incorporation), these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation and/or the Investor Rights Agreement (as applicable), the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation, the Investor Rights Agreement (as applicable) and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) as provided in the Investor Rights Agreement, (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (C) by or at the direction of the Board or any authorized committee thereof or (D) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (D) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(ii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [•] of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof, (ii) as provided in the Investor Rights Agreement or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation, the Investor Rights Agreement or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (D) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (D) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation and/or the Investor Rights Agreement (as applicable).

(vi) Notwithstanding anything to the contrary contained herein, for as long as the Investor Rights Agreement (as defined in the Certificate of Incorporation) remains in effect with respect to the Parties (as defined in the Certificate of Incorporation) (the “Investor Rights Agreement Parties”), the Investor Rights Agreement Parties (to the extent then subject to the Investor Rights Agreement) shall not be subject to the notice procedures set forth in Section 2.12(a)(ii), Section 2.12(a)(iii) or Section 2.12(b) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Investor Rights Agreement.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. The Board shall consist, subject to the Certificate of Incorporation and the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation or the Investor Rights Agreement) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Investor Rights Agreement, as applicable. Unless otherwise provided in the Investor Rights Agreement, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Investor Rights Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Resignation; Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Subject to the Investor Rights Agreement, directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.3 Vacancies. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

Section 3.4 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.5 Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of

Preferred Stock) and the Investor Rights Agreement applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 3.6 Committees. Subject to the Investor Rights Agreement, the Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Executive Committee, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Investor Rights Agreement. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, subject to the Investor Rights Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee or the Investor Rights Agreement. Unless otherwise provided in such a resolution or the Investor Rights Agreement, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution or the Investor Rights Agreement, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.7 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 3.8 Remote Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.7 shall constitute presence in person at such a meeting.

Section 3.9 Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 3.10 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Subject to the Investor Rights Agreement, any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by applicable law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4 Delegation. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office. No delegation to officers of the Corporation or any committee of the Board shall limit, amend or waive any delegation by the Board to the Executive Committee of the Corporation in accordance with the Investor Rights Agreement.

ARTICLE V

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 5.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation shall purchase and maintain insurance (or be named on the insurance policy of an affiliate), at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, as the Board shall determine in its sole discretion, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VI

CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII

CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

ARTICLE VIII

SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE IX

FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

ARTICLE X

CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these By-laws shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3 Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.4 Conflicts. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE XII

AMENDMENTS

Section 12.1 Amendments. Subject to the terms of the Investor Rights Agreement, these By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

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Annex C

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of March 25, 2021 (the “Effective Date”), is by and among (i) Altimar Acquisition Corporation, a Cayman Islands exempted company, (ii) Owl Rock Capital Group LLC, a Delaware limited liability company, (iii) Owl Rock Capital Feeder LLC, a Delaware limited liability company, (iv) Owl Rock Capital Partners LP, a Delaware limited partnership, and (v) Neuberger Berman Group LLC, a Delaware limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of December 23, 2020 (as amended, the “Business Combination Agreement”);

WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated as of January 4, 2021; and

WHEREAS, the Parties desire to further amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 15.1 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.    Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(a)    Exhibit D of the Business Combination Agreement is hereby replaced with Exhibit A to this Amendment; and

(b)    Exhibit I of the Business Combination Agreement is hereby replaced with Exhibit B to this Amendment.

2.    Amendment to Certain Definitions. Effective as of the Effective Date:

(a)    The definition of “Blue Opal Carry Sub” is hereby added as follows:

“Blue Opal Carry Sub” means one or more wholly-owned Subsidiaries of Blue Owl Carry and/or Blue Owl Holdings to be formed in connection with the Opal Reorganization for the purpose of holding Blue Owl Carry’s or Blue Owl Holdings’s, as applicable, 15% interest in carried interest and/or performance fees, as applicable, (net of its proportionate share of dilution for Specified Equity) in respect of existing or future Opal Funds and any other parallel entity formed with a substantially similar purpose.

(b)    The definition of “Opal Carry Aggregator” is hereby deleted in its entirety.

(c)    The definition of “Opal Carry Reorganization” is hereby amended and restated in its entirety as follows:

“Opal Carry Reorganization” means (a) with respect to carried interest (but not performance fees or incentive allocation), (i) [Reserved], (ii) the assignment and/or distribution in kind and subsequent contribution to Blue Opal Carry Sub or one of its Subsidiaries by Opal Carry and Opal Employee Carry of its rights and obligations, currently held through Opal Opportunistic Carry to 15% of the carried interest currently payable to Opal Opportunistic Carry (net of its proportionate

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share of dilution for Specified Equity), and (iii) except with respect to the right to carried interest of Opal Opportunistic Carry, which shall be retained by Opal Opportunistic Carry in connection with the Opal Carry Reorganization or assigned and/or contributed as described in clause (ii), the assignment and/or contribution by Opal Group of (A) 15% of the right, title and interest of Opal Group and its Subsidiaries (if any) in and to the carried interest (but not performance fees or incentive allocation) arising in respect of all of the existing and future Opal Funds to Blue Opal Carry Sub (including that, as a result of such assignment, 15% of such carried interest currently indirectly payable to Opal Group by Opal Funds is instead payable directly or indirectly to Blue Opal Carry Sub) and (B) 85% of the right, title and interest of Opal Group and its Subsidiaries (if any) in and to the carried interest (but not performance fees or incentive allocation) arising in respect of all of the existing and future Opal Funds to Opal Employee Carry (including that, as a result of such assignment, 85% of such carried interest currently indirectly payable to Opal Group by Opal Funds is instead payable directly or indirectly to Opal Employee Carry) and (b) with respect to performance fees or incentive allocation (except with respect to the BDCs and, for the avoidance of doubt, not carried interest), the assignment, directly or indirectly, by Opal Group of all right, title and interest of Opal Group and its Subsidiaries (if any) in and to 85% of all performance fees or incentive allocation (except with respect to the BDCs and, for the avoidance of doubt, not carried interest) arising in respect of all of the existing and future Opal Funds to Opal Employee Carry or another entity controlled by an Affiliate of PubCo.

(d)    The definition of “Opal Employee Carry” is hereby amended and restated in its entirety as follows:

“Opal Employee Carry” means Owl Rock Employee Carry, L.P., a Delaware limited partnership, to be formed in connection with the Opal Reorganization for the purpose of holding unallocated employee carried interest and performance fees in respect of existing or future Opal Funds and any other parallel entity formed with a substantially similar purpose.

(e)    The definition of “Specified Equity” is hereby amended and restated in its entirety as follows:

“Specified Equity” means any Equity Securities issued by (i) any Subsidiary of the Buyer, (ii) any PubCo Fund (as defined in the Investor Rights Agreement) or (iii) any Subsidiary of Opal Employee Carry or Blue Opal Carry Sub (or, in each case, any successors thereto) to any Person (other than, directly or indirectly, to a Key Professional or his Affiliates or (solely in the case of the immediately following clauses (a) and (c)) any employee, manager or officer of the Buyer or any of its Subsidiaries or his or her Affiliates) (a) as a rebate or incentive to a third party investor that is not a Related Party (as defined in the Investor Rights Agreement) making a capital commitment in any fund, business development company or account sponsored or managed by the Buyer or any of its Subsidiaries, including a seed or foundation investor, (b) to new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by PubCo or its Subsidiaries (and, with respect to any reassigned employees, for which a replacement hire is made for such Person’s former position within a reasonable period of time), or (c) to a third party that is not a Related Party in connection with a bona fide arm’s length joint venture or bona fide arm’s length arrangement with a third party service provider.

3.    Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW.]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

[Signature Page to Second Amendment to the Business Combination Agreement]

NEUBERGER BERMAN GROUP LLC

By:	/s/ George Walker
Name: George Walker
Title: Chief Executive Officer

By:	/s/ William Arnold
Name: William Arnold
Title: Chief Financial Officer

[Signature Page to Second Amendment to the Business Combination Agreement]

OWL ROCK CAPITAL GROUP LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: ChiefOperating Officer and Chief Financial Officer

OWL ROCK CAPITAL FEEDER LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: ChiefOperating Officer and Chief Financial Officer

OWL ROCK CAPITAL PARTNERS LP

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: ChiefOperating Officer and Chief Financial Officer

[Signature Page to Second Amendment to the Business Combination Agreement]

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

[See Annex E of the Proxy Statement/Prospectus]

[Exhibit A to Second Amendment to the Business Combination Agreement]

EXHIBIT B

OMNIBUS EQUITY INCENTIVE PLAN

[See Annex I of the Proxy Statement/Prospectus]

[Exhibit B to Second Amendment to the Business Combination Agreement]

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of January 4, 2021 is by and among (i) Altimar Acquisition Corporation, a Cayman Islands exempted company, (ii) Owl Rock Capital Group LLC, a Delaware limited liability company, (iii) Owl Rock Capital Feeder LLC, a Delaware limited liability company, (iv) Owl Rock Capital Partners LP, a Delaware limited partnership, and (v) Neuberger Berman Group LLC, a Delaware limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of December 23, 2020 (the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 15.1 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.    Amendments to the Business Combination Agreement. Effective as of January 4, 2021:

(a) Exhibit A of the Business Combination Agreement is hereby replaced with Exhibit A to this Amendment;

(b) Exhibit D of the Business Combination Agreement is hereby replaced with Exhibit B to this Amendment.

2.    Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

[Signature Page to Amendment to the Business Combination Agreement]

NEUBERGER BERMAN GROUP LLC

By:	/s/ George Walker
Name: George Walker
Title: Chief Executive Officer

By:	/s/ William Arnold
Name: William Arnold
Title: Chief Financial Officer

[Signature Page to Amendment to the Business Combination Agreement]

OWL ROCK CAPITAL GROUP LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: ChiefOperating Officer and Chief Financial Officer

[Signature Page to Amendment to the Business Combination Agreement]

OWL ROCK CAPITAL FEEDER LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: ChiefOperating Officer and Chief Financial Officer

[Signature Page to Amendment to the Business Combination Agreement]

OWL ROCK CAPITAL PARTNERS LP

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: ChiefOperating Officer and Chief Financial Officer

[Signature Page to Amendment to the Business Combination Agreement]

Exhibit A

[See Exhibit 2.2 of the Registration Statement on Form S-4 filed on March 25, 2021]

Exhibit B

[See Exhibit 2.2 of the Registration Statement on Form S-4 filed on March 25, 2021]

Conformed copy reflecting Amendments No. 1 and No. 2

BUSINESS COMBINATION AGREEMENT

by and among

ALTIMAR ACQUISITION CORPORATION,

OWL ROCK CAPITAL GROUP LLC,

OWL ROCK CAPITAL FEEDER LLC,

OWL ROCK CAPITAL PARTNERS LP,

and

NEUBERGER BERMAN GROUP LLC

DATED AS OF DECEMBER 23, 2020

i

ii

iii

iv

v

EXHIBITS

Exhibit A – Buyer Certificate of Incorporation

Exhibit B – Buyer Bylaws

Exhibit C – Tax Receivable Agreement

Exhibit D – Investor Rights Agreement

Exhibit E – Blue Owl GP LLCA

Exhibit F – Forfeiture and Support Agreement

Exhibit G – Amended & Restated LPA of Blue Owl Holdings

Exhibit H – Amended & Restated LPA of Blue Owl Carry

Exhibit I – Omnibus Incentive Equity Plan

Exhibit J – Exchange Agreement

Exhibit K – Opal Group Blocker Merger Agreement

Exhibit L – Opal Group Surviving LLC Agreement

Exhibit M – Opal Carry Surviving LP Agreement

Annex A – Executed Employment Agreements

vi

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (as may be further amended, restated or amended and restated from time to time, this “Agreement”) is made and entered into as of December 23, 2020, by and among (i) Altimar Acquisition Corporation, a Cayman Islands exempted company (the “Buyer”), (ii) Owl Rock Capital Group LLC, a Delaware limited liability company (“Opal Group”), (iii) Owl Rock Capital Feeder LLC, a Delaware limited liability company (“Opal Feeder”), (iv) Owl Rock Capital Partners LP, a Delaware limited partnership (“Opal Partners”), and (v) Neuberger Berman Group LLC, a Delaware limited liability company (“Nephrite”). The Buyer, Opal Group, Opal Feeder, Opal Partners and Nephrite are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

(A)

WHEREAS, the Buyer is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

(B)

WHEREAS, in connection with the Closing, Nephrite and Opal Group will effect reorganization transactions, following which, at the Closing, each of Nephrite and Opal Group will contribute (including, in the case of the Opal Business, through merger) the Diamond Business (which after giving effect to such reorganization transactions will be held by the Diamond Transferred Companies) and the Opal Business (which after giving effect to such reorganization transactions will be held by the Opal Transferred Companies), respectively, to one or more newly formed subsidiaries of the Buyer;

(C)

WHEREAS, the transaction as among the Buyer, Nephrite, Opal Group, Blue Owl Capital GP LLC, a to-be-formed Delaware limited liability company as a wholly owned subsidiary of the Buyer (“Blue Owl GP”), Blue Owl Capital Holdings LP, a Delaware limited partnership and to-be-formed subsidiary of the Buyer whose general partner will be Blue Owl GP (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership and to-be-formed subsidiary of the Buyer whose general partner will be Blue Owl GP (“Blue Owl Carry”), will be structured as an umbrella partnership C corporation transaction and each Seller (with respect to the Opal Family, including each Electing Opal Seller and Non-Electing Opal Seller) will also be entitled to the benefits of the Tax Receivable Agreement;

(D)

WHEREAS, in connection with the Closing, 100,000,000 Seller Earnout Securities in the aggregate will be issued to the Sellers, subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets as further set forth in this Agreement;

(E)

WHEREAS, immediately prior to the Closing and subject to the conditions set forth in this Agreement, the Buyer shall domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), and the Companies Law (2020 Revision) of the Cayman Islands (“Cayman Law”), and in connection with the Domestication, the Buyer will (i) amend and restate the Buyer Amended and Restated Memorandum and Articles of Association by adopting the Certificate of Incorporation of the Buyer substantially in the form attached to this Agreement as Exhibit A (the “Buyer Certificate of Incorporation”) and (ii) adopt the Bylaws of the Buyer substantially in the form attached to this Agreement as Exhibit B (the “Buyer Bylaws”);

(F)

WHEREAS, as a result of the Domestication, each share of Existing Buyer Class A Common Stock outstanding at the effective time of the Domestication will become a share of Buyer Class A Common Stock, and each share of Existing Buyer Class B Common Stock outstanding at the effective time of the Domestication will become a share of Buyer Class F Common Stock;

(G)

WHEREAS, pursuant to the terms and conditions of the Buyer Certificate of Incorporation, in connection with the Closing, all then outstanding shares of Buyer Class F Common Stock will be converted into shares of Buyer Class A Common Stock on a one-for-one basis subject to certain anti-dilution adjustments if additional shares of Buyer Class A Common Stock or any other Equity-linked Securities (as defined in the Buyer Certificate of Incorporation) are issued or deemed issued in excess of the amounts offered in Buyer’s initial public offering and related to the closing of a Business Combination (as defined in the Buyer Certificate of Incorporation), which anti-dilution adjustments (the “Anti-Dilution Adjustments”) may be waived by the holders of a majority of the outstanding shares of Buyer Class F Common Stock, consenting as a separate class;

(H)

WHEREAS, the Anti-Dilution Adjustments applicable to the Buyer Class F Common Stock mirror the anti-dilution adjustments applicable to the Existing Buyer Class B Common Stock set forth in the Buyer Amended and Restated Memorandum and Articles of Association;

(I)

WHEREAS, the Sponsor is the holder of a majority of the outstanding shares of Existing Buyer Class B Common Stock and as a result of the Domestication will be holder of a majority of the outstanding shares of Buyer Class F Common Stock;

(J)

WHEREAS, the Sponsor has agreed (a) at and conditioned upon the Closing, (x) as holder of a majority of the outstanding shares of Existing Buyer Class B Common Stock (and as prospective holder of a majority of the shares of Buyer Class F Common Stock effective upon the Domestication), to irrevocably waive all of the Anti-Dilution Adjustments in connection with the transactions contemplated by the this Agreement, and (y) to forfeit a portion of the shares of Buyer Class A Common Stock that would otherwise be received upon automatic conversion of its shares of Buyer Class F Common Stock as a result of the consummation of the transactions contemplated by this Agreement, and (b) to vote all Existing Buyer Class A Common Stock and Existing Buyer Class B Common Stock held by it in favor of the transactions contemplated by this Agreement and not redeem any Existing Buyer Class A Common Stock held by it, as more fully set forth in, and subject to the terms and conditions of, the Forfeiture and Support Agreement, in the form attached to this Agreement as Exhibit F (the “Forfeiture and Support Agreement”);

(K)

WHEREAS, in connection with the Domestication and adoption of the Buyer Certificate of Incorporation and the Buyer Bylaws, the Buyer will change its name (the “Name Change”) from “Altimar Acquisition Corporation” to “Blue Owl Capital Inc.” (“PubCo”);

(L)

WHEREAS, the Buyer Class A Common Stock, the Buyer Class B Common Stock, the Buyer Class E Common Stock and the Buyer Class F Common Stock will carry such economic and voting rights as set forth in the Buyer Certificate of Incorporation and the Buyer Bylaws, and the Buyer Class C Common Stock and the Buyer Class D Common Stock will carry only de minimis economic rights and such voting rights as set forth in the Buyer Certificate of Incorporation and the Buyer Bylaws;

(M)

WHEREAS, simultaneously with the Closing, the Buyer, Blue Owl Holdings, Blue Owl Carry, Blue Owl GP, Diamond Sellers, Opal Feeder, each Electing Opal Seller, each Non-Electing Opal Seller and holders of Equity Securities in Opal Group Blockers that are subject to an Opal Group Blocker Merger hereunder will enter into a Tax Receivable Agreement in the form attached to this Agreement as Exhibit C (the “Tax Receivable Agreement”);

(N)

WHEREAS, simultaneously with the Closing, the Buyer, Nephrite, Opal Feeder, each Electing Opal Seller and the other parties thereto will enter into an Investor Rights Agreement in the form attached to this Agreement as Exhibit D (the “Investor Rights Agreement”);

(O)

WHEREAS, simultaneously with the Closing, (i) the Buyer, in its capacity as sole member of Blue Owl GP, will enter into the amended and restated limited liability company agreement of Blue Owl GP, in the form attached to this Agreement as Exhibit E (the “A&R Blue Owl GP LLC Agreement”), and (ii) Blue Owl GP, in its capacity as the general partner of Blue Owl Holdings and Blue Owl Carry, Nephrite, Opal Feeder, each Electing Opal Seller and the other parties thereto will enter into (x) the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings in the form attached to this Agreement as Exhibit G (the “A&R Blue Owl Holdings LP Agreement”) and (y) the Amended and Restated Limited Partnership Agreement of Blue Owl Carry in the form attached to this Agreement as Exhibit H (the “A&R Blue Owl Carry LP Agreement”);

(P)

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Nephrite and the Buyer to enter into this Agreement, the Key Professionals have entered into employment agreements with the Buyer with respect to the provision of services after and, subject in all respects to consummation of, the Closing (the “Executed Employment Agreements”);

(Q)

WHEREAS, on or prior to the date of this Agreement, the Buyer, Nephrite and Opal Group have obtained commitments from certain Equity Financing Sources for a private placement of shares of the Buyer Class A Common Stock in accordance with the terms of one or more Subscription Agreements, such private placements to be consummated prior to or upon the consummation of the transactions contemplated by this Agreement; and

(R)

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Stockholders to exercise their rights to participate in the Buyer Share Redemption, on the terms and subject to the conditions and limitations set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth below.

“40 Act Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is (i) registered or required to be registered with the SEC as an investment company under the Investment Company Act or (ii) a business development company regulated as such under the Investment Company Act, and (b) for which the applicable Party or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor or sub-advisor, or in a similar capacity.

“A&R Blue Owl Carry LP Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl GP LLC Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl Holdings LP Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl Operating Agreements” means the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement.

“Accounting Firm” has the meaning set forth in Section 2.16(b).

“Additional Buyer Filings” has the meaning set forth in Section 10.12(g).

“Affected Party” has the meaning set forth in Section 12.3(c).

“Affiliate” means, with respect to any Person, any other Person which is Controlling, Controlled by, or under common Control with (directly or indirectly through any Person) the Person referred to, and, if the Person referred to is a natural person, a Family Member of such Person. Notwithstanding the foregoing, (x) none of the Diamond Funds or any accounts, funds, vehicles or other client advised or sub-advised by the Nephrite Group (or any portfolio company or other investment of any of the foregoing) shall be an Affiliate of any member of the Nephrite Group for purposes of this Agreement and (y) none of the Opal Funds or any accounts, funds, vehicles or other client advised or sub-advised by the Opal Family (or any portfolio company or other investment of any of the foregoing) shall be an Affiliate of any member of the Opal Family for purposes of this Agreement.

“Allocation” has the meaning set forth in Section 12.6.

“Alternative Target” has the meaning set forth in Section 10.21(b).

“Ancillary Agreements” means the A&R Blue Owl Operating Agreements, the A&R Blue Owl GP LLC Agreement, the Tax Receivable Agreement, the Investor Rights Agreement, the Subscription Agreements, the Executed Employment Agreements, the Exchange Agreement, the Forfeiture and Support Agreement, the Escrow Agreement, each Opal Group Blocker Merger Agreement, the Opal Group Surviving LLC Agreement, the Opal Carry Surviving LP Agreement, and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Anti-Dilution Adjustments” has the meaning set forth in the Recitals.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986 and any other applicable Law related to money laundering of any jurisdictions in which the applicable Person conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 10.11(c).

“Applicable Organization Law” means, as applicable, Cayman Law together with the DGCL.

“Applicable Representative” means (a) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Diamond Business and the Diamond Transferred Companies or with respect to any Taxes or Tax matters which are the subject of Indemnification under Section 14.3, Nephrite, and (b) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Opal Business and the Opal Transferred Companies or with respect to any Taxes or Tax matters which are the subject of Indemnification under Section 14.4, Opal Partners.

“Applicable Tax Proceeding” has the meaning set forth in Section 12.3.

“Applicable Vote Only Shares” means (a) in respect of each Opal Group Class A Unit held by a holder making a Valid Opal Group Partnership Election, a number of the Buyer Class C Shares equal to the number of Blue Owl Holdings Common Units issued in respect of such Opal Group Class A Unit and (b) in respect of any Opal Group Sponsor B Units held by a holder making a Valid Opal Group Partnership Election, (i) a number of the Buyer Class C Shares equal to 40% multiplied by the number of Blue Owl Holdings Common Units issued to the holder of such Opal Group Sponsor B Units plus (ii) a number of the Buyer Class D Shares equal to 60% multiplied by the number of Blue Owl Holdings Common Units issued to the holder of such Opal Group

Sponsor B Units; provided that if, as a result of the issuances in accordance with clause (b) of this definition, less than a majority of voting power of all shares of stock of the Buyer are owned by the holder of Opal Group Sponsor B Units, the number of Buyer Class D Shares shall be increased, and the number of Buyer Class C Shares shall be decreased, on a one-for-one basis so as to cause a majority of the voting power of all shares of stock of the Buyer to be held by the holder of Opal Group Sponsor B Units (with it being acknowledged that such Buyer Class D Shares convert to Buyer Class C Shares as provided in the Buyer Certificate of Incorporation).

“Audited Diamond Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Audited Opal Financial Statements” has the meaning set forth in Section 5.4(a)(i).

“Automatic Transfer Employee” means each Diamond Business Employee who will, as a result of this Agreement, become employed by the Buyer or one of its Subsidiaries by operation of the Transfer Regulations.

“Available Cash Shared Shortfall Amount” means (a) if the Available Unearmarked Cash Shortfall Amount is less than or equal to the Balance Sheet Shortfall Responsibility, $0.00, or (b) if the Available Unearmarked Cash Shortfall Amount is greater than the Balance Sheet Shortfall Responsibility, the result of (i) the Available Unearmarked Cash Shortfall Amount minus (ii) the Balance Sheet Shortfall Responsibility.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, minus (b) the Buyer Share Redemption Amount, plus (c) the aggregate net proceeds received by the Buyer from the PIPE Financing to the extent consummated at, or prior to, the Closing.

“Available Unearmarked Cash Shortfall Amount” means the greater of (a) $0.00 and (b) the result equal to (i) $1,775,000,000 minus (ii) the amount of Available Closing Date Cash, minus (iii) the Buyer Share Redemption Amount.

“Balance Sheet Shortfall Responsibility” means the result (whether positive or negative) equal to (a) $50,000,000 minus (b) the Transaction Expenses Overage (if any).

“BDC Board” means the board of directors of the BDCs.

“BDC Core” means Owl Rock Core Income Corp., a Maryland corporation.

“BDC Documents” means the forms, statements, reports and documents required to be filed by any BDC with, or required to be furnished by any BDC to, the SEC or any other Governmental Entity pursuant to the Investment Company Act, the Securities Act, the Securities Exchange Act or other applicable Laws (including any exhibits or amendments thereto).

“BDC I” means Owl Rock Capital Corporation, a Maryland corporation.

“BDC II” means Owl Rock Capital Corporation II, a Maryland corporation.

“BDC III” means Owl Rock Capital Corporation III, a Maryland corporation.

“BDC Tech” means Owl Rock Technology Finance Corp., a Maryland corporation.

“BDCs” means BDC I, BDC II, BDC III, BDC Tech, BDC Core and their respective Subsidiaries.

“Blue Opal Carry Sub” means one or more wholly-owned Subsidiaries of Blue Owl Carry and/or Blue Owl Holdings to be formed in connection with the Opal Reorganization for the purpose of holding Blue Owl Carry’s or Blue Owl Holdings’s, as applicable, 15% interest in carried interest and/or performance fees, as applicable, (net of its proportionate share of dilution for Specified Equity) in respect of existing or future Opal Funds and any other parallel entity formed with a substantially similar purpose.

“Blue Owl Carry” has the meaning set forth in the Recitals.

“Blue Owl Carry Common Units” means Common Units (including Seller Earnout Units) of Blue Owl Carry, having the rights and preferences set forth in the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry GP Units” means GP Units of Blue Owl Carry, having the rights and preferences set forth in the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry Percentage” means a percentage agreed by Nephrite and Opal Partners in good faith prior to Closing, which percentage is intended to represent the percentage of the fair market value of the equity of the Blue Owl Companies represented by the equity of Blue Owl Carry (provided that such percentage shall in any event be less than 0.10%, unless agreed by the Buyer, Nephrite, and Opal Partners).

“Blue Owl Carry Series E-1 Seller Earnout Units” means Blue Owl Carry Common Units designated as “Series E-1 Seller Earnout Units” in accordance with the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry Series E-2 Seller Earnout Units” means Blue Owl Carry Common Units designated as “Series E-2 Seller Earnout Units” in accordance with the A&R Blue Owl Carry LP Agreement.

“Blue Owl Companies” means Blue Owl Holdings, Blue Owl Carry and their respective Subsidiaries (including, from and after the Closing, the Transferred Companies).

“Blue Owl Flow-Thru Company” means any of Blue Owl Holdings, Blue Owl Carry and their Subsidiaries (including any Diamond Transferred Companies or Opal Transferred Companies that will be Subsidiaries of Blue Owl Holdings or Blue Owl Carry as a result of the transactions contemplated by this Agreement) and that is treated for applicable Income Tax purposes as a partnership, disregarded entity, or other “flow-through entity” and whose results directly or indirectly are reflected on the Tax Returns of, or otherwise affect the Income Tax Liability of, the Nephrite Group (or its direct or indirect owners) or the Opal Family (or its direct or indirect owners).

“Blue Owl GP” has the meaning set forth in the Recitals.

“Blue Owl GP Unit” means one Blue Owl Holdings GP Unit and one Blue Owl Carry GP Unit, collectively.

“Blue Owl Holdings” has the meaning set forth in the Recitals.

“Blue Owl Holdings Common Units” means Common Units (including Seller Earnout Units) of Blue Owl Holdings, having the rights and preferences set forth in the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings GP Units” means GP Units of Blue Owl Holdings, having the rights and preferences set forth in the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings Percentage” means 100% minus the Blue Owl Carry Percentage.

“Blue Owl Holdings Series E-1 Seller Earnout Units” means Blue Owl Holdings Common Units designated as “Series E-1 Seller Earnout Units” in accordance with the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings Series E-2 Seller Earnout Units” means Blue Owl Holdings Common Units designated as “Series E-2 Seller Earnout Units” in accordance with the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Unit” means one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit, collectively.

“Business Combination” has the meaning ascribed to such term in the Buyer Amended and Restated Memorandum and Articles of Association.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business Services Platform” means the Diamond Business group that provides strategic services to current and future Partner Managers and other portfolio investments.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of the Buyer, effective as of October 22, 2020, as in effect on the date of this Agreement.

“Buyer Balance Sheet” has the meaning set forth in Section 7.11(c).

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 7.1.

“Buyer Bylaws” has the meaning set forth in the Recitals.

“Buyer Capital Stock” means (a) prior to the Closing, the Existing Buyer Class A Common Stock and the Existing Buyer Class B Common Stock and (b) following the Closing, the Buyer Class A Common Stock, the Buyer Class B Common Stock, the Buyer Class C Common Stock, the Buyer Class D Common Stock, the Buyer Class E Common Stock, and the Buyer Class F Common Stock.

“Buyer Certificate of Incorporation” has the meaning set forth in the Recitals.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class A Shares” means shares of the Buyer Class A Common Stock.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Shares” means shares of the Buyer Class B Common Stock.

“Buyer Class C Common Stock” means the Class C common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class C Shares” means shares of the Buyer Class C Common Stock.

“Buyer Class D Common Stock” means the Class D common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class D Shares” means shares of the Buyer Class D Common Stock.

“Buyer Class E Common Stock” means the Class E common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation, including the Series E-1 Common Stock of the Buyer (the “Buyer Series E-1 Common Stock”) and the Series E-2 Common Stock of the Buyer (the “Buyer Series E-2 Common Stock”).

“Buyer Class E Shares” means shares of the Buyer Class E Common Stock, including shares of the Buyer Series E-1 Common Stock (“Buyer Series E-1 Shares”) and shares of the Buyer Series E-2 Common Stock (“Buyer Series E-2 Shares”).

“Buyer Class F Common Stock” means the Class F common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer and a third party, other than the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, “Buyer Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than the Buyer) that is the Sponsor or an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve the Buyer or any assets (including, for this purpose, the Trust Account and the PIPE Financing) or Equity Securities or debt securities of the Buyer or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated by this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 7.1 (Organization; Authorization; Enforceability), Section 7.2 (Capitalization), Section 7.3 (Brokerage), Section 7.4 (Trust Account), Section 7.11(d) (Certain Subsidiaries) and Section 7.12 (Acquisition Intent).

“Buyer Governing Documents” means, at any time prior to the Closing, the Buyer Amended and Restated Memorandum and Articles of Association, and, at any time following the Closing, the Buyer Certificate of Incorporation and the Buyer Bylaws, as in effect at such time.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.3.

“Buyer Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that has had or would be reasonably expected to have a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case excluding the consummation of any Buyer Share Redemptions, which shall not be deemed to constitute a Buyer Material Adverse Effect; provided that none of the following shall constitute a “Buyer Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which Buyer operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Buyer conducts business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) actions taken or omitted at the written request of Nephrite and Opal or with the prior written consent of Nephrite and Opal or any action expressly required by this Agreement; or (i) any failure of the Buyer to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Buyer’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Buyer, taken as a whole, relative to other businesses in the industries in which the Buyer operates or participates.

“Buyer Name” has the meaning set forth in Section 11.3.

“Buyer Parties” has the meaning set forth in Section 15.2(a).

“Buyer Prepared Returns” has the meaning set forth in Section 12.1(a).

“Buyer Record Date” has the meaning set forth in Section 10.12(c).

“Buyer Restricted Personnel” means all (a) Opal Group Employees as of the Closing and (b) former Diamond Business Employees, in each case, who commence or continue employment with the Buyer or any of its Subsidiaries upon the Closing of the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer Restricted Personnel does not include any employees hired after the Closing.

“Buyer SEC Documents” has the meaning set forth in Section 7.5(a).

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by the Buyer with the SEC, including the Registration Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the valid election of an eligible holder of Existing Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Existing Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement), by tendering such holder’s Existing Buyer Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Buyer Stockholder Meeting.

“Buyer Share Redemption Amount” means the aggregate amount in cash necessary to effect any Buyer Share Redemptions.

“Buyer Stockholder Meeting” means a special meeting of the Buyer Stockholders to vote on the Buyer Stockholder Voting Matters.

“Buyer Stockholder Voting Matters” means, collectively, (i) the adoption and approval of this Agreement and the business combination contemplated hereby (which will constitute approval of a Business Combination (as defined in the Buyer Amended and Restated Memorandum and Articles of Association and the Buyer Certificate of Incorporation)) (the “Business Combination Proposal”), (ii) approval of the Domestication (the “Domestication Proposal”); (iii) approval of the proposals required to adopt the Buyer Certificate of Incorporation (including each change to the Buyer Certificate of Incorporation that is required to be separately approved) and the Buyer Bylaws (the “Organizational Documents Proposals”), (iv) to the extent required by the NYSE listing rules, approval of the issuance of the Buyer Class A Common Stock required to consummate the PIPE Financing (the “Stock Issuance Proposal”), (v) to the extent required by NYSE listing rules, approval of the issuance of shares of Buyer Capital Stock to the Sellers pursuant to the terms of this Agreement (the “Merger

Issuance Proposal”), (vi) the approval and adoption of the LTIP (the “Equity Incentive Plan Proposal”), (vii) adjournment of the Buyer Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (viii) approval of any other proposals reasonably agreed by Buyer and the Sellers to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Business Combination Proposal, the Domestication Proposal, Organizational Documents Proposals, the Stock Issuance Proposal, the Merger Issuance Proposal and the Equity Incentive Plan Proposal, the “Proposals”).

“Buyer Stockholders” means the holders of the Buyer Capital Stock as of any time of determination.

“Buyer’s Disclosure Letter” means the Disclosure Letter delivered by the Buyer concurrently with the execution and delivery of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Cayman Law” has the meaning set forth in the Recitals.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Claim Notice” has the meaning set forth in Section 14.5(a).

“Clayton Act” means the Clayton Act of 1914.

“Client” means a Diamond Fund or an Opal Fund, as applicable.

“Client Contract” means (a) with respect to the Diamond Business, an investment advisory agreement entered into by the Diamond RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client (solely to the extent entered into on behalf of or otherwise related to services of the Diamond Business) and (b) with respect to the Opal Business, an investment advisory agreement entered into by an Opal RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Form 8-K” has the meaning set forth in Section 10.12(h).

“Closing Press Release” has the meaning set forth in Section 10.12(h).

“Code” means the Internal Revenue Code of 1986.

“Competing Buyer” has the meaning set forth in Section 10.21(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, the Diamond Business or the Opal Business, which upon consummation thereof, would (x) result in the Diamond Business or the Opal Business, directly or indirectly, becoming a public company or (y) impede, materially interfere with or prevent the transactions contemplated by this Agreement, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Owned Intellectual Property) or business of the Diamond Business or the Opal Business, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate would not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated by this Agreement) or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Diamond Transferred Company or Opal Transferred Company (excluding any such sale between or among either the Nephrite Group or the Opal Family, as applicable, solely to the extent the purpose of such sale is not to frustrate the consummation of the transactions contemplated by this Agreement) (except, in each case, as contemplated by this Agreement), in all cases of clauses (a) through (c), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer. Notwithstanding anything in this Agreement to the contrary, any transaction, arrangement, Contract or understanding not involving the Diamond Business or the Opal Business, directly or indirectly, shall not be a “Competing Transaction” for purposes of this Agreement.

“Confidentiality Agreements” means, collectively, (i) the Non-Disclosure Agreement, dated as of September 29, 2020, by and between Nephrite and Opal Group, (ii) the Non-Disclosure Agreement, dated as of November 16, 2020, between Nephrite and the Buyer and (iii) the Non-Disclosure Agreement, dated as of November 16, 2020, between Opal Group and the Buyer.

“Consent” means any consent, approval or authorization required in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement, or the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement.

“Contract” means any written or oral contract, agreement, license or Lease, commitment, or other instrument, arrangement or understanding of any kind to which a Person or any of its assets or properties is bound, in each case, which is legally binding.

“Control,” “Controlled” or “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (other than an individual), whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, subject to the second sentence of the definition of Affiliate, a general partner or managing member of a Person shall always be considered to Control such Person.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or recommendation by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws or regulations administered, enacted or enforced by any Governmental Entity, including: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable laws, regulations, or programs.

“D&O Provisions” has the meaning set forth in Section 10.14(a).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to the Processing of personally identifiable information or personal data, including, as applicable, the California Consumer Privacy Act, the New York Department of Financial Services Cybersecurity Regulation (23 NYCRR 500), Regulation P (12 CFR Part 1016 – Privacy of Consumer Financial Information) and the General Data Protection Regulation 2016/679 and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Data Room” has the meaning set forth in Section 15.6.

“Delaware Courts” has the meaning set forth in Section 15.9.

“DGCL” has the meaning set forth in the Recitals.

“Diamond 401(k) Plan” has the meaning set forth in Section 10.15(f).

“Diamond Acquired Business Records” means all books, records, ledgers, financial statements, electronic mail archives, Client information (including in respect of investors in any Client) and files and other information (whether in written or electronic form) to the extent relating exclusively to the Diamond Assets and the Diamond Funds, including the employment file and other records that relate to each Diamond Principal and each Diamond Business Employee and documents supporting or otherwise related to the Diamond Track Record and its calculation.

“Diamond Affiliate Arrangement” has the meaning set forth in Section 3.10(a)(i).

“Diamond Affiliate Employee Benefit Plan” means each Diamond Employee Benefit Plan that is not sponsored or maintained by a Diamond Transferred Company.

“Diamond Assets” means each of the assets, properties, rights and interests of the Nephrite Group, whether tangible or intangible, real, personal or mixed, to the extent primarily used or held for use in connection with the ownership and operation of the Diamond Business, which shall include, for the avoidance of doubt, the following, in each case, solely to the extent primarily used or held for use in connection with the ownership and operation of the Diamond Business or reflected as an asset (other than a current asset and assets disposed of in the Ordinary Course of Business since the date of the Diamond Financial Statements) on the Diamond Financial Statements (but in all cases, other than an Excluded Diamond Asset):

(a) each Client Contract with any Diamond Funds or otherwise with respect to the Diamond Business, as well as any other Contract providing for the payment of fees in respect of the Diamond Business (for the avoidance of doubt, the Client Contracts with respect to the Diamond Finance Fund shall include the right to receive Promote Distributions with respect to such Diamond Finance Fund);

(b) each Diamond Material Contract;

(c) the Diamond Track Record;

(d) the Diamond Acquired Business Records (excluding, subject to Section 11.1(d), the Diamond Related Business Records);

(e) the Diamond Transferred Companies (for the avoidance of doubt, Diamond Assets shall not include any Diamond Seller);

(f) all Intellectual Property Rights of the Nephrite Group primarily or exclusively used or held for use by the Diamond Business, including the Diamond Marks;

(g) rights to all management fees and other fees earned by the Diamond Business (including in respect of all lines of the Diamond Business, whether in respect of successor flagship Diamond Funds or other investment products of the Diamond Business);

(h) the Business Services Platform;

(i) other than in respect of the Existing Diamond Flagship Funds, rights to 15% of the Promote Distributions generated by each Diamond Fund;

(j) all claims, judgments or causes of action to the extent related to any of the Diamond Assets; and

(k) all counterclaims, set-offs, recoupment rights or defenses with respect to the Diamond Liabilities.

“Diamond Business” means (a) the entirety of the business currently known as the Dyal Capital Partners division of Nephrite, which includes the business and operations related to sponsoring, offering and management of the Diamond Funds and any successor fund thereof, (b) the Diamond Transferred Companies and their respective business, operations and services and (c) the Business Services Platform. For the avoidance of doubt, the Diamond Business excludes (w) the Diamond Funds, in and of themselves, (x) any Subsidiary of the Diamond Funds, (y) the Excluded Diamond Assets and (z) any Specified Equity issued in connection with the Diamond Business.

“Diamond Business Employee” means each employee of the Nephrite Group or its Affiliates listed on Section 3.15(a) of the Diamond Disclosure Letter, as will be updated by Nephrite and delivered to Opal Partners at least 20 days prior to the Closing Date, to (subject to the other terms and conditions of this Agreement) (a) remove any employee listed on Section 3.15(a) of the Diamond Disclosure Letter as of the date of this Agreement whose employment with the Nephrite Group has terminated following the date of this Agreement but prior to the date of such delivery and (b) add any employee who (i) is the replacement of an employee contemplated by the preceding clause (a) whose employment commenced after the date of this Agreement, (ii) is the functional equivalent of an employee set forth listed on Section 3.15(a) of the Diamond Disclosure Letter as of the date of this Agreement whose employment commenced after the date of this Agreement or (iii) whose employment commenced after the date of this Agreement and who primarily devotes their business time to the Diamond Business.

“Diamond Business Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Capitalization and Related Matters), and Section 3.14 (Brokerage).

“Diamond Capital Holdings” means Dyal Capital Holdings LLC.

“Diamond Cash Consideration” means the result equal to (a) $1,100,000,000 minus (b) the Buyer Share Redemption Amount minus (c) 50% of the Available Cash Shared Shortfall Amount minus (d) the absolute value of the Diamond Closing Deficit (if any).

“Diamond Closing Adjustment Amount” means the result, whether positive or negative, equal to (a) the Diamond Estimated Closing Net Working Capital minus (b) the Diamond Estimated Indebtedness Amount. A positive Diamond Closing Adjustment Amount is a “Diamond Closing Excess,” and a negative Diamond Closing Adjustment Amount is a “Diamond Closing Deficit.”

“Diamond Closing Estimate Statement” has the meaning set forth in Section 2.5(d).

“Diamond Closing Net Working Capital” means the Diamond Net Working Capital as of immediately following the Diamond Reorganization.

“Diamond Disclosure Letter” means the Disclosure Letter delivered by Nephrite concurrently with the execution and delivery of this Agreement.

“Diamond Earnout Consideration” means $550,000,000.

“Diamond Employee Benefit Plan” means each Employee Benefit Plan (a) that is maintained, sponsored or contributed to (or required to be contributed to) by any Diamond Transferred Company or (b) under or with respect to which the Nephrite Group (solely to the extent related to the Diamond Business) has any Liability in respect of any current or former Diamond Business Employee or consultant of the Diamond Business, in such capacity.

“Diamond Estimated Closing Net Working Capital” means the estimated Diamond Closing Net Working Capital as set forth in the Diamond Closing Estimate Statement.

“Diamond Estimated Indebtedness Amount” means the estimated Diamond Indebtedness Amount as set forth in the Diamond Closing Estimate Statement.

“Diamond Final Adjustment Amount” means the result, whether positive or negative, equal to (a) the Diamond Closing Net Working Capital minus (b) the Diamond Indebtedness Amount plus (c) the absolute value of the Diamond Closing Deficit (if any). A positive Diamond Final Adjustment Amount is a “Diamond Final Excess,” and a negative Diamond Final Adjustment Amount is a “Diamond Final Deficit.”

“Diamond Finance Fund” means the following entities taken as a whole: Dyal Finance Investors (US) LP; DFF (US Unlevered) Holdings LP; DFF (US Levered) Holdings LP; Dyal Finance Investors (US Unlevered) LP; Dyal Finance Investors (US Levered) LP; Dyal Finance Investors (US Unlevered CA) LP; and Dyal Finance Investors (US Levered CA) LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Financial Statements” has the meaning set forth in Section 3.4(a).

“Diamond Fund Documentation” means, with respect to each Diamond Fund, all organizing documents, including its memorandum and articles of incorporation, limited partnership agreement or other constitutional documents and form of subscription documents (including investor side letters), in each case, that as of the date of this Agreement, are in effect and material to such Diamond Fund.

“Diamond Fund I” means the following entities taken as a whole: Diamond Capital Partners (A) LP; Diamond Capital Partners (B) LP; Diamond Investment Partners LP; Diamond US Investors LP; Diamond NJ Investors LP; Diamond Offshore Investors LP; and Diamond Offshore Investors II LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund II” means the following entities taken as a whole: Diamond Capital Partners II (A) LP; Diamond Capital Partners II (B) LP; Diamond II Investment Partners LP; Diamond II US Investors LP; Diamond II NJ Investors LP; Diamond II Offshore Investors LP; and Diamond II Pension Investors LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund III” means the following entities taken as a whole: Diamond Capital Partners III (A) LP; Diamond Capital Partners III (B) LP; Diamond III US Investors LP; Diamond III Offshore Investors LP; and Diamond III Pension Investors LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund IV” means the following entities taken as a whole: Dyal Capital Partners IV (A) LP; Dyal Capital Partners IV (B) LP; Dyal IV US Investors LP; Dyal IV Offshore Investors LP; Dyal IV Pension Investors LP; Dyal IV Cayman Aggregator LP; Dyal Cayman Offshore IV LP; and Dyal U.S. IV LLC, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund V” means the following entities taken as a whole: Diamond Capital Partners V (A) LP; Diamond Capital Partners V (B) LP; Diamond V Offshore Investors LP; Diamond V Pension Investors LP; and Diamond V US Investors LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Funds” means those entities listed on Section 1.1(a) of the Diamond Disclosure Letter.

“Diamond Indebtedness” means the aggregate principal amount of any indebtedness for borrowed money of the Diamond Transferred Companies, and guarantees by the Diamond Transferred Companies of any indebtedness for borrowed money of any other Person other than the Diamond Transferred Companies, excluding any Intercompany Indebtedness.

“Diamond Indebtedness Amount” means, without duplication of any amounts included in the Diamond Closing Net Working Capital, the amount of Diamond Indebtedness as of immediately following the Diamond Reorganization.

“Diamond Insurance Plans” has the meaning set forth in Section 3.24.

“Diamond Liability” means all Liabilities to the extent relating to or arising from the Diamond Business or any Diamond Assets (but excluding any Excluded Diamond Assets), including all Liabilities relating to the conduct or ownership of the Diamond Business or any Diamond Assets prior to, on or following the Closing and regardless of whether such Liability existed or arises prior to, on or following the Closing, other than Retained Diamond Liabilities, Income Taxes and Nephrite Indemnified Taxes.

“Diamond Marks” means (a) Dyal, Dyal Capital Partners and Dyal Homecourt Partners, (b) any other Trademarks owned by the Nephrite Group and used primarily or exclusively in the Diamond Business as set forth on Section 3.11(a) of the Diamond Disclosure Letter, and (c) any name, mark or design incorporating, referencing, combining, or confusingly similar to, any of the foregoing terms or designs.

“Diamond Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (x) be materially adverse to the business, assets, properties, financial condition or results of operation of the Diamond Business, taken as a whole, or (y) prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute a “Diamond Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Diamond Business operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Diamond Business conduct business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) actions taken or omitted at the written request of Opal Group and the Buyer, with the prior written consent of Opal Group and the Buyer or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Opal Group and the Buyer if Opal Group or the Buyer denies such consent; or (i) any failure of the Diamond Business to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Diamond Business’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Diamond Business, taken as a whole, relative to other businesses in the industries in which the Diamond Business operates or participates.

“Diamond Material Contracts” has the meaning set forth in Section 3.10(a).

“Diamond Net Working Capital” means the difference (which may be positive or negative) between (a) the sum of cash and current receivables (including for payments on behalf of or due from Diamond Funds) of Diamond Transferred Companies on a consolidated basis minus (b) current operating expenses of Diamond Transferred Companies reasonably expected to arise in the period after the Closing, and accrued anticipated bonuses and other expenses of Diamond Transferred Companies (including for this purpose all such liabilities in respect of Transferred Employees) in respect of the periods ending on or prior to the Closing (including the portion of any period that includes the Closing Date), in each case calculated consistent with the Unaudited Diamond Financial Statements and in a manner consistent with the sample working capital statement attached hereto as Section 1.1(f) of the Opal Disclosure Letter.

“Diamond Pre-Closing Income Taxes” means (a) all Income Taxes (or the non-payment thereof) of any Diamond Transferred Company or with respect to the Diamond Business for any Pre-Closing Tax Period, (b) all Income Taxes of any member (other than a Diamond Transferred Company) of an affiliated, consolidated, combined or unitary group of which any Diamond Transferred Company (or any predecessor of any Diamond Transferred Company) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) all Income Taxes of any Person (other than a Diamond Transferred Company) imposed on any Diamond Transferred Company as a transferee or successor, by Contract (other than Ordinary Course Tax Sharing Agreements), or pursuant to any Law, which Income Taxes relate to an event or transaction occurring before the Closing.

“Diamond Principals” means Michael Rees, Sean Ward and Andrew Laurino.

“Diamond Privacy and Security Policies” has the meaning set forth in Section 3.12(a).

“Diamond Prohibited Affiliate Transactions” means any Diamond Affiliate Arrangement, other than (a) any Permitted Affiliate Transaction and (b) the transactions contemplated by this Agreement or the Ancillary Agreements.

“Diamond Related Business Records” means all books, records, ledgers, financial statements, electronic mail archives, Client information (including in respect of investors in any Client) and files and other information (whether in written or electronic form) that do not exclusively relate to the Diamond Assets and the Diamond Funds, in each case to the extent relating to the Diamond Assets and the Diamond Funds

“Diamond Reorganization” has the meaning set forth in Section 2.1(a).

“Diamond RIA Subsidiary” means NB Alternatives Advisers LLC, a Delaware limited liability company, NB Dyal Advisors LLC and NB Dyal Advisors IV LLC, as applicable.

“Diamond Seller Cash Allocation Percentage” means the percentage for each of the Diamond Sellers identified by Nephrite in writing as its respective “Diamond Seller Cash Allocation Percentage” at least two Business Days prior to the Closing Date; provided, that the aggregate Diamond Seller Cash Allocation Percentage for all Diamond Sellers shall not exceed 100%. Notwithstanding the foregoing, the Diamond Seller Cash Allocation Percentage shall be 0% for the Diamond Principals and for Diamond SLP.

“Diamond Seller Equity Allocation Percentage” means the percentage for each of the Diamond Sellers identified by Nephrite in writing as its respective “Diamond Seller Equity Allocation Percentage” at least two Business Days prior to the Closing Date; provided, that the aggregate Diamond Seller Equity Allocation Percentage for all Diamond Sellers shall not exceed 100%.

“Diamond Sellers” means Nephrite and one or more subsidiaries of Nephrite, including the entities named on Section 1.1(b) of the Diamond Disclosure Letter (including, for the avoidance of doubt, Diamond SLP).

“Diamond SLP” means Dyal Capital SLP LP.

“Diamond Total Pre-Earnout Consideration” means $6,682,500,000.

“Diamond Track Record” means the investment history and performance record of the Diamond Business and any subcomponent thereof, along with all relevant supporting materials.

“Diamond Transferred Company” means Diamond Capital Holdings, NB Dyal GP Holdings LLC, Dyal UK Limited, each of their respective successors and each of their direct and indirect Subsidiaries. For the avoidance of doubt, no Diamond Fund nor any of their respective Subsidiaries shall be considered a Diamond Transferred Company.

“Disclosure Letters” means Buyer’s Disclosure Letter, Diamond Disclosure Letter and Opal Disclosure Letter.

“Disqualification Event” has the meaning set forth in Section 3.17(e).

“Domestication” has the meaning set forth in the Recitals.

“DPA” means the Defense Production Act of 1950.

“Earnout Termination Date” has the meaning set forth in Section 2.17(a).

“Electing Opal Units” means Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units, as applicable, (a) which are owned by any Opal Group Blocker that has made a Valid Opal Group Blocker Election or (b) with respect to which the holder thereof has made a Valid Opal Group Partnership Election. Notwithstanding the foregoing, no Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units shall be Electing Opal Units for purposes of Section 2.3(b) to the extent the holder thereof (or any holder of any Opal Group Blocker that is the holder thereof) is in material breach at the Closing of any representation, warranty, covenant or agreement set forth in the Opal Group Holder Election Form or any document or agreement executed in connection with the making of a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election (including covenants and agreements to be performed at the Closing).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract.

“Environmental Laws” means all Laws concerning public or worker health and safety with respect to exposure to Hazardous Substances, pollution, or protection of the environment.

“Equity Financing Sources” means Persons that have entered into Subscription Agreements to purchase for cash the Buyer Class A Common Stock from the Buyer pursuant to a PIPE Financing on or prior to the date of this Agreement.

“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests, or other equity interests (including classes, groups, or series thereof having such relative rights, powers, or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, or duties different from, senior to or more favorable than existing classes, groups, and series of units, stock, and other equity interests and including any so-called “profits interests”), or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity, or similar rights to participate in profits or revenues, (b) warrants, options, or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition, and (c) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means a nationally-recognized escrow agent reasonably agreed upon by the Buyer, Opal Group and Nephrite prior to the Closing Date.

“Escrow Agreement” means an escrow agreement, in form to be reasonably agreed upon by the Buyer, Opal Feeder, Nephrite and the Escrow Agent prior to the Closing Date.

“Escrow Amount” means $10,000,000.

“Escrow Fund” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining interest or other amounts actually earned thereon (if any).

“Exchange” has the meaning given to such term in the Exchange Agreement.

“Exchange Agreement” means the Exchange Agreement in the form attached to this Agreement as Exhibit J.

“Excluded Diamond Assets” means the assets set forth on Section 1.1(c) of the Diamond Disclosure Letter.

“Executed Employment Agreement” has the meaning set forth in the Recitals.

“Existing Buyer Class A Common Stock” means the Class A ordinary shares of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Amended and Restated Memorandum and Articles of Association.

“Existing Buyer Class B Common Stock” means the Class B ordinary shares of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Amended and Restated Memorandum and Articles of Association.

“Existing Buyer Preferred Shares” has the meaning set forth in Section 7.2(a).

“Existing Buyer Public Securities” means the Existing Buyer Public Units, the Existing Buyer Class B Common Stock and the Existing Buyer Public Warrants.

“Existing Buyer Public Units” means the units issued in the Buyer’s initial public offering (including overallotment units acquired by the Buyer’s underwriter) consisting of one share of Existing Buyer Class A Common Stock and one-third of one Existing Buyer Public Warrant.

“Existing Buyer Public Warrant” means one whole warrant that was included as part of the Existing Buyer Public Units, entitling the holder thereof to purchase one share of the Existing Buyer Class A Common Stock at an exercise price of $11.50.

“Existing Diamond Flagship Funds” means Diamond Fund I, Diamond Fund II, Diamond Fund III, Diamond Fund IV and Diamond Fund V.

“Existing Opal Carry LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Opal Carry, dated as of September 3, 2020.

“Existing Opal Feeder LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Opal Feeder, dated as of September 30, 2019.

“Existing Opal Group LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opal Group, dated as of September 3, 2020.

“Existing Opal Opportunistic Carry LPA” means the Amended and Restated Agreement of Limited Partnership of Opal Opportunistic Carry, dated as of July 28, 2020.

“Extended Outside Date” has the meaning set forth in Section 13.1(c).

“Fall-Away Rights” has the meaning set forth in Section 10.31.

“Family Members” means, with respect to any natural person, (a) (i) the spouse and lineal descendants (whether natural or adopted) of such person, (ii) any spouse of any of the individuals described in clause (i), and (iii) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (ii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (ii); provided that, with respect to any representation or warranty related to a Family Member, clause (b) shall be limited to the Knowledge of Nephrite or Opal (as applicable).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FIC Assets” means the Opal Group FIC Assets and Opal Feeder FIC Assets, collectively.

“FIC Subsidiaries” means Opal Feeder FIC, Opal Group FIC Holdings and their respective Subsidiaries.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Final Allocation” has the meaning set forth in Section 12.6.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to such dispute, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 12.6.

“Financing Indemnified Persons” has the meaning set forth in Section 10.17(b).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Foreign Person” means a “foreign person” as such term is defined in Section 721 of the DPA.

“Forfeiture and Support Agreement” has the meaning set forth in the Recitals.

“Form BD” has the meaning set forth in Section 5.23(c).

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made, and (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or consummate the transactions contemplated by this Agreement, as applicable. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“Future Diamond Funds” means, excluding Diamond Fund V and Diamond Finance Fund, any investment fund, limited partnership, limited liability company, corporation or other similar collective investment vehicle, separately managed account, fund of one, co-investment vehicle, acquisition vehicle (including special purposes acquisition vehicles) or similar contractual arrangement commencing investment activities after the date hereof, in each case that is managed by the Diamond Business.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of a limited partnership, its certificate of limited partnership (or analogous document) and limited partnership agreement; or (d) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral panel (in each case public or private), or other body or administrative, regulatory, Self-Regulatory Organization or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“GP Minority Equity Investments Strategy” means the investment strategy of the Existing Diamond Flagship Funds of acquiring minority stakes of Equity Securities in investment management businesses or fund sponsors.

“Hazardous Substance” means any waste, substance, or material defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or with words of similar meaning and regulatory effect, under, or for which liability may be imposed pursuant to, Environmental Laws.

“HK Diamond Business Employees” has the meaning set forth on Section 1.1(d) of the Diamond Disclosure Letter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inactive Employee” has the meaning given to such term in Section 10.15(d).

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, the net income or gross receipts of the person on whom such Tax is imposed (or its direct or indirect owners), or (b) imposed on, or with reference to, multiple bases including the net income or gross receipts of the person on whom such Tax imposed (or its direct or indirect owners). For the avoidance of doubt, “Income Taxes” includes net-basis U.S. federal, state, local, and non-U.S. income taxes (including the New York City Unincorporated Business Tax) and net or gross-basis withholding tax imposed on any partnership or other pass-through entity in respect of allocations or distributions to its direct or indirect owners (including under Code Sections 1441, 1442, 1445, 1446 or any similar provision of state, local or non-U.S. law) but does not include payroll, employment, withholding to lessors, employees or other service providers, sales, use, commercial rent, value added, property or similar Taxes.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case excluding any Intercompany Indebtedness.

“Indemnified Party” has the meaning set forth in Section 14.5(a).

“Indemnifying Party” has the meaning set forth in Section 14.5(a).

“Intellectual Property Rights” means all intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including the following: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights, and industrial property rights), patent and industrial design applications and registrations, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, business names, Internet domain names, social media identifiers, and all other indicia of origin, all applications and registrations in connection therewith, and all goodwill associated with any of the foregoing (“Trademarks”); (c) copyrights, mask works and designs, database rights, and moral rights, and all applications, registrations, and renewals in connection therewith; (d) trade secrets and know-how, processes, procedures, confidential business information and other proprietary information and rights; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures, and biographical information of real persons; and (f) rights in Software.

“Intended Tax Treatment” has the meaning set forth in Section 12.5.

“Intercompany Indebtedness” means (a) in the case of the Diamond Transferred Companies, any Liabilities solely between or among Diamond Transferred Companies and (b) in the case of the Opal Transferred Companies, any Liabilities solely between or among Opal Transferred Companies.

“Investment Adviser” has the meaning set forth in Section 5.26(c).

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“Key Professionals” means, collectively, Marc Lipschultz, Doug Ostrover and Michael Rees.

“Knowledge” (a) as used in the phrase “to the Knowledge of Nephrite” or phrases of similar import means the actual knowledge of any of the individuals listed in Section 1.1(e) of the Diamond Disclosure Letter, (b) as used in the phrase “to the Knowledge of Opal Group,” “to the Knowledge of Opal Feeder,” or “to the Knowledge of Opal Partners” or phrases of similar import, in each case, means the actual knowledge of any of the individuals listed in Section 1.1(e) of the Opal Disclosure Letter, and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the individuals listed in Section 1.1(e) of the Buyer’s Disclosure Letter.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a)(ii).

“Latest Diamond Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Latest Opal Balance Sheet” has the meaning set forth in Section 5.4(a)(ii).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, Orders and regulations of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) (as applicable).

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon and any transfer restrictions including rights of first refusal, rights of first offer and preemptive rights.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, fines, penalties and costs and expenses (including expenses of investigation and reasonable and documented out-of-pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party).

“LTIP” has the meaning set forth in Section 10.7.

“Material Leases” means all Leases for each Leased Real Property which provides for a current monthly base rent allocable to the Diamond Business or Opal Business, as applicable, in the case of shared leased real property of more than $150,000.

“Merger Sub 1” means a Delaware limited liability company that is to be formed as a wholly owned subsidiary of Blue Owl Holdings and held prior to Closing exclusively for the purposes of consummating the transactions contemplated by this Agreement.

“Merger Sub 2” means a Delaware limited liability company that is to be formed as a wholly owned subsidiary of Blue Owl Carry and held prior to Closing exclusively for the purposes of consummating the transactions contemplated by this Agreement.

“Misplaced Diamond Assets” has the meaning set forth in Section 10.23(a).

“Misplaced Opal Assets” has the meaning set forth in Section 10.23(b).

“Name Change” has the meaning set forth in the Recitals.

“Nephrite” has the meaning set forth in the Preamble.

“Nephrite Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability); Section 4.2 (Capitalization); Section 4.5 (Brokerage) and Section 4.6 (Investment Intent).

“Nephrite Group” means Nephrite and its Subsidiaries. Notwithstanding the foregoing, none of the Diamond Funds or any accounts, funds, vehicles or other client advised or sub-advised by the Nephrite Group (or any portfolio company or other investment thereof) shall be a member of the Nephrite Group for purposes of this Agreement. For the avoidance of doubt, following the Closing, the Diamond Transferred Companies shall cease to be part of the Nephrite Group.

“Nephrite Indemnified Parties” has the meaning set forth in Section 14.1.

“Nephrite Indemnified Persons” has the meaning set forth in Section 10.17(b).

“Nephrite Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) arising out of or resulting from the Diamond Reorganization, (b) all Taxes (or the non-payment thereof) of any member of the Nephrite Group with respect to the conduct of any business of the Nephrite Group other than the Diamond Business or the ownership of assets of the Nephrite Group other than the Diamond Assets for any taxable period or portion thereof, (c) any Taxes imposed on or with respect to the Excluded Diamond Assets for any taxable period or portion thereof, and (d) all Diamond Pre-Closing Income Taxes. For the avoidance of doubt, for purposes of clause (b) above, the Diamond Transferred Companies shall not be treated as members of the Nephrite Group to the extent relating to periods after the Closing.

“Nephrite Indemnity Cap” has the meaning set forth in Section 14.7(b).

“Nephrite Marks” means (a) Neuberger Berman and NB (b) any other Trademarks owned by the Nephrite Group, and (c) any name, mark or design incorporating, referencing, combining or confusingly similar to any of the foregoing terms or designs. Notwithstanding the foregoing, Nephrite Marks shall not include the Diamond Marks.

“Nephrite Parties” has the meaning set forth in Section 15.2(a).

“Nephrite Restricted Personnel” means all employees of Nephrite or its controlled Affiliates, other than the Diamond Business Employees, hired prior to Closing (including for the avoidance of doubt prior to the date of this Agreement).

“Non-Electing Opal Sellers” means any holder of Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units with respect to any such units that are not Electing Opal Units.

“Non-Party Affiliate” has the meaning set forth in Section 15.14.

“NYSE” has the meaning set forth in Section 7.8.

“Offer Transferred Employees” has the meaning given to such term in Section 10.15(d).

“Opal Acquired Business Records” means all books, records, ledgers, financial statements, electronic mail archives, Client information (including in respect of investors in any Client) and files and other information (whether in written or electronic form) relating to the Opal Assets and the Opal Funds, including the employment file and other records that relate to each Opal Principal and each Opal Group Employee and documents supporting or otherwise related to the Opal Track Record.

“Opal Affiliate Arrangement” has the meaning set forth in Section 5.10(a)(i).

“Opal Assets” means each of the assets, properties, rights and interests of the Opal Family, whether tangible or intangible, real, personal or mixed, to the extent primarily used or held for use in connection with the ownership and operation of the Opal Business, which shall include, for the avoidance of doubt, the following, in each case, solely to the extent primarily used or held for use in connection with the ownership and operation of the Opal Business:

(a) each Client Contract with respect to the Opal Business;

(b) each Opal Material Contract;

(c) the Opal Track Record;

(d) the Opal Acquired Business Records;

(e) the Opal Transferred Companies;

(f) all Intellectual Property Rights of the Opal Family primarily or exclusively used or held for use by the Opal Business;

(g) rights to all management fees and other fees earned by the Opal Business (including in respect of all lines of the Opal Business, whether in respect of successor flagship Opal Funds or other investment products of the Opal Business);

(h) rights to the Promote Distributions generated by the Opal Funds;

(i) all claims, judgments or causes of action to the extent related to any of the Opal Assets; and

(j) all counterclaims, set-offs, recoupment rights or defenses with respect to the Opal Liabilities.

Notwithstanding the foregoing or anything to the contrary herein, “Opal Assets” shall not include, in each case other than (and “Opal Assets” shall include) the Opal Transferred Companies: (i) the FIC Assets or (ii) the assets, properties, rights and interests of (A) Opal Feeder (other than its interests in Opal Group), (B) Opal Partners or (C) ORCP AH LLC, a Delaware limited liability company or its subsidiaries.

“Opal Blocker Seller Representative” means for each Opal Group Blocker making a Valid Opal Group Blocker Election, the person identified as such in the Opal Group Blocker Merger Agreement for such Opal Group Blocker.

“Opal Broker-Dealer FINRA Approval” has the meaning set forth in Section 10.11(e).

“Opal Broker-Dealer Subsidiary” means Owl Rock Capital Securities LLC, a Delaware limited liability company.

“Opal Business” means the business and operations related to sponsoring, offering and management of the Opal Funds and any successor funds thereof, including the Opal Transferred Companies and their respective business, operations and service. For the avoidance of doubt, the Opal Business excludes (v) the right to 85% of Promote Distributions generated by the Opal Funds (other than the the BDCs) (subject to dilution in the event of Specified Equity issuances), (w) the Opal Funds, in and of themselves (as opposed to control of the Opal Funds (which, other than with respect to the BDCs (which are each controlled by a board of directors), the Opal Business does include)), (x) any Subsidiary of any Opal Funds, (y) the FIC Assets (other than cash) and (z) any Specified Equity issued in connection with the Opal Business.

“Opal Business Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability); Section 5.2 (Capitalization and Related Matters); and Section 5.14 (Brokerage).

“Opal Carry” means Owl Rock Capital Group Carry AIV, L.P., a Delaware limited partnership.

“Opal Carry Equity Consideration” means a portion of the Opal Equity Consideration equal to the Blue Owl Carry Percentage thereof.

“Opal Carry Reorganization” means (a) with respect to carried interest (but not performance fees or incentive allocation), (i) [Reserved], (ii) the assignment and/or distribution in kind and subsequent contribution to Blue Opal Carry Sub or one of its Subsidiaries by Opal Carry and Opal Employee Carry of its rights and obligations, currently held through Opal Opportunistic Carry to 15% of the carried interest currently payable to Opal Opportunistic Carry (net of its proportionate share of dilution for Specified Equity), and (iii) except with respect to the right to carried interest of Opal Opportunistic Carry, which shall be retained by Opal Opportunistic Carry in connection with the Opal Carry Reorganization or assigned and/or contributed as described in clause (ii), the assignment and/or contribution by Opal Group of (A) 15% of the right, title and interest of Opal Group and its Subsidiaries (if any) in and to the carried interest (but not performance fees or incentive allocation) arising in respect of all of the existing and future Opal Funds to Blue Opal Carry Sub (including that, as a result of such assignment, 15% of such carried interest currently indirectly payable to Opal Group by Opal Funds is instead payable directly or indirectly to Blue Opal Carry Sub) and (B) 85% of the right, title and interest of Opal Group and its Subsidiaries (if any) in and to the carried interest (but not performance fees or incentive allocation) arising in respect of all of the existing and future Opal Funds to Opal Employee Carry (including that, as a result of such assignment, 85% of such carried interest currently indirectly payable to Opal Group by Opal Funds is instead payable directly or indirectly to Opal Employee Carry) and (b) with respect to performance fees or incentive allocation (except with respect to the BDCs and, for the avoidance of doubt, not carried interest), the assignment, directly or indirectly, by Opal Group of all right, title and interest of Opal Group and its Subsidiaries (if any) in and to 85% of all performance fees or incentive allocation (except with respect to the BDCs and, for the avoidance of doubt, not carried interest) arising in respect of all of the existing and future Opal Funds to Opal Employee Carry or another entity controlled by an Affiliate of PubCo.

“Opal Carry Surviving LP Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Opal Cash Consideration” means the result equal to (a) $350,000,000 minus (b) 50% of the Available Cash Shared Shortfall Amount minus (c) the Escrow Amount minus (d) the absolute value of the Opal Closing Deficit (if any). Notwithstanding the foregoing sentence, in no event shall the Opal Cash Consideration be less than $0.00 for purposes of this Agreement.

“Opal Closing Adjustment Amount” means the result, whether positive or negative, equal to (a) $355,900,000 plus (b) the Opal Estimated Closing Net Working Capital minus (c) the Opal Estimated Indebtedness Amount. A positive Opal Closing Adjustment Amount is an “Opal Closing Excess,” and a negative Opal Closing Adjustment Amount is an “Opal Closing Deficit.”

“Opal Closing Estimate Statement” has the meaning set forth in Section 2.5(c).

“Opal Closing Net Working Capital” means the Opal Net Working Capital as of immediately following the Opal Reorganization.

“Opal Common Unit Consideration” means a number of each of (a) Blue Owl Holdings Common Units, (b) Blue Owl Carry Common Units and (c) Applicable Vote Only Shares equal to (and in lieu of) the number of the Buyer Class A Shares and the Buyer Class E Shares to which a holder of Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units is entitled in respect of each Opal Group Class A Unit, Opal Group Sponsor B Unit or Opal Carry Unit held by such holder pursuant to Section 2.3(b) pursuant to a Valid Opal Group Partnership Election. The portion of the Blue Owl Holdings Common Units and Blue Owl Carry Common Units received in lieu of the Buyer Class E Shares shall be Seller Earnout Units.

“Opal Company” has the meaning set forth in Section 5.2(a).

“Opal Disclosure Letter” means the Disclosure Letter delivered by Opal Group concurrently with the execution and delivery of this Agreement.

“Opal Employee Benefit Plan” means each Employee Benefit Plan (a) that is maintained, sponsored or contributed to (or required to be contributed to) by any Opal Transferred Company or (b) under or with respect to which the Opal Family (solely to the extent related to the Opal Business) has any Liability in respect of any current or former Opal Group Employee or consultant of the Opal Business, but excluding any Opal PEO Plan.

“Opal Employee Carry” means Owl Rock Employee Carry, L.P., a Delaware limited partnership, to be formed in connection with the Opal Reorganization for the purpose of holding unallocated employee carried interest and performance fees in respect of existing or future Opal Funds and any other parallel entity formed with a substantially similar purpose.

“Opal Equity Consideration” means the result equal to (a) $5,117,500,000, minus (b) the amount of any Opal Special Liabilities, plus (c) 50% of the Available Cash Shared Shortfall Amount. Notwithstanding the foregoing sentence, if the Opal Cash Consideration is $0.00, then the Parties shall adjust the Opal Equity Consideration in good faith such that the Opal Sellers bear the Escrow Amount and any Opal Closing Deficit.

“Opal Estimated Closing Net Working Capital” means the estimated Opal Closing Net Working Capital as set forth in the Opal Closing Estimate Statement.

“Opal Estimated Indebtedness Amount” means the estimated Opal Indebtedness Amount as set forth in the Opal Closing Estimate Statement.

“Opal Family” means Opal Partners and its Subsidiaries. Notwithstanding the foregoing, none of the Opal Funds (or any portfolio company or other investment thereof) shall be a member of the Opal Family for purposes of this Agreement. For the avoidance of doubt, following the Closing, the Opal Transferred Companies shall cease to be part of the Opal Family.

“Opal Feeder” has the meaning set forth in the Preamble.

“Opal Feeder FIC” means Owl Rock Feeder FIC LLC, a Delaware limited liability company.

“Opal Feeder FIC Assets” means “FIC Assets” as defined in the Existing Opal Feeder LLC Agreement. The membership interests of Opal Feeder FIC are Opal Feeder FIC Assets.

“Opal Final Adjustment Amount” means the result, whether positive or negative, equal to (a) $355,900,000 plus (b) the Opal Closing Net Working Capital minus (c) the Opal Indebtedness Amount plus (d) the absolute value of the Opal Closing Deficit (if any). A positive Opal Final Adjustment Amount is an “Opal Final Excess,” and a negative Opal Final Adjustment Amount is an “Opal Final Deficit.”

“Opal Financial Statements” has the meaning set forth in Section 5.4(a).

“Opal Fund” means each Opal SMA Client, BDC and Opal Private Fund.

“Opal Fund Documentation” means, with respect to each Opal Fund, all organizing documents, including its memorandum and articles of incorporation, limited partnership agreement or other constitutional documents and form of subscription documents (including investor side letters), in each case, that as of the date of this Agreement, are in effect and material to such Opal Fund.

“Opal Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability); Section 6.2 (Capitalization); Section 6.5 (Brokerage); Section 6.6 (Investment Intent); Section 8.1 (Organization; Authority; Enforceability); and Section 8.4 (Brokerage).

“Opal Group” has the meaning set forth in the Preamble.

“Opal Group Additional Equity Consideration” means $450,000,000.

“Opal Group Blocker” means a “Blocker” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Blocker Merger” means a merger of a wholly owned merger subsidiary of Blue Owl GP that is taxed as a corporation for U.S. federal income Tax purposes with and into an Opal Group Blocker.

“Opal Group Blocker Merger Agreement” means an agreement in substantially the form attached to this Agreement as Exhibit K, as such form may be amended with respect to any Opal Group Blocker as consented to in writing by Opal Group, Nephrite and the Buyer (in each case, such consent not to be unreasonably withheld, delayed or conditioned).

“Opal Group Class A Member” means a “Class A Member” (as defined in the Existing Opal Group LLC Agreement) of Opal Group.

“Opal Group Class A Offset Amount” has the meaning set forth in Section 2.3(d).

“Opal Group Class A Unit Pro Rata Share” means the percentage determined by dividing (a) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger by (b) the number of Opal Group Class A Units and Opal Group Sponsor B Units issued and outstanding immediately prior to the Opal Group Merger.

“Opal Group Class A Units” means “Class A Units” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Earnout Capital Contributions” means “Earnout Capital Contributions” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Earnout Notice” means the “Earnout Notice” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Employee” means each employee of Opal Group or its Subsidiaries.

“Opal Group Equity Consideration” means the result equal to (a) the Opal Equity Consideration minus (b) the Opal Carry Equity Consideration.

“Opal Group FIC Assets” means “FIC Assets” as defined in the Existing Opal Group LLC Agreement. The membership interests of Opal Group FIC Holdings are Opal Group FIC Assets.

“Opal Group FIC Holdings” means Owl Rock Capital FIC Holdings, LLC, a Delaware limited liability company.

“Opal Group FIC Holdings Amount” means the sum of (a) the amount of cash held by Opal Group FIC Holdings immediately prior to the Opal Group Merger, plus (b) without duplication, the amount of any cash contributed to Opal Group prior to the Opal Group Merger as Opal Group Earnout Capital Contributions, plus (c) the Opal Group Class A Offset Amount.

“Opal Group FIC Units” means “FIC Units” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Holder Election Deadline” means the date set forth in the information statement provided to the holders of Opal Group Class A Units in connection with providing the Opal Group Holder Election Form, as the same may be extended by Opal Partners as provided therein.

“Opal Group Holder Election Form” means an Opal Group Holder Election Form distributed by Opal after the date of this Agreement in order to allow each holder of Opal Group Class A Units, Opal Group Sponsor B Units and Opal Carry Units to make, if such holder determines, a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election.

“Opal Group Merger” has the meaning set forth in Section 2.3(a).

“Opal Group Pre-Additional Consideration” means the sum of (a) the Opal Group Equity Consideration plus (b) the Opal Cash Consideration.

“Opal Group Sponsor B Unit Pro Rata Share” means 100% minus the Opal Group Class A Unit Pro Rata Share.

“Opal Group Sponsor B Units” means “Sponsor B Units” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Surviving LLC Agreement” has the meaning set forth in Section 2.3(a)(ii).

“Opal Indebtedness” means the aggregate principal amount of any indebtedness for borrowed money of the Opal Transferred Companies, and guarantees by the Opal Transferred Companies of any indebtedness for borrowed money of any other Person other than the Opal Transferred Companies, excluding any Intercompany Indebtedness and any Opal Special Liabilities.

“Opal Indebtedness Amount” means, without duplication of any amounts included in the Opal Closing Net Working Capital, the amount of Opal Indebtedness as of immediately following the Opal Reorganization.

“Opal Indemnified Party” has the meaning set forth in Section 14.2.

“Opal Indemnified Persons” has the meaning set forth in Section 10.17(b).

“Opal Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) arising out of or resulting from the Opal Reorganization and (b) all Opal Pre-Closing Income Taxes.

“Opal Insurance Plans” has the meaning set forth in Section 5.25.

“Opal Liability” means all Liabilities to the extent relating to or arising from the Opal Business or any Opal Assets, including all Liabilities relating to the conduct or ownership of the Opal Business or any Opal Assets prior to, on or following the Closing and regardless of whether such Liability existed or arises prior to, on or following the Closing, other than Retained Opal Liabilities, Income Taxes and Opal Indemnified Taxes. Without limiting the reduction to the Opal Equity Consideration with respect thereto, Opal Special Liabilities shall be excluded from “Opal Liabilities” for all purposes of this Agreement.

“Opal Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (x) be materially adverse to the business, assets, properties, financial condition or results of operation of the Opal Business, taken as a whole, or (y) prevent or materially delay the ability of Opal Group to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute an “Opal Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Opal Business operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Opal Business conduct business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) actions taken or omitted at the written request of Nephrite and the Buyer, with the prior written consent of Nephrite and the Buyer or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Nephrite and the Buyer if Nephrite or the Buyer denies such consent; or (i) any failure of the Opal Business to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Opal Business’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Opal Business, taken as a whole, relative to other businesses in the industries in which the Opal Business operates or participates.

“Opal Material Contracts” has the meaning set forth in Section 5.10(a).

“Opal Net Working Capital” means the difference (which may be positive or negative) between (a) the sum of cash and current receivables (including for payments on behalf of or due from Opal Funds) of Opal Group on a consolidated basis minus (b) current operating expenses of Opal Group reasonably expected to arise in the period after the Closing, and accrued anticipated bonuses and other expenses of Opal Group in respect of the periods ending on or prior to the Closing (including the portion of any period that includes the Closing Date), in each case calculated consistent with the Unaudited Opal Financial Statements and in a manner consistent with the sample working capital statement attached hereto as Section 1.1(f) of the Opal Disclosure Letter.

“Opal Opportunistic Carry” means Owl Rock Opportunistic Carry, L.P., a Delaware limited partnership.

“Opal Parties” has the meaning set forth in Section 15.2(a).

“Opal Partners” has the meaning set forth in the Preamble.

“Opal PEO Plan” means Employee Benefit Plan maintained solely by a PEO for the benefit of any current or former Opal Group Employee and under which no member of the Opal Family is a participating employer.

“Opal Pre-Closing Income Taxes” means (a) all Income Taxes (or the non-payment thereof) of any Opal Transferred Company or with respect to the Opal Business for any Pre-Closing Tax Period, (b) all Income Taxes of any member (other than an Opal Transferred Company) of an affiliated, consolidated, combined or unitary group of which any Opal Transferred Company (or any predecessor of any Opal Transferred Company) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) all Income Taxes of any Person (other than an Opal Transferred Company) imposed on any Opal Transferred Company as a transferee or successor, by Contract (other than Ordinary Course Tax Sharing Agreements), or pursuant to any Law, which Income Taxes relate to an event or transaction occurring before the Closing.

“Opal Principals” means Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum.

“Opal Privacy and Security Policies” has the meaning set forth in Section 5.12(a).

“Opal Private Funds” means those entities listed on Section 1.1(a)(i) of the Opal Disclosure Letter.

“Opal Pro Rata Portion” means, (a) with respect to Opal Feeder, the Opal Group Sponsor B Unit Pro Rata Share, and (b) with respect to the Opal Group Class A Members (collectively), the Opal Group Class A Unit Pro Rata Share.

“Opal Prohibited Affiliate Transactions” means any Opal Affiliate Arrangement, other than (a) any Permitted Affiliate Transaction and (b) the transactions contemplated by this Agreement or the Ancillary Agreements, any Opal Affiliate Arrangements.

“Opal Reorganization” has the meaning set forth in Section 2.1(b).

“Opal RIA Subsidiaries” means each of Owl Rock Capital Advisors LLC, a Delaware limited liability company, Owl Rock Capital Private Fund Advisors LLC, a Delaware limited liability company, Owl Rock Diversified Advisors LLC, a Delaware limited liability company, and Owl Rock Technology Advisors LLC, a Delaware limited liability company.

“Opal Sellers” means Opal Feeder and each Opal Group Class A Member.

“Opal SMA Clients” means those entities listed on Section 1.1(a)(ii) of the Opal Disclosure Letter.

“Opal Special Liabilities” means any Liabilities of any Opal Transferred Company under the Contract set forth on Section 1.1(h) of the Opal Disclosure Letter, as such Contract may be amended or modified prior to Closing in accordance with this Agreement. For the avoidance of doubt, Opal Special Liabilities will be determined without duplication of any amounts included in the Opal Indebtedness Amount or the Opal Net Working Capital.

“Opal Track Record” means the investment history and performance record of the Opal Business and any subcomponent thereof, along with all relevant supporting materials.

“Opal Transferred Company” means (a) Opal Group and its successors and its and their direct and indirect Subsidiaries, (b) Opal Broker-Dealer Subsidiary and its successors and (c) Opal Carry (as constituted following the Opal Reorganization) and its direct and indirect Subsidiaries. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, none of the following shall be considered an Opal Transferred Company for purpose of this Agreement: (x) any Opal Fund or any of their respective Subsidiaries, (y) Opal Partners and its Subsidiaries other than those expressly listed in clause (a) and clause (b) and (z) the FIC Assets.

“Order” means any order, writ, judgment, injunction, decree, ruling or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax gross-up or Tax indemnification provisions, including any credit agreement, employment agreement, employee award agreement, or other similar agreement containing such provisions.

“Other Diamond Assets” has the meaning set forth in Section 10.23(a).

“Other Opal Assets” has the meaning set forth in Section 10.23(b).

“Other Representative” means (a) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Diamond Business and the Diamond Transferred Companies or with respect to any Taxes or Tax matters which are the subject of indemnification under Section 14.3, Opal Partners, and (b) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Opal Business and the Opal Transferred Companies or with respect to any Taxes or Tax matters which are the subject of indemnification under Section 14.4, Nephrite.

“Outside Date” has the meaning set forth in Section 13.1(c).

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Nephrite Group (solely to the extent related to the Diamond Business), the Opal Family (solely to the extent related to the Opal Business) or the Buyer, as applicable.

“Partner Manager” means, with respect to the Diamond Business, the investment management businesses or fund sponsors in which an Existing Diamond Flagship Fund owns Equity Securities.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO” means any professional employer organization or manpower agency designated by Opal.

“Per Opal Carry Unit Equity Consideration” means the amount determined by dividing (a) the Opal Carry Equity Consideration by (b) the number of Opal Carry Units issued and outstanding immediately prior to the Opal Carry Merger.

“Per Opal Group Class A Unit Cash Consideration” means the amount determined by dividing (a) the Opal Cash Consideration by (b) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Class A Unit Equity Consideration” means the amount determined by dividing (a) the excess of (i) the product of the Opal Group Class A Unit Pro Rata Share multiplied by the Opal Group Pre-Additional Consideration minus (ii) the Opal Cash Consideration by (b) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Class A Unit Additional Consideration” means the amount determined by dividing (a) the product of (i) the Opal Group Class A Unit Pro Rata Share multiplied by (ii) Opal Group Additional Consideration by (b) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Sponsor B Unit Equity Consideration” means the amount determined by dividing (a) the excess of (i) the product of the Opal Group Sponsor B Unit Pro Rata Share multiplied by the Opal Group Pre-Additional Consideration by (b) the number of Opal Group Sponsor B Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Sponsor B Unit Additional Consideration” means the amount determined by dividing (a) the product of (i) the Opal Group Sponsor B Unit Pro Rata Share multiplied by (ii) Opal Group Additional Consideration by (b) the number of Opal Group Sponsor B Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Unit Cash Consideration” means, without limiting or amending the payment of the Opal Group Earnout Capital Contributions to Opal Group, the quotient determined by dividing the Opal Cash Consideration by the number of Opal Group Class A Units issued and outstanding as of immediately prior to the effective time of the Opal Group Merger.

“Per Share Price” means $10.00 per share.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents, or orders of, notifications to or filings with any Governmental Entity.

“Permitted Affiliate Transactions” means Tax Distributions and any item set forth on Section 3.22 of the Diamond Disclosure Letter and Section 5.22 of the Opal Disclosure Letter.

“Permitted Liens” means with respect to the assets and property of the Nephrite Group (solely to the extent related to the Diamond Business) or Opal Group (solely to the extent related to the Opal Business), as applicable: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP); (b) mechanics’, materialmens’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP) and which shall be paid in full and released at the Closing; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, conditions, restrictions, easements, permits, rights of way, encroachments, minor defects and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the occupancy or use of such Leased Real Property in the operation of the Diamond Business or Opal Business, as applicable; (e) Liens securing obligations under capital leases; (f) Securities Liens; (g) Liens securing payment, or any other obligations, of the applicable Person (including with respect to Indebtedness of such Person existing as of the date of this Agreement or entered into after the date of this Agreement in accordance with the terms of this Agreement), that shall be extinguished at or prior to the Closing; (h) any other Liens that are not, individually or in the aggregate, material to the applicable Person; and (i) those items set forth on Section 1.1(d) of the Diamond Disclosure Letter or Section 1.1(d) of the Opal Disclosure Letter and items that are not material to the Diamond Business, taken as a whole; or the Opal Business, taken as a whole, as applicable. With respect to any other Person, “Permitted Liens” means any Liens of the type described in clauses (e), (f) and (g) of the preceding sentence.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information that identifies or, alone or in combination with other information, would reasonably be capable of identifying an individual, and any other personal information that is subject to any Data Protection Law.

“PIPE Financing” means purchases of Buyer Class A Shares for an aggregate amount up to the PIPE Investment Amount at a price per share of $10, consummated on or before the Closing Date, in accordance with Section 7.16.

“PIPE Investment Amount” has the meaning set forth in Section 7.16(a).

“Pre-Closing Period” has the meaning set forth in Section 9.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date (determined on the basis of an interim closing of the books immediately prior to the Closing).

“Proceeding” means any action (by any private right of action of any Person or by or before any Governmental Entity), suit, litigation, claim, charge, complaint, audit, investigation, inquiry, arbitration, mediation, administrative or other proceeding (including any administrative, criminal, arbitration, or mediation proceeding) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Promote Distributions” means any direct or indirect distributions, payments, allocations or accruals in respect of any carried interest, incentive fees, promoted interest, performance fee or similar rights of participation or profit-sharing (net of any applicable expenses, deductions or withholdings borne pro rata by all recipients of such Promote Distributions, as determined by PubCo and its applicable subsidiaries) with respect to the earnings, increases in net asset value, profits or gains generated in respect of (i) any Opal Funds or Diamond Funds or their respective Subsidiaries or (ii) to the extent not constituting management, advisory, closing fees, investment banking fees, placement fees, commitment fees, breakup fees, litigation proceeds from transactions not consummated, monitoring fees, consulting fees, directors’ fees or similar fees to any of the foregoing or proceeds in respect of capital invested by and on behalf of Persons other than the Diamond Transferred Companies or the Opal Transferred Companies, any other existing and future advisory clients of the Diamond Transferred Companies or the Opal Transferred Companies, whether private credit strategies, technology strategy and business development companies and excluding, for these purposes, performance-based fees on business development companies (i.e., Part I/A)).

“Proxy Statement/Prospectus” has the meaning set forth in Section 10.12(c).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC, including any post-effective amendments and supplements thereto, and all exhibits to and all material incorporated by reference in, such Registration Statement, by the Buyer under the Securities Act with respect to the shares of the Buyer Capital Stock to be issued under this Agreement.

“Regulatory Documents” means, with respect to a Person, all Filings (including the current Form ADV of the Diamond RIA Subsidiary, the Opal RIA Subsidiaries, as applicable, and the current Form BD(s) of the Opal Broker-Dealer Subsidiary), together with any amendments required to be made with respect thereto, filed, or required to be filed, by such Person with any applicable Governmental Entity pursuant to applicable Law, including the Securities Laws and the applicable rules and regulations of any Governmental Entity.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding Equity Securities of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Required Vote” means the vote of the Buyer Stockholders as set forth in the Registration Statement to the extent required to approve the Buyer Stockholder Voting Matters, as determined in accordance with applicable Law and the Buyer Certificate of Incorporation.

“Requisite Diamond Fund Approval” has the meaning set forth in Section 10.1(b).

“Requisite Opal Fund Approval” has the meaning set forth in Section 10.2(a).

“Requisite Opal SMA Approval” has the meaning set forth in Section 10.2(d).

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions List.

“Retained Diamond Liability” means the Liabilities set forth on Section 1.1(g) of the Diamond Disclosure Letter.

“Retained Opal Business” means the FIC Assets and the business of ORCP AH LLC, a Delaware limited liability company, and its subsidiaries.

“Retained Opal Liability” means any and all Liabilities to the extent arising out of or relating to (i) the FIC Assets or (ii) ORCP AH LLC, a Delaware limited liability company or its subsidiaries.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated or Restricted Persons maintained by a Governmental Entity of the United States (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant jurisdiction; (b) organized, resident or located in a Sanctioned Country; or (c) in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b).

“Sanctions” means all Laws and Orders relating to economic, financial, or trade sanctions administered or enforced by the United States (including by OFAC and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Section 6226 Election” has the meaning set forth in Section 12.8.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization relating to securities.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Seller” or “Sellers” means the Diamond Sellers and the Opal Sellers.

“Seller Earnout Securities” means, (a) with respect to each Opal Seller that has made a Valid Opal Group Partnership Election and each Diamond Seller, Seller Earnout Units and (b) with respect to each Opal Seller that has not made a Valid Opal Group Partnership Election, Seller Earnout Shares, as further detailed in Section 2.17. For the avoidance of doubt, a “Seller Earnout Security” shall refer to either (x) one Seller Earnout Share or (y) one Seller Earnout Unit.

“Seller Earnout Shares” means Buyer Series E-1 Shares and Buyer Series E-2 Shares, as applicable, issued as “Seller Earnout Shares” pursuant to Section 2.17.

“Seller Earnout Units” means Blue Owl Carry Series E-1 Seller Earnout Units, Blue Owl Carry Series E-2 Seller Earnout Units, Blue Owl Holdings Series E-1 Seller Earnout Units and Blue Owl Holdings Series E-2 Seller Earnout Units, in each case issued in lieu of Buyer Class E Shares as provided therein and subject to the terms applicable to “Seller Earnout Units” pursuant to Section 2.17. For the avoidance of doubt, a “Seller Earnout Unit” shall collectively refer to either (x) one Blue Owl Holdings Series E-1 Seller Earnout Unit and one Blue Owl Carry Series E-1 Seller Earnout Unit (collectively, a “Series E-1 Seller Earnout Unit”) or (y) one Blue Owl Holdings Series E-2 Seller Earnout Unit and one Blue Owl Carry Series E-2 Seller Earnout Unit (collectively, a “Series E-2 Seller Earnout Unit”), each issued in lieu of Buyer Class E Shares as provided therein and subject to the terms applicable to “Seller Earnout Units” pursuant to Section 2.17.

“Shared Diamond Reorganization Contract” has the meaning set forth in Section 10.25(a).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 10.12(b).

“Signing Press Release” has the meaning set forth in Section 10.12(b).

“Skadden” has the meaning set forth in Section 15.15.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Specified Equity” means any Equity Securities issued by (i) any Subsidiary of the Buyer, (ii) any PubCo Fund (as defined in the Investor Rights Agreement) or (iii) any Subsidiary of Opal Employee Carry or Blue Opal Carry Sub (or, in each case, any successors thereto) to any Person (other than, directly or indirectly, to a Key Professional or his Affiliates or (solely in the case of the immediately following clauses (a) and (c)) any employee, manager or officer of the Buyer or any of its Subsidiaries or his or her Affiliates) (a) as a rebate or incentive to a third party investor that is not a Related Party (as defined in the Investor Rights Agreement) making a capital commitment in any fund, business development company or account sponsored or managed by the Buyer or any of its Subsidiaries, including a seed or foundation investor, (b) to new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by PubCo or its Subsidiaries (and, with respect to any reassigned employees, for which a replacement hire is made for such Person’s former position within a reasonable period of time), or (c) to a third party that is not a Related Party in connection with a bona fide arm’s length joint venture or bona fide arm’s length arrangement with a third party service provider.

“Sponsor” means Altimar Sponsor LLC, a Delaware limited liability company.

“Sponsor Related Party Transaction” has the meaning set forth in Section 7.19.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by an Equity Financing Source on or before the date of this Agreement with respect to the PIPE Financing.

“Subsidiaries” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs. Notwithstanding the foregoing, none of the Diamond Funds, the Opal Funds, any FIC Subsidiary, or the Excluded Diamond Assets, or any accounts, funds, vehicles or other client advised or sub-advised by the Nephrite Group or the Opal Family (as applicable) (or any portfolio company or other investment of any of the foregoing) shall be a Subsidiary of any member of the Nephrite Group or Opal Family, respectively, for purposes of this Agreement.

“Tax” or “Taxes” means all United States federal, state and local, non-U.S., and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, commercial rent, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Accounting Firm” has the meaning set forth in Section 12.6.

“Tax Basis Balance Sheet” has the meaning set forth in Section 12.6.

“Tax Distributions” means customary distributions by any Diamond Transferred Company or Opal Transferred Company that are intended to enable the direct or indirect owners of any such entity to pay applicable Income Taxes with respect to income or gains allocated in respect of their ownership interests in such entity, including distributions intended to permit the payment of quarterly estimated Taxes and distributions in respect of the actual or reasonably estimated income or gains of each such entity that are attributable the Pre-Closing Tax Period.

“Tax Positions” has the meaning set forth in Section 12.7.

“Tax Proceeding” means any audit, examination, claim or similar Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means all United States federal, state or local and all non-U.S. returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Person is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 14.5(b).

“Transaction Expenses” means all costs, fees and expenses incurred by the Parties or their Affiliates in connection with or as a result of the agreements and transactions contemplated by this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated by this Agreement, including (i) all brokers’ or finders’ fees, (ii) deferred financing fees, (iii) fees and expenses of legal counsel, advisors, investment bankers, accountants, auditors, experts and other representatives and consultants, and (iv) all obligations of the Diamond Transferred Companies, the Opal Transferred Companies or the Buyer that arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by this Agreement, in the case of this clause (iv) to the extent payable to any person other than the Parties or any employees of or consultants to the Diamond Business or the Opal Business. For the avoidance of doubt, Opal Special Liabilities are not Transaction Expenses.

“Transaction Expenses Overage” means the amount, if any, by which (a) the amount of incurred but unpaid or unreimbursed Transaction Expenses as of the Closing exceeds (b) $150,000,000.

“Transfer Regulations” means any applicable Law which provides for the automatic transfer of employment in the event of a transfer of a business or services. For the avoidance of doubt, the Transfer Regulations include the Transfer of Undertakings Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the member states relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as the “Transfer of Undertakings Directive”) and the laws of any European Union Member State and the United Kingdom implementing such Transfer of Undertakings Directive, such as the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Transferred Companies” means the Diamond Transferred Companies and the Opal Transferred Companies.

“Transferred Companies Indemnified Persons” has the meaning set forth in Section 10.14(a).

“Transferred Employees” has the meaning given to such term in Section 10.15(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Account” means the account established by the Buyer holding the Trust Amount for the benefit of its public shareholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 22, 2020, by and between the Buyer and the Trustee.

“Trust Amount” has the meaning set forth in Section 7.4.

“Trust Distributions” has the meaning set forth in Section 15.10.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unaudited Diamond Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Opal Financial Statements” has the meaning set forth in Section 5.4(a)(ii).

“Valid Opal Group Blocker Election” means a written Opal Group Holder Election Form executed and delivered by a holder of Opal Group Class A Units and Opal Carry Units that is an Opal Group Blocker electing, effective immediately prior to consummation of the Opal Group Merger, to consummate an Opal Group Blocker Merger and, as consideration therefor, have an authorized representative (on behalf of the equityholders of such Opal Group Blocker) receive the portion of the Opal Cash Consideration and the number of the Buyer Class A Shares and the Buyer Class E Shares which such Opal Group Blocker would otherwise receive in respect of each Opal Group Class A Unit and Opal Carry Unit owned by such Opal Group Blocker in accordance with Section 2.3(b) and satisfying all requirements in the Opal Group Holder Election Form with respect to the making of such election, including execution and delivery effective as of the Closing of counterparts to each of the Investor Rights Agreement, the Tax Receivables Agreement, and the Opal Group Blocker Merger Agreement, providing for the consent of (and waiver of appraisal or similar rights) shareholders of the Opal Group Blocker (in each case if required), consenting to the transactions contemplated by this Agreement (including for all purposes of the Existing Opal Group LLC Agreement and the Existing Opal Carry LP Agreement), and acknowledging and agreeing to the payment of the Opal Group Earnout Capital Contributions in accordance with the terms of this Agreement or otherwise in form and substance reasonably satisfactory to Opal Partners.

“Valid Opal Group Partnership Election” means a written Opal Group Holder Election Form executed and delivered by a holder of Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units electing to receive as part of the Opal Group Merger a portion of the Opal Cash Consideration and Opal Common Unit Consideration in respect of each Opal Group Class A Unit or Opal Group Sponsor B Unit and, in each case, Opal Carry Unit in accordance with Section 2.3(b) and satisfying all requirements in the Opal Group Holder Election Form with respect to the making of such election, including execution and delivery effective as of the Closing of a counterpart to each of the Investor Rights Agreement, the Exchange Agreement, the Tax Receivables Agreement, the A&R Blue Owl Holdings LP Agreement, and the A&R Blue Owl Carry LP Agreement, consenting to the transactions contemplated by this Agreement (including for all purposes of the Existing Opal Group LLC Agreement and the Existing Opal Carry LP Agreement), acknowledging and agreeing to the payment of the Opal Group Earnout Capital Contributions in accordance with the terms of this Agreement and designating a Person to serve as such Opal Group Blocker’s “Opal Group Blocker Representative” for purposes of this Agreement, or otherwise in form and substance reasonably satisfactory to Opal Partners.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Buyer Class A Shares as displayed on the Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law, collectively.

Article II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Diamond and Opal Reorganizations. Subject to the terms and conditions set forth in this Agreement:

(a) Diamond Reorganization. Subject to Section 2.15, in connection with the Closing, Nephrite shall take, or cause to be taken, the actions set forth on Section 2.1 of the Diamond Disclosure Letter (the “Diamond Reorganization”), including by executing and delivering any documents, certificates, instruments and other papers that are reasonably necessary for the consummation of the transactions contemplated by the Diamond Reorganization (it being agreed that pursuant to the Diamond Reorganization, all Diamond Assets shall be transferred to (or continue to be held by), and all Diamond Liabilities shall be assumed by (or otherwise continue to be the obligations of), the Diamond Transferred Companies or Owl Rock Capital Advisors LLC), in all cases, on the terms and subject to the conditions of this Agreement. Subject to Section 10.1, the Diamond Reorganization (taken together with the transactions contemplated by Section 2.4), will include the contribution, assignment or other transfer of direct or indirect ownership of 100% of the non-economic general partner interests in the Diamond Funds or 100% of the interests in the non-economic general partners of the Diamond Funds, such that, following the Diamond Reorganization, Buyer shall control the Diamond Funds.

(b) Opal Reorganization. Subject to the terms and conditions of this Agreement, Opal Group, Opal Feeder, Opal Partners and the other Persons specified below shall take, or cause to be taken, the following actions (the “Opal Reorganization”) (including by executing and delivering any documents, certificates, instruments and other papers) that are reasonably necessary for the consummation of the transactions contemplated by the Opal Reorganization (it being agreed that pursuant to the Opal Reorganization, all Opal Assets shall be transferred to (or continue to be held by), and all Opal Liabilities shall be assumed by (or otherwise continue to be the obligations of), the Opal Transferred Companies), in all cases, on the terms and subject to the conditions of this Agreement:

(i) At any time after the date of this Agreement and at least 20 Business Days prior to Closing, Opal Group shall, in accordance with Section 3.3(c) of the Existing Opal Group LLC Agreement, deliver an Opal Group Earnout Notice to each Opal Group Class A Member providing that, subject to consummation of the Closing, each Opal Group Class A Member will be obligated to pay to Opal Group the aggregate Opal Group Earnout Capital Contributions committed to be contributed by each such Opal Group Class A Member. Opal Group shall also deliver to each Opal Group Class A Member an Opal Group Holder Election Form, together with an information statement, informing it that it may, prior to the Opal Group Holder Election Deadline, elect to make a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election. In connection with the Opal Group Earnout Notice and prior to the Closing, Opal Group shall issue to Opal Partners 1,500,000 FIC Units in accordance with the Existing Opal Group LLC Agreement.

(ii) At any time prior to (but effective as of immediately prior to) the Closing, Opal Group and Opal Carry shall consummate the Opal Carry Reorganization.

(iii) Prior to the Closing, Opal Carry shall take actions consistent with the Existing Opal Carry LPA such that each economic interest of each partner of Opal Carry is represented by “units” (the “Opal Carry Units”) in the same aggregate proportion as the interests of Opal Carry are held immediately prior to such action.

(iv) Subject to Section 10.11(e), at or prior to (but effective as of immediately prior to) the Closing, Opal Partners shall, for no additional consideration, cause all of the issued and outstanding Equity Securities of Opal Broker-Dealer Subsidiary to be contributed to Opal Group.

(v) At any time prior to the Closing, Opal Partners may, in its capacity as managing member of Opal Feeder, cause Opal Feeder FIC to use Opal Feeder FIC Assets to purchase all or a portion of the Opal Group FIC Assets from Opal Group FIC Holdings for an amount in cash determined by Opal Partners.

(c) Notwithstanding the foregoing, each of Nephrite, on the one hand, and Opal Group, Opal Feeder and Opal Partners, on the other hand, may make, or cause to be made, modifications to the contemplated actions under the Diamond Reorganization or the Opal Reorganization, as applicable, with the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), respectively, in each case so long as such modifications, individually or in the aggregate, would not reasonably be expected to impede, impair or delay in any material respect the consummation of the transactions contemplated by this Agreement.

(d) For the avoidance of doubt, the obligations of Nephrite Group in respect of the transfer of the Diamond Assets (whether as part of the Diamond Reorganization or otherwise) and the Opal Family in respect of the transfer of the Opal Assets (whether as part of the Opal Reorganization or otherwise) shall be limited by and subject to the specific terms and conditions of this Agreement (including Sections 10.1, 10.2 and 10.4) and, for the avoidance of doubt, (i) except where the receipt of any third party consent is an express condition to Closing under Section 2.9, the transfer of any Diamond Asset or Opal Asset that is subject to the consent or approval of a third party shall not constitute a condition to Closing and (ii) without limiting Section 10.25 but subject to (and without limiting) Section 10.23, no member of the Nephrite Group or Opal Family shall be obligated to transfer any Diamond Asset or Opal Asset in the absence of any required consent.

Section 2.2 Buyer Domestication. Subject to receipt of the Required Vote, immediately prior to the Closing, Buyer shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Buyer, Nephrite and Opal Group, together with the Buyer Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Law in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the Closing, Buyer shall cause the Buyer Bylaws to be adopted until thereafter amended in accordance with the provisions thereof, the Buyer Certificate of Incorporation and the DGCL. In accordance with the Applicable Organization Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Buyer Stockholder, (i) each Class A ordinary share of Buyer outstanding at the effective time of the Domestication shall as a result of the Domestication be one share of Buyer Class A Common Stock, (ii) each

Class B ordinary share of Buyer outstanding at the effective time of the Domestication shall as a result of the Domestication be one share of Buyer Class F Common Stock and (iii) each warrant to purchase Class A ordinary shares of Buyer outstanding immediately at the effective time of the Domestication shall from and following the effective time of the Domestication continue to have, and be subject to, the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the Domestication; provided that following the effective time of the Domestication such warrant shall be exercisable for a number shares of Buyer Class A Common Stock equal to the number of Class A ordinary shares for which it would have been exercisable immediately prior to the effective time of the Domestication, subject to any further adjustment required by the terms of the warrant which may result from events occurring subsequent to the effective time of the Domestication. For the avoidance of doubt, the Parties acknowledge that (A) pursuant to Section 4.3(h) of the Buyer Certificate of Incorporation, shares of Buyer Class F Common Stock automatically convert into shares of Buyer Class A Common Stock upon the closing of a Business Combination, (B) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will constitute a Business Combination within the meaning of the Buyer Certificate of Incorporation, and (C) the number of shares of Buyer Class A Common Stock issued upon conversion of shares of Buyer Class F Common Stock outstanding at the time of the Closing shall be subject to the limitation and agreement set forth in the Forfeiture and Support Agreement.

Section 2.3 Contribution of Opal Business. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing, but prior to the transactions contemplated by Section 2.4, the following steps shall occur in the following sequence, in each case contingent upon the other steps occurring:

(a) Blue Owl Holdings and Opal Group shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “Opal Group Merger Effective Time”), to cause Merger Sub 1 to merge with and into Opal Group (the “Opal Group Merger”), with the effects as of the Opal Group Merger Effective Time that:

(i) the separate existence of Merger Sub 1 shall cease and the Opal Group Merger shall have the effects set forth in Section 18-209 of the Delaware Limited Liability Company Act;

(ii) the limited liability company agreement in substantially the form attached to this Agreement as Exhibit L, shall be adopted as the limited liability company agreement of the surviving company (the “Opal Group Surviving LLC Agreement”);

(iii) each officer or manager of Opal Group as of immediately prior to the Opal Group Merger Effective Time shall be an officer or manager, as applicable, of the surviving company;

(iv) each Opal Group FIC Unit (including each Opal Group FIC Unit issued in accordance with Section 2.1(b) but excluding any Opal Group FIC Unit owned by Blue Owl GP as a result of the Opal Group Blocker Mergers in accordance with Section 2.3(c)(i)) shall convert into the right to receive from Blue Owl GP (which amount shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Group Merger (x) an amount in cash determined by dividing (i) an amount equal to the Opal Group FIC Holdings Amount by (ii) the total number of Opal Group FIC Units issued and outstanding immediately prior to the Opal Group Merger and (y) the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement and, as of the Opal Group Merger Effective Time, all Opal Group FIC Units (including any Opal Group FIC Units owned by Blue Owl GP as a result of the Opal Group Blocker Mergers in accordance with Section 2.3(c)(i)) shall be cancelled; provided, that for avoidance of doubt, the Opal Group FIC Assets shall remain the property of Opal Group;

(v) each Opal Group Class A Unit (other than any Opal Group Class A Unit that is an Electing Opal Unit) shall convert into the right to receive from Blue Owl GP (which consideration shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Group

Merger, as applicable), (w) an amount of cash equal to the Per Opal Group Unit Cash Consideration, (x) a number of the Buyer Class A Shares determined by dividing the Per Opal Group Class A Unit Equity Consideration by the Per Share Price, (y) a number of the Buyer Class E Shares equal to the Per Opal Group Class A Unit Additional Consideration divided by the Per Share Price, and (z) the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(vi) each Opal Group Sponsor B Unit (other than any Opal Group Sponsor B Unit that is an Electing Opal Unit) shall convert into the right to receive from Blue Owl GP (which consideration shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Group Merger, as applicable) (x) a number of the Buyer Class B Shares determined by dividing the Per Opal Group Sponsor B Unit Equity Consideration by the Per Share Price, (y) a number of the Buyer Class E Shares equal to the Per Opal Group Sponsor B Unit Additional Consideration divided by the Per Share Price, and (z) the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(vii) each Electing Opal Unit shall convert into the right to receive the consideration specified for such Electing Opal Unit in Section 2.3(c); and

(viii) the managing member interest of Blue Owl Holdings in Merger Sub 1 shall be the sole Equity Securities in the surviving company.

(b) Blue Owl Carry and Opal Carry shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “Opal Carry Merger Effective Time”), to cause Merger Sub 2 to merge with and into Opal Carry (the “Opal Carry Merger”), with the effects as of the Opal Carry Merger Effective Time that:

(i) the separate existence of Merger Sub 2 shall cease and the Opal Carry Merger has the effects set forth in Section 17-211 of the Delaware Limited Partnership Act;

(ii) the limited partnership agreement in substantially the form attached to this Agreement as Exhibit M, shall be adopted as the limited partnership agreement of the surviving entity (the “Opal Carry Surviving LP Agreement”);

(iii) each officer or manager of Opal Carry as of immediately prior to the effective time of the Opal Carry Merger shall be an officer or manager, as applicable, of the surviving company;

(iv) each Opal Carry Unit (other than any Opal Carry Unit that is an Electing Opal Carry Unit) shall convert into the right to receive from Blue Owl GP (which consideration shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Carry Merger, as applicable) (x) a number of the Buyer Class A Shares determined by dividing the Per Opal Carry Unit Equity Consideration by the Per Share Price and (y) the right to receive certain payments to be made by the Buyer under the Tax Receivable Agreement; and

(v) the general partner interest of Blue Owl GP and limited partner interest of Blue Owl Carry in Merger Sub 2 shall be the sole Equity Securities in the surviving company.

(c) Notwithstanding Section 2.3(a) and Section 2.3(b), to the extent that a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election is made, then:

(i) with respect to the Electing Opal Units held by Opal Group Blockers that are subject to a Valid Opal Group Blocker Election:

(1) as of immediately prior to the Opal Group Merger Effective Time and Opal Carry Merger Effective Time, a Subsidiary of the Blue Owl GP shall merge with and into such Opal Group Blocker in an Opal Group Blocker Merger and, to the extent that such Opal Group Blocker Merger has been effective, the holders of Equity Securities of such Opal Group Blocker shall be entitled to receive from Blue Owl GP in such Opal Group Blocker Merger (subject to the Opal

Group Holder Election Form delivered in connection with the Valid Opal Group Blocker Election and Section 2.1(b)) (x) the aggregate portion of the Opal Cash Consideration, the aggregate number of the Buyer Class A Shares and the aggregate number of the Buyer Class E Shares that the Opal Group Blocker would have received in respect of its Opal Group Class A Units and Opal Carry Units in accordance with Section 2.3(a) and Section 2.3(b) in the absence of such Valid Opal Group Blocker Election and (y) the right to receive certain payments to be made by the Buyer under the Tax Receivable Agreement; provided that to the extent agreed by Opal Group and provided in the Opal Group Blocker Merger Agreement, to the extent Opal Group Blocker also owns Opal Group FIC Units, the holders of such Opal Group Blocker shall also be entitled to receive from Blue Owl GP the aggregate consideration payable in respect of such Opal Group FIC Units owned by such Opal Group Blocker in accordance with Section 2.3(a)(iv); and

(2) as of the Opal Group Merger Effective Time and Opal Carry Merger Effective Time, the Opal Group FIC Units, Opal Group Class A Units, and Opal Carry Units owned by Blue Owl GP either directly or indirectly (through any Opal Group Blockers that are acquired by Blue Owl GP as a result of any Opal Group Blocker Mergers) shall convert into an aggregate number of Blue Owl GP Units and an aggregate number Blue Owl Carry GP Units determined equal to the sum of (1) the quotient determined by dividing (A) the aggregate portion of the Opal Cash Consideration paid as a result of all Opal Group Blocker Mergers by (B) the Per Share Price plus (2) the aggregate number of Buyer Class A Shares issued as a result of all Opal Group Blocker Mergers.

(ii) with respect to the Electing Opal Units of holders of Opal Group Class A Units that are subject to a Valid Opal Group Partnership Election, as a result of the Opal Group Merger and Opal Carry Merger, each holder thereof shall be entitled to receive (subject to the Opal Group Holder Election Form delivered in connection with the Valid Opal Group Partnership Election and Section 2.1(b)) (x) in respect of each Opal Group Class A Unit held by such holder an amount of cash from Blue Owl GP (which amount shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Merger) equal to the Per Opal Group Unit Cash Consideration and the right to receive certain payments to be made by the Blue Owl GP under the Tax Receivable Agreement and (y) from Blue Owl Holdings and Blue Owl Carry, as applicable, in respect of each Opal Group Class A Unit or Opal Carry Unit held by such holder, the Opal Common Unit Consideration (which shall include Seller Earnout Units) in respect of such Opal Group Class A Unit or Opal Carry Unit, as applicable; and

(iii) with respect to the Electing Opal Units of the holders of Opal Group Sponsor B Units that are subject to a Valid Opal Group Partnership Election, as a result of the Opal Group Merger, each holder thereof shall receive from Buyer, Blue Owl Holdings and Blue Owl Carry, as applicable, in respect of each Opal Group Sponsor B Unit and Opal Carry Unit held by such holder the Opal Common Unit Consideration (which shall include Seller Earnout Units) in respect of such Opal Group Sponsor B Unit or Opal Carry Unit, as applicable. By its execution and delivery of this Agreement, Opal Feeder agrees that it shall timely make a Valid Opal Group Partnership Election in respect of its Opal Group Sponsor B Units and Opal Carry Units and shall not take (or, as applicable, refrain from taking) actions that would cause such Opal Group Sponsor B Units and Opal Carry Units to cease to be Electing Opal Units as of the Closing.

(d) Notwithstanding the foregoing provisions of this Section 2.3, unless the Opal Group Earnout Capital Contributions are contributed prior to Closing in accordance with the Opal Group Earnout Notice, any portion of the Opal Cash Consideration to which a holder of Opal Group Class A Units is entitled in respect thereof shall be reduced by an aggregate amount equal to the Opal Group Earnout Capital Contributions that otherwise would have been required to be paid directly by such holder (the “Opal Group Class A Offset Amount”). For purposes of applying Sections 3.3, 3.4 and 5.1 of the Existing Opal Group LLC Agreement (but not for Tax purposes), any Opal Group Class A Offset Amount that reduces the Opal Cash Consideration shall be treated for purposes of such Sections of the Existing Opal Group LLC Agreement in the same manner as a distribution by Opal Group. For the avoidance of doubt, from and after the Closing, any amount of cash held by Opal Group FIC Holdings shall no longer be a FIC Asset hereunder and shall be distributable by Opal Group FIC Holdings to Opal Group (as a wholly owned Subsidiary of Blue Owl Holdings) to be used by Opal Group or Blue Owl Holdings, as applicable, from and after the Closing as it determines, including to pay Transaction Expenses.

(e) Notwithstanding Section 2.1 and the foregoing provisions of this Section 2.3, Opal Group shall include with the Opal Group Holder Election Form to each Opal Seller a letter of transmittal in customary form and providing for execution and delivery by such Opal Seller of such letter of transmittal (together with an IRS Form W-9 or other similar tax documentation required for such Opal Seller) as a condition precedent to such Opal Seller (but solely with respect to such Opal Seller, and not any other Opal Seller) receiving its payments under this Agreement at the Closing. To the extent that any Opal Seller has not returned such letter of transmittal and any necessary tax form on or prior to the Closing Date , the Buyer and Blue Owl GP may retain such payment until such letter of transmittal and tax form are returned, at which point such Opal Seller shall be paid by the Buyer and Blue Owl GP the consideration to which such Opal Seller is entitled as determined in accordance with this Agreement without interest.

Section 2.4 Contribution of Diamond Business. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and immediately following the consummation of the transactions contemplated by Section 2.3:

(a) Nephrite shall, and shall cause the Diamond Sellers to, contribute, assign, transfer and convey to Blue Owl Holdings, and Buyer shall cause Blue Owl Holdings to accept, the Equity Securities in Diamond Capital Holdings held by such Diamond Seller immediately following the consummation of the Diamond Reorganization, which, in the aggregate, shall constitute all of the Equity Securities of Diamond Capital Holdings.

(b) Each of Nephrite and Buyer shall cause the transactions contemplated by Section 2.4(b) of the Diamond Disclosure Letter to be consummated.

(c) Each of Nephrite and Buyer shall cause the transactions contemplated by Section 2.4(c) of the Diamond Disclosure Letter to be consummated.

(d) Nephrite shall, and shall cause the Diamond Sellers set forth on Section 2.4(d) of the Diamond Disclosure Letter to, contribute, assign, transfer and convey to Blue Owl Carry, and Buyer shall cause Blue Owl Carry or its applicable Subsidiary to accept, the rights of Diamond Sellers to Promote Distributions generated by Future Diamond Funds; provided that Promote Distributions comprised of incentive fees or other amounts not constituting “carried interest”, along with, subject to Section 10.29, Promote Distributions in respect of Diamond Financing Fund, shall instead be included in the rights or assets transferred to Blue Owl Holdings or a Subsidiary thereof in accordance with Section 2.4(b).

Section 2.5 Closing Statements.

(a) Available Closing Date Cash. At least two Business Days prior to the Closing, the Buyer shall prepare and deliver to the other Parties a certificate, duly executed by an executive officer of the Buyer, setting forth in reasonable detail the Buyer’s good faith calculation (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of Available Closing Date Cash.

(b) Opal Group Capitalization. At least two Business Days prior to the Closing, Opal Group shall prepare and deliver to Nephrite and the Buyer a certificate, duly executed by an executive officer of Opal Group (the “Opal Consideration Statement”), setting forth (i) the identity of each Opal Group Blocker that has made a Valid Opal Group Blocker Election (the “Electing Opal Group Blocker”), together for each such Electing Opal

Group Blocker with (A) the number of Opal Group Class A Units, Opal Group Sponsor B Units, Opal Group FIC Units, Opal Carry Units and held by such Electing Opal Group Blocker, (B) the identity of such Electing Opal Group Blocker’s Opal Blocker Seller Representative and (C) the accounts designated by such Opal Blocker Seller Representative for payment to the holders of Equity Securities in such Electing Opal Group Blocker, (ii) the identity of each Opal Seller that has delivered a Valid Opal Group Partnership Election (the “Electing Opal Group Continuing Sellers” and, together with the Electing Opal Group Blocker, the “Electing Opal Sellers”) and the number of Opal Group Class A Units or Opal Group Sponsor B Units, the number of Opal Group FIC Units and the number of Opal Carry Units held by such Electing Opal Group Continuing Seller, and (iii) the identity of each Opal Seller that is not an Electing Opal Seller (the “Non-Electing Opal Sellers”) and the number of Opal Group Class A Units or Opal Group Sponsor B Units, the number of Opal Group FIC Units and the number of Opal Carry Units held by each such Non-Electing Opal Seller. The Parties acknowledge and agree that the Buyer, Nephrite and their respective Affiliates shall have no liability whatsoever with respect to the information or calculations set forth in (or any inaccuracies in) the Opal Consideration Statement.

(c) Opal Closing Adjustment Amount. At least two Business Days prior to the Closing, Opal Feeder shall prepare and deliver to Nephrite and Buyer a certificate (the “Opal Closing Estimate Statement”), duly executed by an executive officer of Opal Group, setting forth in reasonable detail Opal Feeder’s good faith estimates (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of the Opal Estimated Closing Net Working Capital, the Opal Estimated Indebtedness Amount and the resulting calculation of the Opal Closing Adjustment Amount. Absent fraud or manifest error, the Opal Closing Adjustment Amount as set forth in the Opal Closing Estimate Statement shall be used to calculate the issuances and payments to the Opal Sellers at Closing, subject to the Opal Sellers’ indemnification obligations under Section 14.4(b) with respect to any Opal Final Deficit.

(d) Diamond Closing Adjustment Amount. At least two Business Days prior to the Closing, Nephrite shall prepare and deliver to Opal Feeder and Buyer a certificate (the “Diamond Closing Estimate Statement”), duly executed by an executive officer of Nephrite, setting forth in reasonable detail Nephrite’s good faith estimates (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of the Diamond Estimated Closing Net Working Capital, the Diamond Estimated Indebtedness Amount and the resulting calculation of the Diamond Closing Adjustment Amount. Absent fraud or manifest error, the Diamond Closing Adjustment Amount as set forth in the Diamond Closing Estimate Statement shall be used to calculate the issuances and payments to the Diamond Sellers at Closing, subject to the Diamond Sellers’ indemnification obligations under Section 14.3 with respect to any Diamond Final Deficit.

(e) Third Party Invoices. At least two Business Days prior to the Closing Date, each of Opal Group, Nephrite and the Buyer shall deliver to the other copies of all invoices for their respective Transaction Expenses (whether payable on, prior to, or after the Closing, including any invoices with respect to Transaction Expenses previously paid by such Parties or their respective Affiliates), in each case together with any IRS Form W-9 or other Tax forms reasonably requested by the Buyer in connection with the payment of such Transaction Expenses.

Section 2.6 Closing Issuances. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions):

(a) Diamond Sellers. In each case subject to Section 2.6(d):

(i) in consideration for the contribution contemplated by Section 2.4(a), (A) Blue Owl Holdings shall (x) issue to each Diamond Seller a number of Blue Owl Holdings Common Units (excluding Seller Earnout Units) determined by multiplying (I) the applicable Diamond Seller Equity Allocation Percentage by (II) the quotient determined by dividing the Diamond Total Pre-Earnout Consideration minus the absolute value of the Diamond Closing Deficit (if any), by the Per Share Price (the “Nephrite

Issued Blue Owl Holdings Units”) (and in addition shall issue to each Diamond Seller a number of Seller Earnout Units equal to the Diamond Seller Equity Allocation Percentage for such Diamond Seller, multiplied by the Diamond Earnout Consideration, divided by the Per Share Price, with such Seller Earnout Units divided equally between Blue Owl Holdings Series E-1 Seller Earnout Units and Blue Owl Holdings Series E-2 Seller Earnout Units) and (y) make appropriate book entries evidencing the issuance to such Person of such Blue Owl Holdings Common Units, and (B) the Buyer shall (x) issue to each Diamond Seller a number of Buyer Class C Shares and Buyer Class D Shares equal in the aggregate to the number of Blue Owl Holdings Common Units (excluding Seller Earnout Units) issued in clause (A)(x) above (net of the number of Blue Owl Holdings Common Units transferred pursuant to Section 2.6(a)(iii)) to such Diamond Seller (it being agreed that Diamond SLP shall receive Buyer Class D Shares and the other Diamond Sellers shall receive Buyer Class C Shares on account of the Blue Owl Holdings Common Units issued to it clause (A)(x) above), and (y) make appropriate book entries evidencing the issuance to such Persons of such Buyer Class C Shares and Buyer Class D Shares.

(ii) in consideration for the contribution contemplated by Section 2.4(d), Blue Owl Carry shall (x) issue to each Diamond Seller a number of Blue Owl Carry Common Units (excluding Seller Earnout Units) equal in the aggregate to the number of Blue Owl Holdings Common Units issued in Section 2.6(a)(i) (the “Nephrite Issued Blue Owl Carry Units”) (and in addition shall issue Blue Owl Carry Series E-1 Seller Earnout Units and Blue Owl Carry Series E-2 Seller Earnout Units to each Diamond Seller equal to the number of Seller Earnout Units of each series issued by Blue Owl Holdings in Section 2.6(a)(i)) and (y) make appropriate book entries evidencing the issuance to each such Person of such Blue Owl Carry Common Units.

(iii) Immediately following the consummation of the transactions contemplated by Section 2.6(a)(i) and Section 2.6(a)(ii), Blue Owl GP shall pay each Diamond Seller (x) cash in an amount equal to the Diamond Cash Consideration, multiplied by the Blue Owl Holdings Percentage, multiplied by the Diamond Seller Cash Allocation Percentage for such Diamond Seller, in exchange for a number of Blue Owl Holdings Common Units (excluding Seller Earnout Units) determined by multiplying (A) the applicable Diamond Seller Cash Allocation Percentage by (B) the quotient determined by dividing the Diamond Cash Consideration by the Per Share Price, and (y) cash in an amount equal to the Diamond Cash Consideration, multiplied by the Blue Owl Carry Percentage, multiplied by the Diamond Seller Cash Allocation Percentage for such Diamond Seller, in exchange for a number of Blue Owl Carry Common Units (excluding Seller Earnout Units) equal to the number of Blue Owl Holdings Common Units exchanged in clause (x) above. In addition, as additional consideration for the units transferred to Blue Owl GP as described in the preceding sentence, the applicable Diamond Seller(s) shall receive the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement.

(b) Opal Sellers. In each case subject to Section 2.6(d):

(i) In respect of each Electing Opal Group Blocker’s Electing Opal Units, the Buyer shall (1) issue to the Persons designated by the applicable Opal Blocker Seller Representative in the proportions designated by the applicable Opal Blocker Seller Representative (x) the aggregate number of Buyer Class A Shares to which such Electing Opal Group Blocker would otherwise be entitled in the absence of the applicable Valid Opal Group Blocker Election, as determined under Section 2.3, and (y) the number of Seller Earnout Shares to which each holder of Equity Securities of such Electing Opal Group Blocker is entitled as determined under Section 2.3, in each case based on the Opal Consideration Statement, and (2) make appropriate book entries evidencing the issuance to such Persons of such Buyer Class A Shares and Seller Earnout Shares.

(ii) In respect of each Electing Opal Seller’s Opal Group Class A Units or Opal Group Sponsor B Units and, in either case, Opal Carry Units, (1) each of Blue Owl Holdings and Blue Owl Carry shall (x) issue to such Electing Opal Seller the number of Blue Owl Holdings Common Units and Blue Owl

Carry Common Units, as applicable, to which such Electing Opal Seller is entitled under Section 2.3 based on the Opal Consideration Statement (which Blue Owl Holdings Common Units and Blue Owl Carry Common Units shall include Seller Earnout Units) and (y) make appropriate book entries evidencing the issuance to such Electing Opal Seller of such Blue Owl Holdings Common Units and Blue Owl Carry Common Units, as applicable, and (2) the Buyer shall (x) issue to such Electing Opal Seller its Applicable Vote Only Shares and (y) make appropriate book entries evidencing the issuance to such Persons of such Applicable Vote Only Shares.

(iii) In respect of each Non-Electing Opal Seller’s Opal Group Class A Units or Opal Group Sponsor B Units and, in either case, Opal Carry Units, the Buyer shall (1) issue to such Non-Electing Opal Seller (x) the number of Buyer Class A Shares to which such Opal Seller is entitled under Section 2.3 and (y) the number of Seller Earnout Shares to which such Non-Electing Opal Seller is entitled under Section 2.3, in each case based on the Opal Consideration Statement, and (2) make appropriate book entries evidencing the issuance to such Non-Electing Opal Seller of such Buyer Class A Shares and Seller Earnout Shares.

(c) GP. Each of Blue Owl Holdings and Blue Owl Carry shall issue, and the Buyer and Blue Owl GP shall cause to be issued, such number of Blue Owl Holdings GP Units and Blue Owl Carry GP Units, respectively, such that (after taking into account the transactions described in Section 2.6(a)(iii) and the Opal Group Blocker Mergers) the total number of Blue Owl GP Units owned by the Blue Owl GP (including indirectly through any Opal Group Blockers acquired by Blue Owl GP pursuant to any Opal Group Blocker Merger) following the issuances under Section 2.6(a) and Section 2.6(b) is equal to the aggregate sum of the number of the Buyer Class A Shares, the Buyer Class B Shares and the Buyer Class E Shares outstanding as of such time (and after giving effect to the Buyer Stockholder Redemption, the PIPE Financing, the transactions contemplated by the Forfeiture and Support Agreement and the issuance of Buyer Class A Shares to Opal Sellers pursuant to Section 2.3; provided, that any Blue Owl Holdings GP Units and Blue Owl Carry GP Units issued in respect of Buyer Class E Shares shall be Seller Earnout Units).

(d) Notwithstanding the foregoing provisions of this Section 2.6, no fractional shares of Buyer Capital Stock or fractional Blue Owl Holdings Common Units or Blue Owl Carry Common Units shall be issued under this Section 2.6, and no certificates or scrip for any such fractional Equity Securities shall be issued, and such fractional Equity Securities shall not entitle the owner thereof to vote or to any rights as a holder of the Buyer Capital Stock or Blue Owl Holdings Common Units or Blue Owl Carry Common Units, as applicable. Any Person who would otherwise be entitled to receive a fraction of a share of Buyer Capital Stock or a fraction of a Blue Owl Holdings Common Unit and a fraction of a Blue Owl Carry Common Unit under this Section 2.6 (after taking into account all Equity Securities held immediately prior to the Closing by such holder) shall, in lieu of such fraction of a share or unit and upon surrender of such holder’s Stock Certificate(s) or Book-Entry Common Shares, be paid in cash an amount equal to the amount of such fraction multiplied by the Per Share Price. Notwithstanding the foregoing, no amount shall be payable under this Section 2.6 in respect of a fraction of a share of the Buyer Class C Common Stock or the Buyer Class D Common Stock.

(e) The Parties acknowledge and agree that the Diamond Sellers in the aggregate are intended to receive 55%, and the Opal Sellers in the aggregate are intended to receive 45%, respectively, of the aggregate consideration to be received by all Sellers under this Agreement (whether in the form of cash, economic shares of the Buyer, or Blue Owl Units), in each case prior to any adjustment as provided in this Agreement for, in the case of the Diamond Sellers, the Diamond Closing Adjustment Amount, and in the case of the Opal Sellers, the Opal Closing Adjustment Amount, the Opal Special Liabilities, the Escrow Amount, and any consideration payable in respect of FIC Units. Accordingly, the provisions of Sections 2.3, 2.4, 2.5 and this Section 2.6 (and the defined terms used in such provisions) are intended to determine the form and allocation of, on the one hand, such 55% as between the various Diamond Sellers, and, on the other hand, such 45% as between the various Opal Sellers. In addition, the Parties acknowledge and agree that, immediately following the Closing, Blue Owl Holdings and Blue Owl Carry shall be held in identical proportions (such that each partner in Blue Owl Holdings and Blue Owl Carry holds the same number of units in each such entity), and that the number of Blue Owl Units held directly or indirectly by the Buyer (including through Blue Owl GP or any Opal Group Blocker acquired by Blue Owl GP pursuant to any Opal Group Blocker Merger) shall equal the number of economic shares of Buyer that are outstanding. Notwithstanding anything to the contrary in Sections 2.3, 2.4, 2.5 or this Section 2.6, this Agreement shall be interpreted consistently with the intent described in this Section 2.6(e).

Section 2.7 Closing Payments. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), the Buyer shall, subject to the other terms and conditions of this Agreement, contribute all Available Closing Date Cash to Blue Owl GP and Blue Owl GP shall (i) pay the Escrow Amount to the Escrow Agent to be held in accordance with the Escrow Agreement and pay amounts at Closing in accordance with this Agreement and (ii) contribute such amounts to Blue Owl Holdings and Blue Owl Carry to pay Transaction Expenses (and, to the extent settled in cash, Opal Special Liabilities) and to provide for working capital for general corporate purposes.

Section 2.8 Closing Transactions.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email, fax or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day) after the conditions set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b) Closing Deliverables.

(i) Buyer. At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, to the other Parties, the following:

(1) evidence reasonably satisfactory to Nephrite and Opal of the adoption by the Company of the LTIP;

(2) counterparts to the Tax Receivable Agreement, duly executed by the Buyer, Blue Owl Holdings and Blue Owl Carry;

(3) counterparts to the Investor Rights Agreement, duly executed by the Buyer, Blue Owl Holdings and Blue Owl Carry;

(4) a duly executed A&R Blue Owl GP LLC Agreement;

(5) a counterpart to the A&R Blue Owl Holdings LP Agreement, duly executed by Blue Owl GP;

(6) a counterpart to the A&R Blue Owl Carry LP Agreement, duly executed by Blue Owl GP.

(ii) Nephrite. At or prior to the Closing, Nephrite shall deliver, or cause to be delivered, to the other Parties, the following:

(1) a counterpart to the Tax Receivable Agreement, duly executed by the applicable Diamond Sellers;

(2) a counterpart to the Investor Rights Agreement, duly executed by the applicable Diamond Sellers;

(3) a counterpart to the A&R Blue Owl Holdings LP Agreement, duly executed by the applicable Diamond Sellers;

(4) a counterpart to the A&R Blue Owl Carry LP Agreement, duly executed by the applicable Diamond Sellers;

(5) a counterpart to the Exchange Agreement, duly executed by the applicable Diamond Sellers;

(6) a duly completed and executed IRS Form W-9, dated as of the Closing Date, with respect to each Diamond Seller.

(iii) Opal. At or prior to the Closing, Opal Group, Opal Feeder and Opal Partners shall deliver, or cause to be delivered, to the other Parties, the following:

(1) counterparts to the Tax Receivable Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller (or in the case of any Electing Opal Group Blocker, its Opal Group Blocker Representative);

(2) counterparts to the Investor Rights Agreement, duly executed by Opal Feeder, each other Electing Opal Seller, Opal Partners and each Opal Principal;

(3) counterparts to the A&R Blue Owl Holdings LP Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller;

(4) counterparts to the A&R Blue Owl Carry LP Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller;

(5) counterparts to the Exchange Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller; and

(6) a duly completed and executed certificate from each of Opal Group and Opal Carry, in each case dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that (x) fifty percent (50%) or more of the value of the gross assets of Opal Group or Opal Carry (as applicable) do not consist of U.S. real property interests (within the meaning of Code Section 897) or (y) ninety percent (90%) or more of the value of the gross assets of Opal Group or Opal Carry (as applicable) do not consist of U.S. real property interests (within the meaning of Code Section 897), plus any cash or cash equivalents.

Section 2.9 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Hart-Scott-Rodino Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b) Governmental Consents. The consents required from Governmental Entities set forth on Section 2.9(b) of the Opal Disclosure Letter and Section 2.9(b) of the Diamond Disclosure Letter shall have been obtained or, to the extent permitted by Law, waived in writing by each of the Parties.

(c) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(d) Required Vote. The Required Vote shall have been obtained.

(e) Diamond Reorganization. The Diamond Reorganization shall have been effectuated on the terms described in Section 2.1.

(f) Opal Reorganization. The Opal Reorganization shall have been effectuated on the terms described in Section 2.1.

(g) Key Professionals. (i) Each Key Professional shall have not repudiated his or her Executed Employment Agreement, and such Executed Employment Agreement shall remain in full force and effect and (ii) each Key Professional shall be a full-time employee in good standing of the Buyer or one of its Subsidiaries (for this purpose, assuming the Closing occurs) and shall not have given notice that such Key Professional intends to terminate his or her employment following the Closing.

(h) Opal Client Consents. (i) The consent of each BDC set forth on Section 2.9(h) of the Opal Disclosure Letter shall have been obtained in accordance with Section 9.2 and shall remain in full force and effect and (ii) the Requisite Opal Fund Approval from each Opal Private Fund set forth on Section 2.9(h) of the Opal Disclosure Letter shall have been obtained and shall remain in full force and effect.

(i) Diamond Fund Consents. The Requisite Diamond Fund Approval from each Diamond Fund set forth on Section 2.9(i) of the Diamond Disclosure Letter shall have been obtained and shall remain in full force and effect.

(j) Listing. The Buyer Class A Common Stock being issued in connection with the transactions contemplated by this Agreement, including the PIPE Financing, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 2.10 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Nephrite and Opal Feeder set forth in Article III and Article V of this Agreement (other than the Diamond Business Fundamental Representations and the Opal Business Fundamental Representations) and of Nephrite, Opal Feeder and Opal Partners set forth in Article IV and Article VI and Article VIII of this Agreement (other than the Nephrite Fundamental Representations and Opal Fundamental Representations), in each case, without giving effect to any materiality or Diamond Material Adverse Effect or Opal Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of any defined term containing ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have either a Diamond Material Adverse Effect or an Opal Material Adverse Effect; and

(ii) (A) each Diamond Business Fundamental Representation, Opal Business Fundamental Representation, Nephrite Fundamental Representation and Opal Fundamental Representation that is qualified by materiality, Diamond Material Adverse Effect (in the case of the Diamond Business Fundamental Representations and the Nephrite Fundamental Representations) or Opal Material Adverse Effect (in the case of the Opal Business Fundamental Representations and the Opal Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Diamond Business Fundamental Representation, Opal Business Fundamental Representation, Nephrite Fundamental Representation and Opal Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance and Obligations of Nephrite, Opal Group, Opal Feeder and Opal Partners. None of Nephrite, Opal Group, Opal Feeder and Opal Partners shall be in material breach of any covenant or agreement contained in this Agreement that Nephrite, Opal Group, Opal Feeder and Opal Partners, as applicable, was required to perform or comply with prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Diamond Material Adverse Effect or Opal Material Adverse Effect.

(d) Officers Certificates. (A) Nephrite shall deliver to the Buyer a duly executed certificate on behalf of Nephrite, dated as of the Closing Date, certifying that the conditions set forth in Section 2.10(a) and Section 2.10(b) (in each case, solely in respect of Nephrite and the Diamond Business) have each been satisfied and (B) Opal Group shall deliver to the Buyer a duly executed certificate on behalf of itself, Opal Feeder and Opal Partners, dated as of the Closing Date, certifying that the conditions set forth in Section 2.10(a) and Section 2.10(b) (in each case, solely in respect of Opal Group, Opal Feeder and Opal Partners and the Opal Business) have each been satisfied.

(e) PIPE Investment. The PIPE Financing providing equity financing to the Buyer in an amount not less than $750,000,000 solely for purposes of consummating the transactions contemplated by this Agreement shall have been consummated or will be consummated concurrently with the Closing.

Section 2.11 Conditions to Obligations of Nephrite. The obligation of Nephrite to consummate, or cause the consummation of, the transactions to be performed by Nephrite or its Subsidiaries, as applicable, in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Buyer Domestication. The Domestication shall have been completed.

(b) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article VII of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(ii) (A) each Buyer Fundamental Representation that is qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Buyer Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(iii) The representations and warranties of Opal Feeder (on behalf of the Opal Business) set forth in Article V of this Agreement (other than the Opal Business Fundamental Representations) and the representations and warranties of Opal Feeder and Opal Partners set forth in Article VI and Article VIII of this Agreement (other than the Opal Fundamental Representations), in each case, without giving effect to any materiality or Opal Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Opal Material Adverse Effect; and

(iv) (A) each Opal Business Fundamental Representation and Opal Fundamental Representation that is qualified by materiality or Opal Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Opal Business Fundamental Representation and Opal Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(c) Performance and Obligations of the Buyer. The Buyer shall not be in material breach of any covenant or agreement contained in this Agreement that the Buyer was required to perform or comply with prior to the Closing.

(d) Performance and Obligations of Opal Group, Opal Feeder and Opal Partners. None of Opal Group, Opal Feeder and Opal Partners shall be in material breach of any covenant or agreement contained in this Agreement that Opal Group, Opal Feeder and Opal Partners, as applicable, was required to perform or comply with prior to the Closing.

(e) Material Adverse Effect. Since the date of this Agreement, there shall have been no Buyer Material Adverse Effect or Opal Material Adverse Effect.

(f) Buyer Officers Certificate. The Buyer shall deliver to Nephrite a duly executed certificate from an officer of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.11(b)(i), Section 2.11(b)(ii) and Section 2.11(c), and the condition set forth in Section 2.11(e) with respect to Buyer Material Adverse Effect, have been satisfied.

(g) Opal Officers Certificate. Opal Group shall deliver to Nephrite a duly executed certificate on behalf of itself, Opal Feeder and Opal Partners, dated as of the Closing Date, certifying that the conditions set forth in Section 2.11(b)(iii), Section 2.11(b)(iv) and Section 2.11(d), as applicable, and the condition set forth in Section 2.11(e) with respect to an Opal Material Adverse Effect, have each been satisfied.

(h) Available Closing Date Cash. Available Closing Date Cash shall not be less than $1,300,000,000.

(i) Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer Bylaws.

Section 2.12 Conditions to Obligations of Opal. The obligations of Opal Group, Opal Feeder and Opal Partners to consummate the transactions to be performed by Opal Group, Opal Feeder and Opal Partners in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Buyer Domestication. The Domestication shall have been completed.

(b) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article VII of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(ii) (A) each Buyer Fundamental Representation that is qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Buyer Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(iii) The representations and warranties of Nephrite (on behalf of the Diamond Business) set forth in Article III of this Agreement (other than the Diamond Business Fundamental Representations) and the representations and warranties of Nephrite set forth in Article IV of this Agreement (other than the Nephrite Fundamental Representations), in each case, without giving effect to any materiality or Diamond Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Diamond Material Adverse Effect; and

(iv) (A) each Diamond Business Fundamental Representation and Nephrite Fundamental Representation that is qualified by materiality or Diamond Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Diamond Business Fundamental Representation and Nephrite Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(c) Performance and Obligations of the Buyer. The Buyer shall not be in material breach of any covenant or agreement contained in this Agreement that the Buyer was required to perform or comply with prior to the Closing.

(d) Performance and Obligations of Nephrite. Nephrite shall not be in material breach of any covenant or agreement contained in this Agreement that Nephrite was required to perform or comply with prior to the Closing.

(e) Material Adverse Effect. Since the date of this Agreement, there shall have been no Buyer Material Adverse Effect or Diamond Material Adverse Effect.

(f) Buyer Officers Certificate. The Buyer shall deliver to Opal a duly executed certificate from an officer of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.12(b)(i), Section 2.12(b)(ii) and Section 2.12(c), and the condition set forth in Section 2.12(e) with respect to Buyer Material Adverse Effect, have each been satisfied.

(g) Nephrite Officers Certificate. Nephrite shall deliver to Opal a duly executed certificate on behalf of Nephrite, dated as of the Closing Date, certifying that the conditions set forth in Section 2.12(b)(iii), Section 2.12(b)(iv) and Section 2.12(d), and the condition set forth in Section 2.12(e) with respect to Diamond Material Adverse Effect, have each been satisfied.

(h) Available Closing Date Cash. Available Closing Date Cash shall not be less than $1,300,000,000.

(i) Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer Bylaws.

Section 2.13 Frustration of Closing Conditions. None of Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer may rely on the failure of any condition set forth in Section 2.9, Section 2.10, Section 2.11 or Section 2.12 to be satisfied if such failure was caused by such Party’s failure (or in the case of Opal Group, Opal Feeder or Opal Partners, any of Opal Group, Opal Feeder or Opal Partners’ respective failure) to act as required by this Agreement to cause such closing conditions to be satisfied.

Section 2.14 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.14 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.15 Delayed Transfer. Conditioned on the transactions listed in Section 2.8 having occurred and immediately following the Closing, Nephrite and the Buyer shall procure that the applicable member of the Nephrite Group and the relevant Subsidiary of the Buyer enter into, and duly execute, such agreements and supplemental documents thereto as are required for the applicable member of the Nephrite Group to (i) sell and transfer the legal and beneficial title to (x) 99% of the entire issued share capital of Diamond Limited UK to Diamond Capital Holdings and (y) 1% of the entire issued share capital of Diamond Limited UK to Opal UK Holdings Limited; and (ii) for the HK Diamond Business Employees to be transferred to such Subsidiary of the Buyer as nominated by the Buyer with the prior written consent of Nephrite (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.16 Post-Closing True-Ups.

(a) Within 90 days following the Closing Date, the Buyer shall prepare and deliver to Nephrite and Opal Feeder (i) an unaudited consolidated balance sheet of Diamond Transferred Companies as of immediately following the Diamond Reorganization (the “Diamond Closing Balance Sheet”), (ii) an unaudited consolidated balance sheet of the Opal Transferred Companies as of immediately following the Opal Reorganization (the “Opal Closing Balance Sheet”) and (iii) a statement (the “Post-Closing Statement”) setting forth the Buyers’ calculations of the Diamond Final Adjustment Amount (and its constituent components) and the Opal Final Adjustment Amount (and its constituent components), respectively. The Diamond Closing Balance Sheet shall be prepared on a consolidated basis for the Diamond Transferred Companies in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Diamond Financial Statements and Opal Closing Balance Sheet shall be prepared on a consolidated basis for the Opal Transferred Companies in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Opal Financial Statements and, in each case of the Diamond Closing Balance Sheet and the Opal Closing Balance Sheet, in a manner consistent with the sample working capital statement attached hereto as Section 1.1(f) of the Opal Disclosure Letter. During the 20 days immediately following Nephrite’s and Opal Feeder’s respective receipt of the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement, subject to execution and delivery of a customary hold harmless letter in favor of the Person(s) preparing such work papers, Nephrite and Opal Feeder shall be permitted to review such working papers relating to the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement. The Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement shall become final and binding upon the parties 20 days following Nephrite and Opal Feeder’s receipt thereof unless either of the same gives written notice of its disagreement (each a “Notice of Disagreement”) to the other and the Buyer prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Diamond Closing Balance Sheet, Opal Closing Balance Sheet or Closing Statement not being prepared in accordance with this Agreement.

(b) If a timely Notice of Disagreement is received by the Buyer, as applicable, then the Diamond Closing Balance Sheet, the Opal Closing Balance Sheet and the Post-Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Nephrite, Opal Feeder and the Buyer resolve in writing any and all differences they have with respect to any matter specified in any Notice of Disagreement and (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, Nephrite, Opal Feeder and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Nephrite, Opal Feeder and the Buyer) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, Nephrite, Opal Feeder and the Buyer shall submit to an accounting firm mutually agreed upon by Nephrite, Opal Feeder and the Buyer (the “Accounting Firm”), who shall act as an expert and not as an arbitrator, for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. Nephrite, Opal Feeder and the Buyer shall instruct the Accounting Firm to make a final determination of the items included in the Diamond Closing Balance Sheet, the Opal Closing Balance Sheet and the Post-Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Nephrite, Opal Feeder and the Buyer will cooperate with the Accounting Firm during the term of its engagement. Nephrite, Opal Feeder and the Buyer shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer in the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement or by Nephrite or Opal Feeder in an applicable Notice of Disagreement, or less than the smallest value for such item assigned by the Buyer in the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement or by Nephrite or Opal Feeder in an applicable Notice of Disagreement. Opal Feeder, Nephrite and the Buyer shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on written submissions (which written submissions shall be limited to the remaining items in dispute set forth in the Notice of Disagreement) submitted by each of Opal Feeder, Nephrite and the Buyer (which the Accounting Firm shall forward to Opal Feeder, Nephrite and/or the Buyer, as applicable), and such written submissions shall be in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Diamond Closing Balance Sheet, the Opal Closing Balance Sheet, the Post-Closing Statement and the resulting Diamond Final Adjustment Amount and Opal Final Adjustment Amount shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to Opal Feeder, Nephrite and the Buyer (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 2.16 shall be borne by the Buyer.

(c) Following the Final Determination of the Diamond Final Adjustment Amount, (i) if there is any Diamond Final Excess, the Diamond Final Excess shall be distributed in immediately available funds to such account(s) as may be designated in writing by Nephrite, and (ii) if there is any Diamond Final Deficit, Nephrite shall indemnify the Buyer Indemnified Parties against such Diamond Final Deficit in accordance with Section 14.3.

(d) Following the Final Determination of the Opal Final Adjustment Amount, (i) if there is any Opal Final Excess, the Opal Final Excess shall be available to satisfy any indemnification claims against the Opal Group Class A Members in accordance with Section 14.7(c), and (ii) if there is any Opal Final Deficit, Opal

Feeder and the Opal Group Class A Members shall indemnify the Buyer Indemnified Parties against such Opal Final Deficit in accordance with Section 14.4(b).

Section 2.17 Earnout.

(a) Seller Earnout Securities. Upon the Closing (for the avoidance of doubt, following the transactions contemplated by the Forfeiture and Support Agreement), on the Closing Date, the Seller Earnout Securities will be subject to (x) restrictions on transfer, as more fully described in Section 2.17(b)(iv), the Buyer Certificate of Incorporation, the Investor Rights Agreement and the A&R Blue Owl Operating Agreements, as applicable, and (y) forfeiture in the event such Seller Earnout Securities are not earned in accordance with Section 2.17(c) on or prior to the fifth anniversary of the Closing Date (the “Earnout Termination Date”).

(b) Procedures Applicable to the Seller Earnout Securities.

(i) At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in Section 2.17(b)(i)(1), on the certificates or book entries representing the Seller Earnout Shares, and (y) the Blue Owl Companies shall place the restrictive legends, in substantially the form set forth in Section 2.17(b)(i)(2), on their respective certificates or book entries representing the Seller Earnout Units (as applicable):

(1) “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED DECEMBER 23, 2020 (THE “COMBINATION AGREEMENT”), BY AND AMONG BLUE OWL CAPITAL INC., A DELAWARE CORPORATION FORMERLY KNOWN AS ALTIMAR ACQUISITION CORPORATION (THE “CORPORATION”), OWL ROCK CAPITAL GROUP LLC, OWL ROCK CAPITAL FEEDER LLC, OWL ROCK CAPITAL PARTNERS LP, AND NEUBERGER BERMAN GROUP LLC, AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(2) “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED DECEMBER 23, 2020 (THE “COMBINATION AGREEMENT”), BY AND AMONG BLUE OWL CAPITAL INC., A DELAWARE CORPORATION FORMERLY KNOWN AS ALTIMAR ACQUISITION CORPORATION (THE “CORPORATION”), OWL ROCK CAPITAL GROUP LLC, OWL ROCK CAPITAL FEEDER LLC, OWL ROCK CAPITAL PARTNERS LP, AND NEUBERGER BERMAN GROUP LLC, AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii) Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Sponsor, the Buyer, Blue Owl Holdings or Blue Owl Carry becomes aware of the occurrence of such Triggering Event or receives written notice of a Triggering Event from Opal Partners or Nephrite, the Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with Opal Partners and Nephrite, a mutually agreeable written notice to the Sellers (each, a “Blue Owl Earnout Notice”), which Blue Owl Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Seller Earnout Securities becoming earned, and the number of Seller Earnout Securities that are so earned.

(iii) Promptly following the later of (x) the date of delivery of an Earnout Notice and (y) the date on which the Lock Up Period (as defined in the Buyer Certificate of Incorporation or the A&R Blue Owl Operating Agreements, as applicable) expires with respect to the applicable Seller Earnout Security, the Buyer (with respect to the Seller Earnout Shares that have been earned) and the Blue Owl

Companies (with respect to the Seller Earnout Units that have been earned) shall cause the restrictive legends set forth in Section 2.17(b)(i) to be removed from certificates or book entries representing such Seller Earnout Shares or Seller Earnout Units, as applicable.

(iv) Subject to, and without limitation of, the terms of the Buyer Certificate of Incorporation, the Buyer Bylaws, the Investor Rights Agreement, the A&R Blue Owl Operating Agreements and the Exchange Agreement, as applicable, the holders of the Seller Earnout Securities shall not (A) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Seller Earnout Shares or Seller Earnout Units or (B) Exchange any Seller Earnout Units pursuant to the Exchange Agreement (the restrictions in clauses (A) and (B), the “Earnout Restrictions”), in each case, until the date on which the relevant Triggering Event(s) has been satisfied as described in Section 2.17(c) below, and thereafter, such Seller Earnout Shares and Seller Earnout Units shall continue to be subject to the terms and restrictions of the Buyer Certificate of Incorporation, the Buyer Bylaws, the Investor Rights Agreement, the A&R Blue Owl Operating Agreements and the Exchange Agreement, as applicable, including any applicable Lock Up Period thereunder; provided, that, notwithstanding the foregoing, the holders of the Seller Earnout Securities may transfer such Seller Earnout Securities to their Permitted Transferees pursuant to a Permitted Transfer (in each case, as defined in the Investor Rights Agreement).

(v) For the avoidance of doubt, no additional shares of the Buyer Capital Stock, Blue Owl Holdings Common Units or Blue Owl Carry Common Units will subject to the Earnout Restrictions in this Section 2.17, and upon the earlier of (i) all of the Seller Earnout Securities becoming earned in accordance with this Section 2.17, and (ii) the Earnout Termination Date, the provisions of this Section 2.17 shall no longer have any force or effect. Notwithstanding the foregoing, any Seller Earnout Securities that are not earned in accordance with the terms of Section 2.17 as of the end of the day on the Earnout Termination Date shall be automatically forfeited to the Buyer, with respect to the Seller Earnout Shares, and Blue Owl Holdings or Blue Owl Carry (as applicable), with respect to the Seller Earnout Units, in each case without any further action by any Person, and cancelled and retired and the Sellers shall not have any rights with respect thereto.

(c) Triggering Events. The Seller Earnout Securities shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i) with respect to any Buyer Series E-1 Share or Series E-1 Seller Earnout Unit, the earlier to occur of the following:

(1) the Volume Weighted Average Share Price equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing; and

(2) if PubCo or the Blue Owl Companies are consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of its assets and (x) the consideration payable per Buyer Class A Share or (y) the aggregate consideration payable per Blue Owl Holdings Common Unit and Blue Owl Carry Common Unit (taken as a whole), as applicable, exceeds $12.50 per share or per unit; and

(ii) with respect to any Buyer Series E-2 Share or Series E-2 Seller Earnout Unit, the earlier to occur of the following:

(1) the Volume Weighted Average Share Price equals or exceeds $15.00 per share for any 20 consecutive trading days following the Closing; and

(2) if PubCo or the Blue Owl Companies are consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of its assets and (x) the consideration payable per Buyer Class A Share or (y) the aggregate consideration payable per Blue Owl Holdings Common Unit and Blue Owl Carry Common Unit (taken as a whole), as applicable, exceeds $15.00 per share or per unit.

(d) Achievement of Multiple of Triggering Events. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.17(c), (i) the Seller Earnout Securities earned in connection with each such Triggering Event shall be earned and no longer subject to the Earnout Restrictions accordance with this Section 2.17, and shall be cumulative with the Seller Earnout Securities earned prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Sellers or any other Person be entitled to a number of Seller Earnout Securities, as applicable, which is greater than the number of Seller Earnout Securities, as applicable, issued upon the Closing in accordance with this Agreement.

(e) Adjustments. If the Buyer, Blue Owl Holdings or Blue Owl Carry at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Certificate of Incorporation, amendment of the A&R Blue Owl Holdings LP Agreement, amendment of the A&R Blue Owl Carry LP Agreement, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), each of the applicable per share prices in Section 2.17(c) shall be equitably adjusted by the Buyer in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Certificate of Incorporation, amendment of the A&R Blue Owl Holdings LP Agreement, amendment of the A&R Blue Owl Carry LP Agreement, scheme, arrangement or extraordinary dividend or other applicable transaction.

Section 2.18 Withholding. Each of the Parties and the Blue Owl Companies shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding (other than any deduction or withholding required by reason of such payee’s failure to comply with the last sentence of this Section 2.18) are required under applicable Law and to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Without limiting Section 2.8(b)(ii)(6) and Section 2.8(b)(iii)(6), each payee shall promptly provide any applicable Party or the Blue Owl Companies (or other applicable withholding agent) with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE DIAMOND BUSINESS

As an inducement to Opal Group, Opal Feeder, Opal Partners and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Diamond Disclosure Letter, Nephrite represents and warrants to Opal Group, Opal Feeder, Opal Partners and the Buyer, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 3.1 Organization; Authority; Enforceability. Each Diamond Transferred Company and each Diamond Fund, as applicable: (a) is duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Diamond Material Adverse Effect and (c) has the requisite organizational power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Correct and complete copies of the Governing Documents of each Diamond Transferred Company and each Diamond Fund, as in effect on the date of this Agreement, have been made available to Opal Group and the Buyer. Except as set forth on Section 3.1 of the Diamond Disclosure Letter, none of the Diamond Transferred Companies nor any Diamond Fund is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2 Capitalization and Related Matters.

(a) (i) Section 3.2(a)(i) of the Diamond Disclosure Letter sets forth each legal entity that comprises the Diamond Business as of the date of this Agreement (and that shall comprise the Diamond Business until the completion of the Diamond Reorganization), the beneficial owners of such legal entities and a description of the function of each such legal entity and noting whether such legal entity is a Diamond Transferred Company, (ii) Section 3.2(a)(ii) of the Diamond Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of each Diamond Transferred Company (identifying each beneficial owner thereof, as of the date of this Agreement and as of immediately prior to the Closing), (iii) except as set forth in Section 3.2(a)(iii) of the Diamond Disclosure Letter, no Person is entitled to receive any management fees, Promote Distributions or other fees payable or other economics related to the Diamond Business other than a Diamond Transferred Company and (iv) except as set forth in Section 3.2(a)(iv) of the Diamond Disclosure Letter, all of the outstanding Equity Securities of each Diamond Transferred Company are duly authorized and validly issued and, to the extent such concepts are applicable, fully paid and non-assessable and have not been issued in violation of applicable Law or the Governing Documents of such Diamond Transferred Company. All Equity Securities of any Diamond Transferred Company held by the Nephrite Group are held free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Section 3.2(b) of the Diamond Disclosure Letter, no Diamond Transferred Company has any outstanding Equity Securities not held by the Nephrite Group or another Diamond Transferred Company.

(c) None of the Diamond Transferred Companies owns beneficially or of record any Equity Securities in any Person (other than one or more other Diamond Transferred Companies or Diamond Funds).

(d) There are no bonds, debentures, notes or other Indebtedness of any Diamond Transferred Company that grant to a third party the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) with the equity holders of the Diamond Transferred Companies on any matters. Except as set forth on Section 3.2(d) of the Diamond Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which any Diamond Transferred Company is a party or is bound with respect to the voting or consent of any ownership interests of any Diamond Transferred Company. There are no outstanding stock appreciation or phantom stock rights with respect to any Diamond Transferred Company.

Section 3.3 No Breach.

(a) Except as set forth on Section 3.3 of the Diamond Disclosure Letter and except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to the Diamond Transferred Companies or any of the Diamond Funds in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Diamond Business, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Nephrite with respect to the Diamond Business do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default (or give rise to any material right of cancellation, redemption, payment or acceleration) under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Diamond Assets pursuant to, or (iv) create any right to material payment or any other material right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under any of the following:

(i) the Governing Documents of any Diamond Transferred Company;

(ii) subject to the receipt of consents described in Section 3.3(a) or Section 10.1 of this Agreement, any Law to which any Diamond Transferred Company, any of the Diamond Funds or the Nephrite Group (solely to the extent related to the Diamond Business) is subject; or

(iii) any Diamond Material Contract (including, for the avoidance of doubt, any Diamond Fund Documentation and Client Contracts of any Diamond Fund).

Section 3.4 Financial Statements and Related Matters.

(a) Section 3.4(a) of the Diamond Disclosure Letter sets forth true, correct, and complete copies of the following financial statements (collectively, the “Diamond Financial Statements”):

(i) the audited combined financial statements of the Diamond Business as of December 31, 2019 and December 31, 2018, including the combined statements of assets, liabilities and members’ equity as of, and the related audited combined statements of revenue, expenses and members’ equity (deficit) and statements of operations and cash flows for, the fiscal year then ended (the “Audited Diamond Financial Statements”); and

(ii) the unaudited combined statement of financial position of the Diamond Business as of September 30, 2020 (such date, the “Latest Balance Sheet Date” and such statement, the “Latest Diamond Balance Sheet”), including the statements of assets, liabilities and members’ equity as of, and the related statements of revenue, expenses and members’ equity and cash flows for, the nine (9) month period then ended (the “Unaudited Diamond Financial Statements”).

(b) Each of the Diamond Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial position, results of operations and (in the case of the Audited Diamond Financial Statements) cash flows of the Diamond Business included and specified therein on a combined basis as of the dates thereof and for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Diamond Financial Statements described in Section 3.4(a)(ii), to the absence of footnote disclosures and, in the case of the Latest Diamond Balance Sheet, normal year-end adjustments for recurring accruals that are not expected to be material).

(c) The Diamond Business has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Diamond Business maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 3.5 Absence of Undisclosed Liabilities. Except as set forth on Section 3.5 of the Diamond Disclosure Letter, the Diamond Business and Diamond Transferred Companies do not have any Liabilities of any kind or nature whatsoever (including Liabilities to reimburse Nephrite), whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with GAAP, other than: (i) Liabilities to the extent set forth or reflected on the Latest Diamond Balance Sheet or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of Section 3.4; (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a material Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim, or lawsuit); (iii) Liabilities to the extent incurred in connection with the transactions contemplated by this Agreement; (iv) Indebtedness that will be accounted for in the Diamond Indebtedness Amount; and (v) other Liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Diamond Material Adverse Effect.

Section 3.6 No Diamond Material Adverse Effect. Since the Latest Balance Sheet Date through the date of this Agreement, there has been no Diamond Material Adverse Effect.

Section 3.7 Absence of Certain Developments. Except as set forth on Section 3.7 of the Diamond Disclosure Letter or as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, (a) the Diamond Business has operated in all material respects in the Ordinary Course of Business and (b) Nephrite has not taken (or has caused or permitted to be taken on its behalf) any action solely to the extent relating to the Diamond Business that would, if taken after the date of this Agreement, require the Buyer’s Consent under Section 9.1(a).

Section 3.8 Diamond Assets. As of the date of this Agreement, except as set forth on Section 3.8 of the Diamond Disclosure Letter, the Nephrite Group (including through leases, licenses, Contracts or other arrangements) has good and valid title to, a valid leasehold interest in or a valid license to use the Diamond Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Diamond Balance Sheet (other than Diamond Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). Subject to Section 2.15 and except as contemplated by Section 10.1, as of the completion of the Diamond Reorganization, a Diamond Transferred Company, including through leases, licenses, Contracts or other arrangements, shall have good and valid title to, a valid leasehold interest in or a valid license to use the Diamond Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Diamond Balance Sheet (other than Diamond Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens).

Section 3.9 Tax Matters. Except as set forth on Section 3.9 of the Diamond Disclosure Letter:

(a) Each Diamond Transferred Company has filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Diamond Transferred Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by each of the Diamond Transferred Companies (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each Diamond Transferred Company has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Diamond Transferred Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Diamond Transferred Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d) No Diamond Transferred Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Diamond Transferred Company, no such Tax Proceeding is pending, and, to the Knowledge of Nephrite, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No Diamond Transferred Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Diamond Transferred Company have been fully paid, settled or withdrawn, and, to the Knowledge of Nephrite, no such deficiency has been threatened or proposed in writing against any Diamond Transferred Company.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Diamond Transferred Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Diamond Transferred Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Diamond Transferred Company is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f) No Diamond Transferred Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Each Diamond Transferred Company is and at all times since its formation has been classified as a partnership or disregarded entity for U.S. federal income tax purposes.

(h) No Diamond Transferred Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(i) No Diamond Transferred Company has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Diamond Transferred Companies have properly complied with all requirements for obtaining for all material credits that the Diamond Transferred Companies have claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(j) There is no Lien for Taxes on any of the assets of any Diamond Transferred Company, other than Permitted Liens.

(k) No Diamond Transferred Company has any Liability for Taxes of any other Person (other than any Diamond Transferred Company or Diamond Fund) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Diamond Transferred Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement or any agreement by any Blue Owl Flow-Thru Companies to make customary tax distributions to its owners.

(l) The unpaid Taxes of the Diamond Transferred Companies do not materially exceed reserves for Tax Liabilities as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Diamond Transferred Companies in filing their Tax Returns.

(m) Each owner of Diamond Capital Holdings immediately prior to Closing is not a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

(n) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Diamond Transferred Company. No Diamond Transferred Company has been subject to any Tax Proceeding for which it was eligible to make but did not make an election under Code Section 6226.

(o) To the Knowledge of Nephrite, no Diamond Transferred Company has taken or agreed to take any action not contemplated by this Agreement and/or any related Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.10 Diamond Material Contracts.

(a) Section 3.10 of the Diamond Disclosure Letter lists all of the following Contracts (other than Diamond Employee Benefit Plans) (such Contracts, together with the Client Contracts related to the Diamond Business and the Diamond Fund Documentation, the “Diamond Material Contracts”), to which any entity in the Nephrite Group is a party (solely to the extent such Contract relates to the Diamond Business), as of the date of this Agreement:

(i) other than Governing Documents of the Nephrite Group, any Contract between the Nephrite Group (other than the Diamond Transferred Companies), on the one hand, and any of the Diamond Transferred Companies, on the other hand, and any Contract between the Nephrite Group, on the one hand, and one or more of the Diamond Principals or one or more of the directors, officers or senior management employees of the Nephrite Group (solely to the extent entered into on behalf of or otherwise related to the Diamond Business), on the other hand (each such Contract, a “Diamond Affiliate Arrangement”);

(ii) each Material Lease;

(iii) any agreement with a deferred purchase price payment and any funding agreement, indenture, credit agreement, loan agreement, note mortgage, guarantee security agreement, or other Contract for financing or funding currently outstanding or available for draw after the date of this Agreement relating to the securing or borrowing of money, in each case, solely to the extent the Nephrite Group (solely to the extent relating to the Diamond Business) is an obligor or has material outstanding liabilities under the respective agreement;

(iv) any placement, agency, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar Contract, in each case, with respect to the Diamond Funds;

(v) other than Governing Documents of the Nephrite Group, any joint venture, strategic alliance, distribution, partnership, or similar Contract, and any Contract involving a sharing of profits, expenses, or payments, in each case of the Diamond Business;

(vi) any Contract that is primarily a Contract of guarantee, support, indemnification (for the avoidance of doubt, excluding ordinary course indemnification obligations or indemnification related to breach of Contract and insurance policies), assumption, or endorsement of or any similar commitment with respect to Liabilities of any Person (other than such contracts of any Diamond Transferred Company related to obligations of any other Diamond Transferred Company);

(vii) any material Contract with any Governmental Entity solely to the extent relating to the Diamond Business (other than a Contract relating to an investment by a Governmental Entity in a Diamond Fund);

(viii) other than Governing Documents of the Nephrite Group, any Contract that contains any restriction that has not expired on the Diamond Business’s or any Diamond Principal’s ability to invest in industry or engage in any business or in any geographic area or in competitors of specified Persons or binds the Diamond Business or any Diamond Principal to any non-competition, exclusive dealing or material non-solicitation obligations (other than (x) customary employee non-solicitation provisions, (y) nondisclosure and confidentiality obligations and agreements, in each case with respect to prospective or actual portfolio investments (z) any Contract with Diamond Funds, including acquisition agreements, equity or subscription agreements, registration rights agreements or shareholder agreements) or that obligates the Diamond Business or any Diamond Principal to conduct business with a third party on an exclusive basis;

(ix) other than this Agreement or any Ancillary Agreement, any Contract relating to the acquisition or disposition of any business or operations of the Diamond Business (whether by merger, sale of stock, sale of assets, or otherwise) as to which there are any ongoing material obligations;

(x) other than Governing Documents of the Nephrite Group, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair, or materially delay the consummation of the Closing;

(xi) any Contract that requires the Diamond Business to pay consideration or payments to unaffiliated third parties for goods or services in excess of $2,000,000 per year or $5,000,000 in the aggregate;

(xii) any Contract that requires the Diamond Business to pay any commission, finder’s fee, royalty or similar payment of more than $2,000,000 annually, other than in the Ordinary Course of Business (including relating to employee recruitment), in each case other than any placement agent or similar agreement;

(xiii) any Contract that obligates the Diamond Business to pay any earn-out or other similar deferred consideration in connection with an acquisition in excess of $5,000,000;

(xiv) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”); and

(xv) any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations.

Notwithstanding the foregoing provisions of this Section 3.10(a), “Diamond Material Contracts” shall not include (x) Contracts of Diamond Funds, or entities formed to hold portfolio investments, with respect to the acquisition, ownership, servicing or disposition of portfolio investments by Diamond Funds and/or such entities, (y) any Contracts with respect to any portfolio investment, including any Governing Documents of any portfolio investment, or (z) Contracts that solely relate to Excluded Diamond Assets or direct or indirect investments held, made, advised or managed by Excluded Diamond Assets.

(b) All of the Diamond Material Contracts are valid, binding, and enforceable, and in full force and effect in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity, except as will not result in a material loss to the Diamond Transferred Companies, taken as a whole. The Nephrite Group, solely to the extent related to the Diamond Business, has performed all material obligations required to be performed by it and is not in material default under or material breach of, nor in receipt of any claim of such default under or breach of, any Diamond Material Contract. To the Knowledge of Nephrite, no event has occurred that (with the passage of time or the giving of notice or both) would result in a material default under or material breach of, or permit the termination, modification, or acceleration of any material obligation under, any Diamond Material Contract. To the Knowledge of Nephrite, there are no oral Diamond Material Contracts. Nephrite has made available or delivered to Opal Group and the Buyer true and correct copies of all Diamond Material Contracts.

Section 3.11 Intellectual Property Rights. As of the date of this Agreement, except as set forth on Section 3.11 of the Diamond Disclosure Letter:

(a) Section 3.11(a) of the Diamond Disclosure Letter sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or subject of a pending application, in each case, solely to the extent related to the Diamond Business. All of the material registrations, issuances and applications set forth on Section 3.11(a) of the Diamond Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) As of the date of this Agreement, the Nephrite Group (x) exclusively owns and possesses (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or has a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Diamond Business as presently conducted, (y) has the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Diamond Track Record, and (z) has not granted any Person the right to use, and no other Person has the right to use the Diamond Track Record. As of immediately following the completion of the Diamond Reorganization, the Diamond Transferred Companies (x) shall exclusively own and possess (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or shall have a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Diamond Business as presently conducted, (y) shall have the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Diamond Track Record, and (z) shall not have granted any Person the right to use, and no other Person has the right to use, the Diamond Track Record.

(c) As of the date of this Agreement, except as set forth on Section 3.11(c) of the Diamond Disclosure Letter, as of the date of this Agreement, (i) there are no (and, since January 1, 2018, there have not been any) Proceedings pending or threatened in writing against the Nephrite Group (solely to the extent related to the Diamond Business) asserting (A) any invalidity or unenforceability of, or challenging the ownership or scope of, any material Intellectual Property Rights included in the Diamond Assets or (B) any infringement, dilution, or misappropriation by the Nephrite Group (solely to the extent related to the Diamond Business) of the Intellectual Property Rights of any Person in the conduct of the Diamond Business, (ii) except as would not reasonably be expected to result in material Liability to the Diamond Business, taken as a whole, since January 1, 2018, the conduct of the Diamond Business has not infringed, misappropriated or diluted any Intellectual Property Rights of any other Person, and (iii) to the Knowledge of Nephrite, the Intellectual Property Rights included in the Diamond Assets have not been infringed, misappropriated or diluted by any other Person in any material respect.

(d) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Diamond Business, taken as a whole, the Nephrite Group (solely to the extent related to the Diamond Business) has implemented policies and procedures reasonably designed to protect the confidentiality and value of any trade secrets that are included in the Diamond Assets or in the possession of the Diamond Transferred Companies, and to the Knowledge of Nephrite, such trade secrets have not been disclosed to any Person except pursuant to appropriate non-disclosure obligations.

(e) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Diamond Business, taken as a whole, the Nephrite Group (solely to the extent related to the Diamond Business) has obtained from Diamond Business Employees and other employees of the Nephrite Group who have in the past been part of the Diamond Business who have contributed to the creation or development of any material Intellectual Property Rights for the Diamond Business, written agreements containing assignment to the Nephrite Group of all such Intellectual Property Rights.

Section 3.12 Data Security; Data Privacy.

(a) The Nephrite Group has established and implemented written policies, notices, records, logs and procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, and data security covering the Diamond Business (collectively, the “Diamond Privacy and Security Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws and (ii) are appropriate to protect Personal Information and other data relating to the Diamond Business against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.

(b) The Nephrite Group has, where required by Data Protection Laws, entered into Contracts with its service providers and other material business relationships that meet the requirements of Data Protection Laws applicable to the Diamond Business.

(c) The Nephrite Group (solely to the extent related to the Diamond Business) has materially aligned its cybersecurity practices applicable to the Diamond Business with relevant generally-applicable industry standards and carries out regular external and/or internal penetration tests and vulnerability assessments of its information technology systems and business environment designed to identify any cybersecurity threats and has remediated any and all material identified vulnerabilities.

(d) The Nephrite Group (solely to the extent related to the Diamond Business) has at all times complied with all of the Diamond Privacy and Security Policies in all material respects.

(e) In the past three (3) years, the Diamond Business has not: (i) suffered any actual or suspected material unauthorized access to Personal Information or cybersecurity incident; (ii) received any notices or requests from, or to the Knowledge of Nephrite, been subject to any investigations by, any Governmental Entity or other regulatory authority in relation to its Processing activities and compliance with Data Protection Laws; or (iii) received notice from individuals alleging non-compliance with Data Protection Laws.

Section 3.13 Litigation. Except as set forth on Section 3.13 of the Diamond Disclosure Letter or in respect of the Diamond Funds, there are no (and since January 1, 2018, there have not been any) Proceedings (i) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare invalid any of the Permits necessary for the operation of the Diamond Business, (ii) pending or, to the Knowledge of Nephrite, threatened against any Diamond Transferred Company or the Nephrite Group (solely to the extent relating to the Diamond Business), at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (iii) any material Orders from any Governmental Entity with respect to the Diamond Business and the Nephrite Group has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order with respect to the Diamond Business, in each case, except as has not had or would not reasonably be expected to result in a Diamond Material Adverse Effect.

Section 3.14 Brokerage. Except as set forth on Section 3.14 of the Diamond Disclosure Letter, the Diamond Business does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of the Diamond Business, any Diamond Transferred Company or any Party to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15 Labor Matters.

(a) To the extent permitted by applicable Law, Section 3.15(a) of the Diamond Disclosure Letter contains a complete and accurate list, setting forth the employee identification number of each Diamond Business Employee as of the date of this Agreement, including the following information: (i) job title; (ii) date of hire; (iii) full-time or part-time status; (iv) exempt or non-exempt classification; (v) work location; (vi) leave status (including type of leave, start date and anticipated return date (if known)); (vii) work authorization or permit details (including type of work authorization or permit, dates of validity, and sponsoring entity); (viii) accrued, but unused, paid-time-off; and (ix) employing entity), which list Nephrite shall update on the Closing Date. In addition, Nephrite has previously provided to the Opal Family’s senior management team, with regard to each Diamond Business Employee, (x) base annual salary or hourly wage rate (as applicable) and (y) any estimated or target annual incentive compensation, including bonus or commission opportunity. The Diamond Business Employees set forth on Section 3.15(a) of the Diamond Disclosure Letter have primarily or exclusively provided services to the Diamond Business during the past 12 months (or such shorter period of time in which the individual was employed by the Nephrite Group) and are sufficient in number and skill to operate the Diamond Business immediately after the Closing in substantially the same manner as it was conducted immediately prior to the Closing.

(b) None of the Diamond Transferred Companies or the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees) is party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative and no Diamond Business Employees are represented by a labor union, works council, labor organization or employee representative with respect to their employment with the Diamond Business. To the Knowledge of Nephrite, no union organizing activities are underway or threatened with respect to Diamond Business Employees and no such activities have occurred since January 1, 2018 with respect to any employees providing services to the Diamond Business. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, or other material labor disputes pending or, to the Knowledge of Nephrite, threatened against or affecting any Diamond Transferred Company or the Nephrite Group (solely with respect to the Diamond Business or the Diamond Business Employees), and no such disputes have occurred since January 1, 2018.

(c) The Diamond Transferred Companies and the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees) are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws respecting wages and hours, collective bargaining and other protected concerted activity, labor relations, employment discrimination, equal opportunity, safety and health, COVID-19, harassment and retaliation, paid time off, employee leave, disability rights and benefits, whistleblowers, immigration status, layoffs and reductions in force, workers’ compensation, and the payment and withholding of employment-related Taxes. Except as would not result in a material Liability for any Diamond Transferred Company or the Diamond Business, each of the Diamond Transferred Companies and the Nephrite Group (solely with respect to Diamond Business Employees, former employees who provided services to the Diamond Business, and individual service providers currently providing or who previously provided services to the Diamond Business) has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance, and other compensation that have come due and payable to past and current employees and independent contractors providing services to the Diamond Business pursuant to any Law, Contract, or policy of the Nephrite Group.

(d) As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, material to the Diamond Transferred Companies, taken as a whole, (i) since January 1, 2018 there have been no charges, complaints, audits or investigations pending before any Governmental Entity pertaining to the employment practices or actions of the Diamond Transferred Companies or the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees), to the Knowledge of Nephrite, threatened against the Diamond Transferred Companies or the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees); and (ii) none of the Diamond Transferred Companies has any material liability with respect to misclassification of any employee as an independent contractor or contingent worker rather than as an “employee.”

(e) Neither the Diamond Transferred Companies nor the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees) have, in the past three (3) years, implemented any office closing or mass layoff triggering notice under the WARN Act.

(f) No individual who is currently providing services to the Diamond Business through a third-party service provider is an employee of the Diamond Business. The Diamond Transferred Companies do not have a single employer, joint employer, alter ego or similar relationship with any independent, third-party company.

(g) To the Knowledge of Nephrite, no Diamond Business Employee or current or former employee of the Nephrite Group (solely with respect to the Diamond Business) or the Diamond Transferred Companies is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Nephrite Group or any Diamond Transferred Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Nephrite Group or any Diamond Transferred Company or (B) to the Knowledge or use of trade secrets or proprietary information.

(h) To the Knowledge of Nephrite, since January 1, 2018, no Diamond Business Employee has been the subject of any formal claim of sexual harassment, sexual misconduct or sexual assault during his or her tenure at the Diamond Transferred Companies or the Nephrite Group, and neither the Diamond Transferred Companies nor the Nephrite Group (solely with respect to any Diamond Business Employee) has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault.

(i) To the Knowledge of Nephrite, as of the date of this Agreement, no Diamond Business Employee intends to terminate his or her employment with the Nephrite Group (other than in connection with the consummation of the transactions contemplated by this Agreement as a result of becoming an employee of the Buyer or its designated Subsidiary upon the Closing) nor has any present intention of declining such Diamond Business Employee’s offer to become an employee of the Buyer or its designated Subsidiary upon the Closing.

Section 3.16 Employee Benefits.

(a) Section 3.16(a) of the Diamond Disclosure Letter sets forth an accurate and complete list of each material Diamond Employee Benefit Plan (and denotes whether such plan is a Diamond Affiliate Employee Benefit Plan). Nephrite has made available to Opal Group and the Buyer, to the extent applicable, with respect to each material Diamond Employee Benefit Plan (other than any Diamond Affiliate Employee Benefit Plan) complete and correct copies of (i) the written document and, if applicable, the summary plan description (and summaries of material modifications thereto) evidencing such plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last plan year, and the most recently received IRS determination or opinion letter, (iii) any material correspondence in the last year to or from the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other Governmental Entity and (iv) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to such plan. With respect to each material Diamond Affiliate Benefit Plan, Nephrite has made available to Opal Group and the Buyer complete and correct copies of: (i) the most recent summary plan description and all summaries of material modifications thereto or, if such plan is not written, a written summary of the plan’s material terms and (ii) a copy of the most recently received IRS determination or opinion letter. Each Diamond Employee Benefit Plan (and each related trust, insurance contract, or fund) has been established, maintained, in form and operation, funded and administered, in all material respects, in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Diamond Employee Benefit Plan, all premiums, contributions, reimbursements, accruals, or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis and amounts not yet due have been accrued to the extent required under GAAP.

(b) Each Diamond Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to such Employee Benefit Plan’s qualified status, and to the Knowledge of Nephrite nothing has occurred that could reasonably be expected to adversely affect such Diamond Employee Benefit Plan’s qualification. There are no Proceedings pending or to the Knowledge of Nephrite threatened, (other than routine claims for benefits) with respect to any Diamond Employee Benefit Plan. The Diamond Business has not incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code.

(c) None of the Diamond Transferred Companies maintain, sponsor, contribute to, have not contributed in the last six (6) years to, have not had any obligation to contribute to or have not had and do not have any Liability, including on account of any other Person that is or (at a relevant time) was treated as a single employer with any Diamond Transferred Company under Code Section 414 under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” to which Code Section 413(c) applies, or (iv) any benefit plan, program, or arrangement that provides for post-retirement or post-termination medical, life insurance, or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state Law for which the recipient pays the full premium cost).

(d) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (either alone or in combination with any termination of employment or status as employee, officer, director or independent contractor) could (i) entitle any current or former Diamond Business Employee or any director or independent contractor of the Diamond Business to severance pay or any material increase in severance pay or any other material compensation or benefits, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former Diamond Business Employee or any director or independent contractor of the Diamond Business, (iii) directly or indirectly cause the Nephrite Group to transfer or set aside any assets to fund any material benefits under any Diamond Employee Benefit Plan, or (iv) otherwise give rise to any material Liability under any Diamond Employee Benefit Plan, in each such case which would not have occurred absent execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably likely, either alone or in combination with another event, result in the payment of any amount that would reasonably be expected, individually or in combination with any other payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Diamond Transferred Company is party to any Contract or otherwise has any obligation to provide, and no Diamond Employee Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. With respect to any Diamond Employee Benefit Plan, no Diamond Transferred Company has engaged in a transaction in connection with which any Diamond Transferred Company reasonably would be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Without limiting the generality of the other provisions of this Section 3.16, with respect to each Diamond Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Diamond Plan”): (i) all employer and employee contributions to each Foreign Diamond Plan required by Law or by the terms of such Foreign Diamond Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Diamond Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no Foreign Diamond Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no unfunded or underfunded Liabilities exist with respect to any Foreign Diamond Plan.

Section 3.17 Compliance with Laws; Permits. Except as set forth on Section 3.17 of the Diamond Disclosure Letter:

(a) Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, (i) the Nephrite Group (solely to the extent related to the Diamond Business) and the Diamond Business and each Diamond Transferred Company are (and since January 1, 2016, have been) in compliance with all applicable Laws, and (ii) as of the date of this Agreement, no written notices have been received by, and, to the Knowledge of Nephrite, no oral notices have been received by and no Proceedings have been filed against the Nephrite Group (solely to the extent related to the Diamond Business) or any Diamond Transferred Company alleging a violation of any such Laws.

(b) Neither the Nephrite Group (solely to the extent related to the Diamond Business), any Diamond Transferred Company nor any Diamond Business Employee or former employee who provided services to the Diamond Business, is, or at any time since January 1, 2016, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Entity, and none of them is threatened with the imposition or receipt of any of the foregoing.

(c) To the extent required by applicable Law, the Nephrite Group has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering the Diamond Business, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to the Diamond Business. To the extent applicable, the subscription agreement that an investor executes prior to being admitted to any Diamond Fund contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor is not a Sanctioned Person.

(d) No member of the Nephrite Group (solely to the extent related to the Diamond Business) nor, to the Knowledge of Nephrite, any Diamond Business Employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) (A) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Diamond Business as currently conducted, or (B) has any reasonable basis to believe that such Persons are the subject of any ongoing investigation by any Governmental Entity.

(e) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to any Diamond Transferred Company or Diamond Fund or, with respect to any Diamond Transferred Company or Diamond Fund as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(f) As of the Closing, the Nephrite Group (solely to the extent related to the Diamond Business) or the applicable Diamond Fund, as applicable, owns or possesses all right, title, and interest in and to each of its respective Permits issued or granted by any Governmental Entity and has complied and is in compliance in all material respects with all Permits required for ownership of the properties and assets and the conduct and operation of the Diamond Business as presently conducted, and no notices have been received by the Diamond Business alleging the failure to hold any of the foregoing. The Diamond Business has obtained all Permits required for the conduct and operation of such Diamond Business in the jurisdictions in which it operates, except as would not reasonably be expected to materially impair the operation of the Diamond Business. Except as set forth on Section 3.17(f) of the Diamond Disclosure Letter, all of such Permits will be held by a Diamond Transferred Company or a Diamond Fund as of immediately following the Diamond Reorganization. To the Knowledge of Nephrite, except as would not reasonably be expected to materially impair the operation of the Diamond Business, taken as a whole, or result in material Liability to the Diamond Business, taken as a whole, each Diamond Business Employee who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson, broker-dealer, or an equivalent person with any Governmental Entity in connection with activities conducted in their employment in respect of the Diamond Business is duly registered or licensed as such and such registration or license is in full force and effect.

(g) Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, all Permits required for each Diamond Fund to conduct its business as currently conducted, for the ownership and use of its properties or assets or that are required for its employees, if any, to perform the services, duties, and responsibilities performed by or on behalf of such Diamond Fund in connection with its business have been obtained by it. Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, all such Permits are valid and in full force and effect, no material default or violation exists thereunder.

(h) Since January 1, 2016, each Diamond Fund has filed (after giving effect to any extensions) with the SEC all material forms, documents, and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC. Each such form or report, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Securities Exchange Act applicable to such form or report, and no such form or report when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Diamond Fund has issued its outstanding equity interests pursuant to an effective registration statement under the Securities Act (or an applicable exemption therefrom).

(i) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, to the Knowledge of Nephrite, there are no unresolved issues with the SEC with respect to the Diamond Business or any Diamond Transferred Company.

(j) As of the date hereof, neither the Diamond RIA Subsidiary (solely to the extent related to the Diamond Business) nor any Diamond Transferred Company is subject to, and has not received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and, to the Knowledge of Nephrite, no such examination, inspection, investigation or inquiry has been started or completed for which no examination report is available.

(k) Neither the Diamond RIA Subsidiary (solely to the extent related to the Diamond Business) nor any Diamond Transferred Company is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole.

Section 3.18 Anti-Bribery; Anti-Corruption. The Diamond Business is, and has been at all times since January 1, 2016, in material compliance with all applicable Anti-Corruption Laws. Since January 1, 2016, the

Nephrite Group has instituted policies and procedures covering the Diamond Business reasonably designed to ensure the Diamond Business’ compliance with all applicable Anti-Corruption Laws with respect to the Diamond Business and maintains such policies and procedures in effect. Since January 1, 2016, neither the Nephrite Group, the Diamond Funds, nor, to the Knowledge of Nephrite, any of their respective agents (in each case, solely to the extent related to the Diamond Business) has, directly or indirectly, in furtherance of or in connection with the business of such entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her, or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (ii) requested, agreed to receive, or accepted any financial or other advantage or inducement where such request, agreement to receive, or acceptance would be unlawful; (iii) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; or (v) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. Since January 1, 2016, no member of the Nephrite Group (solely to the extent related to the Diamond Business) has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Corruption Laws or policies and procedures designed to ensure compliance therewith.

Section 3.19 Anti-Money Laundering; Sanctions; Customs & Trade Laws.

(a) Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, since January 1, 2016, neither the Nephrite Group, the Diamond Funds, nor, to the Knowledge of Nephrite, any other Person acting for or on behalf of any of the foregoing (in each case, solely to the extent related to the Diamond Business) (i) has been or is currently a Sanctioned Person or Restricted Person; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person or Restricted Person, in each case in violation of applicable Sanctions or Customs & Trade Laws; (iii) has failed to conduct its import, export, and reexport transactions and any other transfers in accordance with all applicable Customs & Trade Laws; or (iv) has otherwise been in violation of applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(b) Since January 1, 2016, and prior to the date of this Agreement, neither the Nephrite Group nor the Diamond Funds has received from any Governmental Entity or any other Person (in each case, solely to the extent related to the Diamond Business) any written or oral notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(c) Since January 1, 2016, the Nephrite Group and the Diamond Funds have each had in place controls and systems reasonably designed to ensure compliance by the Diamond Business with applicable Anti-Money Laundering Laws, Sanctions, and Customs & Trade Laws.

Section 3.20 Real Property.

(a) The Diamond Transferred Companies neither own nor have ever owned any real property.

(b) Section 3.20(b)(i) of the Diamond Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property that is used by the Diamond

Business. Except as set forth on Section 3.20(b)(ii) of the Diamond Disclosure Letter, except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; and (ii) the Nephrite Group (solely to the extent related to the Diamond Business) is not in breach or default under such Lease, and to the Knowledge of Nephrite, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease.

Section 3.21 Environmental. Except as set forth on Section 3.21 of the Diamond Disclosure Letter: (a) the Diamond Business is, and since January 1, 2018, has been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for their occupancy of their owned, leased, or operated real property (including the Leased Real Property) or their operation of their business; (b) the Nephrite Group (solely to the extent related to the Diamond Business) has not received any written notice, which remains unresolved, regarding any material Liabilities, any material violation, or any material corrective, investigatory, or remedial obligations, of any Diamond Transferred Company relating to Environmental Laws; (c) the Diamond Business has not treated, stored, disposed or arranged for the disposal of, handled, transported, released, or exposed any Person to any Hazardous Substances, and no real property currently or formerly owned, leased, or operated by any Diamond Transferred Company (including the Leased Real Property) is or has been contaminated by any Hazardous Substances, in each case in such concentrations or manner as has given or would give rise to any unresolved material violation by, or unresolved material Liabilities or unresolved material corrective, investigatory, or remedial obligations of, the Nephrite Group (solely to the extent related to the Diamond Business) under Environmental Laws; and (d) the Diamond Business is not subject to any Orders or has by contract or operation of law assumed, undertaken, or provided an indemnity with respect to the material Liabilities of any other Person relating to any Environmental Laws or Hazardous Substances.

Section 3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Diamond Disclosure Letter, none of the Nephrite Group nor any of the Diamond Principals, nor any director, officer or employee of the Nephrite Group, nor any individual related by blood, marriage, or adoption to any such individual nor any Affiliates of any such Person (other than a Diamond Transferred Company or a Diamond Fund), is or has been a party to any material agreement, contract, commitment, or transaction with any Diamond Transferred Company or any other entity in the Nephrite Group (solely to the extent related to the Diamond Business) or has any right, title, or interest in any property owned or used by any Diamond Transferred Company (including any Intellectual Property Rights).

Section 3.23 Investment Advisory Services. Except on behalf of the Diamond RIA Subsidiary or any relying advisers in respect thereof, no Diamond Principal provides, and no Diamond Principal has, since January 1, 2018, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person. Other than to the Diamond Funds and any co-investment vehicles with respect thereto, none of the Diamond Transferred Companies provide, and have not since January 1, 2018, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person.

Section 3.24 Insurance. As of the date of this Agreement, the Nephrite Group maintains property, casualty, workers compensation, professional lines, fidelity, cyber and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Diamond Business with respect to the policy year that includes the date of this Agreement (collectively, “Diamond Insurance Plans”). Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, all such Diamond Insurance Plans and arrangements are, as of the date of this Agreement, in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of Nephrite, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

Section 3.25 Regulatory Compliance.

(a) None of the Nephrite Group (solely to the extent related to the Diamond Business) nor, to the Knowledge of Nephrite, any officer, director, or employee thereof, nor any other “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of the Nephrite Group (solely to the extent related to the Diamond Business) nor, to the Knowledge of Nephrite, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification with respect to which the Diamond Business or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity; nor is there any proceeding or investigation pending or, to the Knowledge of Nephrite, threatened by any Governmental Entity that would result in any such disqualification.

(b) Except as set forth on Section 3.25(b) of the Diamond Disclosure Letter, as of the date of this Agreement, (i) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained and (ii) except as are not material to the Diamond Business, taken as a whole, no requests are pending therefor by the Diamond Business or, to the Knowledge of Nephrite, any Diamond Fund, excluding in each case ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

(c) The Diamond RIA Subsidiary (solely to the extent related to the Diamond Business) and each Diamond Transferred Company has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act, such registration has been and is in full force and effect and, to the Knowledge of Nephrite, there is no basis for any disqualification, denial, suspension, or revocation thereof. No Diamond Transferred Company (i) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified.

(d) The Diamond RIA Subsidiary has adopted (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act and (iii) insider trading policies, personal trading policies, and such other policies and procedures as are reasonably required in order to comply with Rule 206(4)-7 under the Investment Advisers Act, and have designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. Such code of ethics and insider trading, personal trading and other policies and procedures are reasonably designed to prevent violation, by the Diamond Business and their “supervised persons” (as defined in the Investment Advisers Act), of the Investment Advisers Act and the rules promulgated thereunder. To the Knowledge of Nephrite, since January 1, 2018, there have been no material violations of the code of ethics, insider trading policies, personal trading policies and other material policies of the Nephrite Group (solely to the extent related to the Diamond Business).

(e) Other than as would not result in a breach of applicable Law, neither the Diamond Business nor any Diamond Business Employee (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since January 1, 2018, has acted as such in connection with any offers, sales, or distributions of securities in connection with the Diamond Business, nor (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Exchange Act or other applicable Law. No Diamond Transferred Company is, or has ever been, (x) registered as or required to register as a broker-dealer under the Exchange Act or any similar state securities law, or is a member of FINRA or (y) required to be licensed or registered in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission and/or a member of the National Futures Association.

(f) Since January 1, 2018, Diamond RIA Subsidiary and each Diamond Transferred Company has (i) performed its investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Diamond Fund Documentation and Client Contracts applicable to such Clients and (ii) not received any written communication from any Person regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such agreements.

(g) Neither the Diamond Business nor any Diamond Business Employee is subject to a disqualification that would be a basis, following the Business Combination, for any limitations on the activities, functions, or operations of, or suspension or termination of the Investment Advisory Services provided by an Opal Transferred Company to any BDCs.

Section 3.26 Diamond 40 Act Funds. No Diamond Transferred Company provides Investment Advisory Services to any 40 Act Funds.

Section 3.27 Information Supplied. The information supplied or to be supplied, in each case, in writing, by Nephrite with respect to Nephrite and the Diamond Business expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available and (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or at the time of the Buyer Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by Nephrite or that are included in such filings and/or mailings), except that, in each case, no warranty or representation is made by Nephrite with respect to: (A) statements made or incorporated by reference therein based on information supplied by the Buyer or Opal Group or their respective Affiliates for inclusion in such materials or (B) any projections or forecasts included in such materials.

Section 3.28 Sufficiency of Assets. The Diamond Assets, together with services that would reasonably be provided under a customary transition services agreement, the rights and benefits provided pursuant to this Agreement and such services and other resources that are generally available, include substantially all the assets and properties used or employed in the business presently conducted by the Diamond Business, as of the date hereof, except as would not reasonably be expected to have a Diamond Material Adverse Effect. Subject to Section 2.15 and except as contemplated by Section 10.1, immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, after giving effect to the Diamond Reorganization and assuming receipt of all consents necessary for the transfer of the Diamond Assets and non-termination of any contract or advisory relationship, the Diamond Transferred Companies will continue to (a) have all right, title, and interest in and to, or will have a valid right to use such Diamond Assets; and (b) have the assets and rights, of the Diamond Business (other than the Excluded Diamond Assets) immediately after the

Closing Date in substantially the same manner as presently conducted by the Nephrite Group, in each case except as would not reasonably be expected to have a Diamond Material Adverse Effect.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING NEPHRITE

As an inducement to Opal Group, Opal Feeder, Opal Partners and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Diamond Disclosure Letter, Nephrite represents and warrants to Opal Group, Opal Feeder, Opal Partners and the Buyer as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date) as follows:

Section 4.1 Organization; Authority; Enforceability. Nephrite (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Nephrite’s ability to consummate the transactions contemplated by this Agreement. Nephrite has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Nephrite is a party and to consummate the transactions contemplated by this Agreement and thereby. No other limited liability company or other proceedings on the part of Nephrite are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Nephrite is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been duly executed and delivered by Nephrite and constitutes the valid and binding agreement of Nephrite, enforceable against Nephrite in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Nephrite is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Capitalization. Nephrite directly or indirectly has good and valid title to all of the issued and outstanding Equity Securities of each of the Diamond Transferred Companies, free and clear of all Liens (other than Permitted Liens).

Section 4.3 No Breach.

(a) Except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to Nephrite in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Nephrite do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Nephrite or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of Nephrite;

(ii) any Law to which Nephrite is subject; or

(iii) any Contract to which Nephrite is subject;

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

Section 4.4 Litigation. There are no (and there have not been any) Proceedings pending or, to the Knowledge of Nephrite, threatened against Nephrite, at law or in equity, or before or by any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

Section 4.5 Brokerage. Except as set forth on Section 4.5 of the Diamond Disclosure Letter, Nephrite will not be liable for payment of brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Nephrite is a party or by which Nephrite is bound.

Section 4.6 Investment Intent.

(a) Nephrite understands and acknowledges that the acquisition of Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock involves substantial risk. Nephrite can bear the economic risk of its investment (which Nephrite acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Nephrite is capable of evaluating the merits and risks of its investment in Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock.

(b) Nephrite is acquiring the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock for its own account and on behalf of its Affiliates, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Blue Owl Holdings Common Units, Blue Owl Carry Common Units or Buyer Capital Stock, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Nephrite qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Nephrite understands and acknowledges that the issuance, sale or resale of the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Nephrite acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Nephrite acknowledges that there is no public market for the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock and that there can be no assurance that a public market will develop.

Section 4.7 Compliance with Laws. Nephrite is, and has been since January 1, 2018, in compliance in all material respects with Laws applicable to its ownership of Equity Securities of the Diamond Transferred Companies, and no uncured written notices have been received by Nephrite from any Governmental Entity or any other Person alleging a material violation of any such Laws as relates to such Equity Securities.

Section 4.8 No Undisclosed Agreements or Arrangements. Other than as set forth in this Agreement and the Ancillary Agreements or as otherwise described in Section 4.8 of the Diamond Disclosure Letter, as of the date of this Agreement, there are no material agreements between or among the Opal Family, the Opal Principals or the Opal Business, on the one hand, and the Nephrite Group, the Diamond Principals or the Diamond Business, on the other hand, with respect to the combination of the Diamond Business and the Opal Business or the operation of the combined businesses following the Closing.

Section 4.9 Inspections; the Buyer’s Representations. Nephrite is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Opal Business and the Buyer. Nephrite has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Nephrite agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Opal Business and the Buyer and on the accuracy of the representations and warranties set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by Opal Group, Opal Feeder, Opal Partners, the Buyer or their respective Affiliates or representatives, except for those set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement. Nephrite specifically acknowledges and agrees to Opal Group’s, Opal Feeder’s, Opal Partners’ and the Buyer’s disclaimer of any representations or warranties other than those set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement, whether made by either Opal Group, Opal Feeder, Opal Partners, the Buyer or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nephrite and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nephrite and its Affiliates or representatives by Opal Group, Opal Feeder, Opal Partners, the Buyer or any of their respective Affiliates or representatives), other than those set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement. Nephrite specifically acknowledges and agrees that, without limiting the generality of this Section 4.9, neither Opal Group, Opal Feeder, Opal Partners, the Buyer nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Nephrite specifically acknowledges and agrees that except for the representations and warranties set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement, Opal Group, Opal Feeder, Opal Partners and the Buyer have not made any other express or implied representation or warranty with respect to Opal Group, Opal Feeder, Opal Partners, the Buyer, their respective assets or Liabilities, the Opal Business, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE OPAL BUSINESS

As an inducement to Nephrite and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (x) as set forth in the applicable section of the Opal Disclosure Letter and (y) that Opal Feeder makes no representations or warranties under this Article V with respect to the FIC Assets, Opal Feeder represents and warrants to Nephrite and the Buyer, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 5.1 Organization; Authority; Enforceability. Each Opal Transferred Company and each Opal Fund, as applicable: (a) is duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have an Opal Material Adverse Effect and (c) has the requisite organizational power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Correct and complete copies of the Governing Documents of each Opal Transferred Company and each Opal Fund, as in effect on the date of this Agreement, have been made available to Nephrite and the Buyer. Except as set forth on Section 5.1 of the Opal Disclosure Letter, none of the Opal Transferred Companies nor any Opal Fund is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 5.2 Capitalization and Related Matters.

(a) (i) Section 5.2(a)(i) of the Opal Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of Opal Group and each of its Subsidiaries (each, an “Opal Company”), along with a description of the function of each such Opal Company; (ii) Section 5.2(a)(ii) of the Opal Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of each Opal Company (identifying each beneficial owner thereof, as of the date of this Agreement), (iii) except as set forth in Section 5.2(a)(iii) of the Opal Disclosure Letter, no Person is entitled to receive any management fees, Promote Distributions or other fees payable or other economics related to the Opal Business other than an Opal Transferred Company and (iv) except as set forth in Section 5.2(a)(iv) of the Opal Disclosure Letter, all of the outstanding Equity Securities of each Opal Transferred Company are duly authorized and validly issued and, to the extent such concepts are applicable, fully paid and non-assessable and have not been issued in violation of applicable Law or the Governing Documents of such Opal Transferred Company. All Equity Securities of any Opal Transferred Company held by the Opal Family are held free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Section 5.2(b) of the Opal Disclosure Letter, no Opal Transferred Company has any outstanding Equity Securities not held by the Opal Family or another Opal Transferred Company.

(c) None of the Opal Transferred Companies owns beneficially or of record any Equity Securities in any Person (other than one or more other Opal Transferred Companies or Opal Funds).

(d) There are no bonds, debentures, notes or other Indebtedness of any Opal Transferred Company that grant to a third party the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) with the equity holders of the Opal Transferred Companies on any matters. Except as set forth on Section 5.2(d) of the Opal Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which any Opal Transferred Company is a party or is bound with respect to the voting or consent of any ownership interests of any Opal Transferred Company. There are no outstanding stock appreciation or phantom stock rights with respect to any Opal Transferred Company.

Section 5.3 No Breach.

(a) Except as set forth in Section 5.3(a) of the Opal Disclosure Letter and as contemplated by Section 10.11(e) and except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to Opal Group, the Opal Business or any of the Opal Funds in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Opal Business, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of Opal Group to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Opal Group, Opal Feeder and Opal Partners with respect to the Opal Transferred Companies do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default (or give rise to any material right of cancellation, redemption, payment or acceleration) under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Opal Assets pursuant to, or (iv) create any right to material payment or any other material right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under any of the following:

(i) the Governing Documents of any Opal Transferred Company;

(ii) subject to the receipt of consents described in Section 5.3(a) or Section 10.2 of this Agreement, any Law to which any Opal Transferred Company, any of the Opal Funds or the Opal Family (solely to the extent related to the Opal Business) is subject; or

(iii) any Opal Material Contract (including, for the avoidance of doubt, any Opal Fund Documentation and Client Contracts of any Opal Fund).

Section 5.4 Financial Statements and Related Matters.

(a) Section 5.4(a) of the Opal Disclosure Letter sets forth true, correct, and complete copies of the following financial statements (collectively, the “Opal Financial Statements”):

(i) the audited consolidated and combined financial statements of the Opal Business as of December 31, 2019, and December 31, 2018, including the consolidated statements of assets, liabilities and members’ equity as of, and the related audited consolidated and combined statements of revenue, expenses and members’ equity (deficit) and statements of operations and cash flows for, the fiscal year then ended (the “Audited Opal Financial Statements”); and

(ii) the unaudited consolidated and combined statement of financial position of the Opal Business as of the Latest Balance Sheet Date (the “Latest Opal Balance Sheet”), including the statements of assets, liabilities and members’ equity as of, and the related statements of revenue, expenses and members’ equity and cash flows for, the nine (9) month period then ended (the “Unaudited Opal Financial Statements”).

(b) Each of the Opal Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial position, results of operations and (in the case of the Audited Opal Financial Statements) cash flows of the Opal Business included and specified therein on a consolidated and combined basis as of the dates thereof and for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Opal Financial Statements described in Section 2.17, to the absence of footnote disclosures and, in the case of the Latest Opal Balance Sheet, normal year-end adjustments for recurring accruals that are not expected to be material). Each of the audited consolidated financial statements as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements as of and for the nine (9) months ended September 30, 2020 (including the notes thereto, if any) of each of the Opal Funds (in the case of the BDCs, filed with the SEC prior to the date of this Agreement) present fairly in all material respects the financial position, results of operations and cash flows of such Opal Fund on a consolidated basis as of the dates thereof and for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the unaudited financial statements for the period ended September 30, 2020, to the absence of footnote disclosures and, in the case of the balance sheet included therewith, normal year-end adjustments for recurring accruals that are not expected to be material). Each such financial statement has been made available to Nephrite and the Buyer.

(c) The Opal Business has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Opal Business maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 5.5 Absence of Undisclosed Liabilities. Except as set forth on Section 5.5 of the Opal Disclosure Letter, the Opal Business and Opal Transferred Companies do not have any Liabilities of any kind or nature whatsoever (including Liabilities to reimburse Opal Feeder or Opal Partners), whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with GAAP, other than: (i) Liabilities to the extent set forth or reflected on the Latest Opal Balance Sheet or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of Section 2.13; (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a material Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim, or lawsuit); (iii) Liabilities to the extent incurred in connection with the transactions contemplated by this Agreement; (iv) Indebtedness that will be accounted for in the Opal Indebtedness Amount; and (v) other Liabilities that would not, individually or in the aggregate, reasonably be expected to result in an Opal Material Adverse Effect.

Section 5.6 No Opal Material Adverse Effect. Since the Latest Balance Sheet Date through the date of this Agreement, there has been no Opal Material Adverse Effect.

Section 5.7 Absence of Certain Developments. Except as set forth on Section 5.7 of the Opal Disclosure Letter or as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, (a) the Opal Business has operated in all material respects in the Ordinary Course of Business and (b) Opal Group has not taken (or has caused or permitted to be taken on its behalf) any action solely to the extent relating to the Opal Business that would, if taken after the date of this Agreement, require the Buyer’s Consent under Section 9.2(a).

Section 5.8 Opal Assets. As of the date of this Agreement, except as set forth on Section 5.8 of the Opal Disclosure Letter, the Opal Family (including through leases, licenses, Contracts or other arrangements) has good and valid title to, a valid leasehold interest in or a valid license to use the Opal Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Opal Balance Sheet (other than Opal Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). As of the completion of the Opal Reorganization and except as contemplated by Section 10.2, an Opal Transferred Company, including through leases, licenses, Contracts or other arrangements, shall have good and valid title to, a valid leasehold interest in or a valid license to use the Opal Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Opal Balance Sheet (other than Opal Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens).

Section 5.9 Tax Matters. Except as set forth on Section 5.9 of the Opal Disclosure Letter:

(a) Each Opal Transferred Company has filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Opal Transferred Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by each of the Opal Transferred Companies (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each Opal Transferred Company has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where an Opal Transferred Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Opal Transferred Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d) No Opal Transferred Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Opal Transferred Company, no such Tax Proceeding is pending, and, to the Knowledge of Opal Group, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No Opal Transferred Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Opal Transferred Company have been fully paid, settled or withdrawn, and, to the Knowledge of Opal Group, no such deficiency has been threatened or proposed in writing against any Opal Transferred Company.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Opal Transferred Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Opal Transferred Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Opal Transferred Company is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f) No Opal Transferred Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Each Opal Transferred Company is and at all times since its formation has been classified as a partnership or disregarded entity for U.S. federal income tax purposes.

(h) No Opal Transferred Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(i) No Opal Transferred Company has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Opal Transferred Companies have properly complied with all requirements for obtaining for all material credits received under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(j) There is no Lien for Taxes on any of the assets of any Opal Transferred Company, other than Permitted Liens.

(k) No Opal Transferred Company has any Liability for Taxes of any other Person (other than any Opal Transferred Company or Opal Fund) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Opal Transferred Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement or any agreement by any Blue Owl Flow-Thru Companies to make customary tax distributions to its owners.

(l) The unpaid Taxes of the Opal Transferred Companies do not materially exceed reserves for Tax Liabilities as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Opal Transferred Companies in filing their Tax Returns.

(m) Opal Feeder is not a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

(n) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Opal Transferred Company. No Opal Transferred Company has been subject to any Tax Proceeding for which it was eligible to make but did not make an election under Code Section 6226.

(o) To the Knowledge of Opal Group, no Opal Transferred Company has taken or agreed to take any action not contemplated by this Agreement and/or any related Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.10 Opal Material Contracts.

(a) Section 5.10 of the Opal Disclosure Letter lists all of the following Contracts (other than Opal Employee Benefit Plans) (such Contracts, together with the Client Contracts related to the Opal Business and the Opal Fund Documentation, the “Opal Material Contracts”), to which any entity in the Opal Family is a party (solely to the extent such Contract relates to the Opal Business), as of the date of this Agreement:

(i) other than Governing Documents of the Opal Family, any Contract between the Opal Family (other than the Opal Transferred Companies), on the one hand, and any of the Opal Transferred Companies, on the other hand, and any Contract between any Opal Transferred Company, on the one hand, and one or more of the Opal Principals or one or more of the directors, officers or senior management employees of the Opal Family (solely to the extent entered into on behalf of or otherwise related to the Opal Business), on the other hand (each such Contract, an “Opal Affiliate Arrangement”);

(ii) each Material Lease;

(iii) any agreement with a deferred purchase price payment and any funding agreement, indenture, credit agreement, loan agreement, note mortgage, guarantee security agreement, or other Contract for financing or funding currently outstanding or available for draw after the date of this Agreement relating to the securing or borrowing of money, in each case, solely to the extent the Opal Group (solely to the extent relating to the Opal Business) is an obligor or has material outstanding liabilities under the respective agreement;

(iv) any placement, agency, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar Contract, in each case, with respect to the Opal Funds;

(v) other than Governing Documents of the Opal Family, any joint venture, strategic alliance, distribution, partnership, or similar Contract, and any Contract involving a sharing of profits, expenses, or payments, in each case of the Opal Business;

(vi) any Contract that is primarily a Contract of guarantee, support, indemnification (for the avoidance of doubt, excluding ordinary course indemnification obligations or indemnification related to breach of Contract and insurance policies), assumption, or endorsement of or any similar commitment with respect to Liabilities of any Person (other than such contracts of any Opal Transferred Company related to obligations of any other Opal Transferred Company);

(vii) any material Contract with any Governmental Entity solely to the extent relating to the Opal Business (other than a Contract relating to an investment by a Governmental Entity in an Opal Fund);

(viii) other than Governing Documents of the Opal Family, any Contract that contains any restriction that has not expired on the Opal Business’s or any Opal Principal’s ability to invest in industry or engage in any business or in any geographic area or in competitors of specified Persons or binds the Opal Business or any Opal Principal to any non-competition, exclusive dealing or material non-solicitation obligations (other than (x) customary employee non-solicitation provisions, (y) nondisclosure and confidentiality obligations and agreements, in each case with respect to prospective or actual portfolio investments (z) any Contract with Opal Funds, including acquisition agreements, equity or subscription agreements, registration rights agreements or shareholder agreements) or that obligates the Opal Business or any Opal Principal to conduct business with a third party on an exclusive basis;

(ix) other than this Agreement or any Ancillary Agreement, any Contract relating to the acquisition or disposition of any business or operations of the Opal Business (whether by merger, sale of stock, sale of assets, or otherwise) as to which there are any ongoing material obligations;

(x) other than Governing Documents of the Opal Family, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair, or materially delay the consummation of the Closing;

(xi) any Contract that requires the Opal Business to pay consideration or payments to unaffiliated third parties for goods or services in excess of $2,000,000 per year or $5,000,000 in the aggregate;

(xii) any Contract that requires the Opal Business to pay any commission, finder’s fee, royalty or similar payment of more than $2,000,000 annually, other than in the Ordinary Course of Business (including relating to employee recruitment), in each case other than any placement agent or similar agreement;

(xiii) any Contract that obligates the Opal Business to pay any earn-out or other similar deferred consideration in connection with an acquisition in excess of $5,000,000;

(xiv) any CBA; and

(xv) any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations.

Notwithstanding the foregoing provisions of this Section 5.10(a) “Opal Material Contracts” shall not include (i) Contracts of Opal Funds, or entities formed to hold portfolio investments, with respect to the acquisition, ownership, servicing or disposition of portfolio investments by Opal Funds and/or such entities, (ii) any Contracts with respect to any portfolio investment, including any Governing Documents of any portfolio investment, or (iii) Contracts that relate solely to the FIC Assets.

(b) All of the Opal Material Contracts are valid, binding, and enforceable, and in full force and effect in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity, except as will not result in a material loss to the Opal Transferred Companies, taken as a whole. The Opal Family, solely to the extent related to the Opal Business, has performed all material obligations required to be performed by it and is not in material default under or material breach of, nor in receipt of any claim of such default under or breach of, any Opal Material Contract. To the Knowledge of Opal Group, no event has occurred that (with the passage of time or the giving of notice or both) would result in a material default under or material breach of, or permit the termination, modification, or acceleration of any material obligation under, any Opal Material Contract. To the Knowledge of Opal Group, there are no oral Opal Material Contracts. Opal Group has made available or delivered to Nephrite and the Buyer true and correct copies of all Opal Material Contracts.

Section 5.11 Intellectual Property Rights. Except as set forth on Section 5.11 of the Opal Disclosure Letter:

(a) Section 5.11(a) of the Opal Disclosure Letter sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application, in each case, solely to the extent related to the Opal Business. All of the material registrations, issuances and applications set forth in Section 5.11(a) of the Opal Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) As of the date of this Agreement, the Opal Family (x) exclusively owns and possesses (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or has a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Opal Business as presently conducted, (y) has the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Opal Track Record, and (z) has not granted any Person the right to use, and no other Person has the right to use, the Opal Track Record. As of immediately following the completion of the Opal Reorganization, the Opal Transferred Companies (x) shall exclusively own and possess (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or shall have a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Opal Business as presently conducted, (y) shall have the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Opal Track Record, and (z) shall not have granted any Person the right to use, and no other Person has the right to use, the Opal Track Record.

(c) As of the date of this Agreement, except as set forth on Section 5.11(c) of the Opal Disclosure Letter, as of the date of this Agreement (i) there are no (and, since January 1, 2018, there have not been any) Proceedings pending or threatened in writing against the Opal Family (solely to the extent related to the Opal Business) asserting (A) any invalidity or unenforceability of, or challenging the ownership or scope of, any material Intellectual Property Rights included in the Opal Assets or (B) any infringement, dilution, or misappropriation by the Opal Family (solely to the extent related to the Opal Business) of the Intellectual Property Rights of any Person in the conduct of the Opal Business, (ii) except as would not reasonably be expected to result in material Liability to the Opal Business, taken as a whole, since January 1, 2018, the conduct of the Opal Business has not infringed, misappropriated or diluted any Intellectual Property Rights of any other Person, and (iii) to the Knowledge of Opal Group, the Intellectual Property Rights included in the Opal Assets have not been infringed, misappropriated or diluted by any other Person in any material respect.

(d) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Opal Business, taken as a whole, the Opal Family (solely to the extent related to the Opal Business) has implemented policies and procedures reasonably designed to protect the confidentiality and value of any trade secrets that are included in the Opal Assets or in the possession of the Opal Transferred Companies, and to the Knowledge of Opal Group, such trade secrets have not been disclosed to any Person except pursuant to appropriate non-disclosure obligations.

(e) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Opal Business, taken as a whole, the Opal Family (solely to the extent related to the Opal Business) has obtained from Opal Group Employees and other employees of the Opal Family who have in the past been part of the Opal Business who have contributed to the creation or development of any material Intellectual Property Rights for the Opal Business, written agreements containing assignment to the Opal Family of all such Intellectual Property Rights.

Section 5.12 Data Security; Data Privacy.

(a) The Opal Family has established and implemented written policies, notices, records, logs and procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, and data security covering the Opal Business (collectively, the “Opal Privacy and Security Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws and (ii) are appropriate to protect Personal Information and other data relating to the Opal Business against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.

(b) The Opal Family has where required by Data Protection Laws, entered into Contracts with its service providers and other material business relationships that meet the requirements of Data Protection Laws applicable to the Opal Business.

(c) The Opal Family has materially aligned its cybersecurity practices applicable to the Opal Business with relevant generally-applicable industry standards and carries out regular external and/or internal penetration tests and vulnerability assessments of its information technology systems and business environment designed to identify any cybersecurity threats and has remediated any and all material identified vulnerabilities.

(d) The Opal Family (solely to the extent related to the Opal Business) has at all times complied with all of the Opal Privacy and Security Policies in all material respects.

(e) In the past three (3) years, the Opal Business has not: (i) suffered any actual or suspected material unauthorized access to Personal Information or cybersecurity incident; (ii) received any notices or requests from, or to the Knowledge of Opal Group, been subject to any investigations by any Governmental Entity or other regulatory authority in relation to its Processing activities and compliance with Data Protection Laws; or (iii) received notice from individuals alleging non-compliance with Data Protection Laws.

Section 5.13 Litigation. Except as set forth on Section 5.13 of the Opal Disclosure Letter or in respect of the Opal Funds, there are no (and since January 1, 2018, there have not been any) Proceedings (i) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare invalid any of the Permits necessary for the operation of the Opal Business, (ii) pending or, to the Knowledge of Opal Group, threatened against any Opal Transferred Company or the Opal Family (solely to the extent relating to the Opal Business), at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (iii) any material Orders from any Governmental Entity with respect to the Opal Business and the Opal Family has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order with respect to the Opal Business, in each case, except as has not had or would not reasonably be expected to result in an Opal Material Adverse Effect.

Section 5.14 Brokerage. Except as set forth on Section 5.14 of the Opal Disclosure Letter, the Opal Business does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of the Opal Business or any Party to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.15 Labor Matters.

(a) The Opal Family (solely with respect to the Opal Business and the Opal Group Employees) is not party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative and no Opal Group Employee is represented by a labor union, works council, labor organization or employee representative with respect to the Opal Group Employees. To the Knowledge of Opal Group, no union organizing activities are underway or threatened with respect to any Opal Group Employees and no such activities have occurred since January 1, 2018. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, or other material labor disputes pending or, to the Knowledge of Opal Group, threatened against or affecting the Opal Family (with respect to the Opal Business or the Opal Group Employees), and no such disputes have occurred since January 1, 2018.

(b) The Opal Transferred Companies and the Opal Family (solely with respect to the Opal Business and the Opal Group Employees) are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws respecting wages and hours, collective bargaining and other protected concerted activity, labor relations, employment discrimination, equal opportunity, safety and health, COVID-19, harassment and retaliation, paid time off, employee leave, disability rights and benefits, whistleblowers, immigration status, layoffs and reductions in force, workers’ compensation, and the payment and withholding of employment-related Taxes. Except as would not result in a material Liability for any Opal Transferred Company or the Opal Business, the Opal Family has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance, and other compensation that have come due and payable to past and current Opal Group Employees and independent contractors providing services to the Opal Business pursuant to any Law, Contract, or policy of the Opal Family.

(c) As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, material to the Opal Transferred Companies, taken as a whole, (i) since January 1, 2018 there are no charges, complaints, audits or investigations pending before any Governmental Entity pertaining to the employment practices or actions of the Opal Transferred Companies or, to the Knowledge of Opal Group, threatened against the Opal Transferred Companies; and (ii) none of the Opal Transferred Companies has any material liability with respect to misclassification of any employee as an independent contractor or contingent worker rather than as an “employee.”

(d) Neither the Opal Transferred Companies nor the Opal Family (solely with respect to the Opal Business) have in the past three (3) years, implemented any office closing or mass layoff triggering notice under the WARN Act.

(e) No individual who is currently providing services to the Opal Business through a third-party service provider is an employee of the Opal Business. The Opal Transferred Companies do not have a single employer, joint employer, alter ego or similar relationship with any independent, third-party company.

(f) To the Knowledge of Opal Group, no current or former Opal Group Employee is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Opal Family or (ii) to a former employer of any such employee relating (A) to the right of any such Opal Group Employee to be employed by the Opal Family or (B) to the Knowledge or use of trade secrets or proprietary information.

(g) To the Knowledge of Opal Group, since January 1, 2018, no Opal Group Employee has been the subject of any formal claim of sexual harassment, sexual misconduct or sexual assault during his or her tenure at the Opal Transferred Companies or the Opal Family, and neither the Opal Transferred Companies nor the Opal Family (solely with respect to any Opal Group Employee) has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault.

(h) To the Knowledge of Opal Group, as of the date of this Agreement, no Opal Group Employee intends to terminate his or her employment with Opal Group or its Subsidiaries.

Section 5.16 Employee Benefits.

(a) Section 5.16(a) of the Opal Disclosure Letter sets forth an accurate and complete list of each material Opal Employee Benefit Plan. Opal Group has made available to Nephrite and the Buyer, to the extent applicable, with respect to each material Opal Employee Benefit Plan, complete and correct copies of (i) the written document and, if applicable, the summary plan description (and summaries of material modifications thereto) evidencing such plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, and the most recently received IRS determination or opinion letter, (iii) any material correspondence in the last year to or from the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other Governmental Entity and (iv) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to such plan. As applicable with respect to each Opal PEO Plan, Opal Group has made available to Nephrite and to the Buyer summaries of each Opal PEO Plan and the Contract or agreement pursuant to which the PEO provides services to Opal or the availability of such Opal PEO Plans to Opal Group Employees. Each Opal Employee Benefit Plan (and each related trust, insurance contract, or fund) and, to the Knowledge of Opal Group, each Opal PEO Plan has been established, maintained, in form and operation, funded and administered, in all material respects, in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Opal Employee Benefit Plan, and as it relates to Opal Group’s participation under each Opal PEO Plan, all premiums, contributions, reimbursements, accruals, or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis and amounts not yet due have been accrued to the extent required under GAAP.

(b) Each Opal Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to such Employee Benefit Plan’s qualified status, and to the Knowledge of Opal Group nothing has occurred that could reasonably be expected to adversely affect such Opal Employee Benefit Plan’s qualification. There are no Proceedings pending or, to the Knowledge of Opal Group, threatened (other than routine claims for benefits) with respect to any Opal Employee Benefit Plan or, to the Knowledge of Opal Group, any Opal PEO Plan. The Opal Business has not incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code.

(c) None of the Opal Transferred Companies maintain, sponsor, contribute to, have not contributed in the last six (6) years to, have not had any obligation to contribute to or have not had and do not have any Liability, including on account of any other Person that is or (at a relevant time) was treated as a single employer with any Opal Transferred Company under Code Section 414 under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” to which Code Section 413(c) applies, or (iv) any benefit plan, program, or arrangement that provides for post-retirement or post-termination medical, life insurance, or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state Law for which the recipient pays the full premium cost).

(d) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (either alone or in combination with any termination of employment or status as employee, officer, director or independent contractor) could (i) entitle any current or former Opal Group Employee or any director or independent contractor of the Opal Business to severance pay or any material increase in severance pay or any other material compensation or benefits, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former Opal Group Employee or any director or independent contractor of the Opal Business, (iii) directly or indirectly cause the Opal Family to transfer or set aside any assets to fund any material benefits under any Opal Employee Benefit Plan, or (iv) otherwise give rise to any material Liability under any Opal Employee Benefit Plan, in each such case which would not have occurred absent execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably likely either alone or in combination with another event, result in the payment of any amount that would reasonably be expected, individually or in combination with any other payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Opal Transferred Company is party to any Contract or otherwise has any obligation to provide, and no Opal Employee Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement, or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. With respect to any Opal Employee Benefit Plan, no Opal Transferred Company has engaged in a transaction in connection with which any Opal Transferred Company reasonably would be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

Section 5.17 Compliance with Laws; Permits. Except as set forth on Section 5.17 of the Opal Disclosure Letter:

(a) Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, (i) the Opal Family (solely to the extent related to the Opal Business), the Opal Business and each Opal Transferred Company are (and since January 1, 2016, have been) in compliance with all applicable Laws, and (ii) no written notices have been received by and, to the Knowledge of Opal Group, no oral notices have been received by and no Proceedings have been filed against the Opal Family (solely to the extent related to the Opal Business) alleging a violation of any such Laws.

(b) Neither the Opal Family (solely to the extent related to the Opal Business), any Opal Transferred Company nor any Opal Group Employee, is, or at any time since January 1, 2016, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Entity, and none of them is threatened with the imposition or receipt of any of the foregoing.

(c) To the extent required by applicable Law, the Opal Family has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering the Opal

Business, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to the Opal Business. To the extent applicable, the subscription agreement that an investor executes prior to being admitted to any Opal Fund contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor is not a Sanctioned Person.

(d) No member of the Opal Family (solely to the extent related to the Opal Business) nor, to the Knowledge of Opal Group, any Opal Group Employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) (A) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Opal Business as currently conducted, or (B) has any reasonable basis to believe that such Persons are the subject of any ongoing investigation by any Governmental Entity.

(e) No Disqualification Event is applicable to any Opal Transferred Company or Opal Fund or, with respect to any Opal Transferred Company or Opal Fund as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) is applicable.

(f) The Opal Family (solely to the extent related to the Opal Business) or the Opal Funds, as applicable, owns or possesses all right, title, and interest in and to each of its respective Permits issued or granted by any Governmental Entity and has complied and is in compliance in all material respects with all Permits required for ownership of the properties and assets and the conduct and operation of the Opal Business as presently conducted, and no notices have been received by the Opal Business alleging the failure to hold any of the foregoing. The Opal Business has obtained all Permits required for the conduct and operation of such Opal Business in the jurisdictions in which it operates, except as would not reasonably be expected to materially impair the operation of the Opal Business. To the Knowledge of Opal Group, except as would not reasonably be expected to materially impair the operation of the Opal Business, taken as a whole, or result in material Liability to the Opal Business, taken as a whole, each employee of the Opal Family (solely to the extent related to the Opal Business) who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson, broker-dealer, or an equivalent person with any Governmental Entity in connection with activities conducted in their employment in respect of the Opal Business is duly registered or licensed as such and such registration or license is in full force and effect.

(g) Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, all Permits required for each Opal Fund to conduct its business as currently conducted, for the ownership and use of its properties or assets or that are required for its employees, if any, to perform the services, duties, and responsibilities performed by or on behalf of such Opal Fund in connection with its business have been obtained by it. Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, all such Permits are valid and in full force and effect, no material default or violation exists thereunder.

(h) Since January 1, 2016, each Opal Fund has filed (after giving effect to any extensions) with the SEC all material forms, documents, and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC. Each such form or report, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Securities Exchange Act and the Investment Company Act applicable to such form or report, and no such form or report when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Opal Fund has issued its outstanding equity interests pursuant to an effective registration statement under the Securities Act (or an applicable exemption therefrom).

(i) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Opal Material Adverse Effect, to the Knowledge of Opal Group, there are no unresolved issues with the SEC with respect to the Opal Business or any Opal Transferred Company.

(j) As of the date hereof, none of the Opal RIA Subsidiaries (solely to the extent related to the Opal Business) is subject to, and has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and no such examination, inspection, investigation or inquiry has been started or completed for which no examination report is available.

(k) None of the Opal RIA Subsidiaries (solely to the extent related to the Opal Business) nor any Opal Transferred Company is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole.

Section 5.18 Anti-Bribery; Anti-Corruption. The Opal Business is, and has been at all times since January 1, 2016, in material compliance with all applicable Anti-Corruption Laws. Since January 1, 2016, the Opal Family has instituted policies and procedures covering the Opal Business reasonably designed to ensure compliance with all applicable Anti-Corruption Laws with respect to the Opal Business and maintains such policies and procedures in effect. Since January 1, 2016, none of the Opal Family, the Opal Funds or, to the Knowledge of Opal Group, any of their respective agents (in each case, solely to the extent related to the Opal Business) has, directly or indirectly, in furtherance of or in connection with the business of such entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her, or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (ii) requested, agreed to receive, or accepted any financial or other advantage or inducement where such request, agreement to receive, or acceptance would be unlawful; (iii) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (iv) made any unlawful bribe, rebate, payoff, influence payment kickback, or other unlawful payment to any foreign or domestic government official or employee; or (v) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. Since January 1, 2016, no member of the Opal Family (solely to the extent related to the Opal Business) has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Corruption Laws or policies and procedures designed to ensure compliance therewith.

Section 5.19 Anti-Money Laundering; Sanctions; Customs & Trade Laws.

(a) Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, since January 1, 2016, none of the Opal Family, the Opal Funds or, to the Knowledge of Opal Group, any other Person acting for or on behalf of any of the foregoing (in each case, solely to the extent related to the Opal Business) (i) has been or is currently a Sanctioned Person or Restricted Person; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person or Restricted Person, in each case in violation of applicable Sanctions or Customs & Trade Laws; (iii) has failed to conduct its import, export, and reexport transactions and any other transfers in accordance with all applicable Customs & Trade Laws; or (iv) has otherwise been in violation of applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(b) Since January 1, 2016, and prior to the date of this Agreement, none of the Opal Family or the Opal Funds has received from any Governmental Entity or any other Person (in each case, solely to the extent related to the Opal Business) any written or oral notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(c) Since January 1, 2016, the Opal Family and the Opal Funds have each had in place controls and systems reasonably designed to ensure compliance by the Opal Business with applicable Anti-Money Laundering Laws, Sanctions, and Customs & Trade Laws.

Section 5.20 Real Property.

(a) The Opal Transferred Companies neither own nor have ever owned any real property.

(b) Section 5.20(b)(i) of the Opal Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property that is used by the Opal Business. Except as set forth on Section 5.20(b)(ii) of the Opal Disclosure Letter, except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; and (ii) the Opal Family (solely to the extent related to the Opal Business) is not in breach or default under such Lease, and to the Knowledge of Opal Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease.

Section 5.21 Environmental. Except as set forth on Section 5.21 of the Opal Disclosure Letter: (a) the Opal Business is, and since January 1, 2018, has been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for their occupancy of their owned, leased, or operated real property (including the Leased Real Property) or their operation of their business; (b) the Opal Family (solely to the extent related to the Opal Business) has not received any written notice, which remains unresolved, regarding any material Liabilities, any material violation, or any material corrective, investigatory, or remedial obligations, of any Opal Transferred Company relating to Environmental Laws; (c) the Opal Business has not treated, stored, disposed or arranged for the disposal of, handled, transported, released, or exposed any Person to any Hazardous Substances, and no real property currently or formerly owned, leased, or operated by any Opal Transferred Company (including the Leased Real Property) is or has been contaminated by any Hazardous Substances, in each case in such concentrations or manner as has given or would give rise to any unresolved material violation by, or unresolved material Liabilities or unresolved material corrective, investigatory, or remedial obligations of, the Opal Family (solely to the extent related to the Opal Business) under Environmental Laws; and (d) the Opal Business is not subject to any Orders or has by contract or operation of law assumed, undertaken, or provided an indemnity with respect to the material Liabilities of any other Person relating to any Environmental Laws or Hazardous Substances.

Section 5.22 Affiliate Transactions. Except as set forth on Section 5.22 of the Opal Disclosure Letter, none of the Opal Family nor any of the Opal Principals, nor any director, officer or employee of the Opal Family, nor any individual related by blood, marriage, or adoption to any such individual nor any Affiliates of any such Person (other than in an Opal Transferred Company or an Opal Fund), is or has been a party to any material agreement, contract, commitment, or transaction with any Opal Transferred Company, Opal Fund or any other entity in the Opal Family (solely to the extent related to the Opal Business) or has any right, title, or interest in any property owned or used by any Opal Transferred Company or Opal Fund (including any Intellectual Property Rights).

Section 5.23 Broker-Dealer.

(a) Other than the Opal Broker-Dealer Subsidiary, no Opal Transferred Company is, or has ever been, registered as or required to register as a broker-dealer under the Exchange Act or any similar state securities law, or is a member of FINRA.

(b) The Opal Broker-Dealer Subsidiary is duly registered under the Securities Exchange Act as a broker-dealer with the SEC and with all states and other jurisdictions in which it is required to be registered and has operated since its registration date and is currently operating in compliance in all material respects with all Laws applicable to it or its business, has made all required regulatory filings, and has all registrations, permits, licenses, exemptions, orders, and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to result in a material Liability to the Opal Transferred Companies, taken as a whole. The Opal Broker-Dealer Subsidiary is a member in good standing of FINRA and all other Self-Regulatory Organizations of which it is required to be a member and in compliance with all applicable rules of FINRA and any such Self-Regulatory Organization of which it is a member or which otherwise has authority over it, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Opal Business, taken as a whole. The Opal Broker-Dealer Subsidiary is not required to be licensed or registered in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission and/or a member of the National Futures Association.

(c) Opal Group has made available to Nephrite and the Buyer true, correct, and complete copies of each Uniform Application for Broker-Dealer Registration on Form BD filed by the Opal Broker-Dealer Subsidiary since January 1, 2018, reflecting all amendments thereto to the date of this Agreement (each, a “Form BD”). The Forms BD of the Opal Broker-Dealer Subsidiary are in compliance in all material respects with the applicable requirements of the Securities Exchange Act, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Opal Business, taken as a whole.

(d) Neither the Opal Broker-Dealer Subsidiary nor any “associated person” thereof (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Securities Exchange Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions, or operations of, or suspension or revocation of the registration of the Opal Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker, or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and there is no Proceeding pending or, to the Knowledge of Opal Group, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii) or (iv) is subject to any undertaking as a result of any Order by any Governmental Entity.

(e) The Opal Broker-Dealer Subsidiary currently maintains and, at all times since its registration date, has maintained “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Securities Exchange Act.

Section 5.24 Investment Advisory Services. Except on behalf of the Opal RIA Subsidiary or any relying advisers in respect thereof, no Opal Transferred Company provides, and no Opal Transferred Company has, since January 1, 2018, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person. Other than to the Opal Funds and any co-investment vehicles with respect thereto, none of the Opal Transferred Companies provide, and have not since January 1, 2018 provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person.

Section 5.25 Insurance. As of the date of this Agreement, the Opal Family maintains property, casualty, workers compensation, professional lines, fidelity, cyber and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Opal Business with respect to the policy year that includes the date of this Agreement (collectively, “Opal Insurance Plans”). Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, all such Opal Insurance Plans and arrangements are, as of the date of this Agreement, in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of Opal Group, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

Section 5.26 Regulatory Compliance.

(a) None of the Opal Family (solely to the extent related to the Opal Business) nor, to the Knowledge of Opal Group, any officer, director, or employee thereof, nor any other “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company or a business development company; and none of the members of the Opal Family (solely to the extent related to the Opal Business) nor, to the Knowledge of Opal Group, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification with respect to which the Opal Business or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity; nor is there any proceeding or investigation pending or, to the Knowledge of Opal Group, threatened by any Governmental Entity that would result in any such disqualification.

(b) Except as set forth on Section 5.26(b) of the Opal Disclosure Letter, as of the date of this Agreement, (i) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained and (ii) except as are not material to the Opal Business, taken as a whole, no requests are pending therefor by the Opal Business or, to the Knowledge of Opal Group, any Opal Fund, excluding in each case ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

(c) Section 5.26(c) of the Opal Disclosure Letter lists each Opal Transferred Company that is registered as an investment adviser with the SEC pursuant to the Investment Advisers Act (each, an “Investment Adviser”). The Opal RIA Subsidiaries and each Opal Transferred Company has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act, such registration has been and is in full force and effect and to the Knowledge of Opal Group there is no basis for any disqualification, denial, suspension, or revocation thereof. No Opal Transferred Company that is not an Investment Adviser (i) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified. Any Opal Transferred Company that, in accordance with applicable SEC “no-action” letters, relies upon the registration of an Investment Adviser to satisfy its obligation to register as an investment adviser under the Investment Advisers Act has been and continues to be in material compliance with the conditions set forth in such SEC “no-action” letters for reliance thereon.

(d) The Opal Family (solely to the extent related to the Opal Business) has adopted (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act and (iii) insider trading policies, personal trading policies, and such other policies and procedures as are reasonably required in order to comply with Rule 206(4)-7 under the Investment Advisers Act, and have designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. Such code of ethics and insider trading, personal trading and other policies and procedures are reasonably designed to prevent violation, by the Opal Business and their “supervised persons” (as defined in the Investment Advisers Act), of the Investment Advisers Act and the rules promulgated thereunder. To the Knowledge of Opal Group, since January 1, 2018, there have been no material violations of the code of ethics, insider trading policies, personal trading policies and other material policies of the Opal Family (solely to the extent related to the Opal Business).

(e) Other than as would not result in a breach of applicable Law, none of Opal Group nor any other Opal Transferred Company (other than the Opal Broker-Dealer Subsidiary) nor any Opal Group Employee (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since January 1, 2018, has acted as such in connection with any offers, sales, or distributions of securities in connection with the Opal Business, nor (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Exchange Act or other applicable Law.

(f) Since January 1, 2018, the Opal RIA Subsidiaries and the Opal Transferred Companies have (i) performed their respective investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Opal Fund Documentation and Client Contracts applicable to such Clients and (ii) not received any written communication from any Person regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such agreements.

Section 5.27 Opal 40 Act Funds.

(a) Other than the BDCs, (i) none of the Opal Family (solely to the extent related to the Opal Business) or the Opal Funds is a 40 Act Fund, and (ii) no other Person to whom the Opal Family (solely to the extent related to the Opal Business) renders Investment Advisory Services is a 40 Act Fund.

(b) All Investment Advisory Services rendered to a BDC by an Opal Transferred Company have been rendered pursuant to a Client Contract, and such Client Contract has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (subject to the matters set forth on Section 5.27(b) of the Opal Disclosure Letter). Each such Client Contract has since January 1, 2018 been performed by the applicable Opal Transferred Company in accordance in all material respects with all other applicable Laws.

(c) Each of the BDCs has elected pursuant to Section 54(a) of the Investment Company Act to be regulated as a business development company, and at all times since such election has satisfied the definition of business development company in Section 2(a)(48) of the Investment Company Act. Each BDC’s election to be so regulated has not been revoked or withdrawn and is in full force and effect and, to the Knowledge of Opal Group, no action has been taken by the board of directors or equity owners of such BDC to revoke or withdraw such election. Other than the BDCs, as of the date of this Agreement, no Opal Fund has elected to be regulated as a business development company under the Investment Company Act.

(d) Each BDC has, since January 1, 2018, filed all BDC Documents in compliance with the Securities Act, the Investment Company Act, the Securities Exchange Act and other applicable Laws, except as would not (i) reasonably be expected to have a material adverse effect with respect to such BDC or (ii) have an Opal

Material Adverse Effect. The registration statement and prospectus for each BDC did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(e) The outstanding shares, units or other interests of each BDC (i) have been issued and sold in compliance with applicable Laws in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required pursuant to applicable Laws in all material respects and (iii) have been duly authorized and validly issued and are fully paid and, to the extent applicable, non-assessable.

(f) Each BDC is governed by a board of directors, a majority of which are not “interested persons” (as defined in the Investment Company Act) of such BDC, that has been established and operated in conformity with the requirements and restrictions of Section 56(a) under the Investment Company Act.

(g) Each BDC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws” (as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act). There have been no “material compliance matters” (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for any BDC.

(h) For all taxable years since it elected to be treated as a business development company, each BDC has either elected or intends to elect to be treated as, and has qualified for taxation as, a regulated investment company taxable under Subchapter M of the Code (a “RIC”), has operated since January 1, 2020, until the date hereof in a manner consistent with the requirements for qualification and taxation as a RIC, and intends to continue to operate in such a manner as to qualify as a RIC for the current taxable year and subsequent taxable years. To the Knowledge of Opal Group, there are no circumstances that would cause any BDC not to qualify for such treatment for its current taxable year, including due to such BDC being a party to any agreement or arrangement that would require such BDC to include in income following the Closing amounts that would cause such BDC to fail the income test described in Section 851(b)(2) of the Code. Each BDC has timely filed (or caused to be timely filed) all Income Tax Returns and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority and has timely paid (or caused to be paid) all material Taxes shown on such Tax Returns and all other material Taxes imposed on such BDC, in each case, other than any such Taxes that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP on such BDC’s financial statements. To the Knowledge of Opal Group, there is no currently pending or proposed in writing audit or examination of such Tax Returns or Taxes. There are no outstanding waivers or comparable consents given by any BDC regarding the application of the statute of limitations with respect to any material Taxes.

Section 5.28 Information Supplied. The information supplied or to be supplied, in each case, in writing, by Opal Group with respect to Opal Group and the Opal Business expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available and (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or at the time of the Buyer Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by Opal Group or that are included in such filings and/or mailings), except that, in each case, no warranty or representation is made by Opal Feeder with respect to: (A) statements made or incorporated by reference therein based on information supplied by the Buyer or Nephrite or their respective Affiliates for inclusion in such materials or (B) any projections or forecasts included in such materials.

Section 5.29 Sufficiency of Assets. The Opal Assets, together with the FIC Assets, the rights and benefits provided pursuant to this Agreement and such services and other resources that are generally available, include substantially all the assets and properties used or employed in the business presently conducted by the Opal Business, as of the date hereof, except as would not reasonably be expected to have an Opal Material Adverse Effect. Except as contemplated by Section 10.2, immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, after giving effect to the Opal Reorganization and assuming receipt of all consents necessary for the transfer of the Opal Assets and non-termination of any contract or advisory relationship, the Opal Transferred Companies will continue to (a) have all right, title, and interest in and to, or will have a valid right to use such Opal Assets; and (b) have the assets and rights, of the Opal Business (other than the FIC Assets) immediately after the Closing Date in substantially the same manner as presently conducted by the Opal Family, in each case except as would not reasonably be expected to have an Opal Material Adverse Effect.

Article VI

REPRESENTATIONS AND WARRANTIES OF OPAL FEEDER

As an inducement to Nephrite and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (x) as set forth in the applicable section of the Opal Disclosure Letter and (y) that Opal Feeder makes no representations or warranties under this Article VI with respect to the FIC Assets, Opal Feeder represents and warrants to Nephrite and the Buyer as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date) as follows:

Section 6.1 Organization; Authority; Enforceability. Opal Feeder (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Opal Feeder’s ability to consummate the transactions contemplated by this Agreement. Opal Feeder has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Opal Feeder is a party and to consummate the transactions contemplated by this Agreement and thereby. No other limited liability company or other proceedings on the part of Opal Feeder are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Opal Feeder is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been duly executed and delivered by Opal Feeder and constitutes the valid and binding agreement of Opal Feeder, enforceable against Opal Feeder in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Opal Feeder is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 6.2 Capitalization. Opal Feeder has good and valid title to all of the issued and outstanding Equity Securities of Opal Group held by it, free and clear of all Liens (other than Permitted Liens).

Section 6.3 No Breach.

(a) Except as required under the HSR Act and as contemplated by Section 10.11(e), no Permit is required to be obtained or made by or with respect to Opal Feeder in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Feeder to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Opal Feeder do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Opal Feeder or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of Opal Feeder;

(ii) any Law to which Opal Feeder is subject; or

(iii) any Contract to which Opal Feeder is subject;

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

Section 6.4 Litigation. There are no (and there have not been any) Proceedings pending or, to the Knowledge of Opal Feeder, threatened against Opal Feeder, at law or in equity, or before or by any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Feeder to consummate the transactions contemplated by this Agreement.

Section 6.5 Brokerage. Except as set forth on Section 6.5 of the Opal Disclosure Letter, Opal Feeder will not be liable for payment of brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Opal Feeder is a party or by which Opal Feeder is bound.

Section 6.6 Investment Intent.

(a) Opal Feeder understands and acknowledges that the acquisition of Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock involves substantial risk. Opal Feeder can bear the economic risk of its investment (which Opal Feeder acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Opal Feeder is capable of evaluating the merits and risks of its investment in Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock.

(b) Opal Feeder is acquiring the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock for its own account and on behalf of its Affiliates, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Blue Owl Holdings Common Units, Blue Owl Carry Common Units or Buyer Capital Stock, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Opal Feeder qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Opal Feeder understands and acknowledges that the issuance, sale or resale of the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Opal Feeder acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable

United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Opal Feeder acknowledges that there is no public market for the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock and that there can be no assurance that a public market will develop.

Section 6.7 Compliance with Laws. Opal Feeder is, and has been since January 1, 2018, in compliance in all material respects with Laws applicable to its ownership of Equity Securities of Opal Group, and no uncured written notices have been received by any Opal from any Governmental Entity or any other Person alleging a material violation of any such Laws as relates to such Equity Securities.

Section 6.8 No Undisclosed Agreements or Arrangements. Other than as set forth in this Agreement and the Ancillary Agreements or as otherwise described in Section 6.8 of the Opal Disclosure Letter, as of the date of this Agreement, there are no material agreements between or among the Opal Family, the Opal Principals or the Opal Business, on the one hand, and the Nephrite Group, the Diamond Principals or the Diamond Business, on the other hand, with respect to the combination of the Diamond Business and the Opal Business or the operation of the combined businesses following the Closing.

Section 6.9 Inspections; the Buyer’s Representations. Opal Feeder is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Diamond Business and the Buyer. Opal Feeder has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Opal Feeder agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Diamond Business and the Buyer and on the accuracy of the representations and warranties set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by Nephrite, the Buyer or their respective Affiliates or representatives, except for those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Feeder specifically acknowledges and agrees to Nephrite’s and the Buyer’s disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, whether made by either Nephrite, the Buyer or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Opal Feeder and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Opal Feeder and its Affiliates or representatives by Nephrite, the Buyer or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Feeder specifically acknowledges and agrees that, without limiting the generality of this Section 6.9, neither Nephrite, the Buyer nor any of their respective Affiliates or representatives have made any representation or warranty with respect to any projections or other future forecasts. Opal Feeder specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, Nephrite and the Buyer have not made any other express or implied representation or warranty with respect to Nephrite, the Buyer, their respective assets or Liabilities, the Diamond Business, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to Nephrite, Opal Group, Opal Feeder and Opal Partners to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth (i) in the applicable section of the Buyer’s Disclosure Letter and (ii) in any Buyer SEC Filings filed or submitted on or prior to the date of this Agreement (excluding (a) any disclosures in any risk factors that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Buyer SEC Filings will be deemed to modify or qualify the representations or warranties set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.6, Section 7.9, Section 7.12, Section 7.15 or in the Buyer’s Disclosure Letter), the Buyer represents and warrants to Nephrite, Opal Group, Opal Feeder and Opal Partners as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 7.1 Organization; Authorization; Enforceability. The Buyer is a corporation duly incorporated, validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated by this Agreement and thereby have been duly approved and authorized by all requisite Buyer Board action on the part of the Buyer, including the Buyer Board’s recommendation that the Buyer Stockholders approve the Proposals (the “Buyer Board Recommendation”). No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by the Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. Correct and complete copies of the Governing Documents of the Buyer, as in effect on the date of this Agreement, have been made available to Nephrite and Opal Group. The Buyer is not a Foreign Person and does not permit any Foreign Person to have (w) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Buyer, (x) membership or observer rights on the board of directors of the Buyer or the right to nominate an individual to serve on the board of directors of the Buyer, (y) any involvement, other than through the voting of shares, in the substantive decision-making of the Buyer, or (z) “control” (as defined in the DPA) of the Buyer.

Section 7.2 Capitalization.

(a) As of the date hereof, the authorized share capital of Buyer consists of (i) 500,000,000 shares of Buyer Class A Common Stock, (ii) 50,000,000 shares of Buyer Class B Common Stock, and (iii) 5,000,000 preference shares, par value $0.0001 per share (“Existing Buyer Preferred Shares”). As of the date hereof, (1) 27,500,000 shares of Buyer Class A Common Stock are and will be issued and outstanding, (2) 6,875,000 shares of Buyer Class B Common Stock are and will be issued and outstanding, (3) no Buyer Preferred Shares are and will be issued and outstanding, and (4) 14,166,666 warrants of Buyer are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 7.2(a) of the Buyer’s Disclosure Letter. The exercise price of each Buyer Public Warrant has not been reduced to an amount less than $11.50 per Buyer Public Warrant. The Equity Securities set forth in this Section 7.2(a) comprise all of the Equity Securities of the Buyer that are issued and outstanding (without giving effect to the Buyer Share Redemptions, the Domestication, or the PIPE Financing).

(b) Except as (x) set forth on Section 7.2(b) of the Buyer’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 7.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon the Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Securities;

(ii) the Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities;

(iii) the Buyer is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities of the Buyer; and

(v) the Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Buyer is a party in connection with the offer, sale or issuance of any of its Equity Securities.

(c) All of the issued and outstanding Equity Securities of the Buyer, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 7.2(d) of the Buyer’s Disclosure Letter, the Buyer does not own, directly or indirectly, any Equity Securities, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) Upon issuance and delivery of the shares of the Buyer Capital Stock to Sellers at the Closing, such Buyer Capital Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract and (iv) be issued to Sellers with good and valid title, free and clear of any Liens other than Securities Liens, and the Buyer Class B Shares, Buyer Class C Shares, Buyer D Shares, Buyer E Shares and Buyer Class F Shares issued under this Agreement at the Closing, in each case, will represent the only Buyer Class B Shares, Buyer Class C Shares, Buyer D Shares, Buyer E Shares or Buyer Class F Shares, respectively, issued or outstanding.

(f) Other than up to $2,000,000 of working capital loans convertible into Existing Buyer Public Warrants at $1.50 per warrant that may be incurred during the Pre-Closing Period, the Buyer has no Liability with respect to indebtedness for borrowed money.

Section 7.3 Brokerage. Except as set forth on Section 7.3 of the Buyer’s Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 7.4 Trust Account. As of the date of this Agreement, the Buyer has at least $275,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the Buyer Stockholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 7.5 The Buyer SEC Documents; Controls.

(a) The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Buyer, as of the date of this Agreement, (i) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Documents.

(b) Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) No notice of any SEC review or investigation of the Buyer or the Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any of the Buyer SEC Documents. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 7.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 7.6 Information Supplied; Registration Statement. The information supplied or to be supplied by the Buyer for inclusion in the Registration Statement and the Proxy Statement/Prospectus, the Additional Buyer Filings, any other the Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or at the time of the Buyer Stockholder Meeting and (c) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that no warranty or representation is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by Nephrite, Opal Group or their Affiliates for inclusion therein. The Registration Statement, the Proxy Statement/Prospectus, the Additional Buyer Filings and any other Buyer SEC Filing will comply in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act (as applicable) and the rules and regulations thereunder.

Section 7.7 Litigation. Except as set forth on Section 7.7 of the Buyer’s Disclosure Letter, as of the date of this Agreement, (a) there are no (and since August 20, 2020, there have not been any) Proceedings (i) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare any of the Permits necessary for the operation of the Buyer invalid, (ii) pending or, to the Knowledge of the Buyer, threatened against the Buyer at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (iii) any material Orders from any Governmental Entity with respect to the Buyer and the Buyer has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order, in each case, except as has not had or would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 7.8 Listing. Since October 27, 2020, the Buyer has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”), in each case, in all material respects. The issued and outstanding Existing Buyer Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol

“ATACU”. The issued and outstanding Existing Buyer Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “ATAC”. The issued and outstanding Existing Buyer Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ATACW”. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer by NYSE or the SEC with respect to any intention by such entity to deregister the Existing Buyer Public Securities or prohibit or terminate the listing of the Existing Buyer Public Securities on NYSE. The Buyer has not received any written or, to the Knowledge of Buyer, oral deficiency notice from NYSE relating to the continued listing requirements of the Existing Buyer Public Securities. None of the Buyer or any of its Affiliates has taken any action that is designed to terminate the registration of the Existing Buyer Public Securities under the Securities Exchange Act.

Section 7.9 Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act. The Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 7.10 Authorization; No Breach.

(a) Except as set forth in Section 7.10(a) of the Buyer’s Disclosure Letter, the execution, delivery and performance of this Agreement does not require the Buyer to obtain the Consent, waiver or approval of, or make any filing, notification or registration with, any third party or Governmental Entity.

(b) Except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(c) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Buyer is a party, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by the Buyer do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of the Buyer;

(ii) any Law to which the Buyer is subject; or

(iii) any material Contract of the Buyer.

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 7.11 Business Activities.

(a) Since its organization, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b) Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of September 1, 2020 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations under this Agreement or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

(d) Certain Subsidiaries. Each of Blue Owl Holdings, Blue Owl Carry, Blue Owl GP, Merger Sub 1 and Merger Sub 2:

(i) has been or will be formed solely for the purpose of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the transactions contemplated by this Agreement or thereby (as applicable);

(ii) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by the Buyer;

(iii) has not engaged, and prior to the Closing will not engage, in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and/or the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement or thereby (as applicable);

(iv) other than its Governing Documents, this Agreement and any Ancillary Agreement (as applicable) such Person is not, and at all times prior to the Closing will not be, party to or bound by any Contract, commitment or Order;

(v) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), such Person, has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

Section 7.12 Acquisition Intent.

(a) The Buyer understands and acknowledges that the acquisition of economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry involves substantial risk. The Buyer can bear the economic risk of its acquisition (which the Buyer acknowledges may be for an indefinite period) and has such Knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its acquisition of economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry.

(b) The Buyer is acquiring the economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry for its own account, for the purpose of engaging, through its Subsidiaries, in the business of such Subsidiaries only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any economic units in Blue Owl Holdings and Blue Owl Carry or economic general partnership interests in Blue Owl Holdings and Blue Owl Carry, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Buyer understands and acknowledges that the economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the economic units in Blue Owl Holdings and Blue Owl Carry or the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry and that there can be no assurance that a public market will develop.

Section 7.13 Tax Matters. Except as set forth on Section 7.13 of the Buyer’s Disclosure Letter:

(a) The Buyer has filed all Income Tax Returns and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Buyer are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by the Buyer (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) The Buyer has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) The Buyer has not received any written claim made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d) The Buyer is not currently and has not been within the past five years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to the Buyer, no such Tax Proceeding is pending, and, to the Knowledge of the Buyer, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. The Buyer has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against the Buyer have been paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency has been threatened or proposed in writing against the Buyer.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Buyer or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f) The Buyer will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(g) The Buyer has not deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Buyer has properly complied with all requirements for obtaining for all material credits that the Buyer has claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(h) There is no Lien for Taxes on any of the assets of the Buyer, other than Permitted Liens.

(i) The Buyer has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). The Buyer is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of the Buyer do not materially exceed reserves for Tax Liabilities as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Buyer in filing its Tax Returns.

(k) Since the date of its formation, the Buyer has been classified as a corporation for U.S. federal, state and local income Tax purposes.

(l) To the Knowledge of the Buyer, the Buyer has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 7.14 Compliance with Laws. The Buyer is, and has been since August 20, 2020, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no uncured written notices have been received by the Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 7.15 Inspections; Nephrite and Opal Representations. The Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Diamond Business and Opal Business. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Buyer agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Diamond Business and the Opal Business and on the accuracy of the representations and warranties set forth in Article III, Article IV, Article V, Article VI, Article VIII and any Ancillary Agreement or certificate delivered by Nephrite or Opal Group pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Nephrite Group, Opal Family or their respective Affiliates or representatives, except for those set forth in Article III, Article IV, Article V, Article VI, Article VIII and in any Ancillary Agreement or certificate delivered by Nephrite or Opal pursuant to this Agreement.

Section 7.16 Subscription Agreements.

(a) The Buyer has delivered to Nephrite and Opal Group true, correct and complete copies of each of the Subscription Agreements entered into by the Buyer, Nephrite and Opal Group with the applicable Equity Financing Sources named therein on or prior to the date of this Agreement, pursuant to which certain Equity Financing Sources have committed to provide equity financing to the Buyer solely for purposes of consummating the transactions contemplated by this Agreement in the aggregate amount of $1,500,000,000 (the “PIPE Investment Amount”). With respect to each such Equity Financing Source, the Subscription Agreement with such Equity Financing Source is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Buyer. Each Subscription Agreement is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer, each Equity Financing Source, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Each such Subscription Agreement provides that Nephrite and Opal Group is a party thereto and is entitled to enforce such agreements against the Equity Financing Source. There are no other agreements, side letters, or arrangements between the Buyer and any Equity Financing Source relating to any such Subscription Agreement that would reasonably be expected to affect the obligation of such Equity Financing Sources to contribute to the Buyer the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such Equity Financing Sources, and, as of the date of this Agreement, to the knowledge of the Buyer, there are no facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to the Buyer, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any material term or condition of any such Subscription Agreement and, as of the date of this Agreement, the Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to the Buyer the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by the Buyer or any of its Subsidiaries to any Equity Financing Source, except as set forth in the Subscription Agreements.

Section 7.17 Employee Matters. The Buyer has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by the Buyer outside of the Trust Account, the Buyer does not have any unsatisfied material Liability with respect to any employee thereof. The Buyer does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any direct or indirect Liability under any Employee Benefit Plan.

Section 7.18 Assets; Title to Assets. Other than this Agreement, general working capital and the Trust Agreement and the applicable rights and interests in and to the Trust Account as set forth therein, the Buyer does not own any assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, the Buyer owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by the Buyer in the operation of its business and which are material to the Buyer, in each case, free and clear of any Liens (other than Permitted Liens).

Section 7.19 Related Person Transaction. Except as set forth in Section 7.19 of the Buyer’s Disclosure Letter, and other than the private placement of securities in connection with the Buyer’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts (each, a “Sponsor Related Party Transaction”), between Sponsor or its Related Persons, on the one hand, and the Buyer, any officer, director, manager or Affiliate of the Buyer or, to the Knowledge of the Buyer, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by the Buyer in the Buyer SEC Reports pursuant to Item 404 of Regulation S-K. The Buyer has made available to Nephrite and Opal Group true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

Section 7.20 No Undisclosed Agreements or Arrangements. Other than as set forth in this Agreement and the Ancillary Agreements or as otherwise described in Section 7.20 of the Buyer Disclosure Letter, as of the date of this Agreement, there are no material agreements between or among the Opal Family, the Opal Principals, the Opal Business, the Nephrite Group, the Diamond Principals or the Diamond Business, on the one hand, and Buyer or any of its Affiliates, on the other hand, with respect to the combination of the Diamond Business and the Opal Business or the operation of the combined businesses following the Closing.

Article VIII

REPRESENTATIONS AND WARRANTIES OF OPAL PARTNERS

As an inducement to Nephrite and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (x) as set forth in the applicable section of the Opal Disclosure Letter and (y) that Opal Partners makes no representations or warranties under this Article VIII with respect to the FIC Assets, Opal Partners represents and warrants to Nephrite and the Buyer as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date) as follows:

Section 8.1 Organization; Authority; Enforceability. Opal Partners (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Opal Partners’ ability to consummate the transactions contemplated by this Agreement. Opal Partners has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Opal Partners is a party and to consummate the transactions contemplated by this Agreement and thereby. No other limited partnership or other proceedings on the part of Opal Partners are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Opal Partners is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been duly executed and delivered by Opal Partners and constitutes the valid and binding agreement of Opal Partners, enforceable against Opal Partners in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Opal Partners is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 8.2 No Breach.

(a) Except as required under the HSR Act and as contemplated by Section 10.11(e), no Permit is required to be obtained or made by or with respect to Opal Partners in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Partners to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Opal Partners do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Opal Partners or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of Opal Partners;

(ii) any Law to which Opal Partners is subject; or

(iii) any Contract to which Opal Partners is subject;

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Partners to consummate the transactions contemplated by this Agreement.

Section 8.3 Litigation. There are no (and there have not been any) Proceedings pending or, to the Knowledge of Opal Partners, threatened against Opal Partners, at law or in equity, or before or by any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Partners to consummate the transactions contemplated by this Agreement.

Section 8.4 Brokerage. Except as set forth on Section 8.4 of the Opal Disclosure Letter, Opal Partners will not be liable for payment of brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Opal Partners is a party or by which Opal Partners is bound.

Section 8.5 Inspections; Buyer’s Representations. Opal Partners is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Diamond Business and the Buyer. Opal Partners has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Opal Partners agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Diamond Business and the Buyer and on the accuracy of the representations and warranties set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by Nephrite, the Buyer or their respective Affiliates or representatives, except for those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Partners specifically acknowledges and agrees to Nephrite’s and the Buyer’s disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, whether made by either Nephrite, the

Buyer or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Opal Partners and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Opal Partners and its Affiliates or representatives by Nephrite, the Buyer or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Partners specifically acknowledges and agrees that, without limiting the generality of this Section 8.5, neither Nephrite, the Buyer nor any of their respective Affiliates or representatives have made any representation or warranty with respect to any projections or other future forecasts. Opal Partners specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, Nephrite and the Buyer have not made any other express or implied representation or warranty with respect to Nephrite, the Buyer, their respective assets or Liabilities, the Diamond Business, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article IX

INTERIM OPERATING COVENANTS

Section 9.1 Interim Operating Covenants of Nephrite.

(a) From the date of this Agreement until the earlier of: (1) the date this Agreement is terminated in accordance with Article XIII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer and Opal Group shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Diamond Reorganization and the transactions contemplated by Section 10.15) or as required by applicable Laws, (y) as set forth on Section 9.1(a) of the Diamond Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (ix), (x), (xii), (xiv), (xvi), (xviii), (xix), (xx), (xxi) or (xxiii) in respect of the foregoing to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect on the Diamond Business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, Nephrite shall (i) cause the Diamond Business to be conducted and operated in all material respects in the Ordinary Course of Business and (ii) use its commercially reasonable efforts to (A) preserve the Diamond Business and its relationships (including relationships with Clients of the Diamond Business) in all material respects (for the avoidance of doubt, subject to Nephrite’s compliance with its obligations under Section 10.1, the failure to obtain any consent from any Client of the Diamond Business shall not constitute a breach of this clause (ii)(A)) and (B) keep available the service of the Diamond Business Employees who remain employed in the Diamond Business or who do not resign for any reason (provided that none of Nephrite or its Affiliates shall be required to incur any cost or expense to do so in excess of the compensation paid to the Diamond Business Employees in the Ordinary Course of Business), and Nephrite Group (solely to the extent related to the Diamond Business (and excluding with respect to the Excluded Diamond Assets)) shall not, and shall cause the Diamond Transferred Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Diamond Transferred Company in any manner that would be adverse in any material respect to any other Party to this Agreement, except as otherwise required by Law or consented to by such other Party;

(ii) make any material changes to the accounting policies, methods or practices of the Diamond Business, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of any Diamond Transferred

Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Diamond Transferred Company to issue, deliver or sell any Equity Securities of any Diamond Transferred Company;

(iv) declare, make or pay any non-cash dividend or other non-cash distribution by a Diamond Transferred Company to any equityholder of any Diamond Transferred Company, other than to another Diamond Transferred Company;

(v) adjust, split, combine or reclassify any Equity Securities of a Diamond Transferred Company;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) capital leases entered into in the Ordinary Course of Business, and (C) Indebtedness that will be accounted for in the Diamond Indebtedness Amount), (y) make any advances or capital contributions to, or investments in, any Person, other than a Diamond Transferred Company or a Diamond Fund (or any of its Subsidiaries) or otherwise in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness;

(vii) with respect to the Diamond Business, commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $5,000,000, excluding for this purpose, capital commitments to Diamond Funds raised prior to the Closing or increases of capital commitments to existing Diamond Funds;

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Diamond Material Contract or enter into any Contract that if entered into prior to the date hereof would be a Diamond Material Contract (excluding, for these purposes, a Client Contract), in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not reasonably be expected to materially and adversely impact the Diamond Business, taken as a whole;

(ix) other than assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person (other than in respect of a general partner commitment of a Diamond Fund), except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $5,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of Nephrite’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Diamond Transferred Company or otherwise in respect of the Diamond Business, except for (w) Permitted Liens, (x) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 9.1(a)(vi), (y) liquidations or dissolutions in the Ordinary Course of Business and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (u) that includes the admission of wrongdoing with respect to the Diamond Business, (v) that does not include a full release of claims, (w) involving payments (exclusive of attorney’s fees) by the Diamond Business not covered by insurance in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Diamond Business, (y) which imposes any material restrictions, after the Closing, on the operations of the Diamond Business or (z) by any third party Person which relates to the transactions contemplated by this Agreement;

(xii) except as required under applicable Law, the terms of any Diamond Employee Benefit Plan existing as of the date of this Agreement or in the Ordinary Course of Business (A) materially increase or decrease in any manner (including in respect of the terms and conditions related thereto) the compensation, benefits, bonus, severance or termination pay of any current or former Diamond Business Employee or any director or individual service provider of the Diamond Business, other than annual merit increases of no more than 10% to any such individuals in the Ordinary Course of Business and consistent with past practice (it being acknowledged and agreed that any merit increases previously awarded but not effective until January 1, 2021 and any bonuses accrued for 2020 but not yet paid are permitted under this Section 9.1), (B) (other than in connection with any newly hired employees with annual base compensation (or annual base wages or fees) less than $300,000 who were hired to fill vacant positions in the Ordinary Course of Business), become a party to, establish, adopt, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits; provided that such annual renewal does not materially increase the expense of maintaining such plan), commence participation in, or terminate any Diamond Employee Benefit Plan (excluding any Diamond Affiliate Employee Benefit Plan that does not provide compensation or benefits to any current or former Diamond Business Employee or any director or individual service provider of the Diamond Business), (C) accelerate the vesting or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation under any Diamond Employee Benefit Plan, (D) grant any new awards under any Diamond Employee Benefit Plan, (E) amend or modify any outstanding award under any Diamond Employee Benefit Plan, (F) enter into, amend or terminate any CBA, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any Diamond Business Employees, (G) forgive any loans, or issue any loans (other than advances issued in the Ordinary Course of Business) to any Diamond Business Employee or any director or individual consultants of the Diamond Business, (H) hire or engage any new employee or consultant who would be a Diamond Business Employee or consultant of the Diamond Business or terminate the employment or engagement, other than for “cause,” of any employee or consultant if such new employee or consultant is expected to receive annual base compensation (or annual base wages or fees) in excess of $300,000, (I) terminate, modify, amend or waive any restrictive covenants agreement or any term thereof in order to make such agreement or term less restrictive, (J) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act, or (K) transfer, or change the employment duties of, any individual who, as of the date of this Agreement (x) is a Diamond Business Employee, such that the individual is no longer a Diamond Business Employee, or (y) is not a Diamond Business Employee, such that the individual becomes a Diamond Business Employee;

(xiii) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), in or on, any material rights or assets owned by, or leased or licensed to, the Diamond Business, other than (y) in the Ordinary Course of Business, (z) assets with an aggregate fair market value less than $5,000,000;

(xiv) disclose any trade secrets and any other material confidential information relating to the Diamond Business (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv) fail to take any action required to maintain (in all material respects) any material insurance policies of the Nephrite Group (solely as they relate to the Diamond Business) in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or in application, (iii) actions in the

Ordinary Course of Business, or (iv) actions set forth on Section 9.1(a)(xv) of the Diamond Disclosure Letter);

(xvi) enter into a new line of business within the Diamond Business;

(xvii) amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Diamond Business in a manner that would loosen restrictions on monitoring such business, other than in the Ordinary Course of Business to ease administrative burdens or as required by Law;

(xviii) accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, Promote Distributions or other amounts payable by a Diamond Fund to Nephrite or its Affiliates;

(xix) enter into any agreement that materially limits, curtails or restricts the kinds of businesses which the Diamond Business may conduct or the Persons with whom the Diamond Business can compete;

(xx) terminate any Client Contract of the Diamond Business;

(xxi) enter into, renew or modify any Diamond Prohibited Affiliate Transaction;

(xxii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes other than in the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, other than in the Ordinary Course of Business, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 9.1(a)(xxii) of the Diamond Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Buyer or Opal Group, Opal Feeder or Opal Partners, directly or indirectly, the right to control or direct Nephrite, any Diamond Transferred Company, any Diamond Fund (or any of its Subsidiaries) or any operations of the Diamond Business prior to the Closing. Prior to the Closing, Nephrite and the Diamond Transferred Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 9.2 Interim Operating Covenants of Opal.

(a) From the date of this Agreement through the Pre-Closing Period, unless the Buyer and Nephrite shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Opal Reorganization and the transactions contemplated by Section 10.15) or as required by applicable Laws, (y) as set forth on Section 9.2(a) of the Opal Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (ix), (x), (xii), (xiv), (xvi), (xviii), (xix), (xx), (xxi) or (xxiii) in respect of the foregoing to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect on the Opal Business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, Opal Feeder and Opal Group shall, (i) cause the Opal Business to be conducted and operated in all material respects in the Ordinary Course of Business and (ii) use its commercially reasonable efforts to (A) preserve the Opal Business and its relationships (including relationships with Clients of the Opal Business) in all material respects (for the avoidance of doubt, subject to Nephrite’s compliance with its obligations under Section 10.2, the failure to obtain any consent from any Client of the Opal Business shall not constitute a breach of this clause (ii)(A)) and (B) keep available the service of the Opal Group Employees who remain employed in the Opal Business or who do not resign for any reason (provided that none of Opal Group or its Affiliates shall be required to incur any cost or expense to do so in excess of the compensation paid to the Opal Group Employees in the Ordinary Course of Business), and Opal Feeder and Opal Group (solely to the extent related to the Opal Business (and excluding with respect to the FIC Assets)) shall not, and shall cause the Opal Transferred Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Opal Transferred Company in any manner that would be adverse in any material respect to any other Party to this Agreement, except as otherwise required by Law or consented to by such other Party;

(ii) make any material changes to the accounting policies, methods or practices of the Opal Business, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of any Opal Transferred Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Opal Transferred Company to issue, deliver or sell any Equity Securities of any Opal Transferred Company;

(iv) declare, make or pay any non-cash dividend or other non-cash distribution by an Opal Transferred Company to any equityholder of any Opal Transferred Company, other than to another Opal Transferred Company;

(v) adjust, split, combine or reclassify any Equity Securities of an Opal Transferred Company;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) capital leases entered into in the Ordinary Course of Business, and (C) Indebtedness that will be accounted for in the Opal Indebtedness Amount), (y) make any advances or capital contributions to, or investments in, any Person, other than an Opal Transferred Company or an Opal Fund (or any of its Subsidiaries) or otherwise in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness;

(vii) with respect to the Opal Business, commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $5,000,000, excluding for this purpose, capital commitments to Opal Funds raised prior to the Closing or increases of capital commitments to existing Opal Funds;

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Opal Material Contract or enter into any Contract that if entered into prior to the date of this Agreement would be an Opal Material Contract (including, for these purposes, a Client Contract), in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not reasonably be expected to materially and adversely impact the Opal Business, taken as a whole;

(ix) other than assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person (other than in respect of a general partner commitment of a Diamond Fund), except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $5,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of Opal Group’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Opal Transferred Company or otherwise in respect of the Opal Business, except for (w) Permitted Liens, (x) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 9.2(a)(vi), (y) liquidations or dissolutions in the Ordinary Course of Business and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (u) that includes the admission of wrongdoing with respect to the Opal Business, (v) that does not include a full release of claims, (w) involving payments (exclusive of attorney’s fees) by the Opal Business not covered by insurance in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Opal Business, (y) which imposes any material restrictions, after the Closing, on the operations of the Opal Business or (z) by any third party Person which relates to the transactions contemplated by this Agreement;

(xii) except as required under applicable Law, the terms of any Opal Employee Benefit Plan existing as of the date of this Agreement or in the Ordinary Course of Business (A) materially increase or decrease in any manner (including in respect of the terms and conditions related thereto) the compensation, benefits, bonus, severance or termination pay of any current or former Opal Group Employee or any director or individual service provider of the Opal Business, other than annual merit increases of no more than 10% to any such individuals in the Ordinary Course of Business and consistent with past practice (it being acknowledged and agreed that any merit increases previously awarded but not effective until January 1, 2021 and any bonuses accrued for 2020 but not yet paid are permitted under this Section 9.2), (B) other than in connection with any newly hired employees with annual base compensation (or annual base wages or fees) less than $300,000 who were hired to fill vacant positions in the Ordinary Course of Business, become a party to, establish, adopt, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits; provided that such annual renewal does not materially increase the expense of maintaining such plan), commence participation in, or terminate any Opal Employee Benefit Plan (e, (C) accelerate the vesting or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation under any Opal Employee Benefit Plan, (D) grant any new awards under any Opal Employee Benefit Plan, (E) amend or modify any outstanding award under any Opal Employee Benefit Plan, (F) enter into, amend or terminate any CBA, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any Opal Group Employees, (G) forgive any loans, or issue any loans (other than advances issued in the Ordinary Course of Business) to any Opal Group Employee or any director or individual consultants of the Opal Business, (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for “cause,” of any employee or consultant if such new employee or consultant is expected to receive annual base compensation (or annual base wages or fees) in excess of $300,000, (I) terminate, modify, amend or waive any restrictive covenant agreement or any term thereof in order to make such agreement or term less restrictive or (J) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act;

(xiii) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), in or on, any material rights or assets owned by, or leased or licensed to, the Opal Business, other than (x) in the Ordinary Course of Business, (y) assets with an aggregate fair market value less than $5,000,000;

(xiv) disclose any trade secrets and any other material confidential information relating to the Opal Business (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv) fail to take any action required to maintain (in all material respects) any material insurance policies of the Opal Family (solely as they relate to the Opal Business) in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or in application, (iii) actions in the Ordinary Course of Business, or (iv) actions set forth on Section 9.2(a)(xv) of the Opal Disclosure Letter);

(xvi) enter into a new line of business within the Opal Business;

(xvii) amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Opal Business in a manner that would loosen restrictions on monitoring such business, other than in the Ordinary Course of Business or as required by Law;

(xviii) accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, Promote Distributions or other amounts payable by an Opal Fund to Opal or its Affiliates;

(xix) enter into any agreement that materially limits, curtails or restricts the kinds of businesses which any Opal Business may conduct or the Persons with whom the Opal Business can compete;

(xx) terminate any Client Contract of the Opal Business;

(xxi) enter into, renew or modify any Opal Prohibited Affiliate Transaction;

(xxii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes, other than in the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes other than in the Ordinary Course of Business, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 9.2(a)(xxii) of the Opal Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Buyer or Nephrite, directly or indirectly, the right to control or direct Opal Group, Opal Feeder, Opal Partners or any operations of the Opal Business prior to the Closing. Prior to the Closing, Opal Group, Opal Feeder, Opal Partners and the Opal Transferred Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 9.3 Interim Operating Covenants of the Buyer.

(a) During the Pre-Closing Period, unless Nephrite and Opal Group shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 9.3(a) of the Buyer’s Disclosure Letter or as required by applicable Laws, the Buyer shall not:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the Trust Agreement; the Underwriting Agreement, dated as of October 22, 2020, by and between the Buyer and Goldman Sachs & Co. LLC, as representative of the underwriters; the Private Placement Warrants Purchase Agreement, dated as of October 22, 2020, by and between the Buyer and the Sponsor; the Warrant Agreement, dated as of October 22, 2020, by and between the Buyer and Continental Stock Transfer & Trust Company, as warrant agent; the Registration and Shareholder Rights Agreement, dated as of October 22, 2020, by and among the Buyer, the Sponsor and certain equityholders of the Buyer; the Letter Agreement, dated as of October 22, 2020, by and among the Buyer, the Sponsor and each executive officer and director of the Buyer; the Administrative Services Agreement, dated as of October 22, 2020, by and between the Buyer and the Sponsor; or the Buyer Governing Documents in any material respect;

(iii) withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 9.3(a)(v) of the Buyer’s Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi) other than in connection with the Required Vote, the Buyer Share Redemption or a PIPE Financing, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (w) any of its Equity Securities, or (x) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Buyer or Sponsor to issue, deliver or sell any Equity Securities of the Buyer;

(vii) other than the Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(viii) adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Existing Buyer Class B Common Stock into shares of Existing Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Securities;

(ix) reduce the exercise price of any Existing Buyer Public Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi) enter into any material Contract, other than as contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against the Buyer (y) which imposes any material restrictions on the operations of businesses of the Buyer or (z) by the public stockholders or any other third party Person which relates to the transactions contemplated by this Agreement; or

(xiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give Nephrite, Opal Group, the Diamond Transferred Companies or the Opal Transferred Companies, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Article X

PRE-CLOSING AND OTHER COVENANTS

Section 10.1 Diamond Client Consents.

(a) The Parties will use commercially reasonable efforts to (i) cause the assignment of any Diamond Client Contracts to a registered investment adviser of Opal Group or, if agreed by Opal Group and Nephrite, to cause a Diamond Transferred Company to obtain registration with the SEC as a registered investment adviser under the Investment Advisers Act and (ii) to register a Diamond Transferred Company with the CFTC as a commodity pool operator or, if determined by the Parties in good faith that such registration is no longer necessary, to deregister any Diamond Funds for which Nephrite or an Affiliate serves as a registered commodity pool operator, in each case effective at or prior to the Closing.

(b) With respect to each Diamond Fund, Nephrite shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Diamond Fund to the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Diamond Fund, the “Requisite Diamond Fund Approval”). Subject to the review rights set forth in Section 10.1(c), in furtherance of the foregoing, Nephrite shall send, as promptly as reasonably practicable following the date hereof, a written notice (“Diamond Transaction Notice”) informing such investors of such Diamond Funds of the transactions contemplated by this Agreement and requesting the written consent of such investors to such “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation. The parties hereto agree that a Diamond Fund shall be deemed to have so consented for all purposes under this Agreement and the Requisite Diamond Fund Approvals shall have been obtained (and have not been withdrawn or superseded) if the following requirements shall have been satisfied prior to Closing:

(i) For each Diamond Fund, (A) the written consent of limited partners, shareholders or other investors of such Diamond Fund representing more than 50% of the total capital commitments of such Diamond Fund (or such higher percentage of total capital commitments as may be required for investors or limited partners to provide consents under the applicable Governing Documents or Client Contracts for such Diamond Fund) has been obtained (and has not been withdrawn or superseded), (B) to the extent expressly permitted under the applicable Governing Documents for such Diamond Fund, the written consent of the limited partner advisory committee or other advisory board of such Diamond Fund in a manner prescribed by such Governing Documents or (C) if any such Diamond Fund has a board of directors or other governing body, the majority of the members of which are not employed by any member of the Nephrite Group, upon receipt of such consent of such board, committee or body.

(c) Opal Group and the Buyer shall reasonably cooperate with Nephrite and its Affiliates in connection with the obtaining of consents under this Section 10.1. Without limiting the generality of the foregoing, upon the request of Nephrite, Opal Group and the Buyer shall each use their commercially reasonable efforts in connection with the obtaining of consents under this Section 10.1, including, if reasonably requested by Nephrite, participating with Nephrite in calls and meetings with any Diamond Fund, its advisory committee, or material investor therein. Nephrite shall take reasonable steps to keep Opal Group and the Buyer reasonably informed of the status of Nephrite’s efforts to obtain the consents in a timely manner, including by providing copies of any material formal written communications with any Diamond Fund (including the directors and limited partners thereof) with respect to transactions contemplated by this Agreement, its anticipated effect on the operation of the business following Closing and the consent process, in each case, materially and adversely affecting the Client consents referred to in this Section 10.1. For the avoidance of doubt and without limiting the generality of the foregoing, Opal Group and the Buyer shall each have the right and reasonable opportunity to review drafts of any substantive consent solicitation materials in advance of dissemination of such materials to the applicable recipients thereof (other than, for the avoidance of doubt, ordinary course communications with Diamond Funds which do not refer or relate to Opal Group or the Buyer or their respective Affiliates (as applicable) or the transactions contemplated by this Agreement or the operation of the business following the Closing), including any materials that incorporate information regarding the transactions contemplated by this Agreement or such other Party hereto or its Affiliates, in each case, other than materials that are substantively similar to prior materials already provided to Opal Group or the Buyer (as applicable). Opal Group and the Buyer shall each have the right to provide comments on such material, which Nephrite shall reasonably consider in good faith.

(d) Prior to Closing, without the prior written consent of Nephrite, none of Opal Group or the Buyer or their respective Affiliates, employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Diamond Fund, any investor in a Diamond Fund, any Affiliate of a Diamond Fund or any consultant or similar Person regarding the transactions contemplated by this Agreement and the Ancillary Agreements, other than with respect to any such Person that is a Client of Opal Family. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Opal Group or the Buyer or their respective Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement or as otherwise expressly required by this Agreement. None of Opal Group or the Buyer or their respective Affiliates shall take any action for the purpose of adversely affecting Nephrite’s ability to obtain the consent of any Client.

(e) Without the prior written consent of Opal Group and the Buyer, neither Nephrite nor any of its Affiliates shall offer or enter into any, or amend any existing, fee waiver, fee reduction, fee modification, expense waiver or similar arrangement with respect to a Diamond Fund in connection with the consent process under this Section 10.1 or otherwise offer or make any payment or concession with respect to a Diamond Fund to obtain any consent under this Section 10.1.

Section 10.2 Opal Fund Consents.

(a) Private Funds. With respect to each Opal Private Fund, Opal Group shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Opal Private Fund to the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Opal Private Fund, the “Requisite Opal Fund Approval”). Subject to the review rights set forth in Section 10.2(e), in furtherance of the foregoing, Opal Group shall send, as promptly as reasonably practicable following the date hereof, a written notice (“Opal Transaction Notice”) informing such investors of such Opal Funds of the transactions contemplated by this Agreement and requesting the written consent of such investors to such “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation. The parties hereto agree that an Opal Private Fund shall be deemed to have so consented for all purposes under this Agreement and the Requisite Opal Fund Approvals shall have been obtained (and have not been withdrawn or superseded) if the following requirements shall have been satisfied prior to Closing:

(i) For each Opal Private Fund, (A) (1) the written consent of limited partners, shareholders or other investors of such Opal Private Fund representing more than 50% of the total net asset value of such Opal Private Fund (or such higher percentage of total capital commitments as may be required for investors or limited partners to provide consents under the applicable Governing Documents or Client Contracts for such Opal Private Fund) has been obtained (and has not been withdrawn or superseded) or (2) if permitted by the applicable Governing Documents or Client Contracts and not prohibited by applicable Law, if no such written consent is obtained, if written notice has been sent to the limited partners, shareholders or other investors of such Opal Private Fund describing the proposed transactions hereunder, requesting such consent and explaining that each limited partner, shareholder or other investor that does not object to the assignment of the applicable Client Contract within 45 days following delivery of such notice will be deemed to have consented to such assignment (provided, that such notice must be sent at least 45 days prior to the Closing Date); provided that no consent shall be deemed to have been given for any purpose under this clause (2) in respect of an Opal Private Fund if at any time prior to the Closing limited partners, shareholders or other investors of the applicable Opal Private Fund who, in the aggregate, represent over 50% of the net asset value of the applicable Opal Private Fund notify the Buyer in writing that such limited partners, shareholders or other investors have not so consented (and such notice is not withdrawn in writing), (B) to the extent expressly permitted under the applicable Governing Documents for such Opal Private Fund, the written consent of the limited partner advisory committee or other advisory board of such Opal Private Fund in a manner prescribed by such Governing Documents or (C) if any such Opal Private Fund has a board of directors or other governing body, the majority of the members of which are not employed by any member of the Opal Family, upon receipt of such consent of such board, committee or body.

(b) BDCs. Opal Feeder and Opal Group shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the applicable BDC Board and the shareholders of each BDC, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new Client Contract for each BDC to be effective as of the Closing with such agreement containing substantially the same economic terms, and such other terms, taken as a whole, that are substantially similar to such other terms of the existing Client Contract such BDC and the applicable Investment Adviser, with the exception of its effective and termination dates. Without limiting the foregoing, subject in each case to the requirements of applicable Law:

(i) With respect to each BDC and the BDC Board thereof, Opal Feeder and Opal Group shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts: (A) to request, as promptly as practicable following the date of this Agreement, such BDC Board to approve (and to recommend that the shareholders of such BDC approve) a new Client Contract as described in the first sentence of Section 10.2(b); (B) to request, as promptly as practicable following receipt of the approval and recommendation described in clause (A) above, such BDC Board to call a meeting of the shareholders of such BDC to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve such new Client Contract; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Entities, as promptly as practicable following receipt of the approval and recommendation described in clause (A) above, all proxy solicitation materials required to be distributed to the shareholders of such BDC with respect to the actions recommended for shareholder approval by such BDC Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practicable after clearance thereof by the SEC (if applicable); (D) as promptly as practicable clear all SEC comments; and (E) to request such BDC Board to submit, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such BDC for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii) The parties hereto agree that a BDC shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated by this Agreement and the continued management of such BDC by the applicable Investment Adviser following the Closing if a new Client Contract has been approved by the BDC Board thereof and shareholders of such BDC in the manner contemplated by clause (i) of this subsection (b), unless at any time prior to the Closing the respective BDC Board notifies any Opal Transferred Company in writing that such BDC has terminated (or it intends to terminate) its Client Contract prior to or immediately following the Closing (and such notice is not withdrawn).

(c) Opal Family agrees that the information provided by it or any other Subsidiary (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any BDC (other than information that is or will be provided by or on behalf of the Buyer, Nephrite or their respective Affiliates or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Nephrite and the Buyer agrees that the information provided by it or its Affiliates (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any BDC will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Entity in connection with the approvals contemplated by this Section 10.2(c).

(d) Separate Account Clients. With respect to any Opal SMA Client, Opal Group and its Affiliates shall use their commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Opal SMA Client to the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Opal SMA Client, the “Requisite Opal SMA Approval”). Subject to the review rights set forth in Section 10.2(e), in furtherance of the foregoing, Opal Group shall send, as promptly as practicable following the date of this Agreement, an Opal Transaction Notice informing such Opal SMA Client of the transactions contemplated by this Agreement and requesting the written consent of such Opal SMA Client to such “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation. The parties hereto agree that an Opal SMA Client shall be deemed to have so consented for all purposes under this Agreement if prior to Closing:

(i) (A) if written consent for the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of the Client Contract with such Opal SMA Client resulting from the consummation of the transactions contemplated by this Agreement, is expressly required under the respective Client Contract, upon receipt of the written consent requested in the Opal Transaction Notice or (B) if consent other than written consent is not prohibited under applicable Law or the respective Client Contract, (1) upon receipt of a written consent requested in the Opal Transaction Notice or (2) if no such written consent is received, if 45 days shall have passed since the sending of written notice (“Opal Negative Consent Notice”) to such Opal SMA Client (which Opal Negative Consent Notice may be included in the Opal Transaction Notice, and which notice must be sent at least 45 days prior to the Closing Date) informing such Opal SMA Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Investment Advisers Act) of such Opal SMA Client’s Client Contract; (II) of the intention to continue to provide the advisory services pursuant to the existing Client Contract with such Opal SMA Client after the Closing if such Opal SMA Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Opal SMA Client will be deemed to have been granted if such Opal SMA Client continues to accept such advisory services for a period of at least 45 days after the sending of the Opal Negative Consent Notice without termination or (C) if the applicable Client Contract terminates at Closing, the Opal SMA Client has (1) waived such termination in writing or (2) entered into a new Client Contract (or amended its existing Client Contract) that will not terminate at the Closing with such agreement containing terms and conditions that are the same in all material respects as the existing Client Contract; provided that, in any case under clause (A), (B) or (C), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Opal SMA Client notifies Opal Group in writing that such Opal SMA Client has not so consented or has terminated, or intends to terminate, its Client Contract (and such notice is not withdrawn).

(e) Nephrite and the Buyer shall reasonably cooperate with Opal Group and its Affiliates in connection with the obtaining of consents under this Section 10.2. Without limiting the generality of the foregoing, upon the request of Opal Group, Nephrite and the Buyer shall each use their commercially reasonable efforts in connection with the obtaining of consents under this Section 10.2, including, if reasonably requested by Opal Group, participating with Opal Family in calls and meetings with any Opal Fund, its advisory committee, or material investor therein. Opal Group and its Affiliates shall take reasonable steps to keep Nephrite and the Buyer reasonably informed of the status of Opal Group’s and its Affiliates’ efforts to obtain the Opal Fund consents in a timely manner, including by providing copies of any material formal written communications with any Opal Fund (including the directors, limited partners and shareholders thereof) with respect to transactions contemplated by this Agreement, its anticipated effect on the operation of the business following Closing and the Opal Fund consent process, in each case, materially and adversely affecting the Client consents referred to in this Section 10.2. For the avoidance of doubt and without limiting the generality of the foregoing, Nephrite and the Buyer shall each have the right and reasonable opportunity to review drafts of any proxy solicitation (and any material amendment and supplement thereof) and any other substantive consent solicitation materials in advance of dissemination of such materials to the applicable recipients thereof (and any formal proxy solicitation or other formal consent solicitation materials (other than, for the avoidance of doubt, ordinary course communications with Opal Funds which do not refer or relate to Nephrite or the Buyer or their respective Affiliates (as applicable) or the transactions contemplated by this Agreement or the operation of the business following the Closing), including any materials that incorporate information regarding the transactions contemplated by this Agreement or Nephrite or the Buyer or their respective Affiliates), in each case, other than materials that are substantively similar to prior materials already provided to Nephrite and the Buyer (as applicable). Nephrite and the Buyer shall each have the right to provide comments on such material, which Opal Group shall reasonably consider in good faith.

(f) Prior to Closing, without the prior written consent of Opal Group, none of Nephrite or the Buyer or their respective Affiliates, employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Opal SMA Client, Opal Fund, any investor in an Opal Fund, any Affiliate of an Opal Fund (including any member of any BDC Board) or any consultant or similar Person regarding the transactions contemplated by this Agreement and the Ancillary Agreements, other than with respect to any such Person that is a Client of the Nephrite Group. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Nephrite or the Buyer or their respective Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement or as otherwise expressly required by this Agreement. None of Nephrite or the Buyer or their respective Affiliates shall take any action for the purpose of adversely affecting Opal Family’s ability to obtain the consent of any Client.

(g) Without the prior written consent of Nephrite and the Buyer, neither Opal Family nor any of its Affiliates shall offer or enter into any, or amend any existing, fee waiver, fee reduction, fee modification, expense waiver or similar arrangement with respect to an Opal Fund in connection with the consent process under this Section 10.2 or otherwise offer or make any payment or concession with respect to an Opal Fund to obtain any consent under this Section 10.2.

Section 10.3 Section 15(f). The Buyer acknowledges that Opal Group is entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In this regard, (a) prior to the Closing Date, Opal Group shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts to ensure that as of the Closing Date, at least 75% of the members of the BDC Board of each BDC are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the respective BDC, and (b) from and after the Closing Date, the Buyer shall, and shall cause each of its respective Affiliates to, to the extent within its control, conduct their businesses so as to ensure that: (i) for a period of not less than three years after the Closing Date, at least

75% of the members of the BDC Board of each BDC are not (x) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of such BDC after the Closing Date or (y) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of such BDC immediately prior to the Closing Date; and (ii) for a period of not less than two years after the Closing Date, there shall not be imposed on any BDC an “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) as a result of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 10.3 are intended only for the benefit of such parties and for no other Person.

Section 10.4 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Nephrite and Opal Group shall each use their commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with Nephrite and Opal Group, to solicit and obtain the Consents as agreed by the Parties, prior to the Closing, of the Persons who are parties to the Contracts specified (x) in Section 3.3(b)(iii) of the Diamond Disclosure Letter and from whom Opal elects to seek Consent and (y) in Section 5.3(b)(iii) of the Opal Disclosure Letter and from whom Nephrite elects to seek Consent; provided that receipt of such Consents shall not be a condition to the Closing under this Agreement except as otherwise expressly set forth herein; provided, further, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such Consent or as otherwise expressly set forth herein). Any payment pursuant to the foregoing proviso shall be a Transaction Expense.

Section 10.5 Trust and Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.9 and Section 2.10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to the Buyer Stockholders who shall have validly elected to redeem their shares of Existing Buyer Class A Common Stock pursuant to the Buyer Amended and Restated Memorandum and Articles of Association and (y) pay all amounts payable pursuant to Section 2.7.

Section 10.6 Listing. During the Pre-Closing Period, the Buyer shall use commercially reasonable efforts to remain listed as a public company on, and shall use commercially reasonable efforts to ensure that the Existing Buyer Public Securities remain (and all Buyer Class A Common Stock being issued in connection with the PIPE Financing and otherwise pursuant hereto become) listed on and tradable over, the NYSE.

Section 10.7 LTIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Stockholders, adopt, an omnibus incentive equity plan, substantially in the form attached to this Agreement as Exhibit I, to be effective upon and following the Closing (the “LTIP”). Nothing contained in this Section 10.7 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 10.8 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreements to which it is a party as if such provisions were set forth in this Agreement, and such provisions are incorporated in this Agreement by reference. Each

Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives are aware (or upon receipt of any material nonpublic information of any other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources), while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 10.9 Access to Information.

(a) Diamond Information. During the Pre-Closing Period, upon reasonable prior written notice, Nephrite shall afford the representatives of Opal Group and the Buyer reasonable access, during normal business hours, to the properties, books and records of the Diamond Transferred Companies and the Diamond Business and furnish to the representatives of Opal Group and the Buyer such additional financial and operating data and other information regarding the Diamond Transferred Companies and the Diamond Business as Opal Group, the Buyer or their respective representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that Nephrite may do so without violating any obligations to any third party and to the extent that Nephrite has the authority to grant such access without breaching any restrictions binding on it or its Affiliates (and provided that Opal Group and the Buyer shall abide by the terms of the applicable Confidentiality Agreements). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Nephrite Group as a result of providing such access (which shall be treated as a Transaction Expense under this Agreement).

(b) Opal Information. During the Pre-Closing Period, upon reasonable prior written notice, Opal Group shall afford the representatives of Nephrite and the Buyer reasonable access, during normal business hours, to the properties, books and records of the Opal Transferred Companies and the Opal Business and furnish to the representatives of Nephrite and the Buyer such additional financial and operating data and other information regarding the Opal Transferred Companies and the Opal Business as Nephrite, the Buyer or their respective representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that Opal Group may do so without violating any obligations to any third party and to the extent that Opal Group has the authority to grant such access without breaching any restrictions binding on it or its Affiliates (and provided that Nephrite and the Buyer shall abide by the terms of the applicable Confidentiality Agreements). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Opal Family as a result of providing such access (which shall be treated as a Transaction Expense under this Agreement).

(c) Each of the Buyer, the Opal Family and the Nephrite Group shall coordinate its access rights with the Nephrite Group and/or the Opal Family and their respective Affiliates, as applicable, to reasonably minimize any inconvenience to, or interruption of, the conduct of the Diamond Business or the Opal Business, as applicable.

(d) Notwithstanding anything to the contrary in this Section 10.9, none of Nephrite, Opal Group or any of their respective Affiliates or its or their representatives shall be required to disclose any information to any other Party to this Agreement during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Diamond Transferred Companies, the Diamond Business, Opal Transferred Companies or the Opal Business (as applicable) or of third parties, (iii) cause a violation of any Diamond Transferred Company’s or Opal Transferred Company’s (as applicable) obligations with respect to confidentiality, or violate any Diamond Privacy and Security Policy or Opal Privacy and Security Policy, as applicable, or (iv) contravene any applicable Contracts or Laws; provided that Nephrite, Opal and any of their respective Affiliates and it’s or their representatives (as applicable) shall use commercially reasonable efforts to cooperate with each other in connection with providing reasonable access to such other Party, the Buyer and their respective Affiliates or representatives, in a manner that does not result in any of the foregoing.

(e) Except as otherwise expressly set forth in this Agreement, prior to the Closing, without the prior written consent of Nephrite, which may be withheld for any reason, none of Opal Group or the Buyer or their respective Affiliates or their respective Representatives, shall contact any employees, service providers, lenders or other material business relationships of, any Diamond Transferred Company or the Diamond Business in relation to the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Agreement, prior to the Closing, without the prior written consent of Opal Group, which may be withheld for any reason, none of Nephrite or the Buyer or their respective Affiliates or their respective Representatives, shall contact any employees, service providers, lenders or other material business relationships of, any Opal Transferred Company or the Opal Business in relation to the transactions contemplated by this Agreement. For the avoidance of doubt, the foregoing shall not restrict any contact or communication by Opal Group, Nephrite or the Buyer or their respective Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement.

Section 10.10 Notification of Certain Matters.

(a) During the Pre-Closing Period, Nephrite shall disclose to the Buyer and Opal Group in writing any development, fact or circumstance of which it has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in the failure of any of the conditions set forth in Section 2.9, Section 2.10 or Section 2.12 to be satisfied; provided that such disclosure shall not (x) cure any breach of Nephrite’s representations and warranties set forth in Article III and Article IV or failure of Nephrite to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by Nephrite regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) During the Pre-Closing Period, Opal Group shall disclose to the Buyer and Nephrite in writing any development, fact or circumstance of which it has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in a breach of Opal Group’s or Opal Feeder’s representations and warranties set forth in Article V or Article VI or the failure of any of the conditions set forth in Section 2.9, Section 2.10 or Section 2.11 to be satisfied; provided that such disclosure shall not (x) cure any breach of Opal Group’s or Opal Feeder’s representations and warranties set forth in Article V and Article VI or failure of Opal Group, Opal Feeder or Opal Partners to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by Opal Group, Opal Feeder or Opal Partners regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(c) During the Pre-Closing Period, the Buyer shall disclose to Opal Group and Nephrite in writing any development, fact or circumstance of which the Buyer has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in the failure of any of the conditions set forth in Section 2.9, Section 2.11 or Section 2.12 to be satisfied; provided, that such disclosure shall not (x) cure any breach of the Buyer’s representations and warranties set forth in Article VII or failure of the Buyer to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by the Buyer regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 10.11 Regulatory Approvals; Efforts.

(a) Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement to be filed as promptly as practicable after the execution of this Agreement (and in any event within 15 Business Days following the execution of this Agreement), (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is being granted at the time of such filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the applicable filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be treated as Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Parties and their counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Parties in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 10.11(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) The Buyer shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e) Opal Partners shall, in consultation with the Buyer and Nephrite, prepare and, not later than 30 days after the date hereof, file with FINRA and request FINRA “Fast Track” treatment for, the continuing membership agreement covering the change in ownership of the Opal Broker-Dealer Subsidiary in connection with the transactions contemplated by this Agreement (together, the “CMAs”) together with all documents and information required in connection with obtaining FINRA approval on a “Fast Track” basis of the CMAs. Each of the Parties shall assist Opal Partners and provide all necessary information to counsel for Opal Partners to enable the Opal Broker-Dealer Subsidiary to make and submit such filing, as promptly as practical after the execution of this Agreement, in form and substance reasonably satisfactory to Opal Partners, to obtain FINRA approval of the change in ownership of the Opal Broker-Dealer Subsidiary. Each of the Parties shall use commercially reasonable efforts to have the CMAs approved by FINRA on a “Fast Track” basis or, if such “Fast Track” basis is not granted, as promptly as practicable (such approval, the “Opal Broker-Dealer FINRA Approval”). The Parties shall reasonably cooperate with each other and the Opal Broker-Dealer Subsidiary in the preparation and submission of the CMAs, and in responding to any requests by FINRA with respect to the CMAs or any requests by FINRA for any amendment or supplement thereto or for additional information. Without limiting the generality of the foregoing, the Parties shall, to the extent required by FINRA, provide the Opal Broker-Dealer Subsidiary and its counsel for filing with FINRA, the requisite anti-money laundering, OFAC and disqualifying event certifications as well as formation and other organization documents of such Party required to be included in the CMAs. To the extent that the Opal Broker-Dealer FINRA Approval is not obtained as of the Closing, Opal Partners shall cause the Opal Broker-Dealer Subsidiary to continue to provide services to the Opal Business and, to the extent authorized under applicable regulation (including FINRA rules and requirements), to the Diamond Business, in each case, on substantially the same terms as the Opal Broker-Dealer Subsidiary is providing services to the Opal Business as of the Closing until the Opal Broker-Dealer FINRA Approval is obtained. Upon obtaining the Opal Broker-Dealer FINRA Approval (if obtained following Closing), Opal Partners shall, as soon as is reasonably practicable and for no additional consideration, cause all of the issued and outstanding Equity Securities of Opal Broker-Dealer Subsidiary to be contributed to Opal Group, such that Opal Broker-Dealer Subsidiary would be a Subsidiary of Opal Group. If at any time following the Closing, Opal Partners or any of its then-Affiliates (not including, for the avoidance of doubt, Buyer, the Blue Owl Companies, Opal or any of their respective Subsidiaries) directly or indirectly receives from the Opal Broker-Dealer Subsidiary a dividend or distribution or receives net proceeds of any consolidation, merger, recapitalization, sale, exchange, conveyance, redemption or other disposition transaction of or by the Opal Broker-Dealer Subsidiary or a portion thereof (any such amount, an “Opal Broker-Dealer Realized Amount”), then Opal Partners or such Affiliate shall, promptly upon receipt thereof by Opal Partners or such Affiliate, contribute or cause to be contributed such Opal Broker-Dealer Realized Amount to Opal.

(f) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 10.8, nothing in this Section 10.11 shall require the Buyer, Sponsor, Nephrite Group, Opal Group or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to the Buyer and Sponsor, the Buyer’s Subsidiaries, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), any of their respective affiliated investment funds, including the Diamond Funds, the Opal Funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Buyer, Sponsor, Nephrite Group, Opal Group or their respective Affiliates (other than, with respect to the Buyer and Sponsor, the Buyer’s Subsidiaries, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Buyer, Sponsor, Nephrite or their respective Affiliates (other than, with respect to the Buyer and Sponsor, the Buyer’s Subsidiaries, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), any of their respective affiliated investment funds, including the Diamond Funds and the Opal Funds, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Buyer, Sponsor, Nephrite, Opal or their respective Affiliates (other than, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), or any interests therein. Notwithstanding anything to the contrary in this Section 10.11, none of the Parties or any of their respective Affiliates shall be required to take any action, or commit to take any action, or agree to any condition or limitation pursuant to this Section 10.11 that is not conditioned on the Closing.

Section 10.12 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued by any of the Parties or their respective Affiliates without the prior written consent of each of the Buyer, Nephrite and Opal Group, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement, Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 10.12, the foregoing shall not prohibit any Party from communicating on a confidential basis with third parties to the extent necessary for the purpose of seeking any third-party Consent in accordance with this Agreement.

(b) As promptly as practicable following the date of this Agreement, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). The Buyer shall provide Nephrite and Opal Group with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. The Buyer shall not file any such documents with the SEC without the prior written consent of Nephrite and Opal Group (such consent not to be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable after the date of this Agreement, but in any event within 15 Business Days following delivery of any information required to be delivered by Nephrite or Opal Group pursuant to this Section 10.12, (i) the Buyer, Nephrite and Opal Group shall prepare and the Buyer shall file with the SEC a Registration Statement and the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Buyer Stockholders relating to the Buyer Stockholder Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Securities Exchange Act (as applicable) and the rules and regulations promulgated thereunder, for the purpose of (A) providing the Buyer Stockholders with the opportunity to participate in the Buyer Share Redemption and (B) soliciting proxies from the Buyer Stockholders to vote at the Buyer Stockholder Meeting in favor of the Buyer Stockholder Voting Matters. The Buyer shall file with the SEC, as promptly as practicable after the date of this Agreement, the Registration Statement, which shall include the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the offer and sale of the shares of Buyer Capital Stock to be issued in connection with the transactions contemplated by this Agreement. Each of the Buyer, Nephrite and Opal Group will use their respective commercially reasonable efforts to (i) cause the Registration Statement, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the transactions contemplated by this Agreement. The Buyer shall, as promptly as reasonably practicable after the date of this Agreement, set a record date (the “Buyer Record Date”) for determining the Buyer Stockholders entitled to attend the Buyer Stockholder Meeting and will cause the Proxy Statement/Prospectus to be mailed to each Buyer Stockholder as of the Buyer Record Date as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Buyer shall promptly (and in no event later than the second Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Securities Exchange Act.

(d) No filing of, or amendment or supplement to, the Registration Statement, or response to SEC comments with respect thereto, will be made by the Buyer without the prior written consent of Nephrite and Opal Group (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Parties a reasonable opportunity to review and comment thereon.

(e) The Buyer will promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and will, as promptly as practicable after receipt thereof, provide the other Parties with copies of all material correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC and advise the other Parties on any oral comments with respect to the Registration Statement received from the SEC. The Buyer will advise the other Parties, promptly after the Buyer receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto, and the Buyer, Nephrite and Opal Group will use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(f) The Buyer, Nephrite and Opal Group will also use their respective commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the transactions contemplated by this Agreement. The Buyer, Nephrite and Opal Group shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Buyer Stockholders and at the time of the Buyer Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing (including prior to the Buyer Stockholder Meeting) any information relating to the Buyer, Nephrite and Opal Group or any of their respective Affiliates, officers or directors, is discovered by the Buyer, Nephrite and Opal Group which is required to be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Parties and each of the Buyer, Nephrite and Opal Group shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the Buyer Stockholders.

(g) The Parties acknowledge that a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Exchange Act in order for the Registration Statement to be deemed effective by the SEC (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Diamond Business and the Opal Business and their respective management, operations and financial condition. Accordingly, Nephrite and Opal Group agree to, and agree to cause the Diamond Transferred Companies and Opal Transferred Companies, as applicable, to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Diamond Business and Opal Business, and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Registration Statement and/or Additional Buyer Filings to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. Nephrite and Opal Group shall make available, and shall cause the Diamond Transferred Companies and Opal Transferred Companies to make available, their directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, to the Buyer and its counsel, auditors and other representatives, in connection with the drafting of the Registration Statement and Additional Buyer Filings, as reasonably requested by the Buyer, and responding in a timely manner to comments thereto from the SEC. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and Nephrite and Opal Group shall reasonably cooperate in connection therewith.

(h) At least five days prior to Closing, the Buyer shall begin preparing, and Nephrite Group and Opal Family will reasonably cooperate in preparing, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). The Buyer shall provide Nephrite and Opal Group with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). The Buyer shall not file any such documents with the SEC without the prior written consent of Nephrite and Opal Group (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(i) Nephrite and Opal Group shall each, individually, use commercially reasonable efforts to provide to the Buyer as promptly as reasonably practicable after the date of this Agreement, (i) all audited and unaudited financial statements (other than the Diamond Financial Statements and the Opal Financial Statements) of the Diamond Business and the Opal Business, respectively, and any company or business units acquired by the Diamond Transferred Companies or the Diamond Business and the Opal Transferred Companies and the Opal Business, respectively, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and/or the Closing Form 8-K (including pro forma financial information), (ii) all selected financial data of the Diamond Transferred Companies and the Diamond Business and the Opal Transferred Companies and the Opal Business, respectively, required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Closing Form 8-K and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Diamond Transferred Companies and the Diamond Business and the Opal Transferred Companies and the Opal Business were subject thereto) with respect to the periods described in clause (i) above, as necessary for inclusion in the Registration Statement and Closing Form 8-K.

(j) Buyer Stockholder Meeting.

(i) The Buyer shall convene and hold the Buyer Stockholder Meeting, prior to or as promptly as practicable after the Buyer Record Date (which date shall be mutually agreed with Nephrite and Opal Partners). The Buyer shall use its commercially reasonable efforts to take all actions necessary to obtain the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting, including as such Buyer Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Voting Matters. The Buyer shall include the Buyer Board Recommendation in the Proxy Statement/Prospectus. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation.

(ii) The Buyer agrees that its obligation to establish the Buyer Record Date, duly call, give notice of, convene and hold the Buyer Stockholder Meeting for the purpose of seeking approval of the Buyer Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and the Buyer agrees to establish the Buyer Record Date, duly call, give notice of, convene and hold the Buyer Stockholder Meeting and submit for the approval of the Buyer Stockholders the Buyer Stockholder Voting Matters, in each case as contemplated by this Section 10.12(j), regardless of whether there shall have occurred any intervening event or circumstance.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of Nephrite and Opal Group, shall) postpone or adjourn the Buyer Stockholder Meeting for a period of no longer than 15 Business Days: (i) after consultation with Nephrite and Opal Group, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Buyer Board has determined in good faith is required by applicable Law is disclosed to the Buyer Stockholders and for such supplement or amendment to be promptly disseminated to the Buyer Stockholders prior to the Buyer Stockholder Meeting; (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of outstanding capital stock of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting; (iii) to seek withdrawals of redemption requests from the Buyer Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Buyer Stockholder Voting Matters; provided that, in the event of any such postponement or adjournment, the Buyer Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(k) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates expressly for inclusion in the Registration Statement, the Additional Buyer Filings, any other the Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (iii) the time of the Buyer Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

Section 10.13 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations under this Agreement and thereunder and the consummation of the transactions contemplated by this Agreement and thereby; provided, that if the Closing occurs, at and in connection therewith, Buyer shall pay or reimburse each Party for all Transaction Expenses, which shall be paid: (i) first, from the cash released from the Trust Account; and (ii) second, thereafter, if such cash is not sufficient to cover all Transaction Expenses, from other cash available to the Buyer. From and after the Closing, Buyer shall, or shall cause its Subsidiaries to, promptly pay or reimburse each Party for all Transaction Expenses to the extent not previously paid.

Section 10.14 D&O Indemnification and Insurance.

(a) Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, the Buyer (i) shall cause each of the Diamond Transferred Companies and Opal Transferred Companies to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such Diamond Transferred Company or Opal Transferred Company (as applicable), or in any indemnification agreement or arrangement, in each case, in effect as of the date of this Agreement (the “D&O Provisions”) in favor of any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of any Diamond Transferred Company and Opal Transferred Company (collectively, with such Person’s heirs, executors or administrators, the “Transferred Companies Indemnified Persons”), in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, and the Buyer shall, and shall cause each of the Diamond Transferred Companies and Opal Transferred Companies to perform and discharge such Diamond Transferred Company’s or Opal Transferred Company’s respective obligations to provide such indemnification, advancement of expenses, exculpation and other limitations of Liability from and after the Closing for a period of the later of six years or until the settlement or final adjudication of any Proceeding commenced during such period, and (ii) shall not, and shall not permit any Diamond Transferred Company or Opal Transferred Company to amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Transferred Companies Indemnified Person, in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, without the written consent of such affected Transferred Companies Indemnified Person (it being agreed that each Transferred Companies Indemnified Person shall be a third-party beneficiary of this Section 10.14). After the Closing, in the event that any Diamond Transferred Company or Opal Transferred Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Buyer shall cause proper provision to be made so that the successors of the Diamond Transferred Company and Opal Transferred Company or transferees of such Persons’ assets or properties (as applicable) shall succeed to and be bound by the obligations set forth in this Section 10.14.

(b) Without limiting the foregoing, following the Closing, Buyer shall, and shall cause each of the Diamond Transferred Companies and Opal Transferred Companies to: (i) indemnify, defend and hold harmless, and advance expenses to, the Transferred Companies Indemnified Persons with respect to all acts or omissions by them in their capacities as such at any time prior to and including the Closing (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that Buyer and each of the Diamond Transferred Companies and Opal Transferred Companies would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any actual or threatened Proceeding against any Transferred Companies Indemnified Person the expenses (including reasonable attorneys’ fees) of any Transferred Companies Indemnified Person upon receipt, if required by applicable Laws, the Governing Documents of such Diamond Transferred Company or Opal Transferred Company, as applicable, or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such Transferred Companies Indemnified Person is not entitled to be indemnified by applicable Laws. Notwithstanding anything to the contrary contained in this Section 10.14 or elsewhere in this Agreement, following the Closing, the Buyer shall not, and shall not permit any Diamond Transferred Company or Opal Transferred Company to settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Transferred Companies Indemnified Persons covered by or that may be covered by the Proceeding (if any) from all Liability arising out of such Proceeding. The Buyer acknowledges and agrees that certain Transferred Companies Indemnified Persons may have rights to indemnification and advancement of expenses provided by a Seller or its respective Affiliates (each, a “Former Seller Indemnitor”), and that (i) the Buyer and the Blue Owl Companies are the indemnitor of first resort with respect to the Transferred Companies Indemnified Persons and (ii) the Buyer and the Blue Owl Companies shall be required to provide such indemnification and advance the full amount of expenses incurred by the Transferred Companies Indemnified Persons, without regard to any rights the Transferred Companies Indemnified Persons may have against any Former Seller Indemnitors and (iii) to the fullest extent permitted by Law, Buyer irrevocably waives, relinquishes and releases (on behalf of itself and the Blue Owl Companies) the Former Seller Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(c) Tail Policy.

(i) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability, fiduciary, professional liability and employment practices liability insurance covering those Persons who are covered as of the Closing Date under the Opal Family’s then existing respective policies (solely as they relate to the Opal Business) and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any of Opal Family’s then existing respective policies (solely as they relate to the Opal Business) as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

(ii) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability insurance covering those Persons who are covered as of the Closing Date under the Nephrite Group’s then existing respective policies (solely as they relate to the Diamond Business) and with other terms, conditions and retentions that are no less advantageous than the coverage provided under any of the Nephrite Group’s then existing respective policies (solely as they relate to the Diamond Business) as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

(iii) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability insurance covering those Persons who are covered as of the Closing Date under the Buyer’s then existing respective policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any of the Buyer’s then existing respective policies as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

Section 10.15 Employee Matters.

(a) Nephrite and Diamond shall use their reasonable efforts to cause all Automatic Transfer Employees who remain in employment to be employed by a Diamond Transferred Company effective no later than the Closing.

(b) Opal Group shall cause all current Opal Group Employees to be employed by an Opal Transferred Company effective no later than the Closing.

(c) The Parties acknowledge and agree that the Transfer Regulations will apply to transfer the employment of each Automatic Transfer Employee on or in connection with the transactions contemplated by this Agreement including Section 10.15(a) or 10.15(b). The Parties agree to comply with their respective obligations under the Transfer Regulations, including any obligation to inform and consult with the Automatic Transfer Employees or their representatives, and to cooperate in good faith to ensure that each Party and its applicable Affiliates comply with their respective obligations under the Transfer Regulations. Specifically, the Parties shall use their reasonable efforts to procure that each of their Affiliates shall reasonably cooperate with each other in connection with any notification of, provision of information to, and any consultation required with, Automatic Transfer Employees and Opal Group Employees who might be affected by the transactions contemplated by this agreement, and applicable employee representatives or any labor boards and relevant government agencies, whether required by law (including the Transfer Regulations) or pursuant to any collective agreement. Such reasonable cooperation shall include specifically:

(i) the Buyer and Opal (as applicable) providing their response to a request for any information relating to their plans for the Automatic Transfer Employees and Opal Group Employees as soon as reasonably practicable following receipt of a request in writing from the Sellers; and

(ii) the Sellers making necessary and appropriate arrangements to inform and consult, or to procure that their relevant Affiliates inform and consult, with the Automatic Transfer Employees and/or Opal Group Employees and/or any employee representatives of such employees to the extent required by and in accordance with applicable law or under any applicable collective agreement.

(d) For any Diamond Business Employee whose employment will not transfer to the Buyer or one of its Subsidiaries pursuant to the Transfer Regulations, the Buyer or one of its Subsidiaries shall not less than ten days prior to the Closing, offer employment to each such Diamond Business Employee effective at 12:00 a.m., local time on the Closing Date. Offers pursuant to this Section 10.15(d) shall be for a position commensurate with the skills and experience of such Diamond Business Employee, on terms and conditions sufficient not to trigger severance obligations, and may contain restrictive covenant obligations (including non-competition, non-solicitation, confidentiality and non-disparagement covenants) that are no more restrictive than the more restrictive of (x) the restrictive covenants that such Diamond Business Employee was bound by with Nephrite or any of its Affiliates immediately prior to the Close, or (y) the restrictive covenants of similarly situated Opal Group Employees. The Parties shall cooperate, in good faith, to ensure that each such Diamond Business Employee accepts the offer or employment with the Buyer or one of its Subsidiaries. With respect to each Diamond Business Employee who is not an Automatic Transfer Employee and is not actively employed due to a leave of absence, including short-term disability, long-term disability or workers’ compensation leave, as of immediately prior to the Closing Date (each, an “Inactive Employee”), the Buyer or one of its Subsidiaries shall make an offer of employment pursuant to this Section 10.15(d), which shall be effective upon the date on which such Inactive Employee is able to return to work; provided, that if such Inactive Employee is not able to return to work prior to the twelve-month anniversary of the Closing Date, the Buyer, Opal and their Affiliates shall have no obligation to employ such Inactive Employee. Nephrite shall retain the employment of any such Inactive Employee and be solely responsible for the provision of benefits and compensation to and all other costs and Liabilities incurred in respect of such Inactive Employee until such Inactive Employee becomes an employee of the Buyer or any of its Affiliates. No Inactive Employee shall constitute an employee of the Buyer or its Affiliate until such time that such employee commences employment with the Buyer or its Affiliate. Each Diamond Business Employee who accepts such offer of employment and actually commences employment with the Buyer or one of its Subsidiaries in accordance with this Section 10.15(d) shall be considered an “Offer Transferred Employee” (together with the Automatic Transfer Employees, the “Transferred Employees”). Nephrite shall cause each Transferred Employee to be permanently released, effective upon the Closing, from any non-competition, exclusive dealing or non-solicitation obligations in favor of Nephrite or any of its Affiliates to the extent such obligations would prevent the Transferred Employees from commencing employment with, or providing services to, the Buyer or one of its Subsidiaries in respect of any of its business lines as of the Closing or in the future (including any future lines of business). For the avoidance of doubt, the immediately preceding sentence does not require Transferred Employees to be released from the standard Nephrite Group covenants relating to restrictions on solicitation of employees and to noninterference with client relationships, to the extent that such restrictions (x) would not prohibit or impair the hiring of other Diamond Business Employees and (y) would be limited solely to a restriction on a Transferred Employee not intentionally encouraging any existing client of a Nephrite Group fund to take any action under its existing contractual relationship with such Nephrite Group fund that would have (or reasonably be expected to have) an adverse effect on such Nephrite Group fund, and which, in no event, would otherwise prohibit or impair the ability of any Transferred Employee to solicit (and raise capital from), on behalf of the Diamond Business and the Opal Business, any client or prospective client of the Nephrite Group or any Nephrite Group funds.

(e) Diamond Employee Benefit Plans. Except as set forth on Section 10.15(e) of the Diamond Disclosure Letter, from and after the Closing, Nephrite and its Affiliates (other than any Diamond Transferred Company) shall assume and retain the sponsorship of any and all Liabilities at any time arising under, pursuant to or in connection with any Diamond Employee Benefit Plan or any Diamond Affiliate Employee Benefit Plan and any Liabilities arising thereunder. From and after the Closing, Buyer or any of its Affiliates shall assume, retain, and be solely responsible for all other Liabilities relating to the employment of current or former Diamond Business Employees.

(f) 401(k) Plan Matters. Prior to the Closing Date, Nephrite and Diamond shall take all actions necessary or appropriate to cause all Transferred Employees who participate in the NB Dyal 401(k) Plan (the “Diamond 401(k) Plan”) to be fully vested in their account balances under the Diamond 401(k) Plan, and Nephrite shall make to the Diamond 401(k) Plan all employer contributions that would have been made on behalf of such employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(g) COBRA. Nephrite shall be solely responsible for compliance with the requirements of and all Liabilities arising under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, including provision of continuation coverage (within the meaning of COBRA), with respect to all “M&A qualified beneficiaries” as that term is defined in Treasury Regulation Section 54.4980B-9.

(h) Between the date of this Agreement and the Closing Date, the Parties will cooperate and take such actions as necessary to continue the participation of or to establish participation of each Diamond Business Employee and each Opal Group Employee in appropriate benefit plans effective as of the Closing Date. Nothing contained in this Section 10.15 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

(i) The Buyer or one of its Subsidiaries shall recognize and assume the Liability with respect to accrued but unused vacation time or paid time off (or paid annual leave, however so described) for all Transferred Employees and Opal Group Employees where such recognition is permitted by applicable Law.

(j) Section 280G Matters. To the extent applicable, Nephrite will, prior to the Closing, (i) prior to the vote described in clause (ii) of this sentence, use its commercially reasonable efforts to obtain waivers of any excess parachute payment (as described below) from each Person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that could be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code) such that the vote described in clause (ii) shall establish such Person’s right to such payment or other compensation; and (ii) use its commercially reasonable efforts to obtain the requisite stockholder vote in a manner intended to comply with Section 280G(b)(5)(A)(iii) and Section 280G(b)(5)(B) of the Code, and the regulations promulgated thereunder, including Q&A 7 of Section 1.280G-1 of such regulations, of all payments and/or benefits (including payments and benefits waived pursuant to the foregoing clause (i)) that could, as a result of, or in connection with, the transactions contemplated by this Agreement, be deemed to constitute “excess parachute payments” under Section 280G of the Code. Before the vote is submitted to stockholders, Nephrite shall provide adequate disclosure to the requisite stockholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. At least 15 Business Days prior to the vote, Opal Group, the Buyer and their respective counsel shall have the right to review and comment on all documents to be delivered to the stockholders in connection with such vote and any required disqualified individual waivers or consents, and Nephrite shall reflect all reasonable comments of Opal Group and the Buyer thereon. Prior to the Closing, Nephrite shall deliver to Opal Group and the Buyer reasonably satisfactory evidence that stockholder approval of the parachute payments was obtained in conformance with the applicable requirements under Section 280G of the Code, or that such stockholder approval was not obtained.

Prior to the Closing Date, Nephrite shall provide Opal Group and the Buyer and their respective counsel with copies of all documents executed by the stockholders and disqualified individuals in connection with the vote provided under this Section 10.15(j). Opal Group also agrees to take the foregoing actions to the extent applicable prior to the Closing, with such terms applying mutatis mutandis to Opal Group.

(k) To the extent required in order for any Diamond Business Employees to, as Transferred Employees upon the Closing, continue to perform the scope of their duties, services and responsibilities as previously conducted for the Diamond Business, the Parties shall reasonably cooperate between the date hereof and the Closing to obtain on behalf of any Diamond Transferred Company or the Opal Family any license, qualification or other approval required in connection therewith under applicable Law.

Nothing in this Agreement shall be construed as the establishment of or amendment or termination of any benefit or compensation plan, program, contract, policy, agreement or arrangement. This Section 10.15 is intended solely for the benefit of the Parties and shall not confer any rights or remedies (including any third-party beneficiary rights) on any other Person. This Section 10.15 shall not be construed to limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, contract, policy, agreement or arrangement, or to terminate the employment or service of any Person at any time and for any or no reason, or to confer on any Person any right to employment or service or any particular term or condition of employment or service.

Section 10.16 Employee Non-Solicit.

(a) the Buyer agrees that, for the period commencing from the date of this Agreement and for a period of five years after Closing, neither it nor any of its controlled Affiliates shall, directly or indirectly: (i) solicit, recruit or otherwise encourage any Nephrite Restricted Personnel to terminate their employment relationship with Nephrite or any of its Affiliates; or (ii) hire or engage any Nephrite Restricted Personnel while employed by Nephrite or any of its Affiliates or within one year of the termination of such Nephrite Restricted Personnel’s employment with Nephrite or its Affiliates, unless such employment was terminated by Nephrite or its Affiliates without cause.

(b) Nephrite agrees that, for the period commencing from the date of this Agreement and for a period of five years after Closing, neither it nor any of its controlled Affiliates shall, directly or indirectly: (i) solicit, recruit or otherwise encourage any Buyer Restricted Personnel to terminate their employment relationship with the Buyer or any of its controlled Affiliates; or (ii) hire or engage any Buyer Restricted Personnel while employed by the Buyer or any of its controlled Affiliates or within one year of the termination of such Buyer Restricted Personnel’s employment with the Buyer or its controlled Affiliates, unless such employment was terminated by the Buyer or its controlled Affiliates without cause.

Section 10.17 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, the Buyer may effectuate the sale of the Buyer Class A Common Stock pursuant to one or more Subscription Agreements (in form and substance reasonably acceptable to the Buyer), Nephrite and Opal Group with Equity Financing Sources that would constitute a PIPE Financing.

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1, Nephrite and Opal Group agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Financing, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of the Buyer (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations (which, at the request of Nephrite and Opal Group, may be virtual) and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Diamond Business and the Opal Business, respectively, readily available to Nephrite or Opal Group as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to Nephrite and Opal Group, (iv) taking all corporate actions that are necessary or customary to obtain PIPE Financing and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in the Buyer’s efforts to obtain PIPE Financing and market the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 10.17(b) shall require any such cooperation or assistance to the extent that it could result in Nephrite or Opal Group or any of their respective Affiliates being required to (i) agree to pay any commitment or other similar fee, bear any cost or expense, incur any other Liability or give any indemnities or guarantees to any third party or otherwise commit to take any similar action in connection with any PIPE Financing prior to the Closing Date (unless such commitment or other similar fee, cost or expense shall be reimbursed), (ii) take any actions to the extent such actions would, in Nephrite’s and Opal Group’s reasonable judgment, (A) unreasonably interfere with the business of Nephrite or Opal Group or any of their respective Affiliates or otherwise interfere with the prompt and timely discharge by any employee of Nephrite or Opal Group or any of their Affiliates of their normal duties, (B) subject any director, manager, officer, employee or other representative of Nephrite or Opal Group to any actual or potential personal Liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Governing Documents of Nephrite or Opal Group or any of their respective Affiliates, any applicable Law or Order or any Contract to which Nephrite or Opal Group is a party or by which any of their respective properties or assets is bound, (D) require any director, manager, officer, employee or other representative of Nephrite, Opal Group or their Affiliates to execute any document agreement, certificate or instrument that would be effective prior to the Closing, (E) require any such entity to change any fiscal period or (F) reasonably be expected to cause (x) any representation or warranty set forth in Article III, Article IV or Article V to be inaccurate or breached, (y) the failure of any closing condition set forth in Article II of this Agreement to be satisfied or any delay in the satisfaction of any such condition or (z) any other breach of this Agreement, (iii) waive or amend any terms of this Agreement or any other Ancillary Agreement, (iv) commit to take any action under any Contract, certificate, document or instrument that is not contingent upon the Closing, (v) provide access to or disclose information that Nephrite and Opal Group reasonably determine would jeopardize any attorney work product protection or attorney client privilege of, or conflict with any confidentiality requirements applicable to, Nephrite or Opal Group or any of their respective Affiliates, (vi) cause any director, manager or equivalent of Nephrite, Opal Group or any of their respective Affiliates to pass resolutions to approve any PIPE Financing or authorize the creation of any Contracts, documents or actions in connection therewith or (vii) deliver or cause to be delivered any legal opinion or negative assurance letter. In no event shall any Transferred Companies Indemnified Person and any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of (x) Nephrite or any of its Affiliates (collectively, with such Person’s heirs, executors or administrators, the “Nephrite Indemnified Persons”) or (y) Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates (collectively, with such Person’s heirs, executors or administrators, the “Opal Indemnified Persons” and, together with the Nephrite Indemnified Persons and the Transferred Companies Indemnified Persons, the “Financing Indemnified Persons”) be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other Liability in connection with any PIPE Financing. From and after the Closing, the Buyer shall, or shall cause its Subsidiaries to, promptly, upon request by any Financing Indemnified Person, reimburse such Financing Indemnified Person for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Financing Indemnified Person in connection with such PIPE Financing, including the cooperation of Nephrite and Opal Group and their respective Affiliates contemplated by this Section 10.17(b), and shall indemnify and hold harmless the Financing Indemnified Person from and against any and all losses suffered or incurred, whether before, at or after the Closing, by any of them arising out of or relating to the arrangement of such PIPE Financing and any information used in connection therewith.

(c) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1, the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, in each case, on the terms and conditions described therein, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) cause all conditions to have been satisfied in all material respects on a timely basis or waived all conditions and covenants applicable to the Buyer in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that the Buyer or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing, including enforcing its rights under the Subscription Agreements to cause any such investors to the Subscription Agreements to pay to (or as directed by) the Buyer the applicable purchase price under each such investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, the Buyer shall give Nephrite and Opal Group prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to the Buyer; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if the Buyer does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the Equity Financing Sources contemplated by the Subscription Agreements. The Buyer shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Equity Financing Sources to consummate the transactions contemplated by the Subscription Agreements concurrently with the Closing.

Section 10.18 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither the Nephrite Group nor the Opal Family, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 10.19 The Buyer Certificate of Incorporation and the Buyer Bylaws. Subject to receipt of the Required Vote, immediately prior to the Closing, the Buyer shall (a) file the Buyer Certificate of Incorporation substantially in the form attached to this Agreement as Exhibit A, in accordance with the provisions of this Agreement and the DGCL and (b) adopt the Buyer Bylaws substantially in the form attached to this Agreement as Exhibit B as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Certificate of Incorporation and the DGCL.

Section 10.20 Name Change. In connection with the Closing, the Buyer will complete the Name Change.

Section 10.21 Exclusivity.

(a) From the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with Section 13.1, neither the Nephrite Group (solely to the extent related to the Diamond Business), nor the Opal Family (solely to the extent related to the Opal Business) shall, directly or indirectly (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) (as applicable), or afford access to the assets, business, properties, books or records relating to the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) (as applicable) to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with Section 13.1, the Buyer shall not directly or indirectly (including by or through the Sponsor), (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Sellers (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Buyer Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Buyer Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to the Buyer or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Buyer to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 10.22 Diamond Transition Services. Between the date of this Agreement and the Closing Date, (a) Nephrite, Opal Group and the Buyer shall cooperate in good faith to prepare and mutually agree on a customary form of transition services agreement (including schedules thereto) to be executed as of the Closing Date and covering transition services as mutually agreed to be provided by Nephrite to the Diamond Business and (b) Nephrite shall use commercially reasonable efforts to take such steps as are necessary to prepare to provide the services that would be provided pursuant to the transition services agreement in accordance with all applicable Laws. From and after the Closing until the 10th anniversary of the Closing Date (notwithstanding the termination of any such transition services agreement prior to such time), during regular business hours and upon reasonable prior written request, (i) Nephrite Group shall afford the Buyer and the Blue Owl Companies (and their respective representatives) with reasonable access to the books and records of the Diamond Transferred Companies and the Diamond Business in the control of any member of the Nephrite Group for purposes of complying with applicable Law and/or regulation (including the right to copy at the Buyer’s and the Blue Owl Companies’ sole expense) and (ii) Nephrite Group shall (and shall cause its compliance, regulatory and similar personnel to) reasonably cooperate with the Buyer and the Blue Owl Companies from and after the Closing in connection with investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by the Buyer or the Blue Owl Companies or their respective Affiliates arising under this Agreement), or preparing reports to Governmental Entities, with respect to the Diamond Transferred Companies and/or the Diamond Business relating to or encompassing any time prior to the Closing; provided, that notwithstanding anything in this Section 10.22 to the contrary, Nephrite Group shall not be required to provide any access or information or cooperation which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law; provided, further, that Nephrite Group shall use commercially reasonable efforts to cooperate in connection with providing reasonable access, information or cooperation that does not cause a loss of such privilege or a violation of such obligations. Notwithstanding the foregoing, but without limiting any of the foregoing, the transition services agreement shall not include compliance, legal or regulatory services. This Section 10.22 shall not apply to Taxes or Tax matters, which are the subject of Article XII.

Section 10.23 Treatment of Certain Assets and Liabilities.

(a) If, after the Closing Date, any member of the Nephrite Group is found to have retained any interests, assets, property or rights of the Diamond Business constituting a Diamond Asset (the “Other Diamond

Assets”) that, in accordance with the terms of this Agreement, should have been transferred as a result of the Diamond Reorganization or otherwise to the Buyer or any of the Blue Owl Companies at the Closing, Nephrite shall, or shall cause one of its Affiliates to, notify the Buyer and remit or transfer any such Other Diamond Assets promptly to the Buyer or an entity designated by the Buyer. Without limitation of the foregoing, if, after the Closing Date, any member of the Nephrite Group receives payment in respect of the Diamond Business, the Diamond Assets and/or the Diamond Transferred Companies (including payment to an account maintained by a member of the Nephrite Group prior to the Closing for purposes of conducting the Diamond Business) that constitutes a Diamond Asset, Nephrite shall deliver such payments to an account designated by the Buyer in writing by wire transfer of immediately available funds. If, after the Closing Date, the Buyer or its controlled Affiliates (including Blue Owl Holdings or Blue Owl Carry) is found to have received any interests, assets, property or rights of the Excluded Diamond Assets or any other interests, assets, property or rights of Nephrite Group that do not constitute Diamond Assets that should have been retained (the “Misplaced Diamond Assets”), the Buyer shall, or shall cause one of its Affiliates to, notify Nephrite and remit or transfer any such Misplaced Diamond Assets promptly to Nephrite or an entity designated by Nephrite. Without limitation of the foregoing, if, after the Closing Date, any Diamond Transferred Company receives payment in respect of the Excluded Diamond Assets or any other interests, assets, property or rights of Nephrite Group that do not constitute Diamond Assets, the Diamond Transferred Companies shall deliver such payments to an account designated by Nephrite in writing by wire transfer of immediately available funds. Without limiting the generality of the foregoing, with respect to any Other Diamond Asset or Misplaced Diamond Asset, the Parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Other Diamond Asset or Misplaced Diamond Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (ii) use commercially reasonable efforts to obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Other Diamond Asset or Misplaced Diamond Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (iii) complete all such further acts or things as the other Party may reasonably direct in order to transfer, assign, and convey such Other Diamond Asset or Misplaced Diamond Asset (or parts thereof), as applicable, or the relevant interests in them to the other Party, (iv) hold such Other Diamond Asset or Misplaced Diamond Asset (or part thereof), as applicable, in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Other Diamond Asset or Misplaced Diamond Asset, as applicable, to the other Party, and (v) until such time as such Other Diamond Asset or Misplaced Diamond Asset, as applicable, is transferred to the appropriate Party, comply with all applicable covenants and obligations with respect to any such Other Diamond Asset or Misplaced Diamond Asset held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such Party or its applicable Affiliate for the other Party’s account and such other Party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

(b) If, after the Closing Date, Opal Partners, Opal Feeder or any of their respective Affiliates that is not an Opal Transferred Company is found to have retained any interests, assets, property or rights of the Opal Business constituting an Opal Asset (the “Other Opal Assets”) that, in accordance with the terms of this Agreement, should have been transferred as a result of the Opal Reorganization or otherwise to the Buyer or any of the Blue Owl Companies at the Closing, Opal Feeder shall, or shall cause one of its Affiliates to, notify the Buyer and remit or transfer any such Other Opal Assets promptly to the Buyer or an entity designated by the Buyer. Without limitation of the foregoing, if, after the Closing Date, any member of the Opal Group receives payment in respect of the Opal Business, the Opal Assets and/or the Opal Transferred Companies (including payment to an account maintained by a member of the Opal Group prior to the Closing for purposes of conducting the Opal Business) that constitutes an Opal Asset, Opal Feeder shall deliver such payments to an account designated by the Buyer in writing by wire transfer of immediately available funds. If, after the Closing Date, the Buyer or its controlled Affiliates (including Blue Owl Holdings or Blue Owl Carry) is found to have received any interests, assets, property or rights of the Retained Opal Business or any other interests, assets, property or rights of the Opal Family that do not constitute Opal Assets that should have been retained (the “Misplaced Opal Assets”), the Buyer shall, or shall cause one of its Affiliates to, notify Opal Feeder and remit or transfer any such Misplaced Opal Assets promptly to Opal Feeder or an entity designated by Opal Feeder. Without limitation of the foregoing, if, after the Closing Date, any Opal Transferred Company receives payment in respect of the Retained Opal Business or any other interests, assets, property or rights of Opal Family that do not constitute Opal Assets, the Opal Transferred Companies shall deliver such payments to an account designated by Opal Feeder in writing by wire transfer of immediately available funds. Without limiting the generality of the foregoing, with respect to any Other Opal Asset or Misplaced Opal Asset, the Parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Other Opal Asset or Misplaced Opal Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (ii) use commercially reasonable efforts to obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Other Opal Asset or Misplaced Opal Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (iii) complete all such further acts or things as the other Party may reasonably direct in order to transfer, assign, and convey such Other Opal Asset or Misplaced Opal Asset (or parts thereof), as applicable, or the relevant interests in them to the other Party, (iv) hold such Other Opal Asset or Misplaced Opal Asset (or part thereof), as applicable, in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Other Opal Asset or Misplaced Opal Asset, as applicable, to the other Party, and (v) until such time as such Other Opal Asset or Misplaced Opal Asset, as applicable, is transferred to the appropriate Party, comply with all applicable covenants and obligations with respect to any such Other Opal Asset or Misplaced Opal Asset held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such Party or its applicable Affiliate for the other Party’s account and such other Party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

Section 10.24 Net Capital Requirements. The Opal Broker-Dealer Subsidiary will maintain “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act.

Section 10.25 Mixed-Use Contracts.

(a) Any Diamond Asset which is a Contract that is only partially intended to be assigned (because it is primarily, but not exclusively, related to the Diamond Business) as part of the Diamond Reorganization (each such Contract, a “Shared Diamond Reorganization Contract”) shall be assigned only with respect to (and preserving the meaning of) those parts that are intended to be assigned to the applicable Diamond Transferred Company, if so assignable or appropriately amended, so that the intended Diamond Transferred Company will be (i) entitled to the rights and benefits of those parts of the Shared Diamond Reorganization Contract that are intended to be assigned and (ii) be responsible for the liabilities contemplated to be assumed by such intended Diamond Transferred Company with respect to such Diamond Asset. If any Shared Diamond Reorganization Contract cannot be assigned by its terms or otherwise, or cannot be amended, without any Consent, and such Consent cannot be obtained or if it is otherwise not practical to assign a Shared Diamond Reorganization Contract in part, then, until the earlier of such time as such Consent has been obtained or a renegotiation of such Shared Diamond Reorganization Contract and execution of new Contracts with the related counterparties shall have been concluded (or until such Contract expires), Nephrite shall, and shall cause its Affiliates to, use commercially reasonable efforts to establish an alternative agency-type arrangement pursuant to which, to the fullest extent practicable, (A) the economic and other claims, rights and benefits of such Shared Diamond Reorganization Contract intended to be provided to an intended Diamond Transferred Company are provided to such intended Diamond Transferred Company and such intended Diamond Transferred Company bears all costs and liabilities contemplated to be borne by such intended Diamond Transferred Company with respect to such Shared Diamond Reorganization Contract and (B) all other rights and liabilities under such Shared Diamond Reorganization Contract are retained by Nephrite and its Affiliates (other than the Diamond Transferred Companies). For the avoidance of doubt, (i) any Liabilities described in clause (A) of the preceding sentence shall constitute Diamond Liabilities and (ii) any Liabilities described in clause (B) of the preceding sentence shall constitute Retained Diamond Liabilities.

(b) If any Consent required for the assignment, conveyance or transfer of a Diamond Asset contemplated to be assigned, conveyed or transferred as part of the Diamond Reorganization cannot be obtained in accordance with Section 10.4, then the Parties will use commercially reasonable efforts to cooperate on the implementation of an alternative agency-type arrangement pursuant to which, to the fullest extent practicable, the economic and other claims, rights and benefits of such Diamond Asset are provided to the intended Diamond Transferred Company of such Diamond Asset and such intended Diamond Transferred Company bears all costs and liabilities contemplated to be borne by such intended Diamond Transferred Company with respect to such Diamond Asset and arrangement. For the avoidance of doubt, any Liabilities under such Diamond Asset or otherwise arising out of any such arrangement shall constitute a Diamond Liability. Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an agreement to, directly or indirectly, assign, convey or transfer any Diamond Asset, if such assignment, transfer or conveyance, without the Consent of any Person or otherwise, (i) would constitute a breach or other contravention of the rights of such Person or (ii) would be ineffective under, or contravene, applicable Law.

(c) For the avoidance of doubt, this Section 10.25, shall not apply to any Client Contracts (which are governed by Section 10.1).

Section 10.26 Specified Matters. Without breach of any representation, warranty, covenant or agreement herein (including for purposes of any certificate delivered hereunder), Opal Feeder may take such actions as it reasonably determines in good faith in order to provide, in resolution of the Opal Special Liabilities, for the issuance of shares of Buyer at or after Closing, and Buyer shall take such actions within its control to cause the issuance of such shares; provided, however, that, in all cases, any such issuance or other economic impact of such actions shall be included in the reduction to the Opal Equity Consideration. Opal Feeder shall keep Buyer and Nephrite reasonably informed regarding the status of the matters described in this Section 10.26.

Section 10.27 FIC Dissolution. Reasonably promptly following the Closing, the Buyer shall cause Opal Group FIC Holdings to be dissolved.

Section 10.28 Placement Agreement. With respect to the marketing and distribution of interests in Diamond Capital Partners V, during the Pre-Closing Period the Parties will use commercially reasonable efforts to enter into a placement agreement with Neuberger Berman BD LLC under which Neuberger Berman BD LLC shall provide customary placement agency services following the Closing to the Diamond Business in respect of the marketing and distribution of interest in Diamond Capital Partners V for no fee (other than disbursements to third parties for placement fees specifically approved by the Diamond Business). With respect to any successor fund thereto, Nephrite or its Affiliate may, if and to the extent agreed to by the parties, provide, on mutually agreeable terms, placement agency services to the Diamond Business in respect of the marketing and distribution of interest of such funds.

Section 10.29 Participation Agreement. To provide for the agreed 85% / 15% split of the Promote Distributions, during the Pre-Closing Period, the appropriate Parties shall enter into an agreement or arrangement with respect to the revenue associated with the incentive fee attributable to the Diamond Finance Fund. In addition, the appropriate parties shall enter into an agreement or arrangement to document Nephrite’s right to allocate rights and obligations associated with 34% of Promote Distributions (net of Specified Equity) arising from the first successor fund to follow Diamond Fund V and 22 2/3% of the Promote Distributions (net of Specified Equity) arising from the second successor fund to follow Diamond Fund V, it being understood, for the avoidance of doubt, that such allocations shall be made out of the 85% of Promote Distributions that are not Diamond Assets.

Section 10.30 Net Working Capital; Indebtedness. Each of Opal Feeder, Opal Partners, Opal Group and Nephrite shall take such reasonable actions within its control, including in the case of Opal Group by reducing quarterly distributions after the date hereof and in the case of Nephrite by delivering cash to the extent necessary as part of the Diamond Assets, such that the Opal Closing Adjustment Amount and the Diamond Closing

Adjustment Amount, as the case may be, shall be $0. Subject only to the foregoing, nothing herein shall limit Opal Group from making cash distributions consistent with past practice or require Nephrite to deliver cash as a Diamond Asset.

Section 10.31 Aggregator Formation. As promptly as practicable after the date hereof, the Parties will, without reducing the rights of Nephrite or any Permitted Transferee under the Investor Rights Agreement, negotiate in good faith an agreement on the rights of the NB Aggregator and NB Aggregator Subject Members under the Investor Rights Agreement, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement and the other Ancillary Agreements and what rights of Nephrite remain applicable notwithstanding such dispersed ownership and attempt to reflect such agreement in revised versions (with such references to each such agreement in this Agreement, thereafter being updated to include such agreed amendments) including how ownership of Equity Securities by NB Aggregator and the NB Aggregator Subject Members (as opposed to Nephrite) count towards governance rights of Nephrite and any ownership thresholds applicable thereto (including as to which of Nephrite’s rights under Article II of the Investor Rights Agreement remain in effect notwithstanding such Transfers), how to provide for orderly transfer of shares by NB Aggregator and NB Aggregator Subject Matters under the Investor Rights Agreement, the Exchange Agreement or any other Ancillary Agreement given dispersed ownership, and methods to provide for communication and coordination through Nephrite and NB Aggregator with respect to the exercise of any rights or obligations of any NB Aggregator Subject Member under the Investor Rights Agreement, the Exchange Agreement or any other Ancillary Agreement. If such agreement has not been entered into among the Parties as of the Closing and no subsequent agreement has been reached prior to the expiration of the Initial Period, the NB Aggregator Subject Members shall be deemed not to be a Permitted Transferee of Nephrite for purposes of determining the NB First Ownership Threshold solely with respect to the Fall-Away Rights, and if as a result thereof, the NB First Ownership Threshold would not be satisfied as of the expiration of the Initial Period without inclusion of such NB Aggregator Subject Members, upon the expiration of the Initial Period, then the rights of Nephrite pursuant to Sections 2.3(a)(ii), 2.3(a)(v), 2.3(a)(vi) and 2.3(a)(viii) of the Investor Rights Agreement (collectively, the “Fall-Away Rights”) (and, for the avoidance of doubt (but without limiting any other termination or expiration (e.g., pursuant to Section 2.3(a)(ix) of the Investor Rights Agreement or because the NB First Ownership Threshold was otherwise not satisfied), only such rights) shall expire and be of no further force or effect from and after the expiration of the Initial Period. For the avoidance of doubt, the NB Aggregator Subject Members shall, subject to Section 3.16(b) of the Investor Rights Agreement, (i) from and after the Closing Date, be counted as a Permitted Transferee for purposes of determining the applicable thresholds for any purpose under the Investor Rights Agreement, and (ii) continue to be so counted after the expiration of the Initial Period for any purpose under the Investor Rights Agreement other than the Fall-Away Rights. Capitalized terms used in this Section 10.31 but not otherwise defined therein shall have the meanings ascribed thereto in the Investors Rights Agreement. For the avoidance of doubt, nothing in this Section 10.31 is intended to apply to Dyal SLP, the Dyal Principals, any Dyal SLP Aggregator or any Dyal SLP Aggregator Subject Members (each as defined in the Investor Rights Agreement), and no amendments or modifications to the Investor Rights Agreement or any applicable Ancillary Agreements contemplated by this Section 10.31 shall reduce, limit or restrict any of the rights of Dyal SLP, the Dyal Principals, any Dyal SLP Aggregtor or any Dyal SLP Aggregator Subject Members.

Article XI

ADDITIONAL AGREEMENTS

Section 11.1 Access to Books and Records.

(a) From and after the Closing, (i) the Buyer and its Subsidiaries shall make or cause to be made available to Nephrite (including the right to copy at Nephrite’s sole expense) all books, records and documents (including in electronic form) relating to periods prior to the Closing Date of any Diamond Transferred Company (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by Nephrite or its Subsidiaries arising under this Agreement), (y) preparing reports to Governmental Entities or (z) any other reasonable business purpose; and (ii) the Buyer and its Subsidiaries shall make or cause to be made available to Opal Feeder and Opal Partners (including the right to copy at their respective sole expense) all books, records and documents (including in electronic form) relating to periods prior to the Closing Date of any Opal Transferred Company (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by Opal Feeder, Opal Partners or their respective Affiliates arising under this Agreement), (y) preparing reports to Governmental Entities or (z) any other reasonable business purpose.

(b) From and after the Closing, each of the Nephrite Group (solely to the extent related to the Diamond Business) and the Opal Business (solely to the extent related to the Opal Business) shall make or cause to be made available to the Buyer (including the right to copy at the Buyer’s sole expense) all books, records and documents (including in electronic form) relating to periods prior to the Closing Date of the Diamond Business (including the Diamond Related Business Records) or the Opal Business (to the extent not transferred at Closing), as applicable (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by the Buyer or its Affiliates arising under this Agreement), (y) preparing reports to Governmental Entities or (z) any other reasonable business purpose.

(c) The Buyer shall cause (at its sole expense) (i) each Diamond Transferred Company to maintain and preserve all such books, records and other documents in the possession of the Diamond Transferred Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended; and (ii) each Opal Transferred Company to maintain and preserve all such books, records and other documents in the possession of the Opal Transferred Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything in this Section 11.1 to the contrary, the Parties shall not be required to provide any access or information to any other Party which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law; provided that the Parties shall use commercially reasonable efforts to cooperate in connection with providing reasonable access in a manner that does not cause a loss of such privilege or a violation of such obligation. This Section 11.1 shall not apply to Taxes or Tax matters, which are the subject of Article XII.

(d) In connection with the Closing, the Parties will cooperate for the transfer of any Diamond Related Business Records that are primarily but not exclusively related to the Diamond Assets and the Diamond Funds to the extent reasonably necessary for the continuing operation of the Diamond Business.

(e) Notwithstanding anything to the contrary in Section 3.11(b) or this Section 11.1 (except for the following sentence), the Buyer acknowledges and agrees that (i) Nephrite is entitled to retain (x) copies of (1) the Diamond Acquired Business Records, including the Diamond Track Record and (2) the Diamond Related Business Records, and (y) all books, records and documents supporting (1) the Diamond Acquired Business Records and (2) the Diamond Related Business Records, in each case relating to periods prior to the Closing Date and (ii) following the Closing, the Nephrite Group may solely use such copies solely to the extent the Nephrite Group determines in good faith (upon advice of counsel) that such use is necessary for (w) regulatory or compliance purposes, (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (y) preparing reports to Governmental Entities as required by applicable Law or

(z) in preparation of, in connection with, or in response to, an exam, by a Governmental Entity (and, in each case, in such event solely for the foregoing purposes). For the avoidance of doubt, following the Closing, the Nephrite Group shall not use the Diamond Acquired Business Records for any purpose other than as expressly contemplated by the foregoing sentence.

Section 11.2 Nephrite Name.

(a) The Buyer acknowledges and agrees that (i) the Buyer is not acquiring, and the Diamond Business is not retaining, any right, title or interest in or to, or right to use, any Nephrite Marks and (ii) following the Closing, the Buyer and its Subsidiaries shall not have any right, title or interest in or to, or right to use, and the Buyer covenants that the Buyer and its Subsidiaries will not from and after the date of this Agreement adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any names or trademarks consisting of, incorporating or confusingly similar to any Nephrite Marks, except as expressly set forth in Section 11.2(b).

(b) The Buyer and its Subsidiaries may utilize materials and assets (including stationery, forms, business cards and other similar items) that bear the Nephrite Marks as of the Closing Date for up to ninety (90) calendar days following the Closing Date. As soon as practicable, but in no event later than ninety (90) calendar days following the Closing Date, the Buyer shall, and shall cause its Subsidiaries to, remove, strike over, or otherwise obliterate all Nephrite Marks from all assets and materials owned or used by the Buyer and its Subsidiaries. Any use by the Buyer and its Subsidiaries under this Section 11.2(b) of any materials and assets that bear the Nephrite Marks is subject to the Buyer and its Subsidiaries’ use of such materials and assets in a form and manner, and with standards of quality, as in effect for such materials, assets and Nephrite Marks as of the Closing Date. The Buyer and its Subsidiaries shall not use the Nephrite Marks in a manner that may reflect negatively on such marks or on the Nephrite Group. Nephrite may terminate the foregoing license, effective immediately, if the Buyer and its Subsidiaries fails to comply with the foregoing terms and conditions. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit use of the Nephrite Marks by the Buyer and its Subsidiaries in a manner that would constitute “fair use” under applicable Law, including to refer factually to the former ownership by the Nephrite Group of the Diamond Business; provided that such references do not use any logo or stylized font associated with the Nephrite Group.

Section 11.3 Buyer Name. Promptly following the Closing, Buyer will cease all use of the name “Altimar Acquisition Corporation” (the “Buyer Name”), including as part of its corporate name, provided that the foregoing shall not prohibit Buyer and its Affiliates from using the Buyer Name in a neutral, non-trademark manner to describe Buyer’s history. Buyer further agrees that to the extent that it owns any rights, title or interest in or to the Buyer Name, whether by operation of law or otherwise, from and after the Closing it irrevocably transfers and assigns any and all such rights to Sponsor.

Article XII

TAX MATTERS

Section 12.1 Tax Returns.

(a) The Applicable Representative shall prepare and file, or cause to be prepared and filed (and, if applicable, the Buyer shall cooperate in filing), at the cost and expense of the Blue Owl Companies all applicable Income Tax Returns of each Blue Owl Flow-Thru Company for any taxable period ending on or prior to the Closing Date and that are due after the Closing Date (collectively, the “Sellers Prepared Returns”). Each Sellers Prepared Return shall be prepared in a manner consistent with the applicable Transferred Company’s past practices except as otherwise required by applicable Law. Each Sellers Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer and the Other Representative for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Applicable Representative shall consider in good faith all reasonable comments received from the Buyer and the Other Representative in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions), and shall not file any such Tax Return without the consent of the Buyer and the Other Representative, such consent not to be unreasonably withheld, conditioned, or delayed. No filed Sellers Prepared Return may be amended after the Closing without the prior written consent of the Buyer, the Applicable Representative, and the Other Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Blue Owl Companies, all Tax Returns of the Blue Owl Companies (other than Sellers Prepared Returns) for any taxable period ending on or before the Closing Date or for any Straddle Period, in each case that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the Transferred Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return that is an Income Tax Return or that could give rise to an indemnification obligation under this Agreement shall be submitted to the Applicable Representative and the Other Representative no later than the 30th day prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall consider in good faith all reasonable comments received from the Applicable Representative and the Other Representative in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions), and shall not file any such Tax Return without the consent of the Applicable Representative and the Other Representative, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return for any Blue Owl Company (including the Transferred Companies) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election (if not already in effect from a prior period, which election shall not be revoked) and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Blue Owl Companies resulting from, attributable to or accelerated by the payment of the Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the Blue Owl Companies and allocated to the taxable period (or portion thereof) beginning after the Closing Date to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). For the avoidance of doubt, all Tax Returns of each Blue Owl Company (other than Sellers Prepared Returns and the Buyer Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the A&R Blue Owl Holdings LP Agreement or the A&R Blue Owl Carry LP Agreement, as applicable.

(b) After the Closing, without the prior written consent of the Applicable Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not (and shall neither cause nor permit any Blue Owl Company to) take any of the following actions: (A) file (except for Sellers Prepared Returns and the Buyer Prepared Returns as permitted under and in accordance with Section 12.1(a)), amend, re-file or otherwise modify any Tax Return relating in whole or part to any Blue Owl Company with respect to any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, (B) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any Blue Owl Company with respect to any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, (C) make any Tax election or take any position on any Tax Return with respect to any Blue Owl Company that would have retroactive effect to a Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, or (D) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any Blue Owl Company for any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement.

(c) Notwithstanding the deadlines set forth in Section 12.1(a) with respect to any Tax Return described therein, the Applicable Representative, the Other Representative, the Buyer, and the Blue Owl Companies, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

Section 12.2 Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Sellers and Tax Returns pursuant to Section 12.1, including the Buyer signing and filing or causing to be signed and filed Sellers Prepared Returns that have been prepared in accordance with Section 12.1(a) on behalf of a Blue Owl Company, the preparation of the Allocation and the Tax Basis Balance Sheet, and any Tax Proceeding with respect to Taxes or Tax Returns of any Blue Owl Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, the Buyer, the Blue Owl Companies, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Blue Owl Companies relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Blue Owl Companies after the Closing) to) provide any information reasonably requested to allow the Buyer or any Blue Owl Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Notwithstanding the foregoing, nothing shall require any member of the Nephrite Group or any member of the Opal Family to provide any other party any Tax Returns filed by or on behalf of any such member or any Seller or its Affiliates (other than the Blue Owl Companies).

Section 12.3 Tax Proceedings. Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding (x) that is with respect to Taxes or Tax Returns of any Blue Owl Company relating to any Pre-Closing Tax Period or (y) that is with respect to Taxes which are the subject of indemnification under this Agreement (each, an “Applicable Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(a) The Applicable Representative shall have the right to control, at the cost and expense of the Blue Owl Companies, any Applicable Tax Proceeding in respect of any Blue Owl Company that is with respect to Income Tax matters for any taxable period that ends on or before the Closing Date; provided, however, that (A) the Buyer (at the cost and expense of the Blue Owl Companies) and the Other Representative (at its own expense) shall have the right to participate in any such Tax Proceeding, (B) the Applicable Representative shall use its commercially reasonable efforts to keep the Buyer and the Other Representative reasonably informed with respect to such Tax Proceeding, (C) the Applicable Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer and the Other Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Buyer or the Blue Owl Companies or the Other Representative (or the Sellers represented by such Other Representative), as applicable, and (D) the Applicable Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(b) The Buyer, at the cost and expense of the Blue Owl Companies, may control any Tax Proceeding that the Applicable Representative would otherwise have the right to control under Section 12.3(a) if the

Applicable Representative elects in writing not to control such Tax Proceeding; provided, however, that if the Buyer exercises its right to control any such Tax Proceeding under this Section 12.3(b), the Applicable Representative and the Other Representative (in each case at their sole cost and expense) shall have the right to participate in any such Tax Proceeding and the Buyer shall (x) use its commercially reasonable efforts to keep the Applicable Representative and the Other Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Applicable Representative and the Other Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Applicable Representative or the Other Representative (or the Sellers represented by either of them), as applicable, and (z) conduct the control of such Tax Proceeding diligently and in good faith.

(c) If any Party (the “Affected Party”) receives notice of any Applicable Tax Proceeding that is not described in Section 12.3(a), then: (A) such Affected Party (at its sole cost and expense) shall have the right to participate in (but not control) any such Tax Proceeding, (B) the Party (or its Affiliate) controlling such Tax Proceeding shall use its commercially reasonable efforts to keep the Affected Party reasonably informed with respect to such Tax Proceeding, (C) the Party (or its Affiliate) controlling such Tax Proceeding shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Affected Party, which consent shall not be unreasonably withheld, conditioned or delayed, but only to the extent such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Affected Party or its applicable Affiliates under this Agreement, and (D) the Party (or its Affiliate) controlling such Tax Proceeding shall conduct the control of such Tax Proceeding diligently and in good faith; provided that, each of the foregoing clauses (A) through (D) shall only apply to the extent such Tax Proceeding relates to (or could reasonably be expected to increase or otherwise affect) any Taxes subject to indemnification by the Affected Party pursuant to this Agreement.

Section 12.4 Transfer Taxes. Nephrite shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to respect to transfers of the Diamond Business or Diamond Transferred Companies under this Agreement, and Opal Partners shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to respect to transfers of the Opal Business or Opal Transferred Companies under this Agreement. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Nephrite or Opal Partners, as applicable, shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

Section 12.5 Intended Tax Treatment. The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that:

(a) Pursuant to the Opal Group Merger, (A) under Section 2.3(a)(iv), the holders of Opal Group FIC Units shall be treated as selling such Opal Group FIC Units to Blue Owl GP in a taxable transaction governed by Code Section 741 in exchange for cash and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement; (B) under Section 2.3(a)(v) and Section 2.3(a)(vi), with respect to holders of Opal Group Class A Units and Opal Group Sponsor B Units (other than Electing Opal Units), such holders shall be treated as selling such Opal Group Class A Units and Opal Group Sponsor B Units to Blue Owl GP in taxable transaction governed by Code Section 741 in exchange for cash, Buyer Class A Shares (or Buyer Class B Shares, as applicable), Buyer Class E Shares, and the right to receive certain payments to be made by Blue Owl

GP under the Tax Receivable Agreement; (C) under Section 2.3(b)(iv), with respect to holders of Opal Carry Units (other than Electing Opal Units), such holders shall be treated as selling such Opal Carry Units to Blue Owl GP in taxable transaction governed by Code Section 741 in exchange for cash, Buyer Class A Shares (or Buyer Class B Shares, as applicable) and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(b) Any Opal Group Blocker Merger pursuant to Section 2.3(c)(i) shall be treated as a taxable purchase by Blue Owl GP of the Equity Securities in the applicable Opal Group Blocker from the equityholder(s) of such Opal Group Blocker pursuant to Code Section 1001 in exchange for in exchange for Buyer Class A Shares, Buyer Class E Shares, and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(c) Under Section 2.3(c)(ii) and Section 2.3(c)(iii), with respect to the Electing Opal Units of holders of Opal Group Class A Units or Opal Group Sponsor B Units, such holders shall be treated as selling a portion of such Opal Group Class A Units or Opal Group Sponsor B Units, as applicable, to Blue Owl GP in taxable transaction governed by Code Section 741, to the extent of any cash consideration and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement; and

(d) Pursuant to Section 2.6(a)(iii), each Diamond Seller shall be treated as selling partnership interests to Blue Owl GP in a taxable transaction governed by Code Section 741 in exchange for cash and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement (such treatment described in this Section 12.5, the “Intended Tax Treatment”).

Section 12.6 Allocation. Within 180 days following the final determination of the Diamond Final Adjustment Amount and the Opal Final Adjustment Amount, the Buyer will prepare, and deliver (or cause to be prepared and delivered) to the Applicable Representative and the Other Representative, (i) an allocation statement allocating amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Blue Owl Companies (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Blue Owl Companies on the Closing Date and the amount of the Liabilities of the Blue Owl Companies on the Closing Date (the “Tax Basis Balance Sheet”); provided that, prior to the delivery of the Allocation pursuant to this sentence, each of the Applicable Representative and the Other Representative shall be entitled to provide the Buyer with its proposed allocation of consideration in respect of assets treated as “unrealized receivables” or “inventory items” under Section 751 of the Code with respect to the assets of each applicable Blue Owl Company, and the Allocation prepared and delivered by the Buyer pursuant to this sentence shall reflect any such proposed allocation delivered by the Applicable Representative or the Other Representative. The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 704(c), 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within 45 days after the receipt of the Tax Basis Balance Sheet and Allocation, each of the Applicable Representative and the Other Representative will provide the Buyer with any proposed changes thereto or will indicate its concurrence therewith. If the Buyer, the Applicable Representative and the Other Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer, the Applicable Representative and the Other Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If the Buyer, the Applicable Representative and the Other Representative cannot reach agreement on the Tax Basis Balance Sheet or the Allocation within 15 days after the Buyer’s receipt of the Applicable Representative’s or the Other Representative’s proposed changes, then the Buyer, the Applicable Representative and the Other Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer, the Applicable Representative and the Other Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party, (y) the Tax Accounting Firm shall be bound by the Applicable Representative’s and the Other Representative’s proposed allocation of consideration in respect of assets treated as “unrealized receivables” or “inventory items” under Section 751 of the Code unless the Tax Accounting Firm determines that such allocation was objectively unreasonable, and (z) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated to the Blue Owl Companies. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer, the Applicable Representative and the Other Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively). Within 30 days following the Closing Date, the Buyer shall deliver a notification under Section 743 of the Code to each of Blue Owl Holdings, Blue Owl Carry, the Applicable Representative, and the Other Representative in accordance with Treasury Regulation Section 1.743-1(k)(2).

Section 12.7 Tax Positions. The Parties shall, and shall cause each of their respective applicable Affiliates to, in each case except as required by applicable Law: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

Section 12.8 Partnership Tax Audit. Without the prior written consent of the Buyer, the other Parties shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Transferred Company. To the extent permitted by applicable Law and within the scope of its authority, each Applicable Representative shall cause itself, or a Person that the Applicable Representative reasonably believes will act at the Applicable Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable period ending on or before the Closing Date for any Transferred Company treated as a partnership for U.S. federal income Tax purposes. With respect to any Tax Proceeding of any Blue Owl Company treated as a partnership for U.S. federal income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “Section 6226 Election”), Blue Owl Holdings and Blue Owl Carry shall (and the Buyer shall cause the Blue Owl Holdings and Blue Owl Carry to), and the applicable “partnership representative” shall cause their respective eligible Subsidiaries to, timely make such Section 6226 Election in accordance with applicable Laws with respect to any “imputed underpayment” under Section 6225 of the Code that arises or is assessed in connection with any such Tax Proceeding (and the Parties expressly consent to, and shall reasonably cooperate to the extent requested by the Buyer or any Applicable Representative in, the making of all such available elections).

Section 12.9 Tax Refunds. If any Party or any Blue Owl Company (or any of their respective Affiliates) (x) receives any refund of Tax or (y) applies any overpayment of Tax to reduce Taxes otherwise payable (each, a “Tax Refund”), then such Party or Blue Owl Company shall pay (or cause to be paid), within twenty (20) days of receipt or application thereof, the entire amount of such Tax Refund (net of any Tax (including withholding Tax) payable with respect to the receipt of such Tax Refund and net of all reasonable out-of-pocket costs associated with collecting or applying such Tax Refund) to such other Party or Blue Owl Company in accordance with the following provisions of this Section 12.9:

(a) Any Tax Refund of or with respect to Taxes that are (A) Nephrite Indemnified Taxes or (B) otherwise the subject of indemnification by Nephrite pursuant to Section 14.3 shall be paid to Nephrite.

(b) Any Tax Refund of or with respect to Taxes that are (A) Opal Indemnified Taxes or (B) otherwise the subject of indemnification by Opal Feeder or the Opal Group Class A Members (solely and exclusively from the Escrow Fund) pursuant to Section 14.4(b) shall be paid to Opal Feeder or the Opal Group Class A Members, in each case in accordance with their respective Opal Pro Rata Portions. Any Tax Refund of or with respect to Taxes that are the subject of indemnification by Opal Partners pursuant to Section 14.4(a) shall be paid to Opal Partners.

(c) Any Tax Refund of or with respect to Taxes that are the subject of indemnification by the Buyer or the Blue Owl Companies (or their Subsidiaries) pursuant to Section 14.1 or Section 14.2 shall be paid to the Buyer or the Blue Owl Companies, as applicable.

Article XIII

TERMINATION

Section 13.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of Nephrite, Opal Group, Opal Feeder, Opal Partners and the Buyer;

(b) by Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer by written notice to such other Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement is the primary cause of or has resulted in such final, non-appealable Order or other action;

(c) by Nephrite, Opal Group, Opal Feeder, Opal Partners, or the Buyer by written notice to such other Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before September 23, 2021 (the “Outside Date”); provided that if (A) any Proceeding by Nephrite or Opal Group, Opal Feeder or Opal Partners against the Buyer for a material uncured breach of this Agreement is commenced or pending on or before the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 13.1(c)), then the Outside Date shall be automatically extended without any further action by any Party until the earlier of (1) the date that is 30 days following the date on which a final, non-appealable Order has been entered with respect to such Proceeding and (2) the date which is the twelve month anniversary of the date of this Agreement, and in each case the Outside Date shall be deemed to be such later date for all purposes of this Agreement; or (B) the Buyer Stockholder Meeting is adjourned or postponed to September 23, 2021 or a date thereafter, then the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 13.1(c)) shall be automatically extended without any further action by any Party until the date that is three Business Days following the date on which the Buyer Stockholder Meeting has been held (including any adjournment or postponement thereof) (any such extended outside date determined in accordance with this Section 13.1(c), the “Extended Outside Date”); provided, further, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before the Outside Date;

(d) by Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer if the Required Vote shall not have been obtained at the Buyer Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the Buyer Stockholder Voting Matters was taken;

(e) by Nephrite, if Opal Group, Opal Feeder, Opal Partners or the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to Nephrite’s obligations to consummate the transactions set forth in Section 2.9 or Section 2.11 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to Opal Group, Opal Feeder, Opal Partners or the Buyer, as applicable, by Nephrite, cannot be cured or has not been cured by the later of (A) the day prior to the Outside Date or the Extended Outside Date, as applicable, and (B) thirty (30) Business Days after receipt of such written notice (in the case of clause (B), the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and Nephrite has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to Nephrite if Nephrite is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Opal Group’s or the Buyer’s obligations to consummate the transactions set forth in Section 2.9, Section 2.10 or Section 2.12;

(f) by Opal Group, Opal Feeder or Opal Partners, if Nephrite or the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to Opal Group’s, Opal Feeder’s and Opal Partners’ obligations to consummate the transactions set forth in Section 2.9 or Section 2.12 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to Nephrite or the Buyer, as applicable, by Opal Group, Opal Feeder or Opal Partners, as applicable, cannot be cured or has not been cured by the later of (A) the day prior to the Outside Date or the Extended Outside Date, as applicable, and (B) 30 Business Days after receipt of such written notice (in the case of clause (B), the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and Opal Group, Opal Feeder or Opal Partners, as applicable, has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 13.1(f) shall not be available to Opal Group, Opal Feeder or Opal Partners, as applicable, if Opal Group, Opal Feeder or Opal Partners, as applicable, is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Nephrite’s or the Buyer’s obligations to consummate the transactions set forth in Section 2.9, Section 2.10 or Section 2.11;

(g) by the Buyer, if Nephrite or Opal Group, Opal Feeder or Opal Partners, as applicable, breaches in any material respect any of their representations or warranties contained in this Agreement or Nephrite or Opal Group, Opal Feeder or Opal Partners, as applicable, breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 2.9 or Section 2.10 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to Nephrite or Opal Group, Opal Feeder or Opal Partners, as applicable, by the Buyer, cannot be cured or has not been cured by the later of (A) the day prior to the Outside Date or Extended Outside Date, as applicable, and (B) 30 Business Days after the delivery of such written notice (in the case of clause (B), the Outside Date or the Extended Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 13.1(g) shall not be available to the Buyer if the Buyer is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Nephrite’s, Opal Group’s, Opal Feeder’s, or Opal Partners’ obligations to consummate the transactions set forth in Section 2.9, Section 2.11 or Section 2.12; and

Section 13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreements and the agreements contained in Section 10.12(a), Section 10.13, this Section 13.2 and Article XV of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XIV

INDEMNIFICATION

Section 14.1 Indemnification of Nephrite by the Buyer. Following the Closing, the Buyer shall, and shall cause its Subsidiaries to, indemnify, defend, hold harmless and reimburse Nephrite and Nephrite’s Affiliates (excluding, for the avoidance of doubt, the Buyer and any of its controlled Affiliates) and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (collectively, the “Nephrite Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any Nephrite Indemnified Party arising out of or relating to any Diamond Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute a Diamond Liability except to the extent addressed by Section 14.3.

Section 14.2 Indemnification of Opal by the Buyer. Following the Closing, the Buyer shall, and shall cause its Subsidiaries to, indemnify, defend, hold harmless and reimburse Opal Partners, Opal Feeder and their respective Affiliates (excluding, for the avoidance of doubt, the Buyer and any of its controlled Affiliates) and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (collectively, the “Opal Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any Opal Indemnified Party arising out of or relating to any Opal Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute an Opal Liability except to the extent addressed by Section 14.4.

Section 14.3 Indemnification by Nephrite. Following the Closing, Nephrite shall indemnify, defend, hold harmless and reimburse the Buyer and the Buyer’s controlled Affiliates and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any Buyer Indemnified Party arising out of or relating to (a) any Retained Diamond Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute a Retained Diamond Liability, (b) any Diamond Final Deficit, and (c) the Nephrite Indemnified Taxes.

Section 14.4 Indemnification by Opal.

(a) Following the Closing, Opal Partners shall indemnify, defend, hold harmless and reimburse the Buyer Indemnified Parties for, from and against all Losses imposed on, incurred or suffered by any Buyer Indemnified Party arising out of or relating to any Retained Opal Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute a Retained Opal Liability.

(b) Following the Closing, the Buyer Indemnified Parties shall be indemnified, defended, held harmless and reimbursed, severally in accordance with their respective Opal Pro Rata Portions, and not jointly, (x) 50.1% by Opal Feeder (in its capacity as the holder prior to Closing of the Opal Group Sponsor B Units), and (y) 49.9% solely and exclusively from the Escrow Fund, by the Opal Group Class A Members (in their respective capacity as the same) from and against all Losses imposed on, incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) any Opal Final Deficit or (ii) the Opal Indemnified Taxes.

Section 14.5 Claim Procedures.

(a) In order for a Nephrite Indemnified Party, Opal Indemnified Party or Buyer Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 14.1, Section 14.2, Section 14.3 or Section 14.4, the Indemnified Party must promptly, but, in no event later than 60 days from the date that the

Indemnified Party first becomes aware of such claim, provide written notice to the Buyer (for claims made by a Nephrite Indemnified Party or an Opal Indemnified Party) or Nephrite or Opal Partners or Opal Feeder, as applicable (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 14.1, Section 14.2, Section 14.3 or Section 14.4 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Proceeding asserted or threatened against the Indemnified Party by a third party (a “Third-Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth Business Day following the Indemnified Party’s receipt of the Third-Party Claim, and in any event not later than the tenth Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(ii) During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third-Party Claim, unless (i) the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party, (ii) the Third-Party Claim arises in connection with any criminal matter, (iii) there is a reasonable probability that the Third-Party Claim may adversely affect in any material respect the Indemnified Party or its Affiliates other than as a result of monetary damages, or (iv) the Third-Party Claim is with respect to Taxes or Tax matters, in which case it shall be governed by Section 12.3 rather than this Section 14.5(b).

(1) In the event that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article XIV for, from and against the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose on its account; provided that, if in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that, if (i) the Indemnified Party and

Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to pursue a Third-Party Claim it has assumed in a reasonably diligent manner, as provided in the first sentence of Section 14.5(b)(ii)(2), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in (i) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates which are not indemnifiable under this Agreement; or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(2) If the Indemnifying Party (i) does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third-Party Claim within 10 Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 14.5(b)(ii)(1); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no Liability with respect to a Third-Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third-Party Claims. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv) Notwithstanding the foregoing, in the case of indemnification under Section 14.3 or Section 14.4, as applicable, each of Opal Partners and Nephrite, as applicable, may require Buyer or its applicable Subsidiary to seek indemnification by written notice to Buyer in which case the independent directors of Buyer shall oversee such indemnification proceedings on behalf of Buyer.

Section 14.6 Loss and Recoveries.

(a) Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third-Party Claim, (i) no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article XIV in respect of, and Losses shall not include, any punitive, special or exemplary damages, loss of profit or loss of opportunity, loss of reputation, consequential losses or any other indirect damages that were not reasonably foreseeable as of the date of this Agreement.

(b) In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification under this Agreement.

(c) If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XIV, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss indemnifiable pursuant to this Agreement.

Section 14.7 Payments.

(a) In the event the Buyer or Opal Partners is the Indemnifying Party, then such Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable under this Agreement, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b) In the event Nephrite is the Indemnifying Party, then such Loss shall be paid by Nephrite to the Indemnified Party the amount of such Loss, in immediately available funds, to the account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice. Notwithstanding anything to the contrary herein, Losses in excess of $20,040,000 (the “Nephrite Indemnity Cap”) for which Nephrite is obligated to indemnify Buyer Indemnified Parties in the aggregate under clauses (b) and (c) of Section 14.3 shall be limited to 50.1% of such excess Losses, and from and after the 12-month anniversary of the Closing Date, the Nephrite Indemnity Cap shall be reduced to $0; provided that the original Nephrite Indemnity Cap shall continue to apply to bona fide indemnity claims properly asserted by any Buyer Indemnified Parties but not yet resolved as of such date.

(c) In the event the Opal Sellers are the Indemnifying Parties, the terms of this Section 14.7(c) shall apply.

(i) Satisfaction of Losses. Any Loss for which the Opal Sellers are liable as the Indemnifying Party under this Agreement shall be satisfied as follows:

(1) first, such Loss shall be retained from any Opal Final Excess; and

(2) second, thereafter: (A) Opal Feeder shall pay its Opal Pro Rata Portion of the amount of such Loss not satisfied by the preceding clause (1) by wire transfer of immediately available funds to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice; and (B) Opal Partners shall cause the Opal Group Class A Members’ Opal Pro Rata Portion of the amount of such Loss not satisfied by the preceding clause (1) to be paid by release of funds from the Escrow Fund by the Escrow Agent, to an account specified by the Indemnified Party, with such release to be made concurrently with the payment by Opal Feeder pursuant to the preceding clause (A); provided, however, that to the extent the then-remaining Escrow Fund (if any) is less than the Opal Group Class A Members’ Opal Pro Rata Portion then the entirety of the then-remaining Escrow Fund shall be released to the Indemnified Party. For the avoidance of doubt, all indemnification payments under Section 14.4(b) shall be made only in accordance with the respective Opal Pro Rata Portions of Opal Feeder and the Opal Group Class A Members.

(ii) Joint Written Instructions. Upon the Final Determination of any amounts to be paid from the Escrow Fund pursuant to this Section 14.7(c), Opal Partners and Buyer shall execute a joint written instruction to the Escrow Agent, instructing the Escrow Agent to disburse the Escrow Fund in accordance with this Section 14.7(c).

(iii) Release of Escrow Funds. On the twelve month anniversary of the Closing Date, the Escrow Agent shall release all of the then-remaining Escrow Fund to or for the account of the Opal Group Class A Members less (and the Escrow Agent shall retain in the Escrow Fund) the aggregate amount of bona fide claims for indemnification properly asserted against the Escrow Fund by any Buyer Indemnified Party or Nephrite Indemnified Party under this Section 14.7(c), but not yet resolved (such unresolved claims and any subsequent claims that remain unresolved, the “Unresolved Indemnification Claims”) as of the twelve month anniversary of the Closing Date. To the extent applicable, the amount of the Escrow Fund retained for the Unresolved Indemnification Claims shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement to or for the account of the Opal Group Class A Members (to the extent not utilized to pay any Buyer Indemnified Party under this Section 14.7(c) for any such claims resolved in favor of such Indemnified Parties) promptly following the resolution of such claims in accordance with this Article XIV. In connection with the release of all or any portion of the Escrow Fund by the Escrow Agent to or for the account of the Opal Group Class A Members in accordance with this Section 14.7(c) and the Escrow Agreement, each Opal Group Class A Member shall receive its pro rata share of such released funds, as determined by the number of Opal Group Class A Units held by such Opal Group Class A Member as of immediately prior to the Opal Group Merger, relative to the number of all Opal Group Class A Units issued and outstanding as of immediately prior to the Opal Group Merger.

(iv) Limited Recourse Against Opal Group Class A Members. Notwithstanding anything to the contrary herein, in no event shall any Buyer Indemnified Party or Nephrite Indemnified Party be entitled to make any claim, demand or otherwise seek any remedy or recovery directly from or against any Opal Group Class A Member (in their capacity as such) under or related to this Agreement or the transactions contemplated by this Agreement; rather, any and all such claims, demands, remedies or recoveries from or against any Opal Group Class A Member (in their capacity as such) shall be pursuant to, and recourse solely against, first, any Opal Final Excess, and second, the Escrow Fund.

(d) All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 14.1, Section 14.2, Section 14.3 or Section 14.4 shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated by this Agreement for Tax purposes to the extent permitted under applicable Law.

(e) With respect to any Opal Final Excess remaining on the twelve month anniversary of the Closing Date, each Opal Seller shall receive from the Buyer or the Buyer’s designee its relative portion (based on their respective fully diluted ownership of Opal Group as of immediately prior to the Closing) of any remaining Opal Final Excess by wire transfer of immediately available funds to an account designated by such Opal Seller in writing.

Section 14.8 Exclusive Remedies. Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Proceeding, relating to this Agreement, the transactions contemplated by this Agreement or any document or instrument delivered in connection with this Agreement or therewith, other than (i) claims pursuant to and in accordance with Article XII and this Article XIV, (ii) claims that a Party committed Fraud, (iii) claims for specific enforcement or injunction pursuant to Section 15.11 and (iv) claims in respect of any covenant or agreement that by its terms contemplates performance after the Closing or pursuant to the terms of any Ancillary Agreement. Following the Closing, the claims specified in clauses

(i) through (iv) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement and the transactions contemplated by this Agreement and any document or instrument delivered in connection with this Agreement or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission).

Article XV

MISCELLANEOUS

Section 15.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, Nephrite, Opal Group, Opal Feeder and Opal Partners. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced (if such party is the Buyer after the Closing, with the approval of the independent directors of the Buyer). No waiver by any Party of any default, breach of representation or warranty or breach of covenant under this Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting.

Section 15.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 13.2, Article XII or Article XIV or (iii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing), neither the Nephrite Parties nor the Opal Parties shall have any Liability to the Buyer, the Sponsor or their Affiliates and its or their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any and all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Nephrite’s, Opal Group’s, Opal Feeder’s or Opal Partners’ representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 13.2, Article XII or Article XIV or (iii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing), neither the Buyer Parties nor the Opal Parties shall have any Liability to Nephrite or its Affiliates and its and their successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Nephrite Parties”) for any and all losses that are sustained or incurred by any of the Nephrite Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Buyer’s or Opal Group’s, Opal Feeder’s or Opal Partners’ representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 13.2, Article XII or Article XIV or (iii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing), neither the Buyer Parties nor the Nephrite Parties shall have any Liability to Opal Partners, Opal Feeder or their Affiliates and its and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Opal Parties”) for any and all losses that are sustained or incurred by any of the Opal Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Buyer’s or Nephrite’s representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III, Article IV, Article V, Article VI and Article VII and all covenants of any of the Parties that are to be fully performed prior to or at the Closing, shall not survive the Closing.

Section 15.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 15.3, notices, demands and other communications to Nephrite, Opal Group, Opal Feeder, Opal Partners and the Buyer shall be sent to the addresses indicated below:

Notices to Nephrite:

Neuberger Berman Group LLC

1290 Avenue of the Americas

New York, NY 10104

Attention: Head of Corporate Development

Email: jacques.lilly@nb.com; linda.sharaby@nb.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:     Paul T. Schnell

Email:          paul.schnell@skadden.com

Attention:     Joseph A. Coco

Email:          joseph.coco@skadden.com

Attention:     Peter D. Serating

Email:           peter.serating@skadden.com

Notices to Opal Group, Opal Feeder or Opal Partners

c/o Owl Rock Capital Partners

399 Park Avenue, 38th Floor

New York, New York 10022

Attention:     Alan Kirshenbaum

Email:           alan@owlrock.com

Attention:     Neena Reddy

Email:           neena@owlrock.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:     Richard J. Campbell

Email:           richard.campbell@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Rob Blaustein; Aaron Schlaphoff; Christopher Gandia

Email:           rblaustein@kirkland.com; aaron.schlaphoff@kirkland.com;

                       christopher.gandia@kirkland.com

Kirkland & Ellis LLP

1601 Elm Street

Dallas, Texas 75201

Attention:     Thomas K. Laughlin

Email:           thomas.laughlin@kirkland.com

Notices to the Buyer, the Sponsor, and following the Closing, a Blue Owl Company:

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attention:     Tom Wasserman

Email:           tom. wasserman@hpspartners.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Ariel Deckelbaum

Email:           ajdeckelbaum@paulweiss.com

Attention:     Ellen Ching

Email:           Eching@paulweiss.com

Section 15.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer (other than the Domestication)) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 15.4 shall be null and void.

Section 15.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 15.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached to this Agreement or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” in this Agreement shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit

shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References in this Agreement to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References in this Agreement to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 15.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References in this Agreement to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References in this Agreement to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer, Nephrite and Opal Group, if such information or materials have been (i) uploaded to the electronic data room maintained by Nephrite and Opal Group, as applicable, and their respective financial advisors on the Merrill DataSite online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”), (ii) filed by a Party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, or (iii) or otherwise provided to the Buyer’s, Nephrite’s or Opal Group’s representatives (including counsel) via electronic mail, in each case, prior to the date of this Agreement. Notwithstanding the foregoing sentence, each of the Parties acknowledges and agrees that confidential information and/or information regarding personnel that is marked with an asterisk (“*”) on the Diamond Disclosure Letter or the Opal Disclosure Letter, as applicable, may not have been shared among the Parties in its entirety but instead may have been shared in summary form or discussed between one or more of the Knowledge individuals for the Opal Family, one or more of the Knowledge individuals for the Nephrite Group, or one or more members of the Buyer’s senior management team or board of directors, as applicable. In no event shall Buyer or its Subsidiaries be deemed to be an Affiliate of Nephrite or any of its Affiliates for purposes of this Agreement.

Section 15.7 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreements contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the non-binding letter of intent among Nephrite, Opal Group, the Buyer and Sponsor dated as of November 27, 2020), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement or any Ancillary Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement or any Ancillary Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 15.7, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Securities or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement, (y) the Confidentiality Agreements and (z) in the event this Agreement is terminated pursuant to Section 13.1, in which case only as set forth in Section 13.2), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 15.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 15.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court (the “Delaware Courts”) and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 15.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 15.10 Trust Account Waiver. Each of Nephrite and Opal Group, Opal Feeder and Opal Partners acknowledges that the Buyer has established the Trust Account for the benefit of its public the Buyer Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of Nephrite and Opal Group, Opal Feeder and Opal Partners, for itself and the Affiliates it has the authority to bind, agrees it does not now and shall not at any time from and after the Date of this

Agreement have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public the Buyer Stockholders upon the redemption of their shares and (ii) the underwriters of the Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) among the Buyer, Nephrite and Opal Group, Opal Feeder and Opal Partners and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of Nephrite and Opal Group, Opal Feeder and Opal Partners agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer to induce the Buyer to enter in this Agreement, and Nephrite and Opal Group, Opal Feeder and Opal Partners further intend and understand such waiver to be valid, binding and enforceable against Nephrite and Opal Group, Opal Feeder and Opal Partners and each of their respective Affiliates that they have the authority to bind under applicable Law. To the extent Nephrite and Opal Group, Opal Feeder and Opal Partners or any of their respective Affiliates that Nephrite and Opal Group, Opal Feeder and Opal Partners, as applicable, has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against the Buyer, its Affiliates or its representatives, each of Nephrite and Opal Group, Opal Feeder and Opal Partners acknowledge and agree that Nephrite and Opal Group, Opal Feeder and Opal Partners and such Affiliates’ sole remedy shall be against assets of the Buyer or such Affiliate or representatives not in the Trust Account and that such claim shall not permit Nephrite, Opal Group, Opal Feeder and Opal Partners or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 15.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding (subject to Section 15.9), in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15.11 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting Nephrite’s and Opal Group’s respective rights under any Subscription Agreement to which Nephrite and Opal Group are a party, with respect to any Subscription Agreement to which Nephrite and Opal Group are not a party, Nephrite and Opal Group shall be entitled, upon written notice to the Buyer, to (I) require the Buyer to enforce its rights under such Subscription Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Subscription Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Subscription Agreement) in the event the counterparty under such Subscription Agreement is in breach of its obligations thereunder, (II) have approval rights over the Buyer’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (III) select a separate counsel, which may be or include Skadden and/or Kirkland & Ellis LLP, to participate alongside the Buyer’s counsel in any such litigation (at the expense of Nephrite and Opal Group, respectively), (IV) fund any such litigation, and (V) require the Buyer to promptly execute, and the Buyer by this Agreement agrees to promptly execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 15.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (i) as set forth in Article XII, (ii) in respect of Opal Group Class A Members, Nephrite Indemnified Parties, Opal Indemnified Parties, the Buyer Indemnified Parties, Transferred Companies Indemnified Persons, Financing Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder) or (iii) in the case of Section 11.3 in respect of which the Sponsor is an express third-party beneficiary hereunder.

Section 15.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Disclosure Letter to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) other than as it relates to Section 3.6 and Section 5.6, it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential in accordance with Section 10.8 by the Parties, and no third party may rely on any information disclosed or set forth therein.

Section 15.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have (and this Section 15.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith, at or prior to the Closing, or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. For purposes of this Section 15.14 only, the term “Affiliate” shall be read disregarding the last sentence of the definition thereof. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 15.14.

Section 15.15 Legal Representation and Privilege.

(a) Nephrite.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Skadden (or any successor thereto) may represent Nephrite and/or any Diamond Transferred Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Nephrite Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Nephrite Group in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Nephrite Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Skadden provides legal services to any member of the Nephrite Group after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Skadden (or any other counsel that represented the Nephrite Group), the Nephrite Group (including the Diamond Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Nephrite Group (but in all cases, for the avoidance of doubt, excluding the Diamond Transferred Companies, Buyer or any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer (including the Diamond Transferred Companies) or any other Party or Waiving Party, other than Nephrite. From and after the Closing, each Party (other than Nephrite) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Nephrite), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Skadden (or any other counsel that represented the Nephrite Group), any member of the Nephrite Group (including the Diamond Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Nephrite Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Nephrite.

(b) Opal Family.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (or any successor thereto) may represent Opal Partners, Opal Feeder, Opal Group and/or any Opal Transferred Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Opal Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Opal Family in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Opal Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland & Ellis LLP provides legal services to any member of the Opal Family after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland & Ellis LLP (or any other counsel that represented the Opal Family), the Opal Family (including the Opal Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to the applicable member of the Opal Family (but in all cases, for the avoidance of doubt, excluding the Opal Transferred Companies, Buyer or any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer (including the Opal Transferred Companies) or any other Party or Waiving Party, other than the applicable member of the Opal Family. From and after the Closing, each Party (other than Opal Feeder or Opal Partners, as applicable) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Opal Feeder and Opal Partners), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland & Ellis LLP (or any other counsel that represented the Opal Family), any member of the Opal Family (including the Opal Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Opal Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Opal Feeder or Opal Partners.

(c) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Paul Weiss (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Paul Weiss provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Paul Weiss (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Paul Weiss (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

Section 15.16 Acknowledgements.

(a) Nephrite. Nephrite specifically acknowledges and agrees to the Buyer’s, Opal Group’s, Opal Feeder’s and Opal Partners’ disclaimers of any representations or warranties other than those set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by the Buyer, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, whether made by the Buyer, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nephrite, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nephrite, its Affiliates or representatives by either the Buyer, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives), other than those set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by the Buyer or Opal pursuant to this Agreement. Nephrite specifically acknowledges and agrees that, without limiting the generality of this Section 15.16, none of the Buyer, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and Nephrite has not relied on, or been induced by any such representation or warranty or other statement of the Buyer, Opal Group, Opal Feeder or Opal Partners in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. Nephrite (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by the Buyer, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, neither the Buyer, Opal Group, Opal Feeder nor Opal Partners (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Buyer, the Opal Family, their assets or Liabilities, the Opal Business or the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Buyer and the Opal Family in connection with the accuracy, completeness or materiality of any projection. Without limiting the foregoing, Nephrite expressly acknowledges and agrees that neither Opal Group, Opal Feeder nor Opal Partners is making any express or implied representations or warranties under this Agreement with respect to the FIC Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the FIC Assets), the covenants of the Opal Group do not apply to the FIC Assets.

(b) Opal. Each of Opal Group, Opal Feeder and Opal Partners specifically acknowledges and agrees to the Buyer’s and Nephrite’s disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by the Buyer or Nephrite pursuant to this Agreement, whether made by the Buyer or Nephrite or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Opal Group, Opal Feeder, Opal Partners or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Opal Group, Opal Feeder, Opal Partners or their respective Affiliates or representatives by either the Buyer or Nephrite or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by the Buyer or Nephrite pursuant to this Agreement. Each of Opal Group, Opal Feeder and Opal Partners specifically acknowledges and agrees that, without limiting the generality of this Section 15.16, none of the Buyer, Nephrite or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and each of Opal Group, Opal Feeder and Opal Partners has not relied on, or been induced by any such representation or warranty or other statement of the Buyer or Nephrite in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. Each of Opal Group, Opal Feeder and Opal Partners (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by the Buyer or Nephrite pursuant to this Agreement, neither the Buyer nor Nephrite (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Buyer, the Nephrite Group, their assets or Liabilities, the Diamond Business or the transactions contemplated by this Agreement or the Ancillary

Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Buyer and the Nephrite Group in connection with the accuracy, completeness or materiality of any projection. Without limiting the foregoing, Opal Group, Opal Feeder and Opal Partners expressly acknowledge and agree that Nephrite is not making any express or implied representations or warranties under this Agreement with respect to the Excluded Diamond Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the Excluded Diamond Assets), the covenants of the Nephrite Group do not apply to the Excluded Diamond Assets.

(c) Buyer. The Buyer specifically acknowledges and agrees to Nephrite’s, Opal Group’s, Opal Feeder’s and Opal Partners’ disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article V, Article VI and any Ancillary Agreement or certificate delivered by Nephrite, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, whether made by Nephrite, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, the Sponsor, their Affiliates or representatives by either Nephrite, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article V, Article VI and any Ancillary Agreement or certificate delivered by Nephrite, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement. The Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 15.16, none of Nephrite, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and the Buyer has not relied on, or been induced by any such representation or warranty or other statement of Nephrite, Opal Group, Opal Feeder or Opal Partners in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. The Buyer (i) specifically acknowledges and agrees that, except for the representations and warranties set forth in Article III, Article IV, Article V, Article VI and any Ancillary Agreement or certificate delivered by Nephrite, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, neither Nephrite, Opal Group, Opal Feeder nor Opal Partners (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Nephrite Group, the Opal Family, their assets or Liabilities, the Diamond Business, the Opal Business or the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Nephrite Group and the Opal Family in connection with the accuracy, completeness or materiality of any projection. Without limiting the foregoing, the Buyer expressly acknowledges and agrees that neither Opal Group, Opal Feeder nor Opal Partners is making any express or implied representations or warranties under this Agreement with respect to the FIC Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the FIC Assets), the covenants of the Opal Group do not apply to the FIC Assets. Without limiting the foregoing, Buyer expressly acknowledges and agrees that Nephrite is not making any express or implied representations or warranties under this Agreement with respect to the Excluded Diamond Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this

Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the Excluded Diamond Assets), the covenants of the Nephrite Group do not apply to the Excluded Diamond Assets.

Section 15.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of the Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of Nephrite and Opal Group to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Buyer Capital Stock will be appropriately adjusted to provide to Sellers and the Buyer Stockholders the same economic effect as contemplated by this Agreement prior to such event. The foregoing notwithstanding, no such adjustment shall result from (x) the automatic conversion of Buyer Class B ordinary shares into shares of Buyer Class A Common Stock as a result of the Closing and the Domestication, and (y) the matters addressed in the Forfeiture and Support Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

NEUBERGER BERMAN GROUP LLC

By:	/s/ George Walker
Name:	George Walker
Title:	Chief Executive Officer

By:	/s/ William Arnold
Name:	William Arnold
Title:	Chief Financial Officer

[Signature Page to the Business Combination Agreement]

OWL ROCK CAPITAL PARTNERS LP

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

OWL ROCK CAPITAL GROUP LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

OWL ROCK CAPITAL FEEDER LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

[Signature Page to the Business Combination Agreement]

BUYER

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
Name:	Tom Wasserman
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Annex D

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [______], is hereby entered into by and among Blue Owl Capital, Inc., a Delaware corporation (“PubCo”), Blue Owl Capital GP LLC, a Delaware limited liability company (the “Corporation”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Manager OP”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Carry OP”), and each of the Partners (as defined herein).

RECITALS

WHEREAS, the Partners hold Exchangeable Units and certain of the Partners have also held partnership interests in Opal Group or Diamond Holdings;

WHEREAS, the Opal Group Blockers hold, or have held, partnership interests in Opal Group;

WHEREAS, the Corporation is a wholly owned subsidiary of PubCo that will file a consolidated return with PubCo, is treated as a corporation for U.S. federal income tax purposes, and is the general partner of Manager OP and Carry OP;

WHEREAS, Exchangeable Units are exchangeable in certain circumstances for Class A shares of the Corporation (the “Class A Shares”), Class B shares of the Corporation (the “Class B Shares”), and/or cash pursuant to the Exchange Agreement;

WHEREAS, pursuant to the transactions described in or contemplated by that certain Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, a Delaware limited liability company, Owl Rock Capital Feeder LLC, a Delaware limited liability company, Owl Rock Capital Partners LP, a Delaware limited partnership, and Neuberger Berman Group LLC, a Delaware limited liability company (such agreement, the “Business Combination Agreement,” and such transactions collectively, the “De-SPAC Transaction”), (a) certain of the Partners will be treated for U.S. federal income tax purposes as selling all or a portion of their partnership interests (including FIC Units) in Opal Group, Diamond Holdings, Manager OP, and/or Carry OP, to the Corporation (the “Initial Sale”); (b) pursuant to one or more Opal Group Blocker Mergers, the Corporation will acquire, directly or indirectly, shares in certain of the Opal Group Blockers (the “Blocker Shareholders”); and (c) the Corporation expects in the future to acquire Exchangeable Units;

WHEREAS, certain Covered Subsidiaries, including Dyal Capital Holdings LLC (“Diamond Holdings”) and Opal Group, have had, or will have, in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for prior Taxable Years, and will have such an election in effect for the Taxable Year of the De-SPAC Date and for future Taxable Years;

WHEREAS, as a result of such elections and the Opal Group Blocker Mergers, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Existing Tax Assets;

WHEREAS, such election also has previously resulted, or is intended to result in, an adjustment to the tax basis of the assets owned by the Covered Subsidiaries as a result of the Initial Sale, or at the time of an exchange or redemption by a Partner of Exchangeable Units for Class A Shares, Class B Shares, and/or cash on or after the date hereof (each such exchange, an “Exchange,” such time of Exchange, the “Exchange Date,” and such assets whose tax basis is or was adjusted as a result of the Initial Sale, an Exchange, any FIC Distribution, or any other transaction that generated the Existing Tax Assets, as well as any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Initial Sale, Exchange, FIC Distribution, or other such transaction, and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense, and other Tax items of (i) the Covered Subsidiaries allocable to the Corporation may be affected by the Basis Adjustments or Existing Tax Assets and (ii) the Corporation may be affected by the Imputed Interest;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, Existing Tax Assets, and Imputed Interest (collectively, the “Tax Attributes”) on the actual liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA” is defined in Section 7.08 of this Agreement.

“Adjusted Asset” is defined in the recitals of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (i) the Corporation and (ii) without duplication, any Covered Subsidiary, but only with respect to Taxes imposed on such Covered Subsidiary and allocable to the Corporation for such Taxable Year.

“Advisory Firm” means any “big four” accounting firm or any law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points during any period for which such rate is published in accordance with the definition thereof.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Partner” means any Partner to whom any portion of a Realized Tax Benefit is Attributable hereunder. For purposes of this Agreement, the parties intend that the FIC Unitholders shall be treated as the Applicable Partners with respect to any Realized Tax Benefits arising from any Existing FIC Tax Assets and the Blocker Shareholders shall be treated as the Applicable Partners with respect to any Realized Tax Benefits arising from any Existing Blocker Tax Assets.

“Applicable Partnership” means either Manager OP or Carry OP, as applicable. Manager OP and Carry OP together are referred to as the “Applicable Partnerships”.

“Applicable Partnership Agreement” means either the Manager OP Agreement or the Carry OP Agreement, as applicable. The Manager OP Agreement and the Carry OP Agreement together are referred to as the “Applicable Partnership Agreements”.

“Attributable” means the portion of any Tax Attribute of the Corporation or a Covered Subsidiary that is attributable to a Partner and shall be determined by reference to the Tax Attributes under the following principles:

(i)

Any Basis Adjustments shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the total Basis Adjustments relating to (A) the Exchangeable Units exchanged by such Partner pursuant to an Exchange, or (B) the partnership interests (including partnership interests in Opal Group, Diamond Holdings, Manager OP, and/or Carry OP and including the sale of FIC Units) that were purchased from such Partner pursuant to the Initial Sale.

(ii)

Any Existing FIC Tax Assets shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the total Existing FIC Tax Assets relating to or resulting from all FIC Distributions made to (or made with respect to) such Partner.

(iii)

Any Existing Blocker Tax Assets shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the Existing Blocker Tax Assets relating to the stock or other equity securities of the applicable Opal Group Blocker acquired from such Partner via the applicable Opal Group Blocker Merger.

(iv)

Any deduction to the Corporation with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Applicable Partner that is required to include the Imputed Interest or other payment in income (without regard to whether such Partner is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset as a result of the application of section 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Applicable Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 704(c)(1)(B), 707, 734(b), 737(c)(2), 743(b), 754, 755 and 1012 of the Code (including in situations where, following the Initial Sale or any Exchange, the Applicable Partnership remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and non-U.S. Tax laws as a result of the Initial Sale or any Exchange and the payments made pursuant to this Agreement, other than a payment of Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from the Initial Sale or an Exchange shall be determined without regard to any Pre-Exchange Transaction and as if any such Pre-Exchange Transaction had not occurred; provided that this sentence shall not apply to any FIC Distribution or any Existing FIC Tax Assets and any Basis Adjustment shall take FIC Distributions and Existing FIC Tax Assets into account.

“Basis Schedule” is defined in Section 2.01 of this Agreement.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporation in each U.S. state or local jurisdiction in which the Corporation files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporation Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporation solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than (i) a Saturday or a Sunday and (ii) a day on which banks in the State of Delaware are authorized or obligated by law, governmental decree, or executive order to be closed.

“Carry OP” is defined in the recitals of this Agreement.

“Carry OP Agreement” means the Amended and Restated Agreement of Limited Partnership of Carry OP, as such is from time to time amended or restated.

“Change of Control” means the occurrence of any of the following events:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding the Permitted Owners or a group consisting primarily (determined based on the ownership of economic interests in PubCo or the Corporation, as applicable, by such Permitted Owners relative to other holders) of Permitted Owners or any of their Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo or the Corporation representing more than fifty percent (50%) of the combined voting power or economic value of PubCo’s or the Corporation’s then outstanding voting securities; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the De-SPAC Date, constitute the members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by PubCo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the De-SPAC Date or whose appointment, election or nomination for election was previously so approved or recommended by the requisite percentage of directors referred to in this clause (ii); or

(iii)

there is consummated a merger or consolidation of PubCo or the Corporation or any direct or indirect subsidiary of PubCo or the Corporation with any other corporation or other entity, and, immediately after the consummation of such transaction, either (x) the members of the Board immediately prior to the transaction and other Persons approved in accordance with clause (ii) of this definition do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of PubCo immediately prior to such transaction do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the economic interest and combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

(iv)

the shareholders of PubCo or the Corporation approve a plan of complete liquidation or dissolution of PubCo or the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, of all or substantially all of PubCo’s or the Corporation’s assets, other than the sale or other disposition of all or substantially all of PubCo’s or the Corporation’s assets to an entity, at least fifty percent (50%) of economic interest and the combined voting power of the voting securities of which are Beneficially Owned by shareholders of PubCo in substantially the same proportions as their Beneficial Ownership of such securities of PubCo immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x), above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of PubCo and the Corporation immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals of this Agreement.

“Class B Shares” is defined in the recitals of this Agreement.

“Code” is defined in the recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Corporate Entity” means any direct or indirect Subsidiary of PubCo or the Corporation which is classified as a corporation for U.S. federal income tax purposes.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. federal Tax Return and/or state and/or local and/or non-U.S. Tax Return, as applicable, of the Corporation or PubCo filed with respect to Taxes of any Taxable Year.

“Covered Subsidiaries” means the Applicable Partnerships and each of their Subsidiaries; provided that, Opal Carry Aggregator and any of its Subsidiaries shall be considered “Subsidiaries” of Carry OP for this purpose.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Agreed Rate plus 500 basis points.

“Delaware Courts” is defined in Section 7.08(f) of this Agreement.

“De-SPAC Transaction” is defined in the recitals of this Agreement.

“De-SPAC Date” means the Closing Date (as defined in the Business Combination Agreement) of the De-SPAC Transaction or, for purposes of the definition of Change of Control, the date the first board of directors constituting the first board slate of PubCo was approved as part of closing of the De-SPAC Transaction.

“Determination” has the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and non-U.S. tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a) of this Agreement.

“Diamond SLP” has the meaning given to such term in the Business Combination Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) the Agreed Rate.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Exchange” shall include a sale of partnership interests pursuant to the “Initial Sale,” mutatis mutandis.

“Exchange Agreement” shall have the meaning given to such term in the Business Combination Agreement.

“Exchange Date” is defined in the recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Exchangeable Unit” means, collectively, and not separately, (i) one Common Unit in Manager OP, as defined in the Manager OP Agreement, (ii) one Common Unit in Carry OP, as defined in the Carry OP Agreement, and (iii) one Class C Share or Class D Share in PubCo, as defined in the Certificate of Incorporation of PubCo, as such is from time to time amended or restated. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Exchangeable Unit” shall include any partnership interests sold or deemed sold in the Initial Sale.

“Excluded Assets” is defined in Section 7.11(b) of this Agreement.

“Existing Group LLC Agreement” has the meaning given to such term in the Business Combination Agreement.

“Existing Blocker Tax Assets” means any Tax basis in the Adjusted Assets as a result of the application of section 743(b) of the Code that is attributable to any Opal Group Blocker that is acquired pursuant to an Opal Group Blocker Merger. For the avoidance of doubt, Existing Blocker Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in the previous sentence.

“Existing FIC Tax Assets” means any existing Tax basis in the Adjusted Assets as a result of the application of sections 704(c)(1)(B), 707, 734(b), 737(c)(2), 743(b), 754, 755 and 1012 of the Code attributable to any FIC Distribution. For the avoidance of doubt, Existing Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in the previous sentence.

“Existing Tax Assets” means, collectively, the Existing FIC Tax Assets and the Existing Blocker Tax Assets.

“Expert” is defined in Section 7.09 of this Agreement.

“FIC Distribution” means distributions of cash or other property by Opal Group to any FIC Unitholder in respect of its FIC Units, or in redemption of any FIC Units in connection with the De-SPAC Transaction or prior to the De-SPAC Transaction.

“FIC Unitholder” means any Person that owns, or previously owned, any FIC Units.

“FIC Unit” shall have the meaning given to such term in the Existing Group LLC Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporation and (ii) without duplication, any Covered Subsidiary, but only with respect to U.S. federal income Taxes imposed on such Covered Subsidiary and allocable to the Corporation, in each case calculated using the same methods, elections, conventions and similar practices used on the relevant Corporation Return (and/or the tax return of the Covered Subsidiary, as applicable), but (A) using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments, (B) calculated without taking into account the Existing Tax Assets, (C) excluding any deduction or other Tax benefit attributable to Imputed Interest or attributable to making a payment pursuant to this Agreement, and (D) treating as a deduction the Hypothetical Other Tax Liability (rather than any amount for state, local, or non-U.S. tax liabilities).

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (D) thereof) and (ii) the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and non-U.S. tax law with respect to a Corporation’s payment obligations under this Agreement.

“Initial Sale” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR ) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof); provided, that at no time shall LIBOR be less than 0%. If the Corporation and each Partner Representative have mutually made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporation and each Partner Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as mutually selected from time to time by the Corporation and each Partner Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of the Corporation and each Partner Representative (which consent shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Corporation and each Partner Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as mutually determined by the Corporation and each Partner Representative.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Shares as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Opal Carry Aggregator” has the meaning given to such term in the Business Combination Agreement.

“Opal Feeder” has the meaning given to such term in the Business Combination Agreement.

“Opal Group” has the meaning given to such term in the Business Combination Agreement.

“Opal Group Blocker” has the meaning given to such term in the Business Combination Agreement.

“Opal Group Blocker Merger” has the meaning given to such term in the Business Combination Agreement.

“Partners” means (i) each party listed on Schedule I attached hereto (which, for the avoidance of doubt, shall include the Blocker Shareholders, Diamond SLP, Opal Feeder, and the other holders of Exchangeable Units), and (ii) each other Person who executes a joinder to this Agreement in the form attached hereto as Exhibit A pursuant to an assignment under Section 7.06 of this Agreement, and each is referred to herein as a “Partner”.

“Partner Representative” means each of [__] and [__].1

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Owners” means the Partners, the Partners’ family members, and trusts for the benefit of, and entities wholly owned by, a Partner and/or a Partner’s family members.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Pre-Exchange Transaction” means (i) any direct or indirect transfer (including upon the death of a Partner) of one or more Exchangeable Units or a distribution with respect to one or more Exchangeable Units (or of or with respect to interests in another partnership, which interests were exchanged for Exchangeable Units, including in connection with the transactions contemplated by the Business Combination Agreement, or interests in any partnership that directly or indirectly owns Exchangeable Units or an interest in any such other partnership) that occurs prior to the Initial Sale or an Exchange of such Exchangeable Units, as applicable, and to which section 734(b) or 743(b) of the Code applies or (ii) any other transaction contemplated by the Business Combination Agreement, including any sale or distribution of assets by Manager OP, Carry OP, any of their subsidiaries, or any of the Sellers (as defined in the Business Combination Agreement) or their affiliates pursuant to the Business Combination Agreement or otherwise in contemplation of the De-SPAC Transaction if section 1001, 704(c)(1)(B), 707, 734(b), 737, or 743(b) of the Code applies to such transaction. For the avoidance of doubt, a transaction that otherwise qualifies as a Pre-Exchange Transaction shall be treated as such with respect to an Applicable Partner even if such Partner did not participate in such transaction (e.g., if a distribution to a Person that is not the Applicable Partner gives rise to an adjustment under section 734(b), the “common basis” allocable to the Applicable Partner may be treated with respect to such Applicable Partners as arising from a Pre-Exchange Transaction).

[1]	Note to Draft: Given number of Partners, two Partner Representatives will be appointed for certain matters (e.g., one for the Opal Partners and one for the Diamond Partners).

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any Basis Schedule, Tax Benefit Schedule, or Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attribute” is defined in the recitals to this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or non-U.S. tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means any and all U.S. federal, state, local, and non-U.S. taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, including any interest related to such Tax.

“Taxing Authority” means any U.S., non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments, Existing Tax Assets, and the Imputed Interest during such Taxable Year,

(2) the U.S. federal income tax rates and state, local, and non-U.S. income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the date of the Early Termination Payment and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (3) any loss carryovers generated by the Basis Adjustments, Existing Tax Assets, or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through (A) the scheduled expiration date of such loss carryovers or (B) if there is no such scheduled expiration, then the five-year anniversary of the date of the Early Termination Schedule, (4) any non-amortizable, non-depreciable assets are deemed to be disposed of on the earlier of the Early Termination Date or the fifteenth (15th) anniversary of the applicable Basis Adjustment or the date of the applicable FIC Distribution with respect to any Existing Tax Assets, as applicable; provided, that, for the avoidance of doubt, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), and (5) if, at the Early Termination Date, there are Exchangeable Units that have not been Exchanged, then each such Exchangeable Unit shall be deemed to be Exchanged for the Volume Weighted Average Share Price of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Schedule. Within 150 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Partner Representative (on behalf of each Applicable Partner) a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Non-Stepped Up Basis of the Adjusted Assets for such Taxable Year as of each applicable Exchange Date (or if applicable, the De-SPAC Date), (ii) the Basis Adjustments and Existing FIC Tax Assets with respect to the Adjusted Assets as a result of the Initial Sale, any Exchanges, and any FIC Distributions effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to the Initial Sale, any Exchanges, and any FIC Distributions by or with respect to the Applicable Partner, (iii) the Existing Blocker Tax Assets, (iv) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (v) the period or periods, if any, over which each Basis Adjustment or Existing Tax Asset is amortizable and/or depreciable (which, for non-amortizable, non-depreciable assets shall be based on the Valuation Assumptions).

Section 2.02 Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Partner Representative (on behalf of each Applicable Partner) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.03(a) of this Agreement and may be amended as provided in Section 2.03(b) of this Agreement (subject to the procedures set forth in Section 2.03(a)).

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to a Partner Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Partner Representative schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the Partner Representative reasonable access (at no cost to the Partner Representative) to the appropriate representatives of the Corporation and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a Partner Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the applicable Actual Tax Liability (i.e., the “with” calculation) and the Hypothetical Tax Liability (i.e., the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. The applicable Schedule shall become final and binding on all parties unless, within thirty (30) calendar days after receiving a Basis Schedule or amendment thereto or within thirty (30) calendar days after receiving a Tax Benefit Schedule or amendment thereto, either Partner Representative provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and the applicable Partner Representative(s) shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Partner Representative or the correction of computational errors set forth in such Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide an Amended Schedule to each Partner Representative within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Within ten (10) business days of a Tax Benefit Schedule delivered to Partner Representative becoming final in accordance with Section 2.03(a), or earlier in the Corporation’s reasonable discretion, the Corporation shall pay to each Applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) with respect to such Applicable Partner. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Partner previously designated by such Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal or state income tax payments.

(b) A “Tax Benefit Payment” means, with respect to any Applicable Partner, an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such Applicable Partner and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that, for the avoidance of doubt, no Partner shall be required to make a payment, or return all or any portion of any previously made Tax Benefit Payment (including any portion of any Early Termination Payment). The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable

Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.03(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to the Initial Sale, each separate Exchange, and each FIC Distribution.

(c) Applicable Principles. The parties agree that (i) the payments made pursuant to this Agreement in respect of Basis Adjustments (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the Applicable Partners in connection with the Initial Sale or the applicable Exchange that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (ii) payments made pursuant to this Agreement in respect of Existing FIC Tax Assets (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the FIC Unitholders in connection with the sale of FIC Units to the Corporation in connection with the transactions contemplated by the Business Combination Agreement that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (iii) any additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (iv) the Actual Tax Liability for any Taxable Year shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as an Interest Amount under applicable law; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability, subject to the adjustments and assumptions set forth in this Agreement and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.03(b).

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Applicable Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03 Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Tax Attributes are limited in a particular Taxable Year (including as a result of the Corporation having insufficient taxable income to fully utilize such Tax Attributes) or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Partner in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this Section 3.03, as applicable.

Section 3.04 Payments Not Ascertainable. The undersigned parties hereby acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, with respect to the Initial Sale or any Exchange by or with respect to any Partner, if such Partner notifies the Corporation in writing of a stated maximum selling price, then the amount of the consideration received in connection with the Initial Sale or such Exchange and the aggregate Tax Benefit Payments to such Partner in respect of the Initial Sale or such Exchange, other than amounts accounted for as interest under the Code, shall not exceed such stated maximum selling price.

ARTICLE IV

TERMINATION

Section 4.01 Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement with respect to all Partners at any time by paying to all of the Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement in respect of such Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporation and any Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation provides the Early Termination Notice, then unless the Corporation withdraws such Early Termination Notice prior to full payment of the Early Termination Payment, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Partners under Section 4.03(a).

(b) In the event of a Change of Control, unless otherwise agreed in writing by both Partner Representatives, all payment obligations hereunder shall be accelerated and calculated as if an Early Termination Notice and an Early Termination Schedule had been delivered on the effective date of the Change of Control, using the Valuation Assumptions and by substituting, in each case, the term “the closing date of a Change of Control” for the term “Early Termination Date.” Such payment obligations shall include, but not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.01(b), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. Sections 4.02 and 4.03 shall apply to a Change of Control mutatis mutandis.

(c) In the event that PubCo or the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and does not cure such breach within ninety (90) days of receipt of notice of such breach from such Partner, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that PubCo or the Corporation breaches this Agreement and this Section 4.01(c) applies, the Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment unless the Corporation does not have sufficient funds to make such payment as a result of a limitation imposed by any Senior Obligations, in which case, Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate; provided, further, that such payment obligation shall nonetheless accrue for the benefit of the Partners, and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Partner, within thirty (30) calendar days after receiving the Early Termination Schedule thereto, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Partner delivering the Material Objection Notice shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Schedule becomes final and binding between a Partner and the Corporation pursuant to Section 4.02 of this Agreement, the Corporation shall pay to the Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Partner.

(b) The “Early Termination Payment” for any Partner, as of the date of the delivery of an Early Termination Schedule, shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Partner beginning on the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to a Partner or to all of the Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent the Corporation incurs, creates or assumes any Senior Obligations after the date hereof, the Corporation shall make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid. The Corporation shall use commercially reasonable efforts not to enter into any agreement if a principal purpose of such agreement is to restrict in any material respect the amounts payable hereunder.

Section 5.02 Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing on the date on which such Exchange Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Partner Participation in the Corporation’s and Applicable Partnerships’ Tax Matters. Except as otherwise provided herein or in the Business Combination Agreement or the Applicable Partnership Agreements, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Covered Subsidiaries, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each Partner Representative of, and keep each Partner Representative reasonably informed with respect to, the portion of any audit of the Corporation and the Covered Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the Partners’ rights and obligations under this Agreement, and shall provide to each Partner Representative reasonable opportunity to provide information and other input to the Corporation, the Covered Subsidiaries, and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and the Covered Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Business Combination Agreement or the Applicable Partnership Agreement; provided, further, that the Corporation shall not settle or fail to contest any issue pertaining to Taxes or Tax matters where such settlement or failure to contest would reasonably be expected to materially adversely affect the Partners’ rights and obligations under this Agreement without the written consent of each Partner Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.02 Consistency. Unless there is a Determination or the opinion of an Advisory Firm that is reasonably acceptable to the Corporation providing otherwise, the Corporation, the Covered Subsidiaries, and the Partners agree to report and cause to be reported for all purposes, including federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustments, the Existing Tax Assets, and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another Advisory Firm, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and the Partners agree to the use of other procedures and methodologies.

Section 6.03 Cooperation. The Partners shall each (or each Partner Representative, on behalf of the Partners, shall) (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Partner (or each Partner Representative, as applicable) for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03. The Corporation shall not, without the prior written consent of each Partner Representative, take any action that has the primary purpose of circumventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to PubCo or the Corporation, to:

the address and facsimile number set forth for PubCo in the Business Combination Agreement if to the Manager OP, to:

the address and facsimile number set forth for the Manager OP in the Manager OP Agreement if to the Carry OP, to:

the address and facsimile number set forth for the Carry OP in the Carry OP Agreement if to any Partner, to:

the address and facsimile number set forth for such Partner in the records of the Applicable Partnership.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party to this Agreement shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party to this Agreement forever waives any such defense.

Section 7.03 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Business Combination Agreement, the Exchange Agreement, the Manager OP Agreement and the Carry OP Agreement contain the entire agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. The laws of the State of Delaware shall govern (a) all Proceedings (as defined in the Business Combination Agreement), claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 7.06 Successors; Assignment; Amendments; Waivers.

(a) No Partner may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent that a Partner effectively transfers Exchangeable Units after the date hereof in accordance with the terms of the Applicable Partnership Agreement, and any other agreements the Partners may have entered into with each other, or a Partner may have entered into with the Corporation and/or the Applicable Partnership, the transferring Partner shall assign to the transferee of such Exchangeable Units the transferring Partner’s rights under this Agreement with respect to such transferred Exchangeable Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a “Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once the Initial Sale or any Exchange has occurred, any and all payments that may become payable to a Partner pursuant to this Agreement with respect to such Initial Sale or such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to be bound by Section 7.12 and acknowledging specifically Section 7.06(b). For the avoidance of doubt, to the extent a Partner or other Person transfers Exchangeable Units after the date hereof to a Partner as may be permitted by any agreement to which the Applicable Partnership is a party, the Partner receiving such Exchangeable Units shall have all rights under this Agreement with respect to such transferred Exchangeable Units as such Partner has under this Agreement with respect to the other Exchangeable Units held by such Partner.

(b) Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of Section 7.06(a) shall have the right to enforce the provisions of Section 2.03, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation, the Applicable Partnerships, and by Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Partners hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange (or if no Exchange has occurred, the date of the Initial Sale) prior to such amendment (excluding, for purposes of this sentence, all payments made to any Partner pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate adverse effect on the payments certain Partners will or may receive under this Agreement unless (i) such disproportionate effect is a result of tax laws imposed by government authorities in non-U.S. jurisdictions or (ii) all such Partners disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Submission to Jurisdiction; Dispute Resolution.

(a) Any and all disputes, controversies or claims arising out of or relating to this Agreement which are not governed by Section 7.09 of this Agreement (each a “Dispute”) shall be submitted to mandatory, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 7.08, pursuant to the Federal Arbitration Act, 9 U.S.C., Section 1 et seq. The place of arbitration shall be the State of Delaware.

(b) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by the respondent of a copy of the demand for arbitration. If the parties do not agree upon an arbitrator within this time limit, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause (including, without limitation, conflicts of interest). Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters or tax matters and an experienced arbitrator. Unless otherwise determined by the arbitrator, the costs of the arbitration and the arbitrator shall be borne by the Corporation and each party shall otherwise be responsible for its own costs and expenses (except as provided in clause (c) below or in the next sentence). If the arbitrator entirely adopts the position of the disputing Partner or Partnership Representative (as applicable), the Corporation shall reimburse the Partner or Partnership Representative (as applicable) for any reasonable and documented out-of-pocket costs and expenses in such proceeding, and if the arbitrator entirely adopts the Corporation’s position, whichever Partner or Partnership Representative (as applicable) that disputed the position shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. In rendering an award, the arbitrator shall be required to follow the laws of the State of Delaware.

(c) The arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the award shall be in writing, state the reasons for the award, and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the arbitrators, the AAA, the parties, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be required in judicial proceedings relating to the arbitration, or by law or regulatory or governmental authority.

(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and, in response to reasonable documents requests, non-privileged documents in the responding party’s possession or custody, not otherwise readily available to the party seeking the documents, and reasonably believed to exist, that may be relevant and material to the outcome of disputed issues and there shall be no depositions.

(f) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. In any such judicial action: (i) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in the State of Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Courts; (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (iv) each of the parties hereby irrevocably waives any and all right to trial by jury.

(g) Any claim brought by a Partner must be brought in such party’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. No Partner shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

Section 7.09 Reconciliation. In the event that the Corporation and an Applicable Partner (or such Applicable Partner’s Partner Representative) are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02, and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm with an emphasis on tax matters (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Applicable Partner (or such Applicable Partner’s Partner Representative) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. The Corporation and each Applicable Partner (or such Applicable Partner’s Partner Representative) shall bear their own costs and expenses of such proceeding, unless the Applicable Partner (or such Applicable Partner’s Partner Representative) has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case the Corporation shall reimburse such Applicable Partner (or such Applicable Partner’s Partner Representative) for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the

Applicable Partner (or such Applicable Partner’s Partner Representative) and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law; provided, however, that the Corporation shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deductions and withholding payments and shall reasonably cooperate with such payee to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such payee’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Each payee shall promptly provide the Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of PubCo or the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo or the Corporation becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole. For the avoidance of doubt, as of the date hereof (and for purposes of this Section 7.11(a)), the Corporation shall be a member of the consolidated U.S. federal income Tax group of PubCo for purposes of sections 1501 et seq. of the Code, and PubCo shall not cause or permit the Corporation to be cease to be a member of such group prior to a Change of Control without the consent of both Partner Representatives.

(b) Notwithstanding any other provision of this Agreement, if PubCo or the Corporation acquires one or more assets that, as of the De-SPAC Date or any Exchange Date, have not been contributed to Manager OP or Carry OP (other than the Corporation’s interests in the Applicable Partnerships) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to Manager OP or Carry OP, as applicable, on the date such assets were first acquired by PubCo or the Corporation, as applicable; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(b), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Applicable Partnership on the date on which PubCo or the Corporation acquired stock of such corporation.

(c) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated, combined, or unitary tax return pursuant to section 1501 of the Code, or any corresponding provisions of state, local or non-U.S. Tax law, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12 [Reserved].

Section 7.13 Applicable Partnership Agreement. To the extent this Agreement imposes obligations upon an Applicable Partnership or a partner thereof, this Agreement shall be treated as part of the Applicable Partnership Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14 Joinder. The Corporation hereby agrees that, to the extent it acquires a general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as the Applicable Partnerships for all purposes of this Agreement. PubCo and the Corporation hereby agree to cause any Corporate Entity that acquires an interest in an Applicable Partnership (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as PubCo and the Corporation for all purposes of this Agreement. Each Applicable Partnership shall have the power and authority (but not the obligation) to permit any Person who becomes a limited partner in such Applicable Partnership to execute and deliver a joinder to this Agreement promptly upon acquisition of limited partnership interests in such Applicable Partnership by such Person, and such Person shall be treated as a “Partner” for all purposes of this Agreement.

Section 7.15 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.16 Guarantee. PubCo hereby unconditionally, absolutely and irrevocably guarantees, as a principal and not as a surety, to each of the Partners the prompt and full performance and payment of the Corporation’s obligations, covenants, undertakings, and liabilities pursuant to this Agreement (the “Corporation Obligations”). Each Partner may seek remedies with respect to all Corporation Obligations directly from PubCo without first exhausting its remedies against the Corporation. PubCo waives presentment, demand and any other notice with respect to any of the Corporation Obligations and any defenses that PubCo may have with respect to any of the Corporation Obligations.

[Signature page follows]

IN WITNESS WHEREOF, PubCo, the Corporation, the Applicable Partnerships, and the Partners have duly executed this Agreement as of the date first written above.

Blue Owl Capital Inc.

By:
Name:
Title:

Blue Owl Capital GP LLC

By:
Name:
Title:

Blue Owl Capital Holdings LP

By:
Name:
Title:

Blue Owl Capital Carry LP

By:
Name:
Title:

[Partners – Duplicate as Necessary]

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

Schedule I

[List Partners]

Exhibit A

Form of Joinder

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Tax Receivable Agreement, dated as of [•] (the “Agreement”), by and among Blue Owl Capital, Inc., a Delaware corporation (“PubCo”), Blue Owl Capital GP LLC, a Delaware limited liability company (the “Corporation”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Manager OP”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Carry OP”), and each of the Partners (as defined therein) from time to time party thereto, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

By signing and returning this Joinder Agreement to PubCo, the Corporation, Manager OP and Carry OP, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and a Partner contained in the Agreement, with all attendant rights, duties and obligations of a Partner thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo, the Corporation, Manager OP and Carry OP, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[•]

Name:
[Title:]

Address for Notices:
Attention:

Annex E

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as Amended, this “Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among (a) Blue Owl Capital Inc., a Delaware corporation, formerly Altimar Acquisition Corporation, a Cayman Island exempted company (“PubCo”); (b) each of the Persons listed on the signature pages attached to this Agreement under the heading “ORC Sellers” (each, an “ORC Seller,” and collectively, the “ORC Sellers”), including (i) Owl Rock Capital Feeder, LLC, a Delaware limited liability company (“ORC Feeder”), (ii) Owl Rock Capital Partners LP, a Delaware limited partnership (“ORCP”), in its capacity as the ORC Principal Representative under this Agreement, and (iii) each of Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum (each, an “ORC Principal,” and collectively the “ORC Principals”); (c) each of the Persons listed on the signature pages attached to this Agreement under the heading “Dyal Sellers” (each, a “Dyal Seller,” and collectively, the “Dyal Sellers”), including (i) Neuberger Berman Group LLC, a Delaware limited liability company (“NB”), (ii) Dyal Capital SLP LP, a Delaware limited partnership (“Dyal SLP”), in its capacity as a Dyal Seller and in its capacity as the initial Dyal Principal Representative (as further defined below) under this Agreement, and (iii) each of Michael Rees, Sean Ward and Andrew Laurino (each, a “Dyal Principal,” and collectively the “Dyal Principals”); (d) Altimar Sponsor LLC, a Delaware limited liability company (the “Sponsor”); and (e) each of Tom Wasserman, Vijay Sondhi, Roma Khanna, Rick Jelinek, Michael Vorhaus, Michael Rubenstein, Kevin Beebe, John Kim and Payne Brown (each, a “Sponsor Individual,” and collectively the “Sponsor Individuals,” and collectively with the Sponsor, each, a “Founder Holder,” and collectively, the “Founder Holders”). Each ORC Seller and each Dyal Seller may be referred to in this Agreement as a “Seller” and collectively as the “Sellers.” Each ORC Principal and each Dyal Principal may be referred to in this Agreement as a “Principal” and collectively as the “Principals.” Each of PubCo, the Sellers and the Founder Holders may be referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the BCA (as defined below).

RECITALS

WHEREAS, reference is made to the Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, a Delaware limited liability company (“ORC Group”), ORC Feeder, ORCP, and NB (as Amended, the “BCA”), in connection with the business combination (the “Business Combination”) set forth in the BCA;

WHEREAS, in accordance with the BCA, at the Closing, (a) the ORC Sellers collectively directly or indirectly (including by way of merger) contributed (i) the Opal Business to Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”) and to Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry”), and received in exchange for such contribution cash, certain Blue Owl Holdings Common Units, certain Blue Owl Carry Common Units and/or certain Common Shares, as applicable, and (b) the Dyal Sellers collectively directly or indirectly (including by way of merger) contributed the Diamond Business to Blue Owl Holdings and Blue Owl Carry and received in exchange for such contribution cash, certain Blue Owl Holdings Common Units, certain Blue Owl Carry Common Units and/or certain Common Shares, as applicable;

WHEREAS, the Seller Earnout Shares and Seller Earnout Units will be earned by Sellers upon the satisfaction of the conditions set forth in the BCA;

WHEREAS, upon the consummation of the Business Combination, PubCo, Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Blue Owl GP”), the Sellers party thereto, and certain other parties thereto entered into, in each case dated as of the Effective Date, (x) the amended and restated limited partnership agreement of Blue Owl Holdings (as Amended, the “A&R Blue Owl Holdings LP Agreement”) and (y) the amended and restated limited partnership agreement of Blue Owl Carry (as Amended, the “A&R Blue Owl Carry LP Agreement”);

WHEREAS, holders of Blue Owl Holdings Common Units and Blue Owl Carry Common Units have the right to exchange a number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units and cancel an equal number of Class C Shares or Class D Shares, as applicable, for Class A Shares or Class B Shares, as applicable, in the manner set forth in, and pursuant to the terms and conditions of, the Exchange Agreement, by and among PubCo, the Sellers party thereto, Blue Owl Holdings and Blue Owl Carry, dated as of the Effective Date (as Amended, the “Exchange Agreement”);

WHEREAS, in accordance with the Certificate of Incorporation, each outstanding share of Class F Common Stock, par value of $0.0001 per share, automatically converted into Class A Common Stock upon consummation of the Business Combination.

WHEREAS, PubCo, the Sponsor and the Sponsor Individuals entered into that certain Registration Rights Agreement, dated as of October 22, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, PubCo, the Sponsor and the Sponsor Individuals desire to terminate the Original RRA and replace it with this Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“A&R Blue Owl Carry LP Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl Holdings LP Agreement” has the meaning set forth in the Recitals.

“Acceptance Notice” has the meaning given to such term in Section 2.3(f)(iii).

“Action” has the meaning given to such term in Section 5.12(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which information PubCo has a bona fide business purpose (including confidentiality obligations) for not making such information public, and which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, and (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, (i) no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Agreement, and (ii) no private fund (or similar vehicle) or business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by any Party or any such Party’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of such Party (it being agreed that this Agreement shall not apply to, or be binding on, any Persons described in this clause (ii)).

“Agreement” has the meaning set forth in the Preamble.

“Allotment” means, as of any time of determination, the aggregate Economic Ownership Percentage of NB and its Permitted Transferees.

“Amended” with respect to any agreement, certificate or other instrument means amended, restated, supplemented, amended and restated, waived or otherwise modified from time to time, directly or indirectly (including, in the case of a certificate of incorporation, bylaws, limited liability company agreement or limited partnership agreement, by way of merger), in accordance with the terms of such agreement, certificate or other instrument. “Amend,” “Amending” and “Amendment” shall have correlative meanings.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blue Owl Carry” has the meaning set forth in the Recitals.

“Blue Owl Carry Common Units” means Common Units (as defined in the A&R Blue Owl Carry LP Agreement) owned by one or more of the Sellers or any of their Permitted Transferees.

“Blue Owl Holdings” has the meaning set forth in the Recitals.

“Blue Owl Holdings Common Units” means Common Units (as defined in the A&R Blue Owl Holdings LP Agreement) owned by one or more of the Sellers or any of their Permitted Transferees.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Bylaws” means the Buyer Bylaws, as Amended.

“Cause” has the meaning given to such term in Section 2.1(f)(ii) and Section 2.1(f)(iii), as applicable.

“Certificate of Incorporation” means the Buyer Certificate of Incorporation, as Amended.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Shares” means shares of the Class A Common Stock.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class B common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class B Shares” means shares of the Class B Common Stock.

“Class C Common Stock” means, the Class C common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class C common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class C common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class C common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class C Shares” means shares of the Class C Common Stock.

“Class D Common Stock” means, the Class D common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class D common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class D common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class D common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class D Shares” means shares of the Class D Common Stock.

“Class E Common Stock” means, the Class E common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class E common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class E common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class E common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction. When used herein, Class E Common Stock consists of Series E-1 Common Stock and Series E-2 Common Stock.

“Class E Shares” means shares of the Class E Common Stock.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class E Common Stock.

“Confidential Information” has the meaning set forth in Section 2.5(d).

“Controlled Company Eligible” has the meaning set forth in Section 2.1(b).

“Demanding Holders” has the meaning set forth in Section 3.1(d)(i).

“Director” has the meaning set forth in Section 2.1(a).

“Dyal Director” has the meaning set forth in Section 2.1(a).

“Dyal Principal Representative” means Dyal SLP, or such other Person who is identified as the replacement Dyal Principal Representative by the Dyal Principals giving prior written notice to PubCo. Notwithstanding the foregoing, (x) no Person shall be eligible to be the Dyal Principal Representative if such Person has previously committed Cause and (y) if any Person then-serving as the Dyal Principal Representative commits Cause, such Person shall be automatically removed as the Dyal Principal Representative subject to replacement by the Dyal Principals by written notice to PubCo.

“Dyal Principals” has the meaning set forth in the Preamble.

“Dyal Sellers” has the meaning set forth in the Preamble.

“Dyal SLP” has the meaning set forth in the Preamble.

“Dyal SLP Aggregator” means one or more of the entities by which Registrable Securities (as defined below) are held on behalf of the limited partners of Dyal SLP, including Dyal SLP.

“Dyal SLP Aggregator Subject Members” means the holders of equity interests of any Dyal SLP Aggregator to whom such Dyal SLP Aggregator distributes any Equity Securities of PubCo, and their Permitted Transferees.

“EBITDA” means with respect to any Person, net income of such Person plus to the extent reducing such net income, interest expense, income taxes, depreciation expense and amortization expense, as adjusted for extraordinary or non-recurring items, in each case determined on a consolidated basis. The relevant component parts of EBITDA of PubCo shall be determined from PubCo’s financial statement.

“Economic Ownership Percentage” means, as of any time of determination with respect to any Person, the percentage that the aggregate number of Economic Shares Beneficially Owned by such Person as of such time bears to the fully-diluted aggregate number of Economic Shares then issued and outstanding (assuming for this purpose that immediately prior to such determination an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated). For the avoidance of doubt, the Economic Ownership Percentage shall be calculated without regard to any outstanding Seller Earnout Units unless and until such units are earned in accordance with the terms of the BCA, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement.

“Economic Shares” means the Class A Shares and the Class B Shares.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting. When used in this Agreement with respect to PubCo, “Equity Securities” shall include the Common Stock, any Preferred Stock, Blue Owl Holdings Common Units and Blue Owl Carry Common Units.

“Exchange” has the meaning given to such term in the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Excluded Matters” has the meaning set forth in Section 2.4(a).

“Excluded Securities” means any Equity Securities issued by PubCo or any of its Subsidiaries: (a) as a result of any stock split or stock dividend of such Equity Securities; (b) by reason of a dividend or distribution on any Equity Securities; (c) upon the exercise, exchange or conversion of any securities (including options and warrants) exchangeable for (including pursuant to an Exchange) or convertible into any Equity Securities; (d) pursuant to a bona fide underwritten public offering for cash; (e) without limiting Section 2.3(a)(ii), in accordance with any employee equity incentive plan or, without limiting Section 2.3(b), constituting carried interest in or capital commitments to any private fund (or similar vehicle) sponsored by PubCo or any of its Subsidiaries; (f) to a third party that is not a Related Party (or, to the extent the portion issuable to Related Parties in connection with any such issuance because of a bona fide economic participation by such Related Party prior to such acquisition does not exceed 10%, to Related Parties and such Related Parties do not control such third party) as consideration in connection with an arm’s length acquisition of assets or Equity Securities; (g) to banks or other financial institutions that are not Related Parties in connection with any arm’s length debt financing transaction; (h) that are Specified Equity; (i) in the case of Equity Securities of a wholly owned Subsidiary of PubCo, to PubCo or another wholly owned Subsidiary of PubCo; (j) Class C Common Stock or Class D Common Stock issued to a holder of Seller Earnout Units upon the occurrence of a Triggering Event with respect thereto; or (k) restricted units for Class A Shares, and Class A Shares issued in respect thereof, issued in settlement of Opal Special Liabilities.

“Executive Committee” has the meaning set forth in Section 2.4(a).

“Exercise Period” has the meaning set forth in Section 2.3(f)(iii).

“Family Member,” with respect to any Person who is an individual, means;

(a) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”);

(b) any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;

(c) the trustee, fiduciary, executor or personal representative of such Person with respect to any entity described in the immediately preceding clause (b); or

(d) any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a)(i).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a)(i).

“Founder Holder” has the meaning set forth in the Preamble.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to Section 5.1.

“Holder Indemnitees” has the meaning set forth in Section 5.12(a).

“Holder Information” has the meaning set forth in Section 3.10(b).

“Indemnified Liabilities” has the meaning set forth in Section 5.12(a).

“Independent Director” has the meaning set forth in Section 2.1(a).

“Issuance Notice” has the meaning set forth in Section 2.3(f)(ii).

“Key Individuals” means Doug Ostrover, Marc Lipschultz and Michael Rees.

“Lock-Up Period” means:

(a) with respect to any Lock-Up Shares held by any Qualified Stockholder:

(i) with respect to any Lock-Up Shares of such Qualified Stockholder that are not Class E Shares, the period commencing on the Effective Date and continuing until the date that is 24 months following the Effective Date; and

(ii) with respect to any Class E Shares of such Qualified Stockholder, the period commencing on the Effective Date and continuing until the later of (A) the occurrence of a Triggering Event for such Class E Shares (at which time such Class E Shares shall automatically be converted into Class A Shares in accordance with the Certificate of Incorporation) and (B) the date that is 24 months following the Effective Date;

(b) with respect to any Lock-Up Shares held by the Founder Holders and any of their respective Permitted Transferees, the period commencing on the Effective Date and continuing until the date that is 12 months following the Effective Date; and

(c) with respect to any Lock-Up Shares held by any Party other than those described in clause (a) or clause (b) above (including, for the avoidance of doubt, NB and its Permitted Transferees):

(i) with respect to any Lock-Up Shares that are not Class E Shares, the period commencing on the Effective Date and continuing until the date that is 6 months following the Effective Date; and

(ii) with respect to any Class E Shares, the period commencing on the Effective Date and continuing until the later of (A) the occurrence of a Triggering Event for such Class E Shares (at which time such Class E Shares shall automatically be converted into Class A Shares in accordance with the Certificate of Incorporation) and (B) the date that is 6 months following the Effective Date.

Notwithstanding the foregoing, it is acknowledged and agreed that 40% of ORC Feeder is owned by fund entities of the Dyal Capital Partners IV vintage (“Dyal IV”) and it is intended that its indirect ownership interest in the Equity Securities of PubCo is, relative to the restrictions on Transfer hereunder, to be treated in the same manner as the other Lock-Up Shares referenced in this clause (c) and the Lock-Up Period applicable to 40% of the Lock-Up Shares held by ORC Feeder that are attributable to Dyal IV shall be the period described in this clause (c) and no transfer of such Lock-Up Shares in compliance with this clause (c) shall be deemed a violation hereof.

“Lock-Up Shares” means (a) any Common Shares and (b) any other Equity Securities in PubCo held by the Holders, directly or indirectly, as of the Effective Date (or, for the avoidance of doubt, upon the Exchange).

“Major Holder” means, as of any time of determination, any Holder that either (a) has an Economic Ownership Percentage of five percent or more or (b) has a Voting Power Percentage of five percent or more.

“Maximum Number of Securities” has the meaning set forth in Section 3.1(e)(i).

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(d)(iv).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“NB” has the meaning set forth in the recitals.

“NB Aggregator” means one or more entities by which NB holds Registrable Securities on behalf of its partners.

“NB Aggregator Subject Members” means the holders of equity interests of any NB Aggregator to whom such NB Aggregator distributes any Equity Securities of PubCo and their Permitted Transferees.

“NB Director” has the meaning set forth in Section 2.1(a).

“NB First Ownership Threshold” has the meaning set forth in Section 2.1(c).

“NB Retained Percentage” means, as of any time of determination, the percentage that (a) the aggregate number of Class A Shares Beneficially Owned by NB and its Permitted Transferees as of such time (assuming for this purpose that, immediately prior to such determination, an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated) bears to (b) the aggregate number of Class A Shares Beneficially Owned by NB and its Permitted Transferees as of immediately following the Closing (assuming for this purpose that, prior to the determination under this clause (b), in connection with the Closing an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated). For the avoidance of doubt, the NB Retained Percentage shall be calculated without regard to any outstanding Seller Earnout Units unless and until such units are earned in accordance with the terms of the BCA, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement, upon which time such units shall be deemed to have been outstanding as of immediately following the Closing.

“NB Second Ownership Threshold” has the meaning set forth in Section 2.3(b).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Non-Reserved Carry” means up to 85% of the carried interest or fees in lieu thereof of any fund established or advised by Blue Owl Holdings or Blue Owl Carry.

“Operating Budget” has the meaning set forth in Section 2.4(c)(iv).

“ORC Director” has the meaning set forth in Section 2.1(a).

“ORC Feeder” has the meaning set forth in the Preamble.

“ORC Group” has the meaning set forth in the Recitals.

“ORC Principal Representative” means ORCP, or such other Person who is identified as the replacement ORC Principal Representative by the ORC Principals by prior written notice to PubCo. Notwithstanding the foregoing, (x) no Person shall be eligible to be the ORC Principal Representative if such Person has previously committed Cause and (y) if any Person then-serving as the ORC Principal Representative commits Cause, such Person shall be automatically removed as the ORC Principal Representative subject to replacement by the ORC Principals by written notice to PubCo.

“ORC Principals” has the meaning set forth in the Preamble.

“ORC Sellers” has the meaning set forth in the Preamble.

“ORCP” has the meaning set forth in the Preamble.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transfer” means any Transfer that is (a) a transfer of any Common Shares made to a Permitted Transferee of the transferor upon prior written notice to (1) PubCo and (2) (x) if the transferor is an ORC Seller, the Dyal Principal Representative, NB and the Sponsor, (y) if the transferor is a Dyal Seller, the ORC Principal Representative, NB and the Sponsor, or (z) if the transferor is the Sponsor, the ORC Principal Representative, the Dyal Principal Representative and NB, (b) a transfer of shares of Common Shares to the Corporation in accordance with Section 5.1(b) of the Certificate of Incorporation, (c) a transfer of Class E Shares to the Corporation in accordance with Section 4.3(i) of the Certificate of Incorporation (d) pursuant to a Registration Statement in accordance with Article III hereof, but only after expiration of the applicable Lock-Up Period or (e) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the Business Combination which results in all of PubCo’s stockholders exchanging or having the right to exchange their Common Shares for cash, securities or other property.

“Permitted Transferee” means (a) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (A) by virtue of laws of descent and distribution upon death of such individual or (B) in accordance with a qualified domestic relations order, and (b) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (a) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder. Notwithstanding anything to the contrary herein, (x) Permitted Transferees of NB or any NB Aggregator shall be deemed to include NB Aggregator Subject Members and their Permitted Transferees, and (y) Permitted Transferees of Dyal SLP and Dyal SLP Aggregator shall be deemed to include Dyal SLP Aggregator Subject Members and their Permitted Transferees.

“Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 3.2(a)(i).

“Preemptive Securities” means any Equity Securities issued by PubCo or any of its Subsidiaries that are not Excluded Securities.

“Preferred Shares” means any shares of Preferred Stock.

“Preferred Stock” means any series of Preferred Stock of PubCo designated in accordance with Section 4.2(a) of the Certificate of Incorporation.

“Principals” has the meaning set forth in the Preamble.

“Promote Distributions” means any direct or indirect distributions, payments, allocations or accruals in respect of any carried interest, incentive fees, promoted interest, performance fee or similar rights of participation or profit-sharing (net of any applicable expenses, deductions or withholdings borne pro rata by all recipients of such Promote Distributions, as determined by PubCo and its applicable subsidiaries) with respect to the earnings, increases in net asset value, profits or gains generated in respect of (i) any PubCo Funds or their respective Subsidiaries or (ii) to the extent not constituting management, advisory, closing fees, investment banking fees, placement fees, commitment fees, breakup fees, litigation proceeds from transactions not consummated, monitoring fees, consulting fees, directors’ fees or similar fees to any of the foregoing or proceeds in respect of capital invested by and on behalf of Persons other than PubCo or its Subsidiaries, any other existing and future advisory clients of PubCo and its Subsidiaries, whether private credit strategies, technology strategy and business development companies and excluding, for these purposes, performance-based fees on business development companies (i.e., Part I/A).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all exhibits to and materials incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“PubCo Funds” means any investment fund, limited partnership, limited liability company, corporation or other similar collective vehicle, separately managed account, fund-of-one, co-investment vehicle, acquisition vehicle (including special purpose acquisition vehicles) or similar contractual arrangement, whether in existence as of the date hereof or hereafter, in each case for which PubCo or any of its Subsidiaries, acts, directly or indirectly, as general partner, manager, managing member, or in a similar capacity.

“Qualified Stockholder” has the meaning given to such term in the Certificate of Incorporation.

“Qualified Transferee” has the meaning given to such term in the Certificate of Incorporation.

“Registrable Securities” means at any time (a) any Economic Shares (including Economic Shares issuable upon an Exchange in accordance with the Exchange Agreement), (b) any Warrants or any Economic Shares issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Effective Date. Notwithstanding the foregoing, any Equity Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III of this Agreement, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent of the Economic Shares that are outstanding at such time and (ii) such Economic Shares are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such

Economic Shares) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. For purposes hereof, other than with respect to options and other equity compensation awards, a Person shall be deemed a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exchange or otherwise), whether or not such acquisition has actually been effected and whether or not presently exercisable. For the avoidance of doubt, holders of Blue Owl Holdings Common Units and Blue Owl Carry Common Units shall be deemed holders of Registrable Securities.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement being declared effective by the SEC.

“Registration Expenses” means the following expenses of a Registration pursuant to the terms of this Agreement (without duplication): (a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA); (b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities); (c) all printing, messenger, telephone and delivery expenses; (d) all fees and disbursements of counsel for PubCo; (e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance; (f) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority of the Voting Power Percentages of the Holders participating in such Registration, and one (1) legal counsel selected by NB to the extent participating in such Registration; (g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Special Holders); and (h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Related Party” means PubCo or any of its Subsidiaries, any Principal, any Major Holder or any Affiliate or Permitted Transferee of the foregoing.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Special Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“Restricted Transfer” means any Transfer other than a Permitted Transfer.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Shelf” has the meaning set forth in Section 3.1(a)(i).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Special Executive Committee Approval” has the meaning set forth in Section 2.4(c).

“Special Holder” means each of NB (acting on behalf of itself or on behalf of any NB Aggregator and any NB Aggregator Subject Members), the ORC Principals, the Dyal Principals, Dyal SLP and any other Dyal SLP Aggregator (acting on behalf of itself or on behalf of any Dyal Aggregator Subject Members).

“Special Majority Board Approval” has the meaning set forth in Section 2.2.

“Specified Equity” means any Equity Securities or contractual rights (including revenue and profit shares or participations) granted or issued by (i) any Subsidiary of PubCo, (ii) any PubCo Fund or (iii) any Subsidiary of Opal Employee Carry or Blue Opal Carry Sub (or, in each case, any successors thereto) to or for the benefit of any Person (other than, directly or indirectly, to a Key Individual or his Affiliates or (solely in the case of the immediately following clauses (a) and (c)) any employee, manager or officer of PubCo or any of its Subsidiaries or his or her Affiliates) (a) as a rebate or incentive to a third party investor that is not a Related Party making a capital commitment in any fund, business development company or account sponsored or managed by PubCo or any of its Subsidiaries, including a seed or foundation investor, (b) to new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by PubCo or its Subsidiaries (and, with respect to any reassigned employees, for which a replacement hire is made for such Person’s former position within a reasonable period of time) (it being agreed that for the purposes of this clause (b), Specified Equity may not include Equity Securities or contractual rights issued or granted by Blue Owl Holdings or Blue Owl Carry, and shall be limited to Equity Securities or contractual rights issued or granted by the Subsidiary or Subsidiaries of Blue Owl Holdings or Blue Owl Carry engaging in the applicable new business line), or (c) to a third party that is not a Related Party in connection with a bona fide arm’s length joint venture or bona fide arm’s length arrangement with a third party service provider.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Individual” has the meaning set forth in the Preamble.

“Subject Investment” has the meaning set forth in Section 2.3(a)(v).

“Subject Issuance” has the meaning set forth in Section 2.3(f)(ii).

“Subject Target” has the meaning set forth in Section 2.3(e).

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 3.1(b)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) Beneficially Owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity. Notwithstanding the foregoing, for purposes of this Agreement, “Subsidiary” shall not include any private fund (or similar vehicle) or a business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by such first Person or any portfolio companies thereof. The Parties acknowledge and agree that, as of the Closing, Blue Owl Holdings, Blue Owl Carry and their respective Subsidiaries are Subsidiaries of PubCo.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Article IV. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Triggering Event” has the meaning given to such term in the Certificate of Incorporation.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(d)(i).

“Vote Required Securities” means any Preemptive Securities that would require a vote of all or any of the holders of Common Shares or Preferred Shares in order to be issued by PubCo or any Subsidiary.

“Voting Power Percentage” means, as of any time of determination with respect to any Person, the percentage that the voting power of the Equity Securities of PubCo Beneficially Owned by such Person bears as of such time to the voting power of all of the fully-diluted issued and outstanding Equity Securities of PubCo as of such time. Notwithstanding the foregoing, the “Voting Power Percentage” of any Person with respect to any specific matter to be approved by the owners of Equity Securities of PubCo shall be determined solely in reference to the Equity Securities entitled to vote on the matter in question.

“Warrants” means the “Existing Buyer Public Warrants” as defined in the BCA.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(f).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;

(b) references in this Agreement to any Law shall be deemed also to refer to such Law as Amended and all rules and regulations promulgated thereunder;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be immediately followed by the words “without limitation;”

(d) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(e) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(f) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction; and

(g) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors.1

(a) Initial Composition of the Board. PubCo shall, and each of the Sellers and the Sponsor (severally, and not jointly) agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of nine directors (each, a “Director”), (v) three of whom have been nominated by the ORC Principal Representative (each, an “ORC Director”), initially Doug Ostrover, Marc Lipschultz and [________], (w) two of whom have been nominated by the Dyal Principal Representative (each, a “Dyal Director”), initially Michael Rees and Sean Ward, (x) one of whom has been nominated by NB, initially [________] (the “NB Director”), and (y) three of whom meet the independence requirements of the New York Stock Exchange and have initially been nominated by majority vote of the Key Individuals (each, an “Independent Director”), initially [________], [________], and [________]; such foregoing Directors to be divided into three classes of Directors, with each class serving for staggered three year-terms as follows:

(i) the “Class I Directors” shall include: one ORC Director (initially [________]), one Dyal Director (initially [________]) and one Independent Director (initially [________]);

(ii) the “Class II Directors” shall include: one ORC Director (initially [________]), one Dyal Director (initially [________]) and one Independent Director (initially [________]); and

(iii) the “Class III Directors” shall include: one ORC Director (initially [________]), one NB Director (initially [________]) and one Independent Director (initially [________]).

The initial term of the Class I Directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which Directors are elected. The initial term of the Class II Directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which Directors are elected. The initial term of the Class III Directors shall expire immediately following PubCo’s 2024 annual meeting of stockholders at which Directors are elected.

After the Closing, the total number of Directors and rights to designate individuals for nomination shall be determined in accordance with the Organizational Documents and this Agreement.

(b) Composition of the Board.

(i) For so long as (A) the Principals and their Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), have a Voting Power Percentage in respect of the Equity Securities of PubCo entitled to vote in the election of Directors of greater than 50% and (B) PubCo qualifies as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed (clause (A) together with clause (B), “Controlled Company Eligible”), subject to Section 2.1(b)(ii), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected, (x) at any annual meeting following which the term of the Class I Directors is expiring, not less than one

[1]

Note to Draft: Open ORC Director position and matter regarding where ORC Directors are on the slate to be determined by Lipschultz and Ostrover. NB Director to be identified by NB, Independent Director to be identified, and slate designation determined by, majority of the Key Individuals.

individual designated by the ORC Representative and not less than one individual designated by the Dyal Representative, (y) at any annual meeting following which the term of the Class II Directors is expiring, not less than one individual designated by the ORC Representative and not less than one individual designated by the Dyal Representative, and (z) at any annual meeting following which the term of the Class III Directors is expiring, not less than one individual designated by the ORC Representative.

(ii) If, for any reason, the ORC Principal Representative is not entitled to designate such number of Directors as determined in accordance with Section 2.1(b), the Dyal Principal Representative is not entitled to designate such number of Directors as determined in accordance with Section 2.1(b), or PubCo is not entitled to nominate such number of Directors so designated by the ORC Principal Representative or the Dyal Principal Representative, as applicable, in each case without violating the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed, the number of Directors that may be designated by the ORC Principal Representative and the Dyal Principal Representative shall be determined as follows:

(A) For as long as PubCo remains Controlled Company Eligible, the total number of Directors that may be designated by the ORC Principal Representative and the Dyal Principal Representative (taken together) and nominated by PubCo shall be the maximum number as may be so designated and nominated by PubCo without causing such violation. To the extent that the total number of Directors determined in accordance with the prior sentence is less than five, (x) such total number shall be apportioned between the ORC Principal Representative and the Dyal Principal Representative proportionately in respect of the voting power of the Equity Securities of PubCo entitled to vote in the election of Directors Beneficially Owned by the ORC Principals (and their Permitted Transferees) and the Dyal Principals (and their Permitted Transferees), respectively, with any ties or rounding being determined in favor of the ORC Principal Representative, (y) the ORC Principal Representative and the Dyal Representatives shall take all Necessary Action to cause the appropriate number of ORC Directors or Dyal Directors, as applicable in order to apportion the total number and respective numbers between the ORC Principal Representative and the Dyal Principal Representative determined in accordance with the preceding sentence, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders (which resignation, for the avoidance of doubt, may be made effective as of the last day of the term of such Director), and (z) the ORC Principal Representative and the Dyal Principal Representative shall designate such individuals for nomination to serve as Directors (and PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at the next annual meeting of stockholders) as may be necessary to comply with the foregoing clause (x).

(B) From and after such time as PubCo is no longer Controlled Company Eligible, the total number of Directors that may be designated by the ORC Principal Representative and the Dyal Principal Representative (taken together) and nominated by PubCo shall be a number of individuals that, if elected, will result in the such designated Directors representing as nearly as possible (with the number of designated Directors under this Section 2.1(b)(ii)(B) being rounded up to the nearest whole number) the same proportion of the total members of the Board as the Voting Power Percentage of the Principals and their Permitted Transferees with respect to the election of Directors. If this applies, such total number shall be apportioned between the ORC Principal Representative and the Dyal Principal Representative proportionately in respect of the relative Voting Power Percentages, with any ties or rounding being determined in favor of the ORC Principal Representative, (x) such total number shall be apportioned between the ORC Principal Representative and the Dyal Principal Representative proportionately in respect of the voting power of the Equity Securities of PubCo entitled to vote in the election of Directors Beneficially Owned by the ORC Principals (and their Permitted Transferees) and the Dyal Principals (and their Permitted Transferees), respectively, with any ties or rounding being determined in favor of the ORC Principal Representative, (y) the ORC Principal Representative and the Dyal Representatives shall take all Necessary Action to cause the appropriate number of ORC Directors or Dyal Directors, as applicable in order to apportion the total number and respective numbers between the ORC Principal Representative and the Dyal Principal Representative determined in accordance with the preceding sentence, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders (which resignation, for the avoidance of doubt, may be made effective as of the last day of the term of such Director), and (z) the ORC Principal Representative and the Dyal Principal Representative shall designate such individuals for nomination to serve as Directors (and PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at the next annual meeting of stockholders) as may be necessary to comply with the foregoing clause (x).

(c) NB Representation. Until the earlier of (i) two (2) years following the first date upon which the NB First Ownership Threshold is no longer satisfied and (ii) the first date upon which the NB Second Ownership Threshold is no longer satisfied, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Class III Directors are to be elected one individual designated by NB. Each of the Dyal Principals and the ORC Principals agrees severally, and not jointly, solely with PubCo, that he shall and shall cause his Permitted Transferees to take all Necessary Action, including casting all votes to which such stockholder is entitled in respect of its shares of Common Stock or otherwise, whether at any annual or special meeting, by written consent or otherwise, so as to ensure that such individual designated by NB is elected to the Board as promptly as practicable. At any time during which NB is entitled to designate an individual for nomination to the Board in accordance with this Section 2.1(c), by written notice to PubCo, in lieu of such Board designee, NB may elect to appoint a non-voting observer to the Board, in which case the Parties will use commercially reasonable efforts to enter into an amendment to this Agreement or separate agreement setting forth the rights and obligations of NB and PubCo in respect of such observer, which shall be on customary terms and conditions (and shall include the right of such observer to receive non-privileged information regarding PubCo and its Affiliates, subject to confidentiality and non-use obligations, that would otherwise be available to a Board designee of NB pursuant to the terms of this Agreement). For purposes of this Agreement, the “NB First Ownership Threshold” will be satisfied if, as of any time of determination, both (x) the Allotment is 10% or more and (y) the NB Retained Percentage is at least 50%.

(d) Key Individual Nominees. For so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected such number of nominees selected by a majority vote of the Key Individuals to fill seats then open for election after giving effect to the nomination rights of the other parties hereto such that after giving effect thereto there are then serving on the Board three (or such greater number of) individuals designated by majority vote of the Key Individuals, each of which such individuals must meet the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed.

(e) Decrease in Directors. Upon any decrease in the number of Directors that the ORC Principal Representative, the Dyal Principal Representative or NB, as applicable, is entitled to designate for nomination to the Board under Section 2.1(b) or Section 2.1(c), as applicable, the ORC Principal Representative, the Dyal Principal Representative or NB, as applicable, shall take all Necessary Action to cause the appropriate number of ORC Directors, Dyal Directors or the NB Director, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders (which resignation, for the avoidance of doubt, may be made effective as of the last day of the term of such Director). Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination any Director that has tendered his or her resignation in accordance with this Section 2.1(e).

(f) Removal; Vacancies.

(i) Each of the ORC Principal Representative, the Dyal Principal Representative or NB, as applicable, shall have the exclusive right to (a) subject to Section 2.1(f)(ii) and Section 2.1(f)(iii), request the removal of their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (b) subject to Section 2.1(e), designate Directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to cause any such vacancies created pursuant to clause (a) or (b) above to be filled by replacement Directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or any committee on which such nominee served).

(ii) Notwithstanding Section 2.1(f)(i), any Director may be removed from the Board (and PubCo shall take all Necessary Action to cause the removal of any such Director) for Cause by majority vote of the other Directors. With respect to removal of a Director, “Cause” means (1) such Person’s indictment, pleading of nolo contendere or conviction by a final, non-appealable court order of a felony or a crime involving embezzlement or conversion of property, (2) such Person’s habitual drunkenness or substance abuse which materially interferes with such Person’s ability to discharge his or her duties, responsibilities and obligations under any agreement between such Person and PubCo or any of its Subsidiaries, (3) the material breach by such Person of any agreement between such Person and PubCo or any of its Subsidiaries or any written policy of PubCo and its Subsidiaries applicable to its Directors or senior employees that results in material harm to PubCo and its Subsidiaries or (4) commission of fraud, embezzlement or misappropriation of funds against PubCo or any of its Subsidiaries. In the case of clauses (2) and (3) above, in order for “Cause” to apply, the applicable Director must be given written notice from the Board of the matter giving rise to “Cause” and fail to cure such matter (to the extent capable of cure) within 30 days following such written notice.

(iii) In the context of termination of membership on the Executive Committee or employment with PubCo and its Subsidiaries, “Cause” means (A) with respect to any Key Individual, as required by a final, non-appealable court order or the conviction of (or plea of no contest to) any felony by such Key Individual and (B) with respect to any Principal that is not a Key Individual following a determination by the Executive Committee in accordance with Section 2.4 that such Principal’s conduct reaches the level of “Cause” in any employment agreement or restrictive covenant agreement between such Principal and PubCo or any of its Subsidiaries, or if no such agreement exists, (1) such Person’s indictment, pleading of nolo contendere or conviction by a final, non-appealable court order of a felony or a crime involving embezzlement or conversion of property, (2) such Person’s habitual drunkenness or substance abuse which materially interferes with such Person’s ability to discharge his or her duties, responsibilities and obligations under any agreement between such Person and PubCo or any of its Subsidiaries, (3) the material breach by such Person of any agreement between such Person and PubCo or any of its Subsidiaries or any written policy of PubCo and its Subsidiaries applicable to its senior employees that results in material harm to PubCo and its Subsidiaries or (4) commission of fraud, embezzlement or misappropriation of funds against PubCo or any of its Subsidiaries. In the case of clauses (2) and (3) above, in order for “Cause” to apply, the applicable Principal must be given written notice from the Board of the matter giving rise to “Cause” and fail to cure such matter (to the extent capable of cure) within 30 days following such written notice.

(iv) Notwithstanding anything to the contrary contained in this Section 2.1(f), no Party shall have the right to designate a replacement Director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of Directors nominated or designated by such Party in excess of the number of Directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

(v) Vacancies created by an increase in the size of the Board, any nominations or appointments for any such vacancy, and any nomination rights with respect to a vacancy for which there is no replacement designation rights shall, in each case, be determined in accordance with the Organizational Documents.

(g) Committees. In accordance with PubCo’s Organizational Documents and in addition to the Executive Committee, (i) the Board shall establish and maintain a committee of the Board for Audit, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect Section 2.1(i)), (i) for so long as PubCo is Controlled Company Eligible, (A) the ORC Principal Representative and the Dyal Principal Representative, collectively, shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of Directors designated by the ORC Principal Representative and the Dyal Principal Representative and (B) each of the ORC Principal Representative and the Dyal Principal Representative shall have the right, and PubCo shall take all Necessary Action, to have at least one member of each such committee be a Director designated by the ORC Principal Representative or the Dyal Principal Representative, as applicable, and (ii) at any time when PubCo is not Controlled Company Eligible, each of the ORC Principal Representative and the Dyal Principal Representative shall have the right, and PubCo shall take all Necessary Action, to have at least one member of each such committee be a Director designated by the ORC Principal Representative or the Dyal Principal Representative, as applicable (to the extent the foregoing have the right as of any time of determination to designate any Directors).

(h) Independent Directors. PubCo has determined that the initial slate of Directors referenced in Section 2.1(a) includes the requisite number of individuals meeting the applicable independence requirements of the New York Stock Exchange, if any, but in any event no less than three (3) such individuals. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of Directors meeting the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed.

(i) Controlled Company Exception. At all times in which PubCo is Controlled Company Eligible, except to the extent otherwise agreed in writing by the Key Individuals, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the Key Individuals, for so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent Directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent Directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed.

(j) Reimbursement of Expenses. PubCo shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses. In addition, the Independent Directors shall be eligible for customary compensation for their service as a Director and on any committees of the Board as established from time to time by the Compensation Committee of the Board.

(k) Indemnification. For so long as any ORC Director, any Dyal Director or any NB Director serves as a Director, (i) PubCo shall provide such Director with the same expense reimbursement, benefits,

indemnity, exculpation and other arrangements provided to the other Directors and (ii) PubCo shall not Amend or repeal any right to indemnification or exculpation covering or benefiting any such Director as and to the extent consistent with applicable Law, Article IX of the Certificate of Incorporation, Article V of the Bylaws and any indemnification agreements with Directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such Amendment permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(l) D&O Insurance. PubCo shall (i) purchase Directors’ and officers’ liability insurance in an amount and with terms and conditions determined by the Board to be reasonable and customary and (ii) for so long as any ORC Director, any Dyal Director or any NB Director serves as a Director, maintain such Directors’ and officers’ liability insurance coverage with respect to such Director (subject to the limitations of such coverage). Upon the removal or resignation of any ORC Director, any Dyal Director or any NB Director for any reason, PubCo shall take all actions reasonably necessary to continue to maintain such Directors’ and officers’ liability insurance coverage with respect to such Director for a period of not less than six years from any such event in respect of any act or omission of such Director occurring at or prior to such event.

Section 2.2 Certain Board Approvals. Without the approval of a majority of the Directors, including the approval of each of the Key Individuals then-serving as a Director (“Special Majority Board Approval”), PubCo agrees that it shall not, and shall cause each of its Subsidiaries not to:

(a) Amend the Organizational Documents;

(b) issue any Vote Required Securities or any other Equity Securities that would require the approval of the stockholders of PubCo under applicable rules of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed;

(c) create any new employee equity incentive plan or Amend any existing employee equity incentive plan, including by increasing the number of Equity Securities available for issuance under any such employee equity incentive plan (for the avoidance of doubt, this Section 2.2(c) shall not prohibit or otherwise limit PubCo or its applicable Subsidiary’s ability to issue Specified Equity or issue Non-Reserved Carry);

(d) making any dividends or other similar distributions in respect of Equity Securities in each case, other than (i) as solely between PubCo and a Subsidiary of PubCo or solely between Subsidiaries of PubCo, (ii) as required by or in accordance with (to the extent any dividend or other distribution is contemplated by) any definitive agreement to which PubCo or any of its Subsidiaries is party that was entered into prior to the date hereof, any arms’ length agreement with a third party that is not a Related Party or as approved by the Board (including tax distributions and other distributions in accordance with the A&R Blue Owl Holdings LP Agreement or the A&R Blue Owl Carry LP Agreement), (iii) in accordance with a dividend or distribution policy previously approved by the Board, or (iv) in the case of dividends or distributions from Blue Owl Holdings or Blue Owl Carry on a pro rata basis, or in the case of Subsidiaries of Blue Owl Holdings and Blue Owl Carry, to the extent Blue Owl Holdings or Blue Owl Carry (or a Subsidiary of either of them) receives no less than its pro rata share;

(e) repurchasing Equity Securities of PubCo, Blue Owl GP or (other than in connection with an Exchange) Blue Owl Holdings or Blue Owl Carry;

(f) effect any acquisition or investment in assets or Equity Securities for aggregate consideration representing more than 5% of the equity market capitalization of PubCo (assuming all Blue Owl Holdings Units and Blue Owl Carry Units were Exchanged), determined as of the execution of the definitive agreement with respect thereto;

(g) amend the Operating Budget for any calendar year once approved by the Executive Committee;

(h) incur or guarantee any indebtedness for borrowed money that would result at the time of incurrence or guarantee in the aggregate indebtedness for borrowed money of PubCo and its Subsidiaries on a consolidated basis exceeding four times the trailing 12-month EBITDA as of immediately preceding the calendar quarter-end for which financial statements have been finalized;

(i) effect any sale of assets of PubCo or any of its Subsidiaries (including Equity Securities in any such Subsidiary) with a value in excess of 5% of the equity market capitalization of PubCo (assuming all Blue Owl Holdings Units and Blue Owl Carry Units were Exchanged); or

(j) effect (a) any merger or consolidation of, or other business combination involving, PubCo or any of its Subsidiaries, as a result of which the Principals would no longer collectively control 50% or more of voting power of the Equity Securities of the surviving or consolidated Person or (b) any sale of all or substantially all of the assets of PubCo and its Subsidiaries (on a consolidated basis).

For the avoidance of doubt, the approval or non-approval of any matter by the Board or by a Special Majority Board Approval shall in no way supersede or otherwise affect the approval rights of NB under Section 2.3.

Section 2.3 Certain Matters Relating to NB.

(a) Until the first date upon which the NB First Ownership Threshold is no longer satisfied, without the prior written consent of NB, PubCo shall not, and shall cause each of its Subsidiaries not to:

(i) Amend the Organizational Documents, the agreement of limited partnership of Blue Owl Holdings or Blue Owl Carry, or organizational documents of any non-fund Subsidiary thereof, in a manner that would have a disproportionate and adverse impact on NB in its capacity as a holder of any Equity Securities in PubCo, Blue Owl Holdings or Blue Owl Carry relative to the other holders of Common Stock or partnership interests of Blue Owl Holdings or Blue Owl Carry (or such Equity Securities of such non-fund Subsidiary);

(ii) create any new employee equity incentive plan or Amend any existing employee equity incentive plan, including by increasing the number of Equity Securities available for issuance under any such employee equity incentive plan (for the avoidance of doubt, this Section 2.3(a)(ii) shall not prohibit or otherwise limit PubCo or its applicable Subsidiary’s ability to issue Specified Equity or issue Non-Reserved Carry);

(iii) make any dividends or other similar distributions in respect of Equity Securities in each case, other than (i) as solely between PubCo and a Subsidiary of PubCo or solely between Subsidiaries of PubCo, (ii) as required by or in accordance with (to the extent any dividend or other distribution is contemplated by) any definitive agreement to which PubCo or any of its Subsidiaries is party that was entered into prior to the date hereof, any arms’ length agreement with a third party that is not a Related Party or as approved by NB (including tax distributions and other distributions in accordance with the A&R Blue Owl Holdings LP Agreement or the A&R Blue Owl Carry LP Agreement), (iii) in accordance with a dividend or distribution policy previously approved by NB, or (iv) in the case of dividends or distributions from Blue Owl Holdings or Blue Owl Carry on a pro rata basis, or in the case of Subsidiaries of Blue Owl Holdings and Blue Owl Carry, to the extent Blue Owl Holdings or Blue Owl Carry (or a Subsidiary of either of them) receives no less than its pro rata share;

(iv) repurchase Equity Securities of PubCo, Blue Owl GP or (other than in connection with an Exchange) Blue Owl Holdings or Blue Owl Carry;

(v) subject to Section 2.3(e), effect any acquisition or investments in assets or Equity Securities for aggregate consideration in excess of the greater of (1) $2,000,000,000 and (2) 20% of the equity market capitalization of PubCo (assuming all Blue Owl Holdings Units and Blue Owl Carry Units were Exchanged) (a “Subject Investment”) determined as of the execution of a definitive agreement with respect to such Subject Investment;

(vi) Amend in any manner to make less restrictive the non-competition, non-interference or non-solicitation covenants contained in the employment and restrictive covenant agreement entered into with respect to any Key Individual (and, if any Key Individual no longer occupies a leadership role, any functional replacement who assumes the final decision-making responsibilities of such Key Individual) or waive any such obligations (other than, for the sake of clarity, trade approvals or similar waivers in respect of securities and loan transactions);

(vii) enter into or Amend (i) any material agreement or transaction between PubCo or any of its Subsidiaries, on the one hand, and any Principal or any of their respective Permitted Transferees, on the other hand, other than the exercise of any rights (without Amendment) contemplated by any definitive agreement to which PubCo or any of the Subsidiaries is party that was entered into after the Effective Date and previously approved by NB or set forth on Schedule 2.3(a)(vii), or (ii) any agreement that purports to bind NB or any of its Affiliates;

(viii) subject to Section 2.3(g), enter into any new business line (A) at any time, that would subject NB or any of its Affiliates to any of the regulatory requirements described on Schedule 2.3(a)(viii) that it is not otherwise subject to or (B) during the three years following the Closing, that would subject NB or any of its Affiliates to new regulatory requirements that NB and its Affiliates would not otherwise be subject to, except, in the case of clause (B), where such obligations (x) are not materially adverse to NB or any of its Affiliates (after giving effect to any reasonable structuring alternatives that PubCo and NB shall cooperate in good faith to attempt to develop), (y) do not require any public disclosure of confidential information of NB (with it being agreed that disclosure to a Governmental Entity that is not disclosed or disclosable to the public (including after request) shall not be considered public disclosure) and (z) do not require NB to increase its regulatory capital to an amount greater than or equal to 1.25 multiplied by its regulatory capital as of immediately prior to the Business Combination provided that, for the avoidance of doubt, any regulatory requirement that becomes applicable to an existing business after PubCo or any of the Subsidiaries has entered into such business line shall not be subject to this Section 2.3(a)(viii); or

(ix) during the three years following the Effective Date, effect (A) any merger or consolidation of, or other business combination or other transaction involving, PubCo or any of its Subsidiaries, as a result of which (1) the Principals would no longer collectively (I) control, directly or indirectly, 50% or more of voting power of the Equity Securities of the surviving or consolidated Person, or (II) hold, directly or indirectly, 50% of the number of Equity Securities (or as represented by the Equity Securities of the surviving entity into which such shares were converted pursuant to such merger or consolidation or other business combination) Beneficially Owned by the Principals as of immediately prior to such merger or consolidation or other business combination, (2) the stockholders of PubCo immediately prior to such merger, consolidation or other business combination or transaction (assuming for this purpose that immediately prior to such merger, consolidation or other business combination or transaction an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated) hold less than 50% of the Equity Securities of the surviving or consolidated Person or (3) NB would hold less than 50% of the number of Equity Securities (or as represented by the Equity Securities of the surviving entity into which such shares were converted pursuant to such merger or consolidation or other business combination) Beneficially Owned by NB as of immediately prior to such merger or consolidation or other business combination; or (B) any sale of all or substantially all of the assets of PubCo and its Subsidiaries (on a consolidated basis), in each case (x) at an aggregate price per Economic Share (assuming for this purpose that immediately prior to such determination an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated) (including giving effect to distributions at or promptly after consummation thereof) below $13.50 per share, as equitably adjusted for stock splits, stock dividends, stock combinations and recapitalizations affecting the Economic Shares after the Effective Date, or (y) in which all holders of Equity Securities in PubCo (including, for the avoidance of doubt, Blue Owl Holdings Common Units and Blue Owl Carry Common Units) are not entitled to participate. Notwithstanding the foregoing, this

Section 2.3(a)(ix) shall not require the approval of NB to transfer or dispose of any Subsidiary unless required under clause (B) of this Section 2.3(a)(ix).

(b) Until the first date upon which the NB Second Ownership Threshold is no longer satisfied, without the prior written consent of NB, PubCo shall not and shall cause each of its Subsidiaries not to (i) pay cash compensation in any given calendar year to the Key Individuals (or, if any Key Individual no longer occupies a leadership role, any functional replacement who assumes the final decision-making responsibilities of such Key Individual with respect to overall budget and compensation decisions) in an aggregate amount exceeding four percent of management fee revenue (as determined in accordance with GAAP) of PubCo and its Subsidiaries (determined on a consolidated basis and including incentive fees and performance fees, in each case payable by any business development company) for such calendar year (as reasonably determined by PubCo’s Chief Financial Officer in good faith, based on the information available to such individual) (the “Compensation Cap”); provided that to the extent any Key Individual is receiving severance, garden leave or similar payments at any time prior to the tenth anniversary of the Closing while this provision is in effect (“Tail Payments”), (A) such Tail Payments shall, for the sake of clarity, be counted against the Compensation Cap and (B) the compensation payable to any functional replacement of a departed Key Individual, to the extent such functional replacement was an employee of PubCo or its Subsidiaries prior to commencing such new role, shall only be counted against the Compensation Cap to the extent such compensation exceeds the cash compensation paid by PubCo or its Subsidiaries to such functional replacement in the twelve (12)-month period prior to becoming such functional replacement or (ii) permit Blue Owl Carry’s direct or indirect aggregate share of carried interest in any private equity style fund sponsored by PubCo or any of its Subsidiaries, net of deduction for any rebates or carry participation awarded to bona fide third party investors in any such fund, being less than 15% of the total carried interest in such fund (e.g. if one or more third parties are granted an aggregate of 10% of such carried interest, PubCo’s share of the total carried interest will be not less than 15% of the remaining 90%). For purposes of this Agreement, the “NB Second Ownership Threshold” will be satisfied if, as of any time of determination, both (x) the Allotment is five percent or more and (y) the NB Retained Percentage is at least 25%.

(c) Until the first date upon which the NB Second Ownership Threshold is no longer satisfied, in the event that PubCo or any of its Subsidiaries effects an acquisition of another business (whether directly or through an investment in assets or Equity Securities), that would reasonably be expected to have increased management fee revenue (as determined in accordance with Section 2.3(b)) of PubCo and its Subsidiaries by $1 billion or more if the amount earned by the acquired business had been earned by PubCo or any of its Subsidiaries during the trailing twelve (12)-month period, the management fee revenue resulting from such acquisition will only be included in management fee revenue for purposes of determining the Compensation Cap to the extent a determination is made by a majority of the Independent Directors as to what amount, if any, of such acquired management fee revenue should be included in determining the Compensation Cap.

(d) During the five years following the Effective Date, without the prior written consent of NB, PubCo shall not, and shall cause each of its Subsidiaries not to, issue any Equity Securities (or other equity-based awards) that are dilutive to PubCo and/or such Subsidiaries to any Key Individual under any employee equity incentive plan, other than as part of (and pursuant to the terms of) a broad-based compensation program generally applicable to employees of PubCo or its Subsidiaries; provided further that the proportion of equity-based awards granted to any Key Individual relative to such Key Individual’s total cash compensation in respect of the relevant year shall not exceed the lesser of (i) the proportion of equity relative to total cash compensation generally applicable to other participants in such broad-based program and (ii) 20% of such cash compensation (assuming the Compensation Cap was fully utilized by the Key Individuals).

(e) If, prior to the time that NB no longer has the right to consent to Subject Investments in accordance with Section 2.3(a) of this Agreement, PubCo or any of its Subsidiaries proposes in good faith to effect a Subject Investment from time to time, it shall inform the officer of NB that NB designates for this purpose from time to time in writing to PubCo of the identity of the target company or companies for such Subject

Investment (each, a “Subject Target”). Upon being informed of a Subject Target, NB will promptly implement and maintain appropriate walls, confidentiality protections and conflict procedures such that any NB personnel involved in evaluating such Subject Target for NB’s own account (if any) are unaware of the material terms or progress of PubCo’s (or its applicable Subsidiary’s) proposal with respect to such Subject Target. If NB has expressly withheld its consent in writing or has been deemed to withhold its consent by not providing its consent to any Subject Investment by PubCo or its Subsidiaries within seven days of written notice from PubCo describing the material terms and conditions (including valuation) of the Subject Investment, then NB shall not be, either directly or indirectly, permitted to pursue the applicable Subject Target (and shall not expend any material effort towards evaluating such Subject Target or negotiate in any respects a transaction involving such Subject Target) until the earlier of (x) the date that is nine months following PubCo’s written notice to NB regarding the identity of the Subject Target and (y) the date that PubCo determines (in its sole discretion) not to further proceed with the evaluation or negotiation of the applicable Subject Investment, other than as a result of NB not providing its consent thereof. Notwithstanding the foregoing, if NB consents to any such Subject Investment and any of the material terms of the Subject Investment change in any material respect from the terms of the Subject Investment that formed the basis for NB’s consent thereof in a manner adverse to PubCo (including a higher valuation of the Subject Target), PubCo shall promptly provide written notice to NB of such changed terms, and NB’s consent shall again be required pursuant to Section 2.3(a)(v) and the terms and procedures of this Section 2.3(e) shall apply to such changed terms (and, for the avoidance of doubt, in the event of any such revisions to the proposed terms, NB shall not be deemed to withhold or provide its consent unless and until PubCo provides notice of such revised terms and NB withholds or provides consent to such revised terms, in each case, in accordance with the foregoing procedures). PubCo will use its commercially reasonable efforts to promptly inform NB in writing of (i) any determination in accordance with clause (y) of this Section 2.3(e) and (ii) any revisions in any material respect (including valuation) to the proposed terms of the Subject Investment.

(f) Preemptive Right.

(i) Subject to the following sentence, PubCo (on its own behalf and on behalf of each of its Subsidiaries) grants to NB the right to purchase up to its Allotment of any Preemptive Securities that PubCo or any of its Subsidiaries may from time to time issue or sell to any Person in a primary issuance or sale. In the event PubCo or a Subsidiary offers or sells Preemptive Securities as a strip of multiple Equity Securities in combination with fixed proportions, the rights granted pursuant to this Section 2.3(f) shall be exercisable only as to the strip of all such Preemptive Securities, and not separately as to any component of such strip of Preemptive Securities.

(ii) PubCo shall give written notice (an “Issuance Notice”) to NB of any proposed issuance or sale of Preemptive Securities within five Business Days following any meeting of the Board or governing body of the applicable Subsidiary at which any such issuance or sale (a “Subject Issuance”) is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance or sale.

(iii) NB shall, for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”), have the right to elect to purchase up to its Allotment of the Preemptive Securities set forth in such Issuance Notice on the terms and conditions, including the purchase price, set forth in the Issuance Notice by delivering a written notice to PubCo (a “Acceptance Notice”). The delivery of an Acceptance Notice by NB shall be a binding and irrevocable offer by NB to purchase the Preemptive Securities described in the Acceptance Notice for cash, subject only to the closing of the Subject Issuance actually occurring. The failure of NB to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of NB’s rights under this Section 2.3(f) with respect to the purchase of such Preemptive Securities.

(iv) Following the expiration of the Exercise Period, PubCo or its applicable Subsidiary shall be free to complete the proposed issuance or sale of Preemptive Securities described in the applicable

Issuance Notice on terms not materially less favorable to PubCo or its applicable Subsidiary than those set forth in the Issuance Notice. Any such issuance or sale must be closed on or before a deadline (which may be the occurrence of an event or date certain) for closing such issuance or sale set forth in the applicable Issuance Notice, not to exceed 180 days from the date the Issuance Notice was given; and for the avoidance of doubt, the price at which the Preemptive Securities are sold to the prospective purchaser seeking to purchase the applicable Preemptive Securities, or any other purchaser, must be at least equal to or higher than the purchase price described in the applicable Issuance Notice. In the event PubCo or its applicable Subsidiary has not sold such Preemptive Securities at or prior to such deadline, PubCo or its applicable Subsidiary shall not thereafter issue or sell any Preemptive Securities without first again offering such securities to NB in accordance with the procedures set forth in this Section 2.3(f).

(v) The closing of any purchase of Preemptive Securities by NB under this Section 2.3(f) shall be consummated at such location, date, and time as specified by PubCo. Each of PubCo or the Subsidiary, on the one hand, and NB, on the other hand, shall take all such other actions (including, without limitation, entering into additional agreements) as may be reasonably necessary to consummate the purchase and sale of the Preemptive Securities.

(vi) Notwithstanding the foregoing provisions of this Section 2.3(f), in the event that the issuance by PubCo or any Subsidiary of Preemptive Securities to NB would require a vote of PubCo’s stockholders (whether because of applicable Law or rules of the stock exchange on which the Class A Shares are listed, or otherwise), the foregoing provisions of this Section 2.3(f) will not apply, and instead PubCo and NB will cooperate in good faith to the extent reasonably feasible to provide for the issuance of an alternative security to NB with substantially the same economic terms as the Preemptive Securities proposed to be issued but that would not require any vote of PubCo’s stockholders. Furthermore, in the event the Board determines in good faith there is a reasonable business need to consummate an issuance of Preemptive Securities without first complying with this Section 2.3(f), PubCo or the Subsidiary may issue or sell Preemptive Securities to one or more Persons without first complying with the terms of Section 2.3(f), so long as, as promptly as is reasonably practicable following such sale (and in any event within ten (10) Business Days of such sale), at PubCo’s or the Subsidiary’s election, (A) the purchasers of such Preemptive Securities shall offer to sell to NB the portion of such purchased Preemptive Securities that equals NB’s applicable Allotment or (B) PubCo or the Subsidiary shall offer to issue an incremental amount of Preemptive Securities to NB sufficient to constitute NB’s applicable Allotment had PubCo or the Subsidiary complied with Section 2.3(f) and (C) in each case, at a purchase price no more, and on terms no less favorable to NB, than those applicable to such purchasers, using a process substantially similar to that set forth in this Section 2.3(f).

(vii) The rights of NB under this Section 2.3(f) shall terminate upon the first date that the NB First Ownership Threshold is no longer satisfied.

(g) If PubCo or any of its Subsidiaries proposes to enter into any new business line prior to the date that the NB Second Ownership Threshold is no longer satisfied that would subject NB or any of its Affiliates to new regulatory requirements that NB and its Affiliates would not otherwise be subject to, PubCo and NB shall reasonably cooperate in good faith to reduce any additional regulatory burdens upon NB resulting from PubCo or its applicable Subsidiary entering into such new business line; provided that, for the avoidance of doubt, in no event shall NB or its Affiliates be required to agree to any restrictions on its business or incur any cost (other than de minimis fees and expenses). PubCo and each Holder (including NB) shall, and shall cause their respective controlled Affiliates and Subsidiaries to, cooperate in good faith with PubCo, the other Holders and their respective Subsidiaries (including Blue Owl Holdings and Blue Owl Carry), as applicable, in connection with the preparation of any regulatory filings required to be made by PubCo, such Holder or their respective Affiliates with any Governmental Entity for which information regarding PubCo, such Holder or any of their respective Affiliates is required.

(h) If at any time PubCo determines in good faith that the NB First Ownership Threshold or the NB Second Ownership Threshold, as applicable, is no longer satisfied, it shall, prior to taking an action that would otherwise require its approval or provide it with rights related to the same under this Agreement, deliver written notice to NB of such determination. If NB delivers a written notice to PubCo disputing such determination within 10 Business Days of its receipt of PubCo’s written notice, NB and PubCo shall endeavor in good faith to mutually determine whether the NB First Ownership Threshold or NB Second Ownership Threshold, as applicable, is no longer satisfied. If NB fails to so deliver a written notice, the NB First Ownership Threshold or NB Second Ownership Threshold, as applicable, will be deemed to be no longer satisfied for all purposes of this Agreement.

Section 2.4 Executive Committee.

(a) Concurrent with the execution and delivery of this Agreement, the Board is establishing an executive committee of PubCo officers responsible for day-to-day management of PubCo and its Subsidiaries (the “Executive Committee”). The Board has delegated to the Executive Committee the oversight over and responsibility for the day-to-day management of PubCo and its Subsidiaries. Notwithstanding the foregoing, reserved from such delegation (to remain subject to the approval of the Board or a committee thereof) are (i) any matters that are required or recommended to be delegated to a committee of the Board under the rules of the New York Stock Exchange, (ii) the matters that require Special Majority Board Approval under Section 2.2, and (iii) the matters that require the approval of NB under Section 2.3(a) or Section 2.3(b) (collectively, the “Excluded Matters”).

(b) The Executive Committee will initially have seven members and be comprised of each of the ORC Principals and each of the Dyal Principals. A member of the Executive Committee that is not a Key Individual may only be removed from the Executive Committee upon the earliest to occur of (x) the applicable Special Executive Committee Approval for removal (whether or not for Cause), (y) the later to occur of (1) the termination of such individual’s employment or consultant relationship with PubCo or its applicable Subsidiary or (2) the date upon which such individual no longer serves as a Director, or (z) such individual’s resignation from the Executive Committee. A member of the Executive Committee that is a Key Individual may only be removed from the Executive Committee upon the earliest to occur of (x) in the case of the commission of Cause by such Key Individual, the Special Executive Committee Approval for removal (determined without regard to the vote of such Key Individual), (y) the later to occur of (1) the termination of such individual’s employment or consultant relationship with PubCo or its applicable Subsidiary or (2) the date upon which such individual no longer serves as a Director, or (z) such individual’s resignation from the Executive Committee. In the event of such a removal, the remaining members of the Executive Committee shall endeavor in good faith to select a replacement for such individual from among the employees of PubCo and its Subsidiaries, and such a replacement shall become a member of the Executive Committee upon Special Executive Committee Approval.

(c) The Executive Committee’s approval of any matter within its authority shall generally require a majority vote of the members of the Executive Committee. Notwithstanding the foregoing sentence, the Executive Committee may not approve any of the following matters without the vote of each Key Individual then-serving on the Executive Committee (“Special Executive Committee Approval”):

(i) the removal of any member from the Executive Committee and appointment of any new member to the Executive Committee other than removal under the circumstances described in Section 2.4(b);

(ii) without limiting and subject to Section 2.4(b), the hiring, termination and compensation of members of the Executive Committee, officers and other key employees of PubCo or any of its Subsidiaries, including the key terms of any employee equity incentive plan or other incentive compensation plan (including cash bonus plans);

(iii) allocating carried interest with respect to any funds or accounts investing third party funds to investment professionals;

(iv) approving annual operating budgets (each, an “Operating Budget”);

(v) entering any new line of business not included in the Opal Business or the Diamond Business as of the Effective Date;

(vi) commencement or settlement of any material litigation by PubCo or any of its Subsidiaries; and

(vii) any other matter that is not an Excluded Matter and is outside the course of the day-to-day Opal Business or the Diamond Business.

(d) Notwithstanding Section 2.4(c)(iv), if the Executive Committee has not approved an Operating Budget for any calendar year, PubCo and its Subsidiaries will be permitted to continue to operate consistent with the Operating Budget for the prior calendar year, plus a 5% overall increase for each line item included in such Operating Budget.

(e) For the avoidance of doubt, the approval or non-approval of any matter by the Executive Committee shall in no way supersede or otherwise affect the approval rights of NB under Section 2.3.

Section 2.5 Information Rights.

(a) Subject to Section 2.5(c), (i) PubCo shall provide NB such reports and information concerning the business and affairs of PubCo and its Subsidiaries as may reasonably be requested by NB from time to time, to the extent such reports and information are prepared in the ordinary course of business by PubCo or its Subsidiaries, and (ii) NB shall have the right, upon reasonable advance written notice to PubCo and at such times as may be mutually agreed, to consult with the chief financial officer of PubCo and other senior management of PubCo as the chief financial officer may designate with respect to the business and affairs of PubCo or its Subsidiaries.

(b) In the event that the Board reasonably determines that any provision of information pursuant to this Section 2.5 would reasonably be expected to violate Law or a material agreement with a third party, or waive any legal privilege applicable to such information, such provision shall not be required; provided the Parties shall use commercially reasonable efforts to permit compliance with this Section 2.5 in a manner that avoids such harm or consequence; provided, further, that PubCo will use commercially reasonable efforts not to enter into agreements prohibiting the sharing of information with NB specifically, and provided, further, that in the event PubCo makes a determination that certain information should be kept confidential pursuant to this Section 2.5(b), PubCo shall, to the extent not prohibited by applicable law or material agreement or cause a waiver of legal privilege, provide NB with a written summary of the nature and substance thereof.

(c) Notwithstanding the foregoing provisions of this Section 2.5, NB’s rights under Section 2.5(a) shall apply only if NB has an Economic Ownership Percentage of five percent or more.

(d) NB agrees not to disclose any information obtained under this Section 2.5 (the “Confidential Information”) and shall use such information solely for purposes of evaluating or protecting its investment in PubCo and the Subsidiaries. NB further agrees to comply with all applicable securities laws with respect to any Confidential Information it obtains. Notwithstanding the foregoing, Confidential Information shall not include information that (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.5 by NB), (b) was available to NB or its Representatives on a non-confidential basis prior to its disclosure by PubCo or its Representatives, (c) is or has been independently developed or conceived by NB or its Representatives without the use of the Confidential Information or (d) is or becomes available to NB or its Representatives from a Person other than PubCo or its Representatives who is not known by NB to be otherwise bound by a confidentiality agreement with PubCo or any of its Representatives in respect of such information; provided, however, that NB may disclose Confidential Information (i) to its Affiliates and its and their Representatives, provided NB informs such Affiliate or Representative that such information is confidential and cause such Person to agree (for the benefit of

PubCo) to maintain the confidentiality of such information; (ii) to the extent reasonably necessary in connection with the exercise of its rights under this Agreement; (iii) any prospective purchaser of any Equity Securities of PubCo from NB, if such prospective purchaser agrees to be bound by the provisions of this Section 2.5 or otherwise enters into a confidentiality agreement which is no less restrictive than this Section 2.5 and pursuant to which PubCo is a party or third party beneficiary; (iv) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at PubCo or the confidential information obtained from PubCo pursuant to the terms of this Agreement; or (v) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that NB promptly notifies PubCo of such disclosure and takes reasonable steps (at PubCo’s sole cost and expense) to minimize the extent of any such required disclosure. PubCo understands and agrees that any NB Director (or observer in lieu thereof) may disclose information about PubCo and its Subsidiaries received by such NB Director (or observer in lieu thereof) to NB and its Affiliates and Representatives (such information being deemed to be “Confidential Information” subject to this Section 2.5), and that such disclosure shall not constitute a breach of or failure to comply with any fiduciary duties of the NB Director (if applicable), or this Agreement, the Certificate of Incorporation, the Bylaws or similar governance documents that are generally applicable to PubCo’s Directors or any other agreement to which NB or its Affiliates, on the one hand, or PubCo or its Affiliates, on the other hand, are party; provided that such director may not disclose any Excluded Opportunity (as defined in the Certificate of Incorporation) or Confidential Information, in each case, in a manner in which it reasonably would be expected to be used competitively by NB.

(e) PubCo understands and acknowledges that (a) NB and its Affiliates may now or in the future engage in any business that may be competitive with the business of PubCo or its Subsidiaries, evaluate, invest in (directly or indirectly, including providing financing to) or do business with, competitors or potential competitors of PubCo or its Subsidiaries, and that the receipt of Confidential Information is not intended to and shall not restrict or preclude such activities, provided that NB does not use any Confidential Information in connection therewith. Further, PubCo understands and acknowledges that NB and its Affiliates may (x) have general knowledge with respect to the industry in which PubCo or its Subsidiaries operate and that additional general industry knowledge may be gained by NB from reviewing Confidential Information that cannot be separated from NB’s overall knowledge and (y) retain certain mental impressions of the Confidential Information (it being understood that a mental impression is what a person retains when such person has not intentionally memorized the information or retained notes or other aids to help retain such memory), and such general knowledge and mental impressions shall be permitted to be used in the ordinary course of NB’s business, including in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions and is not intended to be limited by this Section 2.5. Accordingly, NB and PubCo will negotiate in good faith to establish procedures to limit the manner of providing information to NB in a manner reasonably intended to prevent competitive harm to PubCo or any of its Subsidiaries or violations of law (e.g., using “clean team” members).

(f) Except as required by law (in which case NB shall be given an opportunity to review and comment on such disclosure), PubCo and its Subsidiaries shall not make any disclosure regarding NB or any of its Affiliates in any regulatory filing or public disclosure (including filings with the SEC) without the prior written consent of NB, which consent shall not be unreasonably withheld, conditioned or delayed, unless such disclosure is substantially consistent with previous public disclosure regarding NB and its Affiliates.

Section 2.6 Carry Entitlements. Without limiting Section 2.3(b), PubCo shall not (and shall cause its Subsidiaries, including Owl Rock Carry GP LLC and Owl Rock Performance Fee GP LLC not to) enter into any agreement or take (or fail to take) any other action, unless approved by majority of PubCo’s Independent Directors, that results in Blue Owl Holdings and/or Blue Owl Carry (and PubCo’s proportionate share thereof through its ownership of Blue Owl Holdings and Blue Owl Carry) receiving less than 15% of the Promote Distributions arising in respect of all of the existing and future PubCo Funds (other than the Existing Diamond Flagship Funds (as defined in the BCA), in each case with respect to the Existing Diamond Flagship Funds, including (i) any parallel, subsidiary and feeder vehicles related to such Existing Diamond Flagship Funds,

(ii) any co-invest vehicles related to investments made by such Existing Diamond Flagship Funds (including the foregoing clause (i)) where Promote Distributions are earned and (iii) any secondary transaction related vehicles for such Existing Diamond Flagship Funds (including the foregoing clauses (i) and (ii))), in each case, net of any grants of Specified Equity (the “Carry Entitlements”), and for which any such grant of Specified Equity, for the avoidance of doubt, will dilute all holders (other than holders of Specified Equity but including any employee vehicles holdings the remaining 85% of the Promote Distributions), pro rata and not solely the 15% Carry Entitlement of Blue Owl Holdings and/or Blue Owl Carry. No separate approval of the Independent Directors is required pursuant to the foregoing sentence (x) in connection with incurrence of third party Indebtedness (or pledges and subsequent foreclosure in connection therewith), or (y) any arm’s length sales, to unaffiliated third parties, of Carry Entitlements for value that is otherwise received by Blue Owl Holdings and/or Blue Owl Carry, in each case, which such third parties do not include the Qualified Stockholders, their Affiliates or respective Permitted Transferees; provided, however, that for the avoidance of doubt, any action taken in connection with the matters set forth in the foregoing clauses (x) or (y) shall remain subject to any applicable approval of the Board to the extent required by applicable law. For the avoidance of doubt, in the event it is determined by PubCo or its applicable Subsidiaries not to charge carried interest, incentive fees, promoted interest, performance fee or similar fees in connection with a co-investment, fund-of-one or other vehicle, no Promote Distributions will be made in respect of such PubCo Funds. For purposes of this Section 2.6 only, the term “Specified Equity” shall be read disregarding clause (b) of the definition thereof and the references in such definition to any Subsidiary of PubCo shall be replaced with references to any Subsidiary of Blue Owl Holdings or Blue Owl Carry (or any successors thereto).

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing.

(i) PubCo shall file, within 45 days of the Effective Date or such other earlier date as it is required in accordance with any Subscription Agreements, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration Statement), each, a “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder.

(ii) PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Registration Statement, the 90th calendar day following the filing thereof), (B) the tenth 10th Business Day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, or (C) if the day determined under clause (A) or clause (B) falls on a Saturday, Sunday or other day that the SEC is closed for business, the next Business Day immediately following the day determined under clause (A) or clause (B) on which the SEC is open for business (the date determined under clause (A), (B) and (C), the “Effectiveness Deadline”). PubCo shall maintain a Shelf in accordance with the terms of this Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

(iii) In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration.

(i) If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder whose Registrable Securities are included therein. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

(ii) If a Subsequent Shelf Registration Statement is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit all Holders whose Registrable Securities are included therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding.

(c) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms of this Agreement.

(d) Requests for Underwritten Shelf Takedowns.

(i) At any time and from time to time after the Shelf has been declared effective by the SEC, each of the Special Holders (each Special Holder being in such case a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities (or, (x) in the case of NB, Registrable Securities held by NB, the NB Aggregator and/or NB Aggregator Subject Members and (y) in the case of Dyal SLP, Registrable Securities held by Dyal SLP, any other Dyal SLP Aggregator and/or Dyal SLP Aggregator Subject Members) in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”).

(ii) All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Demanding Holders requesting such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), such Underwriters to be subject to the prior written consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Special Holder or any Transferee thereof be entitled to request an Underwritten Shelf Takedown (and

PubCo shall not be obligated to consummate any Underwritten Shelf Takedown with respect to any Special Holder or any Transferee thereof) during the Lock-Up Period applicable to such Person.

(iv) PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. Except as set forth in the preceding sentence (and subject to Section 3.1(d)(iii)), there shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder.

(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows, at all times:

(i) first, the Registrable Securities of the Demanding Holders, the Founder Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder, Founder Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown for itself or, in the case of NB, on behalf of itself, the NB Aggregator or any NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator or any Dyal SLP Aggregator Subject Members) that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under Section 3.1(e)(i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under Section 3.1(e)(i) and Section 3.1(e)(ii), the Common Shares or other Equity Securities of any other Holder or any other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the pricing of such Underwritten Shelf Takedown by PubCo. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. If PubCo receives a Withdrawal Notice, a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Notwithstanding anything to the contrary contained in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(f).

(g) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities, which, in the case of such request, may include with respect to NB, the Registrable Securities held by NB Aggregator and any NB Aggregator Subject Members and with respect to Dyal SLP, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members. PubCo shall file such Registration Statement within 30 days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within 60 days of filing. The provisions of Section 3.1(d), Section 3.1(e) and Section 3.1(f) shall apply to this Section 3.1(g) as if a demand under this Section 3.1(g) were an Underwritten Shelf Takedown.

Section 3.2 Piggyback Registration.

(a) Piggyback Rights.

(i) If PubCo or any Special Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including an Underwritten Shelf Takedown pursuant to Section 3.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”).

(ii) Subject to Section 3.2(b), PubCo shall cause all Registrable Securities requested by the Holders to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (x) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders under this Agreement and (y) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders, including NB on behalf of itself, and with respect to any Registrable Securities held by the NB Aggregator and any NB Aggregator Subject Members, and including Dyal SLP on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members, and Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and Founder Holder has requested be included in such Registration for itself or, in the case of NB, with respect to Registrable Securities held by itself, the NB Aggregator and the NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members), which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders that are not Special Holders or Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is initiated and undertaken for the account of a Special Holder, PubCo shall include in any such Registration:

(A) first, the Registrable Securities of Special Holders, including NB on behalf of itself, and with respect to any Registrable Securities held by the NB Aggregator and any NB Aggregator Subject Members, and including Dyal SLP on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members, and Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and Founder Holder has requested be included in such Registration for itself or, in the case of NB, with respect to Registrable Securities held by itself, the NB Aggregator and the NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members), which can be sold without exceeding the Maximum Number of Securities;

(B) second, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders that are not Special Holders or Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each such

Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(iii) If the Registration is pursuant to a request by Persons other than the Special Holders, then PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, other than the Special Holders, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders and Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and Founder Holder has requested be included in such Registration for itself or, in the case of NB, on behalf of itself, the NB Aggregator or any NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator or any Dyal SLP Aggregator Subject Members) which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders that are not Special Holders or Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities;

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the Common Shares or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(e), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the pricing of the relevant offering pursuant to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the pricing of such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Exceptions to Piggyback Rights. Notwithstanding anything in this Agreement to the contrary, this Section 3.2 shall not apply for any Holder, prior to the expiration of the Lock-Up Period in respect of such Holder.

Section 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Major Holder agrees that it shall not Transfer any Common Shares (other than those included in such offering pursuant to this Agreement) without the prior written consent of PubCo, during the seven calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Major Holder and each of PubCo’s directors and executive officers have executed a lock-up agreement on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in Section 3.4(d)) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and (iii) do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions (notwithstanding the foregoing, PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject);

(e) notify each participating Holder of Registrable Securities included in such Registration Statement, as soon as practicable after PubCo receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;

(f) furnish counsel for the Underwriter(s), if any, and, upon written request, for the Special Holders of Registrable Securities included in such Registration Statement with copies of any written comments from the SEC or any written request by the SEC for amendments or supplements to a Registration Statement or Prospectus;

(g) cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(h) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(i) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) at least three calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(l) in the event of an Underwritten Offering or a sale of Registrable Securities facilitated by a financial institution pursuant to such Registration, permit Representatives of the Special Holders, the Underwriters or such other financial institutions facilitating such Underwritten Offering or sale, if any, and any attorney, consultant or accountant retained by such Special Holders, or Underwriter or financial institution to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, in each case subject to the agreement by any such Person of confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(m) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering or, if requested in writing in the event of a sale of Registrable Securities by a financial institution pursuant to such Registration, which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or financial institution, as the case may be, may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Special Holders and any Underwriters or financial institution;

(n) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, and any financial institution facilitating a sale of Registrable Securities facilitated pursuant to such Registration, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Special Holders, any Underwriters, placement agent, sales agent, or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders and any Underwriters, placement agent, sales agent and financial institution;

(o) in the event of any Underwritten Offering or a sale of Registrable Securities facilitated by a financial institution pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter, placement agent, sales agent or financial institution of such offering or sale;

(p) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(q) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the participating Holders, in connection with such Registration.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. Subject to the minimum thresholds set forth in Section 3.1(d) and Section 3.4(q), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration. Notwithstanding anything to the contrary contained in this Section 3.6, NB, the NB Aggregator, Dyal SLP and the Dyal SLP Aggregator shall not be required to sign any powers of attorney or custody aggreements.

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than twice or an aggregate of 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. Any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers. Notwithstanding the foregoing, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. Notwithstanding the foregoing, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall severally (and not jointly), in proportion to their respective net proceeds received from the sale of Registrable Securities pursuant to such Registration Statement, indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to give prompt notice shall not impair any Person’s right to indemnification under this Agreement to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement only if any sums payable in connection with such settlement are paid in full by the indemnifying party and such settlement (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages.

(d) The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to in this Agreement, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. Notwithstanding the foregoing, the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Founder Holders represents and warrants that this Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.

Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Agreement, including for purposes of Section 3.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Effective Date and who acquires Registrable Securities after the Effective Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Termination of Original RRA. Upon the Closing, PubCo and each of the Founder Holders agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are terminated in their entirety and shall be of no further force or effect.

Section 3.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members (or the members of the Sponsor otherwise hold any Registrable Securities directly), the members of the Sponsor shall be treated as the Sponsor under this Agreement. Notwithstanding the foregoing, such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the NB Aggregator may distribute all or a portion of its Registrable Securities (or securities exchangeable, convertible or exercisable into Registrable Securities) to the NB Aggregator Subject Members after expiration of the Lock-Up Period applicable thereto and upon such distribution (or if the NB Aggregator Subject Members otherwise hold any Registrable Securities directly), such Registrable Securities held by NB Aggregator Subject Members, NB Aggregator and NB shall (subject to, following the expiration of the Initial Period, Section 10.31 of the Business Combination Agreement) be treated as held by NB, collectively, for purposes of determining the Allotment, NB’s Economic Ownership Percentage, whether the NB First Ownership Threshold or NB Second Ownership Threshold is satisfied and with respect to rights under Article III of this Agreement (including, for purposes of clause (D) of the definition of “Registrable Securities” which shall aggregate any such securities with all those held by NB, NB Aggregator or any other NB Aggregator Subject Member for purposes of making such determination), so long as, as to a given NB Aggregator Subject Member, such NB Aggregator Subject Member of the NB Aggregator or its Permitted Transferees is party to a shareholders or similar agreement with NB Aggregator or NB providing (i) for the exercise of rights on behalf of, and communications to, such distributee by NB or NB Aggregator, and (ii) that unless otherwise agreed by PubCo, for a period commencing the Closing Date and ending on the eighth (8th) anniversary of this Agreement (the “Initial Period”), such NB Aggregator Subject Member shall not Transfer any Registrable Securities other than in an offering pursuant to Section 3.1 or Section 3.2 or any other Permitted Transfer, provided, that any such NB Aggregator Subject Member not subject to such shareholders or similar agreement shall nonetheless be a “Holder” hereunder. Notwithstanding anything herein to the contrary, whether or not the ownership of Equity Securities by NB Aggregator and NB Aggregator Subject Members count towards whether any ownership threshold of NB has been satisfied, rights under Article II and Article V of this Agreement may only be exercised by NB.

(c) Notwithstanding anything to the contrary contained in this Agreement, subject to the applicable Lock-Up Period, the Dyal SLP Aggregator may distribute all or a portion of its Registrable Securities to the Dyal SLP Aggregator Subject Members and upon such distribution (or if the Dyal SLP Aggregator Subject Members otherwise hold any Registrable Securities directly), the Dyal SLP Aggregator Subject Members, Dyal SLP Aggregator and Dyal SLP shall be treated as Dyal SLP under this Agreement, collectively. In any event, any rights conferred on Dyal SLP as a Special Holder under this Agreement shall only be exercised by Dyal SLP, on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members. Notwithstanding the foregoing, such Dyal SLP Aggregator Subject Members, taken as a whole, shall not be entitled to rights in excess of those conferred on the Dyal SLP Aggregator, as if the Dyal SLP Aggregator remained a single entity party to this Agreement.

(d) Notwithstanding the foregoing but subject to Section 4.2, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor, NB or Dyal SLP Aggregator, as applicable.

(e) At any time after expiration of the Lock-Up Period applicable to the Lock-Up Shares held by ORC Feeder that are attributable to Dyal IV (as determined in accordance with the definition of Lock-Up Period) (the “Dyal IV Attributable Shares”), ORC Feeder may distribute, sell or Transfer all or any portion of the

Dyal IV Attributable Shares, as long as consideration received in respect thereof is paid exclusively to Dyal IV. At the request of ORC Feeder, PubCo shall cooperate with respect to any such distribution, sale or Transfer, including by cooperating and taking reasonable actions with respect to any Tax planning related thereto.

Section 3.17 Adjustments. If there are any changes in the Equity Securities as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Equity Securities as so changed.

ARTICLE IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo that it shall not effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by such Party during the Lock-Up Period applicable to such Lock-Up Shares.

(b) During the Lock-Up Period applicable to any Holder, any purported Transfer of Lock-Up Shares by such Holder other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) Notwithstanding anything to the contrary in this Agreement, each Holder acknowledges and agrees that the Blue Owl Holdings Common Units, the Blue Owl Carry Common Units and the Common Shares, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period applicable to such Holder, each Holder may make Permitted Transfers (without the consent of PubCo) of any of such Holder’s Lock-Up Shares. For the avoidance of doubt, in connection with any Permitted Transfer of Lock-Up Shares, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement and complies with the following sentence. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor, other than rights under this Agreement that may not be assigned in accordance with Article V hereof) for all purposes of this Agreement.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Agreement, no Party may assign such Party’s rights or obligations under this Agreement, in whole or in part, other than in compliance with this Section 5.1. Any such assignee may not again assign those rights, other than in accordance with this Section 5.1. Any attempted assignment of rights or obligations in violation of this Section 5.1 shall be null and void.

(b) Subject to Section 5.1(g), Section 5.1(i) and the following sentence, NB may not assign any of its rights or obligations under this Agreement without the prior written consent of PubCo. Notwithstanding the foregoing sentence, the NB Aggregator and the NB Aggregator Subject Members shall (to the extent any such NB Aggregator Subject Member holds Registrable Securities) each be considered a Holder for purposes of Article III without any further consent of PubCo. Notwithstanding anything to the contrary in this Agreement (including the foregoing sentence), NB’s rights under Section 2.1, Section 2.3 and Section 2.5 are personal to NB and may not be assigned to any Person.

(c) Subject to Section 5.1(g), Section 5.1(h) and Section 5.1(i), the Dyal Principals (and the Dyal Principal Representative) may not assign any of their respective rights or obligations under this Agreement without the prior written consent of each of PubCo, the ORC Principal Representative, and for so long as the NB First Ownership Threshold is satisfied, NB. Notwithstanding the foregoing sentence, the Dyal SLP Aggregator and the Dyal SLP Aggregator Subject Members shall (to the extent any such Dyal SLP Aggregator Subject Member holds Registrable Securities) each be considered a Holder for purposes of Article III without any further consent of PubCo, the ORC Principal Representative or NB.

(d) Subject to Section 5.1(g), Section 5.1(h) and Section 5.1(i), the ORC Principals (and the ORC Principal Representative) may not assign their respective rights or obligations under this Agreement without the prior written consent of each of PubCo, the Dyal Principal Representative, and for so long as the NB First Ownership Threshold is satisfied, NB. Notwithstanding the foregoing sentence, ORC Feeder and its members and ORCP and its partners shall (to the extent any such member or partner, as applicable, holds Registrable Securities) each be considered a Holder for purposes of Article III without any further consent of PubCo, the Dyal Principal Representative or NB.

(e) Other than assignments in connection with a distribution in accordance with Section 3.16 but subject to Section 5.1(i), the Founder Holders may not assign their respective rights or obligations under this Agreement without the prior written consent of each of PubCo, a majority of the Key Individuals, and for so long as the NB First Ownership Threshold is satisfied, NB.

(f) Except as provided in Section 5.1(i), no Seller (other than the Sellers specifically referred to in Section 5.1(b) through Section 5.1(e)) may assign any of its respective rights or obligations under this Agreement without the prior written consent of PubCo.

(g) Notwithstanding anything to the contrary in this Agreement, in no event can any Party assign any of such Party’s rights under Section 2.1 and Section 2.2.

(h) Notwithstanding anything to the contrary in this Agreement, the rights of the Key Individuals (in their capacity as such) under this Agreement are personal and may not be assigned to any Person.

(i) A Holder, in its capacity as such, may Transfer such Holder’s rights or obligations under this Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to any such Holder’s Permitted Transferees.

(j) Subject to Section 5.1(b) through Section 5.1(h), any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction or in a transaction whereby such Registrable Securities cease to be Registrable Securities) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and PubCo is authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

(k) All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Agreement.

(l) Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary to this Agreement.

Section 5.2 Termination. Except for Section 2.1(j), Section 2.1(k) and Section 2.1(l), Section 2.1 shall terminate automatically (without any action by any Party) as to the ORC Principals (and the ORC Principal Representative), the Dyal Principals (and the Dyal Principal Representative) and NB, as applicable, at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Agreement. Article III of this Agreement shall terminate as set forth in Section 3.13. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities. Notwithstanding the foregoing, the provisions of Section 3.10 and Section 5.12 shall survive any termination of this Agreement with respect to any Holder.

Section 5.3 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Agreement, together with the Exhibit to this Agreement, the BCA, Certificate of Incorporation, the Bylaws, the A&R Blue Owl Holdings LP Agreement, the A&R Blue Owl Carry LP Agreement, the Exchange Agreement and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b) Subject to Section 5.4(c) and Section 5.4(d), no provision of this Agreement may be Amended in whole or in part at any time without the express written consent of PubCo, Holders with aggregate Voting Power Percentages constituting a majority of the aggregate Voting Power Percentages of all Holders and Holders with aggregate Economic Ownership Percentages constituting a majority of the aggregate Economic Ownership Percentages of all Holders. Notwithstanding anything to the contrary in this Agreement, the rights of PubCo set forth in Section 2.6 (and the definitions used therein) may not be Amended, assigned or waived in whole or in part at any time without the prior written consent of a majority of the Independent Directors.

(c) Notwithstanding Section 5.4(b) but subject to Section 5.4(d), any Amendment of (i) any rights or obligations of any Party that are personal to such Party or specifically refer to such Party by name that would be materially adverse in any respect to such Party, or (ii) any rights or obligations of any Party that would be materially adverse in any respect to such Party in a manner disproportionate to the other Parties, shall require the prior written consent of such Party. Notwithstanding the foregoing, (x) with respect to any Amendment to the rights and obligations of (i) ORC Principals under this Agreement, such Amendment shall only be effective if the prior written consent of Doug Ostrover and Marc Lipschultz is received, (ii) Dyal Principals under this Agreement, such Amendment shall only be effective if the prior written consent of Michael Rees is received, or (iii) NB under this Agreement, such Amendment shall only be effective if the prior written consent of NB is received; and (y) with respect to any Amendment that would be materially adverse in any respect to (1) any Key Individual, such Amendment shall only be effective if the prior written consent of such Key Individual is received or (2) the Founder Holders, such Amendment shall only be effective if the prior written consent of the Sponsor is received.

(d) The Amendment of any provision of this Agreement that has terminated (as determined in accordance with this Agreement) with respect to a Party shall not require the consent of such Party (and any

Equity Securities owned by such Party shall be disregarded for purposes of calculating any percentages required in respect of such Amendment).

(e) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided. Notwithstanding the foregoing sentence, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) the ORC Principal Representative, (iii) the Dyal Principal Representative, (iv) NB, (v) the Sponsor, and (vi) a majority-in-voting interest of the Holders.

Section 5.5 Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated on the signature pages hereto (in the case of PubCo or any other Party executing this Agreement as of the Effective Date) or, with respect to any Transferee executing a joinder following the Effective Date, on such joinder. Any notice, demand or other communication to NB Aggregator or any NB Aggregator Subject Members shall be deemed validly given if given to NB.

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo, Blue Owl Holdings or Blue Owl Carry acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Agreement. Notwithstanding the foregoing, Equity Securities acquired under a Subscription Agreement on or prior to the Effective Date shall not be “Registrable Securities” for purposes of this Agreement. The rights and obligations of the Dyal Principals and the ORC Principals under Article IV of this Agreement shall apply with respect to each Person controlled, directly or indirectly, by such Dyal Principals or ORC Principals, either individually or collectively, and the Equity Securities of the Dyal Principals and ORC Principals in each such Person.

Section 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.11 No Third Party Liabilities. This Agreement may only be enforced against the named parties to this Agreement, and only with respect to obligations of such named parties under this Agreement. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties to this Agreement, as applicable, and only with respect to obligations of such named parties under this Agreement; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party to this Agreement (including any Person negotiating or executing this Agreement on behalf of a Party to this Agreement), unless a Party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 5.12 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), to the extent arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (w) to the extent such Indemnified Liabilities are liabilities of any Holder Indemnitee or its Affiliates pursuant to any indemnification obligation of such Holder Indemnitee or its Affiliates to PubCo or its Affiliates (other than such Holder Indemnitee or its Affiliates), under the BCA and the Ancillary Agreements, (x) to the extent such Indemnified Liabilities arise out of any breach by such Holder Indemnitee or its Affiliates of this Agreement, the BCA (to the extent such Holder Indemnitee or such Affiliate is a party thereto), any agreement referenced or contemplated thereby to which such Holder Indemnitee or any of its Affiliates is a party, or any other agreement between such Holder Indemnitee or any of its Affiliates, on the one hand, and PubCo or any of its subsidiaries, on the other hand, in each case by such Holder Indemnitee or its Affiliates or other related Persons, or the breach of any fiduciary or other duty or obligation (whether arising by Law or contract) of such Holder Indemnitee or its Affiliates to (A) its direct or indirect equity holders, creditors or Affiliates or (B) PubCo, any of its subsidiaries or their respective equity holders, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s fraud, gross negligence or willful misconduct). Notwithstanding the foregoing, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason (other than by virtue of any exclusions herein), PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.12, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification under this Agreement will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b) PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred by such Holder Indemnitee in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, or any action or proceeding arising therefrom. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its designated subsidiary and such settlement (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee. No Holder Indemnitee shall settle, compromise or consent to any judgement in connection with any Action for which such Holder Indemnitee seeks indemnification under the terms of this Section 5.12, in each case without the written consent of Pubco.

(c) Notwithstanding the foregoing provisions of this Section 5.12, each Holder agrees that, under the A&R Blue Owl Carry LP Agreement and the A&R Blue Owl Holdings LP Agreement, each of Blue Owl Carry and Blue Owl Holdings is an indemnitor of first resort with respect to indemnification of the Indemnified Liabilities for the Persons indemnified thereunder. Accordingly, each Holder acknowledges and agrees that, if such Holder is entitled to indemnification under the A&R Blue Owl Carry LP Agreement and the A&R Blue Owl Holdings LP Agreement, such indemnification obligations of Blue Owl Carry and Blue Owl Holdings are senior and prior to the obligations of PubCo hereunder.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute gross negligence, willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e) Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 5.12, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer, director or employee of PubCo or any of its subsidiaries in such capacity as officer, director or employee. Such officers, directors and employees are or will be subject to separate indemnification in such capacity through this Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.12 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

PUBCO

BLUE OWL CAPITAL INC.

By:
Name:
Title:

Notice: 40 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Tom Wasserman
Email: tom.wasserman@hpspartners.com

[Signature Page to Investor Rights Agreement]

ORC SELLERS:

OWL ROCK CAPITAL FEEDER, LLC

By:
Name:
Title:

Notice: c/o Owl Rock Capital Partners 399 Park Avenue, Suite 3800
New York, NY 10022
Attn: Alan Kirshenbaum; Neena Reddy
Email: alan@owlrock.com; neena@owlrock.com

[Signature Page to Investor Rights Agreement]

OWL ROCK CAPITAL PARTNERS LP, in its capacity as the ORC Principal Representative

By:
Name:
Title:

Notice: c/o Owl Rock Capital Partners 399 Park Avenue, Suite 3800
New York, NY 10022
Attn: Alan Kirshenbaum; Neena Reddy
Email: alan@owlrock.com; neena@owlrock.com

[Signature Page to Investor Rights Agreement]

[●]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Doug Ostrover

Marc Lipschultz

Craig Packer

Alan Kirshenbaum

Notice: c/o Owl Rock Capital Partners 399 Park Avenue, Suite 3800
New York, NY 10022
Attn: Alan Kirshenbaum; Neena Reddy
Email: alan@owlrock.com; neena@owlrock.com

[Signature Page to Investor Rights Agreement]

DYAL SELLERS:

NEUBERGER BERMAN GROUP LLC

By:
Name:
Title:

Notice: c/o Neuberger Berman Group LLC
1290 Avenue of the Americas
New York, NY 10024
Attn: Head of Corporate Development
Email: jacques.lilly@nb.com; linda.sharaby@nb.com

DYAL CAPITAL SLP LP

By:
Name:
Title:

Notice:

[Signature Page to Investor Rights Agreement]

Michael Rees

Sean Ward

Andrew Laurino

Notice:

[Signature Page to Investor Rights Agreement]

SPONSOR:

ALTIMAR SPONSOR LLC

By:
Name:
Title:

Notice: c/o HPS Investment Partners, LLC 40 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Tom Wasserman
Email: tom.wasserman@hpspartners.com

[Signature Page to Investor Rights Agreement]

SPONSOR INDIVIDUALS:

Tom Wasserman

Vijay Sondhi

Roma Khanna

Rick Jelinek

Michael Vorhaus

Michael Rubenstein

Kevin Beebe

John Kim

Payne Brown

Notice:

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Joinder

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Investor Rights Agreement, dated as of [●], 2021 (the “Agreement”), by and among Blue Owl Capital Inc., a Delaware corporation (“PubCo”), the ORC Sellers (as defined therein), the Dyal Sellers (as defined therein), Altimar Sponsor LLC, a Delaware limited liability company, and the other parties thereto from time to time, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Lock-Up Shares or Registrable Securities (as applicable). By signing and returning this Joinder Agreement to PubCo, the undersigned accepts and agrees to be bound by and subject to the terms and conditions of the Agreement, with all attendant rights, duties and obligations thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

[Exhibit A to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[●]

Name:
[Title:]

Address for Notices:
Attention:

[Exhibit A to Investor Rights Agreement]

Annex F

FORM OF EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), among Blue Owl Capital Inc., a Delaware corporation, Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry”), Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (and any successor General Partner of Blue Owl Holdings and Blue Owl Carry designated in accordance with the applicable A&R Blue Owl Operating Agreements (as defined below), the “General Partner”)), and each Blue Owl Limited Partner (as defined below) from time to time party to this Agreement.

WHEREAS, the parties to this Agreement desire to provide for the exchange of certain Blue Owl Units (as defined below), and corresponding surrender for cancellation of Class C Shares (as defined below) or Class D Shares (as defined below), as applicable, for Class A Shares (as defined below) or Class B Shares (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the right to exchange Blue Owl Units set forth in Section 2.1 below, once exercised, represents a several, and not a joint and several, obligation of the Blue Owl Operating Group Entities (as defined below), on a pro rata basis, and no Blue Owl Operating Group Entity shall have any obligation or right to acquire Blue Owl Units issued by another Blue Owl Operating Group Entity.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“A&R Blue Owl Carry LP Agreement” means the Amended and Restated Limited Partnership Agreement of Blue Owl Carry, dated on or about the Effective Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“A&R Blue Owl Holdings LP Agreement” means the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, dated on or about the Effective Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“A&R Blue Owl Operating Agreements” means, collectively, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation Percentage” means, with respect to each of Blue Owl Holdings and Blue Owl Carry, a percentage equal to the (a) fair market value of the net assets and operations of such entity (together with its consolidated Subsidiaries), as applicable, divided by (b) the aggregate fair market value of the net assets and operations of the Blue Owl Holdings and Blue Owl Carry (together with their respective consolidated Subsidiaries), collectively. For purposes of this definition, “fair market value” shall mean the value that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing

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seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case, as reasonably determined by the General Partner in good faith as of the applicable date of determination. As of the Effective Date, the Allocation Percentage of (i) Blue Owl Holdings is [●]% and (ii) Blue Owl Carry is [●]%.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the General Partner and the relevant Exchanging Partner, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall mean the value that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, and shall be determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Blue Owl Operating Group Entities in accordance with their respective Allocation Percentages.

“BCA” means the Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP, Neuberger Berman Group LLC, and the other parties thereto, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Block Exchange Notice” has the meaning set forth in Section 2.1(b).

“Blue Owl Carry” has the meaning set forth in the preamble of this Agreement.

“Blue Owl Carry Common Unit” means a “Common Unit” as defined in, and issued under, the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry GP Unit” means a “GP Unit” as defined in, and issued under, the A&R Blue Owl Carry LP Agreement.

“Blue Owl Holdings” has the meaning set forth in the preamble of this Agreement.

“Blue Owl Holdings Common Unit” means a “Common Unit” as defined in, and issued under, the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings GP Unit” means a “GP Unit” as defined in, and issued under, the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Limited Partner” means, subject to the following sentence, each Person that is, as of the date of determination, a limited partner of each of the Blue Owl Operating Group Entities pursuant to the terms of the A&R Blue Owl Operating Agreements (as applicable). Notwithstanding the foregoing, none of PubCo, the General Partner, nor any other direct or indirect subsidiary of PubCo shall be a “Blue Owl Limited Partner” for purposes of this Agreement.

“Blue Owl Operating Group Entities” means, collectively, Blue Owl Holdings and Blue Owl Carry.

“Blue Owl Unit” means, collectively, one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit.

“Business Day” has the meaning set forth in the BCA

“Cash Exchange Class A Five Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Trading Day prior to the applicable Exchange Date. By way of example,

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assuming for purposes of this example that none of the days in the relevant period that are Business Days are not Trading Days, then if the Exchange Date is a Friday, the Cash Exchange Class A Five Day VWAP for such Exchange Date will be the arithmetic average of the VWAP for the five consecutive Trading Day Period beginning on and including the Friday of the previous week and ending on and including the Thursday of the week of such Exchange Date.

“Cash Exchange Payment” means, with respect to a particular Exchange for which the Exchange Committee has elected (on behalf of the Blue Owl Operating Group Entities) to make a Cash Exchange Payment in accordance with Section 2.1(d):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares or Class B Shares (as applicable) that would have been received by the Blue Owl Limited Partner in the Exchange for the portion of the Blue Owl Units subject to the Cash Exchange Election if no Cash Exchange Election had been made and (y) the Cash Exchange Class A Five Day VWAP; or

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares or Class B Shares (as applicable) that would have been received by the Blue Owl Limited Partner in the Exchange for the portion of the Blue Owl Units subject to the Cash Exchange Election if no Cash Exchange Election had been made and (y) the Appraiser FMV of one Class A Share.

“Class A Share” means a share of “Class A Common Stock” as defined in the PubCo Charter.

“Class B Share” means a share of “Class B Common Stock” as defined in the PubCo Charter.

“Class C Share” means a share of “Class C Common Stock” as defined in the PubCo Charter.

“Class D Share” means a share of “Class D Common Stock” as defined in the PubCo Charter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Direct Exchange” has the meaning set forth in Section 2.1(g).

“Exchange” means the exchange by the Blue Owl Operating Group Entities of one or more Blue Owl Units held by a Blue Owl Limited Partner (together with the surrender for cancellation of Class C Shares or Class D Shares held by such Blue Owl Limited Partner, as applicable) for the Exchange Payment in accordance with this Agreement. Any references to an Exchange in this Agreement, the PubCo Charter, any A&R Blue Owl Operating Agreement, the Tax Receivable Agreement, or any other agreement or document that references an “Exchange” as defined in the Exchange Agreement shall, unless specifically provided otherwise herein or therein, include a Direct Exchange or a Block Exchange where appropriate.

“Exchange Committee” has the meaning given to such term in the Amended and Restated Limited Liability Company Agreement of the General Partner, dated on or about the Effective Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Exchange Date” means any Quarterly Exchange Date or any date of a Block Exchange.

“Exchange Notice” has the meaning set forth in Section 2.1(c).

“Exchange Payment” means, with respect to any Exchange, the Stock Exchange Payment and/or the Cash Exchange Payment, as applicable.

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“Exchange Rate” means the number of Class A Shares or Class B Shares (as applicable) for which a Blue Owl Unit, together with a Class C Share or Class D Share (as applicable), is entitled to be exchanged in accordance with this Agreement. On the Effective Date, the Exchange Rate shall be 1-for-1, which Exchange Rate shall be subject to modification only as provided in Section 2.8.

“Exchange Threshold” has the meaning set forth in Section 2.4(a) of this Agreement.

“Exchanged Securities” means, with respect to an Exchange, collectively, (a) the Blue Owl Units being exchanged pursuant to a relevant Exchange Notice, and (b) a number of Class C Shares or Class D Shares (as applicable) being surrendered and cancelled equal to the number of such Blue Owl Units. For the avoidance of doubt, (i) one Blue Owl Unit and (ii) one Class C Share or Class D Share (as applicable) so being exchanged and cancelled shall collectively be an “Exchanged Security.”

“Exchanging Partner” means any Blue Owl Limited Partner holding Blue Owl Units that are subject to an Exchange.

“General Partner” has the meaning set forth in the preamble of this Agreement.

“HSR Act” has the meaning given to such term in the BCA.

“Insider Trading Policy” means any insider trading policy of PubCo applicable to directors and executive officers, as such insider trading policy may be adopted, amended, supplemented or restated from time to time, in accordance with the PubCo Charter, the Bylaws of PubCo and the Investor Rights Agreement (as applicable).

“Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the Effective Date, by and among PubCo, Blue Owl Holdings, Blue Owl Carry and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“Liens” has the meaning given to such term in the BCA.

“Minimum Exchange Amount” means a number of Blue Owl Units held by an Exchanging Partner equal to the lesser of (x) 10,000 Blue Owl Units and (y) all of the Blue Owl Units then held by the applicable Exchanging Partner.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended.

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Blue Owl Limited Partners entitled to receive any distribution from a Blue Owl Operating Group Entity, which shall (unless otherwise reasonably determined by the General Partner in good faith) be the same as any record date established by PubCo for a distribution to its stockholders of some or all of its portion of such distribution.

“Permitted Transferee” has the meaning set forth in Section 3.1.

“Person” has the meaning given to such term in the BCA.

“Proceeding” has the meaning given to such term in the BCA.

“PubCo” means Blue Owl Capital Inc., a Delaware corporation.

“PubCo Charter” means the Amended and Restated Certificate of Incorporation of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

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“Quarter” means, unless the context requires otherwise, a fiscal quarter of PubCo.

“Quarterly Exchange Date” means, for each Quarter, unless such Quarterly Exchange Date is delayed pursuant to Section 2.2(d), the date that is the latest to occur of: (a) the sixth Business Day after the date on which PubCo makes a public news release of its quarterly earnings for the prior Quarter; (b) the first day of such Quarter on which directors and executive officers of PubCo are permitted to trade under the Insider Trading Policy; or (c) such other date within such Quarter as the General Partner shall determine in its reasonable discretion.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Earnout Units” has the meaning given to such term in the BCA.

“Stock Exchange Payment” means, with respect to the portion of an Exchange for which (x) a Cash Exchange Notice is not delivered by the Exchange Committee or (y) a Direct Exchange Election Notice electing to effect a Cash Exchange Payment is not delivered by PubCo, a number of Class A Shares or Class B Shares (as applicable) equal to the product of (a) the number of Exchanged Securities so exchanged multiplied by (b) the Exchange Rate. With respect to any Exchanged Security that includes: (i) a Class C Share, the Stock Exchange Payment for such Exchanged Security shall be in the form of Class A Shares; or (ii) a Class D Share, the Stock Exchange Payment for such Exchanged Security shall be in the form of Class B Shares.

“Subsidiary” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs. Notwithstanding the foregoing, for purposes of this Agreement, “Subsidiary” shall not include any private fund (or similar vehicle) or a business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by such first Person. For the avoidance of doubt, the “Diamond Funds” and the “Opal Funds” (as each is defined in the BCA) shall not be “Subsidiaries” of Blue Owl Holdings or Blue Owl Carry for purposes of this Agreement.

“Tax Receivable Agreement” has the meaning set forth in the BCA.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“VWAP” means the volume-weighted average share price of a Class A Share, as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable trading day.

1.2 Interpretation. In this Agreement and in the Exhibits to this Agreement, except to the extent that the context otherwise requires: (a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement; (b) defined terms include the plural as well as the singular and vice versa; (c) words importing gender include all genders; (d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it; (e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to

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midnight; (f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement; (g) the word “or” is not exclusive, and has the meaning represented by the phrase “and/or,” unless the context clearly prohibits that construction; (i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; (j) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

EXCHANGE OF BLUE OWL UNITS

2.1 Exchange Procedures.

(a) On the terms and subject to the provisions of this Agreement, and to the provisions of the A&R Blue Owl Operating Agreements, the Investor Rights Agreement and the PubCo Charter (including any “Lock-Up Period” set forth in any of them), each Blue Owl Limited Partner shall be entitled, on any Quarterly Exchange Date, to surrender Blue Owl Units to the Blue Owl Operating Group Entities in exchange for the delivery by such Blue Owl Operating Group Entities of the Stock Exchange Payment. Any Exchange under this Section 2.1(a) must be with respect to a number of Blue Owl Units at least equal to the Minimum Exchange Amount.

(b) Without limitation of Section 2.1(a), on the terms and subject to the provisions of this Agreement, and to the provisions of the A&R Blue Owl Operating Agreements, the Investor Rights Agreement and the PubCo Charter (including any “Lock-Up Period” set forth in any of them), each Blue Owl Limited Partner shall be entitled, at any time and from time to time from and after the Effective Date, to surrender Blue Owl Units to the Blue Owl Operating Group Entities in exchange for the delivery by such Blue Owl Operating Group Entities of the Stock Exchange Payment so long as the number of Blue Owl Units surrendered by such Blue Owl Limited Partner (and any related persons (within the meaning of Code Sections 267(b) or 707(b)(i)) pursuant to this sentence during any 30 calendar day-period represents, in the aggregate, greater than 2% of total interests in partnership capital or profits in each Blue Owl Operating Group Entity (determined by the General Partner reasonably in good faith, and in a manner consistent with the requirements for a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2)). An Exchange consummated pursuant to this Section 2.1(b) is referred to in this Agreement as a “Block Exchange”. For the avoidance of doubt, a Block Exchange shall not be subject to the Exchange Notice and other requirements of Section 2.1(c) or Section 2.1(f), below, but instead the Blue Owl Limited Partner shall exercise its right to effect a Block Exchange by delivering to the General Partner a written notice (the “Block Exchange Notice”) specifying a future Exchange Date; provided, that, such notice may be contingent (including as to the timing and date of such Block Exchange) upon the consummation of a purchase by another Person of the Class A Shares or Class B Shares (as applicable) for which the Blue Owl Units are exchangeable (whether in a tender or exchange offer, an underwritten offering, or otherwise) or the effectiveness of a registration statement under the Securities Act; provided, further, that an Exchange Date may not be earlier than the fifth Business Day, or later than a date that is ninety (90) days, following the delivery of the Block Exchange Notice. In the event any contingency set out in such Block Exchange Notice remains unsatisfied on the ninetieth day after the delivery of the Block Exchange Notice, such Block Exchange Notice shall be deemed to have been withdrawn by the Blue Owl Limited Partner. The exchanging Blue Owl Limited Partner may amend the Block Exchange Notice at any time prior to the Exchange Date by delivery of a written notice of amendment to the General Partner; provided, that, the Exchange Date may not be earlier than on the fifth business day following delivery of such notice of amendment to the General Partner; provided, further, that such amendment notice may not change, as the case may be, the future date or the period for satisfaction of the contingency referred to in this Section 2.1(b) beyond ninety (90) days of the date of the initial Block Exchange Notice. A Blue Owl Limited Partner may withdraw a Block Exchange Notice at any

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time prior to the Exchange Date by delivery of a written notice to the General Partner, in which event such Exchange Notice shall be null and void. Any Exchange pursuant to this Section 2.1(b) must be with respect to a number of Blue Owl Units at least equal to the Minimum Exchange Amount.

(c) At least 75 calendar days prior to each Quarterly Exchange Date, PubCo will provide notice thereof (which notice may be signed in accordance with the last sentence of Section 3.3) to each Blue Owl Limited Partner eligible to Exchange Blue Owl Units, together with the surrender for cancellation of Class C Shares or Class D Shares (as applicable), for Class A Shares or Class B Shares (as applicable) on such Quarterly Exchange Date. A Blue Owl Limited Partner may exercise the right to exchange Blue Owl Units by providing a written notice of exchange at least 60 calendar days prior to the applicable Quarterly Exchange Date or within such shorter period of time as may be agreed by the General Partner in its sole discretion (the “Exchange Notice”). The Exchange Notice shall be provided to the General Partner (on behalf of the Blue Owl Operating Group Entities) substantially in the form of Exhibit A to this Agreement.

(d) On or prior to the date that is one Business Day prior to an applicable Exchange Date, the Exchange Committee may elect (on behalf of the Blue Owl Operating Group Entities), to the extent PubCo and/or the General Partner have available cash (or shall have available cash immediately prior to the applicable Exchange) from the proceeds of a permanent equity offering, to settle all or a portion of an Exchange in cash in an amount equal to the Cash Exchange Payment (the “Cash Exchange Election”), in lieu of the Stock Exchange Payment, exercisable by the Exchange Committee (or its designee) by giving written notice of such election to the Exchanging Partner on or prior to the date that is one Business Day prior to the applicable Exchange Date (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Blue Owl Units, together with Class C Shares or Class D Shares (as applicable), which will be exchanged or surrendered and cancelled (as applicable) for cash in lieu of Class A Shares or Class B Shares (as applicable). Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment. The Exchange Committee’s election (on behalf of the Blue Owl Operating Group Entities) to settle all or a portion of an Exchange in cash need not be uniform and may be made selectively among Blue Owl Limited Partners, whether or not such Blue Owl Limited Partners are similarly situated.

(e) The General Partner may adopt reasonable procedures, guidelines, and practices consistent with the terms and conditions of this Agreement for communicating the Quarterly Exchange Date, the implementation of the Exchange provisions set forth in this Article II, including procedures for the giving of an Exchange Notice and for a Block Exchange. None of such procedures shall be adopted with a principal purpose of restricting or otherwise impairing in any material respect the Blue Owl Limited Partners’ rights to consummate Exchanges. Except as expressly provided in Section 2.1(f), a Blue Owl Limited Partner may not revoke an Exchange Notice delivered in accordance with Section 2.1(c), without the consent of the General Partner, which consent may be provided or withheld, or made subject to such conditions, limitations or restrictions, as reasonably determined by the General Partner in good faith.

(f) Notwithstanding anything to the contrary in the foregoing, if the average of the mean between high and low trading prices on the relevant National Securities Exchange for the two Trading Days immediately preceding the fourth Trading Day prior to the Quarterly Exchange Date is at least 15%, or such smaller percentage as the General Partner may determine from time to time, below the average of the mean between the high and low trading prices on the applicable National Securities Exchange for the two Trading Days immediately preceding the date an Exchange Notice is delivered in respect of such Quarterly Exchange Date, the applicable Blue Owl Limited Partner may irrevocably revoke any such notice in writing before the applicable Quarterly Exchange Date. No Blue Owl Limited Partner may make more than one such revocation with respect to any Quarterly Exchange Date that is within a 12-month period of the Quarterly Exchange Date with respect to which such revocation was made, and a Blue Owl Limited Partner that makes any such revocation in respect of a Quarterly Exchange Date may not exercise the right to Exchange Blue Owl Units pursuant to Section 2.1(a) in respect of the following Quarterly Exchange Date.

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(g) Notwithstanding anything to the contrary in this Section 2.1, PubCo may, in its sole and absolute discretion, elect to effect an Exchange (subject to the terms of this Article II) through a direct exchange of the Exchanged Securities by the Exchanging Partner to PubCo for the Exchange Payment (a “Direct Exchange”). Any such election shall not relieve the Blue Owl Operating Group Entities of their obligation arising with respect to such applicable Exchange Notice. PubCo may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Notice”) to the General Partner and the Exchanging Partner setting forth its election to exercise its right to consummate a Direct Exchange if, and only if, such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date, as determined by PubCo in good faith. A Direct Exchange Notice may be revoked by PubCo at any time if, and only if, any such revocation does not prejudice the ability of the parties to consummate an Exchange on the Exchange Date, as determined by PubCo in good faith. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Securities that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.1(g), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner (including the same form of Exchange Payment) as the relevant Exchange would have been consummated if PubCo had not delivered a Direct Exchange Notice. For the avoidance of doubt, whether or not all or any portion of an Exchange Payment will be in the form of a Cash Exchange Payment shall be determined by the Exchange Committee (on behalf of the Blue Owl Operating Group Entities), and PubCo shall effect a Direct Exchange in the form(s) of Exchange Payment(s) as is consistent with this Agreement and the Exchange Committee’s election (if any); provided, that any Cash Exchange Payment may only be paid with the proceeds of a permanent equity offering.

(h) Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Liquidating Event (as defined in the A&R Blue Owl Operating Agreements) with respect to any Blue Owl Operating Group Entity, each Blue Owl Limited Partner shall be entitled, on the terms and subject to the conditions of this Agreement, to elect to Exchange Blue Owl Units, together with the surrender for cancellation of Class C Shares or Class D Shares (as applicable), for Class A Shares or Class B Shares (as applicable). Any such Exchange pursuant to this Section 2.1(h) shall be effective immediately prior to the effectiveness of the applicable Liquidating Event (and, for the avoidance of doubt, shall not be effective if such Liquidating Event is not effective).

(i) Each Blue Owl Operating Group Entity shall be responsible for its respective Allocation Percentage of any Exchange Payment, and no Blue Owl Operating Group Entity shall have any obligation to (i) acquire any Blue Owl Units issued by another Blue Owl Operating Group Entity or (ii) make or assume any Exchange Payment owed by another Blue Owl Operating Group Entity.

2.2 Exchange Payment.

(a) Any Exchange shall be consummated on the applicable Exchange Date (to be effective immediately prior to the close of business on such Exchange Date).

(b) On the Exchange Date, in the case of an Exchange that is not a Direct Exchange:

(i) PubCo shall contribute to the General Partner, and the General Partner shall contribute to Blue Owl Holdings and Blue Owl Carry (each, in accordance with their respective Allocation Percentages), for their collective delivery to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Exchanged Securities not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Securities subject to a Cash Exchange Notice;

(ii) the Exchanging Partner shall transfer and surrender (A) Blue Owl Holdings Common Units being exchanged to Blue Owl Holdings, (B) Blue Owl Carry Common Units being exchanged to Blue Owl Carry and (C) Class C Shares and/or Class D Shares being surrendered to PubCo, and PubCo shall cancel the surrendered Class C Shares and/or Class D Shares (as applicable);

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(iii) (A) Blue Owl Holdings shall issue to the General Partner a number of Blue Owl Holdings GP Units equal to the number of Blue Owl Holdings Common Units surrendered pursuant to Section 2.2(b)(ii), and (B) Blue Owl Carry shall issue to the General Partner a number of Blue Owl Carry GP Units equal to the number of Blue Owl Carry Common Units surrendered pursuant to Section 2.2(b)(ii);

(iv) Blue Owl Holdings shall (A) cancel the redeemed Blue Owl Holdings Common Units that were a part of the Exchanged Securities held by the Exchanging Partner and (B) transfer to the Exchanging Partner its Allocation Percentage of the Cash Exchange Payment and/or the Stock Exchange Payment; and

(v) Blue Owl Carry shall (A) cancel the redeemed Blue Owl Common Carry Units that were a part of the Exchanged Securities held by the Exchanging Partner and (B) transfer to the Exchanging Partner its Allocation Percentage of the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c) On the applicable Exchange Date, in the case of a Direct Exchange:

(i) PubCo shall contribute to the General Partner, and the General Partner shall deliver to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Exchanged Securities not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Securities subject to a Cash Exchange Notice;

(ii) the Exchanging Partner shall transfer and surrender (A) Blue Owl Holdings Common Units being exchanged to Blue Owl Holdings, and Blue Owl Holdings shall cancel the surrendered Blue Owl Holdings Common Units, (B) Blue Owl Carry Common Units being exchanged to Blue Owl Carry, and Blue Owl Carry shall cancel the surrendered Blue Owl Carry Common Units, and (C) Class C Shares and/or Class D Shares being surrendered to PubCo, and PubCo shall cancel the surrendered Class C Shares and/or Class D Shares (as applicable); and

(iii) (A) Blue Owl Holdings shall issue to the General Partner a number of Blue Owl Holdings GP Units equal to the number of Blue Owl Holdings Common Units surrendered pursuant to Section 2.2(c)(ii), and (B) Blue Owl Carry shall issue to the General Partner a number of Blue Owl Carry GP Units equal to the number of Blue Owl Carry Common Units surrendered pursuant to Section 2.2(c)(ii).

(d) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Securities shall be delayed until the earlier of such time as (i) the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated and (ii) such filing is no longer required (such earlier time, the “HSR Termination”). Any such such delayed Exchange shall be effected promptly after such HSR Termination. Each of the parties to this Agreement, including PubCo, agree to promptly take or cause to be taken all actions required to make such filing under the HSR Act, and such other filings, notices, consents and/or approvals that may be required by applicable Law to effect such Exchange, and the filing fees for such filings shall be paid by the Blue Owl Group Operating Entities.

2.3 Taxes; Expenses. Except as otherwise provided in this Agreement, the Blue Owl Operating Group Entities, on the one hand, and each Exchanging Partner, on the other hand, shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Blue Owl Operating Group Entities shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any such Exchange.

2.4 Limitations on Exchanges.

(a) The General Partner may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid: (i) contravention of applicable law, agreements

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of PubCo, or the Insider Trading Policy and any other written policies related to unlawful or inappropriate trading generally applicable to its directors, board observers, officers or other personnel; (ii) the breach of any debt agreement or other material contract of any Blue Owl Group Operating Entity or PubCo; or (iii) any Blue Owl Operating Group Entity being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. For purposes of Section 7704 of the Code, each Blue Owl Operating Group Entity and the General Partner shall assume that PubCo is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable law. For the avoidance of doubt, the General Partner may, if reasonably necessary to preserve the application of Treasury Regulations Section 1.7704-1(f), limit aggregate Exchanges in any taxable year to 10% of percentage interests in the capital or profits of the Blue Owl Operating Group Entities (disregarding transfers described in Treasury Regulations Section 1.7704-1(e)) (the “Exchange Threshold”). If, in connection with any Exchange pursuant to Section 2.1(a) in which the General Partner has received Exchange Notices from Blue Owl Limited Partners delivered in accordance with Section 2.1(c) covering a number of Blue Owl Units that, together with all other Exchanges in the same taxable year, would exceed the Exchange Threshold for that taxable year and the General Partner intends to impose the limitation on aggregate Exchanges pursuant to the immediately preceding sentence, then the General Partner shall promptly notify the Blue Owl Limited Partners of such fact and the number of Blue Owl Units to be exchanged on the applicable Quarterly Exchange Date shall be allocated proportionately among the Blue Owl Limited Partners that validly delivered Exchange Notices in respect of such Quarterly Exchange Date based on the number of Common Units owned by each such Blue Owl Limited Partner that are not then subject to the Lock-Up Period. Notwithstanding the foregoing, PubCo and the General Partner shall not enter into any agreement if a principal purpose of such agreement is to restrict or otherwise impair in any material respect the Blue Owl Limited Partners’ rights to consummate Exchanges.

(b) No Seller Earnout Unit shall be Exchanged (including by way of a Direct Exchange), and in no event shall the parties to this Agreement effect an Exchange (including a Direct Exchange) of any such Seller Earnout Unit, in each case, unless and until such Seller Earnout Unit has had a Triggering Event (as defined in and determined in accordance with the BCA).

2.5 Class A Shares and Class B Shares to be Issued.

(a) PubCo and the Blue Owl Operating Group Entities covenant that all Class A Shares or Class B Shares (as applicable) issued upon an Exchange will be validly issued, fully paid and non-assessable, and shall be transferred free and clear of any Liens, other than restrictions provided in the PubCo Charter and the Investor Rights Agreement or pursuant to the Securities Act or any applicable foreign or state securities laws. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued Class A Shares and Class B Shares (as applicable), such number of Class A Shares and Class B Shares (as applicable) that shall be issuable upon the Exchange of all outstanding Blue Owl Units. Nothing contained in this Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of Class A Shares or Class B Shares (as applicable) that are held in treasury of PubCo.

(b) Except as otherwise provided in the Investor Rights Agreement, PubCo and the Blue Owl Operating Group Entities covenant and agree that, if a registration statement under the Securities Act is effective and available for Class A Shares or Class B Shares (as applicable) to be delivered with respect to any Exchange, Class A Shares or Class B Shares (as applicable) that have been registered under the Securities Act shall be delivered in respect of such Exchange. If any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the exchanging Blue Owl Limited Partners requesting such Exchange, PubCo and the Blue Owl Operating Group Entities shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. PubCo shall use commercially reasonable efforts to list the Class A Shares required to be delivered upon Exchange prior to such delivery upon each National Securities Exchange or inter-dealer quotation system upon which the outstanding Class A Shares may be listed or traded at the time of such delivery.

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(c) Class A Shares or Class B Shares (as applicable) issued upon an Exchange may contain such legends regarding restrictions under the Securities Act or any applicable state securities laws as PubCo in good faith determines (based on advice of counsel) to be necessary or advisable in order to ensure compliance with such laws.

2.6 Distribution Rights. No Exchange shall impair the right of any Exchanging Partner to receive any distributions payable in respect of (a) the Blue Owl Units exchanged pursuant to any Exchange in respect of a Partnership Record Date that occurs prior to the Exchange Date for such Exchange or (b) the Class A Shares or Class B Shares (as applicable) received in pursuant to any Exchange in respect of a dividend or other distribution record date established by the Board of Directors of PubCo that occurs prior to the Exchange Date for such Exchange, but following the Partnership Record Date referred to in the foregoing clause (a). Notwithstanding the foregoing sentence, no Exchanging Partner shall be entitled to receive, with respect to distributions or dividends made in respect of such Partnership Record Date, distributions or dividends both on Blue Owl Units redeemed by the Blue Owl Operating Group Entities from such Exchanging Partner and on Class A Shares or Class B Shares (as applicable) received by such Exchanging Partner in such Exchange.

2.7 Tax Matters.

(a) In connection with any Exchange, the Exchanging Partner shall, to the extent it is legally entitled to deliver such form, deliver to the General Partner or PubCo (as applicable) a certificate, dated on the applicable Exchange Date, in a form reasonably acceptable to the General Partner or PubCo (as applicable), certifying as to such Exchanging Partner’s taxpayer identification number and that such Exchanging Partner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Partner is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Partner shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Blue Owl Operating Group Entities shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Blue Owl Operating Group Entities allocated to the Blue Owl Units subject to the Exchange under Section 752 of the Code, and the Blue Owl Operating Group Entities or PubCo, as applicable, shall be permitted to withhold 10% of the amount realized by such Exchanging Partner in respect of such Exchange as provided in Section 1446(f) of the Code and any Treasury Regulations promulgated thereunder (including Proposed Treasury Regulations) and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable. Without limiting the foregoing, Blue Owl Operating Group Entities shall reasonably cooperate upon the reasonable request and at the expense of the Exchanging Partner to provide such certifications or other information that the Blue Owl Operating Group Entities are legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to an Exchange (including the certificate described in Treasury Regulations Section 1.1445-11T(d)(2)).

(b) For U.S. federal (and applicable state and local) income tax purposes, each of the Exchanging Partner, the Blue Owl Operating Group Entities, the General Partner and PubCo agree to treat each Exchange (and, for the avoidance of doubt, each Direct Exchange) as a taxable sale under Section 1001 of the Code by the Exchanging Partner of Exchanged Securities to the General Partner for (i) the payment by the General Partner of the Exchange Payment, and (ii) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof, or communication with a taxing authority. Within 30 days following the Exchange Date, the General Partner shall deliver a notification to each Blue Owl Operating Group Entity in accordance with Treasury Regulations Section 1.743-1(k)(2).

(c) To the extent this Agreement imposes an obligation upon a particular Blue Owl Operating Group Entity or defines rights of the Exchanging Partners with respect to a particular Blue Owl Operating Group Entity, this Agreement shall be treated as part of the relevant A&R Blue Owl Operating Agreements as described in Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

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2.8 Splits, Distributions and Reclassifications. The Exchange Rate shall be adjusted accordingly as reasonably determined in good faith by the General Partner if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Blue Owl Units that is not accompanied by an identical subdivision or combination of the Class A Shares and the Class B Shares; or (b) any subdivision (by any stock split, stock distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Shares or Class B Shares that is not accompanied by an identical subdivision or combination of the Blue Owl Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares or the Class B Shares are converted or changed into another security, securities or other property, then upon any Exchange, an Exchanging Partner shall be entitled to receive the amount of such security, securities or other property that such Exchanging Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. This Section 2.8 is intended to preserve the intended economic effect of this Article II and to put each Blue Owl Limited Partner in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

2.9 Representations and Warranties. In connection with any Exchange, upon the acceptance of the Class A Shares, the Class B Shares or an amount of cash equal to the Cash Exchange Payment (as applicable), the Exchanging Partner shall represent and warrant that: (i) the Exchanging Partner is the record and beneficial owner of the number of Exchanged Securities the Exchanging Partner is electing to Exchange, (ii) the Exchanging Partner has the authority to exchange the Exchanged Securities the Exchanging Partner is electing to Exchange and (iii) such Exchanged Securities are not subject to any Liens or restrictions on transfer (other than restrictions imposed by this Agreement, the PubCo Charter, the Investor Rights Agreement and applicable law, including pursuant to the Securities Act or any applicable foreign or state securities laws). In connection with any Block Exchange, the General Partner shall also be entitled to obtain reasonable and customary representations and warranties from the Exchanging Partner in order to ensure compliance with Treasury Regulations Section 1.7704-1(e)(2).

ARTICLE III

GENERAL PROVISIONS

3.1 Additional Blue Owl Limited Partners. If a Blue Owl Limited Partner validly transfers any or all of such holder’s Blue Owl Units to another Person in a transaction in accordance with, and not in contravention of, the A&R Blue Owl Operating Agreements, the Investor Rights Agreement and any other applicable agreement or agreements with PubCo or any of its Subsidiaries to which a transferring Blue Owl Limited Partner may be party, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B to this Agreement, whereupon such Permitted Transferee shall become a Blue Owl Limited Partner under this Agreement. If the Blue Owl Operating Group Entities issue Blue Owl Units in the future in accordance with, and not in contravention of, the A&R Blue Owl Operating Agreements, the Blue Owl Operating Group Entities shall be entitled, in their sole discretion, to make any holder of such Blue Owl Units a Blue Owl Limited Partner under this Agreement through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B to this Agreement.

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3.2 Amendment.

(a) The provisions of this Agreement may be amended by the affirmative vote or written consent of the Blue Owl Operating Group Entities, PubCo, and holders of a Majority in Interest of the Limited Partners (as such term is defined in the A&R Blue Owl Operating Agreements). Notwithstanding the foregoing, in the event that one, but not both, of the Blue Owl Operating Group Entities is dissolved, liquidated or terminated (whether pursuant to its A&R Blue Owl Operating Agreement, by judicial decree or otherwise), the General Partner shall (with the consent of the NB Partner Representative and the Original Limited Partner Representative (as such terms are defined in the A&R Blue Owl Operating Agreements)) amend this Agreement to reflect the same substantive terms with respect to and among the remaining Blue Owl Operating Group Entity and the other parties to this Agreement.

(b) Each Blue Owl Limited Partner expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or written consent of less than all of the Blue Owl Limited Partners, such action may be so taken upon the concurrence of less than all of the Blue Owl Limited Partners and each Blue Owl Limited Partner shall be bound by the results of such action so long as such action is taken in accordance with, and not in contravention of, the express terms of this Agreement.

3.3 Addresses and Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.3):

(a) if to PubCo, to:

Blue Owl Capital Inc.

[●]

Attention: [●]

Fax: [●]

Electronic Mail: [●]

(b) if to any Blue Owl Group Operating Entity or the General Partner, to:

c/o Blue Owl Capital GP LLC

[●]

Attention: [●]

Fax: [●]

Electronic Mail: [●]

(c) if to any Blue Owl Limited Partner, at the address set forth in the records of the Blue Owl Group Operating Entities.

Notwithstanding the foregoing, any waiver of a Quarterly Exchange Date and other recurring notices may be posted to PubCo’s website as a manner to communicate to the Blue Owl Limited Partners.

3.4 Further Action. The parties to this Agreement shall take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary or appropriate for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary to achieve the purposes of this Agreement, in each case, as may be requested by PubCo, the General Partner or any Blue Owl Operating Group Entity.

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3.5 Successors and Assigns. Subject to Section 3.1, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, their respective permitted assigns, heirs and personal representatives, and any estate, trust, partnership or limited liability company or other similar entity of which any such Person is a trustee, partner, member or similar party which is or becomes a party to this Agreement.

3.6 Governing Law; Waiver of Jury Trial; Jurisdiction. The laws of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties to this Agreement submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3.6, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law or at equity. Each party to this Agreement agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

3.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

3.8 Entire Agreement. This Agreement, the Investor Rights Agreement, the PubCo Charter and the A&R Blue Owl Operating Agreements contain the entire agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person.

3.9 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

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3.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which shall be an original and all of which together shall constitute a single instrument.

3.11 Independent Nature of Blue Owl Limited Partners’ Rights and Obligations. The obligations of each Blue Owl Limited Partner under this Agreement are several and not joint with the obligations of any other Blue Owl Limited Partner, and no Blue Owl Limited Partner shall be responsible in any way for the performance of the obligations of any other Blue Owl Limited Partner under this Agreement. The decision of each Blue Owl Limited Partner to enter into this Agreement has been made by such Blue Owl Limited Partner independently of any other Blue Owl Limited Partner. Nothing contained in this Agreement, and no action taken by any Blue Owl Limited Partner pursuant this Agreement, shall be deemed to constitute the Blue Owl Limited Partners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Blue Owl Limited Partners are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, and PubCo (on behalf of itself and the General Partner) acknowledges that the Blue Owl Limited Partners are not acting in concert or as a group, and PubCo shall not (and shall cause the General Partner not to) assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first set forth above.

BLUE OWL CAPITAL INC.

Name:
Title:

BLUE OWL CAPITAL HOLDINGS LP

Name:
Title:

BLUE OWL CAPITAL CARRY LP

Name:
Title:

BLUE OWL CAPITAL GP LLC

Name:
Title:

Signature Page to Exchange Agreement

[BLUE OWL LIMITED PARTNERS]

Name:
Title:

[BLUE OWL LIMITED PARTNERS]

Name:
Title:

Signature Page to Exchange Agreement

EXHIBIT A

[FORM OF]

NOTICE OF EXCHANGE

Blue Owl Capital Holdings LP

Blue Owl Capital Carry LP

[●]

Attention:

Fax:

Electronic Mail:

Reference is hereby made to the Exchange Agreement, dated as of [●] (the “Exchange Agreement”), by and among Blue Owl Capital Inc., a Delaware corporation, Blue Owl Capital Holdings LP, a Delaware limited partnership, Blue Owl Capital Carry LP, a Delaware limited partnership, and each Blue Owl Limited Partner (as defined in the Exchange Agreement) from time to time party to the Exchange Agreement, as amended from time to time. Capitalized terms used but not defined in this Notice of Exchange shall have the meanings given to them in the Exchange Agreement.

The undersigned Blue Owl Limited Partner desires to exchange the number of Blue Owl Units set forth below in the form of an Exchange to be issued in its name as set forth below.

Legal Name of Blue Owl Limited Partner:

Address:

Number of Blue Owl Units to be exchanged:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Notice of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Notice of Exchange has been duly executed and delivered by the undersigned; (iii) the Blue Owl Units subject to this Notice of Exchange will be transferred to the Blue Owl Operating Group Entities free and clear of any Liens, other than restrictions provided in the A&R Blue Owl Operating Agreements or the Investor Rights Agreement or pursuant to the Securities Act or any applicable foreign or state securities laws; (iv) the tender and surrender of the Blue Owl Units for Exchange as provided herein complies with all conditions and requirements for redemption and exchange of Blue Owl Units set forth in the Exchange Agreement and the A&R Blue Owl Operating Agreements; and (v) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Blue Owl Units subject to this Notice of Exchange is required to be obtained by the undersigned for the transfer of such Blue Owl Units to the Blue Owl Operating Group Entities.

The undersigned hereby irrevocably constitutes and appoints any officer of each Blue Owl Operating Group Entity and the General Partner as the attorney of the undersigned, with full power of substitution and re-substitution in the premises, to do any and all things and to take any and all actions that may be necessary to exchange the Blue Owl Units subject to this Notice of Exchange on the books of the Blue Owl Operating Group Entities for Class A Shares or Class B Shares (as applicable) on the books of PubCo.

*    *    *    *

F-18

IN WITNESS WHEREOF, the undersigned have caused this Notice of Exchange to be executed and delivered as of the date first set forth above.

[●]

Name:
Title:

F-19

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2020 (the “Agreement”), by and among Blue Owl Capital Inc., a Delaware corporation, Blue Owl Capital Holdings LP, a Delaware limited partnership, Blue Owl Capital Carry LP, a Delaware limited partnership, and each Blue Owl Limited Partner (as defined in the Agreement) from time to time party to the Agreement, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Blue Owl Units in the Blue Owl Operating Group Entities. By signing and returning this Joinder Agreement to PubCo, the General Partner and the Blue Owl Operating Group Entities, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Blue Owl Limited Partner contained in the Agreement, with all attendant rights, duties and obligations of a Blue Owl Limited Partner thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo and by the Blue Owl Operating Group Entities, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

F-20

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[●]

Name:
[Title:]

Address for Notices:
Attention:

F-21

Annex G

EXECUTION VERSION

SUBSCRIPTION AGREEMENT FOR WALL-CROSS SUBSCRIBERS

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 23, 2020, by and among Altimar Acquisition Corporation, a Cayman limited exempted company (the “Company”), Neuberger Berman Group LLC, a Delaware limited liability company (“NB”), Owl Rock Capital Group, LLC, a Delaware limited liability company (“Owl Rock”) and the undersigned subscriber (“Subscriber”). Prior to the closing of the Transactions, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “Domestication”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company, NB and Owl Rock are, together with the other parties thereto, entering into a definitive agreement (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, the “Transactions”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (a) Blue Owl Partners, LP , a Delaware limited partnership formed and owned by the Company (“Blue Owl”), is acquiring (i) the management and other fee earning businesses of Owl Rock (including in respect of all of Owl Rock’s existing and future businesses, whether private credit strategies, technology strategy and business development companies and including, for these purposes, performance-based fees on Owl Rock’s business development companies (i.e., Part I/A)) and (ii) the Dyal Capital Partners division of NB (“Dyal”) and (b) Blue Owl Carry Partners, LP, a Delaware limited partnership formed and owned by the Company (“Blue Owl Carry”), is acquiring 15% (net of anchor investor arrangements) of the carried interest, performance fees and/or incentive fees or allocations (except as described in the preceding clause (a)) arising in respect of all of the existing and future Dyal (excluding Dyal I—V, which will not be contributed) and Owl Rock funds (with the businesses contributed to Blue Owl and Blue Owl Carry being referred to herein as the “Contributed Businesses”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transactions, that number of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into other subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”) in a form substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to purchase additional Class A Common Shares on the closing date of the Transaction (the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to

Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber understands that, pursuant to the Domestication, the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation.

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transactions.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transactions does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(c) The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)

all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of the Company’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself, but subject to their satisfaction or valid waiver at the closing of the Transactions), and the closing of the Transactions shall occur substantially concurrently with or immediately following the Closing; and

(iii)

no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) In addition to the conditions set forth in Section 2(c), the obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)	Subscriber shall not be in material breach of any covenant, agreement or condition required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) In addition to the conditions set forth in Section 2(c), the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date;

(ii)

the Company shall not be in material breach of any covenant, agreement or condition required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)

the terms of the Transaction Agreement shall not have been amended or modified in a manner that would materially and adversely affect the Subscriber (in its capacity as such) without the Subscriber’s prior written consent.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber and the Placement Agents (as defined below) that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract, or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, NB and Owl Rock, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including New York Stock Exchange (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) notice filings required by applicable state securities laws, (ii), the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended, (the “Securities Act”) is required for the offer and sale of the Subscribed Shares by the Company to Subscriber and the Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(g) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(h) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Except for Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(i) As of their respective dates, all reports required to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC” or the Commission”) prior to the date hereof (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(j) As of the date hereof, the issued and outstanding shares of the Company are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “ATAC” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the SEC, respectively, to prohibit or terminate the listing of the Company’s shares on NYSE or to deregister the shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the shares under the Exchange Act.

(k) Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s direct or indirect investment in the Company or any Other Subscriber (other than any PIPE Financing (as defined in the Transaction Agreement)). No Other Subscription Agreement or other document with respect to any PIPE Financing includes terms and conditions that are materially more advantageous to any Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements and similar documentation with respect to any PIPE Financing have not been amended or modified in any material respect following the date of this Subscription Agreement. No Other Subscriber will receive any of the Altimar Class A ordinary shares (“Altimar Class A Shares”) or warrants exercisable into such Altimar Class A Shares (other than, for the avoidance of doubt, issuances of the Other Subscribed Shares at the Per Share Price).

(l) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(m) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber effecting a pledge of its Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agents that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, NB and Owl Rock, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, NB, Owl Rock, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided to Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber agrees that neither of the Placement Agents, nor any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares. On behalf of itself and its affiliates, the Subscriber releases each of the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries (including Blue Owl and Blue Owl Carry) and the Contributed Businesses (collectively, the “Acquired Companies”) and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission and any disclosure documents provided by or on behalf of the Company, NB or Owl Rock in connection with this Subscription. Subscriber acknowledges that no statement or printed material contrary to any such disclosure documents has been made or given to Subscriber by or on behalf of the Company, NB or Owl Rock. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Subscribed Shares.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, NB or Owl Rock, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, NB and/or Owl Rock, or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

(j) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury and (e) the Cayman Islands.

(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company, Blue Owl, Blue Owl Carry or the Contributed Businesses (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(n) [Reserved].

(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited Transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transactions Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Shares will result in a non-exempt prohibited Transactions under ERISA or Section 4975 of the Code or any similar law or regulation.

(p) Subscriber has, and at the Closing will have, sufficient funds or immediate unconditional availability to sufficient funds, to pay the Purchase Price pursuant to Section 2 and any damages required to be paid after termination of this Agreement, if applicable.

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission payable by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(r) Subscriber acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agent, (ii) Goldman Sachs is acting as financial advisor to Owl Rock in connection with the Transaction, (iii) Goldman Sachs has served in various commercial roles for Owl Rock, its affiliates and certain funds and business development companies that Owl Rock and its affiliates advise, (iv) Goldman Sachs has acted as underwriter to the Company in connection with the Company’s initial public offering, and (v) JPM is acting as financial advisor to the Company in connection with the Transaction

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”) no later than thirty (30) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review (but not comment) at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing the Subscriber, Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the

Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) three (3) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. If requested by Subscriber, the Company shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Registrable Securities (as defined below) and, at the request of a Holder (as defined below), cause the removal of all restrictive legends from any Registrable Securities held by such Holder that may be sold by such Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Holder to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange on which the Company’s Class A Common Shares are then listed and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) three (3) years from the issuance of the Subscribed Shares, (B) the date all Subscribed Shares held by a Holder may be sold by such Holder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by a Holder, or (D) when such securities shall have ceased to be outstanding. “Holder” shall mean Subscriber or any affiliate of Subscriber to which the rights under this Section 5 shall have been assigned. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing Transactions of the Company or would require premature disclosure of information that could materially adversely affect the Company, or if the Commission issues any stop order suspending the effectiveness of any Registration Statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

(b) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company, or in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Subscription Agreement or (c) by written notice from Subscriber or any other party given anytime on or after October 23, 2021, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence of this Section 6, this Subscription Agreement shall be void and of no further effect and any portion of the Purchase Price paid by the Investor to Company in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of shares of Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

Section 8. Indemnity.

(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, Subscriber, its directors, and officers, employees, and agents, and each person who controls Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein.

(b) Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

Section 9. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b) Subscriber acknowledges that the Company, NB, Owl Rock, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, NB, Owl Rock and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company, NB, Owl Rock, the Placement Agents, Subscriber and any other person or entity against whom a claim is brought with respect to the purchase of the Subscribed Shares is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and Subscriber’s rights under Section 5 hereof) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that subject to the conditions set forth in Section 9(t), the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein (including the next sentence hereof), this Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 8, Section 9(b), Section 9(c), Section 9(e) and this Section 9(j), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company, NB and Owl Rock to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company, NB and Owl Rock shall each be entitled to specifically enforce Subscriber’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company, NB and/or Owl Rock is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.

(l) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) Subscriber hereby consents to the publication and disclosure in any press release issued by the Company, NB or Owl Rock or any of their respective affiliates, any Form 8-K or Form 6-K or other filing with a governmental authority filed by the Company, NB, Owl Rock or any of their respective affiliates with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement/Prospectus (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company, NB, Owl Rock or any of their respective affiliates to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, NB, Owl Rock or any of their respective affiliates, a copy of this Agreement, all solely to the extent determined by such person or entity to be required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company, NB, Owl Rock or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission). Notwithstanding the foregoing, any such person shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this Section 9(t) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request.

(u) The Company shall, by 9:00 a.m., New York City time, on the second (2nd) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information of the Company that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information regarding the Company received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company, the Placement Agents, the Company or any of their affiliates in connection with the Transactions. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities law and (B) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of NYSE. Subscriber will promptly provide any information reasonably requested by the Company, NB, Owl Rock or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, the Contributed Businesses or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company, NB, Owl Rock and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ALTIMAR ACQUISITION CORPORATION

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:

with a copy (not to constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn: Raphael M. Russo, Esq.

rrusso@paulweiss.com

David A. Curtiss, Esq.

dcurtiss@paulweiss.com

[Signature Page to Subscription Agreement]

NEUBERGER BERMAN GROUP, LLC

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:
with a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

OWL ROCK CAPITAL GROUP, LLC

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:
With a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

SUBSCRIBER:

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs)

☐

Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.” We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.***

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber. (Please check the applicable subparagraphs below to indicate the basis on which you are a “qualified institutional buyer”):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act; or

☐ Any institutional accredited investor, as defined in rule 501(a) under the Act (17 CFR 230.501(a)), of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal Transactions on behalf of a qualified institutional buyer;

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies2 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of

[2]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

EXECUTION VERSION

SUBSCRIPTION AGREEMENT FOR PIPE INVESTORS UNDER NDA

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 23, 2020, by and among Altimar Acquisition Corporation, a Cayman limited exempted company (the “Company”), Neuberger Berman Group LLC, a Delaware limited liability company (“NB”), Owl Rock Capital Group, LLC, a Delaware limited liability company (“Owl Rock”) and the undersigned subscriber (“Subscriber”). Prior to the closing of the Transactions, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “Domestication”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company, NB and Owl Rock are, together with the other parties thereto, entering into a definitive agreement (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, the “Transactions”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (a) Blue Owl Partners, LP , a Delaware limited partnership formed and owned by the Company (“Blue Owl”), is acquiring (i) the management and other fee earning businesses of Owl Rock (including in respect of all of Owl Rock’s existing and future businesses, whether private credit strategies, technology strategy and business development companies and including, for these purposes, performance-based fees on Owl Rock’s business development companies (i.e., Part I/A)) and (ii) the Dyal Capital Partners division of NB (“Dyal”) and (b) Blue Owl Carry Partners, LP, a Delaware limited partnership formed and owned by the Company (“Blue Owl Carry”), is acquiring 15% (net of anchor investor arrangements) of the carried interest, performance fees and/or incentive fees or allocations (except as described in the preceding clause (a)) arising in respect of all of the existing and future Dyal (excluding Dyal I—V, which will not be contributed) and Owl Rock funds (with the businesses contributed to Blue Owl and Blue Owl Carry being referred to herein as the “Contributed Businesses”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transactions, that number of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into other subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”) in a form substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to purchase additional Class A Common Shares on the closing date of the Transaction (the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber understands that, pursuant to the Domestication, the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation.

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transactions.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transactions does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(c) The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)

all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of the Company’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself, but subject to their satisfaction or valid waiver at the closing of the Transactions), and the closing of the Transactions shall occur substantially concurrently with or immediately following the Closing; and

(iii)

no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) In addition to the conditions set forth in Section 2(c), the obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)	Subscriber shall not be in material breach of any covenant, agreement or condition required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) In addition to the conditions set forth in Section 2(c), the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date;

(ii)

the Company shall not be in material breach of any covenant, agreement or condition required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)

the terms of the Transaction Agreement shall not have been amended or modified in a manner that would materially and adversely affect the Subscriber (in its capacity as such) without the Subscriber’s prior written consent.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber and the Placement Agents (as defined below) that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract, or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, NB and Owl Rock, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including New York Stock Exchange (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) notice filings required by applicable state securities laws, (ii), the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended, (the “Securities Act”) is required for the offer and sale of the Subscribed Shares by the Company to Subscriber and the Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(g) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(h) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Except for Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(i) As of their respective dates, all reports required to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC” or the Commission”) prior to the date hereof (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(j) As of the date hereof, the issued and outstanding shares of the Company are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “ATAC” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the SEC, respectively, to prohibit or terminate the listing of the Company’s shares on NYSE or to deregister the shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the shares under the Exchange Act.

(k) Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s direct or indirect investment in the Company or any Other Subscriber (other than any PIPE Financing (as defined in the Transaction Agreement)). No Other Subscription Agreement or other document with respect to any PIPE Financing includes terms and conditions that are materially more advantageous to any Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements and similar documentation with respect to any PIPE Financing have not been amended or modified in any material respect following the date of this Subscription Agreement. No Other Subscriber will receive any of the Altimar Class A ordinary shares (“Altimar Class A Shares”) or warrants exercisable into such Altimar Class A Shares (other than, for the avoidance of doubt, issuances of the Other Subscribed Shares at the Per Share Price).

(l) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(m) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber effecting a pledge of its Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agents that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, NB and Owl Rock, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, NB, Owl Rock, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided to Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber agrees that neither of the Placement Agents, nor any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares. On behalf of itself and its affiliates, the Subscriber releases each of the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries (including Blue Owl and Blue Owl Carry) and the Contributed Businesses (collectively, the “Acquired Companies”) and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission and any disclosure documents provided by or on behalf of the Company, NB or Owl Rock in connection with this Subscription. Subscriber acknowledges that no statement or printed material contrary to any such disclosure documents has been made or given to Subscriber by or on behalf of the Company, NB or Owl Rock. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Subscribed Shares.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, NB or Owl Rock, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, NB and/or Owl Rock, or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

(j) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury and (e) the Cayman Islands.

(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company, Blue Owl, Blue Owl Carry or the Contributed Businesses (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(n) [Reserved].

(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section

3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited Transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transactions Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Shares will result in a non-exempt prohibited Transactions under ERISA or Section 4975 of the Code or any similar law or regulation.

(p) Subscriber has, and at the Closing will have, sufficient funds or immediate unconditional availability to sufficient funds, to pay the Purchase Price pursuant to Section 2 and any damages required to be paid after termination of this Agreement, if applicable.

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission payable by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(r) Subscriber acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agent, (ii) Goldman Sachs is acting as financial advisor to Owl Rock in connection with the Transaction, (iii) Goldman Sachs has served in various commercial roles for Owl Rock, its affiliates and certain funds and business development companies that Owl Rock and its affiliates advise, (iv) Goldman Sachs has acted as underwriter to the Company in connection with the Company’s initial public offering, and (v) JPM is acting as financial advisor to the Company in connection with the Transaction

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”) no later than thirty (30) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review (but not comment) at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing the Subscriber, Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of

Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) three (3) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. If requested by Subscriber, the Company shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Registrable Securities (as defined below) and, at the request of a Holder (as defined below), cause the removal of all restrictive legends from any Registrable Securities held by such Holder that may be sold by such Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Holder to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange on which the Company’s Class A Common Shares are then listed and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) three (3) years from the issuance of the Subscribed Shares, (B) the date all Subscribed Shares held by a Holder may be sold by such Holder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by a Holder, or (D) when such securities shall have ceased to be outstanding. “Holder” shall mean Subscriber or any affiliate of Subscriber to which the rights under this Section 5 shall have been assigned. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing Transactions of the Company or would require premature disclosure of information that could materially adversely affect the Company, or if the Commission issues any stop order suspending the effectiveness of any Registration Statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

(b) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company, or in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Subscription Agreement or (c) by written notice from Subscriber or any other party given anytime on or after October 23, 2021, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence of this Section 6, this Subscription Agreement shall be void and of no further effect and any portion of the Purchase Price paid by the Investor to Company in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of shares of Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

Section 8. Indemnity.

(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, Subscriber, its directors, and officers, employees, and agents, and each person who controls Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein.

(b) Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

Section 9. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b) Subscriber acknowledges that the Company, NB, Owl Rock, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, NB, Owl Rock and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company, NB, Owl Rock, the Placement Agents, Subscriber and any other person or entity against whom a claim is brought with respect to the purchase of the Subscribed Shares is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and Subscriber’s rights under Section 5 hereof) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that subject to the conditions set forth in Section 9(t), the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein (including the next sentence hereof), this Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 8, Section 9(b), Section 9(c), Section 9(e) and this Section 9(j), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company, NB and Owl Rock to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company, NB and Owl Rock shall each be entitled to specifically enforce Subscriber’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company, NB and/or Owl Rock is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.

(l) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) Subscriber hereby consents to the publication and disclosure in any press release issued by the Company, NB or Owl Rock or any of their respective affiliates, any Form 8-K or Form 6-K or other filing with a governmental authority filed by the Company, NB, Owl Rock or any of their respective affiliates with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement/Prospectus (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company, NB, Owl Rock or any of their respective affiliates to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, NB, Owl Rock or any of their respective affiliates, a copy of this Agreement, all solely to the extent determined by such person or entity to be required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company, NB, Owl Rock or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission). Notwithstanding the foregoing, any such person shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this Section 9(t) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request.

(u) The Company shall, by 9:00 a.m., New York City time, on the second (2nd) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the Transactions. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities law and (B) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of NYSE. Subscriber will promptly provide any information reasonably requested by the Company, NB, Owl Rock or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, the Contributed Businesses or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company, NB, Owl Rock and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ALTIMAR ACQUISITION CORPORATION

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:

with a copy (not to constitute notice) to:

Paul, Weiss, Rifkind, Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, New York 10019
Attn: Raphael M. Russo, Esq.

rrusso@paulweiss.com
David A. Curtiss, Esq.
dcurtiss@paulweiss.com

[Signature Page to Subscription Agreement]

NEUBERGER BERMAN GROUP, LLC

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:
with a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

OWL ROCK CAPITAL GROUP, LLC

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:
With a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

SUBSCRIBER:

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs)

☐

Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.” We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.***

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber. (Please check the applicable subparagraphs below to indicate the basis on which you are a “qualified institutional buyer”):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act; or

☐ Any institutional accredited investor, as defined in rule 501(a) under the Act (17 CFR 230.501(a)), of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal Transactions on behalf of a qualified institutional buyer;

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies2 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of

[2]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

Annex H

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ALTIMAR ACQUISITION CORPORATION

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ALTIMAR ACQUISITION CORPORATION

1	The name of the Company is Altimar Acquisition Corporation

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to form a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 20th day of August 2020

Signature and Address of Subscriber	Number of Shares Taken

Maples Corporate Services Limited of PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands acting by:	One Class B ordinary share

Gwyneth Forbes

Ella Ebanks

Witness to the above signature

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ALTIMAR ACQUISITION CORPORATION

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the

Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holder thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital 18.1 The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

22.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

22.11	The demand for a poll may be withdrawn.

22.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

33.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	Alternate Directors

36.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

36.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

36.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

36.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

36.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

37	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38	Remuneration of Directors

38.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

39	Seal

39.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

39.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

40	Dividends, Distributions and Reserve

40.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

40.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

40.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

40.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

40.8	No Dividend or other distribution shall bear interest against the Company.

40.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

42	Books of Account

42.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

42.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

44.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

44.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

46	Indemnity and Insurance

46.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

48	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Dated this 20th day of August 2020

Signature and Address of Subscriber

Maples Corporate Services Limited

of PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

acting by:

Gwyneth Forbes

Ella Ebanks

Witness to the above signature

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ALTIMAR ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED                  2020 AND EFFECTIVE ON

                 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ALTIMAR ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED                  2020 AND EFFECTIVE ON

                 2020)

1	The name of the Company is Altimar Acquisition Corporation.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ALTIMAR ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED                  2020 AND EFFECTIVE ON

                 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on a United States national securities exchange must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes paid or payable, if any) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange or NASDAQ.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative(s)”	means the representative(s) of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Altimar Sponsor LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants or units simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants, units or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants, units or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, units or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option, unit or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at an adjusted ratio so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of: (a) the total number of Class A Shares and Class B Shares issued and outstanding upon completion of the IPO, plus (b) the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued, or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants or units issued to the Sponsor, its Affiliates or any Director or Officer upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the

Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 29.4);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the

Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such

Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of income taxes paid or payable on the income earned on the Trust Account, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business

Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less income taxes paid or payable, if any and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes paid or payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)

vote as a class with Public Shares on the Company’s initial Business Combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial Business Combination or (b) to approve an amendment to the Memorandum or the Articles to (x) extend the time we have to consummate a business combination beyond 24 months from the closing of the IPO or (y) amend the foregoing provisions.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on a Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for income taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file IRS forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex I

BLUE OWL CAPITAL, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

Section 1.    Purpose of Plan.

The purpose of the Blue Owl Capital, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) is to provide an additional incentive to selected employees, directors and other service providers of the Company and its Subsidiaries or Affiliates (as hereinafter defined), whose contributions are integral to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company. In furtherance of these objectives, the Plan provides for the grant of Options, Share Appreciation Rights, Awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares, Blue Owl Operating Group Awards, Other Share-Based Awards and any combination of the foregoing.

Section 2.    Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Administrator” means the Board or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.

(b)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no private fund (or similar vehicle) or business development company, nor any other account, fund, vehicle or other client advised or sub-advised by any Person or any such Person’s Affiliate or any portfolio company thereof shall be deemed to be an Affiliate of such Person (it being agreed that this Plan shall not apply to, or be binding on, any Persons described in this sentence).

(c)    “Applicable Law” means any applicable law, including, without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; and (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign.

(d)    “Award” means, individually or collectively, any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, unrestricted Share, Blue Owl Operating Group Award or Other Share-Based Award granted under the Plan.

(e)    “Award Agreement” means any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

(f)    A “Beneficial Owner” of a security is a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

(g)    “Blue Owl Carry” means Blue Owl Capital Carry LP, a Delaware limited partnership.

(h)    “Blue Owl Carry LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Carry, dated as of              (as the same may be amended or otherwise modified from time to time).

(i)    “Blue Owl Carry Unit” means a “Common Unit” as defined in the Blue Owl Carry LPA.

(j)    “Blue Owl Common Unit Award” means an award described in Section 10(a).

(k)    “Blue Owl Holdings” means Blue Owl Capital Holdings LP, a Delaware limited partnership.

(l)    “Blue Owl Holdings LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, dated as of              (as the same may be amended or otherwise modified from time to time).

(m)    “Blue Owl Holdings Unit” means a “Common Unit” as defined in the Blue Owl Holdings LPA.

(n)    “Blue Owl Incentive Unit” means an award described in Section 10(b).

(o)    “Blue Owl LPAs” means the Blue Owl Carry LPA and the Blue Owl Holdings LPA, collectively.

(p)    “Blue Owl Operating Group Award” means any award described in Article X.

(q)    “Blue Owl Operating Group Unit” means one Blue Owl Carry Unit and one Blue Owl Holdings Unit, collectively.

(r)    “Blue Owl Partnerships” means Blue Owl Carry and Blue Owl Holdings, collectively.

(s)    “Board” means the Board of Directors of the Company or any committee or subcommittee thereof that has been delegated, to the fullest extent permitted by law, the full power and authority of the Board of Directors of the Company.

(t)     “Cause” means, unless otherwise provided in an applicable Award Agreement: (i) “cause” as defined in the employment agreement, offer letter, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award; and (ii) in the case where there is no such agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement in effect, but it does not define “cause” (or words of like import)), the Participant’s Termination of Service due to any of the Participant’s: (1) indictment for, conviction of, or plea of guilty or no contest or similar plea with respect to, any felony or any crime of moral turpitude; (2) intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (3) dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or the Participant’s engagement in conduct which is injurious to the Company or any of its Affiliates, monetarily, reputationally or otherwise; (4) intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company or any of its Affiliates; (5) breach of any material provision of an Award Agreement or any other agreement between the Participant and the Company or any of its Affiliates; (6) material violation of any written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or the Participant’s non-adherence to policies and procedures or other applicable compliance manuals of the Company or any of its Affiliates; (7) taking of, or omission to take, any action that has caused or substantially contributed to a significant deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive to the business or affairs of the Company or any of its Affiliates; (8) failure to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of the Participant’s death or Disability; (9) obtainment of any improper personal benefit as a result of a breach by the Participant of any covenant or agreement (including, without limitation, a breach by the Participant of the Company’s code of ethics or any Company policy); or (10) suspension or other disciplinary action against the Participant by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (4) to (8) is capable of being cured, the Participant has failed to do so after being given notice and a reasonable opportunity to cure, a determined in the Board’s discretion. As used in this definition, “material” means “more than de minimis.”

(u)    “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event (including, without limitation, a Change in Control), (ii) distribution (whether in the form of cash, shares or other property), share split or reverse share split, (iii) combination or exchange of shares, (iv) other change in structure or (v) declaration of a distribution, which the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(v)    “Change in Control” shall have the meaning given in an Award Agreement or, if none, shall be deemed to occur if, following the Effective Date, and excluding the transaction pursuant to which the Company becomes a separate public corporation for the first time:

(i)    a Person (other than an Excluded Person) acquires, in any single transaction or series of related transactions, more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company, other than pursuant to a transaction described in clause (iv) below that is not considered to be a Change in Control pursuant to such clause (iv); or

(ii)    Continuing Directors shall, at any time, cease to constitute a majority of the Board; or

(iii)    the consummation of the sale or other disposition, in any single transaction or series of related transactions, of assets representing more than seventy-five percent (75%) of all of the assets of the Company and its Subsidiaries (on a consolidated basis); or

(iv)    there is consummated a merger, consolidation or share exchange of the Company with any other entity, or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect Subsidiary), other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation, or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, in substantially the same proportions as immediately before the relevant transaction, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date pursuant to express authorization by the Board) representing fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities.

For purposes of this Plan, (I) the term “Continuing Director” means a member of the Board who either (x) was a member of the Board on the Effective Date or (y) subsequently became a Director of the Board and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Director then in office (excluding, however, a Director whose election, or nomination for election, occurred as the result of an actual or threatened proxy contest); (II) the term “Excluded Person” means (w) the Company or its Subsidiaries, (x) a trustee or other fiduciary holding securities under any employee benefit plan of the

Company or its Subsidiaries, including, for the avoidance of doubt, one or more employee stock ownership plans, (y) an underwriter temporarily holding securities pursuant to an offering of such securities or (z) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares; and (III) with respect to any Blue Owl Operating Group Award, the term “Company” shall be replaced with “Blue Owl Partnerships.”

Notwithstanding any other provision of this Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation” subject to the provisions of Code Section 409A, an event shall not be considered to be a Change of Control under this Plan for purposes of triggering payment of such Award, unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, within the meaning of Code Section 409A, and the Administrator may include such amended definition in the Award Agreement issued with respect to such Award.

(w)    “Class A Shares” means the shares of Class A common stock of the Company and, in each case, any equity securities issued or issuable in exchange for or with respect to such Class A Shares (i) by way of a distribution, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization. For the avoidance of doubt, “Class A Shares” shall not include Blue Owl Operating Group Units.

(x)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

(y)    “Committee” means the Board or any committee or subcommittee of the Board that is delegated the power and authority of the Board or committee, as applicable, to administer the Plan from time to time. Unless otherwise determined by the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Class A Shares are listed. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Governing Documents, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or by unanimous written consent of the Committee’s members.

(z)    “Company” means Blue Owl Capital Inc., a Delaware corporation, and any successors thereto or any continuation thereof.

(aa)    “Company Group” means the Company and each of its direct and indirect Subsidiaries.

(bb)    “Consultant” means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any Subsidiary or Affiliate thereof.

(cc)    “Disabled” shall have the meaning provided under Section 409A(a)(2)(C) of the Code.

(dd)    “Eligible Recipient” means an employee, director, partner, Consultant or any other individual engaged by the Company or any Subsidiary or Affiliate thereof, who has been selected as an eligible participant by the Administrator (and in respect of whom any reference to “employment” shall be interpreted as including a reference to the Eligible Recipient’s engagement by the Company or any Subsidiary or Affiliate thereof, in any capacity).

(ee)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(ff)    “Exercise Price” means the per share price (if any) at which a holder of an Award granted hereunder may purchase the Shares issuable upon exercise of such Award.

(gg)    “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder with respect to the Class A Shares, as of the applicable date and except as provided below, (i) the last sales price reported for the Class A Shares on the principal national securities exchange in the United States on which it is then traded, or (ii) if the Class A Shares not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Administrator or, if not a day on which the applicable market is open, the next day that it is open.

(hh)    “Fund” means any pooled investment vehicle or similar entity sponsored or managed (directly or indirectly) by the Company or any of its Subsidiaries.

(ii)    “Governing Documents” means the certificate of incorporation and bylaws of the Company, as in effect from time to time.

(jj)    “Investment” means any investment (or similar term describing the results of the deployment of capital), as defined in the governing document of any Fund managed (directly or indirectly) by the Company or any of its Subsidiaries.

(kk)    “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among the Company and the other parties specified therein.

(ll)    “ISO” means any Option intended to be, and designated as, an “incentive stock option” within the meaning of Code Section 422.

(mm)     “Non-Employee Director” means a director or member of the Board who is not an employee of the Company.

(nn)    “NQSO” means any Option that is not designated, or does not qualify, as an ISO.

(oo)    “Option” means an option to purchase Class A Shares granted pursuant to Section 7 hereof.

(pp)    “Other Share-Based Awards” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, restricted units, distribution equivalent rights or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(qq)    “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 3 below, to receive an Award, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(rr)    “Performance Shares” means Class A Shares that are subject to restrictions based upon the attainment of specified performance objectives granted pursuant to Section 9 below.

(ss)    “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, limited partnership, estate, trust, business association, organization, governmental entity or other entity.

(tt)    “Plan” means this Blue Owl Capital, Inc. 2021 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time.

(uu)    “Portfolio Company” means any Person in which any Fund owns an Investment.

(vv)    “Restricted Share Units” means the right to receive Class A Shares at the end of a specified period, or upon specified dates, granted pursuant to Section 9 below.

(ww)    “Restricted Shares” means Class A Shares subject to certain restrictions granted pursuant to Section 9 below.

(xx)    “SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

(yy)    “Section 409A” means Section 409A of the Code and U.S. Department of Treasury regulations and interpretative guidance issued thereunder.

(zz)    “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(aaa)    “Shares” means the Company’s Class A Shares (as specified in the applicable Award Agreement) reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security or Blue Owl Operating Group Units, as applicable. For the avoidance of doubt, one Blue Owl Carry Unit and one Blue Owl Holdings Unit shall collectively constitute one “Share” for purposes hereof.

(bbb)    “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Share Appreciation Right or portion thereof is surrendered, of the Class A Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.

(ccc)    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

(ddd)    “Ten Percent Shareholder” means a Person owning stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company Group.

(eee)    “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Administrator, (i) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates; and (ii) a Participant employed by, or performing services for, an Affiliate that ceases to be an Affiliate shall be deemed to have incurred a Termination of Service, provided the Participant does not immediately thereafter become an employee or Consultant of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a Termination of Service, unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

Section 3.    Administration.

(a)    The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b)    Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board and subject to the terms of the Investor Rights Agreement, shall have the power and authority, without limitation, to:

(1)    select those Eligible Recipients who shall be Participants;

(2)    determine whether and to what extent Options, Share Appreciation Rights, Awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares, Blue Owl Operating Group Awards, Other Share-Based Awards or a combination of any of the foregoing are to be granted hereunder to Participants, provided that only employees of the Company Group may receive grants of ISOs;

(3)    determine the number of Shares to be covered by each Award granted hereunder;

(4)    determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Awards and Award Agreements (including, but not limited to, (i) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (ii) the performance goals and periods applicable to Awards of Performance Shares, (iii) the Exercise Price, if any, of Awards, (iv) the vesting schedule (and, for unit Awards, Share issuance schedule) applicable to Awards, (v) the terms upon which Awards may be forfeited, (vi) the number of Shares subject to Awards, (vii) any amendments or modifications to the terms and conditions of outstanding Awards, including, but not limited to, reducing the Exercise Price of such Awards, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards and (viii) any “black out” periods applicable to the exercise of Awards);

(5)    determine the fair market value with respect to any Award;

(6)    determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting a Termination of Service for purposes of Options granted under the Plan;

(7)    adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(8)    construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan;

(9)    delegate its authority, in whole or in part, under this Section 3 to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Shares are listed;

(10)    determine whether to require a Participant, as a condition of receiving any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Administrator, in its sole discretion, following the date of the acquisition of such Award or Shares; and

(11)    determine at any time whether, to what extent and under what circumstances and by what method or methods (including in the form of cash or other property) Awards may be settled by the Company or any of its Subsidiaries or Affiliates. In the event of such determination, references to the Company shall be deemed to be references to the applicable Subsidiary or Affiliate thereof for purposes of the Plan, as appropriate.

(c)    All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary or Affiliate thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary or Affiliate thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.    Shares Reserved for Issuance Under the Plan.

(a)    Subject to Section 5 hereof, the aggregate number of Shares that may be issued or delivered with respect to Awards granted under the Plan shall not exceed 92,180,522 Shares, which number is subject to adjustment as provided herein (the “Share Limit”), all of which may be issued pursuant to the exercise of ISOs. Any Blue Owl Operating Group Units granted under the Plan shall, without duplication, (i) reduce the number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan on a one-for-one basis (i.e., each Blue Owl Operating Group Unit shall be treated as one Class A Share), and (ii) shall be delivered, if applicable, in accordance with the Blue Owl LPAs. Any Award under the Plan settled in cash shall not be counted against the Share Limit. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) tendered in payment of an Option, (B) delivered or withheld by the Company to satisfy any tax withholding obligation or (C) subject to an Award that expires or is canceled, forfeited, surrendered, exchanged or terminated without issuance of the full number of Shares to which the Award related, provided that Shares recredited to the Share Limit pursuant to clauses (A) and (B) may not be issued pursuant to ISOs. Shares issued under the Plan may be, in whole or in part, authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company or an Affiliate or Subsidiary thereof in the open market, in private transactions or otherwise.

(b)    The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to that Non-Employee Director during the fiscal year and the value of awards granted to the Non-Employee Director under any other equity compensation plan of the Company during the fiscal year, shall not exceed a total value of $400,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

Section 5.    Equitable Adjustments.

(a)    In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares subject to outstanding Awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares, Blue Owl Operating Group Awards or Other Share-Based Awards granted under the Plan, and (iv) annual Award limits or other value determinations or the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or vesting criteria with respect thereto) applicable to Shares subject to outstanding Awards; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments shall also be made if the Administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding Award granted hereunder.

(b)    Without limiting the generality of the foregoing, in connection with a Change in Capitalization (other than a Change in Control), the Administrator shall take such action as is necessary to adjust the outstanding Awards to reflect the Change in Capitalization, including, but not limited to, (i) the substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on or termination of Awards, or a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event), and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event, but for such cancellation, or for which vesting is accelerated by the Administrator in connection with such event) an amount equal to the value of such Awards, if any, as determined by the Administrator (which value, if applicable, may be based upon the price per Share received or to be received by other shareholders of the Company in such event), including, without limitation, in the case of an outstanding Option or Share Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Shares subject to such Option or Share Appreciation Right over the aggregate Exercise Price of such Option or Share Appreciation Right (it being understood that, in such event, any Option or Share Appreciation Right having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Shares, Restricted Share Units, Blue Owl Operating Group Awards or Other Share-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Share, Restricted Share Units, Blue Owl Operating Group Awards or Other Share-Based Awards prior to cancellation, or the underlying Shares in respect thereof. Payments pursuant to the foregoing Section 5(b)(ii) shall be made in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a Participant to receive property, cash or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price). Notwithstanding the foregoing, no such adjustment shall cause any Award that is subject to Section 409A to fail to comply with the requirements of such section, provided that under no circumstances shall the Company, the Administrator or any Affiliate or agent thereof have any liability to any Participant or associated Person as a result of any such failure. In connection with a Change in Control, the Administrator may take any of the foregoing actions. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

(c)    Notwithstanding the foregoing, no adjustment may be authorized pursuant to this Section 5 with respect to ISOs to the extent that such authority would cause this Plan to violate Code Section 422(b), unless otherwise determined by the Administrator.

Section 6.    Eligibility.

The Administrator may, from time to time, select from among all Eligible Recipients those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall be consistent with the requirements of the Plan. No Eligible Recipient shall have any right to be granted an Award pursuant to the Plan.

Section 7.    Options.

(a)    General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Agreement shall set forth, among other things, whether the Option is an ISO (which is intended to meet the requirements of Code Section 422) or an NQSO (which does not meet and is not intended to meet the requirements of Code Section 422), the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. In all other respects, the terms of any Option intended to qualify as an ISO must comply with the provisions of Code Section 422. If an Option that is intended to be an ISO fails to qualify as such, for any reason, the Option shall automatically be treated as an NQSO to the extent of such failure. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b)    Exercise Price. The Exercise Price of Class A Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of any Option shall not be less than 100% of the Fair Market Value of the Class A Shares on the date of grant unless the Participant is not subject to Section 409A or the Option is otherwise designed to be compliant with Section 409A, provided, further, that the Exercise Price of any ISO granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the Class A Shares on the date of grant.

(c)    Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted, and, in the case of an ISO granted to a Ten Percent Shareholder, no more than five (5) years after the date such ISO is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(d)    Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a Class A Share.

(e)    Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Class A Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Class A Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Class A Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Class A Shares already owned by the Participant, which, (A) in the case of unrestricted Class A Shares acquired upon exercise of an Option, have been held by the Participant for such period as may be established from time to time by the Administrator in order to avoid adverse accounting treatment under applicable accounting principles, and (B) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Class A Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f)    Rights as Shareholder. A Participant shall have no rights to distributions or any other rights of a shareholder with respect to the Class A Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Class A Shares, has satisfied the requirements of Section 14 hereof and, if requested, has given the representation described in paragraph (b) of Section 15 hereof or in the applicable Award Agreement.

(g)    Transfers of Options. Except as otherwise determined by the Administrator, no Option granted under the Plan shall be transferable by a Participant other than by will or by the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant’s lifetime of an Option, (i) by gift to a member of the Participant’s immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each permitted transferee shall agree to be bound by the provisions of this Plan and the applicable Award Agreement.

(h)    ISO Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Class A Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year, under this Plan and/or any other stock option plan of the Company or any Subsidiary, exceeds $100,000, such Options shall be treated as NQSOs. In addition, if a Participant does not remain employed by the Company Group or its Affiliates at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an NQSO. Should any provision of this Plan not be necessary in order for an Option to qualify as an ISO, or should any additional provisions be required, the Administrator may amend this Plan (and, for the avoidance of doubt, any Award Agreement) accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

(i)    Termination of Service.

(1)    Unless the applicable Award Agreement provides otherwise, in the event that the Participant experiences a Termination of Service for any reason other than (i) by the Company for Cause or (ii) due to the Participant’s death or Disability, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such Termination of Service, on which date they shall expire; and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90)-day period described in this Section 7(i)(1) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90)-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2)    Unless the applicable Award Agreement provides otherwise, in the event that the Participant experiences a Termination of Service due to the Participant’s death or Disability, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire; and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3)    In the event that the Participant experiences a Termination of Service by the Company for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

Section 8.    Share Appreciation Rights.

(a)    General. Share Appreciation Rights may be granted either alone (“Standalone Rights”) or in conjunction with all or part of any other Award granted under the Plan (“Tandem Rights”). Tandem Rights may be granted either at or after the time of the grant of such Award. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Class A Shares to be awarded, the price per Class A Share and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Tandem Right may be granted for more Class A Shares than are subject to the Award to which it relates and (unless the Participant is not subject to Section 409A or the Share Appreciation Right is otherwise designed to be compliant with Section 409A) any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of such Class A Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)    Awards. The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.

(c)    Exercisability.

(1)    Share Appreciation Rights that are Standalone Rights (“Standalone Share Appreciation Rights”) shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2)    Share Appreciation Rights that are Tandem Rights (“Tandem Share Appreciation Rights”) shall be exercisable only at such time or times and to the extent that the Awards to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8.

(d)    Payment Upon Exercise.

(1)    Upon the exercise of a Standalone Share Appreciation Right, the Participant shall be entitled to receive up to, but not more than, that number of Class A Shares equal in value to the excess of the Fair Market Value of a Class A Share as of the date of exercise over the price per Class A Share specified in the Standalone Share Appreciation Right, multiplied by the number of Class A Shares in respect of which the Standalone Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

(2)    A Tandem Right may be exercised by a Participant by surrendering the applicable portion of the related Award. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Class A Shares equal in value to the excess of the Fair Market Value of a Class A Share as of the date of exercise over the Exercise Price specified for the related Award (which price shall be no less than 100% of the Fair Market Value of such Class A Share on the date of grant unless the Participant is not subject to Section 409A or the Tandem Right is otherwise designed to be compliant with Section 409A) multiplied by the number of Class A Shares in respect of which the Tandem Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. Awards that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Tandem Rights have been so exercised.

(3)    Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Class A Shares and cash).

(e)    Non-Transferability.

(1)    Standalone Share Appreciation Rights shall be transferable only when and to the extent that an Option would be transferable under Section 7 of the Plan.

(2)    Tandem Share Appreciation Rights shall be transferable only when and to the extent that the underlying Award would be transferable, if it were an Option, under Section 7 of the Plan.

(f)    Termination of Service.

(1)    In the event a Participant who has been granted one or more Standalone Share Appreciation Rights incurs a Termination of Service, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2)    In the event a Participant who has been granted one or more Tandem Share Appreciation Rights incurs a Termination of Service, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement for the Award to which the Tandem Share Appreciation Right relates.

(g)    Term.

(1)    The term of each Standalone Share Appreciation Right shall be fixed by the Administrator, but no Standalone Share Appreciation Right shall be exercisable more than ten (10) years after the date such right is granted.

(2)    The term of each Tandem Share Appreciation Right shall be the term of the Award to which it relates, but no Tandem Share Appreciation Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 9.    Restricted Shares, Restricted Share Units and Performance Shares.

(a)    General. Awards of Restricted Shares, Restricted Share Units or Performance Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Awards of Restricted Shares, Restricted Share Units or Performance Shares shall be made; the number of Class A Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Restricted Share Units or Performance Shares; the “Restricted Period” (as defined in the applicable Award Agreement), if any, applicable to Awards of Restricted Shares or Restricted Share Units; the performance objectives or criteria applicable to Awards of Restricted Shares, Restricted Share Units or Performance Shares; and all other conditions of Awards of Restricted Shares, Restricted Share Units and Performance Shares. The Administrator may also condition the grant of the award of Restricted Shares, Restricted Share Units or Performance Shares upon the exercise of Options, or upon such other criteria as the Administrator may determine, in its sole discretion. Unless the applicable Award Agreement provides otherwise, if the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares, Restricted Share Units or Performance Shares. The provisions of Awards of Restricted Shares, Restricted Share Units or Performance Shares need not be the same with respect to each Participant.

(b)    Awards and Certificates. The prospective recipient of Awards of Restricted Shares, Restricted Share Units or Performance Shares shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this Section 9, (i) each Participant who is granted an Award of Restricted Shares or Performance Shares shall be issued a certificate in respect of such Restricted Shares or Performance Shares (or such other appropriate evidence of ownership, including book entry, as determined by the Administrator), and (ii) such certificate (or other evidence of ownership) shall be registered in the name of the Participant, and, if appropriate, shall bear a legend referring to the terms, conditions and restrictions applicable to any such Award.

(1)    The Company may require that any certificates evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares or Performance Shares, the Participant shall have delivered a power of attorney, endorsed in blank, relating to the Class A Shares covered by such Award.

(2)    With respect to Awards of Restricted Share Units, at such times as are indicated in the applicable Award Agreement, certificates (or such other appropriate evidence of ownership, including book entry, as determined by the Administrator) in respect of such Restricted Share Units shall be delivered to the Participant, or his legal representative, in a number equal to the number of Class A Shares the Participant is entitled to be issued pursuant to the terms of the Award Agreement.

(c)    Restrictions and Conditions. Awards of Restricted Shares, Restricted Share Units and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(1)    Subject to the provisions of the Plan and except as otherwise provided in the Award Agreement governing any such Award, during such period as may be set by the Administrator commencing on the date of grant, the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares, Restricted Share Units or Performance Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s Termination of Service and the Participant’s death or Disability.

(2)    Except as otherwise provided in the applicable Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Class A Shares subject to Awards of Restricted Share Units until such Class A Shares are issued in accordance with the terms of the Award Agreement. Except as may be provided in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares or Performance Shares; provided, however, that unless otherwise provided in the Award Agreement, the Participant shall not have rights to any distributions declared on unvested Restricted Shares or Performance Shares.

(3)    The rights of a Participant, upon termination during the Restricted Period of employment or service as a director or Consultant to the Company, or to any Subsidiary or Affiliate thereof, in respect of Awards of Restricted Shares, Restricted Share Units or Performance Shares granted to such Participant, shall be set forth in the Award Agreement or another authorized written instrument and subject to the Plan.

Section 10.    Blue Owl Operating Group Awards.

(a)    Blue Owl Common Unit Awards. Blue Owl Common Unit Awards shall be awards designed as either fully vested or restricted Blue Owl Operating Group Units. The Committee is authorized to grant Blue Owl Common Unit Awards to Eligible Recipients under the terms and conditions determined by the Committee in its discretion, subject to any restrictions on Blue Owl Operating Group Units generally within the Blue Owl LPAs.

(b)    Blue Owl Incentive Units. A Blue Owl Incentive Unit shall be designed as a “profits interest” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. Each Blue Owl Incentive Unit will entitle the holder thereof to receive distributions from the Blue Owl Partnerships in accordance with the terms of the Blue Owl LPAs. The Committee will establish the terms and conditions applicable to the Blue Owl Incentive Units, including vesting or service requirements, subject to any terms or restrictions in the Blue Owl LPAs.

(c)    Blue Owl Operating Group Awards Generally. The Committee is authorized, subject to limitations under applicable law, to grant other types of equity-based, equity-related or cash-based Awards valued in whole or in part by reference to, or otherwise calculated by reference to or based on, Blue Owl Operating Group Units, in such amounts and subject to such terms and conditions as the Committee may determine (which shall be “Blue Owl Operating Group Awards” for purposes hereof). Blue Owl Operating Group Awards may entail the transfer of Class A Shares or Blue Owl Operating Group Units to Award recipients. Blue Owl Operating Group Awards may be in the same form as Awards that are permitted to be granted under the Plan generally with respect to Class A Shares (with the exception of ISOs), with all references to Class A Shares replaced with references to the Blue Owl Operating Group Units and all other definitions modified, if necessary for the context, to reflect the Blue Owl Partnerships rather than the Company. In addition to any Award Agreement governing a Blue Owl Operating Group Award, the Committee may require that a recipient of a Blue Owl Operating Group Award execute additional documentation to become a partner of the Blue Owl Partnerships, subject to the terms and requirements of the Blue Owl LPAs. Blue Owl Incentive Units and Blue Owl Common Unit Awards described above will be deemed to be “Blue Owl Operating Group Awards” for purposes of the Plan. Notwithstanding anything to the contrary within the Plan or in any Award Agreement that governs a Blue Owl Operating Group Award, the terms and conditions of all Blue Owl Operating Group Awards shall be designed to comply with the Blue Owl LPAs, and to the extent that there is any inconsistency with the Blue Owl LPAs within the Plan or the Award Agreement governing any Blue Owl Operating Group Award, the terms of the Blue Owl LPAs (as applicable) shall control.

(d)    Transfers. Notwithstanding anything to the contrary in this Plan, all transfers of Blue Owl Operating Group Units shall also be subject to the restrictions contained in the Blue Owl LPAs (as applicable).

Section 11.    Other Share-Based Awards.

(a)    The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement, including, but not limited to, Awards of restricted units and unrestricted Shares and Awards that are valued in whole or in part by reference to Shares, including Awards valued by reference to book value, fair value or performance of an Affiliate or Subsidiary, or other interests, including distribution equivalent rights and performance units of any of the foregoing. Other Share-Based Awards may be granted as free-standing Awards or in tandem with other Awards under the Plan. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any performance goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action. The Administrator may, in its sole discretion, settle such Other Share-Based Awards for cash or other property as appropriate. The provisions of Other Share-Based Awards need not be the same with respect to each Participant.

(b)    Subject to the provisions of the Plan and except as otherwise provided in the Award Agreement governing any such Award, during such period as may be set by the Administrator commencing on the date of grant, the Participant shall not be permitted to sell, transfer, pledge or assign any Other Share-Based Awards awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance-related goals, the Participant’s Termination of Service or the Participant’s death or Disability.

Section 12.    Amendment and Termination; Clawback.

Subject to the terms of the Investor Rights Agreement, the Board may amend, alter or terminate the Plan, but, subject to Sections 5 and 18 of the Plan, no amendment, alteration or termination shall be made that would materially impair the rights of a Participant under any Award theretofore granted without the Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Class A Shares are listed or other law, in each case, to the extent applicable. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Sections 5 and 18, no such amendment shall materially impair the rights of any Participant without his or her consent. Notwithstanding the foregoing, a Participant’s consent shall not be required to the extent the Administrator, in its sole discretion, determines that an amendment, alteration or termination of the Plan or an Award is required or advisable (a) in order for the Company, the Plan or the Award to satisfy any law or regulation, to meet the requirements of any accounting standard or to correct an administrative error, or to reflect or give effect to a change in law, or (b) to ensure compliance with the Exchange Act or another applicable law, or any rules or regulations promulgated thereunder. Any Awards granted pursuant to this Plan, and any Shares issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

Section 13.    Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 14.    Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes subject to tax for U.S. federal, state or local income or other tax purposes and/or for any non-U.S. tax purposes, pay to the Company or any of its Subsidiaries or Affiliates (as determined by the Administrator), or make arrangements satisfactory to the Administrator regarding payment of, any taxes of any kind required by law to be withheld or accounted for by the Company or any of its Subsidiaries or Affiliates with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company or its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company or its Subsidiaries or Affiliates shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements (or local taxes required to be accounted for by the Company or its Subsidiaries or Affiliates) related thereto. Whenever Shares are to be delivered pursuant to an Award or taxes otherwise become due with respect to an Award, the Company shall have the right to require the Participant to remit to the Company or its Subsidiaries or Affiliates in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements (or local taxes required to be accounted for by the Company or its Subsidiaries or Affiliates) related thereto. In addition, the Company or its Subsidiaries or Affiliates, may elect to satisfy the foregoing requirement by withholding from delivery Shares having a value equal to not more than the amount of tax permitted to be withheld or paid without triggering liability accounting or other adverse accounting treatment under applicable accounting standards (or, with the approval of the Administrator, (i) such method may be elected by a Participant who is not subject to Section 17, or (ii) a Participant may deliver already owned unrestricted Shares). Such shares shall be valued at their fair market value on the date that the amount of tax to be withheld or paid is determined. Solely for this purpose, fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company, its Subsidiaries or Affiliates may also use any other method or procedure of obtaining the necessary payment or proceeds, as permitted by law, to satisfy their withholding or other tax obligations with respect to any Option or other Award and the Participant shall comply with any reasonable requests made by the Company, its Subsidiaries or Affiliates to complete and execute documentation necessary to implement such method or procedure.

Section 15.    General Provisions.

(a)    Compliance with Law. Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant rules and provisions of law, including, without limitation, the Securities Act, the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the requirements of any stock exchange upon which the Shares may then be listed, and the requirements for the treatment intended by the Company under applicable accounting rules, and shall be further subject to the approval of the Administrator with respect to such compliance. The Company shall be under no obligation to register the Shares pursuant to the Securities Act or any other federal or state securities laws. Any disposition of Shares received pursuant to an Award shall be subject to compliance with the foregoing rules, requirements and laws, as determined by the Administrator.

(b)    Legending and Other Considerations. The Administrator may require each Person acquiring Shares to represent to and agree with the Company in writing that such Person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Shares may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(c)    Lock-Up Agreements. The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Board or the Committee shall determine is necessary or desirable to further the Company’s interests.

(d)    No Right to Continued Service. The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

(e)    Governing Law; Venue; Waiver of Jury Trial. The Plan and all Awards shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. The agreed venue and method for resolving disputes relating to an Award Agreement or the Plan shall be as set forth in the applicable Award Agreement, or in the absence of such provision, as applies to disputes relating to or arising out of the Participant’s service with the Company and its Affiliates, including the termination thereof. Unless otherwise specifically provided by explicit reference to the jury waiver provision in this Section 15(e) in an applicable Award Agreement, each Participant, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT THE PARTICIPANT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THE PLAN OR ANY AWARD AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN OR ANY AWARD AGREEMENT,

AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(f)    Certain Changes in Employment Status. Subject to the terms of this Plan, unless otherwise specifically provided in the applicable Award Agreement or otherwise, an Award (including an Option) shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of a Participant, in the sole discretion of the Administrator. The Administrator shall follow applicable written policies (if any) of the Company, its Subsidiaries or Affiliates, including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.

(g)    Notices. All notices, requests, consents and other communications with respect to the Plan or any Award Agreement to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 15(g)) or by a nationally recognized overnight courier. If to the Company, such notice shall be sent to Blue Owl Capital Inc., Attention: General Counsel, 399 Park Avenue, 38th Floor New York, NY 10022. If to a Participant, such notice shall be delivered by hand or sent to the last home address of such Participant on file with the Company.

(h)    Regional Variation. The Administrator reserves the right to authorize the establishment of, and to grant Awards pursuant to, annexes, sub-plans or other supplementary documentation as the Administrator deems appropriate in light of local laws, rules and customs.

(i)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Award by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. Each Participant, by accepting an Award, thereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

(j)    Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants subject to Section 16 will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 15(j), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

(k)    Severability. If any provision of the Plan or an Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(l)    Headings. The headings in the Plan and any Award Agreement are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof or thereof.

Section 16.    Effective Date.

The Plan shall become effective on              (the “Effective Date”), which is the date of its adoption by the Board, subject to the approval of the plan by the shareholders of the Company in accordance with the requirements of the laws of the State of Delaware.

Section 17.    Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date. Subject to the terms of the Investor Rights Agreement, the Board may suspend or terminate the Plan at any earlier date pursuant to Section 12 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Section 18.    Section 409A.

To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. The Company shall have no liability to any Eligible Recipient, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator or the Company, and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Eligible Recipients and not with the Company. Notwithstanding anything to the contrary in this Plan or any Award Agreement, if a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant and (ii) the date of the Participant’s death, solely to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and all remaining payments and benefits due under this Plan or any Award Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Section 19.    Set-Off.

Unless otherwise expressly provided in an agreement between a Participant and the Company or an Affiliate, to the extent permitted by Section 409A, the Company or any Affiliate, as applicable, shall have the right to offset against any amount owed to a Participant any amounts that are due by such Participant to the Company or any Affiliate but unpaid.

Section 20.    Data Privacy.

(a)    For Participants who reside in the European Union or are associated with an Affiliate established in the European Union, the Company processes personal data in association with such Participants’ participation in the Plan as described in the European Union privacy notice in effect under the Plan from time to time, which notice is available upon request from the Company’s human capital department.

(b)    For other Participants, and to the extent permitted by law, as a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 20 by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. This paragraph (b) applies to such other Participants. The Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). To the extent permitted by law, the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. To the extent permitted by law, through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Affiliates or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human capital representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact the Company’s human capital department.

[END OF PLAN]

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. Altimar’s Existing Organizational Documents provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, Altimar has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is therefore unenforceable.

Blue Owl is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Proposed Charter and Proposed Bylaws provide that Blue Owl will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Blue Owl or any predecessor of Blue Owl, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of Blue Owl or any predecessor of Blue Owl.

The Registrant’s Proposed Bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements.

The Registrant’s Proposed Charter eliminates the liability of a director of Blue Owl to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant’s directors and executive officers are covered by insurance maintained by Blue Owl against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, Blue Owl has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by Blue Owl to the fullest extent permitted by law, subject to certain limited exceptions.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of December 23, 2020, among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

2.2	Amendment to Business Combination Agreement, dated as of January 4, 2021, among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC (also attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

2.3	Second Amendment to Business Combination Agreement, dated as of March 24, 2021, among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

2.4	Form of Investor Rights Agreement to be entered into by and among Blue Owl Capital Inc., Altimar Sponsor LLC, the Altimar Founders and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

3.1	Amended and Restated Memorandum and Articles of Association of Altimar Acquisition Corporation (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

3.2	Form of Articles of Incorporation of Blue Owl Capital Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.3	Form of Bylaws of Blue Owl of Blue Owl Capital Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).

4.1	Warrant Agreement, dated as of October 22, 2020, by and between Altimar Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Altimar Acquisition Corporation Current Report on Form 8-K filed on October 27, 2020).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the shares of Class A common stock and warrants.

10.1	Forfeiture and Support Agreement, dated as of December 23, 2020, by and among Altimar Sponsor LLC, the Altimar Class B Holders party thereto, Owl Rock Capital Partners LP, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC and Neuberger Berman Group LLC (incorporated by reference to Exhibit 10.1 of Altimar Acquisition Corporation Current Report on Form 8-K filed on December 28, 2020).

10.2	Form of Subscription Agreement No. 1 (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

10.3	Form of Subscription Agreement No. 2 (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

10.4	Employment and Restrictive Covenant Agreement, dated as of December 23, 2020, by and between Altimar Acquisition Corporation and Doug Ostrover (incorporated by reference to Exhibit 10.4 of Altimar Acquisition Corporation Current Report on Form 8-K filed on December 28, 2020)

10.5	Employment and Restrictive Covenant Agreement, dated as of December 23, 2020, by and between Altimar Acquisition Corporation and Marc Lipschultz (incorporated by reference to Exhibit 10.5 of Altimar Acquisition Corporation Current Report on Form 8-K filed on December 28, 2020)

Exhibit No.	Description

10.6	Employment and Restrictive Covenant Agreement, dated as of December 23, 2020, by and between Altimar Acquisition Corporation and Michael D. Rees (incorporated by reference to Exhibit 10.6 of Altimar Acquisition Corporation Current Report on Form 8-K filed on December 28, 2020)

10.7	Form of Tax Receivable Agreement, by and among Blue Owl Capital Inc., Blue Owl Capital GP LLC, Blue Owl Capital Carry LP, Blue Owl Capital Holdings LP and the Dyal Equityholders and Owl Rock Equityholders party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D)

10.8	Form of Exchange Agreement, by and among Blue Owl Capital Inc. Blue Owl Capital GP LLC, Blue Owl Capital Carry LP, Blue Owl Capital Holdings LP and the Dyal Equityholders and Owl Rock Equityholders party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F)

10.9	Form of 2021 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

21.1	List of Subsidiaries of the Registrant.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Altimar Acquisition Corporation

23.2	Consent of KPMG LLP, independent registered public accounting firm of Owl Rock

23.3	Consent of KPMG LLP, independent auditors of Dyal.

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).

99.1	Form of Preliminary Proxy Card.

99.2	Consent of Douglas I. Ostrover to be named as a Director

99.3	Consent of Marc S. Lipschultz to be named as a Director

99.4	Consent of Michael Rees to be named as a Director

99.5	Consent of Sean Ward to be named as a Director

99.6	Consent of Craig Packer to be named as a Director

99.7	Consent of Dana Weeks to be named as a Director

99.8	Consent of Claudia Holz to be named as a Director

99.9	Consent of Andrew Komaroff to be named as a Director

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 25, 2021.

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Tom Wasserman and Wendy Lai, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Wasserman Tom Wasserman	Chief Executive Officer (Principal Executive Officer) and Chairman	March 25, 2021

/s/ Wendy Lai Wendy Lai	President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2021

* Kevin Beebe	Director	March 25, 2021

* Payne Brown	Director	March 25, 2021

* Rick Jelinek	Director	March 25, 2021

* Roma Khanna	Director	March 25, 2021

Signature	Title	Date

* John Kim	Director	March 25, 2021

* Michael Rubenstein	Director	March 25, 2021

* Vijay Sondhi	Director	March 25, 2021

* Michael Vorhaus	Director	March 25, 2021

*By:	/s/ Wendy Lai
Name: Wendy Lai
Title: Attorney-in-Fact